As filed with the Securities and Exchange Commission on September 14, 2021.
Registration
No. 333-252052

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRULIEVE CANNABIS CORP.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia	2833	84-2231905
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
6749 Ben Bostic Road
Quincy, FL 32351
(850)
480-7955
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kim Rivers
Chairman, President and Chief Executive Officer
Trulieve Cannabis Corp.
6749 Ben Bostic Road
Quincy, FL 32351
(850)
480-7955
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric Powers, Esq. Trulieve Cannabis Corp. 6749 Ben Bostic Road Quincy, FL 32351 (850) 480-7955	Stacie S. Aarestad, Esq. Ryan M. Rourke Reed, Esq. Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02110 (617) 832-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the
Securities Act.  ☒
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On January 12, 2021, the registrant filed a Registration Statement on Form
S-1 (Registration
No. 333-252052),
which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 4, 2021, as amended by Post-Effective Amendment No. 1 to Registration Statement on Form
S-1
filed with the SEC on March 23, 2021 and declared effective on March 29, 2021 (the “Registration Statement”).
This post-effective amendment is being filed to update the Registration Statement to include unaudited interim financial statements of the registrant and certain information regarding the registrant’s pending acquisition of Harvest Health & Recreation Inc. (“Harvest”), including audited financial statements of Harvest, unaudited interim financial statements of Harvest and pro forma financial statements of the registrant and Harvest.
No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated September 14, 2021
PROSPECTUS
74,733,058 Subordinate Voting Shares

This prospectus relates to the sale or other disposition from time to time of up to 74,733,058 subordinate voting shares, no par value, or Subordinate Voting Shares, consisting of (i) 12,506,061 Subordinate Voting Shares, (ii) 56,165,436 Subordinate Voting Shares issuable upon conversion of multiple voting shares, no par value, or Multiple Voting Shares, and (iii) 6,061,561 Subordinate Voting Shares issuable upon exercise of outstanding warrants of Trulieve Cannabis Corp. by the selling shareholders named in this prospectus. We are not selling any Subordinate Voting Shares under this prospectus and will not receive any of the proceeds from the sale of Subordinate Voting Shares by the selling shareholders.
We have two classes of issued and outstanding shares: Subordinate Voting Shares and Multiple Voting Shares. We have no Super Voting Shares outstanding. All of our outstanding Super Voting Shares automatically converted into Multiple Voting Shares on March 21, 2021 and, following that conversion, we may not issue additional Super Voting Shares. The terms and conditions of the Subordinate Voting Shares and Multiple Voting Shares are identical except with respect to voting and conversion rights. Multiple Voting Shares are convertible into Subordinate Voting Shares on a one-for-100
basis. Each Subordinate Voting Share is entitled to one vote per share; each Multiple Voting Share is entitled 100 votes per share. Multiple Voting Shares may be converted into Subordinate Voting Shares at the option of their holder at any time and will automatically be converted into Subordinate Voting Shares under certain circumstances. The conversion ratio of the Multiple Voting Shares, or the Conversion Ratio, is subject to adjustment in certain circumstances. See “Description of Capital Stock”.
The selling shareholders may sell or otherwise dispose of the Subordinate Voting Shares covered by this prospectus in a number of different ways and at varying prices. The prices at which the selling shareholders may sell the Subordinate Voting Shares will be determined by the prevailing market price for the Subordinate Voting Shares or in negotiated transactions.
We provide more information about the selling shareholders and how they may sell or otherwise dispose of their Subordinate Voting Shares in the sections entitled “Selling Shareholders” and “Plan of Distribution” on pages 30 and 128, respectively, of this prospectus.
The selling shareholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the Subordinate Voting Shares with the Securities and Exchange Commission, which we refer to as the SEC.
Our Subordinate Voting Shares are quoted on the Canadian Securities Exchange, or the CSE, under the symbol “TRUL” and on the OTCQX Best Market under the symbol “TCCNF.” The last reported sale price of our Subordinate Voting Shares on the CSE on September 13, 2021 was C$31.85 per share and on the OTCQX Best Market on September 13, 2021 was $25.18 per share.

Investing in our Subordinate Voting Shares involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2021.

Unless the context otherwise requires, the terms “Trulieve,” “we,” “us” and “our” in this prospectus refer to Trulieve Cannabis Corp. and its subsidiaries, and “this offering” refers to the offering contemplated by this prospectus.
Neither we nor the selling shareholders authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of the date of such prospectus, regardless of its time of delivery or any sale of Subordinate Voting Shares. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling shareholders are not, making an offer of these securities in any jurisdiction where such offer is not permitted.
We have not done anything that would permit a public offering of the Subordinate Voting Shares or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required,

i

other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of Subordinate Voting Shares and the distribution of this prospectus outside of the United States.
It is important for you to read and consider all of the information contained in this prospectus in making your investment decision. To understand the offering fully and for a more complete description of the offering, you should read this entire document carefully.

ii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Subordinate Voting Shares. You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the information set forth under the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before making an investment decision. Unless the context otherwise requires, the terms “Trulieve,” “our company,” “the Company,” “we,” “us” and “our” in this prospectus refer to Trulieve Cannabis Corp. and its subsidiaries.
Overview
Trulieve is a multi-state cannabis operator which currently holds licenses to operate in six states and has received notice of intent to award a license in a seventh state. Headquartered in Quincy, Florida, we are the market leader for quality medical cannabis products and services in Florida and aim to be the brand of choice for medical and adult-use
customers in all of the markets that we serve. We operate in highly regulated markets that require expertise in cultivation, manufacturing, retail and logistics. We have developed proficiencies in each of these functions and are committed to utilizing predictive analytics to stay abreast of market trends, consumer demographics and evolving demand.
All of the states in which we operate have adopted legislation to permit the use of cannabis products for medicinal purposes to treat specific conditions and diseases, which we refer to as medical cannabis. Recreational marijuana, or adult-use cannabis,
is legal marijuana sold in licensed dispensaries to adults ages 21 and older. Thus far, of the states in which we operate, only California, Connecticut and Massachusetts have adopted legislation permitting the commercialization of adult-use cannabis
products. As of June 30, 2021, we employed over 7,000 people and we are committed to providing patients and adult consumers, which we refer to herein as “patients” or “customers,” a consistent and welcoming retail experience across Trulieve branded stores. In the second quarter of 2021, our customer retention rate was 77%. In addition, in 2020 our average sales per square foot of dispensary space was $3,163 across our 75 dispensaries, our same store sales increased 21% in the 22 stores open for all of 2019 and 2020, our average annual patient spend was approximately $3,900 and our no ask return policy generated less than 1% on returns. We have nine material subsidiaries: Trulieve, Inc., or Trulieve US, Leef Industries, LLC, or Leef Industries, Life Essence, Inc., or Life Essence, Trulieve Holdings, Inc., or Trulieve Holdings, Trulieve Bristol, Inc. (formerly The Healing Corner, Inc. and referred to herein as “Healing Corner”), PurePenn LLC, Keystone Relief Centers, LLC (which we refer to as “Solevo Wellness”), Trulieve WV, Inc., or Trulieve WV, and Trulieve GA, Inc., or Trulieve GA. Each of Trulieve US, Leef Industries, Life Essence, Trulieve Holdings Healing Corner, PurePenn LLC and Solevo Wellness and Trulieve WV is wholly-owned (directly or indirectly) by Trulieve Cannabis Corp. Trulieve GA, Inc. is 40% owned (indirectly) by Trulieve Cannabis Corp. As of June 30, 2021, we operated 91 dispensaries, with 85 dispensaries in Florida, 3 dispensaries in Pennsylvania, 1 dispensary in California, 1 dispensary in Connecticut and 1 dispensary in Massachusetts, and we operated cultivation and production facilities in Florida, Pennsylvania, Massachusetts, and West Virginia. As of June 30, 2021, substantially all of our revenue was generated from the sale of cannabis products for medicinal use in the State of Florida. To date, neither the sale of adult-use
cannabis products, nor our operations in Massachusetts, California, Connecticut, Pennsylvania or West Virginia, have been material to our business.
In states that require cannabis companies to be vertically integrated, ownership of the entire supply chain mitigates third-party risks and allows us to completely control product quality and brand experience. We believe that this results in high patient retention and brand loyalty. We successfully operate our core business functions of cultivation, production and distribution at scale, and are skilled at rapidly increasing capacity without any interruption to existing operations. The Trulieve brand philosophy of “Patients First” permeates our culture beginning with high-quality cultivation and current good manufacturing practices, or CGMP, certified product manufacturing, through the consumer experience at Trulieve stores, at our in-house
call center and at patient residences through a robust home delivery program.

Florida
Trulieve US is a vertically integrated “seed to sale” cannabis company and is the largest licensed medical marijuana company in the State of Florida. As of June 30, 2021, publicly available reports filed with the Florida Office of Medical Marijuana Use show Trulieve US to have the most dispensing locations and the greatest dispensing volume across product categories out of all licensed medical marijuana businesses in the state. Trulieve US cultivates and produces all of its products in-house
and distributes those products to patients in Trulieve branded stores (dispensaries) throughout the State of Florida, as well as via home delivery. Trulieve’s experience in the vertically integrated Florida market has given us the ability to scale and penetrate in all necessary business segments (cultivation, production, sales and distribution). Trulieve US has the experience necessary to increase market leadership in Florida and employ that expertise effectively in other regulated markets.
As of June 30, 2021, Trulieve US operated over 2.2 million square feet of cultivation facilities across six sites. In accordance with Florida law, Trulieve US grows all of its cannabis in secure enclosed indoor facilities and greenhouse structures.
Trulieve US operates a CGMP-certified processing facility, encompassing an estimated 55,000 square feet. In furtherance of our patient-first focus, we have developed a suite of Trulieve branded products with over 500 stock keeping units, or SKUs, as of June 30, 2021, including flower, edibles, vaporizer cartridges, concentrates, topicals, capsules, tinctures, dissolvable powders, and nasal sprays. This wide variety of products gives patients the ability to select the product that consistently delivers the desired effect and in their preferred method of delivery. These products are delivered to patients statewide in Trulieve-branded retail stores and by home delivery. As of June 30, 2021, Trulieve US operated 85 stores throughout the State of Florida.
Massachusetts
Life Essence operates a
co-located
medical and adult use dispensary in Northampton and Medical Marijuana cultivation and product manufacturing facility in Holyoke. Life Essence also has been awarded Final Licenses for Adult Use cultivation and processing at the same facility in Holyoke, and provisional certificates of registration for medical marijuana dispensaries in Holyoke and Cambridge. Upon entry of its existing plant stock into the state’s seed to sale tracking system and clearance from the Massachusetts Cannabis Control Commission, Life Essence will be able to fully operate under its adult use cultivation and processing licenses, including in the wholesale market. The completion of these licensing processes will further enable Life Essence to capitalize on its investment in infrastructure and engage in vertically integrated operations in both adult-use
and medical markets in Massachusetts.
On July 2, 2021, Life Essence closed a transaction with Patient Centric of Martha’s Vineyard Ltd., or PCMV, in which Life Essence purchased certain assets of PCMV, including the rights to a Provisional Marijuana Retailer License from the Massachusetts Cannabis Control Commission in Framingham, Massachusetts, and necessary municipal entitlements and a leasehold interest to operate as a marijuana retailer at the property. On June 29, 2021, Life Essence closed a transaction with Nature’s Remedy of Massachusetts, Inc., or Nature’s Remedy, and Sammartino Investments, LLC, pursuant to which Life Essence agreed to purchase certain assets of Nature’s Remedy including a Final Marijuana Retailer License from the Cannabis Control Commission, assignment of a long-term lease for real property in Worcester, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements to operate as a marijuana retailer at the property. The marijuana retailer in Worcester, Massachusetts commenced operations on August 14, 2021.
California
Leef Industries operates a licensed medical and
adult-use
cannabis dispensary located in Palm Springs, California. Trulieve believes Leef Industries has demonstrated encouraging growth in the market, offering in-store
and online shopping, along with product home delivery. Leef Industries is in the process of Trulieve rebranding and alignment with corporate operational standards, which we believe will increase consumer appeal and operational efficiency. The dispensary helps us stay abreast of trends on the west coast in a robust and innovative cannabis market distinguished by local competition between diverse and numerous operators.
Connecticut
Healing Corner is a licensed pharmacist-managed medical cannabis dispensary located in Bristol, Connecticut. Healing Corner was founded in 2014 and provides a range of medical marijuana products produced by high quality licensed suppliers. At the dispensary, a licensed pharmacist and trained staff provide on-site
counseling and education to patients. Patients may reserve their medical marijuana order through Healing Corner’s innovative Canna-Fill online system. Under Connecticut’s adult-use
cannabis legislation, which was enacted July 1, 2021, Healing Corner will have an opportunity to convert to hybrid adult-use
and medical sales.

Pennsylvania
On November 12, 2020, we completed the acquisition of 100% of the membership interests of: (i) PurePenn LLC and Pioneer Leasing & Consulting LLC, which we refer to collectively as PurePenn, and (ii) Keystone Relief Centers, LLC, which does business as and we refer to herein as Solevo Wellness. PurePenn operates cannabis cultivation and manufacturing facilities in the Pittsburgh, Pennsylvania area and currently wholesales to 100% of the operating dispensaries in Pennsylvania. Solevo Wellness operates three medical marijuana dispensaries in the Pittsburgh area. On July 8, 2021, we completed the acquisition of 100% of the membership interest of Anna Holdings LLC, which does business as Keystone Shops and operates three dispensaries in the Philadelphia area.
West Virginia
On November 13, 2020, Trulieve WV was awarded a processor permit by the West Virginia Office of Medical Cannabis. On January 29, 2021, Trulieve WV was notified that it has been awarded four dispensary permits by the West Virginia Office of Medical Cannabis. On March 22, 2021, we entered into a membership interest purchase agreement with Mountaineer Holding, LLC (“Mountaineer”). Mountaineer holds a West Virginia cultivation license and two dispensary licenses. The acquisition of Mountaineer was completed on May 5, 2021. On June 8, 2021, we completed the acquisition of Solevo Wellness West Virginia LLC and its three West Virginia dispensary permits. On June 29, 2021, we received approval from the West Virginia Office of Medical Cannabis to begin cultivation operations, making Trulieve the first in the state of West Virginia to begin cultivating medical cannabis. We are actively working to obtain approval for processing and dispensing operations as soon as reasonably practicable, which will vary by location depending on permitting and construction timelines.
Georgia
On July 24, 2021, Trulieve GA received a Notice of Intent to award a Class 1 Production License from the Georgia Access to Medical Cannabis Commission. The Notice of Intent to award is a notice of the Georgia Access to Medical Cannabis Commission’s expected contract award to Trulieve GA pending resolution of a protest process. If the contract is awarded, Trulieve GA will hold one of two Class 1 Production Licenses in the state and will be permitted to cultivate cannabis for the manufacture low THC oil.
Key Business Objectives
Trulieve will continue to focus on rapid growth in Florida, Connecticut, California, Massachusetts, Pennsylvania and West Virginia while also moving into other states to expand the reach of our brand. We expect to capitalize on our momentum and profitability to continue to build a strong foundation for growth in anticipation of an improved regulatory landscape. For example, the MORE Act, which has passed the U.S. House of Representatives, would instruct the U.S. Attorney General to remove cannabis and tetrahydrocanabinols from the federal Controlled Substances Act (discussed below) (the “CSA”) within 180 days, while a discussion draft of the Cannabis Administration and Opportunity Act (“CAOA”) circulated by U.S. Senate Majority Leader Chuck Schumer and Senators Ron Wyden and Cory Booker would remove cannabis and tetrahydrocanabinols from the CSA within 60 days. Another proposed bill, the STATES Act, would amend the CSA so that — as long as states comply with certain minimum requirements — the CSA would no longer apply to persons or entities acting in compliance with state laws governing cannabis. The MORE Act and STATES Act also would effectively repeal Section 280E of the U.S. Internal Revenue Code of 1986, as amended, or the IRC (also discussed below), which, in turn, could allow cannabis companies to deduct additional expenses from taxable income. The passage of the CAOA, MORE Act, the STATES Act, or similar legislation could lead major United States exchanges to change their policies and allow cannabis companies with operations in the United States to list. We will continue to execute on our established business plan of continuing to be the clear market leader in the State of Florida. Our growth plans are comprised of three key strategies. In the next 12 months, we expect to:

•
Expand Current Cultivation and Production Operations
: We will continue to scale cultivation and production operations as justified by supply-demand market dynamics, expanding our Florida indoor cultivation facilities, begin supplying the Massachusetts wholesale market, and expand production in West Virginia.

•
Expand Current Market Retail Footprint
: We will continue to scale retail locations in Florida, Massachusetts, and West Virginia, and intend to begin adult use sales in Connecticut, while continuing to leverage efficiencies and automation and to capitalize on growth opportunities.

•
New Market Expansion
: We will identify new markets that support our business model and expect to opportunistically expand our operations by acquiring complementary businesses or obtaining licenses to operate in new states.

Recent Developments
Harvest Acquisition
On May 10, 2021, we entered into an Arrangement Agreement (the “Arrangement Agreement”) with Harvest Health & Recreation Inc., a British Columbia corporation (“Harvest”), pursuant to which we will acquire all of the issued and outstanding equity securities of Harvest in accordance with a plan of arrangement under the
Business Corporations Act
 (British Columbia) (the “Arrangement”). Under the terms of the Arrangement Agreement, shareholders of Harvest will receive 0.1170 of a Subordinate Voting Share of Trulieve for each Harvest subordinate voting share (or equivalent) held (the “Exchange Ratio”), representing total consideration of approximately $2.1 billion based on the closing price of our Subordinate Voting Shares on May 7, 2021. This estimated total consideration is based on the closing price of our Subordinate Voting Shares and the outstanding equity of Harvest on May 7, 2021 and will vary based on the value of our Subordinate Voting Shares and the outstanding equity of Harvest on the closing date and may also vary from amounts used in pro forma estimates as of different dates. The Exchange Ratio is subject to adjustment in the event that Harvest completes certain interim period refinancing measures, with the potential adjustment in proportion to the incremental costs from such financing relative to the transaction value. The Transaction was unanimously approved by the boards of directors of each of Trulieve and Harvest. On August 11, 2021, Harvest shareholders approved the Transaction at its special meeting of shareholders.
The Arrangement Agreement provides for certain customary provisions, including covenants in respect of non-solicitation of
alternative transactions, a right to match superior proposals, US$100 million reciprocal termination fees under certain circumstances and reciprocal expense reimbursement provisions in certain circumstances. In addition to Harvest shareholder approval, which has been obtained, the closing of the Transaction is subject to receipt of required regulatory approvals and other customary conditions of closing. Approval of our shareholders is not required. For more information about Harvest and the Arrangement Agreement, please see “
Information Concerning Harvest and The Arrangement Agreement
”.
Other Developments
On July 8, 2021, we closed the acquisition of Keystone Shops, which holds a dispensary license and operates dispensaries in Philadelphia, Devon, and King of Prussia, Pennsylvania.
On July 2 and June 28, 2021, we closed of the acquisition of certain assets of PCMV and Nature’s Remedy, respectively, including the rights to a Provisional Marijuana Retailer License from the Massachusetts Cannabis Control Commission for an adult-use
marijuana retailer in Framingham and a Final Marijuana Retailer License from the Cannabis Control Commission for an adult-use
marijuana retailer in Worcester, and accompanying leasehold interests, permits and entitlements.
On June 9, 2021, we announced the closing of the acquisition of Solevo Wellness West Virginia LLC and its three West Virginia dispensary permits.
On June 3, 2021, Life Essence opened its first dispensary in the Commonwealth of Massachusetts in the City of Northampton. The dispensary serves both adult-use
and medical marijuana patients.
On May 6, 2021, we announced the closing of the acquisition of Mountaineer Holding LLC, including its cultivation permit and two dispensary permits.
On April 12, 2021, we announced the closing of an underwritten, marketed public offering of 5,750,000 Subordinate Voting Shares at a public offering price of C$50.00 per share ($39.63 per share after giving effect to the conversion rate published by Bloomberg at 4:30pm ET on April 7, 2021 to convert Canadian dollars to U.S. dollars). The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses payable by us, were C$287.5 million (or $227.9 million after giving effect to the conversion rate denoted above). The net proceeds from the offering were approximately $219.1 million.
Our principal executive offices are located at 6749 Ben Bostic Road, Quincy, Florida, 32351 and our telephone number is (850)
480-7955.
We maintain a website at http://www.trulieve.com. The information contained on, or accessible through, our website is not part of this prospectus. Our periodic and current reports are available, free of charge, after the material is electronically filed with, or furnished to, the Canadian securities regulators on SEDAR, at www.sedar.com. We have filed with the SEC a registration statement on Form
S-1,
including exhibits and schedules, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the Subordinate Voting Shares to be sold in this offering. For further information about us and our Subordinate Voting Shares, you may refer to the registration statement. You may read, without charge, all or any portion of the registration statement or any reports, statements or other information we file with the SEC on the internet website maintained by the SEC at http://www.sec.gov.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

•
being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	an extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

•	exemptions from the requirements to hold a non-binding advisory vote on executive compensation or seek shareholder approval of golden parachute arrangements not previously approved; and

•
an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, in the assessment of our internal control over financial reporting.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”
We expect to take advantage of some or all of the reduced reporting and other requirements that will be available to us as long as we qualify as an emerging growth company. We will cease to be an emerging growth company and become ineligible to rely on the above exemptions, if we:

•	have $1.07 billion or more in annual revenue in a fiscal year;

•	issue more than $1.0 billion of non-convertible debt during any three-year period; or

•
become a “large accelerated filer” as defined in Rule
12b-2
promulgated under the Exchange Act, which would occur as of the end of our fiscal year where: (i) we have filed at least one annual report pursuant to the Exchange Act; (ii) we have been a company reporting with the Securities and Exchange Commission, or the SEC, for at least 12 months; and (iii) the market value of shares of our Subordinate Voting Shares that are held by non-affiliates
equals or exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter.

The Offering

Subordinate Voting Shares offered:	The selling shareholders may offer from time to time up to an aggregate of 74,733,058 Subordinate Voting Shares, consisting of (i) 12,506,061 Subordinate Voting Shares, (ii) an aggregate of 56,165,436 Subordinate Voting Shares issuable upon conversion of 561,654.36 Multiple Voting Shares (iii) 6,061,561 Subordinate Voting Shares issuable upon exercise of outstanding warrants.

Subordinate Voting Shares outstanding:	As of June 30, 2021, 70,521,604 Subordinate Voting Shares were issued and outstanding and 56,461,096 Subordinate Voting Shares were issuable upon conversion of outstanding Multiple Voting Shares.

Use of proceeds:	We will not receive any of the proceeds from the sale of Subordinate Voting Shares by the selling shareholders in this offering.

Risk Factors:	You should read the “Risk Factors” section and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in our Subordinate Voting Shares.

Stock exchange listing:	The Subordinate Voting Shares trade on the Canadian Securities Exchange under the symbol “TRUL” and trade on the OTCQX Best Market under the symbol “TCNNF.”

Description of Capital Stock:	We have two classes of issued and outstanding shares: Subordinate Voting Shares and Multiple Voting Shares. The terms and conditions of the Subordinate Voting Shares and Multiple Voting Shares are identical except with respect to voting and conversion rights. Each Subordinate Voting Share is entitled to one vote, and each Multiple Voting Share is entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share may then be converted. Each Multiple Voting Share may be converted into one hundred Subordinate Voting Shares at the option of its holder (based on the current Conversion Ratio, which is subject to adjustment in certain circumstances) and will be automatically converted into Subordinate Voting Shares if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Multiple Voting Shares): (A) the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Subordinate Voting Shares under the Securities Act; (B) the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and (C) the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange or by way of reverse takeover transaction on the Toronto Stock Exchange, the TSX Venture Exchange, the CSE or Aequitas NEO Exchange (or any other stock exchange recognized as such by the Ontario Securities Commission). Because we are not registering for resale the Subordinate Voting Shares issuable upon conversion of all of the Multiple Voting Shares, we do not currently plan to require each holder of Multiple Voting Shares to convert their Multiple Voting Shares into Subordinate Voting Shares.

Summary Consolidated Financial Data
The following tables summarize our consolidated financial and other data as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and as of and for the years ended December 31, 2020, 2019 and 2018. Summary consolidated historical financial data has been derived from our unaudited interim condensed consolidated financial statements and our audited consolidated financial statements, included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the following financial information together with the information under the sections titled “
Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Statement of Operations Data:
Revenues, Net of Discounts	$408,945	$216,821	$521,533	$252,819	$102,817
Cost of Goods Sold	129,198	52,459	135,116	60,982	22,385

Gross Profit	279,747	164,362	386,418	191,837	80,431

Operating Expenses:
General and Administrative	27,650	14,195	36,056	14,071	19,156
Sales and Marketing	91,135	49,873	119,395	59,349	25,050
Depreciation and Amortization	12,101	5,298	12,600	5,079	1,138

Total Operating Expenses	130,886	69,366	168,051	78,499	45,344

Income from Operations	148,861	94,996	218,367	113,338	35,088
Other Income (Expense):
Interest Expense, Net	(14,548)	(11,214)	(20,237)	(9,050)	(2,103)
Other (Expense) Income, Net	295	(71)	(40,680)	(607)	60

Total Other Expense	(14,253)	(11,285)	(60,917)	(9,658)	(2,044)

Income Before Provision for Income Taxes	134,608	83,711	157,450	103,680	33,044
Provision For Income Taxes	63,650	41,168	94,451	50,586	22,151

Net Income and Comprehensive Income	$70,958	$42,543	$62,999	$53,094	$10,893

Net Income Per Share Attributable to Common Shareholders
Basic	$0.59	$0.38	$0.55	$0.48	$0.11
Diluted	$0.55	$0.37	$0.53	$0.46	$0.11
Weighted Average Common Shares Outstanding
Basic	120,351	110,960	113,572	110,206	101,697
Diluted	127,885	114,468	118,326	115,318	103,201

As of June 30, 2021
(in thousands)
Consolidated Balance Sheet Data:
Cash	$289,238
Working capital(1)	365,352
Total assets	1,146,307
Total liabilities	390,072
Total shareholders’ equity	756,235

(1)	We define working capital as current assets less current liabilities.

Summary Risk Factors
You should consider all the information contained in this prospectus including, in particular, the risk factors described under “
Risk Factors
” beginning on page 11. Some of these risks that relate to Trulieve include, but are not limited to:
Risks related to our Business and Industry

•	Cannabis is illegal under United States federal law, the regulation of cannabis in the United States is uncertain and the cannabis industry is relatively new.

•	Our ability to grow our medical and adult-use cannabis product offerings and dispensary services may be limited.

•	We may acquire other companies or technologies and if we cannot manage our growth, it could have a material adverse effect on our business, financial condition and results of operations.

•	Anti-Money Laundering Laws in the United States may limit access to funds from banks and other financial institutions.

•	The re-classification of cannabis or changes in U.S. controlled substance laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

•	Potential regulation by the FDA could have a material adverse effect on our business, financial condition and results of operations.

•	We could be materially adversely impacted due to restrictions under U.S. border entry laws.

•	As a cannabis company, we may be subject to heightened scrutiny in Canada and the United States that could materially adversely impact the liquidity of the Subordinate Voting Shares.

•	The market for the Subordinate Voting Shares may be limited for holders of our securities who live in the United States.

•	The COVID-19 pandemic could adversely affect our business, financial condition and results of operations.

•	We may not be able to locate and obtain the rights to operate at preferred locations.

•	As a cannabis business, we are subject to certain tax provisions that have a material adverse effect on our business, financial condition and results of operations.

•	We expect to be subject to taxation in both Canada and the United States, which could have a material adverse effect on our financial condition and results of operations.

•	We may not have access to United States bankruptcy protections available to non-cannabis businesses.

•	We are a holding company and our ability to pay dividends or make other distributions to shareholders may be limited.

•	There is doubt regarding our ability to enforce contracts and our property is subject to risk of civil asset forfeiture.

•	We face increasing competition that may materially and adversely affect our business, financial condition and results of operations.

•	We are subject to limits on our ability to own the licenses necessary to operate our business, which will adversely affect our ability to grow our business and market share in certain states.

•	We may not be able to accurately forecast our operating results and plan our operations due to uncertainties in the cannabis industry.

•	We are subject to risks related to growing an agricultural product.

•	We may not be able to adequately protect our intellectual property.

•
Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

•	We are highly dependent on certain key personnel.

•	We may be at a higher risk of IRS audit.

•
Product recalls could result in a material and adverse impact on our business, financial condition and results of operations and we face inherent risks of liability claims related to the use of our products.

•	Our medical marijuana business may be impacted by consumer perception of the cannabis industry, which we cannot control or predict.

•	We could be subject to criminal prosecution or civil liabilities under RICO.

•	We are subject to security risks related to our products as well as our information and technology systems.

•	We may have increased labor costs based on union activity.

•	Our significant indebtedness may adversely affect our business, financial condition and financial results.

•	We may be unable to obtain adequate insurance coverage.
Risks related to owning Subordinate Voting Shares

•	Additional issuances of Multiple Voting Shares or Subordinate Voting Shares may result in further dilution and could have anti-takeover effects.

•	Sales of substantial amounts of Subordinate Voting Shares by our existing shareholders in the public market may have an adverse effect on the market price of the Subordinate Voting Shares.

•	The market price for the Subordinate Voting Shares has been and is likely to continue to be volatile and there may not be sufficient liquidity in the markets for our Subordinate Voting Shares.
Risks Related to the Harvest Arrangement Agreement

•	There can be no assurance that all of the conditions precedent to closing of the Arrangement will be satisfied.

•	The required regulatory approvals pursuant to the Arrangement Agreement may not be obtained or, if obtained, may not be obtained on a favorable basis.

•	If the Arrangement is not completed, the market price of Trulieve Subordinate Voting Shares may be adversely affected.

•	There can be no assurance that the Arrangement will not be terminated by Trulieve or Harvest in certain circumstances.

•	The termination amounts provided under the Arrangement Agreement may discourage other parties from attempting to acquire Trulieve or Harvest.

•	The uncertainty surrounding the Arrangement could negatively impact Trulieve’s current and future operations, financial condition and prospects.

•	Restrictions during the pending Arrangement that prevent Trulieve from pursuing business opportunities could have an adverse effect on Trulieve.

•	Other than publicly-available information, Trulieve has relied on information made available by Harvest.

•	While the Arrangement is pending, Trulieve is restricted from taking certain actions.

•	Trulieve will incur costs even if the Arrangement is not completed and may have to pay a Termination Fee.

•	If the Arrangement is consummated, Trulieve and Harvest may not integrate successfully.

•
The pro forma financial statements presented in this prospectus under the heading “
Unaudited Pro Forma Condensed Combined Financial Information
” for illustrative purposes only and may not be an indication of the financial condition or results of operations of the combined company following the Arrangement.

RISK FACTORS
Investing in our Subordinate Voting Shares involves a high degree of risk. Before you decide to invest in our Subordinate Voting Shares, you should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition would likely be materially and adversely affected. In these circumstances, the market price of our Subordinate Voting Shares could decline, and you may lose part or all of your investment.
Risks related to Our Business and Industry
Cannabis is illegal under United States federal law.
In the United States, or the U.S., cannabis is largely regulated at the state level. Each state in which we operate (or are currently proposing to operate) authorizes, as applicable, medical and/or adult-use
cannabis production and distribution by licensed or registered entities, and numerous other states have legalized cannabis in some form. However, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal, and any such acts are criminalized under the CSA. Cannabis is a Schedule I controlled substance under the CSA, and is thereby deemed to have a high potential for abuse, no accepted medical use in the United States, and a lack of safety for use under medical supervision. The concepts of “medical cannabis,” “retail cannabis” and
“adult-use
cannabis” do not exist under U.S. federal law. Although we believe that our business activities are compliant with applicable state and local laws in the United States, strict compliance with state and local cannabis laws would not provide a defense to any federal proceeding which may be brought against us. Any such proceedings may result in a material adverse effect on us. We derive 100% of our revenues from the cannabis industry. The enforcement of applicable U.S. federal laws poses a significant risk to us.
Violations of any United States federal laws and regulations could result in significant fines, penalties, administrative sanctions, or settlements arising from civil proceedings conducted by either the United States federal government or private citizens. We may also be subject to criminal charges under the CSA, and if convicted could face a variety of penalties including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. Any of these penalties could have a material adverse effect on our reputation and ability to conduct our business, our holding (directly or indirectly) of medical and adult-use
cannabis licenses in the United States, our financial position, operating results, profitability or liquidity or the market price of our publicly-traded shares. In addition, it is difficult for us to estimate the time or resources that would be needed for the investigation, settlement or trial of any such proceedings or charges, and such time or resources could be substantial.
The regulation of cannabis in the United States is uncertain.
Our activities are subject to regulation by various state and local governmental authorities. Our business objectives are contingent upon, in part, compliance with regulatory requirements enacted by these governmental authorities and obtaining all regulatory approvals necessary for the sale of our products in the jurisdictions in which we operate. Any delays in obtaining or failure to obtain necessary regulatory approvals would significantly delay our development of markets and products, which could have a material adverse effect on our business, results of operations and financial condition. Furthermore, although we believe that our operations are currently carried out in accordance with all applicable state and local rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner that could limit or curtail our ability to distribute or produce marijuana. Amendments to current laws and regulations governing the importation, distribution, transportation and/or production of marijuana, or more stringent implementation thereof could have a substantial adverse impact on us.

The cannabis industry is relatively new.
We are operating in a relatively new industry and market. In addition to being subject to general business risks, we must continue to build brand awareness in this industry and market share through significant investments in our strategy, production capacity, quality assurance and compliance with regulations. Research in Canada, the United States and internationally regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids, such as cannabidiol, or CBD, and tetrahydrocannabinol, or THC, remains in relatively early stages. Few clinical trials on the benefits of cannabis or isolated cannabinoids have been conducted. Future research and clinical trials may draw opposing conclusions to statements contained in the articles, reports and studies currently favored, or could reach different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for our products and dispensary services.
Accordingly, there is no assurance that the cannabis industry and the market for medicinal and/or adult-use
cannabis will continue to exist and grow as currently anticipated or function and evolve in a manner consistent with management’s expectations and assumptions. Any event or circumstance that adversely affects the cannabis industry, such as the imposition of further restrictions on sales and marketing or further restrictions on sales in certain areas and markets could have a material adverse effect on our business, financial condition and results of operations.
We face risks due to industry immaturity or limited comparable, competitive or established industry best practices.
As a relatively new industry, there are not many established operators in the medical and adult use cannabis industries whose business models we can follow or build upon. Similarly, there is no or limited information about comparable companies available for potential investors to review in making a decision about whether to invest in us.
Shareholders and investors should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies, like us, that are in their early stages. For example, unanticipated expenses and problems or technical difficulties may occur, which may result in material delays in the operation of our business. We may fail to successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of the Subordinate Voting Shares to the extent that investors may lose their entire investments.
Our ability to grow our medical and
adult-use
cannabis product offerings and dispensary services may be limited.
As we introduce or expand our medical and
adult-use
cannabis product offerings and dispensary services, we may incur losses or otherwise fail to enter certain markets successfully. Our expansion into new markets may place us in competitive and regulatory environments with which we are unfamiliar and involve various risks, including the need to invest significant resources and the possibility that returns on those investments will not be achieved for several years, if at all. In attempting to establish new product offerings or dispensary services, we may incur significant expenses and face various other challenges, such as expanding our work force and management personnel to cover these markets and complying with complicated cannabis regulations that apply to these markets. In addition, we may not successfully demonstrate the value of these product offerings and dispensary services to consumers, and failure to do so would compromise our ability to successfully expand these additional revenue streams.

We may acquire other companies or technologies.
Our success will depend, in part, on our ability to grow our business in response to the demands of consumers and other constituents within the cannabis industry as well as competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to successfully complete identified acquisitions. In addition, we may not realize the expected benefits from completed acquisitions. The risks we face in connection with acquisition include:

•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•	coordination of research and development and sales and marketing functions;

•	retention of employees from the acquired company;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	integration of the acquired company’s accounting, management information, human resources, and other administrative systems;

•	the need to implement or improve controls, procedures, and policies at a business that prior to the acquisition may have lacked effective controls, procedures, and policies;

•	potential write-offs of intangible assets or other assets acquired in transactions that may have an adverse effect on our operating results in a given period;

•
liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders, or other third parties.
Our failure to address these risks or other problems encountered in connection with any future acquisitions or investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in the incurrence of debt, contingent liabilities, amortization expenses, or the impairment of goodwill, any of which could harm our financial condition.
We may issue additional Subordinate Voting Shares in connection with such transactions, which would dilute our other shareholders’ interests in us. The presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition could have a material adverse effect on our business, results of operations, prospects and financial condition. A strategic transaction may result in a significant change in the nature of our business, operations and strategy. In addition, we may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into our operations.
If we cannot manage our growth, it could have a material adverse effect on our business, financial condition and results of operations.
We may be subject to growth-related risks, including capacity constraints and pressure on our internal systems and controls. Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Our inability to successfully manage our growth may have a material adverse effect on our business, financial condition, results of operations or prospects.

Anti-Money Laundering Laws in the United States may limit access to funds from banks and other financial institutions.
In February 2014, the Financial Crimes Enforcement Network, or FinCEN, bureau of the United States Treasury Department issued guidance (which is not law) with respect to financial institutions providing banking services to cannabis businesses, including burdensome due diligence expectations and reporting requirements. While the guidance advised prosecutors not to focus their enforcement efforts on banks and other financial institutions that serve marijuana-related businesses, so long as they meet certain conditions, this guidance does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the United States Department of Justice, or DOJ, FinCEN or other federal regulators. Because of this and the fact that the guidance may be amended or revoked at any time, most banks and other financial institutions have not been willing to provide banking services to cannabis-related businesses. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, we may have limited or no access to banking or other financial services in the United States and may have to operate our United States business on an all-cash
basis. If we are unable or limited in our ability to open or maintain bank accounts, obtain other banking services or accept credit card and debit card payments, it may be difficult for us to operate and conduct our business as planned. Although, we are actively pursuing alternatives that ensure our operations will continue to be compliant with the FinCEN guidance (including requirements related to disclosures about cash management and U.S. federal tax reporting), we may not be able to meet all applicable requirements.
We are also subject to a variety of laws and regulations in the United States that involve money laundering, financial recordkeeping and proceeds of crime, including the Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States.
In the event that any of our operations or related activities in the United States were found to be in violation of money laundering legislation or otherwise, those transactions could be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends or effect other distributions.
The
re-classification
or
de-scheduling
of cannabis or changes in U.S. controlled substance laws and regulations could have a material adverse effect on our business, financial condition and results of operations.
If cannabis is
re-classified
as a Schedule II or lower controlled substance under the CSA, or federal legislation passes that would de-schedule
cannabis from the CSA’s list of controlled substances, the ability to conduct research on the medical benefits of cannabis would most likely be more accessible; however, if cannabis is re-categorized
as a Schedule II or lower controlled substance, the resulting re-classification
would result in the need for approval by United States Food and Drug Administration, or FDA, if medical claims are made about our medical cannabis products. As a result of such a re-classification,
the manufacture, importation, exportation, domestic distribution, storage, sale and use of such products could become subject to a significant degree of regulation by the United States Drug Enforcement Administration, or DEA, or other new federal regulators as proposed in the CAOA. In that case, we may be required to be registered to perform these activities and have the security, control, recordkeeping, reporting and inventory mechanisms required by the DEA or new federal regulators to prevent drug loss and diversion. Obtaining the necessary registrations may result in delay of the manufacturing or distribution of our products and failure to maintain compliance could have a material adverse effect on our business, financial condition and results of operations. The DEA or other new regulators may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to restrict, suspend or revoke those registrations. In certain circumstances, violations could lead to criminal proceedings. Additionally, federal legislation could result in increased competition in the states in which we operate from out-of-state
transportation of cannabis from other U.S. cannabis companies, or imports of cannabis from other countries.

Potential regulation by the FDA could have a material adverse effect on our business, financial condition and results of operations.
Should the United States federal government legalize cannabis, it is possible that the FDA would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations, including good manufacturing practices related to the growth, cultivation, harvesting and processing of medical cannabis. Clinical trials may be needed to verify efficacy and safety of our medical cannabis products. It is also possible that the FDA would require that facilities where medical-use
cannabis is grown register with the agency and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, the impact on the cannabis industry is uncertain and could include the imposition of new costs, requirements, and prohibitions. If we are unable to comply with the regulations or registration as prescribed by the FDA, it may have an adverse effect on our business, operating results, and financial condition.
We could be materially adversely impacted due to restrictions under U.S. border entry laws.
Because cannabis remains illegal under U.S. federal law, those investing in Canadian companies with operations in the U.S. cannabis industry could face detention, denial of entry or lifetime bans from the United States as a result of their business associations with U.S. cannabis businesses. Entry into the United States happens at the sole discretion of United States Customs and Border Patrol, or CBP, officers on duty, and these officers have wide latitude to ask questions to determine the admissibility of a
non-U.S.
citizen or foreign national. The government of Canada has started warning travelers on its website that previous use of cannabis, or any substance prohibited by U.S. federal law, could mean denial of entry to the United States. Business or financial involvement in the cannabis industry in the United States could also be reason enough for denial of entry into the United States. On September 21, 2018, the CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of U.S. laws regarding controlled substances. According to the statement, because cannabis continues to be a controlled substance under U.S. law, working in or facilitating the proliferation of the marijuana industry in U.S. states where it is legal under state law may affect admissibility to the United States. On October 9, 2018, the CBP released an additional statement regarding the admissibility of Canadian citizens working in the legal cannabis industry in Canada. CBP stated that a Canadian citizen working in or facilitating the proliferation of the legal cannabis industry in Canada who seeks to come into the United States for reasons unrelated to the cannabis industry will generally be admissible to the United States; however, if such person is found to be coming into the United States for reasons related to the cannabis industry, such person may be deemed inadmissible. As a result, the CBP has affirmed that employees, directors, officers and managers of and investors in companies involved in business activities related to cannabis in the United States (such as Trulieve), who are not U.S. citizens face the risk of being barred from entry into the United States for life.
As a cannabis company, we may be subject to heightened scrutiny in Canada and the United States that could materially adversely impact the liquidity of the Subordinate Voting Shares.
Our existing operations in the United States, and any future operations, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in the United States and Canada.
Given the heightened risk profile associated with cannabis in the United States, The Canadian Depository of Securities, or CDS, may implement procedures or protocols that would prohibit or significantly impair the ability of CDS to settle trades for companies that have cannabis businesses or assets in the United States.
On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group, the parent company of CDS, announced the signing of a Memorandum of Understanding, which we refer to as the TMX MOU, with Aequitas NEO Exchange Inc., the CSE, the Toronto Stock Exchange, and the TSX Venture Exchange. The TMX MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the United States. The TMX MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States. However, there can be no assurances given that this approach to regulation will continue in the future. If such a ban were to be implemented, it would have a material adverse effect on the ability of holders of the Subordinate Voting Shares to settle trades. In particular, the Subordinate Voting Shares would become highly illiquid until an alternative was implemented, and investors would have no ability to effect a trade of the Subordinate Voting Shares through the facilities of a stock exchange.
We expect to incur significant ongoing costs and obligations related to our investment in infrastructure, growth, regulatory compliance and operations
We expect to incur significant ongoing costs and obligations related to our investment in infrastructure and growth and for regulatory compliance, which could have a material adverse impact on our results of operations, financial condition and cash flows. In addition, future changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increase our compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition. Our efforts to grow our business may be more costly than expected, and we may not be able to increase our revenue enough to offset these higher operating expenses. We may incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications and delays, and other unknown events. If we are unable to achieve and sustain profitability, the market price of our securities may significantly decrease.
The market for the Subordinate Voting Shares may be limited for holders of our securities who live in the United States.
Given the heightened risk profile associated with cannabis in the United States, capital markets participants may be unwilling to assist with the settlement of trades for U.S. resident securityholders of companies with operations in the U.S. cannabis industry, which may prohibit or significantly impair the ability of securityholders in the United States to trade our securities. In the event residents of the United States are unable to settle trades of our securities, this may affect the pricing of such securities in the secondary market, the transparency and availability of trading prices and the liquidity of these securities.
The
COVID-19
pandemic could adversely affect our business, financial condition and results of operations.
The global outbreak of the novel strain of the coronavirus known as
COVID-19
has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally, resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The duration and impact of the
COVID-19
outbreak is unknown at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments or their impact on our financial results and condition. Thus far, the
COVID-19
pandemic has not had a material adverse effect on our business, financial condition and results of operations.
Nonetheless, our business could be materially and adversely affected by the risks, or the public perception of the risks, related to the continuing COVID-19 pandemic. The risk of a pandemic, or public perception of such a risk, could cause customers to avoid public places, including retail properties, and could cause temporary or long-term disruptions in our supply chains and/or delays in the delivery of our products. These risks could also adversely affect our customers’ financial condition, resulting in reduced spending for the products we sell. Moreover, any epidemic, pandemic, outbreak or other public health crisis, including COVID-19, could cause our employees to avoid our properties, which could adversely affect our ability to adequately staff and manage our businesses.
“Shelter-in-place”
or other such orders by governmental entities could also disrupt our operations if employees who cannot perform their responsibilities from home are not able to report to work. Risks related to an epidemic, pandemic or other health crisis, such as
COVID-19,
could also lead to the complete or partial closure of one or more of our stores or other facilities. Although our medical dispensaries in Florida and Connecticut have been considered essential services and therefore have been allowed to remain operational during stages of the pandemic where certain states ordered businesses to shut down, our adult-use
operations may not be allowed to remain open during any future emergency orders resulting from the
COVID-19
pandemic.
The ultimate extent of the impact of any epidemic, pandemic or other health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic or other health crisis and actions taken to contain or prevent its further spread, among others. These and other potential impacts of an epidemic, pandemic or other health crisis, such as
COVID-19,
could therefore materially and adversely affect our business, financial condition, growth strategies and results of operations.
We may not be able to locate and obtain the rights to operate at preferred locations.
In Massachusetts, Connecticut and other states, the local municipality has authority to choose where any cannabis establishment will be located. These authorized areas are frequently removed from other retail operations. Because the cannabis industry remains illegal under U.S. federal law, the disadvantaged tax status of businesses deriving their income from cannabis, and the reluctance of the banking industry to support cannabis businesses, it may be difficult for us to locate and obtain the rights to operate at various preferred locations. Property owners may violate their mortgages by leasing to us, and those property owners that are willing to allow use of their facilities may require payment of above fair market value rents to reflect the scarcity of such locations and the risks and costs of providing such facilities.
As a cannabis business, we are subject to certain tax provisions that have a material adverse effect on our business, financial condition and results of operations.
Under Section 280E of the U.S. Internal Revenue Code of 1986, as amended, or the IRC, “no deduction or credit shall be allowed for any amount paid or incurred during the taxable year in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of schedule I and II of the Controlled Substances Act) which is prohibited by Federal law or the law of any State in which such trade or business is conducted.” This provision has been applied by the United States Internal Revenue Service, or the IRS, to cannabis operations, prohibiting them from deducting expenses directly associated with cannabis businesses. Section 280E may have a lesser impact on cannabis cultivation and manufacturing operations than on sales operations. Section 280E and related IRS enforcement activity has had a significant impact on the operations of cannabis companies. As a result, an otherwise profitable business may, in fact, operate at a loss, after taking into account its United States income tax expenses.
We expect to be subject to taxation in both Canada and the United States, which could have a material adverse effect on our financial condition and results of operations.
We are a Canadian corporation, and as a result generally would be classified as a non-United
States corporation under the general rules of U.S. federal income taxation. IRC Section 7874, however, contains rules that can cause a non-United
States corporation to be taxed as a United States corporation for U.S. federal income tax purposes. Under IRC Section 7874, a corporation created or organized outside of the United States will nevertheless be treated as a United States corporation for U.S. federal income tax purposes, which is referred to as an inversion, if each of the following three conditions are met: (i) the non-United
States corporation acquires, directly or indirectly, or is treated as acquiring under applicable U.S. Treasury regulations, substantially all of the assets held, directly or indirectly, by a United States corporation, (ii) after the acquisition, the former stockholders of the acquired United States corporation hold at least 80% (by vote or value) of the shares of the non-United
States corporation by reason of holding shares of the acquired United States corporation, and (iii) after the acquisition, the non-United
States corporation’s expanded affiliated group does not have substantial business activities in the non-United
States corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities.
Pursuant to IRC Section 7874, we are classified as a United States corporation for United States federal income tax purposes and are subject to United States federal income tax on our worldwide income. Regardless of any application of IRC Section 7874, however, we expect to be treated as a Canadian resident company for purposes of the Canadian Income Tax Act, as amended. As a result, we are subject to taxation both in Canada and the United States, which could have a material adverse effect on our financial condition and results of operations.
We may not have access to United States bankruptcy protections available to non-cannabis
businesses.
Because cannabis is a Schedule I controlled substance under the CSA, many courts have denied cannabis businesses federal bankruptcy protections, making it difficult for lenders to be made whole on their investments in the cannabis industry in the event of a bankruptcy. If we were to experience a bankruptcy, there is no guarantee that United States federal bankruptcy protections would be available to us, which would have a material adverse effect on us and may make it more difficult for us to obtain debt financing.
We are a holding company and our ability to pay dividends or make other distributions to shareholders may be limited.
Trulieve Cannabis Corp. is a holding company and essentially all of its assets are the capital stock of its subsidiaries. We currently conduct substantially all of our business through Trulieve US, which currently generates substantially all of our revenues. Consequently, our cash flows and ability to complete current or desirable future growth opportunities are dependent on the earnings of Trulieve US and our other subsidiaries and the distribution of those earnings to Trulieve Cannabis Corp. The ability of our subsidiaries to pay dividends and other distributions will depend on those subsidiaries’ operating results and will be subject to applicable laws and regulations that require that solvency and capital standards be maintained by a subsidiary company and contractual restrictions contained in the instruments governing any current or future indebtedness of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of Trulieve US or another of our subsidiaries, holders of indebtedness and trade creditors of that subsidiary may be entitled to payment of their claims from that subsidiary’s assets before we or our shareholders would be entitled to any payment or residual assets.
There is doubt regarding our ability to enforce contracts.
It is a fundamental principle of law that a contract will not be enforced if it involves a violation of law or public policy. Because cannabis remains illegal at a federal level in the United States, judges in multiple states have on a number of occasions refused to enforce contracts for the repayment of money when the loan was used in connection with activities that violate U.S. federal law, even if there is no violation of state law. There remains doubt and uncertainty that we will be able to legally enforce our contracts. If we are unable to realize the benefits of or otherwise enforce the contracts into which we enter, it could have a material adverse effect on our business, financial condition and results of operations.
We face increasing competition that may materially and adversely affect our business, financial condition and results of operations.
We face competition from companies that may have greater capitalization, access to public equity markets, more experienced management or more maturity as a business. The vast majority of both manufacturing and retail competitors in the cannabis market consists of localized businesses (those doing business in a single state), although there are a few multistate operators with which we compete directly. Aside from this direct competition, out-of-state
operators that are capitalized well enough to enter markets through acquisitive growth are also part of the competitive landscape. Similarly, as we execute our growth strategy, operators in our future state markets will inevitably become direct competitors. We are likely to continue to face increasing and intense competition from these companies. Increased competition by larger and better financed competitors could materially and adversely affect our business, financial condition and results of operations.
If the number of users of
adult-use
and medical marijuana in the United States increases, the demand for products will increase. Consequently, we expect that competition will become more intense as current and future competitors begin to offer an increasing number of diversified products to respond to such increased demand. To remain competitive, we will require a continued investment in research and development, marketing, sales and client support. We may not have sufficient resources to maintain sufficient levels of investment in research and development, marketing, sales and client support efforts to remain competitive, which could materially and adversely affect our business, financial condition and results of operations.
The cannabis industry is undergoing rapid growth and substantial change, which has resulted in an increase in competitors, consolidation and the formation of strategic relationships. Acquisitions or other consolidating transactions could harm us in a number of ways, including losing customers, revenue and market share, or forcing us to expend greater resources to meet new or additional competitive threats, all of which could harm our operating results. As competitors enter the market and become increasingly sophisticated, competition in our industry may intensify and place downward pressure on retail prices for our products and services, which could negatively impact our profitability.
We are subject to limits on our ability to own the licenses necessary to operate our business, which will adversely affect our ability to grow our business and market share in certain states.
In certain states, the cannabis laws and regulations limit not only the number of cannabis licenses issued, but also the number of cannabis licenses that one person or entity may own in that state. For example, in Massachusetts, no person or entity may have an ownership interest in, or control over, more than three medical licenses or three adult-use
licenses in any category, which include cultivation, product manufacturing, transport or retail. Such limitations on the acquisition of ownership of additional licenses within certain states may limit our ability to grow organically or to increase our market share in affected states.
We may not be able to accurately forecast our operating results and plan our operations due to uncertainties in the cannabis industry.
Because U.S. federal and state laws prevent widespread participation in and otherwise hinder market research in the medical and adult-use
cannabis industry, the third-party market data available to us is limited and unreliable. Accordingly, we must rely largely on our own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the cannabis industry. Our market research and projections of estimated total retail sales, demographics, demand, and similar consumer research, are based on assumptions from limited and unreliable market data, and generally represent the personal opinions of the our management team. A failure in the demand for our products to materialize as a result of competition, technological change or other factors could have a material adverse effect on our business, results of operations, financial condition or prospects.
We are subject to risks related to growing an agricultural product.
Our business involves the growing of cannabis, an agricultural product. Such business is subject to the risks inherent in the agricultural business, such as losses due to infestation by insects or plant diseases and similar agricultural risks. Although much of our growing is expected to be completed indoors, there can be no assurance that natural elements will not have a material adverse effect on our future production.

We may not be able to adequately protect our intellectual property.
As long as cannabis remains illegal under U.S. federal law as a Schedule I controlled substance under the CSA, the benefit of certain federal laws and protections that may be available to most businesses, such as federal trademark and patent protection, may not be available to us. As a result, our intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, we can provide no assurance that we will ever obtain any protection for our intellectual property, whether on a federal, state or local level.
Our property is subject to risk of civil asset forfeiture.
Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry that is either used in the course of conducting or comprises the proceeds of a cannabis business could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal process, it could become subject to forfeiture.
Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.
We are subject to various SEC reporting and other regulatory requirements. We have incurred and will continue to incur expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act of 2002, or the subsequent testing by our independent registered public accounting firm when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retrospective changes to our consolidated financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Subordinate Voting Shares.
We are highly dependent on certain key personnel.
We depend on key managerial personnel, including Kim Rivers, our President and Chief Executive Officer, for our continued success, and our anticipated growth may require additional expertise and the addition of new qualified personnel. Qualified individuals within the cannabis industry are in high demand and we may incur significant costs to attract and retain qualified management personnel, or be unable to attract or retain personnel necessary to operate or expand our business. The loss of the services of existing personnel or our failure to recruit additional key managerial personnel in a timely manner, or at all, could harm our business development programs and our ability to manage day-to-day
operations, attract collaboration partners, attract and retain other employees, and generate revenues, and could have a material adverse effect on our business, financial condition and results of operations.
We may be at a higher risk of IRS audit.
Based on anecdotal information, we believe there is a greater likelihood that the Internal Revenue Service will audit the tax returns of cannabis-related businesses. Any such audit of our tax returns could result in our being required to pay additional tax, interest and penalties, as well as incremental accounting and legal expenses, which could be material.

We face inherent risks of liability claims related to the use of our products.
As a distributor of products designed to be ingested by humans, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products cause or are alleged to have caused significant loss or injury. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against us, whether or not successful, could result in materially increased costs, adversely affect our reputation with our clients and consumers generally, and have a material adverse effect on our results of operations and financial condition.
We may become party to litigation from time to time in the ordinary course of business which could adversely affect our business. Should any litigation in which we become involved be determined against us, such a decision could adversely affect our ability to continue operating and the market price for the Subordinate Voting Shares. Even if we achieve a successful result in any litigation in which we are involved, the costs of litigation and redirection of our management’s time and attention could have an adverse effect on our results of operations and financial condition.
Our medical marijuana business may be impacted by consumer perception of the cannabis industry, which we cannot control or predict.
We believe that the medical marijuana industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of medical marijuana distributed to those consumers. Consumer perception of our products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of medical marijuana products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the medical marijuana market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for our products and our business, results of operations, financial condition and cash flows.
Product recalls could result in a material and adverse impact on our business, financial condition and results of operations.
Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labelling disclosure. If any of our products are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although we have detailed procedures in place for testing our products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of our significant brands were subject to recall, the image of that brand and our company generally could be harmed. Any recall could lead to decreased demand for our products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies, requiring further management attention and potential legal fees and other expenses.

We could be subject to criminal prosecution or civil liabilities under RICO.
The Racketeer Influenced Corrupt Organizations Act (“RICO”) criminalizes the use of any profits from certain defined “racketeering” activities in interstate commerce. While intended to provide an additional cause of action against organized crime, due to the fact that cannabis is illegal under U.S. federal law, the production and sale of cannabis qualifies cannabis related businesses as “racketeering” as defined by RICO. As such, all officers, managers and owners in a cannabis related business could be subject to criminal prosecution under RICO, which carries substantial criminal penalties.
RICO can create civil liability as well: persons harmed in their business or property by actions which would constitute racketeering under RICO often have a civil cause of action against such “racketeers,” and can claim triple their amount of estimated damages in attendant court proceedings. Trulieve or its subsidiaries, as well as its officers, managers and owners could all be subject to civil claims under RICO.
We are subject to security risks related to our products as well as our information and technology systems.
Given the nature of our product and its limited legal availability, we are at significant risk of theft at our facilities. A security breach at one of our facilities could expose us to additional liability and to potentially costly litigation, increase expenses relating to the resolution and future prevention of these breaches and may deter potential patients from choosing our products.
In addition, we collect and store personal information about our patients and we are responsible for protecting that information from privacy breaches. We store certain personally identifiable information and other confidential information of our customers on our systems and applications. Though we maintain robust, proprietary security protocols, we may experience attempts by third parties to obtain unauthorized access to the personally identifiable information and other confidential information of our customers. This information could also be otherwise exposed through human error or malfeasance. The unauthorized access or compromise of this personally identifiable information and other confidential information could have a material adverse impact on our business, financial condition and results of operations.
A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach would have a material adverse effect on our business, financial condition and results of operations.
Our operations depend and will depend, in part, on how well we protect our networks, equipment, information technology, or IT, systems and software against damage from a number of threats, including, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. Our operations also depend and will continue to depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as preemptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations.
We may have increased labor costs based on union activity.
Labor unions are working to organize workforces in the cannabis industry in general. Currently, there is no labor organization that has been recognized as a representative of our employees. However, it is possible that certain retail and/or manufacturing locations will be organized in the future, which could lead to work stoppages or increased labor costs and adversely affect our business, profitability and our ability to reinvest into the growth of our business. We cannot predict how stable our relationships with U.S. labor organizations would be or whether we would be able to meet any unions’ requirements without impacting our financial condition. Labor unions may also limit our flexibility in dealing with our workforce. Work stoppages and instability in our union relationships could delay the production and sale of our products, which could strain relationships with customers and cause a loss of revenues which would adversely affect our operations.
We face risks related to our products.
We have committed and expect to continue committing significant resources and capital to develop and market existing products and new products and services. These products are relatively untested in the marketplace, and we cannot assure shareholders and investors that we will achieve market acceptance for these products, or other new products and services that we may offer in the future. Moreover, these and other new products and services may be subject to significant competition with offerings by new and existing competitors in the industry. In addition, new products and services may pose a variety of challenges and require us to attract additional qualified employees. The failure to successfully develop, manage and market these new products and services could seriously harm our business, prospects, revenue, results of operation and financial condition.
Our significant indebtedness may adversely affect our business, financial condition and financial results.
Our ability to make certain payments or advances will be subject to applicable laws and contractual restrictions in the instruments governing our indebtedness, including the $70.0 million in aggregate principal amount of notes we issued on June 18, 2019 and the $60.0 million in aggregate principal amount of notes is issued on November 7, 2019. The contractual restrictions in the instruments governing such notes include restrictive covenants that limit our discretion with respect to certain business matters. These covenants place restrictions on, among other things, our ability to create liens or other encumbrances, to pay distributions or make certain other payments, and to sell or otherwise dispose of certain assets. A failure to comply with such obligations could result in a default, which, if not cured or waived, could permit acceleration of the relevant indebtedness. Our significant indebtedness could have important consequences, including: (i) our ability to obtain additional financing for working capital, capital expenditures, or acquisitions may be limited; and (ii) all or part of our cash flow from operations may be dedicated to the payment of the principal of and interest on our indebtedness, thereby reducing funds available for operations. These factors may adversely affect our cash flow. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, may materially and adversely affect our business, results of operations, and financial condition.
We may be unable to obtain adequate insurance coverage.
We have obtained insurance coverage with respect to workers’ compensation, general liability, directors’ and officers’ liability, fire and other similar policies customarily obtained for businesses to the extent commercially appropriate; however, because we are engaged in and operate within the cannabis industry, there are exclusions and additional difficulties and complexities associated with our insurance coverage that could cause us to suffer uninsured losses, which could adversely affect our business, results of operations, and profitability. There is no assurance that we will be able to obtain insurance coverage at a reasonable cost or fully utilize such insurance coverage, if necessary.
We rely on key utility services.
Our business is dependent on a number of key inputs and their related costs, including raw materials and supplies related to our growing operations, as well as electricity, water and other local utilities. Our cannabis growing operations consume and will continue to consume considerable energy, which makes us vulnerable to rising energy costs. Accordingly, rising or volatile energy costs may, in the future, adversely impact our business and our ability to operate profitably. Additionally, any significant interruption or negative change in the availability or economics of the supply chain for our key inputs could materially impact our business, financial condition and operating results. If we are unable to secure required supplies and services on satisfactory terms, it could have a materially adverse impact on our business, financial condition and operating results.

Risks related to owning Subordinate Voting Shares
Additional issuances of Multiple Voting Shares or Subordinate Voting Shares may result in further dilution and could have anti-takeover effects.
We may issue additional equity or convertible debt securities in the future, which may dilute an existing shareholder’s holdings. Our articles permit the issuance of an unlimited number of Multiple Voting Shares and Subordinate Voting Shares, and existing shareholders will have no pre-emptive
rights in connection with such further issuances. Our board of directors has discretion to determine the price and the terms of further issuances. The ability of our board of directors to issue additional Multiple Voting shares and/or Subordinate Voting Shares could also have anti-takeover effects. Moreover, we will issue additional Subordinate Voting Shares on the conversion of the Multiple Voting Shares in accordance with their terms. To the extent holders of our options, warrants or other convertible securities convert or exercise their securities and sell Subordinate Voting Shares they receive, the trading price of the Subordinate Voting Shares may decrease due to the additional amount of Subordinate Voting Shares available in the market. We cannot predict the size or nature of future issuances or the effect that future issuances and sales of Subordinate Voting Shares will have on the market price of the Subordinate Voting Shares. Issuances of a substantial number of additional Subordinate Voting Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for the Subordinate Voting Shares. With any additional issuance of Subordinate Voting Shares, our investors will suffer dilution to their voting power and economic interest.
Sales of substantial amounts of Subordinate Voting Shares by our existing shareholders in the public market may have an adverse effect on the market price of the Subordinate Voting Shares.
Sales of a substantial number of Subordinate Voting Shares in the public market could occur at any time. These sales, or the perception in the market that holders of a large number of shares intend to sell shares, or the availability of such securities for sale, could adversely affect the prevailing market prices for the Subordinate Voting Shares. As of June 30, 2021, we had an aggregate of 564,610.96 Multiple Voting Shares outstanding, which were convertible into an aggregate of 56,461,096 Subordinate Voting Shares. If all or a substantial portion of our Multiple Voting Shares are converted into Subordinate Voting Shares, the potential for sales of substantial numbers of Subordinate Voting Shares may increase. A decline in the market prices of the Subordinate Voting Shares could impair our ability to raise additional capital through the sale of securities should it desire to do so.
Sales of substantial amounts of Subordinate Voting Shares could negatively impact the market price of the Subordinate Voting Shares.
Sales of substantial amounts of Subordinate Voting Shares, or the availability of such securities for sale, could adversely affect the prevailing market prices for the Subordinate Voting Shares. A decline in the market prices of the Subordinate Voting Shares could impair our ability to raise additional capital through the sale of securities.
The market price for the Subordinate Voting Shares has been and is likely to continue to be volatile.
The market price for the Subordinate Voting Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which will be beyond our control, including, but not limited to, the following: (i) actual or anticipated fluctuations in our quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of companies in the cannabis industry; (iv) additions or departures of our executive officers and other key personnel; (v) release or expiration of transfer restrictions on our issued and outstanding shares; (vi) regulatory changes affecting the cannabis industry generally and our business and operations; (vii) announcements by us and our competitors of developments and other material events; (viii) fluctuations in the costs of vital production materials and services; (ix) changes in global financial markets and global economies and general market conditions, such as interest rates and pharmaceutical product price volatility; (x) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; (xi) operating and share price performance of other companies that investors deem comparable to us or from a lack of market comparable companies; (xii) false or negative reports issued by individuals or companies who have taken aggressive short sale positions; and (xiii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or target markets.
Financial markets have experienced significant price and volume fluctuations that have affected the market prices of equity securities of companies and that have often been unrelated to the operating performance, underlying asset values or prospects of those companies. Accordingly, the market price of the Subordinate Voting Shares may decline even if our operating results, underlying asset values or prospects have not changed.
These factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, our operations could be adversely impacted, and the trading price of the Subordinate Voting Shares could be materially adversely affected.
There may not be sufficient liquidity in the markets for our Subordinate Voting Shares.
Our Subordinate Voting Shares are listed for trading on the CSE under the trading symbol “TRUL” and on the OTCQX Best Market under the symbol “TCNNF.” The liquidity of any market for the shares of our Subordinate Voting Shares will depend on a number of factors, including:

•	the number of shareholders;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the extent of coverage by securities or industry analysts; and

•	the interest of securities dealers in making a market in the shares.
We are subject to increased costs as a result of being a U.S. reporting company.
As a public issuer, we are subject to the reporting requirements and rules and regulations under the applicable Canadian securities laws and rules of any stock exchange on which our securities may be listed from time to time. In addition, we became subject to the reporting requirements of the United States Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder on February 4, 2021. Additional or new regulatory requirements may be adopted in the future. The requirements of existing and potential future rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources, which could adversely affect our business, financial condition, and results of operations.
We are an “emerging growth company” and will be able take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make our Subordinate Voting Shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act and, for as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule
12b-2
under the Exchange Act, which would occur if the market value of our Subordinate Voting Shares that are held by non-affiliates
exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible
debt during the preceding three year period.
We intend to take advantage of these reporting exemptions described above until we are no longer an emerging growth company. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
We cannot predict if investors will find our Subordinate Voting Shares less attractive if we choose to rely on these exemptions. If some investors find our Subordinate Voting Shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Subordinate Voting Shares and the price of our Subordinate Voting Shares may be more volatile.
Risks Related to the Harvest Arrangement Agreement
There can be no assurance that all of the conditions precedent to closing of the Arrangement will be satisfied.
The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside of our control, including receipt of the final order, receipt of Harvest shareholder approval and receipt of the required regulatory approvals.
In addition, the completion of the Arrangement by Trulieve and Harvest is conditional on, among other things, no material adverse effect having occurred or having been disclosed to the public (if previously undisclosed to the public) in respect of the other party.
There can be no certainty, nor can Trulieve and Harvest provide any assurance, that all conditions precedent to the Arrangement will be satisfied or waived, or, if satisfied or waived, when they will be satisfied or waived and, accordingly, the Arrangement may not be completed. If the Arrangement is not completed, the market price of Trulieve’s Subordinate Voting Shares may be adversely affected.
The Required Regulatory Approvals may not be obtained or, if obtained, may not be obtained on a favorable basis.
To complete the Arrangement, each of Trulieve and Harvest must make certain filings with and obtain certain consents and approvals from various governmental and regulatory authorities. The required regulatory approvals have not all been obtained yet. The regulatory approval processes may take a lengthy period of time to complete, which could delay completion of the Arrangement. If obtained, the required regulatory approvals may be conditioned, with the conditions imposed by the applicable governmental entity not being acceptable to either Trulieve or Harvest, or, if acceptable, not being on terms that are favorable to the combined company. There can be no assurance as to the outcome of the regulatory approval processes, including the undertakings and conditions that may be required for approval or whether the required regulatory approvals will be obtained. If not obtained, or if obtained on terms that are not satisfactory to either Trulieve or Harvest, the Arrangement may not be completed.
If the Arrangement is not completed, the market price of the Trulieve Subordinate Voting Shares may be adversely affected.
If, for any reason, the Arrangement is not completed or its completion is materially delayed and/or the Arrangement Agreement is terminated, the market price of Trulieve Subordinate Voting Shares may be materially adversely affected. Depending on the reasons for terminating the Arrangement Agreement, Trulieve’s business, financial condition or results of operations could also be subject to various material adverse consequences, including as a result of paying termination or reimbursement fees.

Additionally, the market price for Trulieve Subordinate Voting Shares and the market price of stock of other companies operating in the cannabis industry has been extremely volatile. The volatility of the market price for Trulieve Subordinate Voting Shares may be based on speculative trading of Trulieve Subordinate Voting Shares and merger arbitrage.
From January 1, 2020 through June 30, 2021, the trading price of Trulieve Subordinate Voting Shares ranged between a low sales price of C$8.10 and a high sales price of C$67.45 on the CSE. The market price of Trulieve Subordinate Voting Shares may continue to be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond Trulieve’s control, including the following: (i) actual or anticipated fluctuations in Trulieve’s quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to Trulieve; (iv) the addition or departure of Trulieve’s executive officers or other key personnel; (v) sales or perceived sales, or the expectation of future sales, of Trulieve Subordinate Voting Shares; (vi) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Trulieve or Trulieve’s competitors; and (vii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in the cannabis industry or Trulieve’s target markets.
Investors may also purchase Trulieve Subordinate Voting Shares to hedge existing exposure in Trulieve Subordinate Voting Shares or to speculate on the price of Trulieve Subordinate Voting Shares. Speculation on the price of Trulieve Subordinate Voting Shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of Trulieve Subordinate Voting Shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase Trulieve Subordinate Voting Shares for delivery to lenders of such Trulieve Subordinate Voting Shares. Those repurchases may, in turn, dramatically increase the price of Trulieve Subordinate Voting Shares until investors with short exposure are able to purchase additional Trulieve Subordinate Voting Shares, as applicable, to cover their short position. This phenomenon is often referred to as a “short squeeze.” A short squeeze could exacerbate volatile price movements in Trulieve Subordinate Voting Shares that are not directly correlated to the operating performance or prospects of Trulieve. Once investors purchase the Trulieve Subordinate Voting Shares necessary to cover their short position, Trulieve’s share price will likely decline rapidly and substantially relative to its levels during the short squeeze with such decline being unrelated to operating performance or prospects of Trulieve, and may not return to levels at or above those during the short squeeze for a long time or at all. As a result, if an investor purchases Trulieve Subordinate Voting Shares during a short squeeze, the investor will be at an increased risk of failing to sell the Trulieve Subordinate Voting Shares at a price greater than what the investor paid for them and losing some or all of the investor’s investment.
There can be no assurance that the Arrangement will not be terminated by Trulieve or Harvest in certain circumstances.
Each of Trulieve and Harvest has the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Arrangement. Accordingly, there can be no certainty, nor can Trulieve provide any assurance that the Arrangement will not be terminated by either of Trulieve or Harvest prior to the completion of the Arrangement. In addition, if the Arrangement is not completed by the outside date, which outside date may be automatically extended in the event that the required regulatory approvals have not been obtained by February 28, 2022 until the earlier of (i) the date that is ten business days following the satisfaction or waiver of all conditions to Closing as set out in the Arrangement Agreement, and (ii) December 31, 2022, either Trulieve or Harvest may choose to terminate the Arrangement Agreement. The Arrangement Agreement also includes termination amounts payable if the Arrangement Agreement is terminated in certain circumstances. Additionally, any termination will result in the failure to realize the expected benefits of the Arrangement in respect of the operations and business of Trulieve and Harvest.
The termination amounts provided under the Arrangement Agreement may discourage other parties from attempting to acquire Trulieve or Harvest.
Under the Arrangement Agreement, Trulieve is required to pay to Harvest a termination amount of US$100 million if the Arrangement Agreement is terminated due to the fact that the Arrangement is not consummated on or prior to February 28, 2022 (subject to modification by the parties and extension in certain circumstances) solely due to the failure to obtain certain required regulatory approvals. This termination amount may discourage other parties from attempting to acquire Harvest Subordinate Voting Shares or otherwise make an Acquisition Proposal to Harvest, even if those parties would otherwise be willing to offer greater value to Harvest Shareholders than that offered by Trulieve under the Arrangement.

The uncertainty surrounding the Arrangement could negatively impact Trulieve’s current and future operations, financial condition and prospects.
As the Arrangement is dependent upon receipt, among other things, of the Required Regulatory Approvals and satisfaction of certain other conditions, its completion is uncertain. If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of Trulieve’s resources to the completion thereof could have a negative impact on its relationships with its stakeholders and could negatively impact current and future operations, financial condition and prospects of Trulieve.
In addition, Trulieve has, and will continue to, incur significant transaction expenses in connection with the Arrangement, regardless of whether the Arrangement is completed.
Restrictions during the pending Arrangement that prevent Trulieve from pursuing business opportunities could have an adverse effect on Trulieve.
Each of Trulieve and Harvest is subject to customary
non-solicitation
provisions under the Arrangement Agreement, pursuant to which, each of them is restricted from soliciting, initiating or knowingly encouraging any acquisition proposal, among other things. The Arrangement Agreement also restricts them from taking specified actions until the Arrangement is completed without the consent of the other party. These restrictions may prevent each party from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement.
If the Arrangement is not completed, then the market price for Trulieve Subordinate Voting Shares may decline.
If the Arrangement is not completed, then the market price of the Trulieve Subordinate Voting Shares may decline to the extent that the current market price of the Trulieve Subordinate Voting Shares reflects an assumption by the market that the Arrangement will be completed.
Other than publicly-available information, Trulieve has relied on information made available by Harvest.
Other than publicly-available information, all historical information relating to Harvest presented in this registration statement, has been provided in exclusive reliance on the information made available by Harvest and their respective representatives. Although Trulieve has no reason to doubt the accuracy or completeness of the information provided herein by Harvest, any inaccuracy or omission in such information contained in this registration statement could result in unanticipated liabilities or expenses, increase the cost of integrating Harvest into Trulieve’s existing business or adversely affect the operational plans of the combined entities and its result of operations and financial condition at Trulieve and may negatively affect the price of Trulieve’ Subordinate Voting Shares.
While the Arrangement is pending, Trulieve is restricted from taking certain actions.
The Arrangement Agreement restricts Trulieve from taking certain specified actions until the Arrangement is completed without the consent of Harvest. These restrictions may prevent Trulieve from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of Trulieve.
Trulieve will incur costs even if the Arrangement is not completed and may have to pay a Termination Fee.
Certain costs related to the Arrangement, such as legal, accounting and certain financial advisor fees, must be paid by Trulieve even if the Arrangement is not completed. If the Arrangement Agreement is terminated, Trulieve may be required in certain circumstances to pay the Purchaser the Termination Fee.
Risks Associated with
COVID-19
and Disease Outbreaks
A local, regional, national or international outbreak of a contagious disease, including the
COVID-19
coronavirus could, (i) delay or prevent the satisfaction of the conditions precedent to the completion of the Arrangement, including the receipt of required regulatory or third-party approvals, (ii) result in a reduction in the demand for, and prices of, Harvest’s and Trulieve’s products, (iii) cause shortages of employees to staff Harvest’s and Trulieve’s facilities, (iv) interrupt supplies from third parties upon which Harvest’s and Trulieve’s relies, (v) result in governmental regulation adversely impacting Harvest’s and Trulieve’s respective businesses, including restrictions to contain the virus being imposed which may restrict, among other things, movement of individuals or the operation of certain businesses, and (vi) otherwise have a negative effect on Harvest’s and Trulieve’s respective business, financial condition and results of operations. Such adverse effect could be rapid and unexpected.

Trulieve and Harvest may not integrate successfully.
Trulieve and Harvest intend to integrate their operations together. However, operational and strategic decisions and staffing decisions have not yet been made. As a result, the Arrangement will present challenges to management, including the integration of management structures, operations, information technology and accounting systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management’s attention and the loss of key employees or customers. These decisions and the integration of Trulieve’s and Harvest’s operations may present challenges to management, including the integration of systems and personnel, and special risks, including possible unanticipated liabilities, unanticipated costs, and the loss of key employees.
The ability to realize the benefits of the Arrangement may depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as on the combined company’s ability to realize the anticipated growth opportunities and synergies, efficiencies and cost savings from integrating Trulieve’s and Harvest’s businesses following completion of the Arrangement. The performance of the combined company after completion of the Arrangement could be adversely affected if the combined company cannot retain key employees to assist in the ongoing operations. As a result of these factors, it is possible that the cost reductions and synergies expected will not be realized.
The difficulties that management of the combined company encounters in the transition and integration processes could have an adverse effect on the revenues, level of expenses and operating results of the combined company. The amount and timing of the synergies the parties hope to realize may not occur as planned. As a result of these factors, it is possible that any anticipated benefits from the Arrangement will not be realized.
The pro forma financial statements included in this prospectus are presented for illustrative purposes only and may not be an indication of the financial condition or results of operations of Trulieve following the Arrangement.
The pro forma financial statements contained in this prospectus are presented for illustrative purposes only and may not be an indication of the Trulieve’s financial condition or results of operations following the Arrangement for a number of reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Trulieve and Harvest and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Arrangement. The information upon which these adjustments and assumptions have been made is preliminary, and these types of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Arrangement. For example, the impact of any incremental costs incurred in integrating Trulieve and Harvest is not reflected in the pro forma financial statements.
As a result, the actual financial condition and results of operations of Trulieve following the Arrangement may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Arrangement. Any potential decline in the combined company’s financial condition or results of operations may cause a significant decrease in the share price of Trulieve.
It may be challenging for Trulieve to service additional indebtedness incurred.
Trulieve may be required to draw down or incur additional indebtedness under its credit facilities or other sources of debt financing. The additional indebtedness will increase the interest payable by Trulieve from time to time until such amounts are repaid, which will represent an increase in Trulieve’s cost and a potential reduction in its income. In addition, Trulieve may need to find additional sources of financing to repay this amount when it becomes due, which could have an adverse effect on Trulieve.

To the extent Trulieve is not able to be competitive, such inability could adversely affect Trulieve’s results.
Trulieve expects significant competition from other companies. Some of these companies may have significantly greater financial, technical, marketing and other resources than Trulieve, may be able to devote greater resources to the development, promotion, sale and support of their products and services, and may have more extensive customer bases and broader customer relationships. Trulieve’s future success depends upon its ability to achieve competitive per unit costs through increased production and on its ability to produce and sell higher margin products. To the extent that Trulieve is not able to produce its products at competitive prices or consumers prioritize established low margin products over innovative, higher margin products, Trulieve’s business, financial condition and results of operations could be materially and adversely affected.
Should the size of the cannabis market increase as projected, the overall demand for products and number of competitors will increase as well, and in order for Trulieve to be competitive it will need to invest significantly in research and development, market development, marketing, production expansion, new client identification, distribution channels and client support. If Trulieve is not successful in obtaining sufficient resources to invest in these areas, Trulieve’s ability to compete in the market may be adversely affected, which could materially and adversely affect Trulieve’s business, financial condition, results of operations and prospects.
Any ability to secure necessary supplies and services from third-party suppliers, manufacturers and contractors could have a material adverse impact on Trulieve’s business.
Trulieve intends to maintain a full supply chain for the provision of products and services to the regulated cannabis industry. Due to the variability surrounding the regulation of cannabis in the U.S., Trulieve’s third-party suppliers, manufacturers and contractors may elect, at any time, to decline or withdraw services necessary for Trulieve’s operations. Loss of these suppliers, manufacturers and contractors, including for non-cannabis
based products coming from the U.S., may have an adverse effect on Trulieve’s business, financial condition, results of operations and prospects.
In addition, any significant interruption, negative change in the availability or economics of the supply chain or increase in the prices for the products or services provided by any such third party suppliers, manufacturers and contractors could materially impact Trulieve’s business, financial condition, results of operations and prospects. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on Trulieve’s business, financial condition, results of operations and prospects.
U.S. state and local regulation of cannabis is uncertain and changing.
There is no assurance that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, Trulieve’s business or operations in those states or under those laws would be materially and adversely affected. Federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis related legislation could materially adversely affect Trulieve, its business and its assets or investments.
The rulemaking process at the state level that applies to cannabis operators in any state will be ongoing and result in frequent changes. As a result, a compliance program is essential to manage regulatory risk. Notwithstanding Trulieve’s efforts and diligence, regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming. No assurance can be given that Trulieve will receive the requisite licenses, permits or cards to continue operating its business.
In addition, local laws and ordinances could restrict Trulieve’s business activity. Although Trulieve’s post-closing operations are legal under the laws of the states in which it will operate, in many circumstances, local governments have the ability to limit, restrict and ban cannabis businesses from operating within their jurisdiction. Land use, zoning, local ordinances and similar laws could be adopted or changed and have a material adverse effect on Trulieve’s business.
Multiple states where medical and/or adult use cannabis is legal have or are considering special taxes or fees on businesses in the marijuana industry. It is uncertain at this time whether other states are in the process of reviewing such additional taxes and fees. The implementation of special taxes or fees could have a material adverse effect upon Trulieve’s business, prospects, revenue, results of operation and financial condition.

Risk Factors Related to the Operations of Harvest
Whether or not the Arrangement is completed, Harvest will continue to face many of the risks that it currently faces with respect to its business and affairs. Certain of these risk factors have been disclosed in Harvest’s Annual Report on Form
10-K
for the Fiscal Year Ended December 31, 2020 filed with the SEC on EDGAR and with certain Canadian securities regulators on SEDAR.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “intends”, “anticipates”, “targeted”, “continues”, “forecasts”, “designed”, “goal”, or the negative of those words or other similar or comparable words. Any statements contained in this prospectus that are not statements of historical facts may be deemed to be forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, results of operations and future growth prospects.
Forward-looking statements may relate to future financial conditions, results of operations, plans, objectives, performance or business developments. These statements speak only as of the date they are made and are based on information currently available and on the then-current expectations of the party making the statement and assumptions concerning future events, which are subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from that which was expressed or implied by such forward-looking statements, including, but not limited to, risks and uncertainties related to: the performance of our business and operations; the completion of the Harvest acquisition; the receipt and/or maintenance by us of required licenses and permits in a timely manner or at all; the intention to grow our business and operations; the expected growth in the number of the people using medical and/or adult-use
cannabis products; expectations of market size and growth in the United States; the competitive conditions and increasing competition of the cannabis industry; applicable laws, regulations and any amendments thereof; our competitive and business strategies; our operations in the United States, the characterization and consequences of those operations under federal United States law, and the framework for the enforcement of medical and adult-use
cannabis and cannabis-related offenses in the United States; the completion of additional cultivation and production facilities; the general economic, financial market, regulatory and political conditions in which we operate; the United States regulatory landscape and enforcement related to cannabis, including political risks; anti-money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; United States border entry; heightened scrutiny of cannabis companies in Canada and the United States; the enforceability of contracts; reliance on the expertise and judgment of our senior management; proprietary intellectual property and potential infringement by third parties; the concentration of voting control in certain shareholders and the unpredictability caused by our capital structure; the management of growth; risks inherent in an agricultural business; risks relating to energy costs; risks associated to cannabis products manufactured for human consumption, including potential product recalls; reliance on key inputs, suppliers and skilled labor; cybersecurity risks; ability and constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcement of judgments and effect service outside of Canada; security risks; risks related to future acquisitions or dispositions; sales by existing shareholders; limited research and data relating to cannabis; the medical benefits, viability, safety, efficacy and social acceptance of cannabis; the availability of financing opportunities, the ability to make payments on existing indebtedness; risks associated with economic, political and social conditions; risks related to contagious disease, particularly
COVID-19;
dependence on management; and other risks described in this prospectus and described from time to time in documents filed by us with the SEC.
The forward-looking statements contained herein are based on certain key expectations and assumptions, including, but not limited to, with respect to expectations and assumptions concerning: (i) receipt and/or maintenance of required licenses and third party consents; and (ii) the success of our operations, are based on estimates prepared by us using data from publicly available governmental sources, as well as from market research and industry analysis, and on assumptions based on data and knowledge of this industry that we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While we are not aware of any misstatement regarding any industry or government data presented herein, the current marijuana industry involves risks and uncertainties and are subject to change based on various factors. Although we believe that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because no assurance can be given that they will prove to be correct. Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors and risks. These include, but are not limited to, the risks described above and other factors beyond our control, as more particularly described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Consequently, all forward-looking statements made in this prospectus are qualified by such cautionary statements and there can be no assurance that the anticipated results or developments will actually be realized or, even if realized, that they will have the expected consequences to or effects on us. The cautionary statements contained or referred to in this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that we and/or persons acting on our behalf may issue. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, other than as required by law.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INDUSTRY AND OTHER DATA
This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets, their projected growth rates, the perceptions and preferences of patients, as well as market research, estimates and forecasts prepared by our management. We obtained the industry, market and other data throughout this prospectus from our own internal estimates and research, as well as from industry publications and research, surveys and studies conducted by third parties, including governmental agencies. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.
USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the Subordinate Voting Shares by the selling shareholders.
DIVIDEND POLICY
We have not declared dividends or distributions on Subordinate Voting Shares in the past. In addition, the Note Indenture governing the 2024 Notes, as defined and described in more detail under the heading “Description of Certain Indebtedness,” contains covenants that, among other things, limit our ability to declare or pay dividends or make certain other payments. We currently intend to reinvest all future earnings to finance the development and growth of our business. As a result, we do not intend to pay dividends on Subordinate Voting Shares in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on the financial condition, business environment, operating results, capital requirements, any contractual restrictions on the payment of dividends (including the Note Indenture) and any other factors that the board of directors deems relevant. Other than the Note Indenture, we are not bound or limited in any way to pay dividends in the event that the board of directors determined that a dividend was in the best interest of our shareholders.
DILUTION
The Subordinate Voting Shares to be sold by the selling shareholders are currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders in connection with the offer and sale by the selling shareholders of such Subordinate Voting Shares under this prospectus.

CAPITALIZATION
The following table provides our cash and cash equivalents and our capitalization as of June 30, 2021. You should read this table together with our financial statements and related notes appearing at the end of this prospectus and the sections of this prospectus titled “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock.”

As of June 30, 2021
(in thousands)
Cash and cash equivalents	$289,238

Notes payable	$6,000
Notes payable—related party	12,000
Operating lease liability	32,964
Finance lease liability	44,417
Construction finance liability	90,263
Private placement notes liability, net	118,673
Shareholders’ equity:
Common stock, no par value; 126,982,700 issued and outstanding	—
Additional paid-in capital	522,898
Warrants	42,689
Accumulated earnings	190,648

Total shareholders’ equity	756,235

Total capitalization	$1,060,552

SELLING SHAREHOLDERS
This prospectus relates to the possible resale by the Selling Shareholders of up to 74,733,058 Subordinate Voting Shares, consisting of (i) 12,506,061 Subordinate Voting Shares, (ii) an aggregate of 56,165,436 Subordinate Voting Shares issuable upon conversion of 561,654.36 Multiple Voting Shares and (iii) 6,061,561 Subordinate Voting Shares issuable upon exercise of outstanding warrants. The Selling Shareholders may from time to time offer and sell any or all of the Subordinate Voting Shares set forth below pursuant to this prospectus. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other successors-in-interest
who later come to hold any of the Selling Shareholders’ interest in the Subordinate Voting Shares other than through a public sale.
The following table sets forth, based on information currently known by us as of August 6, 2021, (i) the number of Subordinate Voting Shares held of record or beneficially by the Selling Shareholders as of such date (as determined below), (ii) the number of Subordinate Voting Shares that may be offered under this prospectus by the Selling Shareholders and (iii) any material relationships the Selling Shareholders may have had with us within the past three years. The beneficial ownership of the Subordinate Voting Shares set forth in the following table is determined in accordance with
Rule 13d-3 under
the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule
13d-3,
beneficial ownership includes any shares as to which the selling securityholders have sole or shared voting power or investment power and also any shares which each Selling Shareholder, respectively, has the right to acquire within 60 days of August 6, 2021 through the exercise of any stock option, warrant or other rights. The applicable percentage ownership for each Selling Shareholder listed below is based upon 71,789,323 Subordinate Voting Shares outstanding as of August 6, 2021.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such Subordinate Voting Shares. In addition, the Selling Shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Subordinate Voting Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. A Selling Shareholder may sell all, some or none of such shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder(1)	Subordinate Voting Shares Owned Before the Offering(2)	Subordinate Voting Shares to be Offered for the Selling Shareholder’s Account	Subordinate Voting Shares Owned by the Selling Shareholder after the Offering	Percent of Subordinate Voting Shares to be Owned by the Selling Shareholder after the Offering
Kim Rivers(3)	19,848,936	19,784,559	64,377		*
Thad Beshears(4)	14,451,787	14,415,000	36,787		*
George Hackney(5)	318,342	281,555	36,787		*
Michael O’Donnell(6)	4,380,343	4,343,556	36,787		*
Richard May(7)	484,768	447,981	36,787		*
Kyle Landrum(8)	38,098	8,668	29,430		*
Steven Ferrell(9)	21,911	8,668	13,243		*
Jason Pernell(10)	5,317,885	5,288,455	29,430		*
Telogia Pharm LLC(11)	10,133,300	10,133,300	—	—
Shade Leaf Holding LLC(12)	9,815,200	9,815,200	—	—
MOD Ventures LLC(13)	3,562,200	3,562,200	—	—
Traunch IV LLC(14)	986,700	986,700	—	—
Jason B Pernell TR KFP Irrevocable Trust DTD 03/02/2020(15)	2,263,500	2,263,500	—	—
Kathryn Field Pernell & Ty Roofner TR JBP 2020 Irrevocable Trust DTD 01/06/2020(16)	2,263,600	2,263,600	—	—
Frederick B May Family Irrevocable Trust 2018(17)	976,400	976,400	—	—
John B May Family Irrevocable Trust 2018(18)	920,700	920,700	—	—
George Hackney Jr.(19)	966,336	966,336	—	—
Fountain A. May(20)	447,981	447,981	—	—
Elizabeth B May(21)	120,716	120,716	—	—
Elizabeth S May(22)	181,274	181,274	—	—
Frederick B May(23)	231,662	231,662	—	—
John B May Sr.(24)	302,631	302,631	—	—
Thomas Craig Kirkland(25)	4,278,355	4,278,355	—	—
The Beshears 2020 Trust DTD 07/07/2020(26)	7,500,000	7,500,000	—	—
The Michael J. O’Donnell Revocable Trust Dated November 4, 1992, as amended and restated(27)	761,356	761,356	—	—
Former Solevo Wellness Equityholders(28)	481,097	481,097	—	—
Former PurePenn Equityholders(29)	1,298,964	1,298,964	—	—

*	Less than 1%.

(1)
We do not know when or in what amounts the Selling Shareholders may offer Subordinate Voting Shares for sale. The Selling Shareholders may decide not to sell any or all of the shares offered by this prospectus. Because the Selling Shareholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Shareholders.

(2)
Subordinate Voting Shares are listed on an
as-converted
basis and also include Subordinate Voting Shares issuable upon exercise of outstanding options and warrants. Multiple Voting Shares covert into Subordinate Voting Shares on a one-for-one
hundred basis.

(3)
Ms. Rivers is our President, Chief Executive Officer and Chair of our board of directors. Subordinate Voting Shares Owned Before the Offering and Subordinate Voting Shares to be Offered for the Selling Shareholder’s Account includes 2,811,159 Subordinate Voting Shares underlying outstanding warrants and 986,700 Subordinate Voting Shares held by Traunch IV LLC over which Ms. Rivers may be deemed to exercise voting and investment control. Ms. Rivers disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(4)
Mr. Beshears is a member of our board of directors. Subordinate Voting Shares Owned Before the Offering and Subordinate Voting Shares to be Offered for the Selling Shareholder’s Account includes 7,500,000 Subordinate Voting Shares held by The Beshears 2020 Trust DTD 07/07/2020 over which Mr. Beshears may be deemed to exercise voting and investment control. Mr. Beshears disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)	Mr. Hackney is a former member of our board of directors.
(6)
Mr. O’Donnell is a former member of our board of directors. Subordinate Voting Shares Owned Before the Offering and Subordinate Voting Shares to be Offered for the Selling Shareholder’s Account includes 3,562,200 Subordinate Voting Shares held by MOD Ventures LLC and 761,356 Subordinate Voting Shares underlying outstanding warrants held by The Michael J. O’Donnell Revocable Trust Dated November 4, 1992, as amended and restated, over which Mr. O’Donnell may be deemed to exercise voting and investment control. Mr. O’Donnell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)	Mr. May is a member of our board of directors.
(8)	Mr. Landrum is our Chief Production Officer.
(9)	Mr. Ferrell is our Director, Human Resources.
(10)
Mr. Pernell is our Chief Information Officer. Subordinate Voting Shares Owned Before the Offering and Subordinate Voting Shares to be Offered for the Selling Shareholder’s Account includes 761,355 Subordinate Voting Shares underlying outstanding warrants and 2,263,500 Subordinate Voting Shares held by Jason B Pernell TR KFP Irrevocable Trust DTD 03/02/2020 and 2,263,600 Subordinate Voting Shares held by Kathryn Field Pernell & Ty Roofner TR JBP 2020 Irrevocable Trust DTD 01/06/2020 over which Mr. Pernell may be deemed to exercise voting and investment control. Mr. Pernell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11)
Each of George Hackney, a former member of our board of directors, and his children George Hackney, Jr., Richard M. Hackney, Carl Joseph Hackney, and William Hackney are owners of Telogia Pharm LLC. Mr. William Jones exercises voting and investment control over the securities held by Telogia Pharm LLC.

(12)
Richard S. May, a member of our board directors, the John B. May Family Irrevocable Trust-2018 and the Fredrick B. May Family Irrevocable Trust-2018 are owners of Shade Leaf Holding LLC. Mr. William Jones exercises voting and investment control over the securities held by Shade Leaf Holding LLC.

(13)	Michael O’Donnell, a former member of our board of directors, exercises voting and investment control over the securities held by MOD Ventures LLC
(14)
Each of Kim Rivers, our President, Chief Executive Officer and Chair of our board of directors and Thad Beshears, a member of our board or directors, are direct owners of Traunch IV LLC, and Richard May and George Hackney, each a current or former member of our board of directors, and certain of Richard May’s family members are indirect owners of Traunch IV LLC through the entity Longleaf Holdings of North Florida LLC. Ms. Rivers exercises voting and investment control over the securities held by Traunch IV LLC.

(15)
Jason Pernell, our Chief Information Officer, is the trustee of the KFP Irrevocable Trust DTD 03/02/2020 and exercises voting and investment control over the securities held by KFP Irrevocable Trust DTD 03/02/2020.

(16)
Kathryn Field Pernell, the spouse of Jason Pernell, our Chief Information Officer, and Ty Roofner are trustees of the JBP 2020 Irrevocable Trust DTD 01/06/2020 and exercise voting and investment control over the securities held by JBP 2020 Irrevocable Trust DTD 01/06/2020.

(17)
Frederick B. May, the first cousin, once removed of Richard May, a member of our board of directors is the grantor of the Frederick B May Family Irrevocable Trust 2018. Carolyn May is the trustee of the Frederick B May Family Irrevocable Trust 2018 and exercises voting and investment control over the securities held by the Frederick B May Family Irrevocable Trust 2018.

(18)
John B. May, Sr. is the grantor of the John B May Family Irrevocable Trust 2018. Crystle J. May is the trustee of the John B May Family Irrevocable Trust 2018 and exercises voting and investment control over the securities held by John B May Family Irrevocable Trust 2018.

(19)	Includes 966,336 Subordinate Voting Shares underlying outstanding warrants. George Hackney, Jr. is the child of George Hackney, Sr., a member of our board of directors.
(20)	F. Ashley May is the brother of Richard May, a member of our board of directors.
(21)	Elizabeth B. May is the sister of Richard May, a member of our board of directors.
(22)	Elizabeth S. May is the mother of Richard May, a member of our board of directors.
(23)	Frederick B. May is the first cousin, once removed of Richard May, a member of our board of directors.
(24)	John B. May, Sr. is the uncle of Richard May, a member of our board of directors.
(25)
Thomas Craig Kirkland is a former member of our board of directors and our former Director of Research and Development. Mr. Kirkland also holds an indirect interest in certain real estate holding companies that lease property to us. Includes 761,355 Subordinate Voting Shares underlying outstanding warrants.

(26)
Thad Beshears, a member of our board of directors, is the grantor of The Beshears 2020 Trust DTD 07/07/2020 and William Jones exercises voting and investment control over the securities held by The Beshears 2020 Trust DTD 07/07/2020.

(27)
Includes 761,356 Subordinate Voting Shares underlying outstanding warrants. Michael J. O’Donnell, Sr., a member of our board of directors, is trustee of The Michael J. O’Donnell Revocable Trust Dated November 4, 1992, as amended and restated, and exercises voting and investment control over the securities held by The Michael J. O’Donnell Revocable Trust Dated November 4, 1992, as amended and restated.

(28)
Each of the Selling Shareholders listed in the table below are former equityholders of Solevo Wellness that received Subordinate Voting Shares in connection with the sale of 100% of the membership interests of Solevo Wellness to us. None of the Former Solevo Wellness Equityholders has had a material relationship with us (or our predecessors or affiliates) in the past three years.

Name of Former Solevo Wellness Equityholder	Subordinate Voting Shares Owned Before the Offering	Subordinate Voting Shares to be Offered for the Selling Shareholder’s Account	Subordinate Voting Shares Owned by the Selling Shareholder after the Offering
Alexander J. Micklow	8,306	8,306	—
David Siegel	9,228	9,228	—
Douglas Ward Truter	11,535	11,535	—
ETodd Group, LLC	46,140	46,140	—
James Koll	2,307	2,307	—
Jordan Marks	9,228	9,228	—
Joshua Marks	9,228	9,228	—
Jude Giovengo & Donna Iannelli	16,149	16,149	—
Kaylen, LLC:	46,716	46,716	—
Larry Loperfito	2,307	2,307	—
Laurel Investment Group LLC	46,140	46,140	—
Louis Gold	9,228	9,228	—
Lucy Cichon	37,373	37,373	—
Mark Cichon	9,343	9,343	—
Markham Magic LLC	46,140	46,140	—
Mary Jane Conley	9,228	9,228	—
Michael Ong	8,305	8,305	—
Mohan Patel	8,305	8,305	—
Nick Geanopulos	8,589	8,589	—
Patrick Gannon	1,253	1,253	—
Paul Tallarom	8,305	8,305	—
Robert Capretto	23,070	23,070	—
Rocco Levine	1,253	1,253	—
Rory Dean Vitale	16,149	16,149	—
Samuel Britz	6,874	6,874	—
Steven Labovitz	9,228	9,228	—
Tasso Liatis	8,305	8,305	—
The Martella Group LLC	46,716	46,716	—
Thomas Bradley	11,535	11,535	—
William Kesneck Jr	4,614	4,614	—

(29)
Each of the Selling Shareholders listed in the table below are former equityholders of PurePenn that received Subordinate Voting Shares in connection with the sale of 100% of the membership interests of PurePenn to us. None of the Former PurePenn Equityholders has had a material relationship with us (or our predecessors or affiliates) in the past three years.

Name of Former PurePenn Equityholder	Subordinate Voting Shares Owned Before the Offering	Subordinate Voting Shares to be Offered for the Selling Shareholder’s Account	Subordinate Voting Shares Owned by the Selling Shareholder after the Offering
Amy Weiss	58,742	58,742	—
Duke Fu	3,969	3,969	—
GCP Holdings LLC	119,548	119,548	—
Global Investments, LLC	61,917	61,917	—
Michael A. Tulimero	2,064	2,064	—
MXY Holdings LLC	136,377	136,377	—
Raymond E. Boyer	58,742	58,742	—
Stanley M. Marks	117,484	117,484	—
YOI Investment LLC	176,226	176,226	—
ZESSAS Holdings, LLC	58,742	58,742	—
Gabriel A. Perlow	27,782	27,782	—
Raymond E. Boyer	27,782	27,782	—
Eastham LLC	5,052	5,052	—
Stanley M. Marks	10,103	10,103	—
Zessas Holdings, LLC	5,052	5,052	—
Adam Perlow	4,041	4,041	—
La Capilla, LLC	26,520	26,520	—
Anthony Sevy	505	505	—
YOI Investments LLC	15,155	15,155	—
Jacqueline Perlow	1,010	1,010	—
William Rudolph	5,052	5,052	—
Joshua Mayo	10,103	10,103	—
Michael Tulimero	5,052	5,052	—
MXY Equipment Holdings, LLC	149,776	149,776	—
Rodney W. Fink	2,526	2,526	—
Minarik Trust, dated 8/31/93	2,526	2,526	—
Richard A Lear and MaryCatherine E. Lear	2,526	2,526	—
OP Investments, LLC	1,263	1,263	—
Sheri Letwin	1,684	1,684	—
Debra A. Honkus	5,052	5,052	—
Jason Honkus	2,526	2,526	—
Edward A. Perlow Testamentary Trust	12,629	12,629	—
EPK Associates LP	3,789	3,789	—
Timothy & Michaeline Megahan	2,526	2,526	—
Stephen Ross Green and Maureen Lally-Green	2,526	2,526	—
Double YOI Investment, LLC	75,772	75,772	—
Championship Investors, LLC	50,094	50,094	—
Lester & Barbara Parker	2,526	2,526	—
Herman Kahn and Jane R. Kahn	842	842	—
Fourteen Hundred Investors, Inc.	10,524	10,524	—
Christopher R. Hall	1,263	1,263	—
Marc & Kathy Lipsitz	2,526	2,526	—
William Rudolph	2,526	2,526	—
Janet I. Vidnovic	1,263	1,263	—
Estate of Robert I. Goldstein	842	842	—
Sunwest Trust FBO Herman Kahn ROTH IRA	1,684	1,684	—
GCP Holdings LLC	2,526	2,526	—
YOI Investments LLC	3,789	3,789	—
Zessas Holdings, LLC	1,263	1,263	—

Name of Former PurePenn Equityholder	Subordinate Voting Shares Owned Before the Offering	Subordinate Voting Shares to be Offered for the Selling Shareholder’s Account	Subordinate Voting Shares Owned by the Selling Shareholder after the Offering
Avita Holdings, LLC	2,526	2,526	—
BBJC, LLC	2,526	2,526	—
MXY Equipment Holdings, LLC	10,103	10,103	—

SELECTED CONSOLIDATED FINANCIAL DATA
You should read the following selected consolidated financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the statement of operations and comprehensive income data for the years ended December 31, 2020, 2019 and 2018 and the balance sheet data as of December 31, 2020 and 2019 from our audited financial statements included elsewhere in this prospectus and we have derived the statement of operations and comprehensive income data for the six months ended June 30, 2021 and 2020 and the balance sheet data as of June 30, 2021 from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The information in this section is not intended to replace the audited and unaudited financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that should be expected in the future.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(unaudited)		(in thousands)
Statement of Operations Data:
Revenues, Net of Discounts	$408,945	$216,821	$521,533	$252,819	$102,817
Cost of Goods Sold	129,198	52,459	135,116	60,982	22,385

Gross Profit	279,747	164,362	386,418	191,837	80,431

Operating Expenses:
General and Administrative	27,650	14,195	36,056	14,071	19,156
Sales and Marketing	91,135	49,873	119,395	59,349	25,050
Depreciation and Amortization	12,101	5,298	12,600	5,079	1,138

Total Operating Expenses	130,886	69,366	168,051	78,499	45,344

Income from Operations	148,861	94,996	218,367	113,338	35,088
Other Income (Expense):
Interest Expense, Net	(14,548)	(11,214)	(20,237)	(9,050)	(2,103)
Other (Expense) Income, Net	295	(71)	(40,680)	(607)	60

Total Other Expense	(14,253)	(11,285)	(60,917)	(9,658)	(2,044)

Income Before Provision for Income Taxes	134,608	83,711	157,450	103,680	33,044
Provision For Income Taxes	63,650	41,168	94,451	50,586	22,151

Net Income and Comprehensive Income	$70,958	$42,543	$62,999	$53,094	$10,893

Net Income Per Share Attributable to Common Shareholders
Basic	$0.59	$0.38	$0.55	$0.48	$0.11
Diluted	$0.55	$0.37	$0.53	$0.46	$0.11
Weighted Average Common Shares Outstanding
Basic	120,351	110,960	113,572	110,206	101,697
Diluted	127,885	114,468	118,326	115,318	103,201

	As of June 30, 2021	As of December 31,
		2020	2019
	(unaudited)	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$289,238	$146,713	$91,813
Working capital(1)	365,352	189,150	112,804
Total assets	1,146,307	816,112	385,996
Total liabilities	390,072	368,208	253,114
Total shareholders’ equity	756,235	447,904	132,883

(1)	We define working capital as current assets less current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF TRULIEVE AND HARVEST
The following unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) are based on the historical consolidated financial statements of Trulieve and Harvest, as adjusted to give effect to the Arrangement. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 (the “pro forma balance sheet”) give effect to the Arrangement as if it had occurred on June 30, 2021. The unaudited pro forma condensed statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 (the “pro forma statements of operations”) give effect to the Arrangement as if it had occurred on January 1, 2020.
The unaudited proforma condensed combined financial information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes of Trulieve and Harvest included in this prospectus.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation
S-X.
The pro forma adjustments are based on available information and assumptions that we believe are reasonable. Included in the pro forma condensed combined financial information is an allocation of the estimated purchase price we will pay for Harvest which is based on preliminary estimates and assumptions. These estimates and assumptions could change significantly as we finalize our assessment of the allocation and fair value of the net tangible and intangible assets we acquire, most of which are dependent on the completion of valuations being performed by independent valuation specialists. The unaudited pro forma combined financial information does not include adjustments to reflect any synergies or dis-synergies,
any future operating efficiencies, associated costs savings or any possible integration costs that may occur related to the probable Harvest acquisition. Actual results may be materially different than the pro forma information presented herein.
The pro forma financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Arrangement occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial condition and results of operations of the combined company may differ significantly from the pro forma amounts reflected herein due to a variety of factors, including differences in accounting policies, elections, and estimates.

Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2021
(in thousands of United States dollars)

	Trulieve	Harvest	Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$289,238	$71,064	$—		$360,302
Restricted cash	—	3,000	—		3,000
Accounts receivable, net	3,754	8,788	—		12,542
Notes receivable, current portion	—	9,593	—		9,593
Notes receivable - related party, current portion	—	10,276	—		10,276
Inventories, net	112,628	44,608	—		157,236
Income tax receivable	8,157	—	(8,157)	(c)	—
Prepaid expenses and other current assets	28,313	8,125	—		36,438

Total current assets	442,090	155,454	(8,157)		589,387
Notes receivable	—	10,516	—		10,516
Property and equipment, net	427,666	179,182	—		606,848
Right of use asset - operating, net	31,254	118,936	—		150,190
Right of use asset - finance, net	41,521	—	—		41,521
Corporate investments	—	40,924	—		40,924
Goodwill and intangible assets, net	194,229	387,624	1,593,589	(a)(b)(d)	2,175,442
Assets held for sale	—	3,689	—		3,689
Other assets	9,547	19,722	—		29,269

TOTAL ASSETS	$1,146,307	$916,047	$1,585,432		$3,647,786

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$45,579	$7,988	$—		$53,567
Other current liabilities	—	30,434	—		30,434
Contingent consideration, current portion	—	10,398	—		10,398
Income tax payable	—	10,642	(8,157)	(c)	2,485
Deferred revenue	6,186	—	—		6,186
Notes payable - current portion	4,667	134,394	—		139,061
Notes payable - related party - current portion	12,000	—	—		12,000
Operating lease liability - current portion	3,583	2,060	—		5,643
Finance lease liability - current portion	4,723	—	—		4,723

Total current liabilities	76,738	195,916	(8,157)		264,497
Long-term liabilities:
Notes payable	1,333	144,248	11,410	(d)	156,991
Warrant liability	—	3,438	—		3,438
Operating lease liability	29,381	118,249	—		147,630
Finance lease liability	39,694	—	—		39,694
Private placement notes liability, net	118,673	—	—		118,673
Other long-term liabilities	4,145	39	—		4,184
Construction finance liability	90,263	—	—		90,263
Deferred tax liability	29,845	53,082	—		82,927

TOTAL LIABILITIES	$390,072	$514,972	$3,253		$908,297

Commitments and contingencies

Common stock, no par value	—	—	—		—
Additional paid-in-capital	522,898	736,901	1,245,945	(a)(b)	2,505,744
Warrants	42,689	—	—		42,689
Accumulated earnings (deficit)	190,648	(336,234)	336,234	(b)	190,648

Total shareholders’ equity attributed to entity	756,235	400,667	1,582,179		2,739,081
Non-controlling interest	—	408	—		408

TOTAL SHAREHOLDERS’ EQUITY	756,235	401,075	1,582,179		2,739,489

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,146,307	$916,047	$1,585,432		$3,647,786

Unaudited Pro Forma Condensed Combined Statement of Operations
For the six months ended June 30, 2021
(in thousands of United States dollars)

	Trulieve	Harvest	Adjustments		Pro Forma Combined
Revenues, net of discounts	$408,945	$191,289	$—		$600,234
Cost of goods sold	129,198	91,109	10,740	(e)(f)	231,047

Gross profit	279,747	100,180	(10,740)		369,187

Expenses:
General and administrative	27,650	68,206	(36,137)	(e)	59,719
Sales and marketing	91,135	2,122	28,065	(e)	121,322
Depreciation and amortization	12,101	5,170	5,381	(f)	22,652

Total expenses	130,886	75,498	(2,691)		203,693

Income from operations	148,861	24,682	(8,049)		165,494
Other income (expense):
Interest expense, net	(14,548)	(17,899)	—		(32,447)
Other (expense) income, net	295	3,576	—		3,871
Fair value of liability adjustment	—	(32,787)	—		(32,787)
Fair value of contingent consideration	—	(4,500)	—		(4,500)

Total other expense	(14,253)	(51,610)	—		(65,863)

Income (loss) before provision for income taxes	134,608	(26,928)	(8,049)		99,631

Provision for income taxes	63,650	13,315	—		76,965

Net income (loss) from continuing operations before non-controlling interest	70,958	(40,243)	(8,049)		22,666

Net income (loss ) from discontinued operations, net of tax	—	(1,954)	—		(1,954)

Net income (loss) before non-controlling interest	70,958	(42,197)	(8,049)		20,712

Net income attributed to non-controlling interest	—	430	—		430

Net income (loss) and comprehensive income attributed to entity	$70,958	$(42,627)	$(8,049)		$20,282

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2020
(in thousands of United States dollars)

	Trulieve	Harvest	Adjustments		Pro Forma Combined
Revenues, net of discounts	$521,533	$231,460	$—		$752,993
Cost of goods sold	135,115	129,873	16,090	(e)(f)	281,078

Gross profit	386,418	101,587	(16,090)		471,915

Expenses:
General and administrative	36,056	122,762	(55,761)	(e)	103,057
Sales and marketing	119,395	4,960	43,002	(e)	167,357
Depreciation and amortization	12,600	7,920	11,066	(f)	31,586

Total expenses	168,051	135,642	(1,693)		302,000

Income from operations	218,367	(34,055)	(14,397)		169,915
Other income (expense):
Interest expense, net	(20,237)	(38,612)	—		(58,849)
Other (expense) income, net	(40,680)	28,142	—		(12,538)
Fair value of liability adjustment	—	(10,125)	—		(10,125)

Total other expense	(60,917)	(20,595)	—		(81,512)

Income (loss) before provision for income taxes	157,450	(54,650)	(14,397)		88,403

Provision for income taxes	94,451	3,650	—		98,101

Net income (loss) from continuing operations before non-controlling interest	62,999	(58,300)	(14,397)		(9,698)

Net income (loss ) from discontinued operations, net of tax	—	(1,278)	—		(1,278)

Net income (loss) before non-controlling interest	62,999	(59,578)	(14,397)		(10,976)

Net income attributed to non-controlling interest	—	52	—		52

Net income (loss) and comprehensive income attributed to entity	$62,999	$(59,630)	$(14,397)		$(11,028)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands of United States dollars, except for shares, warrants, per share amounts and per warrant amounts, unless otherwise noted)

1.	Basis of Presentation
The pro forma financial statements represent the combined company’s unaudited pro forma condensed combined balance sheet as of June 30, 2021, and unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020. The pro forma financial statements are based on the historical consolidated financial statements of Trulieve and Harvest, adjusted to give effect to the Arrangement, and should be read in conjunction with the historical financial statements from which they are derived.
The pro forma financial statements are presented in United States dollars (“USD”) and prepared in accordance with GAAP.
The pro forma balance sheets give effect to the Arrangement as if it had occurred on June 30, 2021. The pro forma statements of operations give effect to the Arrangement as if it had occurred on January 1, 2020.
In preparing the unaudited pro forma condensed combined balance sheets and statements of operations in accordance with GAAP, the following historical information was used:

•	Trulieve’s Quarterly Report filed on Form 10-Q for the period ended June 30, 2021;

•	Harvest’s Quarterly Report filed on Form 10-Q for the period ended June 30, 2021;

•	Trulieve’s Annual Report filed on Form 10-K for the year ended December 31, 2020; and

•	Harvest’s Annual Report filed on Form 10-K for the year ended December 31, 2020.
The unaudited pro forma condensed combined balance sheet and statements of operations should be read in conjunction with the historical financial statements including the notes thereto, as listed above, which are incorporated by reference.
The pro forma financial statements have been prepared for illustrative purposes only and may not be indicative of the operating results or financial condition that would have been achieved if the Arrangement had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position for any future period or as of any future date. The actual financial position and results of operations may differ materially from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma financial statements do not reflect operational and administrative cost savings that may be achieved as a result of the acquisition transaction.

2.	Pro forma Adjustments
Balance Sheet Adjustments
The following adjustments have been made to the pro forma combined balance sheet. These adjustments reflect only preliminary purchase accounting estimates as of June 30, 2021. Fair value assessment and valuations have not yet been completed and alignment of accounting policies is still in progress and are therefore not reflected here.

(a)	Reclassification of Harvest historical equity to Goodwill.

(b)	Estimate of issuance of new equity for Trulieve acquisition of Harvest (refer to Estimated Purchase Price note).

(c)	Reclassification of Trulieve historical net tax position (receivable) with Harvest historical net tax position (payable) to reflect pro forma combined net taxes payable position.

(d)	Reclassification of Harvest historical unamortized debt discounts and issuance costs to Goodwill.

Statement of Operations Adjustments
The following adjustments have been made to the pro forma combined statements of operations. These adjustments reflect only preliminary accounting policy and estimates alignment. Fair value assessment and valuations have not yet been completed and alignment of accounting policies is still in progress and are therefore not fully reflected here.

(e)	Reclassifications of Harvest historical amounts to align with Trulieve presentation of similar amounts.

(f)
Harvest’s historical policy is to assign an indefinite life to intangible assets such as license and permit, internally developed, and trade names. Trulieve’s policy assigns a 15 year life to similar intangible assets. Adjustment estimates the amortization that would have been recorded by Harvest under Trulieve’s policy. This does not account for the adjusted fair value or use determinations that will occur in the fair value assessments that will be done after the transaction closes.

3.	Estimated Purchase Price
Trulieve is the legal acquirer and, pursuant to the Arrangement Agreement, will exchange each outstanding Harvest common share for 0.1170 of a Trulieve common share (the “Exchange Ratio”).
Estimated consideration of approximately $1,983 million is based on Trulieve’s closing share price for the Trulieve Subordinated Voting Shares of $40.92 on May 7, 2021 (the “Measurement Date”). The value of purchase price consideration will change based on fluctuations in share price of Trulieve’s Subordinated Voting Shares and the number of Harvest Subordinated Voting Shares outstanding on the Effective Date. A 10% increase or decrease in Trulieve’s share price would increase or decrease both the purchase price and goodwill by approximately $198.3 million, respectively, and a 25% increase or decrease in Trulieve’s share price would increase or decrease both the purchase price and goodwill by approximately $495.7 million, respectively.
The following table summarizes the calculation of the estimated consideration hypothetically paid by Trulieve (in thousands, except share and per share data):

Harvest’s Subordinated Voting Shares outstanding as of June 30, 2021	414,159,300
Exchange Ratio	0.1170
Trulieve Subordinated Voting Shares hypothetically issued based on Exchange Ratio	48,456,638
Price per Trulieve Subordinated Voting Share on Measurement Date (May 7, 2021)	$40.92

Total estimated fair value of acquired Trulieve Subordinated Voting Shares	$1,982,846

4.	Pro Forma Earnings Per Share – Basic and Diluted

June 30, 2021
Pro forma earnings per Trulieve Subordinated Voting Shares - basic
Historical basic weighted average Trulieve Subordinated Voting Shares at June 30, 2021	120,351,366
Historical basic weighted average Harvest Subordinated Voting Shares at June 30, 2021	410,383,008
Exchange Ratio	0.1170

Incremental Trulieve Subordinated Voting Shares issued in the Arrangement	48,014,812

Pro forma combined basic weighted average Trulieve Subordinated Voting Shares	168,366,178
Pro forma combined net income from continuing operations before non-controlling interest for the six months ended June 30, 2021	$22,666
Pro forma combined earnings per Trulieve Pro forma Subordinated Voting Shares - basic	$0.13

Pro forma earnings per Trulieve Subordinated Voting Shares - diluted
Historical diluted weighted average Trulieve Subordinated Voting Shares at June 30, 2021	127,884,913
Historical diluted weighted average Harvest Subordinated Voting Shares at June 30, 2021	454,946,975
Exchange Ratio	0.1170

Incremental Trulieve Subordinated Voting Shares issued in the Arrangement	53,228,796

Pro forma combined diluted weighted average Trulieve Subordinated Voting Shares	181,113,709
Pro forma combined net income from continuing operations before non-controlling interest for the year ended June 30, 2021	$22,666
Pro forma combined earnings per Trulieve Pro forma Subordinated Voting Shares - diluted	$0.13

December 31, 2020
Pro forma earnings per Trulieve Subordinated Voting Shares - basic
Historical basic weighted average Trulieve Subordinated Voting Shares at December 31, 2020	113,572,379
Historical weighted average Harvest Subordinated Voting Shares at December 31, 2020	354,757,211
Exchange Ratio	0.1170

Incremental Trulieve Subordinated Voting Shares issued in the Arrangement	41,506,594

Pro forma combined basic weighted average Trulieve Subordinated Voting Shares	155,078,973
Pro forma combined net loss from continuing operations before non-controlling interest for the year ended December 31, 2020	$(9,698)
Pro forma combined loss per Trulieve Pro forma Subordinated Voting Shares - basic	$(0.06)

Pro forma earnings per Trulieve Subordinated Voting Shares - diluted
Historical diluted weighted average Trulieve Subordinated Voting Shares at December 31, 2020	113,572,379
Historical weighted average Harvest Subordinated Voting Shares at December 31, 2020	354,757,211
Exchange Ratio	0.1170

Incremental Trulieve Subordinated Voting Shares issued in the Arrangement	41,506,594

Pro forma combined diluted weighted average Trulieve Subordinated Voting Shares	155,078,973
Pro forma combined net loss from continuing operations before non-controlling interest for the year ended December 31, 2020	$(9,698)
Pro forma combined earnings per Trulieve Pro forma Subordinated Voting Shares – diluted	$(0.06)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read together with “Prospectus Summary—Summary Consolidated Financial Data,” “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should read “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” contained in this prospectus.
Overview
Trulieve is a multi-state cannabis operator which currently holds licenses to operate in six states and has received notice of intent to award a license in a seventh state. Headquartered in Quincy, Florida, we are the market leader for quality medical cannabis products and services in Florida and aim to be the brand of choice for medical and adult-use
customers in all of the markets that we serve. We operate in highly regulated markets that require expertise in cultivation, manufacturing, retail and logistics. We have developed proficiencies in each of these functions and are committed to utilizing predictive analytics to stay abreast of market trends, consumer demographics and evolving demand.
All of the states in which we operate have adopted legislation to permit the use of cannabis products for medicinal purposes to treat specific conditions and diseases, which we refer to as medical cannabis. Recreational marijuana, or adult-use cannabis,
is legal marijuana sold in licensed dispensaries to adults ages 21 and older. Thus far, of the states in which we operate, only California, Connecticut and Massachusetts have adopted legislation permitting the commercialization of adult-use cannabis
products. As of June 30, 2021, we employed over 7,000 people and we are committed to providing patients and adult consumers, which we refer to herein as “patients” or “customers,” a consistent and welcoming retail experience across Trulieve branded stores. In the second quarter of 2021, our customer retention rate was 77%. In addition, in 2020 our average sales per square foot of dispensary space was $3,163 across our 75 dispensaries, our same store sales increased 21% in the 22 stores open for all of 2019 and 2020, our average annual patient spend was approximately $3,900 and our no ask return policy generated less than 1% on returns. We have nine material subsidiaries: Trulieve, Inc., or Trulieve US, Leef Industries, LLC, or Leef Industries, Life Essence, Inc., or Life Essence, Trulieve Holdings, Inc., or Trulieve Holdings, Trulieve Bristol, Inc. (formerly The Healing Corner, Inc. and referred to herein as “Healing Corner”), PurePenn LLC, Keystone Relief Centers, LLC (which we refer to as “Solevo Wellness”), Trulieve WV, Inc., or Trulieve WV, and Trulieve GA, Inc., or Trulieve GA. Each of Trulieve US, Leef Industries, Life Essence, Trulieve Holdings Healing Corner, PurePenn LLC and Solevo Wellness and Trulieve WV is wholly-owned (directly or indirectly) by Trulieve Cannabis Corp. Trulieve GA, Inc. is 40% owned (indirectly) by Trulieve Cannabis Corp. As of June 30, 2021, we operated 91 dispensaries, with 85 dispensaries in Florida, 3 dispensaries in Pennsylvania, 1 dispensary in California, 1 dispensary in Connecticut and 1 dispensary in Massachusetts, and we operated cultivation and production facilities in Florida, Pennsylvania, Massachusetts, and West Virginia. As of June 30, 2021, substantially all of our revenue was generated from the sale of cannabis products for medicinal use in the State of Florida. To date, neither the sale of adult-use
cannabis products, nor our operations in Massachusetts, California, Connecticut, Pennsylvania or West Virginia, have been material to our business.

Florida
Trulieve US is a vertically integrated “seed to sale” cannabis company and is the largest licensed medical marijuana company in the State of Florida. As of June 30, 2021, publicly available reports filed with the Florida Office of Medical Marijuana Use show Trulieve US to have the most dispensing locations and the greatest dispensing volume across product categories out of all licensed medical marijuana businesses in the state. Trulieve US cultivates and produces all of its products in-house
and distributes those products to patients in Trulieve branded stores (dispensaries) throughout the State of Florida, as well as via home delivery. Trulieve’s experience in the vertically integrated Florida market has given us the ability to scale and penetrate in all necessary business segments (cultivation, production, sales and distribution). Trulieve US has the experience necessary to increase market leadership in Florida and employ that expertise effectively in other regulated markets.
As of June 30, 2021, Trulieve US operated over 2.2 million square feet of cultivation facilities across six sites. In accordance with Florida law, Trulieve US grows all of its cannabis in secure enclosed indoor facilities and greenhouse structures.
Trulieve US operates a CGMP-certified processing facility, encompassing an estimated 55,000 square feet. In furtherance of our patient-first focus, we have developed a suite of Trulieve branded products with over 500 stock keeping units, or SKUs, as of June 30, 2021, including flower, edibles, vaporizer cartridges, concentrates, topicals, capsules, tinctures, dissolvable powders, and nasal sprays. This wide variety of products gives patients the ability to select the product that consistently delivers the desired effect and in their preferred method of delivery. These products are delivered to patients statewide in Trulieve-branded retail stores and by home delivery. As of June 30, 2021, Trulieve US operated 85 stores throughout the State of Florida.
Massachusetts
Life Essence operates a
co-located
medical and adult use dispensary in Northampton and Medical Marijuana cultivation and product manufacturing facility in Holyoke. Life Essence also has been awarded Final Licenses for Adult Use cultivation and processing at the same facility in Holyoke, and provisional certificates of registration for medical marijuana dispensaries in Holyoke and Cambridge. Upon entry of its existing plant stock into the state’s seed to sale tracking system and clearance from the Massachusetts Cannabis Control Commission, Life Essence will be able to fully operate under its adult use cultivation and processing licenses, including in the wholesale market. The completion of these licensing processes will further enable Life Essence to capitalize on its investment in infrastructure and engage in vertically integrated operations in both adult-use
and medical markets in Massachusetts.
On July 2, 2021, Life Essence closed a transaction with Patient Centric of Martha’s Vineyard Ltd., or PCMV, in which Life Essence purchased certain assets of PCMV, including the rights to a Provisional Marijuana Retailer License from the Massachusetts Cannabis Control Commission in Framingham, Massachusetts, and necessary municipal entitlements and a leasehold interest to operate as a marijuana retailer at the property. On June 29, 2021, Life Essence closed a transaction with Nature’s Remedy of Massachusetts, Inc., or Nature’s Remedy, and Sammartino Investments, LLC, pursuant to which Life Essence agreed to purchase certain assets of Nature’s Remedy including a Final Marijuana Retailer License from the Cannabis Control Commission, assignment of a long-term lease for real property in Worcester, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements to operate as a marijuana retailer at the property. The marijuana retailer in Worcester, Massachusetts commenced operations on August 14, 2021.
California
Leef Industries operates a licensed medical and
adult-use
cannabis dispensary located in Palm Springs, California. Trulieve believes Leef Industries has demonstrated encouraging growth in the market, offering in-store
and online shopping, along with product home delivery. Leef Industries is in the process of Trulieve rebranding and alignment with corporate operational standards, which we believe will increase consumer appeal and operational efficiency. The dispensary helps us stay abreast of trends on the west coast in a robust and innovative cannabis market distinguished by local competition between diverse and numerous operators.
Connecticut
Healing Corner is a licensed pharmacist-managed medical cannabis dispensary located in Bristol, Connecticut. Healing Corner was founded in 2014 and provides a range of medical marijuana products produced by high quality licensed suppliers. At the dispensary, a licensed pharmacist and trained staff provide on-site
counseling and education to patients. Patients may reserve their medical marijuana order through Healing Corner’s innovative Canna-Fill online system. Under Connecticut’s adult-use
cannabis legislation, which was enacted July 1, 2021, Healing Corner will have an opportunity to convert to hybrid adult-use
and medical sales.

Pennsylvania
On November 12, 2020, we completed the acquisition of 100% of the membership interests of: (i) PurePenn LLC and Pioneer Leasing & Consulting LLC, which we refer to collectively as PurePenn, and (ii) Keystone Relief Centers, LLC, which does business as and we refer to herein as Solevo Wellness. PurePenn operates cannabis cultivation and manufacturing facilities in the Pittsburgh, Pennsylvania area and currently wholesales to 100% of the operating dispensaries in Pennsylvania. Solevo Wellness operates three medical marijuana dispensaries in the Pittsburgh area. On July 8, 2021, we completed the acquisition of 100% of the membership interest of Anna Holdings LLC, which does business as Keystone Shops and operates three dispensaries in the Philadelphia area.
West Virginia
On November 13, 2020, Trulieve WV was awarded a processor permit by the West Virginia Office of Medical Cannabis. On January 29, 2021, Trulieve WV was notified that it has been awarded four dispensary permits by the West Virginia Office of Medical Cannabis. On March 22, 2021, we entered into a membership interest purchase agreement with Mountaineer Holding, LLC (“Mountaineer”). Mountaineer holds a West Virginia cultivation license and two dispensary licenses. The acquisition of Mountaineer was completed on May 5, 2021. On June 8, 2021, we completed the acquisition of Solevo Wellness West Virginia LLC and its three West Virginia dispensary permits. On June 29, 2021, we received approval from the West Virginia Office of Medical Cannabis to begin cultivation operations, making Trulieve the first in the state of West Virginia to begin cultivating medical cannabis. We are actively working to obtain approval for processing and dispensing operations as soon as reasonably practicable, which will vary by location depending on permitting and construction timelines.
Georgia
On July 24, 2021, Trulieve GA received a Notice of Intent to award a Class 1 Production License from the Georgia Access to Medical Cannabis Commission. The Notice of Intent to award is a notice of the Georgia Access to Medical Cannabis Commission’s expected contract award to Trulieve GA pending resolution of a protest process. If the contract is awarded, Trulieve GA will hold one of two Class 1 Production Licenses in the state and will be permitted to cultivate cannabis for the manufacture low THC oil.
Recent Developments
Harvest Acquisition
On May 10, 2021, we entered into an Arrangement Agreement (the “Arrangement Agreement”) with Harvest Health & Recreation Inc., a British Columbia corporation (“Harvest”), pursuant to which we will acquire all of the issued and outstanding equity securities of Harvest in accordance with a plan of arrangement under the
Business Corporations Act
 (British Columbia) (the “Arrangement”). Under the terms of the Arrangement Agreement, shareholders of Harvest will receive 0.1170 of a Subordinate Voting Share of Trulieve for each Harvest subordinate voting share (or equivalent) held (the “Exchange Ratio”), representing total consideration of approximately $2.1 billion based on the closing price of our Subordinate Voting Shares on May 7, 2021. This estimated total consideration is based on the closing price of our Subordinate Voting Shares and the outstanding equity of Harvest on May 7, 2021 and will vary based on the value of our Subordinate Voting Shares and the outstanding equity of Harvest on the closing date and may also vary from amounts used in pro forma estimates as of different dates. The Exchange Ratio is subject to adjustment in the event that Harvest completes certain interim period refinancing measures, with the potential adjustment in proportion to the incremental costs from such financing relative to the transaction value. The Transaction was unanimously approved by the boards of directors of each of Trulieve and Harvest. On August 11, 2021, Harvest shareholders approved the Transaction at its special meeting of shareholders.
The Arrangement Agreement provides for certain customary provisions, including covenants in respect of non-solicitation of
alternative transactions, a right to match superior proposals, US$100 million reciprocal termination fees under certain circumstances and reciprocal expense reimbursement provisions in certain circumstances. In addition to Harvest shareholder approval, which has been obtained, the closing of the Transaction is subject to receipt of the required regulatory approvals and other customary conditions of closing. Approval of our shareholders is not required.

Other Developments
On July 8, 2021, we closed the acquisition of Keystone Shops, which holds a dispensary license and operates dispensaries in Philadelphia, Devon, and King of Prussia, Pennsylvania.
On July 2 and June 28, 2021, we closed of the acquisition of certain assets of PCMV and Nature’s Remedy, respectively, including the rights to a Provisional Marijuana Retailer License from the Massachusetts Cannabis Control Commission for an adult-use
marijuana retailer in Framingham and a Final Marijuana Retailer License from the Cannabis Control Commission for an adult-use
marijuana retailer in Worcester, and accompanying leasehold interests, permits and entitlements.
On June 9, 2021, we announced the closing of the acquisition of Solevo Wellness West Virginia LLC and its three West Virginia dispensary permits.
On June 3, 2021, Life Essence opened its first dispensary in the Commonwealth of Massachusetts in the City of Northampton. The dispensary serves both adult-use
and medical marijuana patients.
On May 6, 2021, we announced the closing of the acquisition of Mountaineer Holding LLC, including its cultivation permit and two dispensary permits.
On April 12, 2021, we announced the closing of an underwritten, marketed public offering of 5,750,000 Subordinate Voting Shares at a public offering price of C$50.00 per share ($39.63 per share after giving effect to the conversion rate published by Bloomberg at 4:30pm ET on April 7, 2021 to convert Canadian dollars to U.S. dollars). The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses payable by us, were C$287.5 million (or $227.9 million after giving effect to the conversion rate denoted above). The net proceeds from the offering were approximately $219.1 million.
Management’s Use of
Non-GAAP
Measures
Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP
financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Adjusted EBITDA is a financial measure that is not defined under GAAP. Our management uses this non-GAAP
financial measure and believes it enhances an investor’s understanding of our financial and operating performance from period to period because it excludes certain material non-cash
items and certain other adjustments management believes are not reflective of our ongoing operations and performance. Adjusted EBITDA excludes from net income as reported interest, share-based compensation, tax, depreciation, acquisition and transaction costs, fair value step-up
of inventory from acquisitions,
non-cash
expenses and other income. Trulieve reports adjusted EBITDA to help investors assess the operating performance of the Corporation’s business. The financial measures noted above are metrics that have been adjusted from the GAAP net income measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring,
irregular and
one-time
items that may otherwise distort the GAAP net income measure.
As noted above, our Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. Because of these limitations, we consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP. A reconciliation of Adjusted EBITDA from net income, the most directly comparable financial measure calculated in accordance with GAAP, has been included herein.
Components of Results of Operations
Revenue
We derive our revenue from cannabis products which we manufacture, sell and distribute to our customers by home delivery and in our dispensaries.

Gross Profit
Gross profit includes the costs directly attributable to product sales and includes amounts paid to produce finished goods, such as flower, and concentrates, as well as packaging and other supplies, fees for services and processing, allocated overhead which includes allocations of rent, administrative salaries, utilities, and related costs. Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis product, which may create fluctuations in margins over comparative periods as the regulatory environment changes.
Sales and Marketing
Sales and marketing expenses consist of marketing expenses related to marketing programs for our products. Personnel related costs related to additional dispensaries are the primary costs of sales and marketing. As we continue to expand and open additional dispensaries, we expect our sales and marketing expenses to continue to increase.

General and Administrative
General and administrative expenses represent costs incurred at our corporate offices, primarily related to personnel costs, including salaries, incentive compensation, benefits, and other professional service costs, including legal and accounting. We expect to continue to invest considerably in this area to support our expansion plans and to support the increasing complexity of the cannabis business. Furthermore, we expect to continue to incur acquisition and transaction costs related to our expansion plans, and we anticipate a significant increase in compensation expenses related to recruiting and hiring talent, accounting, and legal and professional fees associated with becoming compliant with the Sarbanes-Oxley Act and other public company corporate expenses.
Depreciation and Amortization
Depreciation expense is calculated on a straight-line basis using the estimated useful life of each asset. Estimated useful life is determined by asset class and is reviewed on an annual basis and revised if necessary. Amortization expense is amortized using the straight-line method over the estimated useful life of the intangible assets. Useful lives for intangible assets are determined by type of asset with the initial determination of useful life determined during the valuation of the business combination. On an annual basis, the useful lives of each intangible class of assets are evaluated for appropriateness and adjusted if appropriate.
Other Income (Expense), Net
Interest and other income (expense), net consist primarily of interest income, interest expense, and the impact of the revaluation of the debt warrants.
Provision for Income Taxes
Provision for income taxes is calculated using the asset and liability method. Deferred income tax assets and liabilities are determined based on enacted tax rates and laws for the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
As we operate in the cannabis industry, we are subject to the limits of IRC Section 280E under which we are only allowed to deduct expenses directly related to the cost of producing the products or cost of production.
Results of Operations
Three and Six Months Ended June 30, 2021 Compared to Three and Six Months Ended June 30, 2020
Revenue

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2021	2020	%	2021	2020	%

	(dollars in thousands)			(dollars in thousands)
Revenues, net of discounts	$215,122	$120,765	78%	$408,945	$216,821	89%
Revenue for the three months ended June 30, 2021 was $215.1 million, an increase of $94.3 million, from $120.8 million for the three months ended June 30, 2020. Revenue for the six months ended June 30, 2021 was $408.9 million, an increase of $192.1 million, from $216.8 million for the six months ended June 30, 2020. The increase in revenue is the result of an increase in organic growth in retail sales due to an increase in products available for purchase and overall patient count. Between June 30, 2021 and June 30, 2020, we opened or acquired forty dispensaries, which also contributed to the increased retail sales year over year.

Cost of Goods Sold

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2021	2020	%	2021	2020	%

	(dollars in thousands)			(dollars in thousands)
Cost of goods sold	$70,639	$30,233	134%	$129,198	$52,459	146%
% of total revenues	33%	25%		32%	24%
Cost of goods sold for the three months ended June 30, 2021 was $70.6 million, an increase of $40.4 million, from $30.2 million for the three months ended June 30, 2020. Cost of goods sold for the six months ended June 30, 2021 was $129.2 million, an increase of $76.7 million, from $52.5 million for the six months ended June 30, 2020, due to an increase in retail sales as a result of an increase in dispensaries and patient count. Cost of goods sold as a percentage of revenue increased from 24% for the six months ended June 30, 2020 to 32% for the six months ended June 30, 2021 due to our expansion into new markets, timing of inventory flow-through and product mix.
Gross Profit

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2021	2020	%	2021	2020	%

	(dollars in thousands)			(dollars in thousands)
Gross profit	$144,483	$90,532	60%	$279,747	$164,362	70%
% of total revenues	67%	75%		68%	76%
Gross profit for the three months ended June 30, 2021 was $144.5 million, up 60% from $90.5 million for the three months ended June 30, 2020. Gross profit for the six months ended June 30, 2021 was $279.7 million, up $115.4 million or 70% from $164.4 million for the six months ended June 30, 2020, as a result of an increase in retail sales due to the additional number of dispensaries, products available for sale and patient count. Gross profit as a percentage of revenue decreased from 76% for the six months ended June 30, 2020 to 68%, for the six months ended June 30, 2021. The decrease is caused by expansion into new markets, timing of inventory flow-through, product mix and macro-economic factors centered around prices and labor.
Sales and Marketing Expenses

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2021	2020	%	2021	2020	%

	(dollars in thousands)			(dollars in thousands)
Sales and marketing expenses	$46,576	$27,009	72%	$91,135	$49,873	83%
% of total revenues	22%	22%		22%	23%
Sales and marketing expense increased by 72% from $27.0 million for the three months ended June 30, 2020 to $46.6 million for the three months ended June 30, 2021. Sales and marketing expense increased from $49.9 million for the six months ended June 30, 2020, to $91.1 million for the six months ended June 30, 2021, an increase of $41.2 million, or 83%. The increase in sales and marketing expense is the result of a higher head count for the year, as we continue to add additional dispensaries in efforts to maintain and further drive higher growth in sales and market share as well as expanding into new markets. This increased head count resulted in higher personnel costs, which is the primary driver for the increase year over year.
General and Administrative Expenses

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2021	2020	%	2021	2020	%

	(dollars in thousands)			(dollars in thousands)
General and administrative expenses	$14,942	$7,936	88%	$27,650	$14,195	95%
% of total revenues	7%	7%		7%	7%

General and administrative expense for the three months ended June 30, 2021 increased by 88% to $14.9 million from $7.9 million for the three months ended June 30, 2020. General and administrative expense for the six months ended June 30, 2021 increased to $27.7 million from $14.2 million for the six months ended June 30, 2020, an increase of $13.5 million, or 95%. The increase in general and administrative expense is the result of entering new markets, ramping our infrastructure to support growth initiatives, continued acquisitions resulting in additional transaction and integration costs and go-forward
compliance.
Depreciation and Amortization Expense

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2021	2020	%	2021	2020	%

	(dollars in thousands)			(dollars in thousands)
Depreciation and amortization expenses	$6,667	$3,104	115%	$12,101	$5,298	128%
% of total revenues	3%	3%		3%	2%
Depreciation and amortization expense for the three months ended June 30, 2021 was $6.7 million, up $3.6 million from $3.1 million for the three months ended June 30, 2020. Depreciation and amortization expenses for the six months ended June 30, 2021 was $12.1 million, up $6.8 million, from $5.3 million for the six months ended June 30, 2020. The overall increase in depreciation and amortization expenses was due to investment in infrastructure that resulted in a higher number of capitalized assets from the additional dispensaries and cultivation facilities. Furthermore, amortization expense increased due to acquisitions and acquired intangibles.
Total Other Expense, Net

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2021	2020	%	2021	2020	%

	(dollars in thousands)			(dollars in thousands)
Total other expense, net	$6,316	$10,271	(39%)	$14,253	$11,285	26%
% of total revenues	3%	9%		3%	5%
Total other income (expense), net for the three months ended June 30, 2021 was expense of $6.3 million, a decrease of $4.0 million from expense of $10.3 million for the three months ended June 30, 2020. Total other expense, net for the six months ended June 30, 2021 was expense of $14.3 million, an increase of $3.0 million from expense of $11.3 million for the six months ended June 30, 2020. The overall increase is the result of an increase in interest expense related to additional finance leases to support business growth, partially offset by $1.0 million revaluation of debt warrants for the six months ended June 30, 2020.
On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. As a result of this, the Public Warrants converted to equity in December 2020, eliminating revaluation expense in future periods.
Provision for Income Taxes

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2021	2020	%	2021	2020	%

	(dollars in thousands)			(dollars in thousands)
Provision for income taxes	$29,102	$23,274	25%	$63,650	$41,168	55%

Income tax expense for the three months ended June 30, 2021 increased to $29.1 million from $23.3 million for the three months ended June 30, 2020. Income tax expense for the six months ended June 30, 2021 increased to $63.7 million from $41.2 million for the six months ended June 30, 2020, an increase of $22.5 million, or 55% as a result of a $115.4 million increase in gross profit for the same periods. Under IRC Section 280E, Cannabis Companies are only allowed to deduct expenses that are directly related to production of the products. The increase in income tax expense is due to the increase in gross profit as a result of the increase in retail sales partially offset by an increase in production costs as a percentage of revenue.
Net Income

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change

	(dollars in thousands)			(dollars in thousands)
Net income and comprehensive income	$40,880	$18,938	116%	$70,958	$42,543	67%
Net income for the three months ended June 30, 2021 was $40.9 million, an increase of $21.9 million, from $18.9 million for the three months ended June 30, 2020. Net income for the six months ended June 30, 2021 was $71.0 million, an increase of $28.4 million or 67%, from $42.5 million for the six months ended June 30, 2020. The increase in net income was driven primarily by the opening of additional dispensaries, an increase in products available for purchase and overall patient count. This net increase to net income was offset by cost of goods sold which was driven by timing of inventory flow-through and product mix. In addition, increases in sales and marketing and general and administrative expenses such as personnel costs, dispensary expenses, depreciation, interest expense, costs of entering new markets, ramping infrastructure, acquisition and transaction costs, integration costs, and go-forward
compliance, all contributed to the offset in net income. Income taxes also significantly increased period over period due to higher profit. Lastly, other expense increased as a result of the revaluation of our debt warrants and an increase in interest expense for the six months ended June 30, 2021. As previously noted, the revaluation is no longer applicable for the six months ended June 30, 2021.
Adjusted EBITDA

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change

	(dollars in thousands)			(dollars in thousands)
Adjusted EBITDA	$94,872	$61,394	55%	$185,668	$109,944	69%
Adjusted EBITDA for the three months ended June 30, 2021 was $94.9 million, an increase of $33.5 million from $61.4 million for the three months ended June 30, 2020. Adjusted EBITDA for the six months ended June 30, 2021, was $185.7 million, an increase of $75.8 million or

69%, from $109.9 million for the six months ended June 30, 2020. The following table presents a reconciliation of GAAP net income to non-GAAP
Adjusted EBITDA, for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(dollars in thousands)		(dollars in thousands)
Net income and comprehensive income	$40,880	$18,938	$70,958	$42,543
Add impact of:
Depreciation and amortization	6,667	3,104	12,101	5,298
Depreciation included in cost of goods sold	5,020	2,386	8,687	4,891
Interest expense, net	6,649	5,302	14,548	11,214
Provision for income taxes	29,102	23,274	63,650	41,168

EBITDA	88,318	53,004	169,944	105,114

Share-based compensation	744	462	1,485	1,685
Other expense (income), net	(333)	4,969	(295)	71
Acquisition and transaction costs	4,453	—	6,495	—
Inventory step up, fair value	—	—	2,528	—
COVID related expenses	1,690	2,959	5,511	3,074

Total adjustment	6,554	8,390	15,724	4,830

Adjusted EBITDA	$94,872	$61,394	$185,668	$109,944

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Revenue

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%

	(dollars in thousands)
Revenues, Net of Discounts	$521,533	$252,819	$268,714	106%
Revenue for the year ended December 31, 2020 was $521.5 million, an increase of $268.7 million, from $252.8 million for the year ended December 31, 2019. Increase in revenue is the result of an increase in organic growth in retail sales due to an increase in products available for purchase and overall patient count. In addition, we opened 28 dispensaries in Florida for the year ended December 31, 2020, which increased retail sales year over year.

Cost of Goods Sold

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%

	(dollars in thousands)
Cost of Goods Sold	$135,116	$60,982	$74,134	122%
% of Total Revenues	26%	24%
Cost of goods sold for the year ended December 31, 2020 was $135.1 million, an increase of $74.1 million, from $61.0 million for the year ended December 31, 2019, due to an increase in retail sales as a result of an increase in dispensaries and patient count. Cost of goods sold as a percentage of revenue increased from 24% for the year ended December 31, 2019 to 26% for the year ended December 31, 2020 due to our expansion into new markets, one-time
costs associated with the SAP implementation, inventory flow-through and product mix.
Gross Profit

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%

	(dollars in thousands)
Gross Profit	$386,418	$191,837	$194,581	101%
% of Total Revenues	74%	76%
Gross profit for the year ended December 31, 2020 was $386.4 million, up $194.6 million or 101% from $191.8 million for the year ended December 31, 2019, as a result of an increase in retail sales due to an increase in the number of dispensaries and patient count. Gross profit as a percentage of revenue decreased from 76% for the year ended December 31, 2019 to 74%, for the year ended December 31, 2020. This decrease is caused by an increase in depreciation related to capital expenditures in cultivation and processing to support business growth, expansion into new markets, one-time
costs associated with the SAP implementation, inventory flow-through and product mix.
Sales and Marketing Expenses

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%

	(dollars in thousands)
Sales and Marketing Expenses	$119,395	$59,349	$60,046	101%
% of Total Revenues	23%	23%
Sales and marketing expense increased from $59.3 million for the year ended December 31, 2019, to $119.4 million for the year ended December 31, 2020, an increase of $60.0 million. The increase in sales and marketing is the result of a higher head count for the year, as we continue to add additional dispensaries in efforts to maintain and further drive higher growth in sales and market share. This increased head count resulted in higher personnel costs, which is the primary driver for the increase year over year.

General and Administrative Expenses

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%

	(dollars in thousands)
General and Administrative Expenses	$36,056	$14,071	$21,985	156%
% of Total Revenues	7%	6%
General and administrative expense for the year ended December 31, 2020 increased to $36.1 million from $14.1 million for the year ended December 31, 2019, an increase of $22.0 million. The increase in general and administrative expense is the result of entering new markets and ramping our infrastructure to support growth initiatives and go-forward
compliance.
Depreciation and Amortization Expenses

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%

	(dollars in thousands)
Depreciation and Amortization Expenses	$12,600	$5,079	$7,521	148%
% of Total Revenues	2%	2%
Depreciation and amortization expenses for the year ended December 31, 2020 was $12.6 million, up $7.5 million, or 148%, from $5.1 million for the year ended December 31, 2019. The overall increase in depreciation and amortization expenses was due to investment in infrastructure that resulted in more capitalized assets from the additional dispensaries. Furthermore, depreciation expense increased due to additional finance leases added.
Total Other Income (Expense), Net

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%

	(dollars in thousands)
Total Other Income (Expense), Net	$(60,917)	$(9,658)	$(51,259)	531%
% of Total Revenues	(12)%	(4)%
Total other income (expense), net for the year ended December 31, 2020 was $(60.9) million, an increase of $51.3 million or 531%, from $(9.7) million for the year ended December 31, 2019. The overall increase is the result of our revaluation of debt warrants impacted by the increases in our stock value which were originally denominated in Canadian dollars. The expense for the year ended December 31, 2020 was $42.7 million compared to $0.8 million for the year ended December 31, 2019.
On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. As a result of this, the Public Warrant converted to equity and eliminated the necessity of revaluation expense in future periods. Additionally, interest expense increased as a result of the addition of finance leases to support business growth, for the year ended December 31, 2020.

Provision for Income Taxes

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%

	(dollars in thousands)
Provision for Income Taxes	$94,451	$50,586	$43,865	87%
Effective Tax Rate
Income tax expense for the year ended December 31, 2020 increased to $94.5 million from $50.6 million for the year ended December 31, 2019, an increase of $43.9 million as a result of a $194.6 million increase in gross profit for the same periods. Under IRC Section 280E, Cannabis Companies are only allowed to deduct expenses that are directly related to production of the products. The increase in income tax expense is due to the significant increase in gross profit as a result of the increase in retail sales partially offset by increase in production costs as a percentage of revenue.
Net Income

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%

	(dollars in thousands)
Net Income and Comprehensive Income	$62,999	$53,094	$9,905	19%
Net income for the year ended December 31, 2020 was $63.0 million, an increase of $9.9 million or 19%, from $53.1 million for the year ended December 31, 2019. The increase in net income was driven primarily by an increase in retail sales as a result of opening twenty-eight additional dispensaries in Florida during the year ended December 31, 2020. This net increase to net income was offset by gross profit which was driven by increased depreciation related to capital expenditures in cultivation and processing, expansion into new markets, one-time
costs associated with the SAP implementation, inventory flow-through and product mix. In addition, increases in sales and marketing and general and administrative expenses such as personnel costs, dispensary expenses, depreciation, interest expense, costs of entering new markets, ramping infrastructure and go-forward
compliance, all contributed to the offset in net income. Income taxes also significantly increased period over period due to higher profit. Lastly, other expense increased as a result of the revaluation of our debt warrants for the year ended December 31, 2020
Adjusted EBITDA

	Year Ended December 31,		Change Increase / (Decrease)
	2020	2019	$	%

	(dollars in thousands)
Adjusted EBITDA	$250,952	$126,409	$124,543	99%

Adjusted EBITDA for the year ended December 31, 2020, was $251.0 million, an increase of $124.5 million or 99%, from $126.4 million for the year ended December 31, 2019. The following table presents a reconciliation of GAAP net income (loss) to non-GAAP
Adjusted EBITDA, for each of the periods presented:

	Year Ended December 31,
	2020	2019

	(dollars in thousands)
Net Income and Comprehensive Income	$62,999	$53,094
Add (Deduct) Impact of:
Depreciation and Amortization	12,600	5,079
Depreciation included in Cost of Goods Sold	11,542	7,992
Interest Expense, Net	20,237	9,050
Provision for Income Taxes	94,451	50,586

EBITDA	201,829	125,802

Share-Based Compensation	2,765	—
Other Expense (Income), Net	40,680	607
Acquisition and Transaction Costs	4,724	—
Inventory Step up, Fair value	955	—

Total Adjustment	$187,953	$73,314

Adjusted EBITDA	$250,952	$126,409

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Revenue, Net of Discounts

	Year Ended December 31,		Change Increase / (Decrease)
	2019	2018	$	%

	(dollars in thousands)
Revenues, Net of Discounts	$252,819	$102,817	$150,002	146%
Revenue for the year ended December 31, 2019 was $252.8 million, an increase of $150.0 million, from $102.8 million for the year ended December 31, 2018. Increase in revenue is the result of an increase in our organic growth in retail sales due to the increase in products available for purchase and overall patient count. In addition, we opened 20 additional dispensaries for the year ended December 31, 2019, which increased retail sales year over year.
Cost of Goods Sold

	Year Ended December 31,		Change Increase / (Decrease)
	2019	2018	$	%

	(dollars in thousands)
Cost of Goods Sold	$60,982	$22,385	$38,596	172%
% of Total Revenues	24%	22%
Cost of goods sold for the year ended December 31, 2019 was $61.0 million, an increase of $38.6 million, from $22.4 million for the year ended December 31, 2018 due to increased retail sales as a result of our increase in dispensaries and patient count. Our cost of goods sold as a percentage of revenue increased from 22% for the year ended December 31, 2018 to 24% for the year ended December 31, 2019 due to the change in product mix as we introduced additional products during this period that had higher production costs.

Gross Profit

	Year Ended December 31,		Change Increase / (Decrease)
	2019	2018	$	%

	(dollars in thousands)
Gross Profit	$191,837	$80,431	$111,406	139%
% of Total Revenues	76%	78%
Gross profit for the year ended December 31, 2019 was $191.8 million, an increase of $111.4 million, from $80.4 million for the year ended December 31, 2018. Gross profit as a percentage of revenue decreased from December 31, 2018 compared to December 31, 2019 from 78% for 76%, respectively. Our increase of $111.4 million period over period is the result of the increase in retail sales due to the increase in our number of dispensaries and patient count. Our decrease in gross profit percentage is the result of adding additional products with higher production costs during the same period.
Sales and Marketing Expenses

	Year Ended December 31,		Change Increase / (Decrease)
	2019	2018	$	%

	(dollars in thousands)
Sales and Marketing Expenses	$59,349	$25,050	$34,299	137%
% of Total Revenues	23%	24%
Sales and marketing expense increased from $25.1 million for the year ended December 31, 2018, to $59.3 million for the year ended December 31, 2019, an increase of $34.3 million. The increase in sales and marketing is the result of higher head count for the year ended December 31, 2019 as compared to the year ended December 31, 2018 as we continue to build our sales team to maintain and further drive higher growth in sales and market share. The increased head count resulted in higher personnel costs, which is the driver for the increase in sales and marketing year over year.
General and Administrative Expenses

	Year Ended December 31,		Change Increase / (Decrease)
	2019	2018	$	%

	(dollars in thousands)
General and Administrative Expenses	$14,071	$19,156	$(5,085)	(27%)
% of Total Revenues	6%	19%
General and administrative expense for the year ended December 31, 2019 decreased to $14.1 million from $19.2 million for the year ended December 31, 2018, a decrease of $5.1 million. The decrease in general and administrative expense is the result of recording in 2018 the remaining stock compensation of $15.0 million related to founders’ warrants. This decrease in expense for the year ended December 31, 2019 is offset by an increase in infrastructure expenses to support our continued business growth.

Depreciation and Amortization Expenses

	Year Ended December 31,		Change Increase / (Decrease)
	2019	2018	$	%

	(dollars in thousands)
Depreciation and Amortization Expenses	$5,079	$1,138	$3,941	346%
% of Total Revenues	2%	1%
Depreciation and amortization expenses for the year ended December 31, 2019 was $5.1 million, up $3.9 million, or 346% from $1.1 million for the year ended December 31, 2018. The overall increase in depreciation and amortization expenses was due to investment in infrastructure that resulted in more capitalized assets from the additional dispensaries and cultivation space. Additionally, we implemented Accounting Standards Codification, or ASC 842,
Leases
in 2019 and as a result there was additional amortization from finance leases.
Total Other Income (Expense), Net

	Year Ended December 31,		Change Increase / (Decrease)
	2019	2018	$	%

	(dollars in thousands)
Total Other Income (Expense), Net	$(9,658)	$(2,044)	$(7,614)	373%
% of Total Revenues	(4)%	(2)%
Total other income (expense), net for the year ended December 31, 2019 was $(9.7) million, an increase of $(7.6) million or 373%, from $(2.0) million for the year ended December 31, 2018. The increase is the result of interest expenses related to the June and November Notes and the addition of finance leases in accordance with the new lease accounting standard effective for the year ended December 31, 2019.
Provision for Income Taxes

	Year Ended December 31,		Change Increase / (Decrease)
	2019	2018	$	%

	(dollars in thousands)
Provision for Income Taxes	$50,586	$22,151	$28,435	128%
Effective Tax Rate	49%	67%
Income tax expense for the year ended December 31, 2019 increased to $50.6 million from $22.2 million for the year ended December 31, 2018, an increase of $28.4 million as a result of a $111.4 million increase in gross profit for the same periods. Under IRC Section 280E, cannabis companies are only allowed to deduct expenses that are directly related to production of the products. The increase in income tax expense is due to the significant increase in gross profit as a result of the increase in retail sales partially offset by increase in production costs as a percentage of revenue due to the introduction of products with higher production costs.

Net Income and Comprehensive Income

	Year Ended December 31,		Change Increase / (Decrease)
	2019	2018	$	%

	(dollars in thousands)
Net Income and Comprehensive Income	$53,094	$10,893	$42,202	387%
Net income for the year ended December 31, 2019 was $53.1 million, an increase of $42.2 million, or 387%, from $10.9 million for the year ended December 31, 2018. The increase in net income was driven by the increase in retail sales as a result of opening twenty additional dispensaries during the year ended December 31, 2019. Gross profit as a percentage of revenue decreased period over period due to the introduction of new products with higher production costs. This net increase to net income was offset by the net increase in sales and marketing and general and administrative expenses related to the increase in personnel costs and increases in dispensary expense such as insurance, depreciation and interest expense costs. In addition, due to the implementation of the new accounting standard for leases, additional depreciation and interest expense was recorded period over period due to the additional leases completed for the new dispensaries. Income taxes also increased significantly period over period due to the higher margins realized due to the increase in revenue and efficiencies in production offset by production mix.
Liquidity and Capital Resources
Sources of Liquidity
Since our inception, we have funded our operations and capital spending through cash flows from product sales, loans from affiliates and entities controlled by our affiliates, third-party debt and proceeds from the sale of our capital stock. We are generating cash from sales and are deploying our capital reserves to acquire and develop assets capable of producing additional revenues and earnings over both the immediate and near term to support our business growth and expansion.
Our current, principal sources of liquidity are our cash and cash equivalents provided by our operations and debt and equity offerings. Cash and cash equivalents consist primarily of cash on deposit with banks and money market funds. Cash and cash equivalents were $289.2 million and $150.3 million as of June 30, 2021 and 2020, respectively. Cash and cash equivalents were $146.7 million and $91.8 million as of December 31, 2020 and 2019, respectively.
We believe our existing cash balances will be sufficient to meet our anticipated cash requirements from the report issuance date through at least the next 12 months.
Our primary uses of cash are for working capital requirements, capital expenditures and debt service payments. Additionally, from time to time, we may use capital for acquisitions and other investing and financing activities. Working capital is used principally for our personnel as well as costs related to the growth, manufacture and production of our products. Our capital expenditures consist primarily of additional facilities and dispensaries, improvements in existing facilities and product development.
To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute our business strategy, we anticipate that they will be obtained through incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds. There can be no assurance that we will be able to obtain additional funds on terms acceptable to us, on a timely basis or at all. The failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the results of operations, and financial condition.

The following table presents our cash and outstanding debt as of the dates indicated:

	Six Months Ended June 30, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
	(unaudited)
Cash and cash equivalents	$289,238	$146,713	$91,813
Outstanding debt:
Notes payable	6,000	6,000	6,000
Notes payable - related party	12,000	12,011	12,903
Private placement notes	130,000	130,000	130,000
Warrant liability	—	—	9,892
Operating lease liability	32,964	29,604	23,143
Finance lease liability	44,417	38,935	19,440
Construction finance liability	$90,263	$82,047	$22,956

Cash Flows
The tables below highlight our cash flows for the periods indicated.

	Six Months Ended June 30,
	2021	2020

	(dollars in thousands)
Net cash provided by operating activities	$49,194	$77,671
Net cash used in investing activities	(136,688)	(46,431)
Net cash provided by financing activities	230,019	27,260
Net increase in cash and cash equivalents	142,525	58,500
Cash and cash equivalents, beginning of period	146,713	91,813
Cash and cash equivalents, end of period	$289,238	$150,313

	Year Ended December 31,
	2020	2019	2018

	(dollars in thousands)
Net Cash Provided by Operating Activities	$99,643	$19,073	$23,517
Net Cash Used in Investing Activities	(174,654)	(94,673)	(51,055)
Net Cash Provided by Financing Activities	129,911	142,982	50,561
Net Increase in Cash and Cash Equivalents	54,900	67,383	23,023
Cash and Cash Equivalents, Beginning of Year	91,813	24,430	1,407
Cash and Cash Equivalents, End of Year	$146,713	$91,813	$24,430
Cash Flow from Operating Activities
Net cash provided by operating activities was $49.2 million for the six months ended June 30, 2021, a decrease of $28.5 million, compared to $77.7 million net cash provided by operating activities during the six months ended June 30, 2020. This is primarily due to increases in net working capital requirements, including inventory, as we ramp the business to support our growth.
Net cash provided by operating activities was $99.6 million for the year ended December 31, 2020, an increase of $80.6 million, compared to $19.1 million net cash provided by operating activities during the year ended December 31, 2019. This is primarily due to organic growth of our business partially offset by net working capital including inventory, as we ramp the business to support the growth.
Net cash provided by operating activities was $19.1 million for the year ended December 31, 2019, a decrease of $4.4 million, compared to $23.5 million net cash provided by operating activities during the year ended December 31, 2018. This is primarily due to the impact of changes in inventory and accounts payable and accrued liabilities related to our growth and expanded product mix, partially offset by our increase in net income as a result of the increase in dispensaries and organic growth as a result of increase in patient count.
Cash Flow from Investing Activities
Net cash used in investing activities was $136.7 million for the six months ended June 30, 2021, an increase of $90.3 million, compared to the $46.4 million net cash used in investing activities for the six months ended June 30, 2020. The increase is due to the increase of property and equipment purchases for the construction of additional dispensaries and continued expansion of our cultivation and processing facilities, as well as acquisitions completed during the period.
Net cash used in investing activities was $174.7 million for the year ended December 31, 2020, an increase of $80.0 million, compared to the $94.7 million net cash used in investing activities for the year ended December 31, 2019. The increase is due to the Pennsylvania acquisition in 2020 and the increase of property and equipment purchases for the construction of additional dispensaries and continued expansion of our cultivation and processing facilities during the year ended December 31, 2020.
Net cash used in investing activities was $94.7 million for the year ended December 31, 2019, an increase of $43.6 million, compared to the $51.1 million net cash used in investing activities for the year ended December 31, 2018. The increase is due to the additional dispensaries and the construction and automation of our cultivation and processing facilities during the year ended December 31, 2019. In addition, we acquired Healing Corner during the year ended December 31, 2019.

Cash Flow from Financing Activities
Net cash provided by financing activities was $230.0 million for the six months ended June 30, 2021, an increase of $202.7 million, compared to the $27.3 million net cash provided by financing activities for the six months ended June 30, 2020. The increase was primarily due to proceeds from the closing of an underwritten, marketed public offering of 5,750,000 Subordinate Voting Shares resulting in gross proceeds, before deducting underwriting discounts and commissions and offering expenses payable by us, of $227.9 million (after giving effect to the conversion rate on April 7, 2021).
Net cash provided by financing activities was $129.9 million for the year ended December 31, 2020, a decrease of $13.1 million, compared to the $143.0 million net cash provided by financing activities for the year ended December 31, 2019. The increase was primarily related to $83.2 million of proceeds for the issuance of shares offering that occurred for the year ended December 31, 2020. The increase was partially offset by the $122.2 million in net proceeds received from the debt issuance in 2019.
Net cash provided by financing activities was $143.0 million for the year ended December 31, 2019, an increase of $92.4 million, compared to the $50.6 million net cash provided by financing activities for the year ended December 31, 2018. The increase was primarily related to the $122.2 million net proceeds received from our recent debt issuance compared to the $47.5 million net proceeds raised with the subscription receipt offering in 2018. An additional increase as a result of the proceeds from the construction finance liability related to transactions for properties located in Massachusetts and Florida.
Funding Sources
Finance Liability, “June Warrants” and “November Warrants”
On June 18, 2019, we completed an offering using our Canadian prospectus of 70,000 units (the “June Units”), comprised of an aggregate principal amount of US$70.0 million of 9.75% senior secured notes maturing in 2024 (the “June Notes”) and an aggregate amount of 1,470,000 subordinate voting share warrants (each individual warrant being a “June Warrant”) at a price of US$980 per June Unit for a gross proceeds of US$68.6 million. Each June Unit was comprised of one June Note issued in denominations of $1,000 and 21 June Warrants.
On November 7, 2019, we completed an offering using our Canadian prospectus of 60,000 units (the “November Units”), comprised of an aggregate principal amount of US$60.0 million of 9.75% senior secured notes maturing in 2024 (the “November Notes”) and an aggregate amount of 1,560,000 subordinate voting share warrants (each individual warrant being a “November Warrant”) at a price of US$980 per November Unit for a gross proceeds of US$61.1 million. Each November Unit was comprised of one November Note issued in denominations of $1,000 and 26 November Warrants.
Promissory Notes
On April 10, 2017, we entered into an unsecured promissory note with a 12% annual interest rate, which was amended in January 2019 to extend the maturity by three years to 2022, with a balance as of December 31, 2019 of $4.0 million. On December 17, 2017, we entered into a promissory note dated December 7, 2017, with a 12% annual interest rate and a balance as of December 31, 2019 of $2.0 million. Each promissory note is due in 2021.
Related Party Promissory Notes
In February 2019, we entered into a
24-month
unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder of Trulieve for $257,337. In March 2018, the Company entered into a
24-month
unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for $158,900. In June 2018, the Company entered into a
24-month
unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for $262,010. In November 2018, the Company entered into two separate
24-month
unsecured loans each with an 8% annual interest rate with a former director and shareholder for a total of $474,864.

In May 2018, the Company entered into two separate unsecured promissory notes (the “Traunch Four Note” and the “Rivers Note”) for a total of $12.0 million. The Traunch Four Note is held by Traunch Four, LLC, an entity whose direct and indirect owners include Kim Rivers, the Chief Executive Officer and Chair of the Board, as well as Thad Beshears, Richard May, George Hackney, all of whom are directors of Trulieve, and certain of Richard May’s family members. The Rivers Note is held by Kim Rivers. Each promissory note has a
24-month
maturity and 12% annual interest rate. The two unsecured promissory notes were amended in December 2019 to extend the maturity one year to May 2021, all other terms remain unchanged.
Balance Sheet Exposure
At June 30, 2021 and 2020, the entirety of our balance sheet is exposed to U.S. cannabis-related activities. We believe our operations are in material compliance with all applicable state and local laws, regulations, and licensing requirements in the states in which we operate. However, cannabis remains illegal under U.S. federal law. Substantially all our revenue is derived from U.S. cannabis operations. For information about risks related to U.S. cannabis operations, please refer to “Risk Factors” in this prospectus.
Contractual Obligations
At June 30, 2021, we had the following contractual obligations to make future payments, representing contracts and other commitments that are known and committed:

	<1 Year	1 to 3 Years	3 to 5 Years	>5 Years	Total

	(dollars in thousands)
Accounts payable and accrued liabilities	$45,579	$—	$—	$—	$45,579
Notes payable	4,667	1,333	—	—	6,000
Notes payable - related party	12,000	—	—	—	12,000
Private placement notes	—	—	130,000	—	130,000
Operating lease liability	3,141	12,196	11,241	18,577	45,155
Finance lease liability	4,117	15,777	14,009	28,166	62,069
Construction finance liability	$12,217	$38,700	$27,605	$167,980	$246,502
At December 31, 2020, we had the following contractual obligations to make future payments, representing contracts and other commitments that are known and committed:

	<1 Year	1 to 3 Years	3 to 5 Years	>5 Years	Total

	(dollars in thousands)
Accounts Payable and Accrued Liabilities	$41,902	$—	$—	$—	$41,902
Notes Payable	2,000	4,000	—	—	6,000
Notes Payable - Related Party	12,011	—	—	—	12,011
Other Long-Term Liabilities	—	—	130,000	—	130,000
Operating Lease Liability	5,480	10,681	9,764	14,225	40,150
Finance Lease Liability	6,964	12,899	11,375	24,669	55,907
Construction Finance Liability	$—	$—	$61,071	$20,977	$82,047
Critical accounting policies and estimates
Critical accounting estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are reviewed on an ongoing basis. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates, revisions to accounting estimates are recognized in the period in which the estimate is revised.

Significant judgments, estimates, and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements are described below
Estimated Useful Lives and Depreciation and Amortization of Property and Equipment and Intangible Assets
Depreciation and amortization of property and equipment and intangible assets are dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.
Accounting for acquisitions and business combinations
In a business combination, all identifiable assets, liabilities and contingent liabilities acquired and consideration paid are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.

Inventories
The net realizable value of inventories represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory, expected future selling price, what we expect to realize by selling the inventory and the contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The estimates are judgmental in nature and are made at a point in time, using available information, expected business plans and expected market conditions. As a result, the actual amount received on sale could differ from the estimated value of inventory. Periodic reviews are performed on the inventory balance. The impact of changes in inventory reserves is reflected in cost of goods sold.
Goodwill Impairment
Goodwill is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of goodwill has been impaired. In order to determine if the value of goodwill may have been impaired, we perform a qualitative assessment to determine if it was more-likely-than-not that
the reporting unit’s carrying value is less than the fair value, indicating the potential for goodwill impairment. When applying this valuation technique, we rely on a number of factors, including historical results, business plans, forecasts and market data. Changes in the conditions for these judgments and estimates can significantly affect the assessed value of goodwill.
Share-based payment arrangements
We use the Black-Scholes pricing model to determine the fair value of warrants granted to employees and directors under share-based payment arrangements, where appropriate. In estimating fair value, management is required to make certain assumptions and estimates such as the expected life of units, volatility of future share price, risk free rates, and future dividend yields at the initial grant date. Changes in assumptions used to estimate fair value could result in materially different results.
Critical accounting policies
Inventory
Our inventories primarily consist of raw materials, internally-produced work in process, and finished goods and packaging materials. Costs incurred during the growing and production process are capitalized as incurred to the extent that cost is less then net realizable value. The costs include materials, labor and manufacturing overhead used in the growing and production processes.
Pre-harvest
costs are capitalized. Our inventory of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value.
Leases
ASC Topic 842 a standard that requires lessees to increase transparency and comparability among organization by requiring the recognition of Right of Use Assets “ROU” assets and lease liabilities on the balance sheet. The requirements of this standard include a significant increase in required disclosures to meet the objectives of enabling users of financial statement to assess the amount, timing, and uncertainty of cash flows arising from leases. The new standard was effective beginning January 1, 2019 and the standard was adopted using the modified retrospective transition approach, which allows us to recognize a cumulative effect adjustment to the opening balance of accumulated deficit in the period of adoption rather than restate comparative prior year periods.

Revenue Recognition
We recognize revenue in accordance with ASU
2014-09,
Revenue from Contracts with Customers (Topic 606). Through our application of the standard, we recognize revenue to depict the transfer of promised goods to our customers in an amount that reflects the consideration of which we expect to be entitled to in exchange for those goods. We contract with our customers for the sale of dried cannabis, cannabis oil and other cannabis related products that consist of multiple performance obligations. Revenue from the direct sale of cannabis to customers for a fixed price is recognized when we transfer control of the goods to the customer at the point of sale and the customer has paid for the goods.
Stock Based Compensation
We account for stock-based compensation expense in accordance with FASB ASC 718 Compensation – Stock Compensation, which requires the measurement and recognition of stock-based compensation expense based on estimated fair values, for all stock based payment awards made to employees. We measure the stock-based payment awards based on its estimated fair value of the awards using the Black-Scholes option pricing model, and the fair value of the Company’s common stock on the date of grant, for the warrants and options.
Off-Balance
Sheet Arrangements
As of the date of this filing, we do not have any
off-balance-sheet
arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations or financial condition of, including, and without limitation, such considerations as liquidity and capital resources.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market Risk
Strategic and operational risks arise if we fail to carry out business operations and/or to raise sufficient equity and/or debt financing. These strategic opportunities or threats arise from a range of factors that might include changing economic and political circumstances and regulatory approvals and competitor actions. The risk is mitigated by consideration of other potential development opportunities and challenges which management may undertake.
Currency Risk
Our operating results and financial position are reported in U.S. dollars. Some of our financial transactions are denominated in currencies other than the U.S. dollar. The results of operations are subject to currency transaction risks.
We have no hedging agreements in place with respect to foreign exchange rates. We have not entered into any agreements or purchased any instruments to hedge possible currency risks at this time.
Credit Risk
Management does not believe that the Company has credit risk related to its customers, as the Company’s revenue is generated primarily through cash transactions. The Company deals almost entirely with on demand sales and does not have any material wholesale agreements as of December 31, 2020. Concentrations of credit risk with respect to our cash and cash equivalents are limited primarily to amounts held with financial institutions.

Liquidity Risk
Liquidity risk is the risk that we will not be able to meet its financial obligations associated with financial liabilities. We manage liquidity risk through the management of its capital structure. Our approach to managing liquidity is to ensure that we will have sufficient liquidity to settle obligations and liabilities when due.
Asset forfeiture risk
Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.
Interest Rate Risk
Interest rate risk is the risk that the fair value or the future cash flows of a financial instrument will fluctuate as a result of changes in market interest rates. Interest rates have a direct impact on the valuation of our debt warrants whose value is calculated by using the Black-Scholes method for fair value calculation, for which interest rates are a key assumption used in the Black-Scholes valuation model.
Concentration Risk
Our operations are substantially located in Florida. Should economic conditions deteriorate within that region, our results of operations and financial position would be negatively impacted.
Banking Risk
Notwithstanding that a majority of states have legalized medical marijuana, there has been no change in U.S. federal banking laws related to the deposit and holding of funds derived from activities related to the marijuana industry. Given that U.S. federal law provides that the production and possession of cannabis is illegal, there is a strong argument that banks cannot accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty accessing the U.S. banking system and traditional financing sources. The inability to open bank accounts with certain institutions may make it difficult to operate the businesses of Trulieve, its subsidiaries and investee companies, and leaves their cash holdings vulnerable. We have banking relationships in all jurisdictions in which we operate.
Financial Instruments and Financial Risk Management
We are exposed in varying degrees to a variety of financial instrument related risks. The board of directors of Trulieve mitigate these risks by assessing, monitoring and approving the risk management processes.
Our financial instruments are carried at fair value and consist of money market fund and warrant liability. Our financial instruments where carrying value approximates the fair value include cash, accounts payable and accrued liabilities, notes payable, notes payable related party, operating lease liability, finance lease liability, other long-term liabilities and construction finance liability. Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1:	Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2:	Inputs other than quoted prices in active markets, that are observable for the asset or liability, either directly or indirectly; and

Level 3:	Unobservable inputs for which there is little or no market data requiring the Company to develop its own assumptions.

BUSINESS
Overview
Trulieve is a multi-state cannabis operator which currently holds licenses to operate in six states and has received notice of intent to award a license in a seventh state. Headquartered in Quincy, Florida, we are the market leader for quality medical cannabis products and services in Florida and aim to be the brand of choice for medical and adult-use
customers in all of the markets that we serve. We operate in highly regulated markets that require expertise in cultivation, manufacturing, retail and logistics. We have developed proficiencies in each of these functions and are committed to utilizing predictive analytics to stay abreast of market trends, consumer demographics and evolving demand.
All of the states in which we operate have adopted legislation to permit the use of cannabis products for medicinal purposes to treat specific conditions and diseases, which we refer to as medical cannabis. Recreational marijuana, or adult-use cannabis,
is legal marijuana sold in licensed dispensaries to adults ages 21 and older. Thus far, of the states in which we operate, only California, Connecticut and Massachusetts have adopted legislation permitting the commercialization of adult-use cannabis
products. As of June 30, 2021, we employed over 7,000 people and we are committed to providing patients and adult consumers, which we refer to herein as “patients” or “customers,” a consistent and welcoming retail experience across Trulieve branded stores. In the second quarter of 2021, our customer retention rate was 77%. In addition, in 2020 our average sales per square foot of dispensary space was $3,163 across our 75 dispensaries, our same store sales increased 21% in the 22 stores open for all of 2019 and 2020, our average annual patient spend was approximately $3,900 and our no ask return policy generated less than 1% on returns. We have nine material subsidiaries: Trulieve, Inc., or Trulieve US, Leef Industries, LLC, or Leef Industries, Life Essence, Inc., or Life Essence, Trulieve Holdings, Inc., or Trulieve Holdings, Trulieve Bristol, Inc. (formerly The Healing Corner, Inc. and referred to herein as “Healing Corner”), PurePenn LLC, Keystone Relief Centers, LLC (which we refer to as “Solevo Wellness”), Trulieve WV, Inc., or Trulieve WV, and Trulieve GA, Inc., or Trulieve GA. Each of Trulieve US, Leef Industries, Life Essence, Trulieve Holdings Healing Corner, PurePenn LLC and Solevo Wellness and Trulieve WV is wholly-owned (directly or indirectly) by Trulieve Cannabis Corp. Trulieve GA, Inc. is 40% owned (indirectly) by Trulieve Cannabis Corp. As of June 30, 2021, we operated 91 dispensaries, with 85 dispensaries in Florida, 3 dispensaries in Pennsylvania, 1 dispensary in California, 1 dispensary in Connecticut and 1 dispensary in Massachusetts, and we operated cultivation and production facilities in Florida, Pennsylvania, Massachusetts, and West Virginia. As of June 30, 2021, substantially all of our revenue was generated from the sale of cannabis products for medicinal use in the State of Florida. To date, neither the sale of adult-use
cannabis products, nor our operations in Massachusetts, California, Connecticut, Pennsylvania or West Virginia, have been material to our business.
In states that require cannabis companies to be vertically integrated, ownership of the entire supply chain mitigates third-party risks and allows us to completely control product quality and brand experience. We believe that this results in high patient retention and brand loyalty. We successfully operate our core business functions of cultivation, production and distribution at scale, and are skilled at rapidly increasing capacity without any interruption to existing operations. The Trulieve brand philosophy of “Patients First” permeates our culture beginning with high-quality cultivation and current good manufacturing practices, or CGMP, certified product manufacturing, through the consumer experience at Trulieve stores, at our in-house
call center and at patient residences through a robust home delivery program.

Florida
Trulieve US is a vertically integrated “seed to sale” cannabis company and is the largest licensed medical marijuana company in the State of Florida. As of June 30, 2021, publicly available reports filed with the Florida Office of Medical Marijuana Use show Trulieve US to have the most dispensing locations and the greatest dispensing volume across product categories out of all licensed medical marijuana businesses in the state. Trulieve US cultivates and produces all of its products in-house
and distributes those products to patients in Trulieve branded stores (dispensaries) throughout the State of Florida, as well as via home delivery. Trulieve’s experience in the vertically integrated Florida market has given us the ability to scale and penetrate in all necessary business segments (cultivation, production, sales and distribution). Trulieve US has the experience necessary to increase market leadership in Florida and employ that expertise effectively in other regulated markets.
As of June 30, 2021, Trulieve US operated over 2.2 million square feet of cultivation facilities across six sites. In accordance with Florida law, Trulieve US grows all of its cannabis in secure enclosed indoor facilities and greenhouse structures.
Trulieve US operates a CGMP-certified processing facility, encompassing an estimated 55,000 square feet. In furtherance of our patient-first focus, we have developed a suite of Trulieve branded products with over 500 stock keeping units, or SKUs, as of June 30, 2021, including flower, edibles, vaporizer cartridges, concentrates, topicals, capsules, tinctures, dissolvable powders, and nasal sprays. This wide variety of products gives patients the ability to select the product that consistently delivers the desired effect and in their preferred method of delivery. These products are delivered to patients statewide in Trulieve-branded retail stores and by home delivery. As of June 30, 2021, Trulieve US operated 85 stores throughout the State of Florida.
Massachusetts
Life Essence operates a
co-located
medical and adult use dispensary in Northampton and Medical Marijuana cultivation and product manufacturing facility in Holyoke. Life Essence also has been awarded Final Licenses for Adult Use cultivation and processing at the same facility in Holyoke, and provisional certificates of registration for medical marijuana dispensaries in Holyoke and Cambridge. Upon entry of its existing plant stock into the state’s seed to sale tracking system and clearance from the Massachusetts Cannabis Control Commission, Life Essence will be able to fully operate under its adult use cultivation and processing licenses, including in the wholesale market. The completion of these licensing processes will further enable Life Essence to capitalize on its investment in infrastructure and engage in vertically integrated operations in both adult-use
and medical markets in Massachusetts.
On July 2, 2021, Life Essence closed a transaction with Patient Centric of Martha’s Vineyard Ltd., or PCMV, in which Life Essence purchased certain assets of PCMV, including the rights to a Provisional Marijuana Retailer License from the Massachusetts Cannabis Control Commission in Framingham, Massachusetts, and necessary municipal entitlements and a leasehold interest to operate as a marijuana retailer at the property. On June 29, 2021, Life Essence closed a transaction with Nature’s Remedy of Massachusetts, Inc., or Nature’s Remedy, and Sammartino Investments, LLC, pursuant to which Life Essence agreed to purchase certain assets of Nature’s Remedy including a Final Marijuana Retailer License from the Cannabis Control Commission, assignment of a long-term lease for real property in Worcester, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements to operate as a marijuana retailer at the property. The marijuana retailer in Worcester, Massachusetts commenced operations on August 14, 2021.
California
Leef Industries operates a licensed medical and
adult-use
cannabis dispensary located in Palm Springs, California. Trulieve believes Leef Industries has demonstrated encouraging growth in the market, offering in-store
and online shopping, along with product home delivery. Leef Industries is in the process of Trulieve rebranding and alignment with corporate operational standards, which we believe will increase consumer appeal and operational efficiency. The dispensary helps us stay abreast of trends on the west coast in a robust and innovative cannabis market distinguished by local competition between diverse and numerous operators.
Connecticut
Healing Corner is a licensed pharmacist-managed medical cannabis dispensary located in Bristol, Connecticut. Healing Corner was founded in 2014 and provides a range of medical marijuana products produced by high quality licensed suppliers. At the dispensary, a licensed pharmacist and trained staff provide on-site
counseling and education to patients. Patients may reserve their medical marijuana order through Healing Corner’s innovative Canna-Fill online system. Under Connecticut’s adult-use
cannabis legislation, which was enacted July 1, 2021, Healing Corner will have an opportunity to convert to hybrid adult-use
and medical sales.

Pennsylvania
On November 12, 2020, we completed the acquisition of 100% of the membership interests of: (i) PurePenn LLC and Pioneer Leasing & Consulting LLC, which we refer to collectively as PurePenn, and (ii) Keystone Relief Centers, LLC, which does business as and we refer to herein as Solevo Wellness. PurePenn operates cannabis cultivation and manufacturing facilities in the Pittsburgh, Pennsylvania area and currently wholesales to 100% of the operating dispensaries in Pennsylvania. Solevo Wellness operates three medical marijuana dispensaries in the Pittsburgh area. On July 8, 2021, we completed the acquisition of 100% of the membership interest of Anna Holdings LLC, which does business as Keystone Shops and operates three dispensaries in the Philadelphia area.
West Virginia
On November 13, 2020, Trulieve WV was awarded a processor permit by the West Virginia Office of Medical Cannabis. On January 29, 2021, Trulieve WV was notified that it has been awarded four dispensary permits by the West Virginia Office of Medical Cannabis. On March 22, 2021, we entered into a membership interest purchase agreement with Mountaineer Holding, LLC (“Mountaineer”). Mountaineer holds a West Virginia cultivation license and two dispensary licenses. The acquisition of Mountaineer was completed on May 5, 2021. On June 8, 2021, we completed the acquisition of Solevo Wellness West Virginia LLC and its three West Virginia dispensary permits. On June 29, 2021, we received approval from the West Virginia Office of Medical Cannabis to begin cultivation operations, making Trulieve the first in the state of West Virginia to begin cultivating medical cannabis. We are actively working to obtain approval for processing and dispensing operations as soon as reasonably practicable, which will vary by location depending on permitting and construction timelines.
Georgia
On July 24, 2021, Trulieve GA received a Notice of Intent to award a Class 1 Production License from the Georgia Access to Medical Cannabis Commission. The Notice of Intent to award is a notice of the Georgia Access to Medical Cannabis Commission’s expected contract award to Trulieve GA pending resolution of a protest process. If the contract is awarded, Trulieve GA will hold one of two Class 1 Production Licenses in the state and will be permitted to cultivate cannabis for the manufacture low THC oil.
Corporate History
Trulieve Cannabis Corp. (formerly Schyan Exploration Inc.) was incorporated under the Business Corporations Act (Ontario) on September 17, 1940. It changed its name from “Bandolac Mining Corporation” to “Schyan Exploration Inc. / Exploration Schyan Inc.” on October 29, 2008.
On September 19, 2018, in connection with the Transaction (as defined below), Schyan Exploration Inc. / Exploration Schyan Inc. filed Articles of Amendment under the Business Corporations Act (Ontario) to (i) effect the name change from “Schyan Exploration Inc. / Exploration Schyan Inc.” to “Trulieve Cannabis Corp.”,
(ii) re-designate
all of the then issued and outstanding common shares of the Company into Subordinate Voting Shares, on the basis that each one issued and outstanding common share was re-designated
into one Subordinate Voting Share, and (iii) increase the authorized capital of the Company by creating two new classes of shares, an unlimited number of Super Voting Shares and an unlimited number of Multiple Voting Shares.
On September 19, 2018, in connection with the Transaction, Trulieve Cannabis Corp. continued into the Province of British Columbia as a corporation under the Business Corporations Act (British Columbia) and consolidated its issued and outstanding Subordinate Voting Shares on the basis of one post-consolidation share for every 80.94486 pre-consolidation
shares.
On September 21, 2018, Trulieve Cannabis Corp. completed the Transaction and acquired all of the securities of Trulieve US by way of a plan of merger. Pursuant to the Transaction, a wholly owned subsidiary of Trulieve Cannabis Corp. created to effect the Transaction merged with and into Trulieve US and Trulieve US became a wholly-owned subsidiary of Trulieve Cannabis Corp. In addition and in connection with the Transaction, 10,927,500 issued and outstanding subscription receipts of Trulieve US were exchanged for 10,927,500 Subordinate Voting Shares (3,573,450 of which Subordinate Voting Shares were immediately converted into 35,734.50 Multiple Voting Shares), 548,446 broker warrants of Trulieve US were exchanged for 548,446 broker warrants to purchase Subordinate Voting Shares at an exercise price of C$6.00, and 8,784,872 compensation warrants of Trulieve US were exchanged for 8,784,872 compensation warrants to purchase

Subordinate Voting Shares at an exercise price of C$6.00. As a result of the Transaction, Trulieve Cannabis Corp. met the CSE listing requirements and the Subordinate Voting Shares commenced trading on the CSE under the symbol “TRUL” on September 25, 2018.
The Transaction
On September 11, 2018, Trulieve Cannabis Corp., Trulieve US and Schyan Sub, Inc., or Subco, a wholly-owned subsidiary of Trulieve Cannabis Corp., entered into a merger agreement to effect a transaction, or the Transaction, whereby Trulieve US and Subco merged, and Trulieve US became a wholly-owned subsidiary of Trulieve Cannabis Corp.
At the annual and special meeting of shareholders held on August 15, 2018 and in connection with the Transaction, Trulieve Cannabis Corp. (formerly Schyan Exploration Inc.) received approval to continue into the jurisdiction of British Columbia. Trulieve Cannabis Corp. filed articles of continuance pursuant to the Business Corporations Act (British Columbia) and completed the continuance on September 19, 2018. Trulieve Cannabis Corp. filed articles of amendment on September 19, 2018 for the amendment to its articles providing for the re-designation
of its common shares as Subordinate Voting Shares and to create a class of Multiple Voting Shares and Super Voting Shares on completion of the Transaction. The articles of amendment filed on September 19, 2018 also changed the Company’s name to “Trulieve Cannabis Corp.” (from Schyan Exploration Inc.).
In connection with the Transaction, Trulieve Cannabis Corp. consolidated its existing common shares on the basis of one Subordinate Voting Share for each 80.94486 existing common shares.
Prior to the Transaction, Trulieve US completed a brokered and a non-brokered
subscription receipt financing, or SR Offering, at a price of C$6.00 per subscription receipt for aggregate gross proceeds of approximately C$65 million.
Holders of the subscription receipts that participated in the SR Offering on a non-brokered
basis and whom were residents of the United States agreed to exchange the Subordinate Voting Shares issued to such holders on exercise of the subscription receipts for Multiple Voting Shares on the basis of one Multiple Voting Share for each 100 Subordinate Voting Shares.
In connection with the Transaction and pursuant to the SR Offering, a total of 7,554,050 Subordinate Voting Shares, 170,102.50 Multiple Voting Shares and 852,466 Super Voting Shares were issued and outstanding after completion of the Transaction, including Subordinate Voting Shares and Multiple Voting Shares issued to former holders of the subscription receipts issued in the SR Offering. Each Super Voting Share is convertible into Multiple Voting Shares at the option of the holder or upon certain triggering events. Each Multiple Voting Share, including those issued upon conversion of the Super Voting Shares, is convertible into 100 Subordinate Voting Shares at the option of the holder or upon certain triggering events.
The Subordinate Voting Shares trade on the Canadian Securities Exchange under the symbol “TRUL” and trade on the OTCQX Best Market under the symbol “TCNNF”.
Trulieve Cannabis Corp. (formerly Schyan Exploration Inc.) had no active business operations leading up to completion of the Transaction. In connection with the Transaction, it disposed of a mineral exploration property eight kilometers northeast of the town of Cadillac, Quebec.
Trulieve US was incorporated as a Georgia corporation under the name “George Hackney, Inc.” on January 25, 1990. On June 11, 2018, Trulieve US domesticated to Florida with the Florida Division of Corporations pursuant to Florida Statute 607.1801. On July 18, 2018, Trulieve US changed its name to “Trulieve, Inc.” On August 27, 2018, Trulieve US increased its authorized share capital to 25,000,000 shares of common stock and 20,000 shares of preferred stock with a par value of $0.001 per share. On September 11, 2018, Trulieve

US approved a reclassification of the issued and outstanding share capital of Trulieve US whereby each issued and outstanding share of common stock was split and became 150 shares of common stock such that there were 986,835 shares of common stock of Trulieve US issued and outstanding prior to the closing of the Transaction.
Hackney Nursery, a predecessor to Trulieve US has been registered as a nursery in the State of Florida since June 2, 1981. On November 23, 2015, Trulieve US was awarded a license to operate in the State of Florida as a Medical Marijuana Dispensing Organization. Trulieve US filed a fictitious name application with the Florida Division of Corporations for the name “Trulieve” on March 20, 2016 and changed its name to “Trulieve, Inc.” on July 18, 2018. Pursuant to current law, Trulieve US is now a Medical Marijuana Treatment Center in the State of Florida. Trulieve US is licensed to produce and sell medical cannabis in the State of Florida through the Florida Department of Health, Office of Medical Marijuana Use. The Department issued a license to Trulieve US on November 23, 2015.
Data Utilization for Predictive Analytics
Trulieve collects and analyzes data throughout our entire
seed-to-sale
process for three primary reasons: regulatory compliance, diversion prevention, and business insight. All strategic and tactical business decisions are driven by analyses of historical data coupled with market inputs that allow for predictive analysis designed to ensure the best possible solution is formulated and executed. Internal data collection systems are based on a state-of-the-art
SAP integration, which is cloud based and routinely backed up to ensure the security and integrity of data repositories. SAP is among the most trusted and widely used business software providers internationally and worked closely with Trulieve to provide an innovative custom integration that fulfills all of our unique business and compliance needs.
In our cultivation activities, we use data analytics to predict future yields and plan future crop rotations to meet projected patient demand. Our predictive analysis is designed to ensure that we operate in an efficient manner to maximize the harvest output to cost ratio, while delivering products with desirable characteristics. These data are complemented by market insights including observed and predicted purchasing patterns and product trends in markets with shared characteristics.
We also use data analytics throughout the entire manufacturing process to monitor outputs in real-time, assist with quality control, facilitate continuous process improvement, and analyze key metrics to optimize lean flow efficiency. Recording and analysis of data at critical control points allows Trulieve to identify any potential production issues early, thereby preventing production waste and losses, as well as quality and safety concerns. Consistency and safety are paramount to Trulieve and tracking recorded data provides end-to-end
traceability for all products distributed as well as a consistent and safe product line that customers can rely on for relief.
Once our products are in Trulieve stores, each sales transaction is recorded and transmitted to regulatory authorities as required under state law. Reports derived from the recorded transaction information allow us to assess – by retail location – sales trends, quantities dispensed, and products sold by subcategory, both at one point in time and over a determined time period. We use this data for regression and predictive analysis, cultivation crop and derivative product manufacturing planning, and patient marketing. The data is also key in planning future cultivation and manufacturing expansion. On the retail side, delivery request volume is used to guide new retail store placement and predictive analyses inform retail inventory planning.
High-Yield Cultivation Facilities and Techniques
Trulieve produces high quality cannabis flower for direct consumption and uses a variety of processes to transform this high-quality biomass into the extensive portfolio of products sold in our stores. Our prominence in our core market demonstrates the quality and affordability of the product we produce at scale. With a focus on replicable, scalable operations, we have detailed design standards, standard operating procedures, and training protocols that are employed across all cultivation sites to achieve a high level of consistency and medicinal quality.

As of June 30, 2021, Trulieve US operated over 2.2 million square feet of cultivation facilities across five sites in Florida. In accordance with Florida law, Trulieve US grows in secure enclosed indoor facilities and greenhouse structures. In Massachusetts, we completed the first phase of our 93,000 square foot medical marijuana cultivation and processing facility in the first quarter of 2021. In Pennsylvania, PurePenn has 125,000 square feet of cultivation space. On July 7, 2021, we commenced operations in our 100,000 square foot cultivation facility in Huntington, West Virginia.
The ability to quickly construct and operate high-yield cultivation facilities at commercial scale is critical in all of the markets in which we are authorized to cultivate. We currently grow over 100 cannabis flower strains with varying price points and cannabinoid ratios. Our cultivation strategies have proven successful in our core market: as of June 30, 2021, based on publicly available reports filed with the Florida Office of Medical Marijuana Use, Trulieve is responsible for approximately 50% of all cannabis flower sold in Florida through licensed dispensaries. We believe we can replicate this success in Massachusetts, Pennsylvania and West Virginia and will continue to apply our successful practices in all markets in which we secure cultivation authorizations.
Scaled, Quality Production
As a vertically-integrated company in Florida, Trulieve US produces 100% of all products sold in our Florida stores. Our operations in Massachusetts, Pennsylvania and West Virginia, also are or will be vertically-integrated. We have successfully obtained CGMP-certification for our Florida manufacturing facility and have constructed and plan to construct new manufacturing facilities with CGMP-certification as a goal in other markets. Detailed standard operating procedures and comprehensive quality systems are in place to ensure safe and effective products are delivered to our patients. Trulieve invests in a large number of in-house
quality personnel as well as testing laboratories, both of which allow us to control quality in all aspects of our business while operating at scale.
We primarily utilize super critical ethanol extraction to obtain the cannabis oil used in the majority of our branded products. We also utilize carbon dioxide extraction for terpene extraction as well as a line of CO2 vaporizer cartridges. In 2021, we began using light hydrocarbon extraction across multiple states, allowing for concentrates that preserve the natural ratios of cannabinoids, terpenes, and other target compounds to better replicate the flower experience. Light hydrocarbon extraction will also offer the benefit of greater extraction yields in many cases.
Marketing and Community Outreach
Trulieve’s marketing strategies in medical cannabis markets currently center around education and outreach for three key groups: physicians, patients and potential patients.
We provide industry leading education, outreach and support to all registered Florida medical cannabis physicians. Our educational materials are designed to help physicians understand cannabinoid science, the high standards pursuant to which our plants are cultivated, the processes required for regulatory compliance, and how our products provide relief for patients. Our dedicated physician education team delivers in-person
outreach to hundreds of physicians each month as well as immediate phone support through a dedicated physician education team member in our call center. We attribute much of our success to the work we have done with physicians and are actively replicating this structure in the markets we are expanding into.
Patients primarily learn about us through their physicians, patient-centric community events, and digital marketing. We participate in dozens of patient outreach and community events on a monthly basis. An engaged patient audience is captured through our digital content marketing and via multiple popular social media platforms.

We also attend many events focused on educating
non-patients
who may benefit such as veterans, seniors, organizations that serve qualifying patient populations, and various health and wellness groups. Search engine optimization of our website also captures potential patients researching the benefits of medical marijuana, which offers another pathway to informative materials about therapeutic uses of cannabis, our products and how to legally access them.
Patient Focused Experiences
It is our goal to generate brand loyalty by providing customers with industry-leading products and superior service in an appealing, approachable setting. We accomplish this goal through several key strategies: training; branded store experiences; brand awareness; multiple channels of distribution; our loyalty program and communication platforms; and research and development.
Training
Patient experience is an area of significant focus for Trulieve. We employ and continuously improve numerous training programs and methods in an effort to provide our front-line workers with the resources and information they need to provide patients with an excellent experience across all Trulieve branded locations. In addition, we utilize an advanced learning management system in cultivation and processing to standardize and track training. A multi-level training structure that employs three different training methodologies is used to track employee performance against our internal standards. This training approach is dynamic and subject to regular evaluation under our continuous improvement program. We offer specialized management training so there is daily reinforcement of patient experience best practices.
Branded Store Experiences
We maintain a consistent look and feel across our dispensary locations to streamline the dispensary experience for the benefit of patients. Our brand guidelines require that each store utilizes the same design, color scheme and layout to provide a comfortable, welcoming environment across locations. Similarly, we adhere to these brand standards in our digital marketing, lending to our brand recognition in Florida and beyond.
Brand Awareness
The foundation of our brand awareness is making top quality Trulieve branded products that are effective. In Florida, we believe that the Trulieve brand is already identified with quality and consistency; using our proven model to build similar brand associations in new markets is the next step in our expansion plan.
We also partner with strategic brands that are or will be featured in Trulieve locations. To date, we have announced partnerships with Bhang, Binske, Loves Oven, SLANG and Blue River. PurePenn has an exclusive license to the Moxie brand in Pennsylvania. Each strategic partner is a consumer favorite with a strong following, unique value proposition and market penetration strategy.
The third tier of our brand awareness consists of local partnerships. Our first local partnership was with Sunshine Cannabis, a Florida-based company with a focus on bringing back unique Florida-based cannabis strains such as “Sunshine Kush” and “Gainesville Green”. As a result of their grass roots marketing efforts, each of the two vape pen SKUs featuring these cannabis strains sold out within 48 hours of launch. We also have a partnership with the Bellamy Brothers, offering flower products in strains such as “Big Love”, “Reggae Cowboy” and “Afterglow”.
Multiple Channels of Distribution
To meet patient needs, we provide patients with several different purchase options. Patients can order products for delivery on-line
or by calling our call-center. We offer delivery service across Florida. Patients can also place orders for in-store
pick-up
either online or via our call-center. Finally, patients are able to walk in to any Trulieve dispensary location and place an order in person.

Truliever Loyalty Program and Communication Platforms
The Truliever program is a patient-based loyalty program in which patients earn points for dollars spent and receive discounts when their points exceed specified thresholds. Trulievers are also the first to be informed about special discounts or limited product releases and are invited to exclusive Truliever promotions and events. We understand each consumer has unique communication preferences and capabilities. As such, we engage with patients and physicians through a variety of methods including email, text, social media and online chat.
Research and Development
We have a dedicated research and development team focused on product development and technological innovation. Our R&D team evaluates new technologies and performs rigorous testing prior to recommending new products for introduction into production. The team monitors developments in the fast-paced cannabis industry and adjacent industries to help us remain competitive.
Competitive Conditions and Position
We face competition from companies that may have greater capitalization, access to public equity markets, more experienced management or more maturity as a business. We believe that most competitors in the cannabis market consists of localized businesses (those doing business in a single state). There are several multistate operators with whom we compete directly. Aside from this direct competition, out-of-state
operators that are capitalized well enough to enter markets through acquisitive growth are also considered part of the competitive landscape. Similarly, as we execute our growth strategy, operators in our future state markets will inevitably become direct competitors.
Florida
The Office of Medical Marijuana Use, or OMMU, regulates the vertically integrated medical marijuana program in the state of Florida. Each operator is required to have a licensed cultivation, processing and dispensing site. As of June 25, 2021, there were 22 operators with 347 dispensaries (of which Trulieve operated 85) serving 579,858 patients in the state of Florida. Based on the June 25, 2021 OMMU report, Trulieve sold approximately 44% of the oil products and approximately 50% of the smokable marijuana in Florida. The closest competitors are Surterra Wellness and Curaleaf. Surterra Wellness had 39 dispensaries or approximately 11% of the total dispensaries and sold approximately 10% of the oil products and approximately 9% of the smokable marijuana. Curaleaf had 37 dispensaries or approximately 11% of the total dispensaries and sold approximately 11% of the oil products and 11% of the smokable marijuana. Other Florida competitors include Growhealthy (iAnthus), Columbia Care Florida, Liberty Health Sciences, AltMed Florida (Mu¨V) and Fluent, all of which have fewer dispensaries and less market share. MJBiz estimates that 2022 cannabis sales in Florida will be $1.2-1.4 billion.
California
California’s Office of Administrative Law approved the Medicinal and
Adult-Use
Cannabis Regulation and Safety Act, which is the general framework for the regulation of commercial medicinal and adult-use
cannabis in California. California has the oldest and most saturated cannabis market in the US. It’s also the largest cannabis market in the world with an estimated $4.3 billion in sales annually. There were approximately 608 operational dispensaries in early 2020. MJBiz estimates that 2022 cannabis sales in California will be approximately $5.3-6.2 billion.

Connecticut
Connecticut’s Medical Marijuana Program is not currently accepting new applications and only issued licenses after selecting winners in response to a competitive RFP process. Currently, there are 18 dispensaries which source product from four licensed cultivators. The four licensed cultivators are Green Thumb Industries (GTI), Curaleaf, CTPharma and Theraplant. In addition to having one of the cultivation licenses Curaleaf operates four of the dispensaries. On June 22, 2021, Governor Ned Lamont signed into law Senate Bill 1201, which authorizes the legal possession of certain quantities of cannabis for adults over the age of 21 effective July 1, 2021, and creates a process for regulation of adult use cannabis cultivation, production, distribution, and sale to consumers over the age of 21 within the state. Prior to the adoption of adult-use legislation, MJBiz estimated that 2022 cannabis sales in Connecticut would be approximately $170-210 million.
Massachusetts
The Commonwealth of Massachusetts’s Cannabis Control Commission, or CCC, tightly regulates its medical and adult use market. As of February 15, 2021, CCC has approved 313 Marijuana Retailer Licenses, 236 Marijuana Cultivation Licenses, and 181 Marijuana Product Manufacturer Licenses. Marijuana Retailer Licenses combine Medical and Adult use licenses. Notable competitors in Massachusetts include Ascend, Acreage Holdings, Cresco Labs, Cultivate, Curaleaf, Columbia Care, Diem Cannabis, MedMen, Harvest, Cookies and Surterra Wellness. Massachusetts regulations pit these competitors against each other in the highly competitive Host Community Agreement, or HCA, process. The HCA process gives invitations to dispensaries to operate within their city. Operators must obtain an HCA for a retail store, cultivation facility, and product manufacturing facility.
As of June 21, 2021, of the 351 municipalities in the Commonwealth, approximately 167 had bans, no zoning, or have not responded. In addition, as of November 20, 2020, approximately 62 municipalities had reached their license caps and 122 had zoning in place allowing for applications. Dispensaries compete for real estate locations for retail stores and in cultivation with respect to canopy size. The CCC has an 11 tier categorization for cultivation starting with a canopy limit of 5,000 square feet on tier 1 up to a canopy limit of 100,000 square feet on tier 11. As of June 2020 there were 129 cultivation applications with a maximum possible canopy of 3,645,000 square feet in Massachusetts, of which only six licensed entities were Tier 11. MJBiz estimates that 2022 cannabis sales in Massachusetts will be approximately $1.4-1.7 billion.
Pennsylvania
Pennsylvania licenses three different types of marijuana organizations: dispensaries, grower-processors, and clinical registrants. A clinical registrant license allows the license holder to grow, process, and dispense medical marijuana in conjunction with an accredited medical school. The Commonwealth’s Medical Marijuana Act authorized the Department of Health to issue up to 25 grower-processor licenses and 50 dispensary licenses. The Department of Health is authorized to license up to eight clinical registrants and has licensed seven thus far. The Department of Health has discretion to expand the number of dispensary and grower-processor permits as necessary, but no more than 20% of the total number of growers/processors may also be issued permits as dispensaries.
A dispensary license allows the licensee to dispense medical marijuana from the permitted location(s). No person may own more than five individual dispensary permits. A permit may be used to dispense medical marijuana at up to three locations as approved by the Department. Pennsylvania issued 27 dispensary licenses during Phase I of its medical marijuana program. Applicants were allowed to apply to operate up to three dispensary locations in a given region. Ten licensees obtained approval to open three locations, five licensees obtained approval to open two locations, and the remaining twelve licensees gained approval to open one location. During Phase II, Pennsylvania issued 23 dispensary licenses, with four licensees obtaining approval to open two locations and fifteen obtaining approval to open one location (none obtained approval to open three locations). Notable competitors include Columbia Care, GTI, Curaleaf and Harvest who controls 12 dispensaries. MJBiz estimates that 2022 cannabis sales in Pennsylvania will be approximately $1.2-1.4 billion.

West Virginia
The West Virginia Office of Medical Cannabis has awarded ten cultivation permits, ten processor permits, and one hundred dispensary permits. Licensees are required to establish operations in West Virginia within a six-month
start-up
period. As of March 1, 2021, no dispensaries have opened in West Virginia. MJBiz estimates that 2022 cannabis sales in West Virginia will be approximately $5-6 million.
Georgia
On July 24, 2021, Trulieve GA received a Notice of Intent to award a Class 1 Production License from the Georgia Access to Medical Cannabis Commission. The Notice of Intent to award is a notice of the Georgia Access to Medical Cannabis Commission’s expected contract award to Trulieve GA pending resolution of a protest process. If the contract is awarded, Trulieve GA will hold one of two Class 1 Production Licenses in the state. A Class 1 Production License allows its holder to cultivate cannabis in 100,000 square feet of cultivation space for the manufacture low THC oil. The Georgia Access to Medical Cannabis Commission also has issued a notice of intent to award four (4) Class 2 Production Licenses, each of which allows its holder to cultivate cannabis in 50,000 square feet of cultivation space for the manufacture low THC oil. The two (2) Class 1 Production Licenses and four (4) class 2 Production Licenses are currently the only production licenses the state is allowed to issue. MJBiz estimates that 2022 cannabis sales in Georgia will be $110-135 million.
Key Business Objectives
Trulieve will continue to focus on rapid growth in Florida, Connecticut, California, Massachusetts, Pennsylvania and West Virginia while also moving into other states to expand the reach of our brand. We expect to capitalize on our momentum and profitability to continue to build a strong foundation for growth in anticipation of an improved regulatory landscape. For example, the MORE Act, which has passed the U.S. House of Representatives, would instruct the U.S. Attorney General to remove cannabis and tetrahydrocanabinols from the federal Controlled Substances Act (discussed below) (the “CSA”) within 180 days, while a discussion draft of the Cannabis Administration and Opportunity Act (“CAOA”) circulated by U.S. Senate Majority Leader Chuck Schumer and Senators Ron Wyden and Cory Booker would remove cannabis and tetrahydrocanabinols from the CSA within 60 days. Another proposed bill, the STATES Act, would amend the CSA so that – as long as states comply with certain minimum requirements – the CSA would no longer apply to persons or entities acting in compliance with state laws governing cannabis. The MORE Act and STATES Act also would effectively repeal Section 280E of the U.S. Internal Revenue Code of 1986, as amended, or the IRC (also discussed below), which, in turn, could allow cannabis companies to deduct additional expenses from taxable income. The passage of the CAOA, MORE Act, the STATES Act, or similar legislation could lead major United States exchanges to change their policies and allow cannabis companies with operations in the United States to list. We will continue to execute on our established business plan of continuing to be the clear market leader in the State of Florida. Our growth plans are comprised of three key strategies. In the next 12 months, we expect to:

•
Expand Current Cultivation and Production Operations
: We will continue to scale cultivation and production operations as justified by supply-demand market dynamics, expanding our Florida indoor cultivation facilities, begin supplying the Massachusetts wholesale market, and expand production in West Virginia.

•
Expand Current Market Retail Footprint
: We will continue to scale retail locations in Florida, Massachusetts, and West Virginia, and intend to begin adult use sales in Connecticut, while continuing to leverage efficiencies and automation and to capitalize on growth opportunities.

•
New Market Expansion
: We will identify new markets that support our business model and expect to opportunistically expand our operations by acquiring complementary businesses or obtaining licenses to operate in new states.

Trulieve Leases
We lease all of our store locations, two of our five cultivation sites in Florida and our combined cultivation and production sites in each of Pennsylvania and Massachusetts. We do not have any one lease representing over 10% of our consolidated leasing costs and, as a result, do not consider any of our leases to be material. In addition, in Florida we own two production facilities and have recently acquired real property for an additional cultivation site.
Specialized Skills
We recruit talented individuals to join the Trulieve team. Our employees have a wide range of skill sets, including employees with PhD and master’s degrees. Many of our employees are college graduates and have specific skills related to their job function. We intend to continue to build out our research and development team with scientists and other technical specialists. We use a variety of recruiting techniques, including online resources as well as recruiting professionals, to assist with filling specialized roles.

Supply Chain
In the Florida market, we are a true
seed-to-sale
company and, as such, control the supply chain and distribution of our products. Aside from hardware components that are readily available, such as childproof packaging, and ingredients which are readily available, such as olive oil or coconut oil, raw materials are produced by us. Materials not produced in-house
are purchased at market prices from vetted suppliers.
Brand Recognition and Intellectual Property
Hackney Nursery, a predecessor to Trulieve US, has been registered as a nursery in the State of Florida since June 2, 1981 and we were awarded a license to operate in Florida as a Medical Marijuana Dispensing Organization in 2015. Since that time, we have built brand recognition throughout the State of Florida. Trulieve maintains a consistent approach to the design of each of its stores to create a uniform experience for its patients.

We have received trademark approval from the State of Florida for the name Trulieve. We own the domain name trulieve.com as well as several related domain names. We have not registered any patents nor are we in the process of registering any patents. We rely on non-disclosure
and confidentiality agreements to protect our intellectual property rights. To the extent we are required to make disclosure regarding specific proprietary or trade secret information, such information is redacted prior to public disclosure.
Year-Round Business
Our business is year-round and neither cyclical nor seasonal.
Diversity, Inclusion & Equity
We are committed to contributing positively to the legal cannabis industry. As a business that produces and distributes a product that many people – especially people of color – were arrested and incarcerated for in the past, we recognize the supreme importance of promoting diversity, inclusivity, and equity in the cannabis industry. As such, we have launched a Diversity & Inclusion Committee comprised of executives, senior management, and a diversity consultant. The committee is charged with implementing and recording the efficacy of our efforts to recruit and develop diverse talent, implement company-wide diversity and cultural competency training, increase supplier diversity, engage in social justice initiatives and more.
Regulatory Overview
Below is a discussion of the federal and state-level U.S. regulatory regimes in those jurisdictions where we are currently directly involved, through our subsidiaries, in the cannabis industry. Trulieve US is directly engaged in the manufacture, possession, sale or distribution of cannabis in the medicinal cannabis marketplace in the State of Florida. Leef Industries is directly involved in the possession, use, sale and distribution of cannabis in the medicinal and adult-use
cannabis marketplace in the State of California. Life Essence is directly involved in the possession, use, sale and distribution of cannabis in the medicinal and adult-use
cannabis marketplace in the Commonwealth of Massachusetts. Healing Corner is are directly engaged in the possession, sale or distribution of cannabis in the medicinal cannabis marketplace in the State of Connecticut. PurePenn and Solevo Wellness are directly engaged in the manufacture, possession, sale or distribution of cannabis in the medicinal cannabis marketplace in the Commonwealth of Pennsylvania. Trulieve WV is directly engaged in the manufacture, possession, sale or distribution in the medicinal marketplace in the State of West Virginia.
Federal Regulation of Cannabis in the United States
The United States federal government regulates drugs in large part through the Controlled Substances Act, or CSA. Marijuana, which is a form of cannabis, is classified as a Schedule I controlled substance. As a Schedule I controlled substance, the federal Drug Enforcement Agency, or DEA, considers marijuana to have a high potential for abuse; no currently accepted medical use in treatment in the United States; and a lack of accepted safety for use of the drug under medical supervision. According to the U.S. federal government, cannabis having a concentration of tetrahydrocannabinol, or THC, greater than 0.3% is marijuana. Cannabis with a THC content below 0.3% is classified as hemp. The scheduling of marijuana as a Schedule I controlled substance is inconsistent with what we believe to be widely accepted medical uses for marijuana by physicians, researchers, patients, and others. Moreover, as of July 9, 2021 and despite the clear conflict with U.S. federal law, at least 36 states and the District of Columbia have legalized marijuana for medical use, although Mississippi’s medical cannabis legalization measure is under challenge. Nineteen of those states and the District of Columbia have legalized the adult-use
of cannabis for recreational purposes, although South Dakota’s adult-use
measure has been declared unconstitutional by a judge and is pending appeal. In November 2020, voters in Arizona, Montana, New Jersey and South Dakota voted by referendum to legalize marijuana for adult use, and voters in Mississippi and South Dakota voted to legalized marijuana for medical use. In 2021, the states of Connecticut, New Mexico, New York, and Virginia enacted laws legalizing the adult use of cannabis.

Unlike in Canada, which uniformly regulates the cultivation, distribution, sale and possession of marijuana at the federal level under the Cannabis Act (Canada), marijuana is largely regulated at the state level in the United States. State laws regulating marijuana are in conflict with the CSA, which makes marijuana use and possession federally illegal. Although certain states and territories of the United States authorize medical or adult-use
marijuana production and distribution by licensed or registered entities, under United States federal law, the possession, use, cultivation, and transfer of marijuana and any related drug paraphernalia is illegal. Although our activities are compliant with the applicable state and local laws in those states where we maintain such licenses (Florida, California, Massachusetts, Connecticut, Pennsylvania and West Virginia), strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under United States federal law nor provide a defense to any federal criminal action that may be brought against us.
In 2013, as more and more states began to legalize medical and/or adult-use
marijuana, the federal government attempted to provide clarity on the incongruity between federal law and these state-legal regulatory frameworks. Until 2018, the federal government provided guidance to federal agencies and banking institutions through a series of DOJ memoranda. The most notable of this guidance came in the form of a memorandum issued by former U.S. Deputy Attorney General James Cole on August 29, 2013, which we refer to as the Cole Memorandum.
The Cole Memorandum offered guidance to federal agencies on how to prioritize civil enforcement, criminal investigations and prosecutions regarding marijuana in all states and quickly set a standard for marijuana-related businesses to comply with. The Cole Memorandum put forth eight prosecution priorities:

1.	Preventing the distribution of marijuana to minors;

2.	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs and cartels;

3.	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

4.	Preventing the state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

5.	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

6.	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

7.	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

8.	Preventing marijuana possession or use on federal property.
On January 4, 2018, former United States Attorney General Sessions rescinded the Cole Memorandum by issuing a new memorandum to all United States Attorneys, which we refer to as the Sessions Memo. Rather than establishing national enforcement priorities particular to marijuana-related crimes in jurisdictions where certain marijuana activity was legal under state law, the Sessions Memo simply rescinded the Cole Memorandum and instructed that “[i]n deciding which marijuana activities to prosecute... with the [DOJ’s] finite resources, prosecutors should follow the well-established principles that govern all federal prosecutions.” Namely, these include the seriousness of the offense, history of criminal activity, deterrent effect of prosecution, the interests of victims, and other principles.
On January 21, 2021, Joseph R. Biden, Jr. was sworn in as President of the United States. President-elect Biden’s Attorney General, Merrick Garland, was confirmed by the United States Senate on March 10, 2021. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland, will re-adopt
the Cole Memorandum or announce a substantive marijuana enforcement policy. Attorney General Garland indicated at a confirmation hearing before the United States Senate that it did not seem to him to be a useful use of limited resources to pursue prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise.

Nonetheless, there is no guarantee that state laws legalizing and regulating the sale and use of marijuana will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to marijuana (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law. Currently, in the absence of uniform federal guidance, as had been established by the Cole memorandum, enforcement priorities are determined by respective United States Attorneys.
As an industry best practice, despite the rescission of the Cole Memorandum, we abide by the following standard operating policies and procedures, which are designed to ensure compliance with the guidance provided by the Cole Memorandum:

1.
Continuously monitor our operations for compliance with all licensing requirements as established by the applicable state, county, municipality, town, township, borough, and other political/administrative divisions;

2.
Ensure that our cannabis related activities adhere to the scope of the licensing obtained (for example: in the states where cannabis is permitted only for adult-use,
the products are only sold to individuals who meet the requisite age requirements);

3.	Implement policies and procedures to prevent the distribution of our cannabis products to minors;

4.	Implement policies and procedures in place to avoid the distribution of the proceeds from our operations to criminal enterprises, gangs or cartels;

5.
Implement an inventory tracking system and necessary procedures to reliably track inventory and prevent the diversion of cannabis or cannabis products into those states where cannabis is not permitted by state law, or across any state lines in general;

6.
Monitor the operations at our facilities so that our state-authorized cannabis business activity is not used as a cover or pretense for trafficking of other illegal drugs or engaging in any other illegal activity; and

7.
Implement quality controls so that our products comply with applicable regulations and contain necessary disclaimers about the contents of the products to avoid adverse public health consequences from cannabis use and discourage impaired driving.

In addition, we frequently conduct background checks to confirm that the principals and management of our operating subsidiaries are of good character and have not been involved with other illegal drugs, engaged in illegal activity or activities involving violence, or the use of firearms in the cultivation, manufacturing or distribution of cannabis. We also conduct ongoing reviews of the activities of our cannabis businesses, the premises on which they operate and the policies and procedures that are related to the possession of cannabis or cannabis products outside of the licensed premises.
Moreover, in recent years, certain temporary federal legislative enactments that protect the medical marijuana and hemp industries have also been in effect. For instance, certain marijuana businesses receive a measure of protection from federal prosecution by operation of temporary appropriations measures that have been enacted into law as amendments (or “riders”) to federal spending bills passed by Congress and signed by both Presidents Obama and Trump. For instance, in the Appropriations Act of 2015, Congress included a budget “rider” that prohibits DOJ from expending any funds to enforce any law that interferes with a state’s implementation of its own medical marijuana laws. The rider is known as the “Rohrbacher-Farr” Amendment after its original lead sponsors. Originally, a Republican-controlled House and Democratic-controlled Senate passed the Rohrbacher-Farr Amendment. The bill was “a bipartisan appropriations measure that looks to prohibit the DEA from spending funds to arrest state-licensed medical marijuana patients and providers.” Subsequently, the amendment has been included in multiple budgets passed by a Republican-controlled Congress. While the Rohrbacher-Farr Amendment has been included in successive appropriations legislation or resolutions since 2015, its inclusion or non-inclusion
is subject to political change.
The Rohrbacher-Farr Amendment was extended most recently in the Omnibus Appropriations Act of 2021, which funds the agencies of the federal government through September 30, 2021. Notably, Rohrbacher-Farr has applied only to medical marijuana programs and has not provided the same protections to enforcement against adult-use
activities. If the Rohrabacher-Farr Amendment is no longer in effect, the risk of federal enforcement and override of state marijuana laws would increase.
United States Border Entry
The United States Customs and Border Protection, or CBP, enforces the laws of the United States as they pertain to lawful travel and trade into and out of the U.S. Crossing the border while in violation of the CSA and other related United States federal laws may result in denied admission, seizures, fines, and apprehension. CBP officers administer determine the admissibility of travelers who are
non-U.S.
citizens into the United States pursuant to the United States Immigration and Nationality Act. An investment in our Subordinate Voting Shares, if it became known to CBP, could have an impact on a
non-U.S.
citizen’s admissibility into the United States and could lead to a lifetime ban on admission.
Because marijuana remains illegal under United States federal law, those investing in Canadian companies with operations in the United States cannabis industry could face detention, denial of entry, or lifetime bans from the United States for their business associations with United States marijuana businesses. Entry happens at the sole discretion of CBP officers on duty, and these officers have wide latitude to ask questions to determine the admissibility of a non-US
citizen or foreign national. The government of Canada has started warning travelers that previous use of marijuana, or any substance prohibited by United States federal laws, could mean denial of entry to the United States. Business or financial involvement in the marijuana industry in the United States could also be reason enough for CBP to deny entry. On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of United States laws regarding controlled substances and because marijuana continues to be a controlled substance under United States law, working in or facilitating the proliferation of the legal marijuana industry in U.S. states where it is deemed legal may affect admissibility to the United States. As a result, CBP has affirmed that, employees, directors, officers, managers and investors of companies involved in business activities related to marijuana in the United States (such as Trulieve), who are not United States citizens, face the risk of being barred from entry into the United States.
Anti-Money Laundering Laws and Access to Banking
The Company is subject to a variety of laws and regulations in the United States that involve anti-money laundering, financial recordkeeping and the proceeds of crime, including the Currency and Foreign Transactions Reporting Act of 1970 (referred to herein as the “Bank Secrecy Act”), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States.
Additionally, under United States federal law, it may potentially be a violation of federal anti-money laundering statutes for financial institutions to take any proceeds from the sale of any Schedule I controlled substance. For example, banks and other financial institutions could potentially be prosecuted and convicted of aiding and abetting money laundering under the Bank Secrecy Act for providing services to cannabis businesses. Therefore, under the Bank Secrecy Act, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other financial service could be charged with money laundering or conspiracy.
While there has been no change in U.S. federal banking laws to accommodate businesses in the large and increasing number of U.S. states that have legalized medical or adult-use
marijuana, FinCEN, in 2014, issued guidance, or the FinCEN Guidance, to prosecutors of money laundering and other financial crimes. The FinCEN Guidance is viewed as advising prosecutors not to focus their enforcement efforts on banks and other financial institutions that serve marijuana-related businesses so long as that marijuana-related business activities are legal in their state and none of the federal enforcement priorities referenced in the Cole Memorandum are being violated (such as keeping marijuana out of the hands of organized crime). Importantly, the FinCEN Guidance also clarifies how financial institutions can provide financial services to marijuana-related businesses consistent with their Bank Secrecy Act obligations, including through enhanced customer due diligence, but makes it clear that they are doing so at their own risk. The customer due diligence steps typically include:

1.	Verifying with the appropriate state authorities whether the business is duly licensed and registered;

2.	Reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its marijuana-related business;

3.	Requesting available information about the business and related parties from state licensing and enforcement authorities;

4.
Developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus adult-use
customers);

5.	Ongoing monitoring of publicly available sources for adverse information about the business and related parties;

6.	Ongoing monitoring for suspicious activity, including for any of the red flags described in the FinCEN Guidance; and

7.	Refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk.
With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.
While the FinCEN Guidance decreased some risk for banks and financial institutions considering servicing the cannabis industry, in practice it has not increased banks’ willingness to provide services to marijuana-related businesses. This is because current U.S. federal law does not guarantee banks immunity from prosecution, and it also requires banks and other financial institutions to undertake time-consuming and costly due diligence (i.e. enhanced due diligence) on each marijuana-related business they accept as a customer.
Those commercial banks and/or credit unions that have agreed to work with marijuana businesses are typically limiting those accounts to small percentages of their total deposits to avoid creating liquidity and concentration risk. Since, theoretically, the federal government could change the banking laws as it relates to marijuana-related businesses at any time and without notice, these banks and credit unions must keep sufficient cash on hand to be able to return the full value of all deposits from marijuana-related businesses in a single day, while also keeping sufficient liquid capital on hand to service their other customers. Because many banks and credit unions that are providing banking services to marijuana-related businesses are smaller institutions, applicable concentration limits may also impose limits in the aggregate amounts of loans that might be provided to the industry. Those commercial banks and credit unions that do have customers in the marijuana industry can charge marijuana businesses high fees to cover the added cost of ensuring compliance with the FinCEN Guidance.

Unlike the Cole Memorandum, however, the FinCEN Guidance has not been rescinded, but FinCEN has stated that it views the FinCEN Guidance to include compliance with the requirements of the rescinded Cole Memorandum. Secretary of the Treasury, Janet Yellen, has not made any public statements with regards to how the Treasury Department plans to treat marijuana-related businesses.
As an industry best practice and consistent with its standard operating procedures, Trulieve adheres to all customer due diligence steps in the FinCEN Guidance and any additional requirements imposed by those financial institutions it utilizes. However, in the event that any of our operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of anti-money laundering legislation or otherwise, such transactions could be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends or effect other distributions.
In the United States, the “SAFE Banking Act” was adopted by the U.S. House of Representatives, which would grant banks and other financial institutions immunity from federal criminal prosecution for servicing marijuana-related businesses if the underlying marijuana business follows state law. The SAFE Banking Act was not considered by the U.S. Senate by the end of the legislative session, and that legislation will now have to be reintroduced and considered by both houses of the U.S. Congress.. While there is strong support in the public and within Congress for the SAFE Banking Act and similar legislation, there can be no assurance that it will be passed as presently proposed or at all. In both Canada and the United States, transactions involving banks and other financial institutions are both difficult and unpredictable under the current legal and regulatory landscape. Legislative changes could help to reduce or eliminate these challenges for companies in the cannabis space and would improve the efficiency of both significant and minor financial transactions.
Ability to Access Public and Private Capital
Given the current laws regarding cannabis at the federal level in the United States, traditional bank financing is typically not available to United States marijuana companies. Specifically, since financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under anti-money laundering statutes, the unlicensed money transmitter statute and the Bank Secrecy Act, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept their business. Banks who do accept deposits from cannabis-related businesses in the United States must do so in compliance with the FinCEN Guidance. We have banking relationships with Florida, Massachusetts and Connecticut state-chartered banks for deposits and payroll, however we do not have access to traditional bank financing.
Tax Concerns
An additional challenge for marijuana-related businesses is that the provisions of IRC Section 280E are being applied by the IRS to businesses operating in the medical and adult-use
marijuana industry. IRC Section 280E prohibits marijuana businesses from deducting their ordinary and necessary business expenses, forcing them to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of non-deductible
expenses is to its total revenues. Therefore, businesses in the legal cannabis industry may be less profitable than they would otherwise be. Furthermore, although the IRS issued a clarification allowing the deduction of cost of goods sold, the scope of such items is interpreted very narrowly, and the bulk of operating costs and general administrative costs are not permitted to be deducted.

The 2018 Farm Bill
CBD is a nonintoxicating chemical found in cannabis and is often derived from hemp, which contains, at most, only trace amounts of THC. On December 20, 2018, Former President Trump signed the Agriculture Improvement Act of 2018 (popularly known as the 2018 Farm Bill) into law. Until the 2018 Farm Bill became law, hemp fell within the definition of “marijuana” under the CSA and the DEA classified hemp as a Schedule I controlled substance because hemp is part of the cannabis plant.
The 2018 Farm Bill defines hemp as the plant Cannabis sativa L. and any part of the plant with a delta-9
THC concentration of not more than 0.3% by dry weight and removes hemp from the CSA. The 2018 Farm Bill requires the U.S. Department of Agriculture, or USDA, to, among other things: (1) evaluate and approve regulatory plans approved by individual states for the cultivation and production of industrial hemp, and (2) promulgate regulations and guidelines to establish and administer a program for the cultivation and production of hemp in the U.S. The regulations promulgated by the USDA will be in lieu of those states not adopting state-specific hemp regulations. Hemp and products derived from it, such as CBD, may then be sold into commerce and transported across state lines provided that the hemp from which any product is derived was cultivated under a license issued by an authorized state program approved by the USDA and otherwise meets the definition of hemp. The 2018 Farm Bill also explicitly preserved the authority of the FDA to regulate hemp-derived products under the U.S. Food, Drug and Cosmetic Act. The Company expects that the FDA will promulgate its own rules for the regulation of hemp-derived products in the coming year. Notwithstanding the pending FDA rules, on October 29, 2019, the USDA published its proposed rules for the regulation of hemp, (referred to herein as the “USDA Rule”). The USDA Rule will go into effect immediately upon the conclusion of the public comment period and publication in the federal register by the USDA, expected to be on or around March 22, 2021. The USDA Rule, among other things, sets minimum standards for the cultivation and production of hemp, as well as requirements for laboratory testing of hemp.
Compliance with Applicable State Law in the United States
We are classified as having a “direct” involvement in the United States cannabis industry and we believe that we are in compliance with applicable state laws, as well as related licensing requirements and the regulatory frameworks enacted by the States of Florida, California, Connecticut and West Virginia, and the Commonwealths of Massachusetts and Pennsylvania. We are not subject to any citations or notices of violation with applicable licensing requirements and the regulatory frameworks which may have an impact on our licenses, business activities or operations. We use reasonable commercial efforts to ensure that our business is in compliance with applicable licensing requirements and the regulatory frameworks enacted by Florida, California, Connecticut, Massachusetts, Pennsylvania and West Virginia through the advice of our Director of Compliance, who monitors and reviews our business practices and changes to applicable state laws and regulations, as well as United States Federal enforcement priorities. Our Chief Legal Officer and General Counsel works with external legal advisors in Florida, Massachusetts, California, Connecticut, Pennsylvania and West Virginia to ensure that we are in on-going
compliance with applicable state laws.
In the United States, cannabis is largely regulated at the state level. Although each state in which we operate (and anticipate operating) authorizes, as applicable, medical and/or adult-use
marijuana production and distribution by licensed or registered entities, and numerous other states have legalized marijuana in some form, under U.S. federal law, the possession, use, cultivation, and transfer of marijuana and any related drug paraphernalia remains illegal, and any such acts are criminal acts under U.S. federal law. Although we believe that our business activities are compliant with applicable state and local laws of the United States, strict compliance with state and local laws with respect to marijuana may neither absolve us of liability under U.S. federal law, nor provide a defense to any federal proceeding which may be brought against us. Any such proceedings brought against us may result in a material adverse effect on our business.

Regulation of the Medical Cannabis Market in Florida
In 2014, the Florida Legislature passed the Compassionate Use Act, or CUA, which was a low-THC
(CBD) law, allowing cannabis containing not more than 0. 8% THC to be sold to patients diagnosed with severe seizures or muscle spasms and cancer. The CUA created a competitive licensing structure and initially allowed for one vertically integrated license to be awarded in each of five regions. The CUA set forth the criteria for applicants as well as the minimum qualifying criteria, which included the requirement to hold a nursery certificate evidencing the capacity to cultivate a minimum of 400,000 plants, to be operated by a nurseryman and to be a registered nursery for at least 30 continuous years. The CUA also created a state registry to track dispensations. In 2016, the Florida Legislature passed the Right to Try Act, or RTA, which expanded the State’s medical cannabis program to allow for full potency THC products to be sold as “medical marijuana” to qualified patients.
In November of 2016, the Florida Medical Marijuana Legalization ballot initiative (referred to herein as the “Initiative”) to expand the medical cannabis program under the RTA was approved by 71.3% of voters, thereby amending the Florida constitution. The Initiative is now codified as Article X, Section 29 of the Florida Constitution. The Initiative expanded the list of qualifying medical conditions to include cancer, epilepsy, glaucoma, HIV and AIDS, ALS, Crohn’s disease, Parkinson’s disease, PTSD, multiple sclerosis, and other debilitating medical conditions of the same kind or class or comparable to those other qualifying conditions and for which a physician believes the benefits outweigh the risks to the patient. The Initiative also provided for the implementation of State-issued medical cannabis identification cards. In 2017, the Florida Legislature passed legislation implementing the constitutional amendment and further codifying the changes outlined in the constitution into law. The 2017 law provides for the issuance of 10 licenses to specific entities and another four licenses to be issued for every 100,000 active qualified patients added to the registry. The 2017 law also initially limited license holders to a maximum of 25 dispensary locations with the ability to purchase additional dispensary locations from one another, and for an additional five locations to be allowed by the State for every 100,000 active qualified patients added to the registry. The 2017 legislation’s cap on dispensing facilities expired in April 2020.
Trulieve US License (the “Florida License”)

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Trulieve, Inc.	Medical Marijuana Treatment Center	Statewide	07/24/22	Cultivation, Processing/ Manufacturing, Dispensary, Transport
Under Florida law, a licensee is required to cultivate, process and dispense medical cannabis. Licenses are issued by the Florida Department of Health, Office of Medical Marijuana Use, or OMMU, and may be renewed biennially. Trulieve US received its most recent license renewal on July 24, 2020 and is classified as a Medical Marijuana Treatment Center, or MMTC, under Florida law.
There is no state-imposed limitation on the permitted size of cultivation or processing facilities in Florida, nor is there a limit on the number of plants that may be grown.
Under our license, we are permitted to sell cannabis to those patients who are entered into Florida’s electronic medical marijuana use registry by a qualified physician and possess a state-issued medical marijuana identification card and a valid certification from the qualified physician. The physician determines patient eligibility as well as the routes of administration (e.g., topical, oral, inhalation sublingual, suppository, edible, and smoking marijuana) and the number of milligrams per day a patient is able to obtain under the program. The physician may order a certification for up to three
70-day
supply limits of marijuana, following which the certification expires, and a physician must issue a new certification. The number of milligrams dispensed, the category of cannabis (either low-THC
or medical marijuana) and whether a delivery device, such as a vaporizer, has been dispensed is all recorded in the registry for each patient transaction. In addition, smokable flower was approved by the legislature and signed into law in March 2019. Patients must obtain a specific recommendation from their physician to purchase smokable flower. The maximum amount a patient may obtain is 2.5 ounces (measured by weight) of smokable flower per
35-day
supply.
We are authorized to sell a variety of products and offer over 500 SKUs in various product categories for sale. OMMU implemented rules regulating the production and sale of edible products in August of 2020, and the Company’s Florida licensee shortly thereafter became the first MMTC to dispense edibles in Florida. OMMU implemented rules regulating the use of hydrocarbon solvents (e.g., N-butane, isobutane, propane, pentane and heptane) for the extraction of derivative products in August 2021.
Dispensaries may be located in any location zoned as appropriate for a pharmacy throughout the State of Florida as long as the local government has not expressly prohibited MMTC dispensaries in their respective municipality. Additionally, dispensaries must be located more than 500 feet from a public or private elementary, middle, or secondary school. Following the adoption of the cap on total dispensaries by each MMTC, as discussed above, our Florida licensee filed a claim in the Court for the Second Judicial Circuit in Leon County challenging the dispensary cap and asking the Court to disregard the dispensary locations we had open and/or applied for prior to the limitation becoming effective. On February 4, 2019, we announced that we won our lawsuit in the trial court, with the court ruling that we may open an additional 14 dispensary locations based on these locations having previously vested. Moreover, the Court ruled that in the alternative, the statutory caps placed on the number of dispensaries allowed across the State were not only unconstitutionally added after Amendment 2 had been approved by voters but were also adversely impacting patient access. We have since settled our challenge with the Florida Department of Health. Our 14 dispensaries that were established before the statewide cap was enacted are now excluded from the statutory cap. The statutory cap expired in April 2020; thus, neither Trulieve US nor its competitors in Florida are subject to restrictions on the number of dispensaries that may be opened. As of June 30, 2021, we had 85 approved dispensaries in the State of Florida. In addition, our license allows us to deliver products directly to patients.
Florida Reporting Requirements
Florida law called for the OMMU to establish, maintain, and control a computer software tracking system that traces cannabis from seed-to-sale and allows real-time,
24-hour
access by the OMMU to such data. The tracking system must allow for integration of other seed-to-sale
systems and, at a minimum, include notification of certain events, including when marijuana seeds are planted, when marijuana plants are harvested and destroyed and when cannabis is transported, sold, stolen, diverted, or lost. Each medical marijuana treatment center shall use the seed-to-sale
tracking system established by the OMMU or integrate its own seed-to-sale
tracking system with the
seed-to-sale
tracking system established by the OMMU. At this time, the OMMU has not implemented a statewide seed-to-sale
tracking system; thus we use our own seed-to-sale system. Additionally, the OMMU maintains a patient and physician registry, and licensees must comply with all requirements and regulations regarding the provision of required data or proof of key events to said system to retain their license. Florida requires all MMTCs to abide by representations made in their original application to the State of Florida or any subsequent variances to the same. The OMMU must approve any changes or expansions of previous representations and disclosures to the OMMU via an amendment or variance process.
Florida Licensing Requirements
Licenses issued by the OMMU may be renewed biennially so long as the licensee continues to meet the requirements of the Florida Statute 381.986 and pays a renewal fee. License holders can only own one license within the State of Florida. Applicants must demonstrate (and licensed MMTC’s must maintain) that: (i) they have been registered to do business in the State of Florida for the previous five years, (ii) they possess a valid certificate of registration issued by the Florida Department of Agriculture & Consumer Services, (iii) they have the technical and technological ability to cultivate and produce cannabis, including, but not limited to, low-THC

cannabis, (iv) they have the ability to secure the premises, resources, and personnel necessary to operate as an MMTC, (v) they have the ability to maintain accountability of all raw materials, finished products, and any by-products
to prevent diversion or unlawful access to or possession of these substances, (vi) they have an infrastructure reasonably located to dispense cannabis to registered qualified patients statewide or regionally as determined by the OMMU, (vii) they have the financial ability to maintain operations for the duration of the two-year
approval cycle, including the provision of certified financial statements to the OMMU, (viii) all owners, officers, board members and managers have passed a Level II background screening, inclusive of fingerprinting, (ix) they ensure that a medical director is employed to supervise the activities of the MMTC, and (x) they have a diversity plan and veterans plan accompanied by a contractual process for establishing business relationships with veterans and minority contractors and/or employees. Upon approval of the application by the OMMU, the applicant must post a performance bond of up to US $5 million, which may be reduced to US $2 million once the licensee has served 1,000 patients (which Trulieve has accomplished).
There was a lawsuit that challenged essential aspects of the 2017 Legislation and OMMU regulations. In December 2017, Florigrown, LLC and other plaintiffs challenged aspects of the 2017 Legislation and OMMU regulations as unconstitutional due to: (1) requiring MMTCs to be vertically integrated (e.g., cultivate and process the cannabis to be sold at the MMTC’s own licensed dispensaries); (2) the cap of total number of MMTC licenses in the State; and (3) the authorization of the OMMU to issue MMTC licenses to certain applicants that met criteria defined by the 2017 legislation. On October 18, 2019, a trial judge in the Circuit Court for Leon County ruled that Florigrown, LLC had a substantial likelihood of succeeding on its claims, holding that the vertical integration and licensing cap conflicted with the language in Article X, Section 29 and that the provisions in the 2017 defining the criteria for eligibility for MMTC licensure constituted an impermissible “special law” under Article III, Section 11(a)(12) of the Florida Constitution. On July 10, 2019, an intermediate appellate court affirmed aspects of the Circuit Court for Leon County’s ruling. On May 27, 2021, the Florida Supreme Court issued a 6-1 decision finding that Florigrown, LLC and the other plaintiffs did not demonstrate a substantial likelihood of success on the merits of any of its constitutional claims. In effect, the Florida Supreme Court’s 6-1 decision upholds Florida’s regulatory scheme.
Security and Storage Requirements for Cultivation, Processing and Dispensing Facilities in Florida
Adequate outdoor lighting is required from dusk to dawn for all MMTC facilities.
24-hour
per day video surveillance is required, and all MMTCs must maintain at least a rolling
45-day
period that is made available to law enforcement and the OMMU upon demand. Alarm systems must be active at all items for all entry points and windows. Interior spaces must also have motion detectors, and all cameras must have an unobstructed view of key areas. Panic alarms must also be available for employees to be able to signal authorities when needed.
In dispensaries, the MMTC must provide a waiting area with a sufficient seating area. There must also be a minimum of one private consultation/education room for the privacy of the patient(s) and their caregiver (if applicable). The MMTC may only dispense products between 7:00 am and 9:00 pm. All active products must be kept in a secure location within the dispensary, and only empty packaging may be kept in the dispensary’s general area, which is readily accessible to customers and visitors. No product or delivery devices may be on display in the waiting area.
An MMTC must at all times provide secure and logged access for all cannabis materials. This includes approved vaults or locked rooms. There must be at least two employees of the MMTC or an approved security provider on-site at all times. All employees must wear proper identification badges, and visitors must be logged in and wear a visitor badge while on the premises. The MMTC must report to local law enforcement any loss, diversion or theft of cannabis materials within 24 hours of becoming aware of such an occurrence.
Florida Transportation Requirements
When transporting cannabis to dispensaries or patients for delivery, a manifest must be prepared, and transportation must be done using an approved vehicle. The cannabis must be stored in a separate, locked area of the vehicle and at all times while in transit, there must be two people in a delivery vehicle. During deliveries, one person must remain with the vehicle. The delivery employees must at all times have identification badges. The manifest must include the following information: (i) departure date and time; (ii) name, address and license number of the originating MMTC; (iii) name and address of the receiving entity; (iv) the quantity and form of cannabis and delivery device; (v) arrival date and time; (vi) the make, model and license plate of the delivery vehicle; and (vii) the name and signatures of the MMTC delivery employees. The MMTC must keep these manifests for inspection for up to three years. During the delivery, a copy of the manifest is also provided to the recipient.
OMMU Inspections in Florida
The OMMU may conduct announced or unannounced inspections of MMTC’s to determine compliance with applicable laws and regulations. The OMMU is to inspect an MMTC upon receiving a complaint or notice that the MMTC has dispensed cannabis containing mold, bacteria, or other contaminants that may cause an adverse effect to humans or the environment. The OMMU is to conduct at least a biennial inspection of each MMTC to evaluate the MMTC’s records, personnel, equipment, security, sanitation practices, and quality assurance practices.
Regulation of the Medical Cannabis Market in Massachusetts
The Commonwealth of Massachusetts has authorized the cultivation, possession and distribution of marijuana for medical purposes by certain licensed Massachusetts marijuana businesses. The Medical Use of Marijuana Program, or MUMP, registers qualifying patients, personal caregivers, Medical Marijuana Treatment Centers, or MTCs, and MTC agents. MTCs were formerly known as Registered Marijuana Dispensaries, or RMDs. The MUMP was established by Chapter 369 of the Acts of 2012, “An Act for the Humanitarian Medical Use of Marijuana”, following the passage of the Massachusetts Medical Marijuana Initiative, Ballot Question 3, in the 2012 general election. Additional statutory requirements governing the MUMP were enacted by the Legislature in 2017 and codified at G.L. c. 94I, et. seq. (referred to herein as the “Massachusetts Medical Act”). MTC Certificates of Registration are vertically integrated licenses in that each MTC Certificate of Registration entitles a license holder to one cultivation facility, one processing facility and one dispensary locations. There is a limit of three MTC licenses per person/entity.
The Commonwealth of Massachusetts Cannabis Control Commission, or CCC, regulations, 935 CMR 501.000 et seq. (referred to herein as the “Massachusetts Medical Regulations”), provide a regulatory framework that requires MTCs to cultivate, process, transport and dispense medical cannabis in a vertically integrated marketplace. Patients with debilitating medical conditions qualify to participate in the program, including conditions such as cancer, glaucoma, positive status for human immunodeficiency virus (HIV), acquired immune deficiency virus (AIDS), hepatitis C, amyotrophic lateral sclerosis (ALS), Crohn’s disease, Parkinson’s disease, and multiple sclerosis (MS) when such diseases are debilitating, and other debilitating conditions as determined in writing by a qualifying patient’s healthcare provider.
The CCC assumed control of the MUMP from the Department of Public Health on December 23, 2018. The CCC approved revised regulations for the MUMP on November 30, 2020, which will become effective when published in the Massachusetts Register.
Massachusetts Licensing Requirements (Medical)
The Massachusetts Medical Regulations delineate the licensing requirements for MTCs in Massachusetts. Licensed entities must demonstrate the following: (i) they are licensed and in good standing with the Secretary of the Commonwealth of Massachusetts; (ii) no executive, member or any entity owned or controlled by such executive or member directly or indirectly controls more than three MTC licenses; (iii) an MTC may not cultivate medical cannabis from more than two locations statewide; (iv) MTC agents must be registered with the

Massachusetts Cannabis Control Commission; (v) an MTC must have a program to provide reduced cost or free marijuana to patients with documented verifiable financial hardships; (vi) one executive of an MTC must register with the Massachusetts Department of Criminal Justice Information Services on behalf of the entity as an organization user of the Criminal Offender Record Information (CORI) system; (vii) the MTC applicant has at least $500,000 in its control as evidenced by bank statements, lines of credit or equivalent; and (viii) payment of the required application fee.
In an MTC application, an applicant must also demonstrate or include: (i) the name, address date of birth and resumes of each executive of the applicant and of the members of the entity; (ii) a plan to obtain liability insurance coverage in compliance with statutes; (iii) detailed summary of the business plan for the MTC; (iv) an operational plan for the cultivation of marijuana including a detailed summary of policies and procedures; and (v) a detailed summary of the operating policies and procedures for the MTC including security, prevention of diversion, storage of marijuana, transportation of marijuana, inventory procedures, procedures for quality control and testing of product for potential contaminants, procedures for maintaining confidentiality as required by law, personnel policies, dispensing procedures, record keeping procedures, plans for patient education and any plans for patient or personal caregiver home delivery. An MTC applicant must also demonstrate that it has (i) a successful track record of running a business; (ii) a history of providing healthcare services or services providing marijuana for medical purposes in or outside of Massachusetts; (iii) proof of compliance with the laws of the Commonwealth of Massachusetts; (iv) complied with the laws and orders of the Commonwealth of Massachusetts; and (v) a satisfactory criminal and civil background. Finally, an MTC applicant must specify a cultivation tier for their license, which establishes the minimum and maximum square footage of canopy for their cultivation operation.
Upon the determination by the CCC that an MTC applicant has responded to the application requirements in a satisfactory fashion, the MTC applicant is required to pay the applicable registration fee and shall be issued a Provisional MTC license and, following completion of certain regulatory requirements, a Final MTC license. Trulieve’s wholly owned subsidiary, Life Essence, holds the following MTC licenses.
Massachusetts Licenses (Medical) (the “Massachusetts Licenses”)

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Life Essence	Provisional MTC License	Holyoke, MA	11/18/21	Dispensary Cultivation/ Product Manufacturing Dispensary

Life Essence	Final MTC License	Northampton, MA Holyoke, MA	11/18/21	Dispensary Cultivation/ Product Manufacturing Dispensary

Life Essence	Provisional MTC License	Cambridge, MA Holyoke, MA	11/18/21	Dispensary Cultivation/ Product Manufacturing Dispensary
After receipt of a Provisional MTC license, the CCC shall review architectural plans for the building of the MTC’s cultivation facility and/or dispensing facilities, and shall either approve, modify or deny the same. Once approved, the MTC provisional license holder shall construct its facilities in conformance with the requirements of the Massachusetts Regulations. Once the CCC completes its inspections and issues approval for an MTC of its facilities, the CCC shall issue a Final MTC License to the MTC applicant. Final MTC Licenses are valid for one year, and shall be renewed by filing the required renewal application no later than sixty days prior to the expiration of the certificate of registration. A licensee may not begin cultivating marijuana until it has been issued a Final MTC License by the CCC.

MTC Licenses in Massachusetts are renewed annually. Before expiry, licensees are required to submit a renewal application. While renewals are granted annually, there is no ultimate expiry after which no renewals are permitted. Additionally, in respect of the renewal process, provided that the requisite renewal fees are paid, the renewal application is submitted in a timely manner, and there are no material violations noted against the applicable license, Life Essence would expect to receive the applicable renewed license in the ordinary course of business.
Massachusetts Dispensary Requirements (Medical)
An MTC shall follow its written and approved operation procedures in the operation of its dispensary locations. Operating procedures shall include (i) security measures in compliance with the Massachusetts Regulations; (ii) employee security policies including personal safety and crime prevention techniques; (iii) hours of operation and after-hours contact information; (iv) a price list for marijuana; (v) storage and waste disposal protocols in compliance with state law; (vi) a description of the various strains of marijuana that will be cultivated and dispensed, and the forms that will be dispensed; (vii) procedures to ensure accurate recordkeeping including inventory protocols; (viii) plans for quality control; (ix) a staffing plan and staffing records; (x) diversion identification and reporting protocols; and (xi) policies and procedures for the handling of cash on MTC premises including storage, collection frequency and transport to financial institutions. The siting of dispensary locations is expressly subject to local/municipal approvals pursuant to state law, and municipalities control the permitting application process that a MTC must comply with. More specifically, an MTC is to comply with all local requirements regarding siting, provided however that if no local requirements exist, an MTC shall not be sited within a radius of 500 feet of a school, daycare center, or any facility in which children commonly congregate. The
500-foot
distance under this section is measured in a straight line from the nearest point of the facility in question to the nearest point of the proposed MTC. The Massachusetts Regulations require that MTCs limit their inventory of seeds, plants, and useable marijuana to reflect the projected needs of registered qualifying patients. An MTC may only dispense to a registered qualifying patient or caregiver who has a current valid certification.
Massachusetts Security and Storage Requirements (Medical)
An MTC is to implement sufficient security measures to deter and prevent unauthorized entrance into areas containing marijuana and theft of marijuana at the MTC. These measures must include: (i) allowing only registered qualifying patients, caregivers, dispensary agents, authorized persons, or approved outside contractors access to the MTC facility; (ii) preventing individuals from remaining on the premises of an MTC if they are not engaging in activities that are permitted; (iii) disposing of marijuana or by-products
in compliance with law; (iv) establishing limited access areas accessible only to authorized personnel; (v) storing finished marijuana in a secure locked safe or vault; (vi) keeping equipment, safes, vaults or secured areas securely locked; (vii) ensuring that the outside perimeter of the MTC is sufficiently lit to facilitate surveillance; and (viii) ensuring that landscaping or foliage outside of the RMD does not allow a person to conceal themselves. An MTC shall also utilize a security/alarm system that: (i) monitors entry and exit points and windows and doors, (ii) includes a panic/duress alarm, (iii) includes system failure notifications, (iv) includes
24-hour
video surveillance of safes, vaults, sales areas, areas where marijuana is cultivated, processed or dispensed, and (v) includes date and time stamping of all records and the ability to produce a clear, color still photo. The video surveillance system shall have the capacity to remain operational during a power outage. The MTC must also maintain a backup alarm system with the capabilities of the primary system, and both systems are to be maintained in good working order and are to be inspected and tested on regular intervals.

Massachusetts Transportation Requirements (Medical)
Marijuana or marijuana-infused products, or MIPs, may be transported between licensed MTCs by MTC agents on behalf of an MTC. MTCs or deliver-only retailers may, with CCC approval, transport marijuana or MIPS directly to registered qualifying patients and Caregivers as part of a home delivery program. An MTC shall staff transport vehicles with a minimum of two dispensary agents. At least one agent shall remain with the vehicle when the vehicle contains marijuana or MIPs. Prior to leaving the origination location, an MTC must weigh, inventory, and account for, on video, the marijuana to be transported.
Marijuana must be packaged in sealed, labeled, and tamper-proof packaging prior to and during transportation. In the case of an emergency stop, a log must be maintained describing the reason for the stop, the duration, the location, and any activities of personnel exiting the vehicle. An MTC shall ensure that delivery times and routes are randomized. Each MTC agent shall carry his or her
CCC-issued
MUMP ID Card when transporting marijuana or MIPs and shall produce it to CCC representatives or law enforcement officials upon request. Where videotaping is required when weighing, inventorying, and accounting of marijuana before transportation or after receipt, the video must show each product being weighed, the weight, and the manifest. An MTC must document and report any unusual discrepancy in weight or inventory to the CCC and local law enforcement within 24 hours. An MTC shall report to the CCC and local law enforcement any vehicle accidents, diversions, losses, or other reportable incidents that occur during transport, within 24 hours. An MTC shall retain transportation manifests for no less than one year and make them available to the CCC upon request. Any cash received from a qualifying patient or personal caregiver must be transported to an MTC immediately upon completion of the scheduled deliveries. Vehicles used in transportation must be owned, leased or rented by the MTC, be properly registered, and contain a GPS system that is monitored by the MTC during transport of marijuana and said vehicle must be inspected and approved by the CCC prior to use.
During transit, an MTC is to ensure that: (i) marijuana or MIPs are transported in a secure, locked storage compartment that is part of the vehicle transporting the marijuana or MIPs; (ii) the storage compartment cannot be easily removed (for example, bolts, fittings, straps or other types of fasteners may not be easily accessible and not capable of being manipulated with commonly available tools); (iii) marijuana or MIPs are not visible from outside the vehicle; and (iv) product is transported in a vehicle that bears no markings indicating that the vehicle is being used to transport marijuana or MIPs and does not indicate the name of the MTC. Each MTC agent transporting marijuana or MIPs shall have access to a secure form of communication with personnel at the origination location when the vehicle contains marijuana or MIPs.
CCC Inspections (Medical)
The CCC or its agents may inspect an MTC and affiliated vehicles at any time without prior notice. An MTC shall immediately upon request make available to the CCC information that may be relevant to a CCC inspection, and the CCC may direct an MTC to test marijuana for contaminants. Any violations found will be noted in a deficiency statement that will be provided to the MTC, and the MTC shall thereafter submit a Plan of Correction to the CCC outlining with particularity each deficiency and the timetable and steps to remediate the same. The CCC shall have the authority to suspend or revoke a certificate of registration in accordance with the applicable regulations.
Regulation of the
Adult-Use
Cannabis Market in Massachusetts
Adult-use
(recreational) marijuana has been legal in Massachusetts since December 15, 2016, following a ballot initiative in November of that year. The CCC licenses adult-use
cultivation, processing and dispensary facilities (referred to herein collectively as “Marijuana Establishments”) pursuant to 935 CMR 500.000 et seq. The first adult-use
marijuana facilities in Massachusetts began operating in November 2018. The CCC approved revised regulations for the adult-use
program effective November 1, 2019 and January 8, 2021.

Massachusetts Licensing Requirements
(Adult-Use)
Many of the same application requirements exist for an
adult-use
Marijuana Establishment license application as to those for a medical MTC application, and each owner, officer or member must undergo background checks and fingerprinting with the CCC. Applicants must submit the location and identification of each site, and must establish a property interest in the same, and the applicant and the local municipality must have entered into a host agreement authorizing the location of the adult-use
Marijuana Establishment within the municipality, and said agreement must be included in the application. Applicants must include disclosure of any regulatory actions against it by the Commonwealth of Massachusetts, as well as the civil and criminal history of the applicant and its owners, officers, principals or members. The application must include, amongst other information, the proposed timeline for achieving operations, liability insurance, business plan, and a detailed summary describing the Marijuana Establishment’s proposed operating policies including security, prevention of diversion, storage, transportation, inventory procedures, quality control, dispensing procedures, personnel policies, record keeping, maintenance of financial records, diversity plans, and employee training protocols.
Massachusetts Dispensary Requirements
(Adult-Use)
Marijuana retailers are subject to certain operational requirements in addition to those imposed on Marijuana Establishments generally. Dispensaries must immediately inspect patrons’ identification to ensure that everyone who enters is at least 21 years of age. Dispensaries may not dispense more than one ounce of marijuana or five grams of marijuana concentrate per transaction.
Point-of-sale
systems must be approved by the CCC, and retailers must record sales data. Records must be retained and available for auditing by the CCC and Department of Revenue. Retailers are required to conduct monthly analyses of equipment and sales data to determine that such systems have not been altered or interfered with to manipulate sales data, and to report any such discrepancies to the CCC.
Dispensaries must also make consumer education materials available to patrons in languages designated by the CCC, with analogous materials for visually- and hearing-impaired persons. Such materials must include:

•
A warning that marijuana has not been analyzed or approved by the FDA, that there is limited information on side effects, that there may be health risks associated with using marijuana, and that it should be kept away from children;

•	A warning that when under the influence of marijuana, driving is prohibited and machinery should not be operated;

•	Information to assist in the selection of marijuana, describing the potential differing effects of various strains of marijuana, as well as various forms and routes of administration;

•	Materials offered to consumers to enable them to track the strains used and their associated effects;

•	Information describing proper dosage and titration for different routes of administration, with an emphasis on using the smallest amount possible to achieve the desired effect;

•	A discussion of tolerance, dependence, and withdrawal;

•	Facts regarding substance abuse signs and symptoms, as well as referral information for substance abuse treatment programs;

•	A statement that consumers may not sell marijuana to any other individual;

•	Information regarding penalties for possession or distribution of marijuana in violation of Massachusetts law; and

•	Any other information required by the CCC.

Massachusetts Security and Storage Requirements
(Adult-Use)
Each Marijuana Establishment must implement sufficient safety measures to deter and prevent unauthorized entrance into areas containing marijuana and theft of marijuana at the establishment. Security measures taken by the establishments to protect the premises, employees, consumers and general public shall include, but not be limited to, the following:

•	Positively identifying and limiting access to individuals 21 years of age or older who are seeking access to the Marijuana Establishment or to whom marijuana products are being transported;

•	Adopting procedures to prevent loitering and ensure that only individuals engaging in activity expressly or by necessary implication are allowed to remain on the premises;

•	Proper disposal of marijuana in accordance with applicable regulations;

•	Securing all entrances to the Marijuana Establishment to prevent unauthorized access;

•	Establishing limited access areas which shall be accessible only to specifically authorized personnel limited to include only the minimum number of employees essential for efficient operation;

•	Storing all finished marijuana products in a secure, locked safe or vault in such a manner as to prevent diversion, theft or loss;

•
Keeping all safes, vaults, and any other equipment or areas used for the production, cultivation, harvesting, processing or storage, including prior to disposal, of marijuana or marijuana products securely locked and protected from entry, except for the actual time required to remove or replace marijuana;

•	Keeping all locks and security equipment in good working order;

•	Prohibiting keys, if any, from being left in the locks or stored or placed in a location accessible to persons other than specifically authorized personnel;

•	Prohibiting accessibility of security measures, such as combination numbers, passwords or electronic or biometric security systems, to persons other than specifically authorized personnel;

•	Ensuring that the outside perimeter of the marijuana establishment is sufficiently lit to facilitate surveillance, where applicable;

•
Ensuring that all marijuana products are kept out of plain sight and are not visible from a public place, outside of the marijuana establishment, without the use of binoculars, optical aids or aircraft;

•
Developing emergency policies and procedures for securing all product following any instance of diversion, theft or loss of marijuana, and conduct an assessment to determine whether additional safeguards are necessary;

•
Establishing procedures for safe cash handling and cash transportation to financial institutions to prevent theft, loss and associated risks to the safety of employees, customers and the general public;

•
Sharing the Marijuana Establishment’s floor plan or layout of the facility with law enforcement authorities, and in a manner and scope as required by the municipality and identifying when the use of flammable or combustible solvents, chemicals or other materials are in use at the Marijuana Establishment;

•
Sharing the Marijuana Establishment’s security plan and procedures with law enforcement authorities, including police and fire services departments, in the municipality where the Marijuana Establishment is located and periodically updating law enforcement authorities, police and fire services departments, if the plans or procedures are modified in a material way; and

•	Marijuana must be stored in special limited access areas, and alarm systems must meet certain technical requirements, including the ability to record footage to be retained for at least 90 days.

Massachusetts Transportation Requirements
(Adult-Use)
Marijuana products may only be transported between licensed Marijuana Establishments by registered Marijuana Establishment agents. A licensed marijuana transporter may contract with a Marijuana Establishment to transport that licensee’s marijuana products to other licensed establishments. All transported marijuana products are linked to the seed-to-sale
tracking program. Any marijuana product that is undeliverable or is refused by the destination Marijuana Establishment shall be transported back to the originating establishment. All vehicles transporting marijuana products shall be staffed with a minimum of two Marijuana Establishment agents. At least one agent shall remain with the vehicle at all times that the vehicle contains marijuana or marijuana products. Prior to the products leaving a Marijuana Establishment, the originating Marijuana Establishment must weigh, inventory, and account for, on video, all marijuana products to be transported. Within eight hours after arrival at the receiving Marijuana Establishment, the receiving establishment must re-weigh,
re-inventory,
and account for, on video, all marijuana products transported. Marijuana products must be packaged in sealed, labeled, and tamper or child-resistant packaging prior to and during transportation. In the case of an emergency stop during the transportation of marijuana products, a log must be maintained describing the reason for the stop, the duration, the location, and any activities of personnel exiting the vehicle. A Marijuana Establishment or a marijuana transporter transporting marijuana products is required to ensure that all transportation times and routes are randomized and remain within Massachusetts.
Vehicles must additionally be equipped with a video system that includes one or more cameras in the storage area of the vehicle and one or more cameras in the driver area of the vehicle. The video cameras must remain operational at all times during the transportation process and have the ability to produce a clear color still photo whether live or recorded, with a date and time stamp embedded and that do not significantly obscure the picture.
Vehicles used for transport must be owned or leased by the Marijuana Establishment or transporter, and they must be properly registered, inspected, and insured in Massachusetts. Marijuana may not be visible from outside the vehicle, and it must be transported in a secure, locked storage compartment. Each vehicle must have a global positioning system, and any agent transporting marijuana must have access to a secure form of communication with the originating location.
Massachusetts Licenses
(Adult-Use)
Trulieve’s wholly owned subsidiary, Life Essence, holds the following licenses:

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Life Essence	Final License	Northampton, MA	06/19/22	Dispensary
Life Essence	Provisional License	Framingham, MA	07/20/22	Dispensary
Life Essence	Final License	Worcester, MA	05/13/22	Dispensary
Life Essence	Final License	Holyoke, MA	06/19/22	Cultivation
Life Essence	Final License	Holyoke, MA	06/19/22	Product Manufacturing
CCC Inspections
The CCC or its agents may inspect a Marijuana Establishment and affiliated vehicles at any time without prior notice in order to determine compliance with all applicable laws and regulations. All areas of a Marijuana Establishment, all Marijuana Establishment agents and activities, and all records are subject to such inspection. During an inspection, the CCC may direct a marijuana establishment to test marijuana for contaminants as specified by the CCC, including but not limited to mold, mildew, heavy metals, plant-growth regulators, and the presence of pesticides not approved for use on marijuana by the Massachusetts Department of Agricultural Resources. Moreover, the CCC is authorized to conduct a secret shopper program to ensure compliance with all applicable laws and regulations.

Regulatory Changes for Medical and Adult Use Marijuana in Massachusetts
The CCC voted to adopt significant amendments of both the medical and adult-use
cannabis regulations at its meeting on November 30, 2020. The new regulations became effective on January 8, 2021. Significant changes include:

•
permitting Marijuana “Courier” Licensees to deliver directly to consumers from the premises of licensed marijuana retailer establishments and Marijuana Delivery Operators to purchase wholesale marijuana products directly from marijuana cultivation and product manufacturer establishments and deliver the products directly to consumers from the Delivery Operator’s warehouse location. Both Marijuana Courier and Marijuana Delivery Operator Licensees are reserved for at least 36 months for companies majority-owned and controlled by certain classes of certified Economic Empowerment or Social Equity applicants, for which Trulieve does not quality;

•	permitting Personal Caregivers to be registered to care for more than one – and up to five – Registered Qualifying Patients at one time; and

•	permitting non-Massachusetts residents receiving end-of-life or palliative care or cancer treatment in Massachusetts to become Registered Qualifying Patients.
Regulation of the Marijuana Market in California
In 1996, California was the first state to legalize medical marijuana through Proposition 215, the Compassionate Use Act of 1996. This provided an affirmative defense for defendants charged with the use, possession and cultivation of medical marijuana by patients with a physician recommendation for treatment of cancer, anorexia, AIDS, chronic pain, spasticity, glaucoma, arthritis, migraine, or any other illness for which marijuana provides relief. In 2003, Senate Bill 420 was signed into law, decriminalizing the use, possession, and collective cultivation of medical marijuana, and establishing an optional identification card system for medical marijuana patients.
In September 2015, the California legislature passed three bills collectively known as the Medical Marijuana Regulation and Safety Act (“MCRSA”). The MCRSA established a licensing and regulatory framework for medical marijuana businesses in California. The system created testing laboratories and distributors. Edible infused product manufacturer licenses based on either volatile solvent or non-volatile solvent manufacturing specific extraction methodology also became mandatory. Multiple agencies oversaw different aspects of the program and businesses were required to obtain both a state license and local approval in order to operate.
However, in November 2016, voters in California overwhelmingly passed Proposition 64, the Adult Use of Marijuana Act (“AUMA”), creating an adult-use marijuana program for adult-use 21 years of age or older. In June 2017, the California State Legislature passed Senate Bill No. 94, known as Medicinal and Adult-Use Marijuana Regulation and Safety Act (“MAUCRSA”), which amalgamated MCRSA and AUMA into a set of regulations governing both medical and adult-use cannabis licensing in California. MAUCRSA went into effect on January 1, 2018.
The three licensing agencies that used to regulate marijuana at the state level are the Bureau of Cannabis Control (“BCC”), California Department of Food and Agriculture (“CDFA”), and the California Department of Public Health (“CDPH”). However, California Governor Gavin Newsom signed Assembly Bill 141 (“AB 141”) on July 12, 2021. Effectively, AB 141 consolidated the three former state cannabis authorities into a single, new department now known as the Department of Cannabis Control (the “Department”).
One of the central features of MAUCRSA is known as “local control.” In order to legally operate a medical or adult-use marijuana business in California, an operator must have both a local and state license. This requires license-holders to operate in cities or counties with marijuana licensing programs. Cities and counties in California are also allowed to limit the number of licenses issued locally or even ban all cannabis licenses completely.

California License Categories/ Types (the “California License”)

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Leef Industries, LLC	Adult-Use Retailer	Palm Springs, CA	11/08/21	Dispensary
Once an operator obtains local approval, the operator must obtain state licenses before conducting any commercial marijuana activity. There are multiple license categories that cover all commercial activity. Categories include: (1) cultivation/nurseries, (2) testing laboratories, (3) distributors/transporters, (4) retailers, (5) microbusinesses, (6) event organizers, and (7) manufacturers. Categories of licenses are further broken down into subtypes. For example, there are multiple types of cultivation licenses available depending upon the size of the cultivation operation and whether the operation is indoors/outdoors or uses mixed lighting. Different manufacturing licenses are available depending upon whether volatile or nonvolatile solvents are used. Retail licenses are available depending upon whether the retailer operates from a store-front or a non-store
front.
The Department Regulating the Commercial Cannabis Industry
The Department oversees and regulates all commercial cannabis activities. Operators must apply to the Department for their licenses.
The Marijuana Supply Chain in California
In California, local law may determine whether plants must be cultivated outdoors, using mixed-light methods, or fully indoors. Cultivators must also obtain seeds, clones, teens, or other immature plants from licensed nurseries through the traceability system.
The cultivation, processing, and movement of marijuana within the state is tracked by the California Cannabis Track and Trace System’s METRC software. All licensees are required to input their track and trace data (either manually or using another software that automatically uploads to METRC). Immature plants must be assigned a Unique Identifier number (“UID”) which then remains associated with that specific plant’s flowers and biomass as it moves through the supply chain to the consumer. Each licensee in the supply chain is required to meticulously log any processing, packaging, and sales associated with that UID.
When marijuana plants mature and complete their life cycle, they are harvested, cured, and trimmed, in preparation of being sold to distributors or manufacturers. Cultivators have two main products: flowers, or “buds,” and the biomass, or “trim,” which is typically removed from the mature flowers. Trim is commonly sold to manufacturers for further processing into cannabis extracts. Buds may also be sold to manufacturers or distributors for sale to retailers. The cultivator may package and label its marijuana flowers directly or sell flower in bulk, allowing distributors to package and label the flower.
Manufactured marijuana goods may be sold from a manufacturer to a distributor only if in final packaging. Distributors may not repackage manufactured marijuana goods. Certain tax rates apply to the marijuana flower and biomass, which are assessed per ounce of product sold. The California State excise tax is paid by the cultivator to the distributor, or, alternatively, the manufacturer, after which, the distributor or manufacturer bears responsibility for tendering the excise tax receipts to the State of California.
California restricts the transportation of cannabis to licensed distributors. Some cultivators and manufacturers maintain their own distribution licenses in order to handle transportation directly, while others contract with third-party licensed distributors for transportation services. Distributors may or may not take possession of the marijuana and marijuana products, and like alcohol distribution, some retailers limit sales to a particular distributor’s brand portfolio. Brands may market products to Retailers directly or only to distributors.
Distributors are the point in the supply chain where final quality assurance testing is performed on products before they go to a retailer. Retailers may not accept or sell products without an accompanying Certificate of Analysis (“COA”). Distributors must hold product in quarantine for testing onsite at their licensed premises until an employee of a licensed testing laboratory comes to their premises and obtains samples from any and all goods proposed to be shipped to a retailer. Marijuana and marijuana products are issued either a “pass” or “fail” by the testing laboratory. Under some circumstances, the Department’s regulations allow for failing product to be “remediated” or to be re-labeled to more accurately reflect the COA.

Retail Compliance in California
California requires specific warnings, images, and information regarding package contents to be printed on all marijuana packaging. The Department’s regulations also require packaging to be both tamper-evident and child-resistant. Distributors and retailers are independently responsible for confirming that products are properly labeled and packaged prior to the consumer sale.
Consumers aged 21 and up may purchase marijuana in California from a dispensary with an
“adult-use”
license. Some localities still only allow medicinal dispensaries. Consumers aged 18 and up with a valid physician’s recommendation may purchase marijuana from a medicinal-only dispensary or an adult-use
dispensary. Consumers without valid physician’s recommendations may not purchase marijuana from a medicinal-only dispensary. All marijuana businesses are prohibited from hiring employees under the age of 21.
Security Requirements
Each local government in California may adopt its own security requirements for cannabis businesses, which may vary, but generally includes onsite video surveillance, minimum intrusion detection and alarm standards, and site access controls and monitoring within the licensed premises. The Department independently maintains an additional set of security requirements with standards that may vary from local requirements, such as specific standards regarding commercial-grade, nonresidential door locks on all points of entry and exit to the licensed premises.
Each licensed premises must have a digital video surveillance system that can “effectively and clearly” record images of the area under surveillance. Cameras must be in a location that allows the camera to clearly record activity occurring within 20 feet of all points of entry and exit on the licensed premises. The regulations list specific areas which must be under surveillance, including places where cannabis goods are weighed, packed, stored, loaded, and unloaded, security rooms, and entrances and exits to the premises. Retailers must record point of sale areas on the video surveillance system.
Licensed retailers must hire security personnel to provide
on-site
security services for the licensed retail premises during hours of operation. All security personnel must be licensed by the Bureau of Security and Investigative Services.
Inspections
All licensees are subject to annual and random inspections of their premises by the Department. If an inspection identifies any noncompliance of a licensee, the Department may issue notices to correct, or notices of violation, fines, or take other disciplinary action that may include cancellation of a license.

Retail taxes in California
Retailers must pay excise tax amounts to final distributors upon making wholesale purchases. These distributors then remit receipts directly to the California Department of Tax Fee Administration (“CDTFA”). Retailers must pay the tax amount before the consumer sale occurs. The tax liability is calculated based on wholesale transaction between the retailer and distributor, not the consumer transaction. The CDTFA determines tax rates based upon estimated average ratios including retail and wholesale prices during the—tax period, and commonly known as a “markup.” CDTFA’s current markup estimate (as of January 1, 2021) is 80%. Due to the 15% statutory tax rate and the 80% markup estimate, the current effective tax rate on wholesale gross receipts is 27%.
In addition to the State taxes, cities and counties throughout California apply their own approaches to taxing cannabis. These approaches fall into three broad categories. First, many local governments impose the same tax rate on all cannabis businesses regardless of type. Second, many local governments impose higher tax rates on retailers than other types of cannabis businesses. Third, a few local governments license cannabis businesses but do not levy taxes specifically on cannabis. The California Legislative Analyst’s Office estimates that the average cumulative local tax rate over the whole supply chain is roughly equivalent to a 15% tax on retail sales.
After receiving approval from the BCC in August 2020, we own 100% of the issued and outstanding membership interests of Leef Industries. We have and will only engage in transactions with other licensed California marijuana businesses and have a compliance officer to oversee dispensary operations in California. We are developing standard operating procedures for this and future California holdings to ensure consistency and compliance across our California holdings. We and, to the best of our knowledge, Leef Industries, are in compliance with California’s marijuana regulatory program.
Regulation of the Medical Cannabis Market in Connecticut
The State of Connecticut has authorized cultivation, possession, and distribution of marijuana for medical purposes by certain licensed Connecticut marijuana businesses. The Medical Marijuana Program, or MMP, registers qualifying patients, primary caregivers, Dispensary Facilities, or DFs, and Dispensary Facility Employees, or DFEs. The MMP was established by Connecticut General Statutes §§
21a-408–21a429.
DFs and production facilities are separately licensed.
The MMP is administered by the Department of Consumer Protection, or DCP. Patients with qualifying debilitating medical conditions qualify to participate in the program, including patients with such conditions include but are not limited to cancer, glaucoma, positive status for human immunodeficiency virus (HIV) or acquired immune deficiency syndrome (AIDS), Parkinson’s disease, or multiple sclerosis (MS). A physician or advanced practice registered nurse must issue a written certification for an MMP patient, and the qualifying patient or caregiver must choose one designated DF where the patient’s marijuana will be obtained.
Connecticut Licensing Requirements
In Connecticut, marijuana may not be produced or dispensed without the appropriate license. The DCP determines how many facility licenses to issue based on the size and location of the DFs in operation, the number of qualifying patients registered with the DCP, and the convenience and economic benefits to qualifying patients.
When the DCP determines that additional licenses for DFs should be granted, it publishes a notice of open applications for DF licenses. This notice must include the maximum number of licenses to be granted, the deadline for receipt of applications, and the criteria that will be considered when awarding the licenses. Such criteria must include character and fitness of any person who may have control or influence over the operation of the proposed DF; the location for the proposed DF; the applicant’s ability to maintain adequate controls against the diversion, theft, or loss of marijuana; the applicant’s ability to maintain the knowledge, understanding, judgment, procedures, security controls and ethics to ensure optimal safety and accuracy in the dispensing and sale of marijuana; and the extent to which the applicant or any of the applicant’s DF backers have a financial interest in another licensee, registrant, or applicant.
Applicants for DF licenses must identify, among other things, the proposed DF location, financial statements, criminal background check applications for the applicant and applicant’s backers, a plan to prevent theft and diversion, and a blueprint of the proposed DF. An application for a DF license also requires the payment of a $5,000 fee. If approved, the licensee must pay an additional $5,000 before receiving its license. The decision of the DCP’s Commissioner, or Commissioner, not to award a DF license to an applicant is final.
Connecticut Licenses (the “Connecticut License”)

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Trulieve Bristol Inc.	Medical Marijuana Dispensary Facility License	Bristol	04/15/22	Dispensary
Connecticut Dispensary Facility Requirements
A DF may not dispense marijuana from, obtain marijuana from, or transfer marijuana to, a location outside of the state of Connecticut. DFs are limited to the following modes of obtaining, delivering, transferring, transporting, and selling marijuana:

•	A DF may acquire marijuana from a producer;

•	A DF may dispense and sell marijuana to a qualifying patient or primary caregiver registered to their facility and who is registered with the DCP;

•	A DF may dispense or sell to a research program subject pursuant to the protocols of a research program approved by the Commissioner;

•	A DF may transfer, distribute, deliver, transport, or sell to a research program employee pursuant to the protocols of a research program approved by the Commissioner;

•
A DF may transfer, distribute, deliver or transport to a hospice or other inpatient care facility licensed by the Department of Public Health that has a protocol for handling and distributing marijuana that has been approved by the DCP; and

•	A DF may transfer, distribute, deliver or transport marijuana to an approved laboratory.
Only a pharmacist licensed as a dispensary may dispense marijuana, and only a dispensary or dispensary technician may sell marijuana to qualifying patients, primary caregivers, or research program subjects who are registered with the DCP. A DF may not engage in marijuana compounding, except that a dispensary may dilute a medical marijuana product with a USP grade substance with no active ingredient for the purposes of dose titration, tapering, for the addition of a flavoring agent, or to create a maintenance dose that is not available from any producer at the time of purchase. No person associated with a DF may enter into any agreement with a certifying health care provider or health care facility concerning the provision of services or equipment that may adversely affect any person’s freedom to choose the DF at which the qualifying patient or primary caregiver will purchase marijuana, except in the case of an approved research program.

All DFEs must, at all times while at the DF, have their current dispensary license, dispensary technician registration or DFE registration available for inspection by the Commissioner or the DCP. The DF shall establish, implement and adhere to a written alcohol-free, drug-free and smoke-free workplace policy, which must be available to the DCP upon request. Marijuana may not be applied, ingested, or consumed inside a DF.
Each DF must make publicly available the price of all its marijuana products to prospective qualifying patients and primary caregivers. All marijuana must be sold in child-resistant, sealed containers except upon a written request from the qualifying patient or primary caregiver. No marijuana may be sold without the producer label. All products sold to the qualifying patient or primary caregiver must be placed in an opaque package that shall not indicate the contents of the package, the originating facility or in any other way cause another person to believe that the package may contain marijuana. Each DF must also provide information to qualifying patients and primary caregivers regarding the possession and use of marijuana. The DF manager must submit all informational material to the Commissioner for approval prior to such information being provided to qualifying patients and primary caregivers.
Connecticut Security and Storage Requirements
All facilities must have an adequate security system to prevent and detect loss of marijuana. These systems must use commercial grade equipment, including perimeter alarms, motion detectors, video cameras with
24-hour
recordings (which must be retained for at least 30 days), silent alarms, panic alarms, a failure notification system, and the ability to remain operational during a power outage. Each facility must also have a back-up
alarm system approved by the Commissioner. The outside perimeter of every facility must be well-lit.
All equipment must be kept in good working order and tested at least twice per year.
A DF must:

•	Not maintain marijuana in excess of the quantity required for normal, efficient operation;

•	Store all marijuana in an approved safe or approved vault and in such a manner as to prevent diversion, theft or loss;

•	Maintain all marijuana in a secure area or location accessible only to specifically authorized employees, which shall include only the minimum number of employees essential for efficient operation;

•	Keep all approved safes and approved vaults securely locked and protected from entry, except for the actual time required to remove or replace marijuana;

•	Keep all locks and security equipment in good working order;

•	Keep the dispensary department securely locked and protected from entry by unauthorized employees; and

•
Post a sign at all entry ways into any area of the DF containing marijuana stating, “Do Not Enter—Limited Access Area—Access Limited to Authorized Employees Only.” All deliveries must be carried out under the direct supervision of a pharmacist licensed as a dispensary, who must be present to accept the delivery. Upon delivery, the marijuana must immediately be placed in an approved safe or approved vault within the dispensary.

No person may enter the area where marijuana is dispensed and sold unless such person is licensed or registered by the DCP; such person’s responsibilities necessitate access to the dispensary department and then for only as long as necessary to perform the person’s job duties; or such person has a patient or caregiver registration certificate, in which case such person must not be permitted behind the service counter or in other areas where marijuana is stored.

Connecticut Transportation Requirements
Prior to transporting any marijuana or marijuana product, a DF must complete a shipping manifest using a form prescribed by the Commissioner and securely transmit a copy of the manifest to the laboratory, research program location, hospice, or other inpatient care facility that will receive the products and to the DCP at least 24 hours prior to transport. These manifests must be maintained and made available to the DCP. Marijuana may only be transported in a locked, secure storage compartment that is part of the vehicle transporting the marijuana. This compartment may not be visible from outside the vehicle. Routes must be randomized.
All transport vehicles must be staffed with a minimum of two employees. At least one delivery team member is required to remain with the vehicle at all times that the vehicle contains marijuana. A delivery team member must have access to a secure form of communication with employees at the originating facility at all times that the vehicle contains marijuana. A delivery team member must physically possess a department-issued identification card at all times when transporting or delivering marijuana and must produce it to the Commissioner or law enforcement official upon request.
No marijuana may be sold, dispensed or distributed via a delivery service or any other manner outside of a DF, except that a primary caregiver may deliver marijuana to the caregiver’s qualified patient and a DFE may deliver to a hospice or other inpatient care facility licensed by the Department of Public Health that has a protocol for handling and distributing marijuana that has been approved by the DCP.
Inspections by the Commissioner
All documents required to be kept by a facility must be maintained in an auditable format for no less than three years. These records must be provided to the Commissioner or an authorized delegate immediately upon request. Additionally, the Commissioner and authorized delegates may enter any place, including a vehicle, where marijuana is held, produced, or otherwise handled, and inspect in a reasonable manner such place and all pertinent items and documents within it.
Passage of Adult Legislation in Connecticut
On June 22, 2021, Governor Ned Lamont signed into law Senate Bill 1201, which authorizes the legal possession of certain quantities of cannabis for adults over the age of 21 effective July 1, 2021, and creates a process for regulation of adult use cannabis cultivation, production, distribution, and sale to consumers over the age of 21 within the state. The Department of Consumer Protection (DCP) will enact regulations that will, among other things, implement a licensing framework for the cultivators, retailers, manufacturers, and delivery services. The number of retail licenses initially granted may not exceed one per 25,000 residents. Half of the licenses are to be granted to social equity applicants—defined as people who have lived in geographic areas disproportionately impacted by the war on drugs and who make no more than three times the state’s median income.
The state’s existing medical marijuana dispensaries can convert to “hybrid retailers” serving both medical patients and adult-use
consumers. In order to convert, applicants must have a Social Equity Council-approved workforce development plan and pay a fee of $1 million, or $500,000 if the dispensary has committed to creating at least one equity joint venture. Hybrid retailers must maintain a licensed pharmacist on premises at all times when the hybrid retail location is open to the public or to qualifying patients and caregivers. The hybrid retailer must also accommodate an expedited method of entry that allows for priority entrance into the premises for qualifying patients and caregivers. A dispensary facility may apply to the DCP to convert its license to a hybrid retail location, without applying through the lottery application process. The license conversion will require a DF to submit to, and obtain approval from the DCP for, a detailed medical marijuana preservation plan for how it will prioritize sales and access to medical marijuana products for qualifying patients, including, but not limited to, managing customer traffic flow, preventing supply shortages, providing delivery services and ensuring appropriate staffing safeguards.
Regulation of the Medical Cannabis Market in Pennsylvania
The Pennsylvania medical marijuana program was signed into law on April 17, 2016 under Act 16, or Act 16, and provided access to state residents with one or more qualifying conditions. Pennsylvania has promulgated regulations to implement Act 16, which are primarily found in Chapters 1131 through 1210 of the Pennsylvania Code.
Under Act 16, medical marijuana refers to marijuana obtained for certified medical use by a Pennsylvania resident with at least 1 of 23 qualifying medical conditions as set by the Pennsylvania Department of Health, or DOH, pursuant to Act 16. Act 16 initially authorized 17 qualifying conditions, however, through regulatory approval, that list has expanded and now includes anxiety disorders, ALS, Autism,

Cancer, Crohn’s Disease, damage to the nervous tissue of the spinal cord with neurological indication of intractable spasticity, Dyskinetic & spastic movement disorders, Epilepsy, Glaucoma, HIV & AIDS, Huntington’s Disease, IBD, Intractable Seizures, Multiple Sclerosis, Neurodegenerative diseases, Neuropathy, opioid disorder, Parkinson’s disease, PTSD, severe chronic pain of neuropathic origin or which conventional therapy is ineffective, Sickle Cell Anemia, a terminal illness, and Tourette Syndrome.
Under Act 16 and the DOH’s implementing regulations, patients who are residents of the Commonwealth and have a qualifying medical condition as certified by a physician are able to obtain medical marijuana at approved dispensaries with the Commonwealth. A registered caregiver of an approved patient may also obtain medical marijuana from an approved dispensary. As of March 1, 2021, Pennsylvania does not permit home delivery of medical marijuana.
On June 30, 2021 Pennsylvania Governor Tom Wolf signed into law HB 2945, which made revisions to Pennsylvania’s medical marijuana program, including codification of certain practices permitted under emergency orders issued in response to the
COVID-19
pandemic. The changes permit a wider range of individuals to serve as caregivers, including employees of long-term care and nursing facilities. The changes also permit dispensaries some additional operational flexibilities, including providing limited, on-site
outdoor order pickups, providing remote patient consultations, and providing medical dosages up to a 90 days’ supply as opposed to a 30 days’ supply.

Pennsylvania Licenses and Regulations
Act 16 authorized 2 principal categories of permits: (1) a grower/ processor facility permit, and (2) a dispensary facility permit. The Pennsylvania Department of Health was authorized to issue up to 25 grower/processor permits and up to 50 dispensary permits. A dispensary permit holder may have up to 3 dispensary locations within the primary region in which it is located. The Commonwealth is divided into 6 regions with permits being awarded based on patient population. The Commonwealth originally awarded only 12 grower/processor permits and 27 dispensary permits. Subsequently, the Commonwealth granted additional grower/processor and dispensary permits as part of its phase II application process. Pennsylvania also allows for a clinical registrant permit which allows clinical registrant permit holders to operate both a grower/ processor operation and multiple dispensary locations. Additionally, clinical registrants must partner with an approved medical research institution within the Commonwealth to conduct marijuana-based clinical research programs. All permit holders are required to use the state-approved seed-to-sale
tracking software for all inventory management, tracking and dispensations. Pennsylvania currently utilizes the MJFreeway platform.
All grower/processor and dispensary facilities must register with the DOH. Registration certificates are valid for a period of one year and are subject to continuing reporting and annual renewal requirements. A grower/processor permit allows a permit holder to acquire wholesale from another grower/processor, possess, cultivate, and manufacture/process into medical marijuana products and/or medical marijuana-infused products, deliver, transfer, have tested, transport, supply or sell marijuana and related supplies to medical marijuana dispensaries. A grower/processor may transport products itself or may contract with an approved transporter. A grower/processor is not limited to the region it is located in and may distribute medical marijuana products and/or medical marijuana-infused products to any approved dispensary facility within the Commonwealth.
Approved dispensaries may only purchase approved medical marijuana products and marijuana-infused products from a permitted grower/processor and may only dispense to certified patients or caregivers who present valid identification cards. Prior to dispensing medical marijuana products to a patient or caregiver, the dispensary shall: (1) verify the validity of the patient or caregiver identification card using the electronic tracking system; and (2) review the information on the patient’s most recent certification by using the electronic tracking system to access the DOH’s database. The following requirements apply: (i) if a practitioner sets forth recommendations, requirements or limitations as to the form and/or dosage of a medical marijuana product on the patient certification, the medical marijuana product dispensed to a patient or caregiver by a dispensary must conform to those recommendations, requirements or limitations; (ii) if a practitioner does not set forth recommendations, requirements or limitations as to the form or dosage of a medical marijuana product on the patient certification, the physician, pharmacist, physician assistant or certified registered nurse practitioner employed by the dispensary and working at the facility shall consult with the patient or the caregiver regarding the appropriate form and dosage of the medical marijuana product to be dispensed; and (iii) the dispensary shall update the patient certification in the electronic tracking system by entering any recommendation as to the form or dosage of medical marijuana product that is dispensed to the patient.
On March 5, 2021, the DOH proposed permanent regulations relating to medical marijuana, replacing the temporary regulations governing the program through its history. These proposed regulations are in substantially the same form as the temporary regulations, with only a few distinctions. One proposed revision identifies that a medical marijuana organization’s change in ownership without the DOH’s knowledge and written approval of all individuals affiliated with the medical marijuana organization would be a violation of the act and proposed rules. The proposed regulations also require dispensaries and grower/processors to supplement ongoing reports to the DOH with information related to the average price per unit of medical marijuana products sold, as opposed to the per-dose
price. The proposed rules also augments the list of reasons for which the DOH may suspend or revoke a medical marijuana organization’s permit by adding falsification of information on any applications submitted to the DOH. The proposed regulations also address training, identifying that principals, as well as employees, who have direct contact with patients or caregivers or who physically handle medical marijuana plants, seeds and products must also complete a training.
Pennsylvania License Categories/Types

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
PurePenn LLC	GP-5016-17	McKeesport, PA	06/20/22	Grower/Processor
Keystone Relief Centers, LLC	D-5050-17	Zelienople, PA	06/29/22	Dispensary
Keystone Relief Centers, LLC	D-5050-17	Pittsburgh, PA	06/29/22	Dispensary
Keystone Relief Centers, LLC	D-5050-17	Washington, PA	06/29/22	Dispensary
Chamounix Ventures, LLC	D-1067-17	King of Prussia, PA	06/29/22	Dispensary
Chamounix Ventures, LLC	D-1067-17	Devon, PA	06/29/22	Dispensary
Chamounix Ventures, LLC	D-1067-17	Philadelphia, PA	06/29/22	Dispensary

Pennsylvania Department of Health Inspections
The Pennsylvania Department of Health may conduct announced or unannounced inspections or investigations to determine the medical marijuana organization’s compliance with its permit. An investigation or inspection may include an inspection of a medical marijuana organization’s site, facility, vehicles, books, records, papers, documents, data, and other physical or electronic information.
Regulation of the Cannabis Market in West Virginia
On April 19, 2017, West Virginia Governor Jim Justice signed into law Senate Bill 386, which creates a medical cannabis program for West Virginia residents with serious medical conditions, and permits medical cannabis to be cultivated, processed, and dispensed to registered patients in essentially non-combustible
forms. The program is administered by the West Virginia Bureau for Public Health, Office of Medical Cannabis. The Office has authority to (1) issue and oversee permits that authorize businesses to grow, process, or dispense medical cannabis in compliance with state law and regulations, (2) register medical practitioners who certify patients as having qualifying serious medical conditions, and (3) register and oversee patients with qualifying conditions.
The statute establishes a list of qualifying conditions, including (1) cancer, (2) positive status for HIV/AIDS, (3) amyotrophic lateral sclerosis, (4) Parkinson’s disease, (5) multiple sclerosis, (6) spinal cord injury, (7) epilepsy, (8) neuropathy, (9) Huntington’s disease, (10) Crohn’s disease, (11) post-traumatic stress disorder, (12) intractable seizures, (13) sickle cell anemia, (14) severe chronic pain, and (15) illness with a prognosis of less than one year of life expectancy.
In addition to Senate Bill 386, codified in Chapter 16A of the West Virginia Code, the Office of Medical Cannabis has also promulgated regulations governing the activities of growers, processors, laboratories, dispensaries, and general provisions of West Virginia’s medical marijuana program.
West Virginia Licenses and Regulations
The West Virginia statute creates three categories of licenses that a cannabis business may obtain: (1) grower, (2) processor, and (3) dispensary, corresponding to the growing of medical cannabis, the processing of cannabis plants into the products permitted under West Virginia law, and sales to registered patients, respectively. The statute provides that the Office may issue up to 10 grower permits, 10 processor permits, and 100 dispensary permits, and that it may not (1) issue more than 1 grower permit to one person, (2) issue more than 1 processor permit to one person, and (3) issue more than 10 dispensary permits to one person.
The Office of Medical Cannabis awarded 10 grower permits on October 3, 2020. It awarded 10 processor permits on November 13, 2020. It awarded 100 dispensary permits on January 29, 2021, and announced that, beginning February 3, 2021, West Virginia residents with qualifying medical conditions would be able to begin to submit applications to become registered patients. The Office awarded the following permits to Trulieve WV:

Holding Entity	Permit/ License	City	Expiration/Renewal Date (if applicable) (MM/DD/YY)	Description
Trulieve WV, Inc.	P060009	Huntington	11/13/21	Medical Cannabis Processor

Trulieve WV, Inc.	D490079	Buckhannon	01/28/22	Medical Cannabis Dispensary

Trulieve WV, Inc.	D310080	Morgantown	01/28/22	Medical Cannabis Dispensary

Trulieve WV, Inc.	D200078	Charleston	01/28/22	Medical Cannabis Dispensary

Trulieve WV, Inc.	D210081	Weston	01/28/22	Medical Cannabis Dispensary
Mountaineer Holding, LLC	D200040	Belle	01/28/22	Medical Cannabis Dispensary
Mountaineer Holding, LLC	D540041	Vienna	01/28/22	Medical Cannabis Dispensary
Mountaineer Holding, LLC	G20004	Lesage	10/01/22	Medical Cannabis Grower

Permits issued by the Office of Medical Cannabis are effective for one year from the date of issuance and may be renewed by applicants in good standing with the terms of a currently-effective permit. Permits may be suspended or revoked on the basis of failure to prevent diversion of medical cannabis, or violation of laws and rules applicable to medical cannabis businesses.
All permittees are required to make use of a state-mandated electronic tracking system that is accessible to the Office. Permittees are also subject to requirements related to security and surveillance, recordkeeping and record retention, the acquisition, growing, and processing of medical cannabis, delivery and transportation, and controls on dispensing, including amounts and prices permitted. Growers and processors are required to contract with independent laboratories to test their products according to Office of Medical Cannabis rules.
Dispensaries are prohibited from dispensing cannabis products to anyone other than a registered patient or caregiver who presents a valid identification card from the Office. Dispensing amounts are limited to those indicated in a registered patient’s certification by his/her medical practitioner, and in any event a dispensary may not dispense more than a
30-day
supply at a given time.
The Office is permitted to conduct announced or unannounced inspections of permittees to determine their compliance with West Virginia law and regulations, and may inspect a permittee’s site, records, and other data, and may interview employees, principals, operators, and financial backers of the permittee. The Office will have free access to review and, if necessary, make copies of books, records, papers, documents, data, or other physical or electronic information that relates to the business of the medical cannabis organization, including financial data, sales data, shipping data, pricing data, and employee data. The Office will have free access to any area within a site or facility that is being used to store medical cannabis for testing purposes and are permitted to collect test samples for testing at an approved laboratory.
Permittees must have security and surveillance systems, utilizing commercial-grade equipment, to prevent unauthorized entry and to prevent and detect an adverse loss. The security systems must incorporate a professionally monitored security alarm system that is operational 24 hours a day, seven days a week, and records all activity in images capable of clearly revealing facial detail; have the ability to clearly and accurately display the date and time; record all images captured by each surveillance camera for a minimum of two years in a format that may be easily accessed for investigative purposes; and utilize a security alarm system separate from the facility’s primary security system covering the limited access area or other room where the recordings are stored. Permitees must install commercial-grade, nonresidential doors and door locks on each external door of the facility, with keys or key codes for all doors remaining in the possession of designated authorized individuals. During all nonworking hours, all entrances to and exits from the site and facility must be securely locked. Permittees must install lighting to ensure proper surveillance both inside and outside of the facility. Access to rooms containing security and surveillance monitoring equipment must be limited to persons who are essential to maintaining security and surveillance operations; federal, state and local law enforcement; security and surveillance system service employees; the bureau or its authorized agents; and other persons with the prior written approval of the Office.
A permittee is permitted to transport and deliver medical cannabis to a medical cannabis organization or an approved laboratory. A grower/processor may deliver medical cannabis to a medical cannabis organization or an approved laboratory only between 7:00 a.m. and 9:00 p.m. A grower/processor may contract with a third-party contractor for delivery so long as the contractor complies with the Office’s rules and regulations. A grower/processor must use a global positioning system to ensure safe, efficient delivery of the medical cannabis to a medical cannabis organization or an approved laboratory. Vehicles permitted to transport medical cannabis must be equipped with a secure lockbox or locking cargo area, have no markings that would either identify or indicate that the vehicle is being used to transport medical cannabis, be capable of being temperature-controlled for perishable medical cannabis, as appropriate, display current state inspection stickers and maintain a current state vehicle registration, and be insured in an amount that is commercially reasonable and appropriate. Medical cannabis stored inside the transport vehicle may not be visible from the outside of the transport vehicle. A transport vehicle is subject to inspection by the bureau or its authorized agents, law enforcement, or other federal or state officials if necessary, to perform the government officials’ functions and duties.
Regulation of Cannabis in Georgia
On April 17, 2019, Georgia Governor Brian Kemp signed into law the Hope Act, which creates a regulatory scheme to permit the production of low-THC
oil, that is, oil with a THC content of no greater than 5%, for provision to patients for medical purposes. In specific, the Hope Act created a seven-member Georgia Access to Cannabis Commission (the “ GA Commission”), charged with drafting regulations to implement the low-THC
oil program. Under the Hope Act, the GA Commission is permitted to issue up to six production licenses – two Class 1 licenses allowing up to 100,000 square feet of cultivation canopy each and four Class 2 licenses allowing up to 50,000 square feet of cultivation canopy each – and is also required to issue licenses to the University of Georgia and Fort Valley State

University, in the event that either University chooses to participate, for cultivation and research regarding low-THC
oil. The Hope Act envisions that the Georgia Board of Pharmacy would develop and oversee licensing criteria by which pharmacies would be permitted to dispense low-THC
oil; the GA Commission is also expected to issue rules to license free-standing dispensaries. On July 24, 2021, the GA Commission announced its intention to award the two Class 1 and four Class 2 production licenses, including the award of one Class 1 license to Trulieve GA Inc. The regulations for the licensure of dispensaries have not currently been promulgated, and so there are no currently licensed dispensaries in Georgia.
Georgia law requires eligible patients to obtain physician approval to be added to the Low THC Oil Registry, which is administered by the Georgia Department of Public Health. Qualifying conditions include: (1) end stage cancer producing wasting illness or recalcitrant nausea and vomiting, (2) severe or end stage amyotrophic lateral sclerosis, (3) seizure disorders, (4) multiple sclerosis, (5) Crohn’s disease, (6) mitochondrial disease, (7) severe or end stage Parkinson’s disease, (8) severe or end stage sickle cell disease, (9) severe Tourette’s syndrome, (10) autism spectrum disorder, (11) epidermolysis bullosa, (12) severe or end stage Alzheimer’s diseases, (13) severe or end stage AIDS, (14) severe or end stage peripheral neuropathy, (15) inpatient or outpatient hospice treatment, (16) intractable pain, and (17) post-traumatic stress disorder. At present, Georgia law prohibits registered patients from ingesting low-THC
oil through any manner that employs a heating element or similar means to produce vapors, including combustible products as well as vaporizers.
The GA Commission is authorized to issue regulations for the oversight of the low-THC
oil program. At present, the GA Commission has not promulgated such regulations. The Hope Act contemplates that the GA Commission will issue regulations in the following categories:

•
to establish requirements related to quality control, security, and oversight of production. In particular, licensees will be required to establish security plans that include 24/7 monitoring and intrusion detection, recording and video storage systems, and licensed security personnel.

•	to establish requirements related to secured transportation of low-THC oil products and tracking of deliveries.

•	to prohibit pesticides in production, except for pesticides certified as organic by the Organic Materials Review Institute or a similar standards organization.

•	to establish requirements related to testing for purity and dosage levels, and to ensure that product labels accurately reflect product content.

•
to establish requirements for a track and trace system. In specific, the track and trace system will be operated by a GA Commission-approved vendor that licensees will be required to use. The system will need to be capable of tracking plants, products, and registered patient purchase totals, as well as waste, transfers, conversions, sales, and returns. It will also need to be able to track plants, low-THC
oil, and products throughout the entire chain of custody, as well as monitor inventory and prevent theft, loss, and diversion. The track and trace system will provide real-time data to the GA Commission related to total low-THC
oil daily sales, the total number of marijuana plants currently in production, and numbers of plants destroyed or disposed of.

•	to require licensees to collect and report data.

•	to regulate marketing and signage related to low-THC oil, including prohibiting the direct advertisement of low-THC oil to registered patients or the public.

•	to prohibit cultivation, processing, and dispensing facilities within 3,000 feet of schools, early care and education programs, and places of worship.
The GA Commission is also authorized to enforce the various regulatory requirements noted above, such as through inspections and collaboration with law enforcement.

Other
The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to continuous change. The enactment of new laws and regulations or the interpretation of existing laws and regulations in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, loss of participating dealers, lost revenue, increased expenses, and decreased profitability. Further, investigations by government agencies, including the FTC, into allegedly anticompetitive, unfair, deceptive or other business practices by us, could cause us to incur additional expenses and, if adversely concluded, could result in substantial civil or criminal penalties and significant legal liability.
Employees
As of, June 30, 2021, we had approximately 7,500 employees. We are committed to hiring talented individuals and maximizing individual potential, while fostering growth and career advancement. Since the opening of our first store in 2016, our workforce has grown dramatically, including personnel in our cultivation, production, transportation and retail divisions, along with our executive and support services teams. Our goal is to use the highest standards in attracting the best talent, offering competitive compensation, as well as implementing best practices in evaluating, recruiting and onboarding its human capital. As of June 30, 2021, our employees are split across company divisions as follows:

Management:	8
Cultivation:	2,727

Production	438
Retail:	3,702

Call Center:	201
Transportation:	41
Support:	326
Total:	7,443

Available Information
We maintain a website at http://www.trulieve.com. Through our website, we make available, free of charge, our annual report on Form
10-K,
quarterly reports on Form
10-Q,
current reports on Form
8-K
and any amendments to those reports, as well as proxy statements, and, from time to time, other documents as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission, or SEC. These SEC reports can be accessed through the “Investors” section of our website. The information found on our website is not part of this or any other report we file with or furnish to the SEC.
In addition, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding Trulieve Cannabis Corp. and other issuers that file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov.
Description of Property
We have no material properties.
Legal Proceedings
Except as set forth below, there are no actual or to our knowledge contemplated legal proceedings material to us or our subsidiaries or to which any of our or any of our subsidiaries’ property is the subject matter.
On December 30, 2019, a securities class-action complaint,
David McNear v. Trulieve Cannabis Corp. et al
., Case No.
1:19-cv-07289,
was filed against us in the United States District Court for the Eastern District of New York. On February 12, 2020, a second securities class-action complaint,
Monica Acerra v. Trulieve Cannabis Corp. et al
., Case No.
1:20-cv-00775,
which is substantially similar to the complaint filed on December 30, 2019, was filed against us in the United States District Court for the Eastern District of New York. Both complaints name Trulieve, Kim Rivers, and Mohan Srinivasan as defendants for allegedly making materially false and misleading statements regarding our previously reported financial statements and public statements about our business, operations, and prospects. The complaint alleges violations of Sections 10(b) and 20(a) of the Exchange Act, and Rule
10b-5
promulgated thereunder. The complaints sought unspecified damages, costs, attorneys’ fees, and equitable relief. On March 20, 2020, the Court consolidated the two related actions under In re
Trulieve Cannabis Corp. Securities Litigation
, No.
1:19-cv-07289,
and appointed William Kurek, John Colomara, David McNear, and Monica Acerra as Lead Plaintiffs. The Company believes that the suit is immaterial and that the claims are without merit and intends to vigorously defend against them.
There have been no penalties or sanctions imposed against the Company by a court or regulatory authority, and the Company has not entered into any settlement agreements before any court relating to provincial or territorial securities legislation or with any securities regulatory authority, in the three years prior to the date of this prospectus.
Available Information
We maintain a website at http://www.trulieve.com. The information contained on, or accessible through, our website is not part of this prospectus. Our periodic and current reports are available, free of charge, after the material is electronically filed with, or furnished to, the Canadian securities regulators on SEDAR, at www.sedar.com. Our Annual Reports on Form
10-K
(which includes our audited financial statements), Quarterly Reports on Form
10-Q,
Current Reports on Form
8-K
and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available on our website, free of charge, as soon as reasonably practicable after we electronically file such reports with, or furnish those reports to, the SEC. You may also read and copy these reports, proxy statements and other information on the SEC’s website at www.sec.gov.

INFORMATION CONCERNING HARVEST AND THE ARRANGEMENT AGREEMENT
Overview
Harvest is a reporting issuer in Canada listed for trading on the Canadian Securities Exchange (the “CSE”) under the symbol “HARV.” Harvest’s Subordinate Voting Shares are also traded in the United States on the OTCQX tier of the OTC Markets (the “OTCQX”) under the symbol “HRVSF.”
Harvest is one of the largest multi-state vertically integrated operators in the cannabis industry in the United States that operates from “seed to sale.” Harvest was established in Arizona and received its first license there in 2012. Harvest were formed to own, operate and develop certain businesses related to the cultivation, processing, distribution and sale of cannabis and cannabis related products under the “Harvest” brand in jurisdictions where such cultivation, processing, distribution and sale is authorized under applicable state law.
Harvest is one of the largest operators in the state of Arizona, which is one of the largest medical cannabis markets in the country and one of the oldest regulated cannabis markets in the world. Building on its success in Arizona, Harvest operates facilities or provide services to cannabis dispensaries in Arizona, California, Colorado, Florida, Maryland, Nevada, North Dakota (on February 19, 2021, Harvest completed the divestiture of its North Dakota retail assets), Pennsylvania and Utah, with two provisional licenses in Massachusetts. In addition, Harvest owns CO
2
 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado. Harvest also own, manufacture and distribute a portfolio of cannabis consumer packaged goods brands, including
ROLL ONE, MODERN FLOWER, GOODSUN, EVOLAB, CHROMA, CO
2
LORS, ALCHEMY and CBX SCIENCES
, to third-party licensed retail cannabis stores across the United States as well as to select retail stores Harvest owns or operate as well as provide support services and financing to a Utah licensed medical cannabis cultivator.
Since 2013, Harvest has won a variety of operating awards, including seven Best Dispensary awards issued by four independent organizations, four Best Medical Cannabis Strain awards, and one Best Medical Cannabis Product award.
Harvest’s principal operating locations, and type of operation as of December 31, 2020 are listed below:

State	Nature of Operations	Commencement Periods
Arizona – 15 locations	Retail Dispensary	September 2013 – September 2020
California – 4 locations	Retail Dispensary	December 2018 – October 2019
Florida – 6 locations	Retail Dispensary	February 2019 – July 2019
Maryland – 3 locations	Retail Dispensary	September 2018 – December 2019
North Dakota – 2 locations*	Retail Dispensary	July 2019 – August 2019
Pennsylvania – 8 locations	Retail Dispensary	September 2018 – October 2020
Arizona	Greenhouse/Outdoor Grow/ Processing Lab	July 2015 – February 2020
Colorado – 1 location	Processing	October 2020
Florida	Cultivation/Processing	February 2019 – December 2019
Maryland	Cultivation/Processing	September 2017 – July 2019
Nevada	Cultivation/Processing	August 2020
Pennsylvania	Cultivation/Processing	March 2020
Utah	Cultivation/Processing	October 2020

*	On February 19, 2021, Harvest divested the two retail dispensary locations located in North Dakota for an immaterial amount of cash.
Harvest is in various stages of expansion as it grows its commercial footprint focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis in its key markets.
Each of Harvest’s operating subsidiaries holds the active and/or pending Cannabis Licenses associated with its activities, staffs, manages or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.
In certain states, Cannabis Licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants and processing licenses allow for the conversion of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations.

In other states, for example Arizona where Harvest’s largest concentration of business activity is located, Cannabis Licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation, and processing activities.
Harvest’s Business Lines
Harvest strives to meet health, safety and quality standards relating to the growth, production and sale of cannabis medicines, and products for consumers. Harvest’s offerings include cannabis flower and cannabis oil, along with a line of cannabis topicals, gems featuring cannabinoids, a hemp-derived product line and vaporizer pens.
Harvest is a vertically integrated cannabis company that operates from “seed-to-sale.” Harvest
has three business lines:

i.
Cultivation
: Harvest grows cannabis in outdoor, indoor and greenhouse facilities. Harvest’s expertise in growing enables Harvest to produce award-winning and proprietary strains in a cost-effective manner. Harvest sells its products in its dispensaries and to third parties where lawful.

ii.
Processing
: Harvest converts cannabis biomass into formulated oil, using a variety of extraction techniques. Harvest uses some of this oil to produce consumer products such as vaporizer cartridges and edibles, and Harvest sells the remaining oil to third parties.

iii.	Retail Dispensaries : Harvest operates retail dispensaries that sell proprietary and third-party cannabis products to patients and customers.
Cultivation
Harvest has rights to operate cultivation facilities in six states. Although pricing pressure for dried flower in several mature cannabis markets has underscored the potential for commoditization, Harvest believes that its vertical integration and cultivation operations provide certain benefits, including:

i.
Low Cost
: Harvest continually seeks ways to optimize its growing processes and contain expenses. By having control over its own cultivation, Harvest can reduce input costs and optimize its operating margins.

ii.	Product Availability : Control over its growing facilities allows Harvest to manage its supply chain, which Harvest believes ensures proper product mix in its retail stores to meet evolving demand.

iii.
Optimizing Manufacturing
: The cultivation of dried flower can act as an input to the manufacturing of derivative extract product. By controlling the costs, strain, and quality of cultivated cannabis, Harvest can optimize the production of higher-priced, higher-margin extracted oils and finished consumer packaged goods.

iv.
Quality Assurance
: Quality and safety of cannabis products is of utmost importance to the consumer. Strict monitoring of growing processes greatly reduces the risk of product testing failures. Moreover, higher quality product can demand higher retail pricing, which, in turn, will drive higher margins.

Over the past 12 months, Harvest has improved product yield at its growing facilities. For the twelve-month period ended December 31, 2020, compared to the twelve-month period ended December 31, 2019, the total harvested flower and trim increased by 95% driven by increased yield and new production at its facilities in Arizona, Florida, and Maryland and production from its new facilities in Arkansas (on November 13, 2020, Harvest completed the divestiture of its ownership interest in the Arkansas retail and cultivation assets), Nevada, Pennsylvania, and Utah. Harvest’s focus on quality and yield is important because Harvest believes that the cultivation of cannabis will become increasingly commoditized and price competitive. More companies are entering, and are expected to enter, this segment of the industry. However, over time, Harvest believes that companies that can source high quality, low-cost product
will have a significant advantage.

Cultivation and Production Facilities
Each cultivation and processing facility focuses primarily on the commercialization of cannabis for medical and/or recreational applications, as well as the research and development of new strains of cannabis. At all Harvest’s facilities, Harvest places a heavy emphasis on customer/patient safety and maintaining strict quality control. The methods used in Harvest’s facilities result in several key benefits, including consistent production of high-quality product and the absence of product recalls and customer/patient complaints. Harvest’s indoor and greenhouse facilities contain rail systems that allow for easy transportation and flow between initial seeding and cloning, vegetation and then trimming and production. Harvest believes this system permits it to grow high quality cannabis at cost-efficient rates.
CBD Products
Harvest entered into a strategic partnership with the Asian American Trade Associations Council (“AATAC”) to roll out CO
2
LORS, CBx Essentials and Harvest branded CBD product lines across multiple locations in the U.S. These products were to be in retail stores, convenience stores and gas stations. In 2020, Harvest ended the strategic partnership in order to focus on its core business, focused primarily on THC Products. See Note 5 to Harvest’s consolidated financial statements for more information on discontinued operations.
Harvest operates the following principal cultivation and production facilities as of as of December 31, 2020:

Arizona:
•   10,000 square foot processing facility located in Flagstaff, Arizona

•   cultivation operation with approximately 37,372 square foot greenhouse facility and approximately 3.3 acres of secure outdoor cultivation located on a 37-acre parcel
of land in Camp Verde, AZ

•   9,234 square foot indoor cultivation facility in El Mirage, Arizona

•   cultivation operation with approximately 70,000 square foot greenhouse facility and 25 acres of land zoned for outdoor cannabis cultivation on a 322-acre property
in Willcox, Arizona

•   58,890 square foot indoor cultivation and processing facility located in Phoenix, Arizona

Colorado:	• 14,139 square foot processing facility located in Denver, Colorado

Florida:	• 37,500 square foot greenhouse facility in Gainesville, Florida • 292,000 square foot indoor cultivation and processing facility in Alachua, Florida

Maryland:	• facility with 101,750 square foot indoor cultivation, 8,400 square foot processing facility and 12,000 square foot greenhouse located in Hancock, Maryland

Nevada:	• 32,000 square foot production and cultivation facility located in Cheyenne, Nevada, a Las Vegas suburb

Pennsylvania:	• 46,800 square foot indoor cultivation and processing facility in Reading, Pennsylvania

Utah	• 5,000 square foot indoor cultivation and processing facility in Ogden, Utah
Manufacturing
Harvest manufactures, assembles and packages cannabis finished goods across a variety of product segments:

i.	Inhalable : flower, dabbable concentrates (e.g., budder, wax, crumble, shatter, live resin, sauce, terpene sugar), pre-filled vaporizer pens and cartridges.

ii.	Ingestible : capsules, tinctures, and cannabis product edibles including chocolates, gummies, mints, fruit chews and dissolvable mouth strips.
Harvest has wholesale operations in Arizona, Colorado, Maryland, Nevada, Pennsylvania and Utah. Manufactured products are sold to third parties and distributed to Harvest’s owned and operated retail dispensaries.

Harvest seeks to maintain strict brand and quality assurance standards and implement standard operating procedures across its cultivation and processing facilities to ensure product continuity and customer experience.
Sources and Availability of Materials
Almost all of the raw material input, except packaging materials, used by Harvest to produce finished cannabis consumer packaged goods are cultivated or processed internally for further use in the manufacturing process. The cultivation, extraction and production of cannabis and derivative products is dependent, however, on a number of key inputs and their related costs, including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs, such as the raw material cost of cannabis, could materially impact Harvest’s business, financial condition, results of operations or prospects. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, Harvest might be unable to find a replacement for such source in a timely manner, or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to Harvest in the future. Harvest purchases key inputs on a purchase order basis from suppliers at market prices based on its production requirements and anticipated demand. Harvest’s management believes that it will have access to a sufficient supply of the key inputs for the foreseeable future.
Principal Products or Services
Harvest’s principal products are inhalable, ingestible, and topical cannabis products. The product lines are generally uniform across markets with minor differences among offerings and product packaging as required by market specific regulations, especially in flower given the agricultural nature of the product and differing agricultural climates by state.
Harvest’s brands include:

•	Avenue – small batch, handcrafted flower and proprietary strains. Available in flower and prerolls.

•
CBX SCIENCES
 – products that combine cannabinoids and terpenes with complementary botanical ingredients to activate and engage the Endocannabinoid System. Available in tincture, capsule, and vape formats.

•	EVOLAB – cannabis branded products include oils and vape products.

•	ALCHEMY – showcases the true effects of popular strains, combining the cannabis plant’s full spectrum of terpenes and purified cannabinoids.

•	CHROMA – offers a blend of cannabinoids and a standardized hybrid blend of terpenes.

•	CO 2 LORS – an oil that pairs Chroma with all-natural fruit terpenes to create a flavored vape.

•	GOODSUN – offers a variety of classic products. GoodSun products are distributed in Utah only.

•	MODERN FLOWER – dense cannabis buds grown with purified water and without synthetic pesticides. These are available in dessert strains, flower, and prerolls.

•	ROLL ONE – a line of locally sourced, good quality at everyday value, all-natural cannabis flower.
Additionally, Harvest produces over 40 strains and product formulations targeted to specific consumer use-cases and
employ processing techniques including carbon dioxide extraction, ethanol extraction, carbon filtering and short-path/thin-film distillation.
All products sold have passed state-mandated third party testing as required by applicable law to help assure that they do not contain impermissible levels of toxins, microbials and other harmful substances, are inventoried in comprehensive seed-to-sale tracking
software to minimize product slippage and deviated inventory and meet Harvest’s requirements for quality assurance and reliability.
Licensing Fees
Harvest also receives revenue pursuant to agreements whereby third-parties either license the right to operate some or all aspects of certain cultivation or processing facilities Harvest owns or act as an agent in performing operations using licenses it owns. The terms of these agreements vary in fee structure and other terms. Harvest pays the service provider a fee for its services or in the case of licenses, the licensor pays Harvest a license fee. The determination of recording revenues under these contracts is based on Harvest’s analysis of the contract terms under the guidance in Topic 606 (principal versus agent considerations). A significant portion of Harvest’s license revenue is recorded on a gross basis as a result.
Omnichannel Distribution
Products sold at Harvest’s retail stores are delivered directly to its stores primarily by its internal cultivation and processing facilities. Harvest’s primary retail presence is traditional brick and mortar. However, as regulations allow, Harvest will continue to expand its e-commerce, in-store guest pick-up and
direct to consumer delivery capabilities as part of its commitment to providing a consistent retail brand experience no matter where the consumer might be.
Retail Strategy, Footprint and Planned Expansion
Harvest has invested substantial resources in developing customer-friendly store designs and floorplans. Each store has a consistent layout and color palette, creating a similar experience at Harvest’s various locations.
Members of Harvest’s management team have experience in real estate development, and this has enabled Harvest to secure premium locations for dispensaries it has opened. Typically, Harvest seeks locations with high foot traffic and good visibility. Harvest considers location, population/demographics and competitive dynamics when selecting retail locations.
Principal Milestones & Business Objectives
Harvest’s principal milestones and business objectives over the next 12-month period
include improving financial performance, increasing operational efficiencies, continued asset development and completing pending acquisitions and divestitures.
Research and Development
Harvest’s research and development activities have primarily focused on developing and testing different nutrient blends and lighting as part of efforts to increase the efficiency of the processes used to produce its products.
Harvest also experiments with plant spacing and yield trialing, cannabis variety trialing and breeding, and improved pest management techniques. Harvest also engages in research and development activities focused on developing new extracted or infused products.
Financial Highlights and Revenue Streams
Harvest has consolidated financial statements and operate in one segment, the cultivation, processing and sale of cannabis products to third-party licensed retail customers as well as direct sales of products to consumers in its retail stores. As of December 31, 2020, Harvest has revenue in nine markets (Arizona, California, Colorado, Florida, Maryland, Nevada, North Dakota, Pennsylvania and Utah). On February 19, 2021, Harvest completed the divestiture of its North Dakota retail assets.
Geographic Information
As of December 31, 2020, Harvest operated in nine U.S. states: Arizona, California, Colorado, Florida, Maryland, Nevada, North Dakota, Pennsylvania and Utah and have two provisional licenses in Massachusetts. On February 19, 2021, Harvest completed the divestiture of its North Dakota retail assets. In addition, Harvest owns CO
2
 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado.

Significant Customers
Harvest’s customers consist of individuals who make purchases at its retail dispensaries and customers who purchase its products at wholesale for resale. In addition, Harvest entered into an agreement with one company to sell non-cannabis supplies,
license certain of its technology and provide management services. This company resulted in 10% or more of Harvest’s consolidated net revenue during fiscal 2019. Currently, Harvest is not dependent upon a single customer, or a few customers, the loss of any one or more of which would have a material effect on its business.
Working Capital and Backlog
Harvest cultivates and produces internally substantially all of the products it sells to inventory (rather than to order). Once Harvest has inventory available for sale to its wholesale customers, Harvest notifies its customer base, at which point they may place their orders with it. Under these processes, Harvest does not currently carry a backlog of orders from one time period to the next.
For additional details on Liquidity and Capital Resources, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Fiscal Year Ended December 31, 2020” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2021.”
Intellectual Property—Trademarks
Harvest regularly seeks to protect its intellectual property rights in connection with its operating names (e.g., Harvest, Harvest House of Cannabis and EvoLab), its brand names (e.g., Roll One, Modern Flower, GoodSun, Evolab, Chroma, Co
2
lors, Alchemy and CBX Sciences). The U.S. trademark statute, The Lanham Act, allows for the protection of trademarks and service marks on products and services used, or intended for use, lawfully. Because cannabis-related products and services remain illegal at the federal level under the Controlled Substances Act, Harvest is not able to fully protect its intellectual property at the federal level; therefore, it currently seeks trademark protections at the state level where commercially feasible. Nonetheless, its success depends upon other areas of its business such as product development and design, production and marketing and not exclusively upon trademarks and trade secrets.
From the time Harvest became licensed to cultivate marijuana, it has developed proprietary cultivation techniques. Harvest has also developed certain proprietary intellectual property for carbon dioxide extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line, including production best practices, procedures and methods. This requires specialized skills in cultivation, extraction and refining.
Harvest relies
on non-disclosure/confidentiality agreements
to protect its intellectual property rights. To the extent Harvest describes or discloses its proprietary cultivation or extraction techniques in its applications for cultivation or processing licenses, it redacts or request redaction of such information prior to public disclosure.
Harvest owns several website domains, including www.harvesthoc.com, numerous social media accounts across all major platforms and various phone and web application platforms.
Harvest has successfully registered or received allowances of 30 federal trademark applications in the United States in addition to registration of over 100 state trademarks and tradenames in four states for operations conducted and brands offered within those jurisdictions. Where commercially feasible, Harvest will proactively seek intellectual property protection for newly developed brands as well as for expansion of existing brands across current markets and into new markets.
Environmental Compliance
Expenditures for compliance with federal, state and local environmental laws and regulations are consistent from year to year and are not material to Harvest’s financial performance. Harvest is materially compliant with all applicable regulations and do not knowingly use materials that would pose any known risk under normal conditions.
Contractual Arrangements
Harvest utilizes contractual arrangements with licensees when necessary to comply with state regulatory requirements in certain states. Partnering with one or more licensees provides Harvest with the opportunity to mitigate certain operational and financial risks while ensuring continued compliance with the applicable regulatory guidelines. Currently, Harvest has contractual arrangements with licensees in the following states: Arizona, California, Maryland, Nevada, North Dakota and Pennsylvania. See “Regulation of the Cannabis Market at State and Local Levels” below.
Human Capital
As of December 31, 2020, Harvest had approximately 1,077 employees, approximately 994 of whom were full-time, and approximately 41 of whom were subject to a collective bargaining agreement. Harvest believes it has a good relationship with its employees and with the labor organization representing those 41 bargaining unit employees. Harvest makes available to all its full-time employees a benefits package that includes medical, dental and vision insurance, a flexible spending plan, prescription drug coverage, group life insurance, short-term and long-term disability insurance and a traditional 401(k) Plan. Also available to higher level salary employees are competitive incentives and various stock options.
Competitive Conditions and Harvest’s Position
Harvest employs a multi-tiered approach to entering markets and building out its operational footprint. Historically, Harvest has won licenses organically, completed tuck-in acquisitions
of licenses and/or operational facilities and pursued large strategic acquisitions. Harvest evaluates each market and associated opportunities to determine an appropriate strategy for market entry and development. In some instances, Harvest has developed a fully vertically integrated supply chain from seed to sale, building out cultivation, processing, and retail operations. In some markets, Harvest operates only retail operations. Historically, Harvest has pursued opportunities in limited license markets with higher barriers to entry presenting an opportunity for higher returns or the development of strategic opportunities. In some markets where barriers to entry are lower, Harvest has been able to win licenses organically, allowing for a relatively low cost of market entry or complete tuck in acquisitions of existing retail locations.
The industry is highly competitive with many operators including larger players and smaller regional and local enterprises. Harvest faces competition from other companies that may have greater resources, access to public equity markets, more experienced management or may be more mature as a business. The vast majority of both manufacturing and retail competitors in Harvest’s markets consist of localized businesses (i.e. doing business in only a single state market). There are several multi-state operators that Harvest compete directly with in many of its operating markets. Aside from this direct competition, out-of-state operators
that are capitalized well enough to enter those markets through acquisitive growth are also considered part of the competitive landscape. Further, Harvest believes it faces competition from manufacturers of other consumer products, such as those in the pharmaceuticals, alcohol, tobacco, health and beauty and functional wellness industries, as potential competitors. Product quality, performance, new product innovation and development, packaging, customer experience and consumer price/value are important differentiating factors. Similarly, as Harvest continues to enter new markets, it will encounter new direct competitors.

The Harvest Arrangement Agreement
The following is a summary of the principal terms of the Arrangement Agreement. This summary does not purport to be complete and may not contain all of the information about the Arrangement Agreement. The rights and obligations of the Parties are governed by the express terms and conditions of the Arrangement Agreement and not by this summary or any other information contained herein. This summary is qualified in its entirety by the complete text of the Arrangement Agreement, a copy of which is being filed with this registration statement.
On May 10, 2021, Trulieve entered into the Arrangement Agreement with Harvest, pursuant to which Trulieve and Harvest agreed that, subject to the terms and conditions set forth in the Arrangement Agreement, Trulieve will acquire 100% percent of the Harvest Shares pursuant to the Plan of Arrangement under the BCBCA. Upon completion of the Arrangement, Harvest Shareholders (other than Dissenting Harvest Shareholders) will receive, for each Harvest Share held, subject to downward adjustment by the Adjustment Factor upon the occurrence of certain permitted Harvest debt refinancings, 0.1170 of a Trulieve Subordinate Voting Share, with the Harvest Super Voting Shares and Multiple Voting Shares treated on an as converted to Subordinate Voting Share basis pursuant to their respective terms; provided, the Exchange Ratio may potentially be adjusted downward upon the occurrence of certain permitted Harvest debt refinancings, as described more fully herein. The terms of the Arrangement Agreement were the result of arm’s length negotiation between Trulieve and Harvest and their respective advisors. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Arrangement Agreement.
Representations and Warranties
Except for its status as the contractual document that establishes and governs the legal relations among Trulieve and Harvest with respect to the Arrangement, Trulieve and Harvest do not intend for the Arrangement Agreement to be a source of factual, business or operational information about Trulieve or Harvest. The Arrangement Agreement contains representations and warranties made by Harvest to Trulieve, and by Trulieve to Harvest, which are customary for a transaction like the Arrangement.
These representations and warranties have been made by each Party solely for the benefit of the other Party and were not intended as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate; have been qualified by certain confidential disclosures that were made to the other Party in connection with the negotiation of the Arrangement Agreement, which disclosures are not reflected in the Arrangement Agreement; and may apply standards of materiality (including Material Adverse Effect) that may be different from that considered material to Harvest Shareholders, or that may have been used for the purpose of allocating risk between the Parties rather than for the purpose of establishing facts. Moreover, information concerning the subject matter of the representations and warranties in the Arrangement Agreement were made as of specific dates specified therein and may have changed since the date of the Arrangement Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Arrangement Agreement as statements of factual information at the time they were made or otherwise.
The representations and warranties of Trulieve and Harvest contained in the Arrangement Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which the Arrangement Agreement is terminated in accordance with its terms. Notwithstanding the termination of the Arrangement Agreement prior to the Effective Time, and the resulting expiration of the representations and warranties, each Party to the Arrangement Agreement may be liable for any damages arising out of Willful Breach of any provision of the Arrangement Agreement.
Covenants
In the Arrangement Agreement, each of Trulieve and Harvest has agreed to certain covenants, including customary covenants relating to the operation of their respective businesses in the ordinary course, to use commercially reasonable efforts to satisfy the conditions precedent to their respective obligations under the Arrangement Agreement and the Plan of Arrangement, and to obtain the Required Regulatory Approvals set out in the Arrangement Agreement and certain non-solicitation
covenants.
Conditions to Completion of the Arrangement
Trulieve and Harvest have agreed to customary mutual closing conditions and customary closing conditions in favor of each of Trulieve and Harvest. The applicable party is not required to complete the Arrangement unless the applicable conditions are satisfied or waived at or prior to the Effective Time.

Notice and Cure
The Arrangement Agreement provides that each of Trulieve and Harvest shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to result in the failure to comply with or satisfy any closing condition to be complied with or satisfied by such Party under the Arrangement Agreement. Notification provided under the notice and cure provisions under the Arrangement Agreement will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under the Arrangement Agreement.
Modifications or Amendment
The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be modified or amended by mutual written agreement, executed and delivered by duly authorized officers of the respective Parties, without further notice to or authorization on the part of the Harvest Shareholders, and any such modification or amendment may, subject to the Interim Order, Final Order and Law, without limitation: (i) change the time for performance of any of the obligations or acts of Trulieve and Harvest; (ii) waive any inaccuracies or modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement; (iii) waive compliance with or modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the Trulieve and Harvest; and/or (iv) waive compliance with or modify any mutual conditions contained in the Arrangement Agreement provided that such modification or amendment does not invalidate the approval of the Arrangement Resolution by the Harvest Shareholders.
Termination
The Arrangement Agreement may be terminated at any time prior to the Effective Time: (i) by mutual written agreement of Trulieve and Harvest; (ii) by Harvest in certain circumstances and (iii) by Trulieve in certain circumstances as described in the Arrangement Agreement. The party desiring to terminate the Arrangement Agreement pursuant to the terms thereof will give notice of such termination to the other, specifying in reasonable detail the bases for such exercise of its termination right under the Arrangement Agreement.
Termination Amounts
Under the Arrangement Agreement, Trulieve shall be entitled to the Harvest Termination Fee upon the occurrence of certain events (each a “Harvest Termination Fee Event”) which shall be paid by     Harvest to Trulieve, within the time specified in respect of each such Harvest Termination Fee Event. Harvest shall be entitled to the Trulieve Termination Fee, if the Effective Time does not occur on or prior to the Outside Date, provided the reason the Effective Date does not occur prior to the Outside Date is solely due to the failure to obtain the Closing Regulatory Approvals, in which case the Trulieve Termination Fee will be paid prior to or concurrently with such Trulieve Termination Fee Event.
Adjustment Factor
Pursuant to Schedule “I” of the Arrangement Agreement, the share consideration receivable by Harvest Shareholders under the Arrangement is based on the Exchange Ratio of 0.1170 of a Trulieve Subordinate Voting Share for each Harvest Subordinate Voting Share, subject to adjustment by the Adjustment Factor.
Fees and Expenses
Except as otherwise provided in the Arrangement Agreement, each Party will pay all out-of-pocket
third party transaction expenses (including fees, costs and expenses) incurred by such Party in connection with the Arrangement Agreement and the Arrangement. The Parties will share equally all filing fees relating to the HSR Act and any other Antitrust Approval.
In the event the Arrangement Agreement is terminated by Trulieve due to a breach by Harvest of its representation or warranty or failure to perform any covenant or agreement on the part of Harvest under the Arrangement Agreement, then Harvest shall, within two (2) Business Days of such termination, pay or cause to be paid to Trulieve by wire transfer of immediately available funds, the Trulieve Reimbursement Fee. In the event the Arrangement Agreement is terminated by Harvest due a breach by Trulieve of its representation or warranty or failure to perform any covenant or agreement on the part of Trulieve under the Arrangement Agreement, then Trulieve shall, within two (2)

Business Days of such termination, pay or cause to be paid to Harvest by wire transfer of immediately available funds the Harvest Reimbursement Fee. No Trulieve Reimbursement Fee shall be payable to Trulieve if a Harvest Termination Fee is paid to it under the Arrangement Agreement and no Harvest Reimbursement Fee shall be payable to Harvest if a Trulieve Termination Fee is paid to it under the Arrangement Agreement.
Governing Law
The Arrangement Agreement is governed, including as to validity, interpretation and effect, by the laws of British Columbia and the federal laws of Canada applicable therein, without regard to conflict of laws, rules or principles thereof. Each of Trulieve and Harvest has irrevocably attorned to the exclusive jurisdiction of the British Columbia courts situated in Vancouver, British Columbia in respect of all matters arising under and in relation to the Arrangement Agreement and the Arrangement and has irrevocably waived objection to venue of any proceeding in such court or that such court provides an inconvenient forum.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three and Six Months Ended June 30, 2021
In addition to historical information, this discussion contains forward-looking statements based upon Harvest management’s current expectations that are subject to risks and uncertainties which may cause Harvest’s actual results to differ materially from plans and results discussed herein. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We and Harvest disclaim any obligation, except as specifically required by law and the rules of the SEC, to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements
MD&A of Harvest Health & Recreation Inc.
This management discussion and analysis (“Annual MD&A”) of the financial condition and results of operations of Harvest is for the three and six months ended June 30, 2021 and 2020. It is supplemental to, and should be read in conjunction with, Harvest’s consolidated unaudited financial statements for three and six months ended June 30, 2021 and 2020 and the accompanying notes for each respective period. Harvest’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Financial information presented in this MD&A is presented in United States dollars (“$” or “US$”), unless otherwise indicated.
Overview of the Business
Harvest is one of the largest multi-state vertically integrated operators in the cannabis industry in the United States that operates from “seed to sale.”
Harvest’s business was established in Arizona and received its first license there in 2012. Harvest was formed to own, operate and develop certain businesses related to the cultivation, processing, distribution and sale of cannabis and cannabis related products under the “Harvest” brand in jurisdictions where such cultivation, processing, distribution and sale is authorized under applicable state law.
Harvest is one of the largest operators in the state of Arizona, which is one of the largest medical cannabis markets in the country and one of the oldest regulated cannabis markets in the world. Building on Harvest’s success in Arizona, Harvest has consistently grown its revenues and industry footprint every year since founding and currently operate facilities in Arizona, Arkansas, California, Florida, Maryland, Nevada, North Dakota, and Pennsylvania. On November 13, 2020, Harvest completed the divestiture of its ownership interest in the Arkansas retail and cultivation assets. On February 19, 2021, Harvest completed the divestiture of its North Dakota retail assets. Since 2013, Harvest has won a variety of operating awards, including seven Best Dispensary awards issued by four independent organizations, four Best Medical Cannabis Strain awards, and one Best Medical Cannabis Product award.
During the remainder of 2021, Harvest plans to expand cultivation facilities in key states, investing in new and existing operations for indoor, outdoor, and greenhouse cannabis to support product sales in retail and wholesale channels. Harvest believes its approach to design, construction and implementation results in competitive production costs. More recently, Harvest has shifted away from large acquisitions to focus on development of assets in core markets and streamlining operations as part of an overall plan to achieve profitability.
Harvest conducts business through wholly owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements established to conduct the different business areas of each business (each an “Operating Subsidiary” and together, “Operating Subsidiaries”).
Harvest operates in one segment, the cultivation, processing and sale of cannabis. Harvest grows cannabis in outdoor, indoor, and greenhouse facilities for sale in its retail locations and for wholesale. In addition, Harvest converts cannabis biomass into formulated oil using a variety of proprietary extraction techniques. Harvest uses some of this oil to manufacture products such as vaporizer cartridges and edibles. Harvest sells cannabis, oil, and manufactured products in our dispensaries and to third parties for resale. In addition, Harvest collects fees on contracts with third parties who provide services at certain cultivation facilities Harvest is licensed to operate.

Harvest’s principal operating locations and type of operation are listed below as of June 30, 2021:

State	Nature of Operations	Commencement Periods
Arizona - 15 locations	Retail Dispensary	September 2013 - September 2020
California - 4 locations	Retail Dispensary	December 2018 - October 2019
Florida - 10 locations	Retail Dispensary	February 2019 - June 2021
Maryland - 3 locations	Retail Dispensary	September 2018 - December 2019
Pennsylvania - 10 locations	Retail Dispensary	September 2018 - May 2021
Arizona	Greenhouse/Outdoor Grow/Processing Lab	July 2015 - February 2020
Colorado - 1 location	Processing	October 2020
Florida	Cultivation/Processing	February 2019 - December 2019
Maryland	Cultivation/Processing	September 2017 - July 2019
Nevada	Cultivation/Processing	August 2020
Pennsylvania	Cultivation/Processing	March 2020
Utah (1)	Indoor Grow	October 2020

(1)	On July 14, 2021, Harvest divested the indoor grow location located in Ogden, Utah for an immaterial amount of cash.
Harvest is currently in various stages of expansion as it is growing its commercial footprint focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis. Harvest expects to grow less through acquisitions and more through organic growth in the markets in which it already occupies.
Each Operating Subsidiary holds the active and/or pending cannabis licenses associated with its activities, staffs, manages or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.
In certain states, cannabis licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants and processing licenses allow for the conversion of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations. In other states, for example Arizona where our largest concentration of business activity is located, cannabis licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation, and processing activities.
Arizona Proposition 207, also known as the Smart and Safe Arizona Act, was a voter initiative to legalize the adult recreational use of cannabis that was approved by voters on November 3, 2020. The Arizona Smart and Safe Act directed the Arizona State Department of Health Services to establish rules for retail cannabis sales by June 1, 2021, to allow cannabis to be subject to state and local sales taxes like other retail items, and would impose an additional 16% excise tax on cannabis products. On January 22, 2021, Harvest recorded the first sale and started offering access to regulated and legal adult recreational use cannabis products to its customers.
Arrangement Agreement
On May 10, 2021, Harvest entered into an Arrangement Agreement (the “Arrangement Agreement”) with Trulieve Cannabis Corp (“Trulieve”), pursuant to which Trulieve will acquire all of the issued and outstanding subordinate voting shares, multiple voting shares and super voting shares of Harvest pursuant to a plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”). Subject to the terms and conditions in the Arrangement Agreement, each subordinate voting share, multiple voting share and super voting share of Harvest outstanding immediately prior to the effective time of the Arrangement will be converted into 0.1170 of a share of Trulieve subordinate voting shares, subject to certain adjustments based upon the occurrence of certain permitted Harvest debt refinancings. At the effective time of the Arrangement, the multiple voting shares and super voting shares will be treated on an as-converted
basis to subordinate voting shares pursuant to their respective terms. The obligations of Trulieve and Harvest to consummate the Arrangement are subject to customary conditions, including, but not limited to, (a) obtaining the required approval of Harvest’s shareholders, (b) obtaining an approval of the Supreme Court of British Columbia (or any other court with appropriate jurisdiction) at a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, (c) the absence of any injunction or similar restraint prohibiting or making illegal the consummation of the Arrangement or any of the other transactions contemplated by the Arrangement Agreement, (d) the required regulatory approvals having been obtained, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (e) no material adverse effect having occurred, (f) subject to certain materiality exceptions, the accuracy of the representations and warranties of each party and (g) the performance in all material respects by each party of its obligations under the Arrangement Agreement.

The foregoing description of the Arrangement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement which is included as Exhibit 2.1 to Harvest’s Current Report on Form
8-K,
filed on May 12, 2021.
Results of Operations
The following table presents selected financial information derived from Harvest’s condensed consolidated financial statements:

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total Revenues	$102,463	$55,661	$191,289	$99,896
Less Cost of Goods Sold	50,201	32,246	91,109	58,332

Total Gross Profit	$52,262	$23,415	$100,180	$41,564
Total Expenses	$40,933	$32,389	$75,498	$75,558
Other Expense, Net	$(21,770)	$(14,634)	$(51,610)	$(908)
Net Loss Attributable to Harvest	$(19,505)	$(27,574)	$(42,627)	$(42,958)
Loss Per Share	$(0.05)	$(0.08)	$(0.10)	$(0.13)
Adjusted EBITDA (non-GAAP)	$28,022	$(395)	$54,938	$(5,203)
Revenue
Harvest derives its revenue from both its wholesale and retail businesses from cannabis products it manufactures, sells and distributes to third-party retail customers, and from direct sales to end consumers in its retail stores. In addition, Harvest collects fees on contracts with third parties who provide services at certain cultivation facilities Harvest is licensed to operate.
Comparison between the three months ended June 30, 2021 and 2020:
Revenue was $102.5 million and $55.7 million, respectively, representing an increase of $46.8 million or 84%. Revenue growth was driven by a $43.0 million increase in retail operations and $7.9 million increase in wholesale. Approximately 89% of our revenue was derived from Harvest’s core markets: Arizona, Florida, Maryland, and Pennsylvania during the three months ended June 30, 2021. Revenue growth was driven by the full quarter contribution of recreational sales in Arizona, growth in new and existing locations companywide, and contribution from cultivation and manufacturing expansion activities. The increase was partially offset by a $5.0 million planned decrease in licensing due to the cancelation and restructuring of margin dilutive contracts at the end of 2020.
Comparison between the six months ended June 30, 2021 and 2020:
Revenue was $191.3 million and $99.9 million, respectively, representing an increase of $91.4 million or 91%. Revenue growth was driven by the addition of newly opened and acquired dispensaries, growth in our existing cultivation, manufacturing, and retail operations and the legalization of adult recreational use of cannabis in Arizona. The launch of sales to adult use consumers in Arizona on January 22, 2021 in all 15 of Harvest’s Arizona dispensaries contributed to retail revenue growth during the first quarter. During the three months ended June 30, 2021 Harvest added five new retail locations and continued its expansion activities at several cultivation and manufacturing facilities. Harvest generated revenue from 12 cultivation and processing facilities in the first quarter, including contributions from Colorado, Nevada, and Utah that did not contribute revenue during the prior year period. Revenue growth during the quarter was partly offset by the divestiture of retail assets in Arkansas and North Dakota and a decline in licensing fees due to the cancelation and restructuring of margin dilutive contracts at the end of 2020.
Cost of Goods Sold
Cost of goods sold are derived from costs related to the internal cultivation and production of cannabis and from retail purchases made from other licensed producers operating within Harvest’s state markets. Cost of goods sold includes the costs directly attributable to product sales and includes amounts paid for finished goods, such as flower, edibles, and concentrates, as well as packaging and other supplies, fees for services and processing, and allocated overhead which includes allocations of rent, administrative salaries, utilities and related costs. Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis product, which may create fluctuations in gross profit over comparative periods as the regulatory environment changes.
Comparison between the three months ended June 30, 2021 and 2020:
Cost of goods sold was $50.2 million, an increase of $18.0 million or 56%, driven by increased sales as described above.
Comparison between the six months ended June 30, 2021 and 2020:
Cost of goods sold was $91.1 million, an increase of $32.8 million or 56%, driven by increased sales as described above.
Gross Profit & Gross Margin
Gross profit is revenue less cost of goods sold. Gross margin measures our gross profit as a percentage of revenue.
Harvest has developed a strategy to focus primarily on revenue growth in our core markets while working to streamline the business and realize operational efficiencies. Harvest expects to grow less through acquisitions and more through organic growth and continued development of the existing asset base in the remainder of 2021. Quarterly fluctuations in revenue mix may impact gross margins. Gross margins in its retail operations are the highest and most influential on reported results. As Harvest continues to make investments in the cultivation and manufacturing of its products for sale in its retail locations, it expects the percentage of revenue from retail operations to increase and drive a favorable impact on gross margin. While there are likely to be quarterly fluctuations in gross margin, Harvest expects the overall trend will be upward in the near term as Harvest focuses more heavily on core markets with greater profit potential.
Comparison between the three months ended June 30, 2021 and 2020:
Gross profit was $52.3 million, an increase of $28.9 million over the prior year comparable period. This represented a total gross margin of 51%, an increase of 900 basis points as compared to a gross profit margin of 42% for the prior year comparable period.
Comparison between the six months ended June 30, 2021 and 2020:
Gross profit for was $100.2 million, an increase of $58.6 million over the prior year comparable period. This represented a total gross margin of 52%, an increase of 1,000 basis points as compared to a gross profit margin of 42% for the prior year comparable period.
The increase in gross margin is primarily driven by improved gross margin on retail sales due to a reduction in discounts. The reduction in discounts is a result of an increase in retail sales related to the recreational sales in Arizona as well as other initiatives implemented to reduce discounts. The increase in licensing gross margin is due to the cancellation of a significant licensing agreement with a 1% gross margin further contributed to overall increased gross margin.

The following table shows the total percentage of revenue generated by each of Harvest’s revenue streams and the gross margin for each:

	Three months ended June 30,			Six Months Ended June 30,
	2021	2020	Increase/ (Decrease)	2021	2020	Increase/ (Decrease)
Retail revenue	83%	76%	7%	85%	72%	13%
Wholesale revenue	14%	13%	1%	12%	13%	(1)%
Licensing and other revenue	3%	11%	(8)%	3%	14%	(12)%

Retail gross margin	50%	49%	1%	52%	49%	3%
Wholesale gross margin	52%	30%	22%	48%	30%	19%
Licensing and other gross margin	73%	9%	63%	77%	15%	62%
Total Expenses
Total expenses other than the cost of goods sold consist of general and administrative, sales and marketing costs, share-based compensation expense, and depreciation and amortization.
General and administrative expenses include costs incurred at Harvest’s retail sites and corporate offices, primarily related to personnel costs and operating costs, and other professional service costs. Sales and marketing costs include expenses related to marketing and branding activities and development and support of customer relationships.
As part of Harvest’s ongoing efforts to achieve profitability it has implemented cost reduction measures across the organization. Harvest expects to realize the benefits of scale and operational efficiencies and focus more heavily on its core markets. Furthermore, Harvest expects to have fewer acquisition and transaction costs related to its opportunistic expansion plans.
Share-based compensation includes the straight-line expense recognition of the grant date fair value of equity awards granted to employees and directors over their vesting lives. Depreciation and amortization includes the straight-line expense recognition of depreciation of property, plant and equipment over their depreciable lives. In addition, this includes the amortization of finite lived intangible assets.
The following table sets forth the components of our expenses:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Salaries and benefits	$14,202	$12,495	$26,655	$26,180
Rent and occupancy	6,236	7,926	11,584	13,114
Professional and legal fees	8,391	3,720	12,935	8,055
Licensing and administration	3,495	2,547	6,785	4,897
Travel and entertainment	285	212	401	814
Supplies and testing	718	240	1,243	499

Total general and administrative expenses	$33,327	$27,140	$59,603	$53,559
Sales and marketing	1,224	1,248	2,122	2,524
Share-based compensation	3,741	3,276	8,603	17,080
Depreciation and amortization	2,641	725	5,170	2,395

Total expenses	$40,933	$32,389	$75,498	$75,558

Certain prior year amounts in the table above have been reclassified for consistency with the current year presentation. These reclassifications are not material and had no effect on the reported results of operations.

Comparison between the three months ended June 30, 2021 and 2020:
Total expenses were $40.9 million compared to $32.4 million for the comparable period. The $8.5 million increase was primarily attributable to the following:

•	$4.7 million increase in professional fees related to mergers and acquisitions and other legal expenses

•	$1.9 million increase in depreciation and amortization primarily driven by new store openings

•	$1.7 million increase in salaries and benefits due to adjustments recorded to reflect anticipated higher attainment on our bonus plan and increased employee count
Comparison between the six months ended June 30, 2021 and 2020:
Total expenses remained relatively flat compared to the prior year. The following activity occurred:

1.
$8.5 million decrease in share-based compensation expense primarily due to a $10.0 million charge for 2.4 million options surrendered by certain executives and redistributed by Harvest in 2020 and fewer options issued in 2021, partially offset by a $0.9 million charge for 0.6 million options surrendered by certain executives by Harvest in 2021 and fewer cancellations

2.	$4.9 million increase in professional fees related to mergers and acquisitions and other legal expenses

3.	$2.8 million increase in depreciation and amortization attributed to new store openings, Willcox, Arizona cultivation sites, and other capital improvements

4.	$1.9 million increase in licensing and administration due to overall growth in Harvest
Total Other (Expense) Income
Comparison between the three months ended June 30, 2021 and 2020:
Total other expense was $21.8 million, an increase of $7.2 million compared to total other expense of $14.6 million. The increase was primarily due to:

•	$6.9 million fair value adjustment to increase the warrant liability - see Note 14 to Harvest’s unaudited condensed financial statements included elsewhere in this prospectus

•	$4.5 million adjustment for fair value contingent consideration - see Note 16 to Harvest’s unaudited condensed financial statements included elsewhere in this prospectus

•	$2.8 million decrease in loss on sales due to the sale of ICG to Hightimes that occurred in the prior year

•	$2.4 million decrease in contract asset impairments
Comparison between the six months ended June 30, 2021 and 2020:
Total other expense was $51.6 million, an increase of $50.7 million compared to total other expense of $0.9 million. The increase was attributed to:

•	$38.2 million fair value adjustment to increase the warrant liability

•
$8.5 million decrease in other income due to the prior year having a $12.6 million gain on a payment of contingent consideration due to former CBx owners partially offset by a $3.6 million loss to record a contingent liability related to the separation agreement between Harvest and a former executive officer and director

•
$4.2 million increase in interest expense due to a decrease in interest income primarily driven by a $56.3 million decrease in notes receivable, as well as an increase in non-cash
interest expense for the amortization of debt issuance costs and debt discounts, including discounts for warrants issued with debt

Provision for Income Taxes
For the three months ended June 30, 2021 and 2020, federal and state income tax expense totaled $6.8 million and $1.1 million, respectively. The increase was primarily due to the increase in gross profit.

For the six months ended June 30, 2021 and 2020, federal and state income tax expense totaled $13.3 million and $4.9 million, respectively. The increase was primarily due to the increase in gross profit.
Harvest is subject to income taxes in the jurisdictions in which it operates, and, consequently, income tax expense is a function of the allocation of taxable income by jurisdiction and the various activities that impact the timing of taxable events. As Harvest operates in the illegal cannabis industry, it is subject to the limitations in Section 280E of the Internal Revenue Code of 1986, as amended (the “Code”), under which taxpayers are only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable
under Code Section 280E and a higher effective tax rate than most industries. Therefore, the effective tax rate can be highly variable and may not necessarily correlate to pretax income or loss.
Discontinued Operations
Following the completion of the merger with Interurban Capital Group, LLC (formerly Interurban Capital Group, Inc.) (“ICG”), Harvest sold ICG to a wholly owned subsidiary of Hightimes Holding Corp. (“Hightimes”) following the spinoff of certain assets. At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, Harvest agreed to sell Hightimes the equity of two additional entities controlled by Harvest that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). As a result, assets and liabilities allocable to these operations were classified as held for sale. In addition, revenue and expenses, gains and losses relating to the discontinuation of the California HAH Dispensaries operations were eliminated from profit or loss from Harvest’s continuing operations for all periods presented.
Harvest also entered into a plan to abandon certain product lines or lines of business to include CBD products or items of inventory, and Harvest’s planned expansion in the state of Michigan. Any related assets and liabilities are classified as held for sale. In addition, the revenue, expenses, gains and losses related to the discontinuation of these activities were eliminated from profit or loss from Harvest’s continuing operations for all periods presented.
Discontinued operations are presented separately from continuing operations in the condensed consolidated statements of operations for the three and six months ended June 30, 2021 and 2020 and the condensed consolidated statements of cash flows for the six months ended June 30, 2021 and 2020.
Net loss before discontinued operations and
non-controlling
interest for the three months ended June 30, 2021 and 2020 was a loss of $17.3 million and $24.7 million, respectively. Net loss before discontinued operations and non-controlling
interest for the six months ended June 30, 2021 and 2020 was a loss of $40.2 million and $39.8 million, respectively.
Non-GAAP
Financial Measures
Adjusted EBITDA
Adjusted EBITDA is calculated as net income (loss) before
non-controlling
interest before net interest and other financing costs, income taxes, depreciation and amortization expenses; fixed and intangible asset impairments; gain or loss on sale of assets; change in fair value adjustment of liability; other (income) expense; foreign exchange gain (loss); share-based compensation expense; contract asset (recovery) impairment; discontinued operations, net of tax; other expansion expenses
(pre-open);
and transaction and other special charges.
Harvest uses adjusted EBITDA in assessing the effectiveness of its business strategies and as a factor in making incentive compensation decisions. In addition to its use by management, Harvest also believes adjusted EBITDA is a measure widely used by securities analysts, investors, and others to evaluate financial performance of Harvest relative to its competitors. Adjusted EBITDA should not be considered a substitute for earnings before income taxes, net income or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
The following table provides a reconciliation of net loss before non-controlling
interest to adjusted EBITDA for the periods indicated.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss (GAAP) before non-controlling interest	$(19,229)	$(25,645)	$(42,197)	$(41,117)
Add (deduct) impact of:
Net interest and other financing costs (1)	9,184	9,390	17,905	14,106
Income tax	6,834	1,132	13,315	4,926
Amortization and depreciation (2)	3,532	1,803	7,051	4,257
(Gain) loss on sale of assets	21	2,783	(1,774)	364
Fair value adjustment of liability	8,353	1,497	32,787	(5,448)
Fair value of contingent consideration	4,500	—	4,500	—
Other (income) expense (3)	(269)	(1,205)	(1,773)	(10,255)
Foreign currency (gain) loss	(17)	(30)	(29)	108
Share-based compensation expense	3,741	3,276	8,603	17,080
Contract asset impairment	—	2,420	—	2,420
Discontinued operations, net of tax	1,954	905	1,954	1,289
Other expansion expenses (pre-open) (4)	3,371	2,323	6,543	5,664
Transaction & other special charges	6,047	956	8,053	1,403

Adjusted EBITDA (non-GAAP) (5)	$28,022	$(395)	$54,938	$(5,203)

(1)
Includes less than $0.1 million and $0.2 million of interest reported in cost of sales for the three months ended June 30, 2021 and 2020, respectively. Includes less than $0.1 million and $0.4 million for the six months ended June 30, 2021 and 2020, respectively.

(2)
Includes $1.1 million and $0.9 million of depreciation reported in cost of sales for the three months ended June 30, 2021 and 2020, respectively. Includes $1.9 million of depreciation reported in cost of sales for both the six months ended June 30, 2021 and 2020, respectively.

(3)	Primarily represents gains and losses associated with settlements of contingent consideration, litigation, and other non-recurring charges.
(4)
These are
set-up
costs to prepare a location for its intended use. Harvest adjusts for this amount because it believes these expenses are not indicative of ongoing operations; therefore, this adjustment enhances comparability to prior periods.

(5)
Adjusted EBITDA is a financial measure used by management that is not defined by U.S. GAAP and may not be comparable to similar measures presented by other companies. See discussion above for a definition of our adjusted EBITDA non-GAAP
financial measure and reconciliation to the most directly comparable U.S. GAAP measure.

The adjusted EBITDA income during the three months ended June 30, 2021 was $28 million, as compared to an adjusted EBITDA loss of $0.4 million during the three months ended June 30, 2020. The period-over-period increase of $28.4 million in the adjusted EBITDA is primarily attributed to increase in gross profit period-over-period as discussed in greater detail above. The adjusted EBITDA income during the six months ended June 30, 2021 was $54.9 million, as compared to an adjusted EBITDA loss of $5.2 million during the six months ended June 30, 2020. The period-over-period increase of $60.1 million in the adjusted EBITDA is primarily attributed to increase in gross profit period-over-period as discussed in greater detail above.
Liquidity and Capital Resources
Working Capital
Harvest uses working capital and cash flow measures to evaluate the performance of its operations and its ability to meet its financial obligations. Harvest defines Working Capital as current assets less current liabilities. The calculation of Working Capital provides additional information and is not defined as a measure of financial performance under GAAP. This measure should not be considered in isolation or as a substitute for any standardized measure under GAAP. This information is intended to provide investors with information about Harvest’s liquidity.
Other companies in Harvest’s industry may calculate this measure differently than it does, limiting its usefulness as a comparative measure.

As of June 30, 2021, Harvest had negative working capital of $40.5 million, a decrease of $102.8 million as compared to December 31, 2020, driven primarily by $113.5 million increase in current notes payable due to unsecured convertible debentures with the principal amount of $100.0 million with a maturity of May 2022 and $20.2 million for taxes paid attributed to overall growth in the company and specifically related Arizona Recreation. As of June 30, 2021 and December 31, 2020, Harvest had total current liabilities of $195.9 million and $99.1 million, respectively, and cash and cash equivalents of $71.1 million and $78.1 million, respectively, to meet its current obligations.
On May 10, 2021, Harvest entered into the Arrangement Agreement with Trulieve, pursuant to which Trulieve agreed, subject to the terms and conditions thereof, to acquire all of the issued and outstanding subordinate voting shares of the Company, multiple voting shares of the Company, and super voting shares of Harvest. On July 13, 2021, Harvest issued the Proxy soliciting stockholder approval of the proposed transaction. Upon completion of the transaction and change in control, Harvest will have the ability to repay or refinance indebtedness.
Cash Flows

(in thousands)	Six Months Ended June 30,
	2021	2020
Net cash provided by (used in):
Operating activities	$(14,167)	$(21,219)
Investing activities	(5,523)	(30,565)
Financing activities	11,157	91,316

Net increase/(decrease) in cash and cash equivalents	(8,533)	39,532
Cash, cash equivalents, and restricted cash, beginning of period	82,597	30,685

Cash, cash equivalents, and restricted cash, end of period	$74,064	$69,668

Operating activities
Net cash used in operating activities for the six months ended June 30, 2021 was $14.2 million and consisted the following:

•	$42.2 million net loss before non-controlling interest

•	$58.2 million net add-back of non-cash income statement items

•	$30.2 million net change in operating assets and liabilities
Included in the
non-cash
items were $32.8 million due to the change in fair value of warrant liabilities driven by increased stock price, $8.6 million for share-based compensation, and $7.1 million for depreciation and amortization.
Net cash used in operating activities for the six months ended June 30, 2020 of $21.2 million consisted of the following:

•	$41.1 million net loss before non-controlling interest

•	$8.9 million net add-back of non-cash income statement items

•	$10.4 million net change in operating assets and liabilities
Included in the
non-cash
items were $17.1 million for share-based compensation, $13.9 million gain on an earnout, $5.4 million gain for change in fair value of financial liability, and $6.2 million gain on deconsolidation of two Harvest entities.
Investing activities
Net cash used by investing activities for the six months ended June 30, 2021 was $5.5 million, compared to net cash used in investing activities for the six months ended June 30, 2020 of $30.6 million. The decrease of $25.1 million in cash provided was primarily due to proceeds of $22.3 million from the sale leaseback transaction during six months ended June 30, 2021, see Note 7 of Harvest’s condensed consolidated financial statements included elsewhere in this prospectus for additional information, and $14.4 million in cash payments for business acquisitions during the six months ended June 30, 2020.

Financing activities
Net cash provided by financing activities for the six months ended June 30, 2021 and 2020 was $11.2 million and $91.3 million, respectively. The decrease of $79.6 million was primarily due to a decrease in proceeds from issuances of equity and proceeds received from non-convertible
notes payable issued compared to prior year, partially offset by proceeds received from the exercise of warrants. During the six months ended June 30, 2021, there were proceeds from the exercise of warrants of $10.3 million. During the six months ended June 30, 2020, the Company raised additional funds from debt and equity financing transaction by issuing an aggregate of $20.1 million of debt in January 2020 and $59.0 million of Multiple Voting Shares on March 11, 2020.
Off-Balance
Sheet Arrangements
As of June 30, 2021, Harvest does not have any
off-balance-sheet
arrangements that have, or are reasonably likely to have, a current or future effect on its results of operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.
Transactions with Related Parties
See Note 18 of Harvest’s condensed consolidated financial statements included elsewhere in this prospectus for detail of its transactions with related parties.
Recently Issued Accounting Pronouncements
See Note 3 of Harvest’s condensed consolidated financial statements included elsewhere in this prospectus for the impact of recently issued accounting pronouncements on Harvest’s condensed consolidated financial statements.
Critical Accounting Estimates
The preparation of Harvest’s condensed consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that impact the amounts reported in its condensed consolidated financial statements and accompanying notes that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates.
There have been no material changes to Harvest’s critical accounting estimates from those discussed in Item 7 of its 2020 annual report on Form
10-K.
Financial Instruments and Financial Risk Management
Harvest’s financial instruments consist of cash and cash equivalents, accounts receivable, member contribution receivable, notes receivable, due from related parties, investments, accounts payable and accrued liabilities, notes payable, derivative liability, liability for acquisition of noncontrolling interest and contingent consideration payable.
Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:
Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2—Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly and
Level 3—Inputs for the asset or liability that are not based on observable market data.
Financial Risk Management
Harvest is exposed in varying degrees to a variety of financial instrument related risks. Harvest’s Board of Directors mitigates these risks by assessing, monitoring and approving its risk management processes.
Credit Risk
Credit risk is the risk of a potential loss to Harvest if a customer or third party to a financial instrument fails to meet its contractual obligations. The maximum credit exposure at June 30, 2021 is the carrying amount of cash and cash equivalents. Harvest does not have significant credit risk with respect to its customers. All cash and cash equivalents are placed with major U.S. financial institutions.

Harvest provides credit to its customers in the normal course of business. Harvest has established credit evaluation and monitoring processes to mitigate credit risk but has limited risk as the majority of its sales are transacted with cash.
Liquidity Risk
Liquidity risk is the risk that Harvest will not be able to meet its financial obligations associated with financial liabilities. Harvest manages liquidity risk through the effective management of its capital structure. Harvest’s approach to managing liquidity is to ensure that it will have sufficient liquidity at all times to settle obligations and liabilities when due.
Market Risk
Market risk is the potential economic loss arising from adverse changes in market rates and prices, such as interest rates, foreign exchange rates, raw material and other commodity prices. Each type of market risk affecting Harvest is discussed in Item 3 of Harvest’s Quarterly Report on
Form 10-Q
for the quarter ended June 30, 2021.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Fiscal Year Ended December 31, 2020
In addition to historical information, this discussion contains forward-looking statements based upon management’s current expectations that are subject to risks and uncertainties which may cause Harvest’s actual results to differ materially from plans and results discussed herein. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We and Harvest disclaim any obligation, except as specifically required by law and the rules of the SEC, to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
MD&A of Harvest Health & Recreation Inc.
This management discussion and analysis (“Annual MD&A”) of the financial condition and results of operations of Harvest is for the years ended December 31, 2020 and 2019. It is supplemental to, and should be read in conjunction with, Harvest’s consolidated financial statements for years ended December 31, 2020 and 2019 and the accompanying notes for each respective period. Harvest’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Financial information presented in this ANNUAL MD&A is presented in United States dollars (“$” or “US$”), unless otherwise indicated.
Overview of the Business
Harvest is one of the largest multi-state vertically integrated operators in the cannabis industry in the United States that operates from “seed to sale.”
Harvest’s business was established in Arizona and received its first license there in 2012. Harvest was formed to own, operate and develop certain businesses related to the cultivation, processing, distribution and sale of cannabis and cannabis related products under the “Harvest” brand in jurisdictions where such cultivation, processing, distribution and sale is authorized under applicable state law.
Harvest is one of the largest operators in the state of Arizona, which is one of the largest medical cannabis markets in the country and one of the oldest regulated cannabis markets in the world. Building on Harvest’s success in Arizona, Harvest has consistently grown its revenues and industry footprint every year since founding and currently operate facilities in Arizona, Arkansas, California, Florida, Maryland, Nevada, North Dakota, and Pennsylvania. On November 13, 2020, Harvest completed the divestiture of its ownership interest in the Arkansas retail and cultivation assets. On February 19, 2021, Harvest completed the divestiture of its North Dakota retail assets. Since 2013, Harvest has won a variety of operating awards, including seven Best Dispensary awards issued by four independent organizations, four Best Medical Cannabis Strain awards, and one Best Medical Cannabis Product award.
During 2021, Harvest plans to expand cultivation facilities in key states, investing in new and existing operations for indoor, outdoor, and greenhouse cannabis to support product sales in retail and wholesale channels. Harvest believes its approach to design, construction and implementation results in competitive production costs. More recently, Harvest has shifted away from large acquisitions to focus on development of assets in core markets and streamlining operations as part of an overall plan to achieve profitability.
Harvest conducts business through wholly owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements established to conduct the different business areas of each business (each an “Operating Subsidiary” and together, “Operating Subsidiaries”).

Harvest operates in one segment, the cultivation, processing and sale of cannabis. Harvest grows cannabis in outdoor, indoor, and greenhouse facilities for sale in its retail locations and for wholesale. In addition, Harvest converts cannabis biomass into formulated oil using a variety of proprietary extraction techniques. Harvest uses some of this oil to manufacture products such as vaporizer cartridges and edibles. Harvest sells cannabis, oil, and manufactured products in its dispensaries and to third parties for resale. In addition, Harvest collects fees on contracts with third parties who provide services at certain cultivation facilities it is licensed to operate.
Harvest’s principal operating locations and type of operation are listed below as of December 31, 2020:

State	Nature of Operations	Commencement Periods
Arizona – 15 locations	Retail Dispensary	September 2013 – September 2020 California – 4
locations	Retail Dispensary	December 2018 – October 2019 Florida – 6 locations
	Retail Dispensary	February 2019 – July 2019 Maryland – 3 locations
	Retail Dispensary	September 2018 – December 2019 North Dakota – 2
locations*	Retail Dispensary	July 2019 – August 2019 Pennsylvania – 8 locations
	Retail Dispensary	September 2018 – October 2020
Arizona	Greenhouse/Outdoor Grow/Processing Lab	July 2015 – February 2020
Colorado – 1 location	Processing	October 2020
Florida	Cultivation/Processing	February 2019 – December 2019
Maryland	Cultivation/Processing	September 2017 – July 2019
Nevada	Cultivation/Processing	August 2020
Pennsylvania	Cultivation/Processing	March 2020
Utah	Cultivation/Processing	October 2020

*	On February 19, 2021, Harvest divested the two retail dispensary locations located in North Dakota for an immaterial amount of cash.
Harvest is currently in various stages of expansion as it grows its commercial footprint focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis. Harvest expects to grow less through acquisitions and more through organic growth in the markets in which Harvest already occupies.
Each Operating Subsidiary holds the active and/or pending Cannabis Licenses associated with its activities, staffs, manages or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.
In certain states, Cannabis Licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants and processing licenses allow for the conversion of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations. In other states, for example Arizona where Harvest’s largest concentration of business activity is located, Cannabis Licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation, and processing activities.
Arizona Proposition 207, also known as the Smart and Safe Arizona Act, was a voter initiative to legalize the adult recreational use of marijuana that was approved by voters on November 3, 2020. The Smart and Safe Act directs the Arizona State Department of Health Services to establish rules for retail marijuana sales by June 1, 2021, allow marijuana to be subject to state and local sales taxes like other retail items, and would impose an additional 16% excise tax on marijuana products. On January 22, 2021, Harvest recorded the first sale and started offering access to regulated and legal adult recreational use cannabis products to its customers.

Results of Operations
The following table presents selected financial information derived from Harvest’s consolidated financial statements for the years ended December 31, 2020 and 2019.
The selected information set out below may not be indicative of Harvest’s future performance:

For the Year Ended	December 31,
(in thousands, except per share data)	2020	2019
Total Revenues	$231,460	$116,780
Less Cost of Goods Sold	129,873	75,636

Total Gross Profit	$101,587	$41,144
Less Total Expenses	$135,642	$154,935
Less Other Expense	$(20,595)	$(50,699)
Net Loss Attributable to Harvest	$(59,630)	$(166,735)
Loss Per Share	$(0.16)	$(0.59)
Adjusted EBITDA (non-GAAP)	$15,344	$(43,711)
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Revenue
Harvest derives its revenue from both its wholesale and retail businesses from cannabis products Harvest manufactures, sells and distributes to third-party retail customers, and from direct sales to end consumers in its retail stores.
Revenue for the years ended December 31, 2020 and 2019 was $231.5 million and $116.8 million, respectively, representing an increase of $114.7 million or 98%. Revenue growth was driven by the addition of new and acquired dispensaries as well as growth in Harvest’s existing cultivation, manufacturing, retail operations and licensing revenues. Retail revenue increased by $104.0 million due to the following:

•	$46.7 million of the increase due to the full year benefit in 2020 of the opening of 16 new stores during 2019 in Arizona, California, Florida, North Dakota and Pennsylvania;

•	$23.6 million of the increase due to the full year benefit in 2020 of the acquisition of five new stores during 2019 in Arizona, California and Maryland;

•	$14.1 million of the increase due to same store sales from ten locations in Arizona, Florida and Maryland;

•	$12.9 million of the increase due to the acquisition of three new stores during 2020 in Arizona and

•	$6.7 million of the increase due to the opening of five new stores during 2020 in Arizona, Arkansas and Pennsylvania.
Licensing and other revenue increased by $5.5 million or 25% to $27.6 million due to an increase in the number of third-party fee service contracts and an increase in rental revenue.
While licensing revenue has increased in 2020, Harvest expects this line of revenue to significantly decrease in 2021 as a result of one operator cancelling its agreement effective January 1, 2021. This agreement accounts for 66% of licensing revenue for the year ended December 31, 2020 and is not expected to be replaced. The gross margin on this agreement is 1% and Harvest expects to focus its efforts on other revenue streams and aspects of its business.
Wholesale revenue during the year ended December 31, 2020 was mostly flat compared to the year ended December 31, 2019.

Cost of Goods Sold
Cost of goods sold are derived from costs related to the internal cultivation and production of cannabis and from retail purchases made from other licensed producers operating within Harvest’s state markets. Cost of goods sold includes the costs directly attributable to product sales and includes amounts paid for finished goods, such as flower, edibles, and concentrates, as well as packaging and other supplies, fees for services and processing, and allocated overhead which includes allocations of rent, administrative salaries, utilities and related costs. Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis product, which may create fluctuations in gross profit over comparative periods as the regulatory environment changes.
For the year ended December 31, 2020, cost of goods sold was $129.9 million, an increase of $54.3 million or 72%, as compared to the year ended December 31, 2019, driven by increased sales as described above.
Gross Profit & Gross Margin
Gross profit is revenue less cost of goods sold. Gross margin measures Harvest’s gross profit as a percentage of revenue.
Harvest has developed a strategy to focus primarily on revenue growth in its core markets while working to streamline the business and realize operational efficiencies. Harvest expects to grow less through acquisitions and more through organic growth and continued development of the existing asset base in 2021. Quarterly fluctuations in revenue mix may impact gross margins. Gross margins in Harvest’s retail operations are the highest and most influential on reported results. As Harvest continues to make investments in the cultivation and manufacturing of its own products for sale in its retail locations, Harvest expects the percentage of revenue from retail operations to increase and drive a favorable impact on gross margins. While there are likely to be quarterly fluctuations in gross margin, Harvest expects the overall trend will be upward in the near term as it focuses more heavily on core markets with greater profit potential.
Gross profit for the year ended December 31, 2020 was $101.6 million, an increase of $60.5 million over the year ended December 31, 2019. This represented a total gross margin of 44% for the year ended December 31, 2020, an increase of 9 basis points as compared to a gross profit margin of 35% for the prior year. The increase in gross margin is driven by a more favorable revenue mix, with a higher percentage of revenue derived from retail sales compared to lower gross margin for wholesale and licensing revenue. The following are the increases and decreases in revenue and gross margin attributable to Harvest’s three types of revenue.
The following table shows the total percentage of revenue generated by each of Harvest’s revenue streams and the gross margin for each:

	For the Year Ended December 31,
	2020	2019	Increase/ (Decrease)
Retail revenue	74%	57%	16%
Wholesale revenue	14%	24%	(9)%
Licensing and other revenue	12%	19%	(7)%

Retail gross margin	49%	41%	9%
Wholesale gross margin	40%	20%	20%
Licensing and other gross margin	16%	38%	(23)%
Total Expenses
Total expenses other than the cost of goods sold consist of general and administrative, sales and marketing costs, share-based compensation expense and depreciation and amortization.

General and administrative expenses include costs incurred at Harvest’s retail sites and corporate offices, primarily related to personnel costs and operating costs, and other professional service costs. Sales and marketing costs include expenses related to marketing and branding activities and development and support of customer relationships.
As part of Harvest’s ongoing efforts to achieve profitability, it has implemented cost reduction measures across the organization. Harvest expects to realize additional decreases in costs as it continues to streamline the business, realize the benefits of scale and operational efficiencies and focus more heavily on its core markets. Furthermore, Harvest expects to have fewer acquisition and transaction costs related to its opportunistic expansion plans.
Share-based compensation includes the straight-line expense recognition of the grant date fair value of equity awards granted to employees and directors over their vesting lives. Depreciation and amortization includes the straight-line expense recognition of depreciation of property, plant and equipment over their depreciable lives. In addition, this includes the amortization of finite lived intangible assets.
Total expenses for the years ended December 31, 2020 and 2019 were $135.6 million and $154.9 million, respectively.
The following table sets forth the components of Harvest’s expenses (in thousands):

(in thousands)	For the Year Ended December 31,
	2020	2019
Salaries and benefits	$48,304	$44,250
Rent and occupancy	20,352	14,909
Professional fees	17,097	31,835
Licensing and administration	11,520	9,561
Travel and entertainment	1,171	3,806
Other	1,159	1,605

Total general and administrative expenses	$99,603	$105,966
Sales and marketing	4,960	8,937
Share-based compensation	22,495	17,695
Depreciation and amortization	7,920	5,360
Fixed and intangible asset impairments	664	16,977

Total expenses	$135,642	$154,935

Total expenses decreased $19.3 million for the year ended December 31, 2020, as compared to the prior year, primarily due to:

•
A $16.3 million decrease in fixed asset and intangible impairments that was due to only having a $0.7 million fixed asset impairment in 2020, compared to $17.0 million of impairment in 2019. The $17.0 million of impairments primarily comprised of $7.8 million fixed assets impairments which included $5.0 million for land, building and improvements Harvest planned to use for the cultivation and production of cannabis in Pennsylvania that was abandoned following the PDOH’s denial of the renewal of a grower/processor permit required to operate that facility. The impairment was based on a probability weighted estimate of the cash recoveries. The remaining impairments were for machinery and equipment that was purchased in anticipation of rapid growth, but which no longer has a use and represents a probability weighted cash recovery estimate based on sales price less costs to sell. The remainder of the $17.0 million impairments was attributable to $9.2 million in intangible asset impairments primarily related to $4.9 million recognized for the AGRiMED license that was denied renewal by the Commonwealth of Pennsylvania. $2.4 million was recognized for the Cannabis License acquired in connection with the Falcon acquisition that Harvest no longer is pursuing. Both of the aforementioned impairments were estimated based on a probability weighted cash or asset collection scenario. Harvest also impaired $1.9 million related to a contract it entered into to access a CBD product distribution network that it no longer wanted to pursue and would recognize no future benefit from.

•
A $6.4 million decrease in general and administrative expenses that was comprised primarily of a $14.7 million decrease in professional fees due to using fewer third parties and absorbing the responsibilities internally. The decrease in professional fees was partially offset by a $5.4 million increase in rent and occupancy costs due to the increased number of operating locations and short term rent paid for locations retained to apply for licenses for additional locations and a $4.6 million increase in salaries and benefits.

The above decreases in expense were partially offset by a $4.8 million increase in share-based compensation expense primarily due to a $10.0 million charge for 2.4 million Options surrendered by certain executives and redistributed by Harvest. The increase from the one-time
charge was partially offset due to forfeiture of existing Harvest Options and new Harvest Options issued during 2020 had lower grant-date fair values due to decreased strike prices.
Total Other (Expense) Income
Total other expense for the year ended December 31, 2020 was $20.6 million, a decrease of $30.1 million compared to total other expense of $50.7 million for the year ended December 31, 2019. The $30.1 million decrease was primarily due to:

•
A decrease of $34.4 million in contract asset impairments due to estimated credit losses, primarily attributed to $30.1 of estimated credit losses recognized in 2019 in relation to the Falcon note receivable balances;

•
An increase of $14.1 million in gain on sale of assets, primarily attributed to a $18.3 million gain from the divestiture of Arkansas retail and cultivation assets and $11.9 million from the deconsolidation of two Ohio entities, partially offset by the $13.3 million loss on the sale of ICG to Hightimes;

•	An increase of $12.6 million in other income as a result of a gain on a fair value adjustment to contingent consideration consisting of a revenue earn-out categorized as a liability and

•
An increase of $8.0 million
non-cash
in other income due to gains on legal settlements primarily due to $6.2 million from settling the Devine Lawsuit and $1.8 million from settling the Washington Litigation.

These decreases in other expenses and increases in other income were partially offset by an increase of $29.1 million in interest expense on a higher debt balance and an increase of $15.6 million in fair value adjustment of the warrant liability.
Provision for Income Taxes
Income tax expense was recognized based on the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end.
For the years ended December 31, 2020 and 2019, federal and state income tax expense totaled $3.7 million and $3.8 million, respectively.
Harvest is subject to income taxes in the jurisdictions in which it operates, and, consequently, income tax expense is a function of the allocation of taxable income by jurisdiction and the various activities that impact the timing of taxable events. As Harvest operates in the legal cannabis industry, it is subject to the limitations in Section 280E of the Code, under which taxpayers are only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable
under Code Section 280E and a higher effective tax rate than most industries. Therefore, the effective tax rate can be highly variable and may not necessarily correlate to pretax income or loss.

Discontinued Operations
Following the completion of the merger with Interurban Capital Group, LLC (formerly Interurban Capital Group, Inc.) (“ICG”) as discussed in Note 11, Harvest sold ICG to a wholly owned subsidiary of Hightimes Holding Corp. (“Hightimes”) following the spinoff of certain assets. At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, Harvest agreed to sell Hightimes the equity of two additional entities Harvest controlled that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). As a result, assets and liabilities allocable to these operations were classified as held for sale. In addition, revenue and expenses, gains and losses relating to the discontinuation of the California HAH Dispensaries operations were eliminated from profit or loss from Harvest’s continuing operations for all periods presented.
Harvest also entered into a plan to abandon certain product lines or lines of business to include CBD products and items of inventory, and its planned expansion in the State of Michigan. Harvest entered into a strategic partnership with AATAC to roll out CO2LORS, CBx Essentials and Harvest branded CBD product lines across multiple locations in the U.S. These products were to be in retail stores, convenience stores and gas stations.
Given the sales of $0.3 million in 2019 and $0 in 2020, Harvest ended the strategic partnership in order to focus on its core business, focused primarily on THC Products.
Any related assets and liabilities are classified as held for sale. In addition, the revenue, expenses, gains and losses related to the discontinuation of these activities were eliminated from profit or loss from Harvest’s continuing operations for all periods presented.
Discontinued operations are presented separately from continuing operations in the consolidated statements of operations for the years ended December 31, 2020 and 2019 and the consolidated statements of cash flows for the years ended December 31, 2020 and 2019.
Net loss before discontinued operations and
non-controlling
interest for the years ended December 31, 2020 and 2019 was a loss of $58.3 million and $168.2 million, respectively.
Non-GAAP
Financial Measures Adjusted EBITDA
Adjusted EBITDA is calculated as net income (loss) before
non-controlling
interest before net interest and other financing costs, income taxes, depreciation and amortization expenses; fixed and intangible asset impairments; gain or loss on sale of assets; change in fair value adjustment of liability; other (income) expense; foreign exchange gain (loss); share-based compensation expense; contract asset (recovery) impairment; discontinued operations, net of tax; other expansion expenses
(pre-open);
and transaction and other special charges.
Harvest uses adjusted EBITDA in assessing the effectiveness of Harvest’s business strategies and as a factor in making incentive compensation decisions. In addition to its use by management, Harvest also believes adjusted EBITDA is a measure widely used by securities analysts, investors, and others to evaluate financial performance of Harvest’s company relative to its competitors. Adjusted EBITDA should not be considered a substitute for earnings before income taxes, net income or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of net income (loss) before non-controlling
interest to adjusted EBITDA for the periods indicated.

(in thousands)	For the Year Ended December 31,
	2020	2019
Net loss (GAAP) before non-controlling interest	$(59,578)	$(168,814)
Add (deduct) impact of:
Net interest and other financing costs (1)	39,013	10,198
Income tax	3,650	3,756
Amortization and depreciation (2)	11,290	7,754
Fixed and intangible asset impairments	664	16,977
(Gain) loss on sale of assets	(11,752)	2,313
Fair value adjustment of liability	10,125	(5,482)
Other (income) expense (3)	(17,185)	8,286
Foreign currency (gain) loss	63	970
Share-based compensation expense	22,495	17,695
Contract asset (recovery) impairment	732	35,098
Discontinued operations, net of tax	1,278	568
Other expansion expenses (pre-open) (4)	12,719	9,770
RTO Transaction & other special charges	1,830	17,200

Adjusted EBITDA (non-GAAP) (5)	$15,344	$(43,711)

(1)	Includes $71, $164, $401, and $684 of interest reported in cost of sales.
(2)	Includes $810, $879, $3,370, and $2,394 of depreciation reported in cost of sales.
(3)	Primarily represents gains and losses associated with settlements of contingent consideration, litigation, and other non-recurring charges.
(4)
These are
set-up
costs to prepare a location for its intended use. Harvest adjusts for this amount because it believes these expenses are not indicative of ongoing operations; therefore, this adjustment enhances comparability to prior periods.

(5)
Adjusted EBITDA is a financial measure used by management that is not defined by U.S. GAAP and may not be comparable to similar measures presented by other companies. See discussion above for a definition of Harvest’s adjusted EBITDA non-GAAP
financial measure and reconciliation to the most directly comparable U.S. GAAP measure.

The Adjusted EBITDA income in fiscal 2020 was $15.3 million, as compared to an Adjusted EBITDA loss of $43.7 million in fiscal 2019. The year-over-year increase of $59.0, or 135%, in the Adjusted EBITDA is primarily attributable to the decrease in net loss before non-controlling
interest year-over-year as discussed in greater detail above
Liquidity and Capital Resources
Working Capital
Harvest uses working capital and cash flow measures to evaluate the performance of its operations and its ability to meet its financial obligations. Harvest defines Working Capital as current assets less current liabilities. The calculation of Working Capital provides additional information and is not defined as a measure of financial performance under GAAP. This measure should not be considered in isolation or as a substitute for any standardized measure under GAAP. This information is intended to provide investors with information about Harvest’s liquidity.
Other companies in Harvest’s industry may calculate this measure differently than Harvest does, limiting its usefulness as a comparative measure.

As of December 31, 2020 and December 31, 2019, Harvest had total current liabilities of $99.1 million and $59.1 million, respectively, and cash and cash equivalents of $78.1 million and $22.7 million, respectively, to meet its current obligations. As of December 31, 2020, Harvest had working capital of $62.3 million, a decrease of $5.5 million as compared to December 31, 2019, driven primarily by a decrease in non-cash
working capital assets (trade receivables and current notes receivable) that were settled in non-cash
transactions, such as business combinations and legal settlements, for non-current
assets during the year ended December 31, 2020.
As of December 31, 2020, cash generated from ongoing operations was not sufficient to fund operations and, in particular, to fund Harvest’s growth strategy in the short-term or long-term. As a result, Harvest raised additional funds from debt and equity financing transactions in 2020. In particular, Harvest improved its working capital by issuing an aggregate of $20.1 million of debt in January 2020 and $59.0 million of Harvest Multiple Voting Shares on March 11, 2020. On October 28, 2020, Harvest completed a bought deal offering in Canada of Harvest Subordinate Voting Shares and warrants to purchase Harvest Subordinate Voting Shares that resulted in aggregate gross proceeds to Harvest of approximately $34.5 million. The primary need for liquidity is to fund working capital requirements of the business, including operational expenses, operationalizing existing licenses, capital expenditures, debt service and acquisitions. The primary source of liquidity has primarily been private and/or public financing transactions and to a lesser extent by cash generated from sales. The ability to fund operations, to make planned capital expenditures, to execute on the growth focused/cultivation facilities development strategy, to make scheduled debt and rent payments and to repay or refinance indebtedness depends on Harvest’s ability to raise funds from debt and/or equity financing and future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors, some of which are beyond Harvest’s control. There can be no assurance that additional financing will be available to Harvest when needed or, if available, that it can be obtained on commercially reasonable terms.
As of December 31, 2020, there have not been meaningful impacts or disruptions to Harvest’s operations as a result of the
COVID-19
pandemic. Harvest continues to assess the impact of
COVID-19
on an ongoing basis.

Cash Flows
Cash flows for the years ended December 31, 2020 and 2019, were as follows:

(in thousands)	For the years ended December 31,
	2020	2019
Net cash provided by (used in):
Operating activities	$(31,549)	$(104,980)
Investing activities	(25,552)	(257,548)
Financing activities	109,013	193,330

Net increase (decrease) in cash and cash equivalents	51,912	(169,198)
Cash, cash equivalents and restricted cash, beginning of period	30,685	199,883

Cash, cash equivalents and restricted cash, end of period	$82,597	$30,685

Operating activities
Net cash used in operating activities for the year ended December 31, 2020 of $31.8 million consisted of $59.8 million net loss, the net add-back
of
non-cash
income statement items totaling $25.7 million and a $2.4 million net change in operating assets and liabilities. Included in the non-cash
items were $22.5 million for share-based compensation, $14.0 million gain on the settlement of contingent consideration, $11.9 million gain on the deconsolidation of the Ohio entities, and $11.3 of depreciation and amortization. The net change in operating assets and liabilities is primarily due to the timing of income tax payments.
Net cash used in operating activities for the year ended December 31, 2019 of $105.0 million consisted of $168.8 net loss, the net add-back
of
non-cash
income statement items totaling $87.4 million and a $23.6 million net change in operating assets and liabilities. Included in the non-cash
items were $31.8 for provision for bad debts and credit losses, $17.7 for share-based compensation, $17.0 million for impairment of fixed and intangible assets and $7.8 million for depreciation and amortization. There was a cash outflow of $12.8 million due to trade receivables settled upon business acquisition. Refer to Note 11 to Harvest’s annual consolidated financial statements.
Investing activities
Net cash used in investing activities for the years ended December 31, 2020 and 2019, was $25.3 million and $257.5 million, respectively. The decrease of $232.3 million in cash used during fiscal 2020 was primarily due to a $108.5 million decrease cash issued in exchange of notes receivable and a $82.8 million decrease in purchases of property, plant and equipment. The remaining year-over-year decrease was driven by decreases in cash used for acquisitions of businesses and intangible licenses as well as an increase in proceeds received from divestments.
Financing activities
Net cash provided by financing activities for the years ended December 31, 2020 and 2019, was $109.0 million and $193.3 million, respectively. The decrease of $84.3 million in cash provided during fiscal 2020 was primarily due to a decrease in proceeds received from convertible and non-convertible
notes payable issued compared to prior year. Proceeds from convertible and non-convertible
notes payable were $110.0 million and $187.8 million, respectively, in 2019 compared to only $40.3 million in proceeds received from the issuance of notes payable in 2020. This year-over-year decrease in proceeds received was partially offset by $84.1 million paid for the extinguishment of debt in 2019 as well as $91.8 million received from private issuances of equity in 2020.
Off-Balance
Sheet Arrangements
As of December 31, 2020, Harvest does not have any
off-balance-sheet
arrangements that have, or are reasonably likely to have, a current or future effect on Harvest’s results of operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.

Transactions with Related Parties
Refer to Note 21 to Harvest’s annual consolidated financial statements.
Bought Deal Financing
On October 28, 2020, Harvest completed a bought deal offering in Canada, pursuant to which it sold an aggregate of 20,354,080 units at a price of C$2.26 (US$1.72) per Harvest 2020 Unit for aggregate gross proceeds to it of C$46.0 million, or US$35.0 million. The Harvest 2020 Offering included the underwriter’s exercise of an Over-Allotment Option Harvest granted them to purchase 2,654,880 Harvest 2020 Units for market stabilization purposes and to cover over- allotments. Each Harvest 2020 Unit consists of one Harvest Subordinate Voting Share and one-half
of one common share purchase warrant. Each Harvest 2020 Warrant shall be exercisable into one Harvest Subordinate Voting Share at an exercise price of C$3.05 per share for a period of 30 months from the closing date. If the daily volume weighted average trading price of the Harvest Subordinate Voting Shares as quoted on the CSE for any 10 consecutive days equals or exceeds C$4.97, Harvest may, upon providing written notice to the holders of the Harvest 2020 Warrants, accelerate the expiry date of the Harvest 2020 Warrants to the date that is 30 days following the date of such written notice.

Harvest paid, as compensation for their services, Eight Capital, Canaccord Genuity Corp., ATB Capital Markets Inc. and Beacon Securities Limited Partners, LLC, the lead underwriters in the Harvest 2020 Offering, a cash commission in the aggregate amount of $2.5 million and issued them 1,119,474 compensation warrants. The compensation warrants are exercisable into one Harvest 2020 Unit at a price of C$2.26 (US$1.72) per Harvest 2020 Unit for a period of 30 months following the closing date of the Harvest 2020 Offering. After deducting underwriting fees of $2.5 million and costs of the Harvest 2020 Offering of $0.1 million, Harvest received net proceeds of the Harvest 2020 Offering of $32.4 million. Harvest expects to use the net proceeds for various corporate purposes including interest payments, capital expenditures, working capital that includes inventory purchases, and general corporate purposes.
Recently Issued Accounting Pronouncements
See Note 3 Harvest’s annual consolidated financial statements included above as part of this Appendix “J” for the impact of recently issued accounting pronouncements on Harvest’s consolidated financial statements.
Critical Accounting Estimates
The preparation of Harvest’s consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that impact the amounts reported in Harvest’s consolidated financial statements and accompanying notes that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and future periods, if the revision affects both current and future periods.
Note 2 to Harvest’s annual consolidated financial statements describes Harvest’s accounting policies. The following discussion should be read in conjunction with Note 2, as it presents uncertainties involved in applying the accounting policies and provides insight into the quality of management’s estimates and variability in the amounts recorded for these critical accounting estimates. Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the financial statements include the following:
Estimated Useful Lives of Property Plant and Equipment
Depreciation of property, plant and equipment is dependent upon estimates of useful lives which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets.
Estimated Useful Lives and Amortization of Intangible Assets
Amortization of intangible assets is recorded on a straight-line basis over their estimated useful lives which do not exceed any contractual periods, if any. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.
Business Combinations
Classification of an acquisition as a business combination or an asset acquisition depends on whether the assets acquired constitute a business, which can be a complex judgment. Whether an acquisition is classified as a business combination or asset acquisition can have a significant impact on the entries made on and after acquisition.

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. Depending on the complexity of tangible assets, liabilities, or identifiable intangible assets being valued, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods. However, the measurement period will last for one year from the acquisition date.
Cannabis Licenses are the primary intangible asset acquired in business combinations as they provide Harvest the ability to operate in each market. However, some Cannabis Licenses are subject to renewal and therefore there is some risk of non-renewal
for several reasons, including operational, regulatory, legal or economic. To appropriately value the licenses, Harvest considers the risk of non-renewal.
The key assumptions used in these cash flow projections include discount rates and terminal growth rates. Of the key assumptions used, the impact of the estimated fair value of the intangible assets have the greatest sensitivity to the estimated discount rate used in the valuation. The terminal growth rate represents the rate at which these businesses will continue to grow into perpetuity. Other significant assumptions include revenue, gross profit, operating expenses and anticipated capital expenditures which are based upon Harvest’s historical operations along with management projections.
Inventory Valuation
Inventory is valued at the lower of cost and net realizable value. The net realizable value of inventories represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory, expected future selling price Harvest expects to realize by selling the inventory and the contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, estimates of shrinkage based on past experience, and net realizable value. The estimates are judgmental in nature and are made at a point in time, using available information, expected business plans and expected market conditions. As a result, the actual amount received on sale could differ from the estimated value of inventory. Periodic reviews are performed on the inventory balance. The impact of changes in inventory reserves is reflected in cost of goods sold.
Investments in Private Holdings
Investments include private company investments which are carried at fair value based on the value of Harvest’s interests in the private companies determined from financial information provided by management of the companies, which may include operating results, subsequent rounds of financing and other appropriate information. Any change in fair value is recognized on the Consolidated Statements of Operations.
Goodwill and Indefinite-lived Intangible Asset Impairment
Goodwill and indefinite life intangible assets are tested for impairment annually, or more frequently when events or circumstances indicate that impairment may have occurred. As part of the impairment evaluation, Harvest may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of the indefinite-lived intangible asset or the reporting unit (for goodwill) is less than its carrying value, a quantitative impairment test to compare the fair value to the carrying value. An impairment charge is recorded if the carrying value exceeds the fair value. The assessment of whether an indication of impairment exists is performed at the end of each reporting period and requires the application of judgment, historical experience, and external and internal sources of information. Determining the amount of an impairment requires valuation of the respective asset or reporting unit using a discounted cash flow method. When available and as appropriate, Harvest uses comparative market multiples to corroborate discounted cash flow results and relies on several factors, including actual operating results, future business plans, economic projections and market data.

Impairments of Long-lived Assets
Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as necessary. Estimating fair value includes several significant assumptions, including future cash flow estimates, determination of appropriate discount rates, and other assumptions that management believed reasonable under the circumstances. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment.
Allowance for credit losses
The allowance for credit losses is based on the Management’s expectation of the collectability of financial instruments carried at amortized cost, including trade and other receivables utilizing the CECL framework. Harvest considers factors such as historical experience, credit quality, age of balances and current and future economic conditions that may affect the its expectation of the collectability in determining the allowance for credit losses.
Stock-Based Compensation and Derivative Warrant Liabilities
The valuation of stock-based compensation and warrants requires management to make estimates regarding the inputs for option pricing models, such as the expected life of the Option, the volatility of Harvest’s stock price, the vesting period of the Option and the risk-free interest rate are used. Actual results could differ from those estimates. The estimates are considered for each new grant of stock options or warrants. And, for warrants or other awards that are liability classified, the estimates are considered for remeasurement at each reporting period.
Fair Value of Financial Instruments
The individual fair values attributed to the different components of a financing transaction, including derivative financial instruments, are determined using valuation techniques. Harvest uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine (a) the values attributed to each component of a transaction at the time of their issuance; (b) the fair value measurements for certain instruments that require subsequent measurement at fair value on a recurring basis; and (c) for disclosing the fair value of financial instruments. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market.
See Note 19 of Harvest’s annual consolidated financial statements included above as part of this Appendix “J” for additional policies and financial information relating to fair value measurements.
Leases
Harvest uses the following policies to evaluate its population of leases:
Determining a lease
: At contract inception, Harvest reviews the facts and circumstances of the arrangement to determine if the contract is or contains a lease. Harvest follows the guidance in Accounting Standards Update
No. 2016-02
“Leases (Topic 842)” to evaluate if:

•	the contract has an identified asset;

•	Harvest has the right to obtain substantially all economic benefits from the asset and

•	Harvest has the right to direct the use of the underlying asset.
When determining if a contract has an identified asset, Harvest considers both explicit and implicit assets, and whether the supplier has the right to substitute the asset. When determining if Harvest has the right to direct the use of an underlying asset, Harvest considers if it has the right to direct how and for what purpose the asset is used throughout the period of use and if it controls the decision-making rights over the asset. At commencement, lease-related assets and liabilities are measured at the present value of future lease payments over the lease term.
Discount rate
: As most of Harvest’s leases do not provide an implicit rate, Harvest exercises judgment in determining the incremental borrowing rate based on the information available at when the lease commences to measure the present value of future payments.
Rent increases or escalation clauses
: Certain leases contain scheduled rent increases or escalation clauses. Harvest assesses each contract individually and applies the appropriate payments based on the terms of the agreement.
Renewal, purchase and termination options
: Harvest’s lease terms may include options to extend or terminate the lease. Harvest exercises judgment to determine the term of those leases when extension or termination options are present and include such options in the calculation of the lease term when it is reasonably certain that it will exercise those options.
Recognizing leases
: Harvest does not recognize leases with a contractual term of less than 12 months or low value leases on its consolidated balance sheets. Lease expense for these leases are expensed on a straight-line basis over the lease term.
Residual value guarantees, restrictions or covenants: Harvest’s lease agreements do not contain residual value guarantees, restrictions or covenants.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Harvest recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Harvest records interest and penalties related to unrecognized tax benefits as part of income tax expense.
During the ordinary course of business, there are many transactions and calculations for which the ultimate tax settlement is uncertain. Under applicable accounting guidance, Harvest is required to evaluate the realizability of Harvest’s deferred tax assets. The realization of Harvest’s deferred tax assets is dependent on future earnings.
Applicable accounting guidance requires that a valuation allowance be recognized when, based on available evidence, it is more likely than not that all or a portion of deferred tax assets will not be realized due to the inability to generate sufficient taxable income in future periods. In circumstances where there is significant negative evidence, establishment of a valuation allowance must be considered. A pattern of sustained profitability is considered significant positive evidence when evaluating a decision to reverse a valuation allowance. Further, in those cases where a pattern of sustained profitability exists, projected future taxable income may also represent positive evidence, to the extent that such projections are determined to be reliable given the current economic environment. Accordingly, Harvest’s assessment of its valuation allowances requires considerable judgment and could have a significant negative or positive impact on its current and future earnings.
Financial Instruments and Financial Risk Management
Harvest’s financial instruments consist of cash and cash equivalents, accounts receivable, member contribution receivable, notes receivable, due from related parties, investments, accounts payable and accrued liabilities, notes payable, derivative liability, liability for acquisition of noncontrolling interest and contingent consideration payable.
Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:
Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2—Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly and
Level 3—Inputs for the asset or liability that are not based on observable market data.
Financial Risk Management
Harvest is exposed in varying degrees to a variety of financial instrument related risks. The Harvest Board mitigates these risks by assessing, monitoring and approving Harvest’s risk management processes.
Credit Risk
Credit risk is the risk of a potential loss to Harvest if a customer or third party to a financial instrument fails to meet its contractual obligations. The maximum credit exposure at December 31, 2020 is the carrying amount of cash and cash equivalents. Harvest does not have significant credit risk with respect to Harvest’s customers. All cash and cash equivalents are placed with major U.S. financial institutions.
Harvest provides credit to its customers in the normal course of business. Harvest has established credit evaluation and monitoring processes to mitigate credit risk but have limited risk as the majority of its sales are transacted with cash.
Liquidity Risk
Liquidity risk is the risk that Harvest will not be able to meet its financial obligations associated with financial liabilities. Harvest manages liquidity risk through the effective management of its capital structure. Harvest’s approach to managing liquidity is to ensure that it will have sufficient liquidity at all times to settle obligations and liabilities when due.
Market Risk
Market risk is the potential economic loss arising from adverse changes in market rates and prices, such as interest rates, foreign exchange rates, raw material and other commodity prices.

MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS
Our Subordinate Voting Shares began trading on the Canadian Securities Exchange under the symbol “TRUL” on September 25, 2018 and began trading on the OTCQX Best Market under the symbol “TCNNF” on September 24, 2018. Any over-the-counter
market quotations from the OTCQX Best Market reflect inter-dealer prices, without retail mark-up,
mark-down or commission and may not necessarily represent actual transactions.
Holders of Subordinate Voting Shares
As of August 1, 2021, we had approximately 185 shareholders of record of our issued and outstanding Subordinate Voting Shares and 26 shareholders of record of our issued and outstanding Multiple Voting Shares.

MANAGEMENT
Executive Officers and Directors
Our executive officers and directors, their positions and their ages as of August 1, 2021 are set forth below:

Name	Age	Position(s)
Executive Officers
Kim Rivers	43	Chair, President and Chief Executive Officer
Alex D’Amico	46	Chief Financial Officer
Eric Powers	52	Chief Legal Officer and Corporate Secretary
Timothy Morey	58	Chief Sales Officer
Kyle Landrum	35	Chief Production Officer

Directors
Giannella Alvarez	61	Director
Thad Beshears	47	Director
Peter Healy	69	Director
Richard May	44	Director
Thomas Millner	67	Director
Jane Morreau.	62	Director
Susan Thronson	60	Director
Executive Officers
Kim Rivers
has served as the Chair of the board of directors and as President and Chief Executive Officer since 2015. Ms. Rivers received her Bachelor’s degree in Multinational Business and Political Science from Florida State University and her Juris Doctorate from the University of Florida. Ms. Rivers is a member of the Georgia Bar Association and she spent several years in private practice as a lawyer where she specialized in mergers, acquisitions, and securities for multi-million dollar companies. For over a decade, Ms. Rivers has run numerous successful businesses from real estate to finance, including as Principal of Inkbridge LLC, an investment firm, since 2011. We believe Ms. Rivers is qualified to serve on our board of directors due to her service as our President and Chief Executive Officer and her substantial experience in the cannabis industry.
Alex D’Amico
has served as our Chief Financial Officer since 2020. Mr. D’Amico brings over 20 years of accounting and finance experience in technology, healthcare, entertainment and advertising. He has held several senior finance and executive roles at companies such as Cognizant, where he served as Finance Director from 2015 to 2018, and Telaria, where he served as Vice President of Finance and Controller from 2018 to 2020. Prior to such roles, Mr. D’Amico also held senior finance and executive roles at public companies Quest Diagnostics and Synvista Therapeutics. Mr. D’Amico is a growth-oriented business leader with a unique ability to scale an organization cross-functionally while operating in a public landscape. He has an extensive history of assembling high-powered teams and driving toward strategic initiatives. Mr. D’Amico was a Summa Cum Laude graduate of Rutgers University, where he received his Bachelor of Science degree in Accounting, and is a member of the American Institute of Certified Public Accountants, New Jersey Society of Certified Public Accountants and Financial Executives International.
Eric Powers
has served as our Chief Legal Officer (General Counsel until March 2021) and Corporate Secretary since 2019. Prior to joining Trulieve, Mr. Powers spent 13 years, from 2005 to 2018, as an in-house
attorney for Crawford & Company, a publicly-traded insurance services firm, where he served in numerous roles within the legal department, most recently as Vice President and Corporate Secretary. Mr. Powers was in private practice for over 10 years with the law firms of Troutman Sanders, from 2000 to 2005, and Capell & Howard, from 1994 to 2000, specializing in corporate and tax law. Overall, Mr. Powers brings more than 25 years of legal experience to Trulieve, with a broad background in corporate law. Mr. Powers holds a J.D. from The University of Alabama Law School and a B.A. from Auburn University. Mr. Powers also received his LLM in Taxation from New York University.
Timothy Morey
has served as our Chief Sales Officer since 2019, and previously as our Director of Retail in 2019. Mr. Morey has over 15 years of retail sector experience, with a focus on operational best practices and leveraging technology to enhance consumer engagements. Most recently, Mr. Morey served as Senior Director of Store Operations for Finish Line from October 2013 to September 2018, overseeing more than 900 stores and 45 district sales managers. Mr. Morey is a resident of Tallahassee, Florida and holds an associate degree, applied science, from Snow College, Utah.

Kyle Landrum
has served as our Chief Production Officer since 2019, after being promoted from his position as Cultivation Manager, a position he served in since 2017. As our Chief Production Officer, Mr. Landrum oversees all aspects of our cultivation and processing. Mr. Landrum graduated from the University of Florida with a Bachelor of Science degree in Agriculture Economics and a master’s degree in Agricultural Education. Mr. Landrum has demonstrated dedicated leadership experience in the franchise restaurant industry. Before joining Trulieve, Mr. Landrum spent six years, from 2011 to 2017, at Rib, Inc., most recently serving as the Director of Operations, where he managed a team of nearly 200. Cumulatively, Mr. Landrum has over 14 years of experience in management of multi-site operations.
Directors
Giannella Alvarez
has served as a member of our board of directors since 2021. Ms. Alvarez has experience in strategic planning, branding, innovation, consumer insights, technology, and scaling businesses. She was the Chief Executive Officer of Beanitos, Inc., a privately held snack food company from January 2018 until December 2019. Prior to that she was the Chief Executive Officer of Harmless Harvest, Inc., a privately held organic food and beverage company from 2015 until January 2018. Prior to joining Harmless Harvest, Ms. Alvarez held a number of increasingly senior positions in marketing, innovation and general management with Del Monte Corporation, Barilla S.p.A., The Coca Cola Company, Kimberly-Clark Corporation and Procter & Gamble. Ms. Alvarez currently serves as a director of Domtar Corporation, Ruth’s Chris Hospitality Group and Driscoll’s. We believe Ms. Alvarez is qualified to serve on our board of directors due to her broad global experience with customer relations, franchising, international operations, corporate governance and ESG, as well as her executive leadership skills.
Thad Beshears
has served as a member of our board of directors since 2015. Mr. Beshears is the
Co-Owner
and Chief Operating Officer of Simpson Nurseries LAA and has served as its President since 2015. He is responsible for all sales operations, production, and inventory tracking for the operation. Mr. Beshears is also the President and owner of Simpson Nurseries of Tennessee since 2013, where he develops and implements the company’s strategic vision while monitoring the market for opportunities for growth and expansion. Mr. Beshears is a founding member of Trulieve. We believe Mr. Beshears is qualified to serve on our board of directors due to his agricultural and cannabis industry experience.
Peter Healy
has served as a member of our board of directors since 2019 and has served as lead independent director since 2021. An accomplished legal counsel with more than 30 years of experience, Mr. Healy manages a broad-based corporate practice, advising companies on a range of issues, including corporate governance, capital markets, mergers and acquisitions and private equity. His diverse clientele includes both public companies, private equity firms and major investment banking firms in a range of industries, including finance, technology, healthcare, biotechnology, real estate, consumer products, among others. He is currently a Partner at McDermott Will & Emery LLP. He previously was a Partner and Of Counsel at O’Melveny & Myers LLP from 1989 and March of 2020. He holds a Bachelor of Science degree in economics from Santa Clara University, an MBA degree (with distinction) from Cornell University and a JD degree from University of California Hastings. We believe Mr. Healy is qualified to serve on our board of directors due to his experience representing public and private companies in a wide variety of industries.
Richard May
has served as a member of our board of directors since 2017. Mr. May is the President and co-owner
of May Nursery, Inc., and has been with May Nursery, Inc. since 2002. He has sat on several agricultural industry and community boards, including as director and chairman of the Gadsden County Chamber of Commerce from 2010 to 2016, as the treasurer and trustee of the Robert F. Munroe Day School from 2012 to 2018 and as a director and president of the Southern Nursery Association from 2010 to 2016. Mr. May graduated from Auburn University with Bachelor of Science degrees in Agricultural Economics and Horticulture. He is a graduate of the Wedgeworth Leadership Institute for Agriculture and Natural Resources from the University of Florida, and a graduate of the Executive Academy for Growth and Leadership from Texas A&M. Mr. May is a founding member of Trulieve. We believe Mr. May is qualified to serve on our board of directors due to his agricultural and cannabis industry expertise.
Thomas Millner
has served as a member of our board of directors since 2020. Mr. Millner brings a combination of executive leadership, merchandising and multichannel operational skills, and a strong philanthropic background to Trulieve. Mr. Millner, who has been retired since 2017, was formerly the CEO of Cabela’s, a direct marketer and specialty retailer of outdoor recreation merchandise, from 2009 to 2017. Prior to Cabela’s, Mr. Millner was president and CEO of North Carolina’s Remington Arms Company from 1994 to 2009, an American manufacturer of firearms and ammunition. Since 2014, Mr. Millner has served as a director and the chair of the audit committee of Best Buy, a multinational consumer electronics retailer. Mr. Millner previously served as a director and chair of the audit committee of Stanley Furniture, a furniture manufacturer and retailer from 2001 to 2008, as a director of Total Wine & More, a large, family-owned, privately held American alcohol retailer from 2015 to 2019 and as a director of Menards, a privately held home improvement company, from 2017 to 2019.
We believe Mr. Millner is qualified to serve on our board of directors due to his service as an officer and director of large multi-state corporations in the United States.
Jane Morreau
has served as a member of our board of directors since 2021. Ms. Morreau is a seasoned global finance executive with a broad skillset and expertise that also includes supply chain management, manufacturing operations, information technology, retail operations, mergers and acquisitions and corporate strategy. Ms. Morreau is currently employed as the Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a position she has held since 2014. She joined Brown-Forman, the largest American-owned and publicly traded spirits and wine company with a global reach, in 1991, and has held various senior management and executive leadership finance and operational roles during her
30-year
career. She holds a Bachelor of Science degree in accounting (with high honors) and an MBA degree, both from the University of Louisville and is a Certified Public Accountant. We believe Ms. Morreau is qualified to serve on our board of directors due to her significant corporate finance experience, qualifications, and overall skills.
Susan Thronson
has served as a member of our board of directors since 2020. Ms. Thronson is an experienced independent director with global digital, ecommerce and loyalty marketing experience. Ms. Thronson held various operational roles at Marriott International from 1989 to 2005, and was Senior Vice President of Global Marketing for Marriott International from 2005 to 2013, leading Marriott’s worldwide integrated marketing strategy and execution for its 15 hotel brands. Since 2013, Ms. Thronson has been self-employed as a management consultant. Ms. Thronson formerly served as a director of Angie’s List from 2012 to 2017, an internet service company, and SONIC
Drive-In
from 2015 to 2018, an operator of an American
drive-in
fast-food restaurant chain based in Oklahoma City, Oklahoma. She has maintained a National Association of Corporate Directors Governance Fellow credential since 2015 and holds a Bachelor of Arts in Journalism from the University of Nevada, Reno. We believe Ms. Thronson is qualified to serve on our board of directors due to her service in the hospitality industry and on the board of directors of corporations with operations across the United States.
Board Composition
Our Articles of Incorporation, as amended to date, which we refer to as our Articles, provide for a minimum of one director and a maximum of 10 directors. Our shareholders have authorized the board of directors, by resolution, to determine the number of directors within the minimum and maximum number of directors set out in our Articles. Each director holds office until the close of the next annual general meeting of shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated. The board of directors currently consists of eight directors. Our business and affairs are managed by or under the direction of the board of directors. Pursuant to the Trulieve Corporate Governance Guidelines, or Guidelines,
and a mandate from our board of directors, or Board Mandate, the board of directors may establish one or more committees of the board of directors, however designated, and delegate to any such committee the full power of the board of directors, to the fullest extent permitted by law.
We are not currently subject to listing requirements of any national securities exchange that has requirements that a majority of the board of directors be “independent.” All but one of the eight directors are considered to be independent under the CSA Guidelines and in accordance with National Instrument
52-110—
Audit Committees
, or
NI
52-110.
Under NI
52-110,
an independent director is one who is free from any direct or indirect relationship which could, in the view of the board of directors, be reasonably expected to interfere with such director’s exercise of independent judgment. Our independent directors are Giannella Alvarez, Thad Beshears, Peter Healy, Richard May, Thomas Milner, Jane Morreau and Susan Thronson. George Hackney and Michael O’Donnell previously served as independent directors until our annual shareholders meeting on June 10, 2021. Ms. Rivers is not independent, given that she is our President and Chief Executive Officer.
The board of directors holds regularly scheduled meetings and at such meetings our independent directors meet in executive session. The board of directors has not appointed a lead independent director; instead the presiding director for each executive session is rotated among the chairs of our committees.
The board of directors held 12 meetings and took 7 actions by unanimous written consent during the year ended December 31, 2020. In 2020, each person serving as a director attended at least 75% of the total number of meetings of our board of directors and any committee on which he or she served.
Our directors are expected to attend our Annual Meeting of Shareholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the board of directors in advance of the Annual Meeting. All of our directors attended the annual meeting in 2020.
Board Committees
At present, the board of directors has three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The charters for our committees set forth the scope of the responsibilities of that committee. The board of directors will assess the effectiveness and contribution of each committee on an annual basis. The charters for our committees were adopted by the board of directors in October 2018.
Audit Committee.
In October 2018
,
the board of directors established an audit committee, or Audit Committee. The Audit Committee is currently comprised of four members: Thomas Millner (Chair), Peter Healy, Jane Morreau and Susan Thronson. Each of the members of the Audit Committee meets the independence requirements pursuant to NI
52-110
and each is financially literate within the meaning of NI
52-110.
The Audit Committee operates pursuant to a written charter. The principal duties and responsibilities of the Audit Committee are to assist the board of directors in discharging the oversight of:

•	the integrity of our consolidated financial statements and accounting and financial processes and the audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	our external auditors’ qualifications and independence;

•	the work and performance of our financial management and our external auditors; and

•
our system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance, and risk management established by management and the board of directors.

In fulfilling its responsibilities, the Audit Committee meets regularly with our auditor and key management members.
The Audit Committee has access to all of our books, records, facilities and personnel and may request any information as it may deem appropriate. It also has the authority to retain and compensate special legal, accounting, financial and other consultants or advisors to advise the Audit Committee. The Audit Committee is responsible for the pre-approval
of all
non-audit
services to be provided by our auditors.
Compensation Committee
In October 2018, the board of directors also established a compensation committee, or Compensation Committee. The Compensation Committee is currently comprised of four members: Susan Thronson (Chair), Peter Healy, Richard May and Thad Beshears. All of the members of the Compensation Committee are independent for purposes of NI
58-101.
A director is considered independent for the purposes of NI
58-101
if he or she has no direct or indirect “material relationship” with the issuer, where “material relationship” is defined as a relationship that could, in the view of the issuer’s board of directors, be reasonably expected to interfere with the exercise of a member’s independent judgement.
The Compensation Committee operates pursuant to a written charter. The principal duties and responsibilities of the Compensation Committee are to assist the board of directors in discharging its oversight of:

•	executive and director compensation;

•	executive compensation disclosure;

•	management development and succession;

•	administering the Company’s equity plans, and any other restricted share unit plan or deferred share unit plan that may be in effect from time to time, in accordance with the terms of such plans; and

•	any additional matters delegated to the Compensation Committee by the board of directors.
Nominating and Corporate Governance Committee
In October 2018, the board of directors also established a nominating and corporate governance committee, or Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently comprised of five members: Peter Healy (chair), Giannella Alvarez, Thad Beshears, Thomas Millner and Kim Rivers. All of the members of the Nominating and Corporate Governance Committee other than Ms. Rivers are independent for purposes of NI
58-101.
The Nominating and Corporate Governance Committee operates pursuant to a written charter. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are to assist the board of directors in discharging its oversight of:

•	corporate governance policies and practices;

•	corporate governance disclosure;

•	the identification of individuals qualified to become new board of directors members and the recommendation of nominees to the board of directors;

•	the review and, if appropriate, approval of all related-party transactions;

•	the review and assessment of the independence of each of the directors;

•	the review of our orientation and continuing education programs for our directors; and

•	any additional matters delegated to the Nominating and Corporate Governance Committee by the board of directors.
The Nominating and Corporate Governance Committee will consider all qualified director candidates identified by various sources, including members of the board of directors, management and shareholders. Candidates for directors recommended by shareholders will be given the same consideration as those identified from other sources. The Nominating and Corporate Governance Committee is responsible for reviewing each candidate’s biographical information, meeting with each candidate and assessing each candidate’s independence, skills and expertise based on a number of factors. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors.
Board Oversight of Enterprise Risk
One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee and instead administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements.
Board Leadership
The position of Chair of the board of directors, is currently held by Kim Rivers, our President and Chief Executive Officer. As Chair, President and Chief Executive Officer, Ms. Rivers focuses on the day-to-day
operation of the business, our overall leadership and strategic direction, guidance of senior management and leadership of the board of directors. In 2021, to optimize the effectiveness and independence of the board of directors, the board of directors adopted a Lead Director Charter pursuant to which, in circumstances where the Chair of the board of directors is not independent, the independent directors will appoint an independent lead director. Peter Healy was appointed as Lead Director in May 2021. The duties of the Lead Director include, but are not limited to: (i) presiding at meetings or “executive sessions” of the independent directors; (ii) presiding at meetings of the board of directors in the absence of the Chair or upon the request of the Chair; (iii) calling meetings of the independent directors, as appropriate; (iv) serving as a liaison to facilitate communications between other members of the board of directors, the Chair and the CEO, without inhibiting direct communications between and among such persons; (v) advising and consulting with the Chair and the CEO on, and approving, board and committee meeting schedules and agenda items; (vi) advising and consulting with the Chair and the CEO on the general scope and type of information to be provided in advance and/or to be presented at Board meetings; (vii) in coordination with the Chair and the CEO, serving as a liaison to shareholders who request direct communications and consultation with the Board; (viii) consulting with inside and outside counsel and other advisors as he or she deems appropriate in fulfilling the Lead Director role; (ix) collaborating with the Compensation Committee regarding the annual performance evaluation of the CEO; and (x) collaborating with the Nominating and Corporate Governance Committee on matters related to Board effectiveness and independence including the performance and structure of the Board and its committees, and the performance of individual directors.
Corporate Governance Principles and Code of Ethics
The board of directors is committed to sound corporate governance principles and practices. The board of directors’ core principles of corporate governance are set forth in the Guidelines, which were adopted by the board of directors in October 2018. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, the board of directors also adopted a Code of Business Conduct and Ethics, which we refer to as our Code of Ethics, which is applicable to all directors, officers and employees. A copy of the Code of Ethics and the Guidelines are available on our corporate website at https://investors.trulieve.com/. You also may obtain a printed copy of the Code of Ethics and Principles by sending a written request to: Investor Relations, Trulieve Cannabis Corp 6749 Ben Bostic Road, Quincy, Florida, 32351.

Compensation Committee Interlocks and Insider Participation
During 2020, our Compensation Committee members were Richard May (Chair), Michael O’Donnell and Thad Beshears, none of whom currently is, or formerly was, an officer or employee of Trulieve. None of our executive officers served as a member of the board of directors or Compensation Committee of any other company that had one or more executive officers serving as a member of our board of directors or Compensation Committee.
Director Compensation
During 2019, we did not pay any compensation to our directors for their service as directors. Beginning in 2020, our board of directors approved the payment of compensation to its non-employee
directors in the form of an annual retainer and stock option-based awards. Each non-employee
director is paid an annual retainer of $36,000, provided any non-employee
chairman of the board of directors is paid a $75,000 annual retainer. The chairs of the Compensation Committee and the Nominating and Corporate Governance Committee are paid an additional $8,000 annual retainer. The chair of the Audit Committee is paid an additional $12,000 annual retainer.
Non-employee,
founder directors receive annual stock option awards valued at $120,000.
Non-employee,
non-founder
directors receive annual stock option awards valued at $150,000. Directors are reimbursed for any out-of-pocket
travel expenses incurred in order to attend meetings of the board of directors, committees of the board of directors or meetings of our shareholders.
The following table sets forth information regarding compensation awarded to, earned by or paid to our non-employee
directors in connection with their service for the year ended December 31, 2020. Messrs. Hackney and O’Donnell’s terms concluded and Ms. Alvarez and Ms. Morreau were elected to the board of directors on June 10, 2021. We do not pay any compensation to our President and Chief Executive Officer, who is also the Chair of the board of directors, in connection with her service on our board of directors. See “Executive Compensation” for a discussion of the compensation of Ms. Rivers.

Name	Fees earned or paid in cash ($)(1)	Option awards ($)(2)	Total ($)
Thad Beshears	$36,000	$114,265	$150,265
George Hackney	$36,000	$114,265	$150,265
Peter Healy	$44,000	$142,832	$186,832
Richard May	$36,000	$114,265	$150,265
Thomas Millner	$48,000	$157,527	$205,527
Michael J. O’Donnell, Sr.	$36,000	$114,265	$150,265
Susan Thronson	$44,000	$157,527	$201,527

(1)	Represents amount earned or paid for service as a director during fiscal year 2020.
(2)	Represents the grant date fair value of option awards granted in fiscal year 2020 in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation.
The table below shows the aggregate number of option awards held as of December 31, 2020 by each of our current non-employee
directors who was serving as of that date.

Name	Number of Subordinate Voting Shares Underlying Options Outstanding at December 31, 2020
Thad Beshears	36,787
Peter Healy	45,984
Richard May	36,787
Thomas Millner	48,292
Susan Thronson	48,292

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program offered to our named executive officers, or NEOs, identified below. For 2020, our NEOs were:

•	Kim Rivers, our President and Chief Executive Officer

•	Alex D’Amico, our Chief Financial Officer; and

•	Eric Powers, our Chief Legal Officer
We are an “emerging growth company,” as that term is used in the JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.
Summary Compensation Table
The following table provides information regarding compensation earned by our President and Chief Executive Officer and our two most highly compensated executive officers other than our principal executive officer who served during 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option awards ($)	Non-equity incentive plan compensation ($)(1)	All other compensation ($)(2)	Total ($)
Kim Rivers(3)	2020	323,958	—	499,914	200,000	16,354	1,040,226
President and Chief Executive Officer	2019	290,845	—	—	150,000	2,905	443,750

Alex D’Amico(4)	2020	162,500	145,000	420,072	75,000	11,435	814,007
Chief Financial Officer	2019	—	—	—	—	—	—

Eric Powers(5)	2020	200,000	15,000	228,532	40,000	27,444	510,976
Chief Legal Officer	2019	161,636	—	—	30,000	2,828	194,464

(1)
2020
non-equity
incentive plan compensation includes estimated fourth quarter performance bonuses of $25,000 for Mr. D’Amico and $10,000 for Mr. Powers, which represent the maximum anticipated performance bonus amounts for the fourth quarter under the terms of their respective employment agreements.

(2)	Includes employer paid portion of premiums for health, dental and vision insurance.
(3)	Ms. Rivers was appointed President and Chief Executive Officer of the Company in September, 2018 upon completion of the Transaction.
(4)	Mr. D’Amico was appointed Chief Financial Officer of the Company in June 2020.
(5)	Mr. Powers was appointed General Counsel of the Company in February 2019 and was appointed Chief Legal Officer in March 2021.
Narrative Disclosure to Summary Compensation Table
We review compensation annually for all of our employees, including our NEOs. In setting executive base salaries and bonuses, we considered compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our shareholders, and a long-term commitment to us.
Our board of directors has historically determined our executives’ compensation, based upon discussions with management and its discretion. We have begun a review of our executive compensation program, including the function and design of our equity incentive programs, and the identification of an appropriate peer group of companies for purposes of benchmarking the competitiveness of our executive compensation. Our board of directors will evaluate the need for revisions to our executive compensation program to ensure that our program is competitive with the companies with which we compete for executive talent and that it is appropriate for a public company.
Compensation Components
The executive compensation program during the fiscal year ended December 31, 2020 consisted of three principal components: (i) base salaries; (ii) cash bonuses; and (iii) stock options.
Base Salaries
Base salaries are intended to provide an appropriate level of fixed compensation that will assist in employee retention and recruitment. Base salaries will be determined on an individual basis, taking into consideration the past, current and potential contribution to our success, the position and responsibilities of the NEOs and competitive industry pay practices for other high growth, premium brand companies of similarly sized companies in the industry.
Incentive Compensation and Benefits
Bonuses are awarded based on qualitative and quantitative performance standards and reward performance of each NEO individually. The determination of an NEO’s performance may vary from year to year depending on economic conditions and conditions in the industry in which we operate and may be based on measures such as revenue and other operational targets such as dispensaries opened and square footage of canopy space, metrics the Compensation Committee and management believe to provide proper incentives for achieving long-term shareholder value for us at this time. The Compensation Committee and the board of directors retain full discretion over performance evaluation and the amount of any bonuses to be paid to NEOs. For the covered periods, the Compensation Committee authorized Ms. Rivers to set quarterly performance objectives for the NEOs (other than herself) and to determine, in her discretion, the level of achievement with respect to such objectives. The Compensation Committee set annual performance objectives for Ms. Rivers and determined, in its discretion, the level of achievement with respect to such objectives.
Equity-Based Compensation
The long-term component of compensation for executive officers, including the NEOs, is currently based on stock options. This component of compensation is intended to reinforce management’s commitment to long-term improvements in our performance.
The board of directors believes that incentive compensation in the form of stock option grants which vest over time is beneficial and necessary to attract and retain both senior executives and managerial talent at other levels. Furthermore, the board of directors believes stock option grants are an effective long-term incentive vehicle because they are directly tied to share price over a longer period, up to 10 years, and motivate executives to deliver sustained long-term performance and increase shareholder value, and have a time horizon that aligns with long-term corporate goals.
In connection with the Transaction, we adopted the Schyan Exploration Inc. Stock Option Plan. The 2021 Omnibus Incentive Plan, or 2021 Plan, was adopted at our June 2021 annual meeting of shareholders. The 2021 Plan reserves 4,000,000 shares of Subordinate Voting Shares for issuance thereunder and replaced the Schyan Exploration Inc. Stock Option Plan, or Prior Plan. Pursuant to the 2021 Plan, we may grant equity-based compensation in the form of stock options, or Options, to eligible participants, as more fully described below.
The purpose of the 2021 Plan is to enable us and certain of our subsidiaries to obtain and retain services of the eligible participants, which is essential to our long-term success. The granting of Options is intended to promote our long-term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of our business. Moreover, the 2021 Plan aims to align the interests of eligible participants with those of our shareholders through opportunities for increased equity-based ownership. For additional details on the 2021 Plan, see “
Equity Compensation Plans
”.
Restrictions on Hedging
Our Insider Trading and Reporting Policy prohibits our officers (including the NEOs), directors and employees from buying or selling financial instruments that are designed to hedge or offset a decrease in market value of our equity securities granted as compensation or held, directly or indirectly, by such individuals.
Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding stock options held by our NEOs as of December 31, 2020.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option issuance date	Option expiration date
Kim Rivers(1)	64,377	96,567	(2)	$11.52	1/3/2020	1/3/2025
Alex D’Amico	51,511	77,260	(2)	$12.50	6/1/2020	6/1/2025
Eric Powers	62,538	73,574	(2)	$11.52	1/3/2020	1/3/2025

(1)
Excludes warrants to purchase 2,811,159 Subordinate Voting Shares issued to Ms. Rivers in connection with the closing of the Transaction. The warrants have an exercise price of C$6.00 and are fully vested and exercisable at any time until September 21, 2021.

(2)
15% of the Subordinate Voting Shares underlying the option were vested on the date of grant and an additional 25% of the Subordinate Voting Shares underlying the option vested on December 31, 2020. The remaining 60% of the Subordinate Voting Shares underlying the option will vest on December 31, 2021.

Employment Agreements, Severance and Change in Control Arrangements
We have entered into employment agreements with the NEOs listed below. The agreements generally provide for at-will
employment and set forth the NEO’s initial base salary and eligibility for employee benefits. In addition, each of our NEOs is subject to confidentiality obligations and has agreed to assign to us any inventions developed during the term of their employment.
Agreement with Ms. Rivers
We do not have an employment agreement with Ms. Rivers.
Agreement with Mr. D’Amico
In June 2020, we entered into an employment agreement with Mr. D’Amico. The employment agreement provides for, among other things, an initial base salary of $300,000 annually and a bonus of up to $100,000. Mr. D’Amico is also eligible, subject to approval by our board of directors, for annual grants under the Plan of up to $400,000 in value, with 50% of any such annual grant payable as a threshold amount and the remaining 50% payable upon the same terms as awards granted to the other members of our executive management team. The employment agreement includes standard noncompetition, nonsolicitation and nondisclosure covenants. In the event Mr. D’Amico’s employment is terminated without cause (whether or not in connection with a change in control), Mr. D’Amico is entitled to a severance payment equal to twelve months of his base salary. In addition, upon a change in control, whether or not Mr. D’Amico employment is terminated, any outstanding option award shall vest in full.

Agreement with Mr. Powers
In February 2019, we entered into an employment agreement with Mr. Powers. The employment agreement provides for, among other things, an initial base salary of $200,000 annually and a bonus of up to 20% of base salary annually. The employment agreement also includes standard noncompetition, nonsolicitation and nondisclosure covenants. In the event Mr. Powers’ employment is terminated without cause (whether or not in connection with a change in control), Mr. Powers is entitled to a severance payment equal to six months of his base salary. In addition, upon a change in control, whether or not Mr. Powers’ employment is terminated, any outstanding option award shall vest in full.
Equity Compensation Plans
The 2021 Plan was adopted at the June 2021 annual meeting of shareholders. The 2021 Plan to reserves 4,000,000 shares of Subordinate Voting Shares for issuance thereunder and replaced the Prior Plan. Any awards previously granted under the Prior Plan, including equity awards granted in the first quarter of 2021 for performance in 2020, will remain subject to the terms of the Prior Plan. No further grants of awards shall be made under the Prior Plan. The 2021 Plan allows us to maintain equity awards as an important component of our compensation program and to continue to align the interests of our employees, officers, and non-employee directors with
those of our shareholders. The material terms of the 2021 Plan are described below.
Administration
. The 2021 Plan will be administered by the Compensation Committee. The Compensation Committee may, among other things, select eligible individuals to receive awards, determine award types and terms and conditions of awards, and interpret the 2021 Plan’s provisions. The full Board selects the Compensation Committee members. The Compensation Committee has the authority to delegate to one or more of its members or to one or more officers its administrative duties under the 2021 Plan to the extent permitted by applicable law.
Eligibility
. Awards may be made under the 2021 Plan
to employees, non-employee directors, consultants,
advisors and other independent contractors (who are natural persons) of the Company and its subsidiaries. Upon shareholder approval, all of the employees, non-employee directors and
other service providers of the Company and its subsidiaries would be eligible to be selected by the Compensation Committee as grantees of awards under the 2021 Plan. As of December 31, 2020, the Company and its subsidiaries employed approximately 5,000 employees and had seven non-employee directors.
Amendment or Termination of the 2021 Plan
. The board of directors may terminate the 2021 Plan at any time for any reason. The 2021 Plan is scheduled to terminate ten years after its effective date. The board of directors may also amend the 2021 Plan. Amendments are to be submitted to shareholders for approval to the extent required by applicable laws, rules or regulations. Generally, no award of options or stock appreciation rights may be repriced, replaced or re-granted through cancellation
without the approval of shareholders. In addition, except under limited circumstances (such as to comply with applicable law), without the written consent of the holder, no amendment or termination of the 2021 Plan may materially and adversely modify the holder’s rights under the terms and conditions of an outstanding award.
Authorized Shares Available for Awards Under the 2021 Plan
. The 2021 Plan authorizes the grant of awards with respect to an aggregate of 4,000,000 Subordinate Voting Shares, all of which may be issued pursuant to “incentive stock options” described below. In addition, any Subordinate Voting Shares subject to an award under the 2021 Plan that expires, terminates or is forfeited pursuant to the terms of the 2021 Plan, is settled in cash in lieu of shares, or is exchanged for an award not involving shares, will again be available for award under the 2021 Plan. The 2021 Plan permits “liberal share recycling”, which means that we may add back to the 2021 Plan’s share reserve any Subordinate Voting Shares (i) tendered or withheld to pay the exercise price of a stock option, (ii) tendered or withheld to pay withholding tax, (iii) that are not issued in connection with a stock-settled stock appreciation right, or (iv) repurchased on the open market with proceeds from the exercise of a stock option. If an award provides a range of potential share payouts, the 2021 Plan’s share reserve will be reduced by the maximum number of Subordinate Voting Shares that may be paid under such an award. Any Subordinate Voting Shares subject to an award that is granted upon the assumption or in substitution of any outstanding awards of an acquired company will not be counted against the 2021 Plan’s share reserve.
Options
. The 2021 Plan permits the granting of stock options. Each stock option grant provides the option holder with the right to purchase a specified number of Subordinate Voting Shares at a fixed exercise price. These stock options may be intended to qualify as incentive stock options under the Internal Revenue Code, or may be issued as non-qualifying stock options.
The exercise price of a stock option must equal or exceed 100% of the fair market value of our Subordinate Voting Shares on the grant date. The fair market value is generally determined as the closing price of the Subordinate Voting Shares on the date of grant. An exception to this requirement is made for options that we grant in substitution for options held by employees of companies that we acquire. In that case, the exercise price may be appropriately adjusted to preserve the economic value of those employees’ stock options from his or her prior employer. In the case of a shareholder who would become a 10% shareholder immediately after the receipt of an incentive stock option, the exercise price of such incentive stock option may not be less than 110% of the fair market value of our Subordinate Voting Shares on the grant date and the expiration of such stock option may not be later than 5 years.
The Compensation Committee determines the term of stock options at the time of grant, which term may not exceed ten years from the grant date. The Compensation Committee also determines at what time or times each option may be exercised.
Upon exercise, optionees may satisfy their exercise price obligation by any method approved by the Compensation Committee, including by cash or its equivalent, by tendering Subordinate Voting Shares, by means of a broker-assisted cashless exercise, or by withholding of shares otherwise issuable upon exercise of the option that have an aggregate fair market value equal to the exercise price.
Stock Appreciation Rights
. The 2021 Plan permits the granting of stock appreciation rights. A stock appreciation right entitles the grantee to receive, upon exercise thereof, an amount equal to (i) the excess of the fair market value of one Subordinate Voting Share on the date of exercise over the applicable grant price, multiplied by (ii) the number of Subordinate Voting Shares with respect to which the stock appreciation right is being exercised, and such amount may be paid in cash, shares or a combination thereof as provided under the applicable award agreement. The grant price of a stock appreciation right must equal or exceed 100% of the fair market value of our Subordinate Voting Shares on the grant date. The fair market value is generally determined as the closing price of the Subordinate Voting Shares on the date of grant. An exception to this requirement is made for stock appreciation rights that we grant in substitution for stock appreciation rights held by employees of companies that we acquire. In that case, the grant price may be appropriately adjusted to preserve the economic value of those employees’ stock appreciation rights from his or her prior employer.
The Compensation Committee determines the term of a stock appreciation right at the time of grant, which term may not exceed ten years from the grant date. The Compensation Committee also determines at what time or times each stock appreciation right may be exercised. The holders have no voting rights with respect to the stock appreciation rights (or the shares subject thereto) prior to the issuance of shares upon exercise of the stock appreciation rights.
Restricted Stock
. The 2021 Plan permits the granting of restricted stock upon such terms as the Compensation Committee may establish. The participants may be required to pay a purchase price for each share of restricted stock granted. The award agreement will specify the period of restriction, vesting conditions and voting rights as the Compensation Committee determines. The award agreement will also specify the terms of any right to dividends declared on the restricted shares, subject to the same vesting conditions as applicable to the underlying award, as determined by the Compensation Committee.
Restricted Stock Units
. The 2021 Plan permits the granting of restricted stock units upon such terms as the Compensation Committee may establish. Each restricted stock unit represents a promise to deliver a single Subordinate Voting Share of the Company (or the value thereof) based upon the completion of service over the applicable restriction period. The award agreement will specify the period of restriction and vesting conditions as the Compensation Committee determines. Any vested restricted stock units will be settled in the form of shares, cash or a combination thereof as provided in the applicable award agreement. The holders have no voting rights with respect to the restricted stock units (or the shares subject thereto) prior to the issuance of shares in settlement of the restricted stock units.
Performance Shares
. The 2021 Plan permits the granting of performance shares upon such terms as the Compensation Committee may establish. The participants may be required to pay a purchase price for each performance share granted. The award agreement will specify the applicable performance goals, performance period and voting rights as the Compensation Committee determines.
Performance Share Units
. The 2021 Plan permits the granting of performance share units upon such terms as the Compensation Committee may establish. Each performance share unit represents a promise to deliver a single Subordinate Voting Share of the Company (or the value thereof) based upon the achievement of certain performance goals over the applicable performance period, as specified in the applicable award agreement. The Compensation Committee will determine the applicable performance goals and performance period for each award of performance share units. Any earned performance share units will be settled in the form of shares, cash or a combination thereof as provided in the applicable award agreement. The holders have no voting rights with respect to the performance share units (or the shares subject thereto) prior to the issuance of shares in settlement of the performance share units.

Performance Units
. The 2021 Plan permits the granting of performance units upon such terms as the Compensation Committee may establish. Each performance unit has an initial notional value equal to a dollar amount determined by the Compensation Committee. The Compensation Committee will also determine the applicable performance goals and performance period. Any earned performance units will be settled in the form of shares, cash or a combination thereof as provided in the applicable award agreement.
Other Awards
. The Committee may grant other stock-based awards and cash-based awards, subject to the terms and conditions as the Compensation Committee determines are appropriate, which may include, without limitation, the grant of deferred shares, shares or cash based on attainment of performance or other goals established by the Committee, or shares in lieu of cash under other incentive or bonus programs, or dividend equivalents based on the dividends actually declared and paid on outstanding shares (subject to the same vesting conditions as applicable to the underlying award). These other awards may be subject to such terms and conditions as the Committee establishes.
Limit on Awards to Non-Employee Directors. The maximum aggregate value of equity and cash-based awards granted to any non-employee
director during any calendar year shall not exceed $750,000.
Effect of Termination of Service.
 Each award agreement evidencing an award granted under the 2021 Plan will provide, as determined by the Compensation Committee, the extent to which a participant will forfeit (or vest in) any portion of such award as a result of a termination of service, and with respect to a stock option or a stock appreciation right, the extent to which the participant may have the right to exercise such award following a termination of service. Without limiting the foregoing, if an employee incurs an involuntary termination of employment for cause, then such employee will forfeit any of the employee’s (i) outstanding and unexercised options and stock appreciation rights, (ii) outstanding and unvested restricted stock and performance shares and (iii) outstanding and unsettled restricted stock units, performance share units, performance units and other cash-based or stock-based awards.
Effect of Certain Corporate Transactions
. The 2021 Plan provides that, upon a Change in Control (as defined in the 2021 Plan), the outstanding awards will vest and be settled (as described below) or as otherwise provided in the award agreement, unless such awards are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control.
The 2021 Plan provides that all outstanding awards will become vested (with any and all performance conditions deemed satisfied as if target performance was achieved), and will be exercisable or settled, as applicable, generally within 30 days following a Change in Control; provided that the Compensation Committee may elect to cancel any outstanding awards that are stock options or stock appreciation rights in exchange for a cash payment equal to the excess, if any, of (i) the per-share consideration received
by shareholders in a Change in Control (or the fair market value of a share as of immediately prior to a Change in Control) over (ii) the exercise price or grant price, as applicable, of such award, multiplied by the number of shares subject to such award.
Any outstanding awards granted under the 2021 Plan that are assumed by the surviving entity in a Change in Control or otherwise equitably converted or substituted in connection with a Change in Control and which satisfy the conditions for a “Replacement Award” (as defined in the 2021 Plan) will not be subject to the provisions described in the immediately preceding paragraph. Instead, any such Replacement Award will not become vested and exercisable (or settled, as applicable) until and unless the holder of such Replacement Award incurs an involuntary termination of service (other than for cause) following the Change in Control.
Adjustments for Stock Splits, Stock Dividends and Similar Events
. The 2021 Plan provides that, in the event of any equity restructuring (within the meaning of FASB Accounting Standards Codification 718), such as a stock dividend, stock split, spin-off, rights offering
or recapitalization through an extraordinary dividend, the Compensation Committee shall cause an equitable adjustment to be made (i) in the number and kind of shares that may be delivered under the plan, (ii) with respect to outstanding awards, in the number and kind of shares subject to outstanding awards, (iii) with respect to outstanding awards, to the exercise price or the grant price of shares subject to outstanding awards, and (iv) any other value determinations applicable to any outstanding awards.
In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Compensation Committee may, in its sole discretion, cause an equitable adjustment as described above to be made to prevent dilution or enlargement of rights.

In the event of any changes in corporate structure as described above, the Compensation Committee may also make other adjustments in the terms of any awards as it deems appropriate, including, without limitation, (i) modifications of performance goals and/or performance periods, (ii) substitution of other property of equivalent value for shares available under the 2021 Plan or shares covered by outstanding awards, and (iii) in connection with a sale of our subsidiary, the assumption, or replacement with new awards, of outstanding awards by such subsidiary or an entity that controls such subsidiary following the sale.
In addition, the Compensation Committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan.
Nontransferability
. Unless otherwise determined by the Compensation Committee, awards may not be assigned or transferred by a participant except by will or by the laws of descent and distribution, and any incentive stock option is exercisable during a participant’s lifetime only by the participant.
Forfeiture and Recoupment
. Awards granted under the 2021 Plan are subject to potential forfeiture to or recoupment by the Company as provided in the 2021 Plan.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed above under “Management—Director Compensation” and “Executive Compensation,” below we describe transactions since January 1, 2017 to which we have been or will be a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or beneficial holders of more than five percent of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Related Party Loans
In April 2016, we issued a $1,000,000 promissory note, or the 2016 Note, to George Hackney, a director and shareholder of the Company, to finance the acquisition of certain tradenames and the professional reputation necessary to obtain our initial medical cannabis licenses. The 2016 Note matures in April 2026 and bears interest at an annual rate of 8%. During 2017, $448,391 principal amount of the 2016 Note was converted into 328.90 shares, or 4,933,500 as if converted, of common stock of Trulieve US with a fair value of $1,217,030, which resulted in an additional loss on settlement of $768,639. The remaining balance of the 2016 Note plus accrued interest was repaid in April 2018.
In April 2016, we issued a $5,000,000 convertible note, or the CTC Note, to Coast to Coast Management LLC, or C2C, an entity controlled by Benjamin Atkins, a former director and shareholder of Trulieve. During the year ended December 31, 2017, C2C and we determined that $375,000 of the principal amount of the CTC Note was a license fee and such amount was recognized as revenue by us. The remaining principal amount of the CTC Note was converted into 1,250 shares, or 18,750,000 as if converted, of common stock of Trulieve US in November 2017.
During the years ended December 31, 2016, 2017, 2018 and 2019, we entered into various promissory notes and lines of credit with C2C and other entities controlled by Benjamin Atkins, a former director and shareholder of Trulieve, to finance the buildout of various dispensary locations. Each promissory note and line of credit bears 8% annual interest and, depending on the amount, matures between one to three years from initial issuance or drawdown. Pursuant to the terms of the promissory notes and lines of credit, we have paid aggregate principal of $221,633, $1,541,134, $1,520,079, $940,828 and $11,562 and interest of $231,144, $717,924, $680,812, $393,275 and $231 during the years ended December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020 and the six months ended June 30, 2021, respectively. The largest aggregate principal amount outstanding since January 1, 2017 for the promissory notes and lines of credit with C2C and all other entities controlled by Mr. Atkins, including Clearwater GPC (discussed below), is $12,569,363. As of June 30, 2021, the aggregate outstanding principal amount under the promissory notes with Mr. Atkins was $4,000,000, which consists of $4,000,000 of principal remaining under promissory notes issued to Mr. Atkins that mature on July 20, 2022, $11,562 of principal remaining under a promissory note issued to Venice Property Group, LLC, an entity controlled by Mr. Atkins, was repaid upon maturity on February 28, 2021. All lines of credit previously outstanding have been drawn and have either matured or been repaid, and no such lines of credit remain outstanding.
In September 2017, Trulieve US issued a $1,300,000 promissory note to a shareholder of the Company, or the Beshears Note. The Beshears Note bears interest at an annual rate of 12%. The Beshears Note, would have matured in January 2018, but was rolled into a subsequent financing and exchanged for the Clearwater GPC, Traunch Four and Rivers Notes (discussed below).
In November 2017, Trulieve US issued a $1,844,596 promissory note to Inkbridge, LLC, the Inkbridge Note, an entity controlled by Kim Rivers, our President and Chief Executive Officer. The Inkbridge Note bears interest at an annual rate of 12% and would have matured in November 2019, but it was rolled into a subsequent financing and exchanged for the Clearwater GPC, Traunch Four and Rivers Notes (discussed below).
In April 2018, we borrowed an original principal amount of $6,000,000 from Clearwater GPC, an entity controlled by Mr. Atkins, evidenced by an unsecured promissory note. The maturity date of the note was April 2, 2020 with interest accruing at 12% per annum. We were required to make monthly interest payments to the lender and all outstanding principal and any unpaid accrued interest was due and payable in full on maturity. The note was paid in full in connection with the Transaction in September 2018. During the term of the note, we made interest payments in the aggregate amount of $357,616.
In May 2018, we borrowed an aggregate original principal amount of $12,000,000 evidenced by two unsecured promissory notes, which we refer to as the Traunch Four Note and the Rivers Note and collectively as the Notes. The Traunch Four Note has an original principal amount of $6,000,000 and was issued to Traunch Four, LLC, an entity whose direct and indirect owners include Kim Rivers, our President and Chief Executive Officer and Chair of the Board, as well as Thad Beshears, Richard May, George Hackney, all of whom are directors of Trulieve, and certain of Richard May’s family members. The Rivers Note has an original principal amount of $6,000,000 and was issued to Kim Rivers. Each Note originally matured on May 24, 2020 and accrues interest at a 12% per annum. Each Note was amended in December 2019 to extend its maturity date one year to May 24, 2021 and then was further amended in May 2021 to extend its maturity date to May 24, 2022, and all other terms remain unchanged. As of June 30, 2021, an aggregate principal amount of $6,000,000 remained outstanding under the Traunch Four Note and an aggregate principal amount of $6,000,000 remained outstanding under the Rivers Note. We have made interest payments in the aggregate amount of $1,946,087 and $1,946,087 under the Traunch Four Note and the Rivers Note, respectively.
J.T. Burnette, the spouse of Kim Rivers, our President and Chief Executive Officer and Chair of the board of directors, is a 10% owner of Burnette Construction, or Supplier, that provides construction and related services to us. The Supplier is responsible for the construction of our cultivation and processing facilities, and provides labor, materials and equipment on a cost-plus basis. For the facility located in Holyoke, Massachusetts, the Company paid $2,645,283 as of December 31, 2019, $34,329,106 as of December 31, 2020 and $6,231,401 as of June 30, 2021. For the facilities located in Florida, the Company paid $37,273,470 as of December 31, 2019, $43,250,370 as of December 31, 2020 and $65,511,037 as of June 30, 2021. For the facility located in Lesage, West Virginia, the Company paid $4,705,084 as of June 30, 2021. The use of the Supplier was reviewed and approved by the independent members of the board of directors, and all invoices are reviewed by our Chief Legal Officer.
Leases with Related Parties
We lease a cultivation facility in Quincy, Florida from One More Wish, LLC, which is an entity that is directly or indirectly owned by Kim Rivers, our President and Chief Executive Officer and Chair of the board of directors, George Hackney, a member of our board of directors, and Richard May, a member of our board of directors. Pursuant to the terms of the lease, we have paid aggregate rent of $3,870, $15,485, $15,480 and $8,053 as of December 31, 2018, December 31, 2019, December 31, 2020 and June 30, 2021, respectively. The total aggregate amount of periodic payments and installments due on or after January 1, 2019 for this lease is $153,736.
We lease a corporate office facility in Tallahassee, Florida from One More Wish II, LLC, which is an entity that is directly or indirectly owned by Kim Rivers, our President and Chief Executive Officer and Chair of the board of directors, George Hackney, a member of our board of directors, and Richard May, a member of our board of directors. Pursuant to the terms of the lease, we have paid aggregate rent of $55,088, $165,297, $168,929 and $85,560 as of December 31, 2018, December 31, 2019, December 31, 2020 and June 30, 2021, respectively. The total aggregate amount of periodic payments and installments due on or after January 1, 2019 for this lease is $1,646,354.
We lease retail, cultivation, office and training facilities from the following real estate holding companies that are managed and controlled by Mr. Atkins: 1730 Calumet RE Holding, LLC, Beach Office Holdings, LLC, Bradenton 14 RE Holding, LLC, Broward RE Holdings, LLC, Dania RE, LLC, Gainesville 6th Street RE, LLC, HWY 19 RE Group II, LLC, HWY 19 RE Group, LLC, Miami RE Holding Group of CLW, LLC, North Orange Blossom Orlando RE Holding, LLC, Oviedo Executive RE LLC, Palm Coast RE, LLC, PS Prop CO Holdings, RE Beach Jax, LLC, Real Estate Holding Group NPR, LLC, SP 4th RE Holding, LLC, Tall RE Development LLC, TPA Real Estate 8701 NDM, LLC, Venice Property Group, LLC and Vero FL Commerce RE, LLC. Pursuant to the terms of these leases, we have paid aggregate rent of $553,368, $1,980,092, $3,094,617, $3,299,026 and $1,492,350 as of December 31, 2017, December 31, 2018, December 31, 2019, December 31, 2020 and June 30, 2021, respectively. The total aggregate amount of periodic payments and installments due on or after January 1, 2019 for these leases is $21,798,127.
Executive Officer Compensation
See “Executive Compensation” for additional information regarding compensation of our NEOs.
Employment Agreements
We have entered into employment agreements with certain of our NEOs. For more information regarding these agreements, see “Executive Compensation—Employment Agreements, Severance and Change in Control Arrangements.”
Directors’ and Officers’ Liability Insurance
We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Review, Approval or Ratification of Transactions with Related Parties
Our board of directors has adopted written policies and procedures for the review and approval of any transaction, arrangement or relationship between us and a related party by our Nominating and Corporate Governance Committee. Our board of directors plans to amend these policies and procedures to provide for review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% shareholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person will be required to report the proposed related person transaction to our Chief Legal Officer. The amended policy will call for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The amended policy will permit the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed at least quarterly.
A related person transaction reviewed under the amended policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, we expect board of directors will determine that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of the amended policy:

•
Compensation to an executive officer or director if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation
S-K
or compensation to an executive officer who is not an immediate family member of another related person, if such compensation would have been required to be reported under Item 402 as compensation earned for services provided to us if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to our board of directors for approval, by the compensation committee;

•
Transactions that are in our ordinary course of business and where the interest of the related person arises only (a) from the related person’s position solely as a director of another corporation or organization that is a party to the transaction; (b) from the direct or indirect ownership by such related person and all other related persons, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction; (c) from both such positions described in (a) and such ownership described in (b); or (d) from the related person’s position as a limited partner in a partnership in which the related person and all other related persons, in the aggregate, have an interest of less than 5%, and the related person is not a general partner of and does not otherwise exercise control over the partnership;

•
Transactions that are in our ordinary course of business and where the interest of the related person arises solely from the ownership of a class of our equity securities and all holders of such class of our equity securities will receive the same benefit on a pro rata basis; and

•	Transactions where the rates or charges involved in the transactions are determined by competitive bids.

PRINCIPAL STOCKHOLDERS
The following table provides information regarding the beneficial ownership of our Subordinate Voting Shares and Multiple Voting Shares as of August 6, 2021, by:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5.0% of our Subordinate Voting Shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any Multiple Voting Shares and Subordinate Voting Shares that a person that are has the right to acquire within 60 days of August 6, 2021 through the exercise of stock options, warrants or other rights are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Each shareholder’s percentage ownership is based on 71,789,323 Subordinate Voting Shares and 564,610.96 Multiple Voting Shares that were issued and outstanding as of August 6, 2021. Except as otherwise indicated, the address of each of the persons in this table is c/o Trulieve Cannabis Corp., 6749 Ben Bostic Road, Quincy, FL 32351.

	Subordinate Voting Shares(1)			Multiple Voting Shares			Total(2)			Voting(3)
Name, Position and Address of Beneficial Owner	Number Beneficially Owned		% of Subordinate Voting Shares Beneficially Owned	Number Beneficially Owned		% of Multiple Voting Shares Beneficially Owned	Number of Shares of Capital Stock Beneficially Owned		% of Total Capital Stock Beneficially Owned	% of Voting Capital Stock Beneficially Owned
Kim Rivers	2,953,456		3.96%	169,734		30.06%	19,897,856		21.75%	21.75%
Alex D’Amico	53,670	*		—		—	53,010	*		*
Eric Powers	29,430	*		—		—	29,430	*		*
Timothy Morey	29,430	*		—		—	29,430	*		*
Kyle Landrum	29,430	*		86.68	*		38,098	*		*
Giannella Alvarez	—		—	—		—	—		—	—
Thad Beshears(4)	2,451,787		3.41%	120,000		21.25%	14,451,787		17.24%	17.24%
Peter Healy	22,992	*		—		—	22,992	*		*
Richard May	484,768	*		—		—	484,768	*		*
Thomas Millner	24,146	*		—		—	24,146	*		*
Jane Morreau	—		—	—		—	—		—	—
Susan Thronson(5)	29,918	*		—		—	28,743	*		*
All directors and executive officers as a group	6,109,027		8.15%	289,820.68		51.33%	35,091,095		33.76%	33.76%
Shade Leaf Holding, LLC(6)	—		—	98,152		17.38%	9,815,200		12.03%	12.03%
Telogia Pharm, LLC(7)	—		—	101,333		17.95%	10,133,300		12.37%	12.37%

*	Indicates percentage of less than 1.0%

(1)
Includes Subordinate Voting Shares subject to stock options that are or become exercisable within 60 days of August 6, 2021 and shares underlying warrants exercisable within 60 days of August 6, 2021 as follows:

	Stock Options	Warrants
Kim Rivers	64,377	2,811,159
Alex D’Amico	51,510	—
Eric Powers	29,430	—
Timothy Morey	29,430	—
Kyle Landrum	29,430	—
Giannella Alvarez	—	—
Thad Beshears	36,787	—
Peter Healy	22,992	—
Richard May	36,787	—
Thomas Millner	24,146	—
Jane Morreau	—	—
Susan Thronson	24,146	—

(2)	Total share values are on an as-converted basis. Multiple Voting Shares covert into Subordinate Voting Shares on a one-for-one hundred basis.
(3)
The voting percentages differ from the beneficial ownership percentages because Trulieve’s securities have different voting rights. Holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share can be converted (100 votes per Multiple Voting Share).

(4)
Includes Multiple Voting Shares held by The Beshears 2020 Trust DTD 07/07/2020 over which Mr. Beshears may be deemed to exercise voting and investment control. Mr. Beshears disclaims beneficial ownership of the shares of capital stock held by The Beshears 2020 Trust DTD 07/07/2020, except to the extent of his pecuniary interest therein.

(5)
Includes 4,597 Subordinate Voting Shares held by THRONSON FAMILY TRUST UA JUL 21, 2014 over which Ms. Thronson, as a trustee, may be deemed to exercise voting and investment control. Ms. Thronson disclaims beneficial ownership of the shares of capital stock held by THRONSON FAMILY TRUST UA JUL 21, 2014, except to the extent of her pecuniary interest therein.

(6)
William G Jones is the manager of Shade Leaf Holding LLC and he has voting and investment power over the shares of capital stock held by such entity. William G Jones disclaims beneficial ownership of the shares of capital stock held by Shade Leaf Holding LLC, except to the extent of his pecuniary interest therein. William G Jones is located in Tallahassee, Florida. Richard May, a director of the Company, has a pecuniary interest in the shares of capital stock held by Shade Leaf Holding LLC.

(7)
William G Jones is the manager of Telogia Pharm LLC and he has voting and investment power over the shares of capital stock held by such entity. William G Jones disclaims beneficial ownership of the shares of capital stock held by Telogia Pharm, LLC, except to the extent of his pecuniary interest therein. William G Jones is located in Tallahassee, Florida. George Hackney, Sr., a director of the Company, has a pecuniary interest in the shares of capital stock held by Telogia Pharm LLC.

DESCRIPTION OF CAPITAL STOCK
We are authorized to issue an unlimited number of Subordinate Voting Shares and an unlimited number of Multiple Voting Shares. All of our outstanding Super Voting Shares automatically converted into Multiple Voting Shares on March 21, 2021 and, following that conversion, we may not issue additional Super Voting Shares. The outstanding capital stock as of August 6, 2021 consists of: (i) 71,789,323 Subordinate Voting Shares and (ii) 564,610.96 Multiple Voting Shares. In addition, as of August 6, 2021, there were outstanding warrants to purchase an aggregate of 7,610,573 Subordinate Voting Shares and outstanding options to purchase an aggregate of 1,456,646 Subordinate Voting Shares. The following summary description of our capital shares is based on the provisions of our Articles. This information is qualified entirely by reference to the applicable provisions of our Articles. For information on how to obtain copies of our Notice of Articles and Articles, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information.”
Subordinate Voting Shares
Voting Rights
. Holders of the Subordinate Voting Shares are entitled to notice of and to attend any meeting of our shareholders, except a meeting of which only holders of another particular class or series of shares shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held.
Alteration to Rights of Subordinate Voting Shares
. As long as any Subordinate Voting Shares remain outstanding, we may not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any special right attached to the Subordinate Voting Shares. A special resolution means either (a) a resolution approved by two-thirds
of the votes cast on the resolution at a properly called meeting of the shareholders, or (b) a resolution approved in writing by all of the shareholders holding shares that carry the right to vote on the matter at a shareholders meeting. Special rights and restrictions of the Subordinate Voting Shares consist of the following special rights and restrictions included in Article 27 of the Articles and summarized herein: (i) Voting, (ii) Alteration to Rights of Subordinate Voting Shares, (iii) Dividends, (iv) Liquidation, Dissolution or
Winding-Up,
(v) Rights to Subscribe;
Pre-Emptive
Rights and (vi) Subdivision or Consolidation.
Dividends
. Holders of Subordinate Voting Shares are entitled to receive as and when declared by the directors, dividends in cash or our property. No dividend will be declared or paid on the Subordinate Voting Shares unless we simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted
to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.
Liquidation, Dissolution or
Winding-Up
. In the event of our liquidation, dissolution or
winding-up,
whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding up our affairs, the holders of Subordinate Voting Shares are, subject to the prior rights of the holders of any shares ranking in priority to the Subordinate Voting Shares, entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted
to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an
as-converted
to Subordinate Voting Share basis).
Rights to Subscribe;
Pre-Emptive
Rights
. Holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities now or in the future.
Subdivision or Consolidation
. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Super Voting Shares
We have no Super Voting Shares outstanding. All of our outstanding Super Voting Shares automatically converted into Multiple Voting Shares on March 21, 2021 and, following that conversion, we may not issue additional Super Voting Shares.
Multiple Voting Shares
Voting Rights
. Holders of Multiple Voting Shares are entitled to notice of and to attend at any meeting of our shareholders, except a meeting of which only holders of another particular class or series of shares have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted (100 votes per Multiple Voting Share based on the current Conversion Ratio).
Alteration to Rights of Multiple Voting Shares
. As long as any Multiple Voting Shares remain outstanding, we may not, without the consent of the holders of the Multiple Voting Shares by separate special resolution, prejudice or interfere with any special right attached to the Multiple Voting Shares. In connection with the exercise of the voting rights relating to any proposed alteration of rights, each holder of Multiple Voting Shares has one vote in respect of each Multiple Voting Share held. A special resolution means either (a) a resolution approved by two-thirds
of the votes cast on the resolution at a properly called meeting of the shareholders, or (b) a resolution approved in writing by all of the shareholders holding shares that carry the right to vote on the matter at a shareholders meeting. Special rights and restrictions of the Multiple Voting Shares consist of the following special rights and restrictions included in Article 29 of the Articles and summarized herein: (i) Voting, (ii) Alteration to Rights of Multiple Voting Shares, (iii) Dividends, (iv) Liquidation, Dissolution or
Winding-Up,
(v) Rights to Subscribe;
Pre-Emptive
Rights and (vi) Conversion.
Dividends
. Holders of Multiple Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend may be declared or paid on the Multiple Voting Shares unless we simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted
to Subordinate Voting Share basis) on the Subordinate Voting Shares.
Liquidation, Dissolution or
Winding-Up
. In the event of the liquidation, dissolution or
winding-up
of Trulieve, whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding up our affairs, holders of Multiple Voting Shares, subject to the prior rights of the holders of any shares ranking in priority to the Multiple Voting Shares, are entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted
to Subordinate Voting Share basis) and Subordinate Voting Shares.
Rights to Subscribe;
Pre-Emptive
Rights
. Holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities now or in the future.
Conversion
. Subject to the Conversion Restrictions described below, holders of Multiple Voting Shares Holders have the following conversion rights:

(i)
Right to Convert
. Each Multiple Voting Share is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable
Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares by the Conversion Ratio applicable to such share in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for Multiple Voting Shares is 100 Subordinate Voting Shares for each Multiple Voting Share, subject to adjustment as described below.

(ii)
Conversion Limitations
. The Company is to use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule
3b-4
under the Exchange Act. Accordingly, the Company shall not affect any conversion of Multiple Voting Shares, and holders of Multiple Voting Shares may not convert any portion of the Multiple Voting Shares to the extent that after giving effect to all permitted issuances after such conversions of Multiple Voting Shares, the aggregate number of Subordinate Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by U.S. Residents would exceed 40% (the “40% Threshold”) of the aggregate number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding after giving effect to such conversions (the “FPI Protective Restriction”); provided the board of directors may, by resolution, increase the 40% Threshold to an amount not to exceed 50%. As of a date within 30 days of the filing of this registration statement and June 30, 2020, we ceased to qualify as a foreign private issuer. In addition, as of such dates, the aggregate number of Subordinate Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by U.S. Residents exceeded 50% of the aggregate number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding. Because the 40% Threshold has been exceeded and the Company has ceased to qualify as a foreign private issuer, the Company’s board of directors adopted a resolution in June 2020 permitting Multiple Voting Shares to convert into Subordinate Voting Shares at the election of each holder of Multiple Voting Shares.

(iii)
Mandatory Conversion
. We may require each holder of Multiple Voting Shares to convert all, and not less than all, the Multiple Voting Shares at the applicable Conversion Ratio if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Multiple Voting Shares):

(A)
the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Subordinate Voting Shares under the United States Securities Act of 1933, as amended;

(B)	the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

(C)
the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange or by way of reverse takeover transaction on the Toronto Stock Exchange, the TSX Venture Exchange, the CSE or Aequitas NEO Exchange (or any other stock exchange recognized as such by the Ontario Securities Commission).

Because we are not registering for resale the Subordinate Voting Shares issuable upon conversion of all of the Multiple Voting Shares, we do not currently plan to require each holder of Multiple Voting Shares to convert their Multiple Voting Shares into Subordinate Voting Shares. Following any mandatory conversion of the Multiple Voting Shares, there will be a substantial increase in the number of outstanding Subordinated Voting Shares, which will result in dilution to existing holders of our Subordinated Voting Shares.

(iv)
Anti-Dilution
. The Multiple Voting Shares are subject to standard anti-dilution adjustments in the event the Company declares a distribution to holders of Subordinate Voting Shares, effects a recapitalization of the Subordinate Voting Shares, issues Subordinate Voting Shares as a dividend or other distribution on outstanding Subordinate Voting Shares, or subdivides or consolidates the outstanding Subordinate Voting Shares. In the event such an anti-dilution adjustment occurs, it shall be effected by adjusting the Conversion Ratio applicable to the Multiple Voting Shares at such time. As a result, holders of Multiple Voting Shares shall be entitled to (i) a proportionate share of any distribution as though they were holders of the number of Subordinate Voting Shares into which their Multiple Voting Shares are convertible as of the record date fixed for determination of the holders of Subordinate Voting Shares entitled to receive such distribution and (ii) receive, upon conversion of Multiple Voting Shares, the number of Subordinate Voting Shares or other securities or property of the Company or otherwise, to which a holder of Subordinate Voting Shares deliverable upon conversion would have been entitled in connection with a recapitalization or stock split.

(v)
No Fractional Shares and Certificate as to Adjustments
. No fractional Subordinate Voting Shares shall be issued upon the conversion of any share or shares of Multiple Voting Shares and the number of Subordinate Voting Shares to be issued shall be rounded up to the nearest whole Subordinate Voting Share.

Note Warrants
We issued warrants to purchase an aggregate of 1,470,000 Subordinate Voting Shares, which we refer to as the June Warrants, on June 18, 2019 and warrants to purchase an aggregate of 1,560,000 Subordinate Voting Shares, which we refer to as the November Warrants and together with the June Warrants as the Note Warrants, on November 7, 2019. The November Warrants form of single class with, trade under the same CUSIP number as, and have the same terms as the June Warrants. The Note Warrants are governed by a warrant indenture dated June 18, 2019, as supplemented pursuant to a supplement dated November 7, 2019, and which we refer to, as so supplemented, as the Warrant Indenture,) between us and Odyssey Trust Company, or the Warrant Agent, as warrant agent thereunder. Each Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of C$17.25 per share at any time prior to 5:00 p.m. (Vancouver time) on June 18, 2022, subject to adjustment in certain events.
The Warrant Indenture provides that the share ratio and exercise price of the Note Warrants will be subject to adjustment in the event of a subdivision or consolidation of the Subordinate Voting Shares. The Warrant Indenture also provides that if there is (a) a reclassification or change of the Subordinate Voting Shares, (b) any consolidation, amalgamation, arrangement or other business combination resulting in any reclassification, or change of the Subordinate Voting Shares into other shares, or (c) any sale, lease, exchange or transfer our assets as an entity or substantially as an entirety to another entity, then each Warrantholder which is thereafter exercised shall receive, in lieu of Subordinate Voting Shares, the kind and number or amount of other securities or property which such holder would have been entitled to receive as a result of such event if such holder had exercised the Note Warrants prior to the event. No adjustment in the exercise price or the number of Warrant Shares issuable upon the exercise of the Note Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would result in a change of at least 1% in the exercise price or a change in the number of Warrant Shares issuable upon exercise by at least one one-hundredth
of a Warrant Share, as the case may be.
No fractional Subordinate Voting Shares will be issuable upon the exercise of any Note Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Warrantholders do not have any voting or pre-emptive
rights or any other rights which a holder of Subordinate Voting Shares would have.
The Warrant Indenture provides that, from time to time, we may amend or supplement the Warrant Indenture for certain purposes, without the consent of the Warrantholders, including curing defects or inconsistencies or making any change that does not prejudice the rights of any holder. Any amendment or supplement to the Warrant Indenture that would prejudice the interests of the Warrantholders may only be made by “extraordinary resolution”, which is defined in the Warrant Indenture as a resolution either: (i) passed at a meeting of the Warrantholder at which there are Warrantholders present in person or represented by proxy representing of at least 10% of the aggregate number of the then outstanding Warrants (unless such meeting is adjourned to a prescribed later date due to the lack of quorum) and passed by the affirmative vote of the Warrantholders present in person or by proxy shall form a quorum) and passed by the affirmative vote of the Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution; or (ii) adopted by an instrument in writing signed by the Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Note Warrants.
Registration Rights
In connection with the closing of our acquisition of PurePenn on November 12, 2020, we entered into registration rights agreements with certain of our Selling Shareholders pursuant to which we agreed to register for resale the Subordinate Voting Shares issued to such Selling Shareholders at the closing of the acquisition. All of the Subordinate Voting Shares covered under the PurePenn agreements (other than any Subordinate Voting Shares issuable upon achievement of the earnouts, if any) have been included in this registration statement. We paid the expenses incurred in connection with the filing of this registration statement.
In connection with our acquisition of certain assets from each of Patient Centric of Martha’s Vineyard Ltd., or PCMV, and Nature’s Remedy of Massachusetts, Inc., or Nature’s Remedy, we agreed to register the Subordinate Voting Shares issued to PCMV and Nature’s Remedy at the closing of the acquisitions. We expect the file one or more resale registration statements to register the Subordinate Voting Shares to be issued to PCMV and Nature’s Remedy. In each case, we will bear the expenses incurred in connection with the filing of any such registration statement.
In connection with the closing of our acquisition of Anna Holdings LLC, which does business as Keystone Shops, on July 7, 2021, we entered into a registration rights agreement pursuant to which we agreed to register for resale the Subordinate Voting Shares issued to the sellers of Keystone Shops. We expect the file one or more resale registration statements to register the Subordinate Voting Shares issued to the sellers of Keystone Shops and we will bear the expenses incurred in connection with the filing of any such registration statement.
Lock-up
Agreements
In connection with the closing of our acquisitions of PurePenn and Solevo Wellness on November 12, 2020, we entered into lock-up
agreements with the Selling Shareholders who participated in those transactions. Such lock-up
agreements restrict the sale of the Subordinate Voting Shares that we issued in connection with the closing of such acquisitions by those parties for periods of six, twelve and eighteen months, in each case with respect to one third of the Subordinate Voting Shares issued to the Selling Shareholders.
Provisions of British Columbia Law Governing Business Combinations
All provinces of Canada have adopted National Instrument
62-104
entitled “Take-Over Bids and Issuer Bids” and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally, or
NI 62-104.
The Canadian Securities Administrators, or CSA, have also issued National Policy
62-203
entitled “Take-Over Bids and Issuer Bids,” or the National Policy, which contains regulatory guidance on the interpretation and application of NI
62-104
and on the conduct of parties involved in a bid. The National Policy and NI
62-104
are collectively referred to as the “Bid Regime.” The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their policies. Unlike some regimes where the take-over bid rules are primarily policy-driven, in Canada the regulatory framework for take-over bids is primarily rules-based, which rules are supported by policy.
A “take-over bid” or “bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in one of the provinces of Canada or to any securityholder of an offeree issuer whose last address as shown on the books of a target is in such province, where the securities subject to the offer to acquire, together with the securities “beneficially owned” by the offeror, or any other person acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be “beneficially owned” by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions. Offerors are also subject to early warning requirements, where an offeror who acquires “beneficial ownership of”, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into, voting or equity securities of any class of a target that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release.
In addition, where an offeror is required to file an early warning report or a further report as described and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of outstanding securities of the class below 10%, the offeror must issue an additional press release and file a new early warning report. Any material change in a previously filed early warning report also triggers the issuance and filing of a new press release and early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that comprise 20% of more of the outstanding securities of the class.
Related party transactions, issuer bids and insider bids are subject to additional regulation that may differ depending on the particular jurisdiction of Canada in which it occurs.
The transfer agent and registrar of the Company’s Subordinate Voting Shares is Odyssey Trust Company located at 835 - 409 Granville Street Vancouver BC V6C 1T2, Canada. Odyssey Trust Company also acts as note trustee and warrant agent in respect of the 2024 Notes, as defined under the heading “Description of Certain Indebtedness,” and the Note Warrants, respectively.
Other Important Provisions in our Articles
The following is a summary of certain important provisions of our articles of incorporation. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to our articles. For further information, please refer to the full version of our articles which have been filed as exhibits to the registration statement of which this prospectus forms a part.
Objects and Purposes of the Company
Our articles do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our articles of incorporation on the business that we may carry on.
General Borrowing Power
Pursuant to our articles, our board of directors may: (i) borrow money in the manner and amount, on the security, from the sources, and on the terms and conditions that our directors consider appropriate; (ii) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of our company or any other person and at such discounts or premiums and on such other terms as our directors consider appropriate; (iii) guarantee the repayment of money by any other person or the performance of any other obligation by any other person; and (iv) mortgage, charge, whether by way of a specific or floating charge, rant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of our company.
Advance Notice Provisions
Pursuant to section 26.1 of our articles 3 relating to the advance notice of nominations of directors, which we refer to as the Advance Notice Provisions, shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of shareholders made in accordance with the provisions of the Business Corporations Act (British Columbia), must provide timely written notice to our Corporate Secretary. To be timely, a shareholder’s notice must be received (i) in the case of an annual meeting of shareholders, not less than 35 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. The Advance Notice Provisions also prescribes the proper written form for a shareholder’s notice.
Share Rights
See the discussion in the section of this prospectus entitled “Description of Capital Stock” for a summary of our authorized capital and the rights attached to our super voting shares, multiple voting shares and subordinate voting shares.
Quorum
Under our articles, the quorum for the transaction of business at a meeting of our board of directors is a majority of the number of directors or the minimum number of directors required by our articles of incorporation or by a resolution of the shareholders. Under our articles, the quorum for the transaction of business at a meeting of our shareholders is two persons who are, or who represent by proxy, shareholders entitled to vote at the meeting, who hold in the aggregate, at least 5% of our issued shares entitled to vote at such meeting.
Impediments to Change of Control
Our articles of incorporation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.
Ownership and Exchange Controls
Limitations on the ability to acquire and hold our shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger
notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition, or the Commissioner. Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in our company, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

DESCRIPTION OF CERTAIN INDEBTEDNESS
2024 Notes
We issued US$70,000,000 aggregate principal amount of senior secured notes, which we refer to as the June Notes, on June 18, 2019 and US$60,000,000 aggregate principal amount of senior secured notes, which we refer to as the November Notes, on November 7, 2019. The June Notes and the November Notes, which we refer to collectively as the 2024 Notes, form a single series, trade under the same CUSIP number and have the same terms as to status, redemption or otherwise. The 2024 Notes were issued pursuant to the terms and conditions of the note indenture, or the Note Indenture, dated June 18, 2019, between us and Odyssey Trust Company or the Trustee, as trustee thereunder. The 2024 Notes bear interest at the rate of 9.75% per annum, payable semi-annually, in equal instalments, in arrears on June 18 and December 18 of each year, commencing on December 18, 2019. The 2024 Notes are irrevocably and unconditionally guaranteed by Trulieve US and will mature on June 18, 2024. The 2024 Notes rank senior in right of payment to all of our existing and future Subordinated Indebtedness (as such term is defined in the Note Indenture). The 2024 Notes are subordinated in right of payment only to any Indebtedness that ranks senior to the 2024 Notes by operation of law. The 2024 Notes are secured by a general security interest in our assets (other than the shares of our unrestricted subsidiaries which currently consist of all subsidiaries other than Trulieve US) and a pledge of the shares of our restricted subsidiaries (which currently consists only of Trulieve US). The holders of the 2024 Notes also have a lien over the assets of the restricted subsidiaries (which currently consists only of Trulieve US) in certain instances that will rank pari passu with any future liens, other than certain permitted liens.
At any time and from time to time prior to June 18, 2021, we may redeem all or a part of the 2024 Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the 2024 Notes redeemed, plus the Applicable Premium and accrued and unpaid interest, if any, as of the applicable date of redemption (subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date). The Applicable Premium means, with respect to any 2024 Note on any redemption date, the greater of: (a) 1.0% of the principal of the 2024 Note that is to be prepaid pursuant to an optional redemption; and (b) the excess of: (i) the discounted value at such redemption date of the remaining scheduled payments of the 2024 Note; over (ii) the principal of the 2024 Note that is to be prepaid pursuant to an optional redemption. At any time prior to June 18, 2021, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the 2024 Notes upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that: (i) 2024 Notes in an aggregate principal amount equal to at least 65% of the aggregate principal amount of the 2024 Notes issued under the Note Indenture remain outstanding immediately after the occurrence of such redemption (excluding 2024 Notes held by us or our affiliates, and (ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering. An Equity Offering is defined to include (i) a public or private offer and sale of our capital stock (other than (a) capital stock made to any subsidiary, (b) disqualified stock or (c) equity securities issuable under any employee benefit plan) to any person (other than a subsidiary) or (ii) a contribution to our equity capital by any person (other than a subsidiary).
If a Change of Control occurs, we will be required to make an offer to each holder of the 2024 Notes to repurchase all or any part (equal to $1,000 and integral multiples of $1,000 in excess thereof) of that holder’s 2024 Notes pursuant to an offer, which we refer to as a Change of Control Offer. A Change of Control is defined to include the occurrence of one of the following events: (a) the sale, lease, exchange or other transfer of all or substantially all of our and our restricted subsidiaries’ assets, taken as a whole; (b) any person or group of persons, acting jointly or in concert, is or becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock; or (c) the adoption of a plan relating to our liquidation or dissolution. No later than 30 days following a Change of Control, we (or a third party in lieu of us) are required to mail to each 2024 Note holder the Change of Control Offer consisting of a notice describing the transaction or transactions that constitute the Change of Control, an offer to repurchase the 2024 Notes on the repurchase date specified in such notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed, and a description of the procedures that 2024 Note holders must follow in order to tender 2024 Notes (or portions thereof) for payment and to withdraw an election to tender 2024 Notes (or portion thereof) for payment. A Change of Control Offer by us, or by any third party making a Change of Control Offer in lieu of us, may be made in advance of a Change of Control, conditional upon such Change of Control if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. In the Change of Control Offer, we will offer payment in cash equal to not less than 101% of the aggregate principal amount of 2024 Notes repurchased plus accrued and unpaid interest to the date of repurchase, which date will be no earlier than the date of such Change of Control. If holders of not less than 90% in aggregate principal amount of the outstanding 2024 Notes validly tender and do not withdraw such 2024 Notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, purchases all of the 2024 Notes validly tendered and not withdrawn by such holders, we or such third party, as the case may be, will have the right, upon not less than 10 nor more than 60 days’ prior notice, to redeem or purchase, as applicable, all 2024 Notes that remain outstanding following such purchase at a redemption price or purchase price, as the case may be, in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

CERTAIN CANADIAN FEDERAL INCOME TAX
CONSIDERATIONS FOR UNITED STATES RESIDENTS
The following is, at the date hereof, a summary of certain Canadian federal income tax considerations generally applicable to a holder of Subordinate Voting Shares and who, at all relevant times, (A) for the purposes of the
Income Tax Act
(Canada), or the Canadian Tax Act, (i) is not resident, or deemed to be resident, in Canada, (ii) deals at “arm’s length” with, and is not “affiliated” with, the Company, (iii) holds all Subordinate Voting Shares as capital property, (iv) does not use or hold any of the Subordinate Voting Shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada and (v) is not a “registered non-resident
insurer” or “authorized foreign bank” (each as defined in the Canadian Tax Act), or other holder of special status, and (B) for the purposes of the
Canada-U.S.
Tax Convention (1980), or the Tax Treaty, (i) is a resident of the United States, (ii) has never been a resident of Canada, (iii) does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and (iv) who otherwise qualifies for the full benefits of the Tax Treaty. Holders of Subordinate Voting Shares who meet all of the above criteria are referred to herein as “U.S. Holders”, and this summary only addresses such U.S. Holders.
This summary does not apply to a U.S. Holder: (i) that is a “financial institution” for purposes of the
“mark-to-market”
rules in the Canadian Tax Act; (ii) that is a “specified financial institution” (as defined in the Canadian Tax Act); (iii) that is a partnership; (iv) an interest in which would be a “tax shelter investment” (as defined in the Canadian Tax Act); (v) that has entered or will enter into, in respect of any of the Subordinate Voting Shares, a “synthetic disposition arrangement” or a “derivative forward agreement” (as those terms are defined in the Canadian Tax Act); or (vi) that will receive dividends on any Subordinate Voting Shares under or as part of a “dividend rental arrangement” (as defined in the Canadian Tax Act).
Such U.S. Holders should consult with their own tax advisors to determine the particular Canadian federal income tax consequences to them of holding Subordinate Voting Shares.
This summary is based on the current provisions of the Canadian Tax Act in force as of the date hereof, the regulations thereunder in force at the date hereof, or the Regulations, the current provisions of the Tax Treaty, in force as of the date hereof, and our understanding of the administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, which we refer to as the Proposed Amendments, and assumes that such Proposed Amendments will be enacted in the form proposed. However, such Proposed Amendments might not be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, which may differ significantly from those discussed in this summary.
For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Subordinate Voting Shares generally must be converted into Canadian dollars, including dividends, adjusted cost base and proceeds of disposition, using the single daily exchange rate as quoted by the Bank of Canada for the relevant day, or such other rate of exchange that is acceptable to the Canada Revenue Agency.
THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR U.S. HOLDER, AND NO REPRESENTATION WITH RESPECT TO THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES TO ANY PARTICULAR U.S. HOLDER OR PROSPECTIVE U.S. HOLDER IS MADE. THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. ACCORDINGLY, ALL PROSPECTIVE HOLDERS (INCLUDING U.S. HOLDERS AS DEFINED ABOVE) SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

Withholding Tax on Dividends
Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends on Subordinate Voting Shares to a U.S. Holder will be subject to Canadian withholding tax. Under the Canadian Tax Act, the rate of withholding is 25% of the gross amount of the dividend. Under the Tax Treaty, the withholding tax rate on any such dividend beneficially owned by a U.S. Holder is generally reduced to 15% or, in the case of an eligible U.S. Holder that is a U.S. company that beneficially owns at least 10% of the voting stock of the Company, to 5% of the gross amount of such dividends.
Dispositions of Subordinate Voting Shares
A U.S. Holder who disposes, or is deemed to have disposed, of Subordinate Voting Shares will not be subject to income tax under the Canadian Tax Act in respect of any capital gain realized on such disposition or deemed disposition unless, at the time of such disposition or deemed disposition, the Subordinate Voting Shares are or are deemed to be “taxable Canadian property” (as defined in the Canadian Tax Act) to the U.S. Holder, and the gain is not exempt from tax pursuant to the terms of the Tax Treaty.
Provided that the Subordinate Voting Shares are listed on a “designated stock exchange” as defined in the Canadian Tax Act (which currently includes the CSE) at the time of disposition, the Subordinate Voting Shares will generally not constitute taxable Canadian property of U.S. Holder at that time, unless at any time during the
60-month
period immediately preceding the disposition, the following two conditions are met: (a) one or any combination of (i) the U.S. Holder, (ii) persons with whom the U.S. Holder did not deal at arm’s length, or (iii) partnerships in which the U.S. Holder or such non-arm’s
length persons held a membership interest (either directly or indirectly through one or more partnerships), owned 25% or more of the issued shares of any class or series of the capital stock of the Company; and (b) more than 50% of the fair market value of the Subordinate Voting Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Tax Act) or an option in respect of, an interest in, or for civil law purposes, a right in, any such property, whether or not such property exists. The Subordinate Voting Shares may also be deemed to be taxable Canadian property to a U.S. Holder for purposes of the Canadian Tax Act in certain circumstances.
Non-Resident
Holders whose Common Shares are taxable Canadian property should consult their own tax advisors.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX
CONSIDERATIONS FOR
NON-U.S.
HOLDERS
The following is a general discussion of the material U.S. federal income tax considerations applicable to
non-U.S.
holders (as defined below) with respect to their purchase, ownership and disposition of Subordinate Voting Shares. This discussion is for general information only and is not tax advice. Accordingly, all prospective
non-U.S.
holders of our Subordinate Voting Shares should consult their tax advisors with respect to the U.S. federal, state, local and
non-U.S.
tax consequences of the purchase, ownership and disposition of our Subordinate Voting Shares.
This discussion is based on current provisions of the IRC, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to
non-U.S.
holders described in this prospectus. We assume in this discussion that a
non-U.S.
holder holds shares of our Subordinate Voting Shares as a capital asset (generally, property held for investment).
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular
non-U.S.
holder in light of that
non-U.S.
holder’s individual circumstances nor does it address, except to the limited extent discussed below, any aspects of U.S. federal estate or gift taxes, or state, local or
non-U.S.
taxes. This discussion also does not consider any specific facts or circumstances that may apply to a
non-U.S.
holder and does not address the special tax rules applicable to particular
non-U.S.
holders, such as:

•	banks;

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities or currencies;

•	regulated investment companies;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons subject to the U.S. federal alternative minimum tax or the 3.8% tax on net investment income;

•	owners that hold our Subordinate Voting Shares as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates.
In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities, or persons who hold our Subordinate Voting Shares through partnerships or other pass-through entities, for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our Subordinate Voting Shares should consult his, her or its tax advisor regarding the tax consequences of acquiring, holding and disposing of our Subordinate Voting Shares through a partnership or other pass-through entity, as applicable.
We have not sought and will not seek any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to the statements made and the conclusions reached in the following discussion. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, or that any such challenge would not be sustained by a court.

NON-U.S.
HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SUBORDINATE VOTING SHARES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL,
NON-U.S.
OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Non-U.S.
Holder Defined
For purposes of this discussion, a
non-U.S.
holder means a beneficial owner of our Subordinate Voting Shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. person. For purposes of this discussion, a U.S. person is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•
a corporation, or any other entity or organization taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any political subdivision thereof, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect to be treated as a U.S. person.

Tax Classification of the Company as a U.S. Domestic Corporation
We are and expected to continue to be a Canadian corporation as of the date of this registration statement. We are treated as a Canadian resident company under the Canadian Income Tax Act, as amended, and are subject to Canadian income taxes.
We are also treated as a U.S. corporation subject to U.S. federal income tax pursuant to IRC Section 7874 and are also subject to U.S. federal income tax on our worldwide income. As a result, we are subject to taxation both in Canada and the United States. A number of material U.S. federal income tax consequences may result from our classification under IRC Section 7874, and this summary is not intended to describe all such U.S. federal income tax consequences. IRC Section 7874 and the Treasury Regulations promulgated thereunder do not address all the possible tax consequences that arise from our treatment as a U.S. domestic corporation for U.S. federal income tax purposes. Accordingly, there may be additional or unforeseen U.S. federal income tax consequences that are not discussed in this summary. Each holder should seek tax advice, based on such shareholder’s particular circumstances, from an independent tax advisor.
Distributions on Our Subordinate Voting Shares
As described in the section entitled “Dividend Policy,” we have not made distributions on our Subordinate Voting Shares and do not plan to make any distributions for the foreseeable future. However, if we do make distributions of cash or property on our Subordinate Voting Shares, those payments generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free
return of the
non-U.S.
holder’s investment, up to such holder’s tax basis in the Subordinate Voting Shares. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Disposition of Our Subordinate Voting Shares.”
Subject to the discussion below on backup withholding and FATCA (defined below), dividends paid to a
non-U.S.
holder generally will be subject to withholding of U.S. federal income tax at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty. A
non-U.S.
holder of our Subordinate Voting Shares who claims the benefit of an applicable income tax treaty generally will be required to provide a properly executed IRS Form
W-8BEN
or
W-8BEN-E
(or other appropriate version of IRS Form
W-8
or successor form) and satisfy applicable certification and other requirements.
Non-U.S.
holders are urged to consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Dividends that are treated as effectively connected with a trade or business conducted by a
non-U.S.
holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the
non-U.S.
holder within the United States, are generally exempt from the 30.0% withholding tax if the
non-U.S.
holder satisfies applicable certification and disclosure requirements by providing a properly executed IRS Form
W-8ECI
(or successor form). However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. In addition, any U.S. effectively connected income received by a
non-U.S.
holder that is a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) may also, under certain circumstances, be subject to an additional U.S. federal branch profits tax at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty.
A
non-U.S.
holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. federal income tax return with the IRS.
Gain on Sale, Exchange or Other Disposition of Our Subordinate Voting Shares
Subject to the discussion below on backup withholding and FATCA, a
non-U.S.
holder generally will not be subject to U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of our Subordinate Voting Shares unless:

•
the gain is effectively connected with the
non-U.S.
holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such
non-U.S.
holder in the United States, in which case the
non-U.S.
holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons and, if the
non-U.S.
holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), it also may be subject to a U.S. federal branch profits tax at a rate of 30.0% (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain;

•
the
non-U.S.
holder is a nonresident alien individual for U.S. federal income tax purposes who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the
non-U.S.
holder will be subject to a 30.0% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the
non-U.S.
holder, if any; or

•
we are, or have been, at any time during the five-year period preceding such disposition (or the
non-U.S.
holder’s holding period, if shorter) a U.S. real property holding corporation for U.S. federal income tax purposes. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50.0% of the sum of the fair market value of its worldwide real property interests plus the fair market value of any other of its assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or were to become a U.S. real property holding corporation, gains realized by a
non-U.S.
holder on a disposition of our Subordinate Voting Shares will not be subject to U.S. federal income tax under this rule if our Subordinate Voting Shares is regularly traded on an established securities market and the
non-U.S.
holder holds no more than 5.0% of our outstanding Subordinate Voting Shares, directly or indirectly, during the shorter of the
5-year
period ending on the date of the disposition or the period that the
non-U.S.
holder held our Subordinate Voting Shares. No assurance can be provided that our Subordinate Voting Shares will be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax
Property having a U.S. situs generally is includible in the gross estate of an individual
non-U.S.
holder for U.S. federal estate tax purposes. Because we are a U.S. corporation, our Subordinate Voting Shares will be U.S. situs property for U.S. federal estate tax purposes and, therefore, generally will be included in the gross estate of an individual who is a
non-U.S.
holder at the time of his or her death, unless an applicable estate tax treaty provides otherwise.
Backup Withholding and Information Reporting
We must report annually to the IRS and to each
non-U.S.
holder payments of dividends on our Subordinate Voting Shares to such holder and the tax withheld, if any, with respect to such dividends, along with certain other information.
Non-U.S.
holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding with respect to dividends on our Subordinate Voting Shares. Dividends paid to
non-U.S.
holders subject to the U.S. withholding tax, as described above in “—Distributions on our Subordinate Voting Shares,” generally will be exempt from U.S. backup withholding.
Information reporting and backup withholding generally will apply to the proceeds of a disposition of our Subordinate Voting Shares by a
non-U.S.
holder effected by or through the U.S. office of any broker, U.S. or
non-U.S.,
unless the holder certifies its status as a
non-U.S.
holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a
non-U.S.
holder where the transaction is effected outside the United States through a
non-U.S.
office of a broker. However, for information reporting purposes, dispositions effected through a
non-U.S.
office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.
Non-U.S.
holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the
non-U.S.
holder resides or is incorporated under the provisions of a specific treaty or other agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a
non-U.S.
holder can be refunded or credited against the
non-U.S.
holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.
Foreign Account Tax Compliance Act (FATCA)
IRC Sections 1471 through 1474 and related Treasury regulations and guidance, commonly referred to as FATCA, generally imposes a U.S. federal withholding tax at a rate of 30.0% on certain payments (including on dividends on our Subordinate Voting Shares) that are made to certain
non-U.S.
entities (including foreign financial institutions and
non-financial
foreign entities, both as specifically defined under FATCA), unless such
non-U.S.
entities establish that they are compliant with or exempt from FATCA. To comply with FATCA, a foreign financial institution generally is required to register with the IRS, collect and provide to tax authorities information regarding U.S. account holders of such institution (including certain equity and debt holders of such institution, as well as certain account holders that are
non-U.S.
entities with U.S. owners), and provide withholding agents with a certification that it is compliant with FATCA. A non-financial
foreign entity generally is required to provide withholding agents with either a certification that it does not have any substantial direct or indirect U.S. owners or information regarding substantial direct and indirect U.S. owners of the entity, or otherwise establishes an exemption from FATCA. An intergovernmental agreement between the United States and an applicable foreign country may, however, modify these requirements and these requirements are different from and in addition to the certification requirements described elsewhere in this discussion.

Subject to the recently proposed Treasury Regulations described in the following sentence, FATCA applies to dividends paid on our Subordinate Voting Shares and to gross proceeds from sales or other dispositions of our Subordinate Voting Shares. The U.S. Treasury Department recently proposed regulations which state that taxpayers may rely on the proposed regulations until final regulations are issued, and which eliminate FATCA federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Subordinate Voting Shares. Amounts withheld under FATCA with respect to income that is also subject to the general U.S. federal withholding tax, as discussed above in “—Distributions on Our Subordinate Voting Shares,” will be applied against and reduce the amount of such other withholding tax. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Subordinate Voting Shares.

PLAN OF DISTRIBUTION
The Subordinate Voting Shares beneficially owned by the Selling Shareholders covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other non-sale related
transfer. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market
or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Shareholders may sell or dispose of their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•
through trading plans entered into by a Selling Shareholder pursuant to Rule
10b5-1
under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in short sales;

•	through the distribution of the securities by any Selling Shareholder to its partners, members or shareholders;

•	in options transactions; and

•	through a combination of any of the above methods of sale and, in addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
The Selling Shareholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the Subordinate Voting Shares with the SEC.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Subordinate Voting Shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the Subordinate Voting Shares short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Shareholder or borrowed from any Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.
In offering the shares covered by this prospectus, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
Certain of the Selling Shareholders including F. Ashley May, Thad Beshears, Frederick B. May Family Irrevocable Trust – 2018, John B. May Family Irrevocable Trust 2018, Elizabeth B. May, Elizabeth S. May, Frederick B. May, Peter T. Healy, John B. May Sr., Richard S. May, Susan E Thronson, Jason Pernell, Kim Rivers, Thomas Millner, Shade Leaf Holding, LLC have entered into share distribution agreements with us pursuant to which they have agreed to transfer any securities of the Company that they hold only: (i) pursuant to a block trade or secondary sale organized by the Company or as otherwise approved by us from time to time and (ii) pursuant to an automatic share distribution plan established in accordance with Canadian securities laws and regulations or pursuant to a Rule
10b5-1
plan established in accordance with applicable U.S. securities laws and regulations.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS
The validity of the securities being offered hereby and certain legal matters in connection with this offering relating to Canadian law will be passed upon for us by DLA Piper (Canada) LLP. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Foley Hoag LLP.
EXPERTS
The consolidated financial statements appearing in this prospectus and registration statement as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 have been audited by MNP LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act with respect to the Subordinate Voting Shares sold in this offering. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our Subordinate Voting Shares, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document filed as an exhibit are not necessarily complete, and, and in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
The SEC maintains an internet website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s internet website. Information contained on or accessible through the SEC’s website is not a part of this prospectus, and the inclusion of the SEC’s website address in this prospectus is an inactive textual reference only.
Upon the date this registration statement is declared effective, we will become subject to the informational and periodic reporting requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing financial statements certified by an independent registered public accounting firm. We also maintain a website at www.trulieve.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

TRULIEVE CANNABIS CORP.

TRULIEVE CANNABIS CORP.
CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS (UNAUDITED)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$289,238	$146,713
Accounts receivable, net	3,754	308
Inventories, net	112,628	98,312
Income tax receivable	8,157	—
Prepaid expenses and other current assets	28,313	19,815

Total current assets	442,090	265,148
Property and equipment, net	427,666	314,045
Right of use asset - operating, net	31,254	28,171
Right of use asset - finance, net	41,521	36,904
Intangible assets, net	123,106	93,800
Goodwill	71,123	74,100
Other assets	9,547	3,944

TOTAL ASSETS	$1,146,307	$816,112

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$45,579	$41,903
Income tax payable	—	5,875
Deferred revenue	6,186	7,178
Notes payable - current portion	4,667	2,000
Notes payable - related party - current portion	12,000	12,011
Operating lease liability - current portion	3,583	3,154
Finance lease liability - current portion	4,723	3,877

Total current liabilities	76,738	75,998
Long-term liabilities:
Notes payable	1,333	4,000
Operating lease liability	29,381	26,450
Finance lease liability	39,694	35,058
Private placement notes liability, net	118,673	117,165
Other long-term liabilities	4,145	3,915
Construction finance liability	90,263	82,047
Deferred tax liability	29,845	23,575

TOTAL LIABILITIES	390,072	368,208

Commitments and contingencies (see Note 17)

Common stock, no par value; unlimited shares authorized as of June 30, 2021 and December 31, 2020, 126,982,700 and 119,573,998 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in-capital	522,898	275,644
Warrants	42,689	52,570
Accumulated earnings	190,648	119,690

TOTAL SHAREHOLDERS’ EQUITY	756,235	447,904

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,146,307	$816,112

Trulieve Cannabis Corp.
Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Income
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues, net of discounts	$215,122	$120,765	$408,945	$216,821
Cost of goods sold	70,639	30,233	129,198	52,459

Gross profit	144,483	90,532	279,747	164,362
Expenses:
General and administrative	14,942	7,936	27,650	14,195
Sales and marketing	46,576	27,009	91,135	49,873
Depreciation and amortization	6,667	3,104	12,101	5,298

Total expenses	68,185	38,049	130,886	69,366

Income from operations	76,298	52,483	148,861	94,996

Other income (expense):
Interest expense, net	(6,649)	(5,302)	(14,548)	(11,214)
Other (expense) income, net	333	(4,969)	295	(71)

Total other expense	(6,316)	(10,271)	(14,253)	(11,285)

Income before provision for income taxes	69,982	42,212	134,608	83,711

Provision for income taxes	29,102	23,274	63,650	41,168

Net income and comprehensive income	40,880	18,938	70,958	42,543

Basic net income per common share	$0.33	$0.17	$0.59	$0.38

Diluted net income per common share	$0.31	$0.16	$0.55	$0.37

Weighted average number of common shares used in computing net income per common share:
Basic	125,631,725	111,573,332	120,351,366	110,959,839

Diluted	133,002,231	115,307,313	127,884,913	114,468,339

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Trulieve Cannabis Corp.
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity
(dollars in thousands, except per share data)

	Super Voting Shares	Multiple Voting Shares	Subordinate Voting Shares	Total Common Shares	Additional Paid-in- Capital	Warrants	Accumulated Earnings	Total
Balance, January 1, 2021	58,182,500	1,439,037	59,952,461	119,573,998	$275,644	$52,570	$119,690	$447,904

Share-based compensation	—	—	—	—	741	—	—	741
Shares issued for cash - warrant exercise	—	—	469,133	469,133	15,000	(8,139)	—	6,861
Conversion of warrants to Subordinate Voting Shares	—	—	133,408	133,408	—	—	—	—
Conversion of Multiple Voting to Subordinate Voting Shares	—	(117,668)	117,668	—	—	—	—	—
Conversion of Super Voting to Subordinate Voting Shares	(3,021,100)	—	3,021,100	—	—	—	—	—
Conversion of Super Voting to Multiple Voting Shares	(55,161,400)	55,161,400	—	—	—	—	—	—
Net income and comprehensive income	—	—	—	—	—	—	30,078	30,078

Balance, March 31, 2021	—	56,482,769	63,693,770	120,176,539	$291,385	$44,431	$149,768	$485,584

Share-based compensation	—	—	—	—	744	—	—	744
Shares issued for cash - warrant exercise	—	—	100,400	100,400	2,553	(1,742)	—	811
Common stock issued upon cashless warrant exercise	—	—	661,614	661,614	—	—	—	—
Tax withholding related to net share settlement of equity awards	—	—	(15,734)	(15,734)	(595)	—	—	(595)
Issuance of shares in offering, net of issuance costs	—	—	5,750,000	5,750,000	217,896	—	—	217,896
Contingent consideration payable in shares	—	—	—	—	(2,800)	—	—	(2,800)
Adjustment of fair value of equity consideration for PurePenn, LLC	—	—	—	—	2,711	—	—	2,711
Adjustment of fair value of equity consideration for Keystone Relief Centers, LLC	—	—	—	—	1,004	—	—	1,004
Shares issued for Mountaineer Holding, LLC acquisition	—	—	60,342	60,342	3,000	—	—	3,000
Shares issued for Nature’s Remedy of Massachusetts, Inc. acquisition	—	—	237,881	237,881	6,500	—	—	6,500
Shares issued for Solevo Wellness West Virginia, LLC acquisition	—	—	11,658	11,658	500	—	—	500
Conversion of Multiple Voting to Subordinate Voting shares	—	(21,673)	21,673	—	—	—	—	—
Net income and comprehensive income	—	—	—	—	—	—	40,880	40,880

Balance, June 30, 2021	—	56,461,096	70,521,604	126,982,700	$522,898	$42,689	$190,648	$756,235

	Super Voting Shares	Multiple Voting Shares	Subordinate Voting Shares	Total Common Shares	Additional Paid-in- Capital	Warrants	Accumulated Earnings	Total
Balance, January 1, 2020	67,813,300	6,661,374	35,871,672	110,346,346	$76,192	$—	$56,691	$132,883

Share-based compensation	—	—	—	—	1,222	—	—	1,222
Net income and comprehensive income	—	—	—	—	—	—	23,605	23,605

Balance, March 31, 2020	67,813,300	6,661,374	35,871,672	110,346,346	$77,414	$—	$80,296	$157,710

Share-based compensation	—	—	—	—	462	—	—	462
Shares issued for cash - warrant exercise	—	—	2,723,311	2,723,311	11,458	—	—	11,458
Net income and comprehensive income	—	—	—	—	—	—	18,938	18,938

Balance, June 30, 2020	67,813,300	6,661,374	38,594,983	113,069,657	$89,334	$—	$99,234	$188,568

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Trulieve Cannabis Corp.
Unaudited Interim Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	June 30, 2021	June 30, 2020
Cash flow from operating activities
Net income and comprehensive income	$70,958	$42,543
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation and amortization	12,101	5,298
Depreciation and amortization included in cost of goods sold	8,687	4,891
Non-cash interest expense	1,507	1,434
Amortization of operating lease right of use assets	1,910	1,508
Share-based compensation	1,485	1,685
Accretion of construction finance liability	1,068	430
Loss on fair value of warrants	—	1,021
Deferred income tax expense	(1,986)	(915)
Changes in operating assets and liabilities:
Inventories	(14,316)	(7,820)
Accounts receivable	(3,446)	—
Prepaid expenses and other current assets	(8,896)	(4,539)
Other assets	(5,603)	(2,196)
Income tax payable / receivable	(14,032)	42,838
Accounts payable and accrued liabilities	2,152	(8,666)
Operating lease liabilities	(1,633)	(1,233)
Deferred revenue	(992)	1,392
Other long-term liabilities	230	—

Net cash provided by operating activities	49,194	77,671

Cash flow from investing activities
Purchases of property and equipment	(115,302)	(27,923)
Purchases of property and equipment related to construction finance liability	(7,147)	(17,694)
Cash paid for internal use software	(1,951)	—
Acquisitions, net of cash acquired	(10,158)	—
Capitalized interest	(2,130)	(814)

Net cash used in investing activities	(136,688)	(46,431)

Cash flow from financing activities
Proceeds from share warrant exercise	7,672	11,458
Proceeds from construction finance liability	7,148	18,600
Proceeds from shares issued pursuant to private placement	217,896	—
Payments on finance lease obligations	(2,091)	(2,056)
Payments on notes payable - related party	(11)	(742)
Payments for taxes related to net share settlement of equity awards	(595)	—

Net cash provided by financing activities	230,019	27,260

Net increase in cash and cash equivalents	142,525	58,500
Cash and cash equivalents, beginning of period	146,713	91,813

Cash and cash equivalents, end of period	$289,238	$150,313

Supplemental disclosure of cash flow information
Cash paid during the period for
Interest	$15,047	$10,362

Income taxes	$79,950	$115

Other noncash investing and financing activities
Adjustment to PurePenn, LLC and Keystone Relief Centers, LLC contingent consideration	$2,800	$—

ASC 842 lease additions - operating and finance leases	$12,383	$13,520

Shares issued for acquisitions	$10,000	$—

Purchase of property and equipment financed with accounts payable	$13,751	$5,919

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Trulieve Cannabis Corp.
Notes to Unaudited Interim Condensed Consolidated Financial Statements
NOTE 1. THE COMPANY
Trulieve Cannabis Corp. (together with its subsidiaries, “Trulieve” or the “Company”) was incorporated in British Columbia, Canada. Trulieve (through its wholly-owned subsidiaries) is a vertically integrated cannabis company which currently holds licenses to operate in six states Florida, Massachusetts, California, Connecticut, Pennsylvania and West Virginia, to cultivate, produce, and sell medicinal-use
cannabis products and, with respect to California and Massachusetts, adult-use
cannabis products. All revenues are generated in the United States, and all long-lived assets are located in the United States. As of June 30, 2021, substantially all of our revenue was generated from the sale of medical cannabis products in the State of Florida. To date, neither the sale of adult-use
cannabis products, nor our operations in Massachusetts, California, Connecticut, Pennsylvania, and West Virginia, have been material to our business.
In July 2018, Trulieve, Inc. entered into a
non-binding
letter agreement (“Letter Agreement”) with Schyan Exploration Inc. (“Schyan”) whereby Trulieve, Inc. and Schyan have agreed to merge their respective businesses resulting in a reverse takeover of Schyan by Trulieve, Inc. and change the business of Schyan from a mining issuer to a marijuana issuer (the “Transaction”). The Transaction was completed in August 2018 and Schyan changed its name to Trulieve Cannabis Corp.
The Company’s head office is located Tallahassee, Florida. The Company’s registered office is located in British Columbia.
The Company is listed on the Canadian Securities Exchange (the “CSE”) and began trading on September 24, 2018 under the ticker symbol “TRUL”, and trades on the OTCQX market under the symbol “TCNNF”.
NOTE 2. BASIS OF PRESENTATION
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (the “SEC”).
The accompanying unaudited condensed consolidated financial statements contain all normal and recurring adjustments necessary to state fairly the consolidated financial condition, results of operations, comprehensive income, statement of shareholders’ equity, and cash flows of the Company for the interim periods presented. Except as otherwise disclosed, all such adjustments consist only of those of a normal recurring nature. Operating results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the current year ending December 31, 2021. The financial data presented herein should be read in conjunction with the audited consolidated financial statements and accompanying notes as of and for the years ended December 31, 2020 and 2019 (“2020 audited consolidated financial statements”).
The preparation of these unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC and the instructions to Form
10-Q.
Reclassifications
Certain prior period amounts have been reclassified to conform to the current period presentation and include:

•
Reclassification of internal use software with a net book value of $3.7 million from “Property and equipment, net” to “Intangible assets, net” in the consolidated balance sheet as of December 31, 2020, due to a change in accounting policy.

•
Reclassification of property and equipment with a net book value of $50.0 million from construction in progress to land, buildings and improvements, and furniture and equipment in Footnote 5, Property and Equipment as of December 31, 2020.

Significant Accounting Policies
The Company’s significant accounting policies are described in Note 2 to the Company’s consolidated financial statements included in the 2020 Form
10-K.
There have been no material changes to the Company’s significant accounting policies, except for the adoption of ASU
2019-12
as explained below.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes
, which is intended to simplify various aspects related to accounting for income taxes. ASU
2019-12
removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The Company adopted ASU
2019-12
on January 1, 2021 and the adoption did not have a material impact on the Company’s consolidated financial statements.
COVID-19
Pandemic
The global outbreak of the novel strain of the coronavirus known as
COVID-19
has resulted in governments worldwide enacting emergency measures to combat the spread of the virus.
In response to the outbreak, governmental authorities in the United States, Canada and internationally have introduced various recommendations and measures to try to limit the pandemic, including travel restrictions, border closures, non-essential
business closures, quarantines, self-isolations,
shelters-in-place
and social distancing. Management has been closely monitoring the impact of
COVID-19,
with a focus in the health and safety of the Company’s employees, business continuity and supporting its communities. The Company has enacted various measures to reduce the spread of the virus, including implementing social distancing at its cultivation facilities and dispensaries, enhancing cleaning protocols at such facilities and dispensaries and encouraging employees to adhere to preventative measures recommended by local, state, and federal health officials.
NOTE 3. ACQUISITIONS
(a) Nature’s Remedy of Massachusetts, Inc.
On June 30, 2021, the Company completed an asset purchase agreement whereby Trulieve acquired a licensed, but not yet operating, adult-use
dispensary location from Nature’s Remedy of Massachusetts, Inc. (“Nature’s Remedy”). The Company analyzed the acquisition under ASU
2017-01,
Business Combinations (Topic 805): Clarifying the Definition of a Business
determining Nature’s Remedy did not meet the definition of a business as Nature’s Remedy did not have inputs, processes, and outputs in place that constituted a business under Topic 805. As a result, the acquisition of Nature’s Remedy has been accounted for as an asset acquisition, whereby all of the assets acquired and liabilities assumed are assigned a carrying amount based on relative fair values. The total consideration was $13.5 million consisting of $7.0 million in cash and $6.5 million or 237,881 in Trulieve shares. The net assets acquired are as follows:

(dollars in thousands)
Consideration:
Cash	$7,000
Shares issued upon issuance	6,500
Transaction costs	23

Fair value of consideration exchanged	$13,523

Recognized amounts of identifiable assets acquired and liabilities assumed:
Prepaid expenses and other current assets	$12
Property and equipment	749
Right of use asset - finance	594
Intangible assets
Dispensary license	18,757
Accounts payable and accrued liabilities	(335)
Finance lease liability	(594)
Deferred tax liability	(5,660)

Total net assets acquired	$13,523

The acquired intangible asset is represented by the
adult-use
license and is treated as a definite-lived intangible asset amortized over a
15-year
useful life.
(b) Solevo Wellness West Virginia, LLC
On June 8, 2021, the Company acquired 100% of the membership interests of Solevo Wellness West Virginia, LLC (“Solevo WV”) which holds three West Virginia dispensary licenses. The Company analyzed the acquisition under ASU
2017-01,
Business Combinations (Topic 805): Clarifying the Definition of a Business
determining Solevo WV did not meet the definition of a business as substantially all of the fair value of the gross assets acquired are concentrated in a single identifiable asset. The total consideration was $0.8 million consisting of $0.2 million in cash, $0.5 million or 11,658 in Trulieve shares, $0.1 million in debt forgiveness and less than $0.1 million in transaction costs. The consideration of $0.8 million was allocated to acquired assets of $1.1 million, which are treated as definite-lived intangible assets amortized over a
15-year
useful life, offset by a related deferred tax liability of $0.3 million.
(c) Mountaineer Holding, LLC
On May 6, 2021, the Company acquired 100% of the membership interests of Mountaineer Holding LLC (“Mountaineer”) which holds a cultivation permit and two dispensary permits in West Virginia. Total consideration was $6.0 million consisting of $3.0 million in cash and $3.0 million or 60,342 in Trulieve shares. The Company analyzed the acquisition under ASU
2017-01,
Business Combinations (Topic 805): Clarifying the Definition of a Business
determining Mountaineer did not meet the definition of a business as substantially all of the fair value of the gross assets acquired are concentrated in a single identifiable asset. Therefore, the transaction has been accounted for as an asset acquisition. The consideration of $6.0 million has been allocated to the $8.3 million of acquired assets which are treated as definite-lived intangible assets amortized over a
15-year
useful life, offset by a related deferred tax liability of $2.3 million.
(d) PurePenn, LLC and Pioneer Leasing & Consulting, LLC
On November 12, 2020, the Company acquired 100% of the membership interests of both PurePenn, LLC, which holds a permit to cultivate and process medical marijuana in Pennsylvania, and Pioneer Leasing & Consulting, LLC (collectively “PurePenn”). The purpose of this acquisition was to acquire the cultivation and manufacturing facility located in McKeesport, Pennsylvania. Trulieve acquired PurePenn for an upfront payment valued at $48.7 million, comprised of 1,298,964 in Trulieve Subordinate Voting Shares (“Trulieve Shares”) with a fair value of $29.7 million and $19.0 million in cash, plus a potential earn-out payment
of up to 2,405,488 Trulieve Shares based on the achievement of certain agreed upon EBITDA milestones. The earn-out
period is through the end of 2021. The acquisition was accounted for as a business combination in accordance with the Accounting Standards Codification (ASC) 805,

Business Combinations, and related operating results are included in the accompanying condensed consolidated balance sheets, condensed consolidated statements of operations and comprehensive income, condensed consolidated changes in shareholders’ equity, and condensed consolidated statement of cash flows for periods subsequent to the acquisition date. As of June 30, 2021, total transaction costs related to the acquisition were approximately $1.8 million. Goodwill arose because the consideration paid for the business acquisition reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of production, therefore goodwill is not deductible.
The preliminary valuation was based on Management’s estimates and assumptions which are subject to change within the purchase price allocation period (generally one year from the acquisition date). The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of the tangible and intangible assets acquired and the residual goodwill. For the three months ended June 30, 2021, we recorded an adjustment to the initial valuation of shares issued upon issuance, which increased the fair value of the consideration exchanged and the estimated purchase price by $2.7 million and increased goodwill by $2.7 million and we recorded an adjustment to the initial valuation of contingent consideration payable in shares, which reduced contingent consideration payable in shares and the estimated purchase price by $3.0 million and decreased goodwill by $3.0 million.
The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$19,000
Shares issued upon issuance	29,711
Contingent consideration payable in shares	46,951

Fair value of consideration exchanged	$95,662

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$563
Accounts receivable	1,300
Prepaid expenses and other current assets	376
Inventories	7,461
Property and equipment, net	26,233
Intangible assets, net:
Tradename	580
Moxie license	2,960
State license	45,310
Goodwill	46,973
Other assets	478
Accounts payable and accrued liabilities	(2,189)
Construction finance liability	(17,413)
Deferred tax liability	(16,970)

Total net assets acquired	$95,662

(e) Keystone Relief Centers, LLC
On November 12, 2020, the Company acquired 100% of the membership interests of Keystone Relief Centers, LLC (referred to herein as “Solevo Wellness”), which holds a permit to operate three medical marijuana dispensaries in the Pittsburgh, Pennsylvania area. Trulieve acquired Solevo for an upfront purchase price of $21.0 million, comprised of $10.0 million in cash and 481,097 in Trulieve Shares with a fair value of $11.0 million, plus a potential earn-out payment
of up to 721,647 Trulieve Shares based on the achievement of certain agreed upon EBITDA milestones. The earn-out
period is through the end of 2021. The acquisition was accounted for as a business combination in accordance with the Accounting Standards Codification (ASC) 805, Business Combinations, and related operating results are included in the accompanying condensed consolidated balance sheets, condensed consolidated statements of operations and comprehensive income, condensed consolidated changes in shareholders’ equity, and condensed consolidated statement of cash flows for periods subsequent to the acquisition date. As of June 30, 2021, total transaction costs related to the acquisition were approximately $0.9 million. Goodwill arose because the consideration paid for the business acquisition reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of production, therefore goodwill is not deductible.

During 2021, the purchase price allocations were adjusted, primarily to Net working capital, Goodwill and Intangible assets. For the three months ended March 31, 2021, we recorded an adjustment of $3.8 million to the initial valuation amount of intangible assets for the dispensary license, increasing the dispensary license balance by $3.8 million and decreasing goodwill by $3.8 million. For the three months ended June 30, 2021, we recorded an adjustment to the initial valuation of shares issued upon issuance, which increased the fair value of the consideration exchanged by $1.0 million and increased goodwill by $1.0 million, and we recorded an adjustment to the intial valuation of contingent consideration payable in shares, which increased contingent consideration payable in shares and the estimated purchase price by $0.2 million and increased goodwill by $0.2 million.
The following table summarizes the final allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$10,000
Shares issued upon issuance	11,004
Contingent consideration payable in shares	15,249
Net working capital adjustment	624

Fair value of consideration exchanged	$36,877

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$1,229
Accounts receivable	117
Prepaid expenses and other current assets	91
Inventories	2,337
Property and equipment, net	2,245
Right of use asset	2,156
Intangible assets, net:
Dispensary license	19,890
Tradename	930
Goodwill	16,835
Accounts payable and accrued liabilities	(790)
Lease liability	(2,156)
Deferred tax liability	(6,007)

Total net assets acquired	$36,877

NOTE 4. INVENTORY
The Company’s inventory includes the following at June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020

	(dollars in thousands)
Raw material
Cannabis plants	$17,577	$10,661
Harvested cannabis and packaging	17,093	11,233

Total raw material	34,670	21,894
Work in process	56,822	54,780
Finished goods-unmedicated	4,039	3,908
Finished goods-medicated	17,097	17,730

Total inventories	$112,628	$98,312

NOTE 5. PROPERTY & EQUIPMENT
At June 30, 2021 and December 31, 2020, Property and Equipment consisted of the following:

	June 30, 2021	December 31, 2020

	(dollars in thousands)
Land	$5,877	$5,878
Buildings and improvements	250,855	156,372
Construction in progress	134,780	129,588
Furniture and equipment	78,578	51,714
Vehicles	351	351

Total	470,441	343,903
Less: accumulated depreciation	(42,775)	(29,858)

Total property and equipment, net	$427,666	$314,045

Capitalized interest for the three and six months ended June 30, 2021 totaled $1.8 million and $2.1 million, respectively. Capitalized interest for the three and six months ended June 30, 2020 totaled $0.6 million and $0.8 million, respectively.
Depreciation expense for the three and six months ended June 30, 2021 totaled $7.3 million and $12.9 million, respectively. Depreciation expense for the three and six months ended June 30, 2020 totaled $3.6 million and $6.8 million respectively.
NOTE 6. INTANGIBLE ASSETS & GOODWILL
At June 30, 2021 and December 31, 2020, definite-lived intangible assets consisted of the following:

	June 30, 2021
(dollars in thousands)	Net amount	Adjustments to purchase price allocation	Additions	Amortization expense	Net amount
Licenses	$84,517	$3,683	$28,195	$3,125	$113,270
Moxie brand	2,828	—	—	494	2,334
Tradenames	2,109	—	—	428	1,681
Customer relationship	683	—	—	100	583
Non-compete	7	—	—	7	—
Internal use software	3,656	—	1,952	370	5,238

	$93,800	$3,683	$30,147	$4,524	$123,106

	December 31, 2020
(dollars in thousands)	Net amount	Acquired license agreements	Additions	Amortization expense	Net amount
Licenses	$24,538	$887	$61,400	$2,308	$84,517
Moxie brand	—	—	2,960	132	2,828
Tradenames	800	—	1,510	201	2,109
Customer relationship	883	—	—	200	683
Non-compete	25	—	—	18	7
Trademarks	134	—	—	134	—
Internal use software	3,656	—	—	—	3,656

	$30,036	$887	$65,870	$2,993	$93,800

Amortization expense for the three and six months ended June 30, 2021 was $2.5 million and $4.5 million, respectively.

The following table outlines the estimated future annual amortization expense related to all intangible assets as of June 30, 2021:

Estimated amortization
(dollars in thousands)
Remaining 2021	$5,359
2022	11,134
2023	10,348
2024	9,376
2025	8,923
Thereafter	77,966

$123,106

Goodwill arose from the acquisition of PurePenn, LLC, Pioneer Leasing & Consulting and Solevo Wellness, see
“Note 3 - Acquisitions”
. The Company tested for impairment in the fourth quarter of the year ended December 31, 2020.
At June 30, 2021, Goodwill consisted of the following:

(dollars in thousands)
At January 1, 2020	$7,316
Acquisition of PurePenn, LLC and Pioneer Leasing & Consulting, LLC	47,311
Acquisition of Solevo Wellness	19,473
At December 31, 2020	$74,100
Measurement period purchase price allocation adjustments of Solevo Wellness	(2,639)
Measurement period purchase price allocation adjustments of PurePenn, LLC and Pioneer Leasing & Consulting, LLC	(338)

At June 30, 2021	$71,123

NOTE 7. NOTES PAYABLE
At June 30, 2021 and December 31, 2020, notes payable consisted of the following:

	June 30, 2021	December 31, 2020

	(dollars in thousands)
Promissory note dated April 10, 2017, with annual interest at 12%, due between April and July 2022.	$4,000	$4,000
Promissory note dated December 7, 2017, with annual interest at 12%, secured by certain property located in Miami, FL due December 2021.	2,000	2,000

Total notes payable	6,000	6,000
Less current portion	(4,667)	(2,000)

Long-term notes payable	$1,333	$4,000

Stated maturities of notes payable are as follows:

As of June 30,	(dollars in thousands)
2021	$2,000
2022	4,000

$6,000

NOTE 8. NOTES PAYABLE RELATED PARTY
At June 30, 2021 and December 31, 2020, notes payable related party consisted of the following:

	June 30, 2021	December 31, 2020

	(dollars in thousands)
Notes payable due to related parties, with varying interest rates between 8% to 12% annual, with varying maturity dates	$12,000	$12,011
Less current portion	(12,000)	(12,011)

Non-current portion	$—	$—

Stated maturities of notes payable to related parties are as follows:

(dollars in thousands)
2022	$12,000

$12,000

In March 2021, the two unsecured promissory notes (the “Traunch Four Note” and the “Rivers Note”) were amended to extend the maturity one year to May 2022, all other terms remain unchanged.
NOTE 9. PRIVATE PLACEMENT NOTES
In 2019, the Company completed two private placement arrangements (the “June Notes” and the “November Notes”), each comprised of
5-year
senior secured promissory notes with a face value of $70.0 million and $60.0 million, respectively. Both notes accrue interest at an annual rate of 9.75%, payable semi-annually, in equal installments, in arrears on June 18 and December 18 of each year. The purchasers of the June Notes received warrants to purchase 1,470,000 Subordinate Voting Shares and the purchasers of the November Notes received warrants to purchase 1,560,000 Subordinate Voting Shares, which can be exercised for three years after closing.
The fair value of the June Notes was determined to be $63.9 million using an interest rate of 13.32% which the Company estimates would have been the coupon rate required to issue the June Notes had the financing not included the June Warrants. The fair value of the June Warrants was determined to be $4.7 million using the Black-Scholes option pricing model and the following assumptions: Share Price: C$14.48; Exercise Price: C$17.25; Expected Life: 3 years; Annualized Volatility: 49.96%; Dividend yield: 0%; Discount Rate: 1.92%; C$ Exchange Rate: 1.34.
The fair value of the November Notes was determined to be $54.5 million using an interest rate of 13.43% which the Company estimates would have been the coupon rate required to issue the notes had the financing not included the November Warrants. The fair value of the November Warrants was determined to be $4.4 million using the Black-Scholes option pricing model and the following assumptions: Share Price: C$14.29; Exercise Price: C$17.25; Expected Life: 2.6 years; Annualized Volatility: 48.57%; Dividend yield: 0%; Discount Rate: 1.92%; C$ Exchange Rate: 1.32.
For the three and six months ended June 30, 2021 accretion expense was $0.8 million and $1.5 million respectively. For the three and six months ended June 30, 2020, accretion expense was $0.7 million and $1.4 million, respectively. Accretion expense is included in general and administrative expenses in the condensed consolidated statements of operations and comprehensive income.
Because of the Canadian denominated exercise price, the June and November Warrants did not qualify to be classified within equity and were therefore classified as derivative liabilities at fair value with changes in fair value charged or credited to earnings in the condensed consolidated statements of operations and comprehensive income prior to December 10, 2020.
On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. The U.S. dollar exercise price was determined using the U.S. dollar exchange rate published by the Bank of Canada as at the close of business on December 9, 2020 of C$1.00 = $0.781. The June Warrants and November Warrants converted to equity as per ASC
815-40,
at an expense of $25.5 million and $27.1 million, respectively.

The $130.0 million principal amount of the June and November Notes are due in June 2024.
Scheduled annual maturities of the principal portion of long-term debt outstanding at June 30, 2021 in the successive five-year period and thereafter are summarized below:

Private placement notes
(dollars in thousands)
2021	$—
2022	—
2023	—
2024	130,000
2025	—
Thereafter	—

Total debt	130,000
Less: unamortized debt issuance costs	(11,327)

Net debt	$118,673

NOTE 10. LEASES
The following table provides the components of lease cost recognized in the condensed consolidated statement of operations and comprehensive income for the three and six months ended June 30, 2021 and 2020:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Lease Cost	2021	2020	2021	2020

	(dollars in thousands)
Operating lease cost	1,695	1,548	3,267	2,543
Finance lease cost:
Amortization of lease assets	1,797	1,336	3,367	2,192
Interest on lease liabilities	958	612	1,737	1,019

Finance lease cost	2,755	1,948	5,104	3,211
Variable lease cost	215	189	610	282

Total lease cost	$4,665	$3,685	$8,981	$6,036

Weighted average discount rate and remaining lease term for the six months ended June 30, 2021 are as follows:

	Finance lease	Operating lease
Weighted average discount rate	8.36%	8.66%
Weighted average remaining lease term (in years)	8.03	7.48

The maturity of the contractual undiscounted lease liabilities as of June 30, 2021 is as follows:

	Finance leases	Operating leases

	(dollars in thousands)
Remainder of 2021	$4,117	$3,141
2022	8,086	6,191
2023	7,691	6,005
2024	7,188	5,644
2025	6,821	5,597
Thereafter	28,166	18,577

Total undiscounted lease liabilities	62,069	45,155
Interest on lease liabilities	(17,652)	(12,191)

Total present value of minimum lease payments	44,417	32,964
Lease liability - current portion	(4,723)	(3,583)

Lease liability	$39,694	$29,381

NOTE 11. CONSTRUCTION FINANCE LIABILITY
In July 2019, the Company sold property it had recently acquired in Massachusetts for $3.5 million, which was the cost to the Company. In connection with the sale of this location, the Company agreed to lease the location back for cultivation. The landlord has agreed to provide a tenant improvement allowanace (“TI Allowance”) of $40.0 million, which was dispensed in its entirety as of December 31, 2020. The initial term of the agreement is ten years, with two options to extend the term for five years each. The initial payments are equal to 11% of the sum of the purchase price for the property and will increase when a draw is made on the TI Allowance. In addition, a 3% increase in payments will be applied annually after the first year. As of June 30, 2021, the total finance liability associated with this transaction is $44.3 million.
In October 2019, the Company sold property in Florida in exchange for cash of $17.0 million. Concurrent with the closing of the purchase, the buyer entered into a lease agreement with the Company, for continued operation as a licensed medical cannabis cultivation facility. The initial term of the agreement is ten years, with two options to extend the term for five years each. The initial annualized payments are equal to 11% of the purchase price for the property. A 3% increase in payments will be applied annually after the first year. As of June 30, 2021, the total finance liability associated with this transaction is $17.3 million.
In October 2019, prior to acquisition by the Company, PurePenn, LLC (“PurePenn”) sold their cannabis cultivation facility in Pennsylvania for $5.0 million. Simultaneously with the closing of the sale, PurePenn agreed to lease the cultivation facility back. The initial term of the lease is fifteen years, with two five-year options to renew. The landlord has agreed to provide a TI allowance of $21.0 million as an additional component of base rent. Payments are made based on one twelfth (1/12) of the TI allowance dispersed with 12.75% due for the first $5.0 million and 13.75% thereafter. On March 8, 2021, the Company entered into an amendment with the landlord to increase the tenant improvement allowance to $36.5 million at a rate of 10.75% on the additional allowance in excess of $21.0 million. As of June 30, 2021, $23.8 million of the TI allowance has been provided. As of June 30, 2021, the total finance liability associated with this transaction is $28.7 million.
Under the failed-sales-leaseback accounting model, the Company is deemed under GAAP to own the above mentioned real estate properties as financing arrangements since control was never transferred to the buyer-lessor. These agreements are presented on our condensed consolidated balance sheet within Property and equipment, net and depreciated over the assets’ remaining useful life.

NOTE 12. SHARE CAPITAL
The authorized share capital of the Company is comprised of the following:
(i)
Unlimited
number of Subordinate Voting Shares
Holders of the Subordinate Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held. Holders of Subordinate Voting Shares are entitled to receive as and when declared by the directors, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted
to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.
As of June 30, 2021, and 2020, there were 70,521,604 and 38,594,983 Subordinate Voting Shares issued and outstanding, respectively.
(ii)
Unlimited
number of Multiple Voting Shares
Holders of Multiple Voting shares are entitled to notice of and to attend any meetings of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted (initially, 100 votes per Multiple Voting Share). The initial “Conversation Ratio” for Multiple Voting Shares is
100
Subordinate Voting shares for each Multiple Voting Share, subject to adjustment in certain events. Holders of Multiple Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefore, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares.
No dividend may be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted
to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.
As of June 30, 2021, and 2020, there were 564,611, and 66,614 Multiple Voting Shares issued and outstanding, respectively, which were equal to 56,461,096, and 6,661,374 Subordinate Voting Shares, respectively, if converted.
(iii)
Unlimited
number of Super Voting Shares
Holders of Super Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Super Voting Shares are be entitled to two votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted (initially, 200 votes per Super Voting Share). Holders of Super Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefore, pari passu (on an as converted to Subordinated Voting Share basis) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend is to be declared or paid on the Super Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted
to Subordinate Voting Share basis) on the Subordinate Voting Shares and Multiple Voting Shares. The initial “Conversion Ratio” for the Super Voting Shares is one Multiple Voting Share for each Super Voting Share, subject to adjustment in certain events.
On March 21, 2021, in accordance with the terms of the Company’s Articles, all of the outstanding Super Voting Shares converted automatically, without any action by the holders of such Super Voting Shares, into Multiple Voting Shares and, following that conversion, the Company may not issue additional Super Voting Shares.
As of June 30, 2021, and 2020, there were 0, and 67,813 Super Voting Shares issued or outstanding, respectively, which were equal to 0 and 67,813,300 Super Voting Shares, respectively, if converted.

NOTE 13. SHARE-BASED COMPENSATION
Options
The Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”) was adopted at the annual meeting of shareholders. The 2021 Plan reserves 4,000,000 Subordinate Voting Shares for issuance thereunder and replaced the Schyan Exploration Inc. Stock Option Plan (the “Prior Plan”). Awards previously granted under the Prior Plan, including equity awards granted in the first quarter of 2021 for performance in 2020, remain subject to the terms of the Prior Plan. No further grants of awards shall be made under the Prior Plan. The Prior Plan is administered by the Board of Directors of the Company and the 2021 Plan is administered by the Compensation Committee. No awards were granted under the 2021 Plan between the date of its adoption by shareholders on June 10, 2021 and June 30, 2021.
The fair value of stock options granted by the Company during 2021 and 2020, under the Prior Plan, were estimated on the date of the grant using the Black-Scholes option-pricing model with the relevant assumptions outlined in the table below. The expected volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history prior to the Company becoming public. The expected life in years represents the period of time that options granted are expected to be outstanding. The risk-free rate was based on the United States three-year bond yield rate at the time of grant of the award. Expected annual rate of dividends is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.
On January 3, 2020, under the Prior Plan, the Board awarded options to purchase shares to directors, officers, and key employees of the Company. In accordance with the Prior Plan’s policy, the vesting period for employees is 15% as of the date of issuance, 25% vest on December 31, 2020, and 60% vest on December 31, 2021. For founding members of the Board of Directors, the options were fully vested on the date of grant. For non-founding
members of the Board of Directors, 50% of the options were vested on December 31, 2020, and 50% will vest on December 31, 2021.

	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020
Fair value at grant date	$11.20	$3.11 - $3.26
Stock price at grant date	$33.42	$11.52 - $12.50
Exercise price at grant date	$33.42	$11.52 - $12.50
Expected life in years	3.00	1.58 - 2.00
Expected volatility	49.88%	49.10% - 50.15%
Expected annual rate of dividends	0%	0%
Risk free annual interest rate	0.16%	1.40 - 1.58%
On January 4, 2021, under the Prior Plan, the Board awarded options to purchase shares to directors, officers, and key employees of the Company. In accordance with the Prior Plan’s policy, the vesting period for employees is 15% vest on December 31, 2021, 25% vest on December 31, 2022, and 60% vest on December 31, 2023. For founding and non-founding
members of the Board of Directors, 50% of the options vest on December 31, 2021, and 50% will vest on December 31, 2022.
For the six months ended June 30, 2021, the Company recorded share-based compensation for all stock options in the amount of $1.5 million. This is recognized as $0.1 million Cost of goods sold, net, $1.1 million General and administrative and $0.3 million Sales and marketing in the condensed consolidated statements of operations and comprehensive income.

The number and weighted-average exercise prices and remaining contractual life of options at June 30, 2021 were as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (yrs)	Aggregate intrinsic value
Outstanding at January 1, 2021	1,129,774	11.72	4.01	—
Granted	326,872	33.42	4.52	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding, June 30, 2021	1,456,646	$16.59	3.80	$20.91

Exercisable, June 30, 2021	554,459	$11.70	3.59	$25.80
Total unvested options as of June 30, 2021, is 902,187 which are expected to vest over time and have an aggregate unrecognized compensation expense of $3.2 million. The unrecognized compensation expense will be recognized over a weighted average period of 2.01 years.
As noted above, following shareholder approval of the 2021 Plan, no further grants of awards shall be made under the Prior Plan.
Warrants
During the year ended December 31, 2018, the Company issued 8,784,872 warrants to certain employees and directors of the Company for past services provided. The warrants had no vesting conditions and are exercisable at any time for three years after the issuance, subject to certain lock-up
provisions: (i) the warrants may not be exercised for 18 months following the Issue Date; (ii) 50% of the warrants may be exercised between months
19-24
following the Issue Date; and (iii) the remaining 50% of the warrants may be exercised at any time thereafter until expiration. The warrants are exchangeable into Subordinate Voting Shares. For the six months ended June 30, 2021 and 2020, no warrants related to share-based compensation were issued. As the warrants had no vesting conditions, the entire share-based compensation expense of $15.0 million was recognized when the warrants were issued in 2018.
The following table summarizes the warrants issued and outstanding to certain employees and directors of the Company as of December 31, 2020 and the changes during the six months ended June 30, 2021:

	Number of warrants	Weighted average exercise price ($CAD)	Weighted average remaining contractual life (yrs)
Outstanding as of January 1, 2021	6,061,561	6.00	0.72

Granted	—	—	—
Exercised	(795,022)	6.00	—
Forfeited	(116,333)	—	—

Outstanding as of June 30, 2021	5,150,206	6.00	0.24

NOTE 14. EARNINGS PER SHARE
The following is a reconciliation for the calculation of basic and diluted earnings per share for the three and six months ended June 30, 2021 and 2020:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020

	(dollars in thousands)		(dollars in thousands)
Net income	$40,880	$18,938	$70,958	$42,543
Weighted average number of common shares outstanding	125,631,725	111,573,332	120,351,366	110,959,839
Dilutive effect of warrants and options outstanding	7,370,506	3,733,981	7,533,547	3,508,500

Diluted weighted average number of common shares outstanding	133,002,231	115,307,313	127,884,913	114,468,339

Basic earnings per share	$0.33	$0.17	$0.59	$0.38
Diluted earnings per share	$0.31	$0.16	$0.55	$0.37
NOTE 15. INCOME TAXES
The following table summarizes the Company’s income tax expense and effective tax rate for the three and six months ended June 30, 2021 and 2020

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2021	2020	2021	2020

	(dollars in thousands)		(dollars in thousands)
Income before provision for income taxes	$69,982	$42,212	$134,608	$83,711
Provision for income taxes	29,102	23,274	63,650	41,168
Effective tax rate	42%	55%	47%	49%
NOTE 16. RELATED PARTIES
The Company had raised funds by issuing notes to various related parties including directors, officers, and shareholders and the balance at June 30, 2021 and December 31, 2020 was $12.0 million and $12.0 million, respectively, as discussed in
“Note 8 – Notes Payable Related Party”
.
J.T. Burnette, the spouse of Kim Rivers, the Chief Executive Officer and Chair of the board of directors of the Company, is a minority owner of a company (the “Supplier”) that provides construction and related services to the Company. The Supplier is responsible for the construction of the Company’s cultivation and processing facilities, and provides labor, materials and equipment on a cost-plus basis. At June 30, 2021 and 2020, property and equipment purchases totaled $76.4 million, and $35.9 million, respectively. As of June 30, 2021 and December 31, 2020, $13.8 million and $10.4 million of property and equipment purchases was included in accounts payable in the condensed consolidated balance sheets. The use of the Supplier was reviewed and approved by the independent members of the Company’s board of directors, and all invoices of the Supplier are reviewed by the office of the Company’s Chief Legal Officer.
The Company has many leases from various real estate holding companies that are managed by various related parties including Benjamin Atkins, a former director and current shareholder of the Company, and the Supplier. As of June 30, 2021, and December 31, 2020, under ASC 842, the Company had the following in the condensed consolidated balance sheet:

	As of June 30, 2021		As of December 31, 2020
	Finance	Operating	Finance	Operating

	(dollars in thousands)		(dollars in thousands)
Right-of-use asset, net	$3,213	$10,720	$3,425	$12,003
Lease liability:
Lease liability - current portion	301	1,381	281	1,539
Lease liability	3,344	9,980	3,500	11,083

Total related parties lease liability	$3,645	$11,361	$3,781	$12,622

NOTE 17. CONTINGENCIES
(a)    Operating Licenses
Although the possession, cultivation and distribution of cannabis for medical use is permitted in Florida, Massachusetts, California, Connecticut, Pennsylvania and West Virginia, cannabis is a
Schedule-I
controlled substance and its use and possession remains a violation of federal law. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding cannabis would likely result in the Company’s inability to proceed with our business plans. In addition, the Company’s assets, including real property, cash and cash equivalents, equipment and other goods, could be subject to asset forfeiture because cannabis is still federally illegal.
(b)    Claims and Litigation
From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. Except as disclosed below, at June 30, 2021, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s condensed consolidated statements of operations and comprehensive income. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.
On December 30, 2019, a securities class-action complaint,
David McNear v. Trulieve Cannabis Corp. et al.
, Case No.
1:19-cv-07289,
was filed against the Company in the United States District Court for the Eastern District of New York. On February 12, 2020, a second securities class-action complaint,
Monica Acerra v. Trulieve Cannabis Corp. et al.
, Case No.
1:20-cv-00775,
which is substantially similar to the complaint filed on December 30, 2019, was filed against the Company in the United States District Court for the Eastern District of New York. Both complaints name the Company, Kim Rivers, and Mohan Srinivasan as defendants for allegedly making materially false and misleading statements regarding the Company’s previously reported financial statements and public statements about its business, operations, and prospects. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEC Rule
10b-5
promulgated thereunder. The complaint sought unspecified damages, costs, attorneys’ fees, and equitable relief. On March 20, 2020, the Court consolidated the two related actions under
In re Trulieve Cannabis Corp. Securities Litigation
, No.
1:19-cv-07289,
and appointed William Kurek, John Colomara, David McNear, and Monica Acerra as Lead Plaintiffs. After consultation with legal council, the Company believes that the suit is immaterial and that the claims are without merit and intends to vigorously defend against them.
(c)    Arrangement Agreement
On May 10, 2021, Trulieve Cannabis Corp. (the “Company”) entered into an arrangement agreement (the “Arrangement Agreement”) with Harvest Health & Recreation Inc. (“Harvest”), pursuant to which, the Company has agreed, subject to the terms and conditions thereof, to acquire all of the issued and outstanding subordinate voting shares of Harvest (“Subordinate Voting Shares”), multiple voting shares of Harvest (“Multiple Voting Shares”) and super voting shares of Harvest (the “Super Voting Shares” and, together with the Subordinate Voting Shares and Multiple Voting Shares, the “Harvest Voting Shares”), pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”).
Subject to the terms and conditions set forth in the Arrangement Agreement and Plan of Arrangement, holders of Harvest Voting Shares will receive 0.1170 of a subordinate voting share of the Company (each a “Company Subordinate Voting Share”), subject to adjustment as described as (the “Exchange Ratio”) within the Arrangement Agreement, for each Harvest Voting Share outstanding immediately prior to the effective time of the Arrangement (the “Effective Time”), with the Super Voting Shares and Multiple Voting Shares treated on an as if converted basis to Subordinate Voting Shares pursuant to their respective terms; provided, the Exchange Ratio may potentially be adjusted upon the occurrence of certain permitted Harvest debt refinancing’s. The Arrangement is intended to qualify as a reorganization for U.S. federal income tax purposes.
The Arrangement Agreement includes customary representations, warranties and covenants of Trulieve and Harvest and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of its business during the interim period between execution of the Arrangement Agreement and the Effective Time as defined within the Arrangement Agreement.

The Arrangement Agreement provides for customary
non-solicitation
covenants, subject to the right of the board of directors of Harvest (the “Board”) to consider and accept a superior proposal (as defined in the Arrangement Agreement), and the right of the Company to match any such proposal within five business days. The Arrangement Agreement also provides for the payment by Harvest to the Company of a $100,000,000 termination fee if the Arrangement Agreement is terminated in certain specified circumstances, including, among other things, in the event that (i) the Board withholds, withdraws, modifies or qualifies any of its recommendations or determinations with respect to the special resolution approving the Arrangement; (ii) the Board, in accordance with certain procedures set forth in the Arrangement Agreement, accepts, recommends, approves or enters into an agreement to implement a superior proposal (as defined in the Arrangement Agreement), or (iii) the Arrangement Agreement is terminated in certain circumstances, including in the event the resolution approving the Arrangement is not approved by Harvest Voting Shareholders, the Arrangement is not consummated on or prior to February 28, 2022 (subject to modification by the parties and extension in certain circumstances), or in the event Harvest willfully failed to fulfill or comply with all covenants contained in the Arrangement Agreement required to be fulfilled or complied with it on or prior to the effective time of the Arrangement, and if (x) prior to the date of termination an acquisition proposal meeting certain requirements has been publicly announced or otherwise communicated to Harvest, and (y) within 12 months of the date of such termination the transaction is completed or Harvest has entered into a definitive agreement with respect to such transaction and such transaction is later consummated or effected (whether or not within such 12 month period). The Arrangement Agreement also provides for the payment by the Company to Harvest of a $
100,000,000
termination fee if the Arrangement Agreement is terminated due to the fact that the Arrangement is not consummated on or prior to February 28, 2022 (subject to modification by the parties and extension in certain circumstances) solely due to the failure to obtain certain required regulatory approvals.
In the event the Arrangement has not been completed on or before February 28, 2022, the Company has agreed to lend Harvest $25,000,000. In addition, the Company has agreed to lend Harvest an additional amount of $25,000,000 on each of May 31, 2022, August 31, 2022 and November 30, 2022 if the Arrangement has not been completed by the business day preceding each of those respective dates. Such loans will be subject to acceleration in certain customary or to be negotiated events, which include termination of the Arrangement Agreement in order to enter into an alternative transaction agreement for a superior proposal.
The Transaction will be consummated subject to the deliverables and provisions as further described in the Arrangement Agreement. Refer to the Quarterly Report on Form
10-Q
filed on May 13, 2021, for additional details including the Arrangement Agreement within Exhibit 2.1.
NOTE 18. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through August 12, 2021, which is the date these consolidated financial statements were issued.
On July 2, 2021, the Company acquired certain assets of Patient Centric of Martha’s Vineyard (“PCMV”) including the rights to a Provisional Marijuana Retailers License from the Massachusetts Cannabis Control Commission, the right to exercise an option held by PCMV to lease real property in Framingham, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements to operate as a marijuana retailer at the property. Total consideration was $4.8 million or 258,383 in Trulieve Shares, of which 10,879 are subject to a holdback for six months as security for any indemnity claims by the Company under the asset purchase agreement. The acquisition will be accounted for as an asset acquisition. The initial accounting for the asset acquisition is incomplete at the time of this filing due to the limited amount of time since the acquisition date and the ongoing status of the valuation. We anticipate that we will complete the initial accounting for the asset acquisition during the third quarter of 2021.
On July 8, 2021, the Company acquired 100% of the membership interests of Anna Holdings, LLC, a company who is the sole equity holder in Chamounix Ventures, LLC which holds a permit to operate dispensaries under Keystone Shops (“Keystone Shops”) with locations in Philadelphia, Devon and King of Prussia, Pennsylvania. Total consideration was $60.0 million consisting of $20.0 million in cash and $40.0 million or 1,009,336 in Trulieve shares. The deal does not carry a deferred payments or earn-out
period and provides for an additional $5.0 million in consideration which is contingent on the enactment, adoption or approval of laws allowing for adult-use
cannabis in the state of Pennsylvania. The acquisition will be accounted for as a business combination. The initial accounting for the business combination is incomplete at the time of this filing due to the limited amount of time since the acquisition date and the ongoing status of the valuation. As such, we are unable to disclose certain information with respect to the Keystone Shops acquisition including the preliminary estimated fair value of the assets acquired and liabilities assumed. We anticipate that we will complete the initial accounting for the business combination during the third quarter of 2021.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Trulieve Cannabis Corp.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Trulieve Cannabis Corp. (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”).
In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its consolidated operations and its consolidated cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ MNP LLP
Chartered Professional Accountants;
Licensed Public Accountants
We have served as the Company’s auditor since 2018.
Ottawa, Canada
March 22, 2021

TRULIEVE CANNABIS CORP.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	2020	2019
ASSETS
Current Assets:
Cash and Cash Equivalents	$146,713	$91,813
Accounts Receivable, net of allowance for doubtful accounts of $5,000	308	—
Inventories	98,312	65,981
Prepaid Expenses and Other Current Assets	19,815	7,678

Total Current Assets	265,148	165,471
Property and Equipment, Net	317,701	144,748
Right of Use Asset—Operating, Net	28,171	22,045
Right of Use Asset—Finance, Net	36,904	19,088
Intangible Assets, Net	90,144	26,380
Goodwill	74,100	7,316
Other Assets	3,944	949

TOTAL ASSETS	$816,112	$385,996

LIABILITIES
Current Liabilities:
Accounts Payable and Accrued Liabilities	$41,902	$24,308
Income Tax Payable	5,875	8,327
Deferred Revenue	7,178	2,404
Notes Payable—Current Portion	2,000	2,000
Notes Payable—Related Party—Current Portion	12,011	924
Warrant Liability	—	9,892
Operating Lease Liability—Current Portion	3,154	2,541
Finance Lease Liability—Current Portion	3,877	2,272

Total Current Liabilities	75,998	52,667
Long-Term Liabilities:
Notes Payable	4,000	4,000
Notes Payable—Related Party	—	11,979
Operating Lease Liability	26,450	20,601
Finance Lease Liability	35,058	17,168
Other Long-Term Liabilities	121,080	118,256
Construction Finance Liability	82,047	22,956
Deferred Tax Liability	23,575	5,486

TOTAL LIABILITIES	368,208	253,114
SHAREHOLDERS’ EQUITY
Common Stock, no par value; unlimited shares authorized as of December 31, 2020 and 2019, 119,573,998 and 110,346,346 issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional Paid-in-Capital	275,644	76,192
Warrants	52,570	—
Accumulated Earnings	119,690	56,691

TOTAL SHAREHOLDERS’ EQUITY	447,904	132,883

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	816,112	$385,996

The accompanying notes are an integral part of these consolidated financial statements.

TRULIEVE CANNABIS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(dollars in thousands, except per share data)

	2020	2019	2018
Revenues, Net of Discounts	$521,533	$252,819	$102,817
Cost of Goods Sold	135,116	60,982	22,385

Gross Profit	386,418	191,837	80,431
Expenses:
General and Administrative	36,056	14,071	19,156
Sales and Marketing	119,395	59,349	25,050
Depreciation and Amortization	12,600	5,079	1,138

Total Expenses	168,051	78,499	45,344

Income from Operations	218,367	113,338	35,088

Other Income (Expense):
Interest Expense, Net	(20,237)	(9,050)	(2,103)
Other (Expense) Income, Net	(40,680)	(607)	60

Total Other Expense	(60,917)	(9,658)	(2,044)

Income Before Provision for Income Taxes	157,450	103,680	33,044

Provision for Income Taxes	94,451	50,586	22,151

Net Income and Comprehensive Income	$62,999	$53,094	$10,893

Basic Net Income per Common Share	$0.55	$0.48	$0.11

Diluted Net Income per Common Share	$0.53	$0.46	$0.11

Weighted average number of common shares used in computing net income per common share:
Basic	113,572,379	110,206,103	101,697,002

Diluted	118,325,724	115,317,942	103,201,127

The accompanying notes are an integral part of these consolidated financial statements.

TRULIEVE CANNABIS CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(dollars in thousands)

	Super Voting Shares	Multiple Voting Shares	Subordinate Voting Shares	Total Common Shares	Additional Paid-in- Capital	Warrants	Accumulated Earnings (Deficit)	Total
Balance, January 1, 2018	85,246,600	13,436,800	—	98,683,400	11,456	—	(7,296)	4,160
Issuance of Common Stock as Debt Discount	—	—	—	—	200	—	—	200
Additional Contribution from the Issuance of Below Market Interest Debt	—	—	—	—	46	—	—	46
Issuance of Shares Subscription Receipt Offering, Net	—	3,573,450	7,354,050	10,927,500	45,948	—	—	45,948
Broker Warrants Issued in Reverse Takeover Transaction	—	—	—	—	1,519	—	—	1,519
Net Consideration Provided in Reverse Takeover Transaction	—	—	200,000	200,000	(460)	—	—	(460)
Shares Issued for Cash - Warrant Exercise	—	—	321,268	321,268	1,489	—	—	1,489
Conversions of Multiple Voting to Subordinate Voting Shares	—	(3,259,799)	3,259,799	—	—	—	—	—
Share-based Compensation	—	—	—	—	15,020	—	—	15,020
Net Income	—	—	—	—	—	—	10,893	10,893

Balance, December 31, 2018	85,246,600	13,750,451	11,135,117	110,132,168	$75,218	$—	3,596	78,814

Additional Contribution from the Issuance of Below
Market Interest Debt	—	—	—	—	10	—	—	10
Conversions of Super and Multiple Voting Shares to Subordinate Voting Shares	(17,433,300)	(7,089,077)	24,522,377	—	—	—	—	—
Shares issued for cash - Warrant Exercise	—	—	214,178	214,178	964	—	—	964
Net Income	—	—	—	—	—	—	53,094	53,094

Balance, December 31, 2019	67,813,300	6,661,374	35,871,672	110,346,346	$76,192	$—	56,691	132,883

Share-based compensation	—	—	—	—	2,765	—	—	2,765
Reclassification of Warrants to Equity	—	—	—	—	—	52,570	—	52,570
Shares issued for cash - Warrant Exercise	—	—	2,723,411	2,723,411	11,459	—	—	11,459
Contingent Consideration Payable in Shares	—	—	—	—	65,000	—	—	65,000
Exercise of Stock Options	—	—	9,180	9,180	—	—	—	—
Issuance of Shares in Private Placement, Net of Issuance Costs	—	—	4,715,000	4,715,000	83,228	—	—	83,228
Shares issued for PurePenn and Solevo Acquisitions	—	—	1,780,061	1,780,061	37,000	—	—	37,000
Conversions of Multiple Voting to Subordinate Voting Shares	(9,630,800)	(5,222,337)	14,853,137	—	—	—	—	—
Net Income	—	—	—	—	—	—	62,999	62,999

Balance, December 31, 2020	58,182,500	1,439,037	59,952,461	119,573,998	$275,644	$52,570	$119,690	447,904

The accompanying notes are an integral part of these consolidated financial statements.

TRULIEVE CANNABIS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	2020	2019	2018
CASH FLOW FROM OPERATING ACTIVITIES
Net Income and Comprehensive Income	$62,999	$53,094	$10,893
Adjustments to Reconcile Net Income and Comprehensive Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	12,600	5,079	1,138
Depreciation and Amortization Included in Cost of Goods Sold, Net	11,542	7,992	1,968
Non-Cash Interest Expense	2,889	849	—
Loss from Sale of Property and Equipment	63	67	46
Amortization of Operating Lease Right of Use Assets	6,045	2,733	—
Share-Based Compensation	2,765	—	15,020
Loss on Fair Value of Warrants	42,679	806	—
Deferred Income Tax Expense	(4,887)	(908)	(546)
Changes in Operating Assets and Liabilities:
Inventories	(22,534)	(54,481)	(18,751)
Accounts Receivable	1,109	—	—
Prepaid Expenses and Other Current Assets	(11,670)	(5,224)	(2,271)
Other Assets	(2,517)	147	(1,096)
Accounts Payable and Accrued Liabilities	1,002	13,587	1,056
Operating Lease Liabilities	(4,764)	(2,825)	—
Other Long-Term Liabilities	—	3,915	723
Income Tax Payable	(2,452)	(6,735)	13,926
Deferred Revenue	4,774	977	1,412

NET CASH PROVIDED BY OPERATING ACTIVITIES	99,643	19,073	23,517

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of Property and Equipment	(99,941)	(71,834)	(42,561)
Purchases of Property and Equipment from Construction	(41,116)	(2,571)	—
Capitalized Interest	(4,803)	(471)	(980)
Acquisitions, Net of Cash Acquired	(27,923)	(19,825)	(7,644)
Cash Paid to Acquire License Agreement	(887)	—	—
Proceeds from Sale of Property and Equipment	16	29	129

NET CASH USED IN INVESTING ACTIVITIES	(174,654)	(94,673)	(51,055)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from Issuance of Notes Payable	—	—	6,040
Proceeds from Issuance of Notes Payable—Related Party	—	—	11,357
Proceeds from Debt Financings, Net of Discounts and Accrued Interest	—	122,215	—
Proceeds from Share Warrant Exercise	11,459	964	1,289
Proceeds from Construction Finance Liability	41,116	23,071	—
Payments on Notes Payable	—	—	(6,000)
Payments on Notes Payable - Related Party	(941)	(1,520)	(8,677)
Payments on Construction Finance Liability	(4,951)	(115)	—
Payments on Lease Obligations	—	(1,633)	(454)
Proceeds from Shares Issued Pursuant to Private Placement	83,228	—	47,467
Payments on Issuance of Shares for Reverse Transaction	—	—	(460)

NET CASH PROVIDED BY FINANCING ACTIVITIES	129,911	142,982	50,561

NET INCREASE IN CASH AND CASH EQUIVALENTS	54,900	67,383	23,023
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	91,813	24,430	1,407

CASH AND CASH EQUIVALENTS, END OF PERIOD	$146,713	$91,813	$24,430

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
CASH PAID DURING THE YEAR FOR
Interest	$22,135	$7,417	$2,948

Income Taxes	$105,248	$43,658	$8,195

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES
Shares Issued for PurePenn and Solevo Acquisition	$37,000	—	—

Shares Reserved for PurePenn and Solevo Acquisition	$65,000	—	—

Purchase of Property and Equipment Financed with Notes Payable - Related Party	$—	$257	$3,095

Purchase of Property and Equipment Financed with Accounts Payable	$13,613	$6,516	$4,697

Property and Equipment Acquired via Finance Leases	$24,165	$19,883	$1,406

Transfer of Shares Treated as a Debt Discount	$—	$—	$200

Debt Discount related to Below Market Interest Debt	$—	$10	$46

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS
Trulieve Cannabis Corp. (“Trulieve” or the “Company”) together with its subsidiaries was incorporated in British Columbia, Canada. Trulieve (through its wholly-owned licensed subsidiary, Trulieve, Inc.) is a vertically integrated cannabis company which currently operates under licenses in six states Florida, Massachusetts, California, Connecticut and Pennsylvania to cultivate, produce, and sell medicinal-use
cannabis products within such state. All revenues are generated in the United States, and all long-lived assets are located in the United States.
In July 2018, Trulieve, Inc. entered into a
non-binding
letter agreement (“Letter Agreement”) with Schyan Exploration Inc. (“Schyan”) whereby Trulieve, Inc. and Schyan have agreed to merge their respective businesses resulting in a reverse takeover of Schyan by Trulieve, Inc. and change the business of Schyan from a mining issuer to a marijuana issuer (the “Transaction”). The Transaction was completed in August 2018 and Schyan changed its name to Trulieve Cannabis Corp.
See
“Note 3—Acquisitions”
for the acquisitions of Life Essence, Inc., on December 13, 2018, a Massachusetts corporation; Leef Industries, LLC, on November 30, 2018, a California limited liability company, The Healing Corner, Inc. on May 21, 2019 and PurePenn LLC and Solevo Wellness on November 12
th
, 2020, a Pennsylvania limited liability company.
The Company’s head office and principal address is located at 6749 Ben Bostic Road, Quincy, Florida 32351.The Company’s registered office is located at Suite 2800, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2Z7.
The Company is listed on the Canadian Securities Exchange (the “CSE”) and began trading on September 24, 2018 under the ticker symbol “TRUL”.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) Basis of Presentation
The accompanying consolidated financial statements present the consolidated financial position and operations of Trulieve Cannabis Corp. and its subsidiaries as of and for the years ended December 31, 2020 and 2019 (the “consolidated financial statements”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
(b) Functional Currency
The functional currency of the Company and its subsidiaries, as determined by management, is the United States (“U.S.”) dollar. These consolidated financial statements are presented in U.S. dollars.
(c) Basis of Consolidation
These consolidated financial statements include the financial information of the Company and its subsidiaries, Trulieve, Inc., Life Essence, Inc., Leef Industries, LLC, Trulieve Bristol, Inc. “Healing Corner”, PurePenn LLC, and Keystone Relief Centers “Solevo”. The accounts of the subsidiaries are prepared for the same reporting period using consistent accounting policies. All of the consolidated entities were under common control during the entirety of the periods for which their respective results of operations were included in the consolidated financial statements (i.e., from the date of their acquisition). See
“Note 3—Acquisitions”
for further details on the acquired companies. Intercompany transactions, balances and unrealized gains or losses on transactions are eliminated.

(d) Cash and Cash Equivalents
The Company considers cash deposits and all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash deposits in financial institutions plus cash held at retail locations. Cash held in money market investments are carried at fair value, cash held in financial institutions and cash held at retail locations, have carrying values that approximate fair value.
(e) Inventory
Inventories are primarily comprised of raw materials, internally produced work in process, finished goods and packaging materials.
Costs incurred during the growing and production process are capitalized as incurred to the extent that cost is less than net realizable value. These costs include materials, labor and manufacturing overhead used in the growing and production processes. The Company capitalizes pre-harvest
costs.
Inventories of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value.
Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion, disposal and transportation for inventories in process. The Company periodically reviews its inventory and identifies that which is excess, slow moving and obsolete by considering factors such as inventory levels, expected product life and forecasted sales demand. Any identified excess, slow moving and obsolete inventory is written down to its net realizable value through a charge to cost of goods sold. The Company did not recognize any inventory reserves as of December 31, 2020 and 2019.
(f) Property and Equipment
Property and equipment are measured at cost less accumulated depreciation and impairment losses. Depreciation is recognized on a straight-line basis over the following terms:

Land	Not Depreciated
Buildings & Improvements	7 to 40 Years
Furniture & Equipment	3 to 10 Years
Vehicles	3 to 5 Years
Construction in Progress	Not Depreciated
Leasehold Improvements	The lesser of the life of the lease or the estimated useful life of the asset
An asset’s residual value, useful life and depreciation method are reviewed during each financial year and adjusted if appropriate.
Property and equipment, as well as
right-of-use
assets and definite life intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require these long-lived assets to be tested for possible impairment and the Company’s analysis indicates that a possible impairment exists based on an estimate of undiscounted future cash flows, the Company is required to estimate the fair value of the asset.
An impairment charge is recorded for the excess of the asset’s carrying value over its fair value, if any. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. The Company did not record any impairment charges on these long-lived assets during the years ended December 31, 2020 and 2019.

Gains or losses on disposal of an item are determined by comparing the proceeds from disposal with the carrying amount of the item and recognized in the statement of operations and comprehensive income. Construction in progress is transferred when available for use and depreciation of the assets commences at that point.
The Company capitalizes interest on debt financing invested in projects under construction. Upon the asset becoming available for use, capitalized interest costs, as a portion of the total cost of the asset, are depreciated over the estimated useful life of the related asset.
(g) Intangible Assets
Intangible assets are recorded at cost, less accumulated amortization and impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. The estimated useful lives, residual values and amortization methods are reviewed at each year-end,
and any changes in estimates are accounted for prospectively. As of December 31, 2020 and 2019, the Company has determined that no impairment exists.
Intangible assets are amortized using the straight-line method over estimated useful lives as follows:

Dispensary License	15 Years
Tradenames	2 to 10 Years
Customer Relationship	5 Years
Moxie Brand	3 Years
Non-Compete	2 Years
Trademarks	6 months to 1 Year
(h) Goodwill
Goodwill represents the excess of the purchase price paid for the acquisition of an entity over the fair value of the net tangible and intangible assets acquired. Goodwill is either assigned to a specific reporting unit or allocated between reporting units based on the relative fair value of each reporting unit.
Goodwill is not subject to amortization and is tested annually for impairment, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The Company reviews indefinite lived assets, including goodwill, annually at fiscal year-end
or at interim periods if events or circumstances indicate the carrying value may not be recoverable. An impaired asset is written down to its estimated fair value based on the most recent information available.
The Company assesses the fair values of its intangible assets, and its reporting unit for goodwill testing purposes, as necessary, using an income-based approach. Under the income approach, fair value is based on the present value of estimated future cash flows.
The Company operates as one operating segment and reporting unit and therefore, evaluates goodwill and other intangible assets with indefinite lives for impairment annually as one singular reporting unit once a year or more often when an event occurs or circumstances indicate the carrying value may not be recoverable The Company’s policy is to first perform a qualitative assessment to determine if it was more-likely-than-not that
the reporting unit’s carrying value is less than the fair value, indicating the potential for goodwill impairment. The amount of goodwill impairment is determined as the excess of the carrying value of the reporting unit’s goodwill over the fair value of that reporting unit.
The Company did not identify any impairment of its goodwill at December 31, 2020 and 2019.

(i) Accounts Payable and Accrued Liabilities
Accounts payable and accrued liabilities consist of:

	Year Ended December 31,
	2020	2019

	(dollars in thousands)
Trade Accounts Payable	$9,247	$9,954
Trade Accounts Payable—Related Party	10,403	6,463
Accrued Payroll	11,030	5,822
Other Payables and Accrued Liabilities	11,222	2,069

Total Accounts Payable and Accrued Liabilities	$41,902	$24,308

(j) Leases
In February 2016, the FASB issued ASU
2016-02, Leases (ASC
842), a standard that requires lessees to increase transparency and comparability among organizations by requiring the recognition of Right of Use Assets “ROU” and lease liabilities on the balance sheet. The requirements of this standard include a significant increase in required disclosures to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The FASB has issued several amendments and practical expedients to the standard, including clarifying guidance, transition relief on comparative reporting at adoption, a practical expedient, which allows lessees to elect as an accounting policy not to apply the provisions of ASC 842 to short term leases, and codification improvements to clarify that lessees and lessors are exempt from certain interim disclosure requirement associated with adopting the new leases standard.
The new standard was effective for the Company beginning January 1, 2019 and the standard was adopted using the modified retrospective transition approach, which allows the Company to recognize a cumulative effect adjustment to the opening balance of accumulated earnings in the period of adoption rather than restate comparative prior year periods. The cumulative effect adjustment to the opening balance of accumulated earnings is zero because (i) the Company does not have any unamortized initial direct costs as of January 1, 2019 that need to be written off; and (ii) the Company does not have any deferred gain or loss from our previous sale and operating leaseback transactions that need to be recognized. See “
Note 10—Leases
” for further information and the impact of adopting ASC 842 on January 1, 2019.
(k) Revenue Recognition
Revenue is recognized by the Company in accordance with
ASU 2014-09, Revenue
from Contracts with Customers (Topic 606). Through application of the standard, the Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.
In order to recognize revenue under
ASU 2014-09, the
Company applies the following five (5) steps:

•	Identify a customer along with a corresponding contract;

•	Identify the performance obligation(s) in the contract to transfer goods or provide distinct services to a customer;

•	Determine the transaction price the Company expects to be entitled to in exchange for transferring promised goods or services to a customer;

•	Allocate the transaction price to the performance obligation(s) in the contract; and

•	Recognize revenue when or as the Company satisfies the performance obligation(s).

The Company’s contracts with customers for the sale of dried cannabis, cannabis oil and other cannabis related products consist of multiple performance obligations. Revenue from the direct sale of cannabis to customers for a fixed price is recognized when the Company transfers control of the goods to the customer at the point of sale and the customer has paid for the goods. The Company has a loyalty rewards program that allows customers to earn reward credits to be used on future purchases. Loyalty reward credit issued as part of a sales transaction results in revenue being deferred until the loyalty reward is redeemed by the customer. The loyalty rewards are shown as reductions to ‘revenue, net of discounts’ line on the accompanying consolidated statements of operations and comprehensive income and included as deferred revenue on the consolidated balance sheet.
Contract assets are defined in the standard to include amounts that represent the right to receive payment for goods and services that have been transferred to the customer with rights conditional upon something other than the passage of time. Contract liabilities are defined in the standard to include amounts that reflect obligations to provide goods and services for which payment has been received. There are no contract assets on unsatisfied performance obligations as of December 31, 2020 and 2019. For some of its locations, the Company offers a loyalty reward program to its dispensary customers. A portion of the revenue generated in a sale must be allocated to the loyalty points earned. The amount allocated to the points earned is deferred until the loyalty points are redeemed or expire. As of December 31, 2020 and 2019, the loyalty liability totaled $5.3 million and $2.4 million, respectively, that is included in deferred revenue on the consolidated balance sheet.
(l) Income Taxes
The Company uses the asset and liability method to account for income taxes. Deferred income tax assets and liabilities are determined based on enacted tax rates and laws for the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
As the Company operates in the cannabis industry, it is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of producing the products or cost of production.
The Company recognizes uncertain income tax positions at the largest amount that is more-likely-than-not
to be sustained upon examination by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Recognition or measurement is reflected in the period in which the likelihood changes. Any interest and penalties related to unrecognized tax liabilities are presented within income tax expense in the consolidated statements of operations and comprehensive income.
(m) Financial Instruments
The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers all related factors of the asset by market participants in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.
Classification of financial instruments
The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels, and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 –	Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 –	Inputs other than quoted prices in active markets, that are observable for the asset or liability, either directly or indirectly; and

Level 3 –	Unobservable inputs for which there is little or no market data requiring the Company to develop its own assumptions.

(n) Warrant Liability
The Company has issued subordinate voting share purchase warrants for the June and November debt, see “Note 9—Debt”. The June and November Warrants related to the June and November debt are governed by a warrant indenture date June 18, 2019 as supplemented pursuant to a supplement dated November 7, 2019. Each Warrant entitled the holder thereof to purchase one Subordinate Voting Share at an exercise price of C$17.25 per share at any time prior to June 18, 2022, subject to adjustment in certain events. The Warrant indenture provides that the share ratio and exercise price of the Note Warrants will be subject to adjustment in the event of a subdivision or consolidation of the Subordinate Voting Shares. On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. The U.S. dollar exercise price was determined using the U.S. dollar exchange rate published by the Bank of Canada at the close of business on December 9, 2020 of C$1.00 = $0.781. See “
Note 9—Debt
” for further information.
(o) Share Capital
Common shares are classified as equity. The proceeds from the exercise of stock options or warrants together with amounts previously recorded in reserves over the vesting periods are recorded as share capital. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity.
(p) Earnings Per Share
The Company computes basic earnings attributable to common shareholders per share by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share attributable to shareholders gives effect to all potential dilutive shares outstanding during the period. The number of dilutive shares is calculated using the treasury stock method which reduces the effective number of shares by the amount of shares the Company could purchase with the proceeds of assumed exercises.
(q) Advertising Costs
Advertising costs which are expensed as incurred and are included in sales and marketing expenses were $2.1 million, $1.9 million and $0.3 million for the years ended December 31, 2020 2019, and 2018, respectively.
(r) Net Income and Comprehensive Income
The Company does not have any elements of other comprehensive income, therefore net income and comprehensive income are the same.
(s) Critical accounting estimates and judgments
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements are described below.

Accounting for acquisitions and business combinations
The Company has treated the acquisitions described in
Note 3 (a)
 (b) and (c)
 as business combinations. In a business combination, all identifiable assets, liabilities and contingent liabilities acquired, and consideration paid are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.
The Company has treated the acquisitions described in
Note 3 (d) and (e)
 as asset acquisitions. Treatment as a business combination would have resulted in the Company expensing the acquisition costs and recognition of a deferred tax liability related to licenses.
Inventories
The net realizable value of inventories represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory, expected future selling price, what we expect to realize by selling the inventory and the contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The estimates are judgmental in nature and are made at a point in time, using available information, expected business plans and expected market conditions. As a result, the actual amount received on sale could differ from the estimated value of inventory. Periodic reviews are performed on the inventory balance. The impact of changes in inventory reserves is reflected in cost of goods sold.
Goodwill impairment
Goodwill is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of goodwill may have been impaired. In order to determine that the value of goodwill may have been impaired, the Company performs a qualitative assessment to determine that it was more-likely-than-not if
the reporting unit’s carrying value is less than the fair value, indicating the potential for goodwill impairment. A number of factors, including historical results, business plans, forecasts and market data are used to determine the fair value of the reporting unit. Changes in the conditions for these judgments and estimates can significantly affect the assessed value of goodwill.
Leases—(ASU 842)
Leases requires lessees to discount lease payments using the rate implicit in the lease if that rate is readily available in accordance with ASU 842. If that rate cannot be readily determined, the lessee is required to use its incremental borrowing rate. The Company generally uses the incremental borrowing rate when initially recording real estate leases. Information from the lessor regarding the fair value of underlying assets and initial direct costs incurred by the lessor related to the leased assets is not available. The Company determines the incremental borrowing rate as the interest rate the Company would pay to borrow over a similar term the funds necessary to obtain an asset of a similar value to the right-of-use
asset in a similar economic environment. Leases requires lessees to estimate the lease term. In determining the period which the Company has the right to use an underlying asset, management considers the non-cancellable
period along with all facts and circumstances that create an economic incentive to exercise an extension option, or not to exercise a termination option.

Estimated useful lives and depreciation and amortization of property and equipment and intangible assets
Depreciation and amortization of property and equipment and intangible assets are dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.
Share-based payment arrangements
The Company uses the Black-Scholes pricing model to determine the fair value of warrants granted to employees and directors under share-based payment arrangements, where appropriate. In estimating fair value, management is required to make certain assumptions and estimates such as the expected life of units, volatility of the Company’s future share price, risk free rates, and future dividend yields at the initial grant date. Changes in assumptions used to estimate fair value could result in materially different results.
The Company classified its stock warrants as either liability or equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” (ASC 480) and ASC 815, “Derivatives and Hedging” (ASC 815), depending on the specific terms of the warrant agreement.
Because of the Canadian denominated exercise price, the June and November Warrants did not qualify to be classified within equity and were therefore classified as derivative liabilities at fair value with changes to earnings in the statements of operations. On December 10, 2020, the Company amended the terms of the Warrants to convert the exercise price of the Warrants to U.S. Dollar which were then classified as equity on the consolidated Balance Sheet.
The fair value of all warrants issued are determined by using the Black-Scholes valuation technique and were assigned based on the relative fair value of both the debt and the warrants issued.
(t) Recently Issued Accounting Pronouncements
Recent accounting pronouncements, other than those below, issued by the FASB, the AICPA and the SEC did not or are not believed by management to have a material effect on the Company’s present or future financial statements.
In February 2016, the FASB issued ASU
No. 2016-02,
Leases, which clarifies and improves existing authoritative guidance related to leasing transactions. This ASU will require the recognition of lease assets and liabilities for operating leases with terms of more than 12 months. The presentation of leases within the consolidated statement of operations and comprehensive income and cash flows will be substantially consistent with previous accounting guidance. This update is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company implemented this guidance in the first quarter of 2019 using the modified retrospective transition method and did not restate comparative periods. Refer to
Note 10—Leases
(ASC 842) for more information.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU
2016-13
requires the measurement of current expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Adoption of
ASU 2016-13 will
require financial institutions and other organizations to use forward-looking information to better formulate their credit loss estimates. In addition, the ASU amends the accounting for credit losses on available for sale debt securities and purchased financial assets with credit deterioration. This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company adopted ASU
2016-13
on January 1, 2020 and adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU
2018-13,
Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU
2018-13
adds, modifies, and removes certain fair value measurement disclosure requirements. ASU
2018-13
is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company adopted ASU
2018-13
on January 1, 2020 and the adoption did not have a material impact on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU
2019-12
removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU
2019-12
is effective for the Company beginning January 1, 2021. The Company is currently evaluating the effect of adopting this ASU on the Company’s consolidated financial statements.

3.	ACQUISITIONS
(a) PurePenn, LLC and Pioneer Leasing & Consulting, LLC
On November 12, 2020, the Company acquired 100% of the membership interests of both PurePenn, LLC and Pioneer Leasing & Consulting, LLC (collectively “PurePenn”). The purpose of this acquisition was to acquire the cultivation and manufacturing facility located in McKeesport, Pennsylvania. Trulieve acquired PurePenn for an upfront payment of $46 million, comprised of $27 million or 1,780,061 in Trulieve subordinate voting shares (“Trulieve Shares”) and $19 million in cash, plus a potential earn-out payment
of up to 2,405,488 Trulieve Shares based on the achievement of certain agreed EBITDA milestones. The earn-out
period is through the end of 2021. The acquisition was accounted for as a business combination in accordance with the Accounting Standards Codification (ASC) 805, Business Combinations, and related operating results are included in the accompanying consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and statement of cash flows for periods subsequent to the acquisition date. Total transaction costs related to the acquisition were approximately $1.8 million and have been included in the year ended December 31, 2020 consolidated statements of operations and comprehensive income. Goodwill arose because the consideration paid for the business acquisition reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of production, therefore goodwill is not deductible.

The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$19,000
Shares issued upon issuance	27,000
Contingent consideration payable in shares	50,000

Fair value of consideration exchanged	$96,000

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$563
Accounts receivable	1,300
Prepaids and other current assets	376
Inventory	7,461
Property and equipment, net	26,233
Intangible assets:
Tradename	580
Moxie license	2,960
State license	45,310
Goodwill	47,311
Other assets	478
Accounts payable and accrued expenses	(2,189)
Construction liability	(17,413)
Deferred tax liability	(16,970)

Total net assets acquired	96,000

(b) Keystone Relief Centers, LLC
On November 12, 2020, the Company acquired 100% of the membership interests of Keystone Relief Centers, LLC (referred to herein as “Solevo Wellness”). The purpose of this acquisition was to acquire the licenses to operate three medical marijuana dispensaries in the Pittsburgh, Pennsylvania area. Trulieve acquired Solevo for an upfront purchase price of $20 million, comprised of $10 million in cash and $10 million or 481,097 in Trulieve Shares, plus a potential earn-out payment
of up to 721,647 Trulieve Shares based on the achievement of certain agreed EBITDA milestones. The earn-out
period is through the end of 2021. The acquisition was accounted for as a business combination in accordance with the Accounting Standards Codification (ASC) 805, Business Combinations, and related operating results are included in the accompanying consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and statement of cash flows for periods of subsequent to the acquisition date. Total transaction costs related to the acquisition were approximately $0.9 million and have been included in the year ended December 31, 2020 consolidated statements of operations and comprehensive income. Goodwill arose because the consideration paid for the business acquisition reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of production, therefore goodwill is not deductible.
The preliminary valuation was based on Management’s estimates and assumptions which are subject to change within the purchase price allocation period (generally one year from the acquisition date). The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of the tangible and intangible assets acquired and the residual goodwill.

The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$10,000
Shares issued upon issuance	10,000
Contingent consideration payable in shares	15,000
Net working capital adjustment	715

Fair value of consideration exchanged	$35,715

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$1,229
Accounts receivable	117
Prepaids and other current assets	91
Inventory	2,337
Property and equipment, net	2,245
Right of use asset	2,156
Intangible assets:
Dispensary License	16,090
Tradename	930
Goodwill	19,473
Accounts payable and accrued expenses	(790)
Lease liability	(2,156)
Deferred tax liability	(6,007)

Total net assets acquired	$35,715

The consolidated unaudited proforma revenue and net income, which includes our acquisition of PurePenn and Solevo Wellness, assuming the acquisition occurred on January 1, 2020 through December 31, 2020 were approximately $575.2 million and $75.7 million. Financial information is not available for the years ended December 31, 2019 and 2018.
(c) The Healing Corner, Inc.
On May 21, 2019, the Company acquired all of the issued and outstanding shares of The Healing Corner, Inc. The purpose of this acquisition was to acquire the medical marijuana license in the State of Connecticut. The acquisition was financed with cash on hand and borrowings. The acquisition was accounted for as a business combination in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, and related operating results are included in the accompanying consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and statements of cash flows for periods subsequent to the acquisition date. Total transaction costs related to the acquisition were approximately $0.3 million and has been included in the year ended December 31, 2019 consolidated statements of operations and comprehensive income. Goodwill arose because the consideration paid for the business acquisition reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of production.

The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$19,900

Fair value of consideration exchanged	$19,900

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$2
Inventory	73
Prepaids	4
Property and equipment, net	203
Intangible assets:
Dispensary License	14,300
Trademark	321
Customer Relationship	1,000
Non-Compete	35
Goodwill	7,316
Accrued expenses	(4)
Deferred tax liability	(3,350)

Total net assets acquired	$19,900

(d) Life Essence, Inc.
On December 13, 2018, the Company acquired all of the issued and outstanding shares of Life Essence, Inc. The purpose of this acquisition was to acquire the licenses to operate three medical marijuana dispensaries and a marijuana cultivation and processing facility. The acquisition was financed with cash on hand. The Company determined that the net assets acquired did not meet the definition of a business in accordance with ASC 805, Business Combinations, and was therefore accounted for as an asset acquisition. Operating results of the acquired entity are included in the accompanying consolidated statement of operations and comprehensive income, changes in shareholders’ equity, and cash flows for periods subsequent to the acquisition date.
The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$4,125
Transaction costs	270

Fair value of consideration exchanged	$4,395

Recognized amounts of identifiable assets acquired and liabilities assumed:
Intangible asset—dispensary license	$6,144
Accrued expenses	(121)
Deferred tax liability	(1,628)

Total net assets acquired	$4,395

(e) Leef Industries, LLC
On November 30, 2018, the Company acquired 80% of the issued and outstanding membership interests of Leef Industries, LLC. Payment for 19% occurred in 2019 and payment for the remaining 1% was made in 2020. The purpose of this acquisition was to acquire the recreational marijuana license. The Company deterred that the net assets acquired did not meet the definition of a business in accordance with ASC 805, Business Combinations, and was therefore accounted for as an asset acquisition. Operating results of the acquired entity are included in the accompanying consolidated statement of operations and comprehensive income, changes in shareholders’ equity, and cash flows for periods subsequent to the acquisition date.
The following table summarizes the allocation of consideration exchanged for the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed:

(dollars in thousands)
Consideration:
Cash	$3,250
Balance of Purchase Price Payable	750
Transaction costs	25

Fair value of consideration exchanged	$4,025

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$7
Inventory	19
Property and equipment, net	8
Intangible assets:
Dispensary License	5,470
Tradename	10
Accrued expenses	(38)
Deferred tax liability	(1,452)

Total net assets acquired	$4,025

(f) Patient Centric of Martha’s Vineyard Ltd.
In October 2020, Life Essence, entered into an asset purchase agreement with Patient Centric of Martha’s Vineyard Ltd. or PCMV, pursuant to which Life Essence agreed to purchase certain assets of PCMV including the rights to a Provisional Marijuana Retailer License from the Massachusetts Cannabis Control Commission, the right to exercise an option held by PCMV to lease real property in Framingham, Massachusetts for use as a marijuana retailer, and necessary municipal entitlements to operate as a marijuana retailer at the property. Life Essence has agreed to acquire these assets for an aggregate purchase price of $4.7 million payable in Subordinate Voting Shares totaling 258,383, of which 10,881 are subject to a holdback for six months as security for any indemnity claims by us under the asset purchase agreement. The asset purchase agreement includes customary representations, warranties, and indemnities. We expect the closing of the transaction to occur promptly following receipt of applicable state and local regulatory approvals. The issuance of the Subordinate Voting Shares at the closing will have a dilutive impact on our existing shareholders. The closing of the asset acquisition is subject to customary closing conditions including necessary regulatory approvals.

4.	INVENTORIES
Inventories are comprised of the following items at December 31:

	2020	2019

	(dollars in thousands)
Raw Material
Cannabis plants	10,661	$10,835
Harvested Cannabis and Packaging	11,233	8,132

Total Raw Material	21,894	18,967
Work in Process	54,781	34,212
Finished Goods-Unmedicated	3,908	5,263
Finished Goods-Medicated	17,730	7,538

Total Inventories	98,312	$65,981

5.	PROPERTY AND EQUIPMENT
At December 31, 2020 and 2019, Property and Equipment consisted of the following:

	2020	2019

	(dollars in thousands)
Land	$5,022	$4,479
Buildings & Improvements	112,692	89,542
Construction in Progress	182,962	24,732
Furniture & Equipment	46,532	38,659
Vehicles	351	288

Total	347,559	157,701
Less: accumulated depreciation	(29,858)	(12,953)

Total property and equipment, net	$317,701	$144,748

For the years ended December 31, 2020, 2019 and 2018, the Company capitalized interest of $4.8 million, $0.5 million and $1.0 million, respectively.
For the years ended December 31, 2020, 2019 and 2018, there was depreciation expense of $16.9 million, $9.3 million and $3.0 million, respectively.
J.T. Burnette, the spouse of Kim Rivers, the Chief Executive Officer and Chair of the board of directors of the Company, is a minority owner of a company (the “Supplier”) that provides construction and related services to the Company. The Supplier is responsible for the construction of the Company’s cultivation and processing facilities, and provides labor, materials and equipment on a cost-plus basis. For the years ended December 31, 2020, 2019 and 2018, property and equipment purchases from the Supplier totaled $96.7 million, $46.4 million and $12.1 million, respectively. As of December 31, 2020 and 2019, $10.4 million and $6.5 million was included in accounts payable. The use of the Supplier was reviewed and approved by the independent members of the Company’s board of directors, and all invoices of the Supplier are reviewed by the office of the Company’s general counsel.

6.	INTANGIBLE ASSETS & GOODWILL
At December 31, 2020 and 2019, definite-lived intangible assets consisted of the following:

	December 31, 2020
(dollars in thousands)	Net amount	Acquired license agreements	Additions from acquisitions	Amortization expense	Net amount
Licenses	$24,538	$887	$61,400	$2,308	84,517
Moxie brand	—	—	2,960	132	2,828
Tradenames	800	—	1,510	201	2,109
Customer relationship	883	—	—	200	683
Non-compete	25	—	—	18	7
Trademarks	134	—	—	134	—

	$26,380	$887	$65,870	$2,992	90,144

	December 31, 2019
(dollars in thousands)	Net amount	Acquired license agreements	Additions from acquisitions	Amortization expense	Net amount
Licenses	$11,568	$—	$14,300	$1,330	$24,538
Moxie brand	—	—	—	—	—
Tradenames	900	—	—	100	800
Customer relationship	—	—	1,000	117	883
Non-compete	—	—	35	10	25
Trademarks	9	—	321	196	134

	$12,477	$—	$15,656	$1,753	$26,380

Amortization expense for the years ended December 31, 2020 and 2019 was $3.0 million and $1.8 million, respectively.
The following table outlines the estimated future annual amortization expense related to intangible assets as of December 31, 2020:

Year Ended December 31,	Estimated Amortization
(dollars in thousands)
2021	$7,914
2022	7,823
2023	7,038
2024	6,066
2025	5,982
Thereafter	55,321

$90,144

Goodwill arose from the acquisition of PurePenn, LLC, Pioneer Leasing & Consulting and Solevo Wellness, and The Healing Corner, Inc. see
“Note 3—Acquisitions”
. The Company tested for impairment in the fourth quarter of the year ended December 31, 2020.

At December 31, 2020, Goodwill consisted of the following:

(dollars in thousands)
At January 1, 2019	$—
Acquisition of The Healing Corner, Inc.	7,316
At of December 31, 2019	$7,316
Acquisition of PurePenn, LLC and Pioneer Leasing & Consulting, LLC	47,311
Acquisition of Solevo Wellness	19,473

At December 31, 2020	$74,100

7.	NOTES PAYABLE
At December 31, 2020 and 2019,
notes payable consisted of the following:

	2020	2019

	(dollars in thousands)
Promissory note dated April 10, 2017, with annual interest at 12%, due between April and July 2022	$4,000	$4,000
Promissory note dated December 7, 2017, with annual interest at 12%, secured by certain property located in Miami, FL, due December 2021	2,000	2,000
Less current portion	(2,000)	(2,000)

Long Term Notes Payable	$4,000	$4,000

The unsecured promissory note dated April 10, 2017, was amended in January 2019 to extend the maturity date by three years to
2022
, all other terms remain unchanged.
The promissory note dated December 7, 2017, has terms allowing the lender to request prepayment at any time once the Company had raised in excess of $24.0 million. In conjunction with the close of the SR Offering, the promissory note became due on demand.
Stated maturities of notes payables are as follows:

Year Ended December 31,	(dollars in thousands)
2020	$—
2021	2,000
2022	4,000

$6,000

8.	NOTES PAYABLE RELATED PARTY
At December 31, 2020 and 2019,
notes payable to related parties consisted of the following:

	2020	2019	2018

	(dollars in thousands)
Notes payable due to related parties, with varying interest rates between 8% to 12% annual, with varying maturity dates	$12,011	$12,952	$14,215
Less debt discount	—	(49)	(141)
Less current portion	(12,011)	(924)	(1,427)

Non-current portion	$—	$11,979	$12,647

In February 2019, the Company entered into a
24-month
unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for $0.3 million. The loan was issued in March 2019. The Company determined that the stated interest rate was below market rates and recorded a debt discount of $10,092 using an annual discount interest rate of 12%.
In March 2018, the Company entered into a
24-month
unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for $0.2 million. The loan was funded in April 2018. The Company determined that the stated interest rate was below market rates and recorded a debt discount of $6,232 using an annual discount interest rate of 12%.
In April 2018, the Company entered into a $6.0 million unsecured promissory note with Clearwater GPC, an entity controlled by members of management and shareholders with a
24-month
maturity and 12% annual interest rate. Approximately $1.5 million of the outstanding balance of C2C lines of credit was extinguished in lieu of cash proceeds as part of the funding of this promissory note. The Company shall make monthly interest payments to the lender and all outstanding principal and any unpaid accrued interest shall be due and payable in full on maturity. If the Company goes public on any foreign or domestic exchange, this promissory note will be due within 90 days of the initial public offering. The Company did go public and in September 2018 the note was paid in full.
In May 2018, the Company entered into two separate unsecured promissory notes (the “Traunch Four Note” and the “Rivers Note”) for a total of $12.0 million. The Traunch Four Note is held by Traunch Four, LLC, an entity whose direct and indirect owners include Kim Rivers, the Chief Executive Officer and Chair of the Board, as well as Thad Beshears, Richard May, George Hackney, all of whom are directors of Trulieve, and certain of Richard May’s family members. The Rivers Note is held by Kim Rivers. Each promissory note has a
24-month
maturity and 12% annual interest rate. The two unsecured promissory notes were amended in December 2019 to extend the maturity one year to May 2021, all other terms remain unchanged.
In June 2018, the Company entered into a
24-month
unsecured loan with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for $0.3 million. The Company determined that the stated interest rate was below market rates and recorded a debt discount of $10,276 using an annual discount interest rate of 12%.
In November 2018, the Company entered into two separate
24-month
unsecured loans each with an 8% annual interest rate with Benjamin Atkins, a former director and shareholder for a total of $0.5 million. The Company determined that the stated interest rate was below market rates and recorded a debt discount for a total of $18,624 using an annual discount interest rate of 12%.
As disclosed in the consolidated statements of cash flows, under other noncash investing and financing activities, the noncash portion of the notes for the years ended December 31, 2019 and 2018 was $0.3 million and $3.1 million, respectively, and was used to finance acquisition of property and equipment. The lenders paid for the property and equipment directly while issuing the Company promissory notes and the Company took custody of the property and equipment.
Stated maturities of notes payable to related parties are as follows:

Year Ended December 31,	(dollars in thousands)
2021	$12,011

$12,011

9.	DEBT
On May 16, 2019, the Company completed a private offering of an aggregate principal amount of $17.8 million of 9.75% unsecured notes of the Company maturing on August 14, 2019 (the “Bridge Notes”). In connection with the closing of the June Units (defined below), the Company repaid the Bridge Notes.
On June 18, 2019, the Company completed a private placement financing comprising
5-year
senior secured promissory notes (the “June Notes”) with a face value of $70.0 million The June Notes accrue interest at an annual rate of 9.75%, payable semi-annually, in equal installments, in arrears on June 18 and December 18 of each year, commencing on December 18, 2019. The purchasers of the June Notes also received warrants to purchase 1,470,000 Subordinate Voting Shares at an exercise price of $13.47 (the “June Warrants”), which can be exercised for three years after the closing.
The fair value of the June Notes was determined to be $63.9 million using an interest rate of 13.32% which the Company estimates would have been the coupon rate required to issue the notes had the financing not included the June Warrants. The fair value of the June Warrants was determined to be $4.7 million using the Black-Scholes option pricing model and the following assumptions: Share Price: C$14.48; Exercise Price: C$17.25; Expected Life: 3 years; Annualized Volatility: 49.96%; Dividend yield: 0%; Discount Rate: 1.92%; C$ Exchange Rate: 1.34.
Issuance costs totaling $3.1 million were allocated between the June Notes and the June Warrants based on their relative fair values with $2.9 million allocated to the June Notes and $0.2 million expensed as incurred.
The June Notes will accrete from their carrying value on June 18, 2019 of $60.1 million to $70.0 million at maturity in
5 years
using an effective interest rate of 13.32%. For the years ended December 31, 2020 and 2019 accretion expense of $1.5 million and $0.7 million respectively, was included in general and administrative expenses in the statements of operations and comprehensive income.
Because of the Canadian denominated exercise price, the June Warrants did not qualify to be classified within equity and were therefore classified as derivative liabilities at fair value with changes in fair value charged or credited to earnings in the consolidated statements of operations and comprehensive income prior to December 10, 2020.
On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. The U.S. dollar exercise price was determined using the U.S. dollar exchange rate published by the Bank of Canada as at the close of business on December 9, 2020 of C$1.00 = $0.781. As of December 10, 2020, the June Notes converted to equity as per ASC
815-40,
at an expense of $25.5 million which is included in other (expense) income on the consolidated statement of operations and comprehensive income.
On November 7, 2019, the Company completed a prospectus offering of 60,000 units of the Company (the “November Units”), comprised of an aggregate principal amount of $60.0 million of 9.75% senior secured notes of the Company maturing in 2024 (the “November Notes”) and an aggregate amount of 1,560,000 Subordinate Voting Share warrants of the Company (each individual warrant being a “November Warrant”) at a price of $980 per Unit for a gross proceeds of $61.1 million. Each Unit was comprised of one Note issued in denominations of $1,000 and 26 Warrants.
The fair value of the November Notes was determined to be $56.7 million using an interest rate of 13.43% which the Company estimates would have been the coupon rate required to issue the notes had the financing not included the November Warrants. The fair value of the November Warrants was determined to be $4.4 million using the Black-Scholes option pricing model and the following assumptions: Share Price: C$14.29; Exercise Price: C$17.25; Expected Life: 2.6 years; Annualized Volatility: 48.57%; Dividend yield: 0%; Discount Rate: 1.92%; C$ Exchange Rate: 1.32

Issuance costs totaling $2.1 million were allocated between the November Notes and the November Warrants based on their relative fair values with $2.0 million allocated to the November Notes and $0.2 million expensed in the consolidated statements of operations and comprehensive income.
The November Notes will accrete from their carrying value on November 7, 2019 of $54.7 million to $60.0 million at maturity in 4.6 years using an effective interest rate of 13.43%. For the years ended December 31, 2020 and 2019, the Company incurred accretion expense of $1.3 million and $0.1 million which is included in general and administrative in the consolidated statements of operations and comprehensive income.
Because of the Canadian denominated exercise price, the November Warrants did not qualify to be classified within equity and were therefore classified as derivative liabilities at fair value with changes in fair value charged or credited to earnings in the consolidated statements of operations and comprehensive income prior to December 10, 2020.
On December 10, 2020, the Company entered into a Supplemental Warrant Indenture with Odyssey Trust Company pursuant to which it amended the terms of the issued and outstanding subordinate voting share purchase warrants of the Company (the “Public Warrants”) to convert the exercise price of the Public Warrants to $13.47 per share, the U.S. dollar equivalent of the Canadian dollar exercise price of the Public Warrants of C$17.25. The U.S. dollar exercise price was determined using the U.S. dollar exchange rate published by the Bank of Canada as at the close of business on December 9, 2020 of C$1.00 = $0.781. As of December 10, 2020, the November Notes converted to equity as per ASC
815-40,
at an expense of $27.1 million, which is included in other (expense) income on the consolidated statement of operations and comprehensive income.
The $130.0 million principal amount of the June and November Notes are due in June 2024.
Scheduled annual maturities of the principal portion of long-term debt outstanding at December 31, 2020 in the successive five-year period and thereafter are summarized below:

Year Ended December 31,	Other Long-term Liabilities
(dollars in thousands)
2021	$—
2022	—
2023	—
2024	130,000
2025
Thereafter	—
Total Debt	130,000
Less: Unamortized debt issuance costs	(12,835)

Net Debt	$117,165

The net debt of $117.2 million is recorded as other long-term liabilities in our consolidated balance sheet as of December 31, 2020

10.	LEASES
On January 1, 2019, the Company adopted ASC 842, Leases (“Topic 842”) using the modified retrospective transition method. Topic 842 requires the recognition of lease assets and liabilities for operating and finance leases. Beginning on January 1, 2019, the Company’s consolidated financial statements are presented in accordance with the revised policies.

Management elected to utilize the practical expedients permitted under the transition guidance within Topic 842, which allowed the Company to carry forward prior conclusions about lease identification, classification and initial direct costs for leases entered prior to adoption of Topic 842. Additionally, management elected not to separate lease and non-lease
components for all of the Company’s leases. For leases with a term of 12 months or less, management elected the short-term lease exemption, which allowed the Company to not recognize right-of-use
assets (“ROU”) or lease liabilities for qualifying leases existing at transition and new leases the Company may enter into in the future.
The Company leases real estate used for dispensaries, production plants, and corporate offices. Lease terms for real estate generally range from 5 to 10 years. Most leases include options to renew for varying terms at the Company’s sole discretion. Other leased assets include passenger vehicles and trucks and equipment. Lease terms for these assets generally range from 3 to 5 years. Certain leases include escalation clauses or payment of executory costs such as property taxes, utilities, or insurance and maintenance. Rent expense for leases with escalation clauses is accounted for on a straight-line basis over the lease term. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
As a result of the adoption of ASU
2016-02,
the Company recorded operating
right-of-use
assets of $21.7 million, operating lease liabilities of $22.4 million and finance ROU assets and corresponding lease liabilities of $1.2 million. Upon adoption of ASU
2016-02,
operating ROU assets were adjusted for deferred rent and prepaids as of January 1, 2019. The Company’s incremental borrowing rate is used in determining the present value of future payments at the commencement date of the lease, or for the adoption of ASU
2016-02,
at January 1, 2019. Balances related to operating and finance leases are included in ROU assets and lease liabilities in the 2019 consolidated balance sheet.
The following table provides the components of lease cost recognized in the consolidated statement of operations and comprehensive income for the year ended December 31, 2020 and 2019.

	Year Ended December 31,
Lease Cost	2020	2019
Operating lease cost	5,700	5,542
Finance lease cost:
Amortization of lease assets	4,956	1,984
Interest on lease liabilities	2,133	960

Finance lease cost	7,089	2,944
Variable lease cost	222	192

Total lease cost	$13,010	$8,678

Other information related to operating and finance leases as of and for the year ended December 31, 2020 are as follows:

	Finance Lease	Operating Lease
Weighted average discount rate	8.36%	8.64%
Weighted average remaining lease term (in years)	8.51	7.49

The maturity of the contractual undiscounted lease liabilities as of December 31, 2020 is as follows:

Year Ended December 31,	Finance Lease	Operating Lease

	(dollars in thousands)
2021	$6,964	$5,480
2022	6,642	5,405
2023	6,257	5,276
2024	5,787	4,921
2025	5,588	4,843
Thereafter	24,669	14,225

Total undiscounted lease liabilities	55,907	40,150
Interest on lease liabilities	(16,972)	(10,545)

Total present value of minimum lease payments	38,935	29,605
Lease liability—current portion	3,877	3,154

Lease liability	$35,058	$26,450

11.	CONSTRUCTION FINANCE LIABILITY
In July 2019, the Company sold property it had recently acquired in Massachusetts for $3.5 million, which was the cost to the Company. In connection with the sale of this location, the Company agreed to lease the location back for cultivation. This transaction was determined to be a finance lease, and therefore did not meet the definition of a sale because control was never transferred to the buyer-lessor. The transaction was treated as a failed sale-leaseback financing arrangement.
Included in the agreement, the Company completed the tenant improvements related to the property, for which the landlord has provided a tenant improvement allowance (“TI Allowance”) for $40.0 million. As of December 31, 2020, and December 31, 2019 $40.0 million and $2.5 million, respectively, of the TI Allowance has been provided respectively. The initial term of the agreement is ten years, with two options to extend the term for five years each. The initial payments are equal to 11% of the sum of the purchase price for the property and will increase when a draw is made on the TI Allowance. In addition, a 3% increase in payments will be applied annually after the first year. As of December 31, 2020 and 2019, the total finance liability associated with this transaction is $43.9 million and $6.1 million, respectively.
In October 2019, the Company sold property in Florida in exchange for cash of $17.0 million. Concurrent with the closing of the purchase, the buyer entered into a lease agreement with the Company, for continued operation as a licensed medical cannabis cultivation facility. Control was never transferred to the buyer-lessor because the transaction was determined to be a finance lease and did not meet the requirements of a sale. The transaction was treated as a failed sale-leaseback financing arrangement.
The initial term of the agreement is ten years, with two options to extend the term for five years each. The initial annualized payments are equal to 11% of the purchase price for the property. A 3% increase in payments will be applied annually after the first year. As of December 31, 2020 and 2019, the total finance liability associated with this transaction is $17.2 million and $16.9 million, respectively.
Under the failed-sale-leaseback accounting model, the Company is deemed under GAAP to own this real estate and will reflect the properties on our consolidated balance sheet and depreciate over the assets’ remaining useful life.
The Company is making interest only payments through 2024 with the entire balance of $
23.0
million due thereafter.

In October 2019, prior to acquisition by the Company, PurePenn, LLC (“PurePenn”) sold their cannabis cultivation facility in Pennsylvania for $5.0 million. Simultaneously with the closing of the sale, PurePenn agreed to lease the cultivation facility back.
The initial term of the lease is fifteen years, with two five-year options to renew. The landlord has agreed to provide a tenant improvement allowance of $21.0 million as an additional component of base rent. Payments are made based on one twelfth (1/12) of the TI allowance dispersed with 12.75% due for the first $5.0 million and 13.75% thereafter. As of December 31, 2020, $16.7 million of the TI allowance has been provided. Subsequent to December 31, 2020, the Company entered into an amendment with the landlord to increase the tenant improvement allowance to $36.5 million at a rate of 10.75% on the additional allowance in excess of $21.0 million.

12.	SHARE CAPITAL
The authorized share capital of the Company is comprised of the following:
(i)
Unlimited
number of Subordinate Voting Shares
Holders of the Subordinate Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held. Holders of Subordinate Voting Shares are entitled to receive as and when declared by the directors, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted
to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.
As of December 31, 2020, 2019 and 2018, there were 59,952,461 and 35,871,672 and 11,135,117 Subordinate Voting Shares issued and outstanding, respectively.
(ii) Unlimited number of Multiple Voting Shares
Holders of Multiple Voting shares are entitled to notice of and to attend any meetings of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted (initially, 100 votes per Multiple Voting Share). The initial “Conversation Ratio” for Multiple Voting Shares is 100 Subordinate Voting shares for each Multiple Voting Share, subject to adjustment in certain event. Holders of Multiple Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares.
No dividend may be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted
to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.
As of December 31, 2020, 2019 and 2018, there were 14,390, 66,614 and 137,505 Multiple Voting Shares issued and outstanding, respectively, which were equal to 1,439,037, 6,661,374 and 13,750,451 Subordinate Voting Shares, respectively, if converted. During the year ended December 31, 2019, 70,891 Multiple Voting Shares were converted into 7,089,077 Subordinate Voting Shares. There were no
Multiple Voting Shares converted during the year ended December 31, 2018.

(iii) Unlimited number of Super Voting Shares
Holders of Super Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Super Voting Shares are be entitled to two votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted (initially, 200 votes per Super Voting Share). Holders of Super Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted to Subordinated Voting Share basis) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend is to be declared or paid on the Super Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted
to Subordinate Voting Share basis) on the Subordinate Voting Shares and Multiple Voting Shares. The initial “Conversion Ratio” for the Super Voting Shares is one Multiple Voting Share for each Super Voting Share, subject to adjustment in certain events.
As of December 31, 2020, 2019 and 2018 there were 581,825, 678,133 and 852,466 Super Voting Shares issued and outstanding, respectively, which were equal to 58,182,500, 67,813,300 and 85,246,600 Subordinate Voting Shares, respectively, if converted. During the year ended December 31, 2019, 174,333 Super Voting Shares were converted into 17,433,300 Subordinate Voting Shares. There were no Super Voting Shares converted during the year ended December 31, 2018.
During the year ended December 31, 2018, the Company entered into four separate $6.0 million promissory notes see
“Note 7—Notes Payable and Note 8—Notes Payable Related Party”
. In conjunction with the closing of the promissory notes, as additional consideration to the lenders, existing shareholders agreed to dilute their ownership and transfer shares from their personal shareholdings which were valued at $0.2 million. The Company treated that dilution to additional paid in capital and as an additional debt discount of $50,000 per note.
On August 27, 2018, concurrent with the Transaction, the Company completed a brokered private placement (the “SR Offering”) of 10,927,500 subscription receipts for gross proceeds of $50.6 million, which after transaction costs resulted in net proceeds of $47.5 million. The 10,927,500 issued and outstanding subscription receipts were exchanged for 10,927,500 Subordinate Voting Shares of the Company (3,573,450 of those Subordinate Voting Shares were immediately converted into 35,734.50 Multiple Voting Shares).
In connection with the SR Offering, Trulieve paid a cash fee to the Agents equal to 6.0% of the gross proceeds of the SR Offering, provided that the cash fee payable to the Agents was reduced to 3.0% in respect of sales to subscribers on a president’s list. As additional consideration, the Agents were granted an aggregate of 535,446 broker warrants (the “Broker Warrants”) on closing of the SR Offering.

The Broker Warrants are exercisable at any time prior to the date that is 24 months following the date that the Escrow Release Conditions are satisfied to acquire one Trulieve Share at the SR Offering Price, see “
Note 14—Reverse Takeover Transaction”.
In October 2018, 321,268 broker warrants were exercised for proceeds of approximately $1.5 million. In August 2019, 214,178 broker warrants were exercised for proceeds of approximately $964,000.

	Number of Warrants	Weighted average exercise price ($CAD)	Weighted Average Remaining Contractual Life (Yrs)
Outstanding and exercisable at December 31, 2017	—	—	—
Granted	535,446	6.00	2.00
Exercised	(321,268)	6.00	—

Outstanding and exercisable at December 31, 2018	214,178	6.00	1.66
Granted	—	—	—
Exercised	(214,178)	6.00	—

Outstanding and exercisable at December 31, 2019	—	—	—
Granted	—	—	—
Exercised	—	—	—

Outstanding and exercisable at December 31, 2020	—	—	—
On September 11, 2018, Trulieve approved a reclassification of the issued and outstanding share capital of Trulieve whereby each issued and outstanding Trulieve Share was split and became
150
Trulieve Shares. Unless otherwise noted, impacted amounts and share information included in the consolidated financial statements and notes thereto were retroactively adjusted for the stock split as if such stock split occurred on the first day of the first period presented.

13.	SHARE BASED COMPENSATION
Options
The Company has a Stock Option Plan (the “Plan”) as administered by the board of directors of the Company. The aggregate number of Subordinate Voting Shares which may be reserved for issue under the Plan shall not exceed 10% of the issued and outstanding number of Subordinate Voting Shares.
In determining the amount of share-based compensation related to options issued during the twelve months ended December 31, 2020, the Company used the Black-Scholes pricing model to establish the fair value of the options granted with the following assumptions:

Year Ended December 31, 2020
Fair Value at Grant Date	$3.11 – $3.26
Stock Price at Grant Date	$11.52 – $12.50
Exercise Price at Grant Date	$11.52 – $12.50
Expected Life in Years	1.58 – 2.00
Expected Volatility	49.10% –50.15%
Expected Annual Rate of Dividends	0%
Risk Free Annual Interest Rate	1.40% – 1.58%
The expected volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history prior to the Company becoming public. The expected life in years represents the period of time that options granted are expected to be outstanding. The risk-free rate was based on the United
States two-year bond
yield rate at the time of grant of the award. Expected annual rate of dividends is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

On January 3, 2020, under the Plan, the Board awarded options to purchase shares to directors, officers, and key employees of the Company. In accordance with the Plan’s policy, the vesting period for employees is 15% as of the date of issuance, 25% vest on December 31, 2020, and 60% vest on December 31, 2021. For founding members of the board of directors, the options were fully vested on the date of grant. For non-founding
members of the board of directors, 50% of the options were vested on December 31, 2020, and 50% will vest on December 31, 2021.
For the twelve months ended December 31, 2020, the Company recorded share-based compensation in the amount of $2.8 million. This is recognized as $0.2 million Cost of Goods Sold, Net, $2.1 million General and Administrative and $0.5 million Sales and Marketing in the condensed consolidated interim statements of operations and comprehensive income.
The number and weighted-average exercise prices and remaining contractual life of options at December 31, 2020 were as follows:

	Number of Options	Weighted average exercise price	Weighted Average Remaining Contractual Life (Yrs)
Outstanding at January 1, 2020	—	$—	—
Granted	1,252,403	11.70	1.93
Exercised	(9,180)	11.52	—
Forfeited	(113,444)	11.52	—

Outstanding, December 31, 2020	1,129,779	11.72	1.92

Exercisable, December 31, 2020	554,456	$11.70	—
Warrants
During the year ended December 31, 2018, the Company issued 8,784,872 warrants to certain employees and directors of the Company for past services provided. The warrants had no vesting conditions and are exercisable at any time for three years after the issuance, subject to certain lock-up
provisions: (i) the warrants may not be exercised for 18 months following the Issue Date; (ii) 50% of the warrants may be exercised between months
19-24
following the Issue Date; and (iii) the remaining 50% of the warrants may be exercised at any time thereafter until expiration. The warrants are exchangeable into Subordinate Voting Shares. For the year ended December 31, 2018, the Company recognized $15.0 million in share-based compensation expense. For the year ended December 31, 2020 and 2019, no warrants related to share-based compensation were issued.

The following table summarizes the warrants issued and outstanding to certain employees and directors of the Company as of December 31, 2020 and 2019 and the changes during the year ended December 31, 2020:

	Number of Warrants	Weighted average exercise price ($CAD)	Weighted Average Remaining Contractual Life (Yrs)
Outstanding as of December 31, 2018	8,784,872	6.00	2.72
Granted	—	—	—

Exercised	—	—	—

Outstanding as of December 31, 2019	8,784,872	6.00	1.72

Granted	—	—	—

Exercised	2,723,311	—	—

Outstanding as of December 31, 2020	6,061,561	6.00	0.72
In determining the amount of share-based compensation related to warrants issued during the year, the Company used the Black-Scholes pricing model to establish the fair value of the warrants granted. The weighted-average grant date fair value was $1.71. The following were the assumptions utilized in the model during the year ended December 31, 2020

December 31, 2020
Stock Price ($CAD)	$6.00
Exercise Price ($CAD)	$6.00
Expected Life in Years	3.00
Annualized Volatility	51%
Annual Rate of Quarterly Dividends	0%
Discount Rate—Bond Equivalent Yield	3%
Volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history prior to the Company becoming public. The expected life in years represents the life of the warrants. The risk-free rate was based on the
3-year
Treasury United States bond yield rate.

14.	REVERSE TAKEOVER TRANSACTION
In July 2018, Trulieve, Inc. entered into a
non-binding
letter agreement (“Letter Agreement”) with Schyan Exploration, Inc. (“Schyan”) whereby Trulieve, Inc and Schyan have agreed to merge their respective businesses resulting in a reverse takeover of Schyan by Trulieve, Inc. and change the business of Schyan from a mining issuer to a marijuana issuer (“The Transaction”). The Transaction was completed in August 2018 and Schyan changed its name to Trulieve Cannabis Corp.
Pursuant to the reverse merger, the historical financial statements of Trulieve, Inc. (the accounting acquirer) become the historical financial statements of Schyan (legal acquirer) on a go forward basis. As a result, Trulieve, Inc. has retroactively restated its share capital on a per share basis pursuant to Accounting Standards Codification (ASC) 805, Business Combinations to reflect that of the legal acquirer.
In consideration for the acquisition of Schyan, Trulieve is deemed to have issued 200,000 shares of Trulieve common stock representing $0.1 million total value based on the concurrent financing subscription price of $4.6328
“Note 13—Share Capital”.
This represents an effective exchange ratio of Schyan shares of 0.01235 to 1.

The excess of the purchase price over net assets acquired was charged to the consolidated balance sheet as a reduction in share capital. Schyan equity was eliminated.
There were no identifiable assets of Schyan on the date of acquisition. The amounts below are accounted for as an offset to Additional Paid in Capital on the consolidated balance sheet as the transaction was accounted for as a recapitalization. The acquisition costs have been allocated as follows:

Fair value of 200,000 shares issued	$927
Transaction costs	460

Total purchase price	$1,387

15.	PROSPECTUS OFFERING
On September 21, 2020, the Company concluded the offer and sale of 4,715,000 Subordinate Voting Shares pursuant to an agreement with Canaccord Genuity Corp. (the “Underwriter”) at a price of $18.56 per share. After paying the Underwriter a commission of approximately $4.1 million and issuance costs of $0.1 million, the Company received aggregate consideration of approximately $83.2 million. Net proceeds from the offering are expected to be used primarily to fund Trulieve’s business development and for general working capital purposes. The Company has made the required filings to list the offered securities on the Canadian Securities Exchange.

16.	EARNINGS PER SHARE
The following is a reconciliation for the calculation of basic and diluted earnings per share for the years ended December 31, 2020, 2019 and 2018:

	2020	2019	2018

	(dollars in thousands)
Net Income	$62,999	$53,094	$10,893
Weighted average number of common shares outstanding	113,572,379	110,206,103	101,697,002
Dilutive effect of warrants and options outstanding	4,753,345	5,111,839	1,504,125

Diluted weighted average number of common shares outstanding	118,325,724	115,317,942	103,201,127

Basic earnings per share	$0.55	$0.48	$0.11
Diluted earnings per share	$0.53	$0.46	$0.11

17.	INCOME TAXES
The components of the income tax provision include:

	Year Ended December 31,
	2020	2019	2018

	(dollars in thousands)
Current	$99,338	$51,494	$22,697
Deferred	(4,887)	(908)	(546)

	$94,451	$50,586	$22,151

A reconciliation of the Federal statutory income tax rate percentage to the effective tax rate is as follows:

	Year Ended December 31,
	2020	2019	2018

	(dollars in thousands)
Income before income taxes	$157,450	$103,680	$33,044
Federal statutory rate	21.0%	21.0%	21.0%

Theoretical tax expense	33,064	21,773	6,939
State taxes	12,406	9,477	4,366
Other	(1,666)	1,310	1,176
Tax effect of non-deductible expenses:
Nondeductible share based compensation	—	—	3,154
Section 280E permanent differences	50,646	18,026	6,517
	61,386	28,813	15,212

Tax expense	$94,451	$50,586	$22,151

Deferred income taxes consist of the following at December 31, 2020 and 2019, and 2018:

	Year Ended December 31,
	2020	2019	2018

	(dollars in thousands)
Deferred tax assets
Lease liability	$1,219	$1,020	$—
Other deferred tax assets	7,025	969	570
Deferred tax liabilities
Right of use assets	(1,210)	(1,099)	—
Intangible assets	(26,446)	(6,144)	(3,080)
Property and equipment	(3,153)	(233)	(534)
Lease payments	(1,010)	—	—

Net deferred tax liability	$(23,575)	$(5,486)	$(3,044)

The Company has an income tax filing obligation in Canada as well, but as there is not expected to be any income for the parent Company, there is no associated tax liability related to the Canadian filing, and any deferred tax asset is not being recognized because it is unlikely the Company will generate sufficient taxable income in Canada to utilize these assets.
The impact of an uncertain income tax position taken in our income tax return is recognized at the largest amount that is more-likely-than-not
to be sustained upon audit by the relevant taxing authority. An uncertain income tax position is not recognized if it has less than a 50% likelihood of being sustained.
Uncertain tax positions of $3.9 million are recorded as other long-term liabilities in our consolidated balance sheet as of December 31, 2020 and 2019. No liability was recorded as of December 31, 2018. No interest and penalties were accrued based on the amount of estimated tax payments made through December 31, 2020.

18.	RELATED PARTIES
The Company had raised funds by issuing notes to various related parties including directors, officers, and shareholders and the balance at December 31, 2020 and 2019 was $12.0 million and $13.0 million, respectively, as discussed in
“Note 8—Notes Payable Related Party”
.
J.T. Burnette, the spouse of Kim Rivers, the Chief Executive Officer and Chair of the board of directors of the Company, is a minority owner of a company (the “Supplier”) that provides construction and related services to the Company. The Supplier is responsible for the construction of the Company’s cultivation and processing facilities, and provides labor, materials and equipment on a cost-plus basis. For the years ended December 31, 2020 and 2019 and 2018, property and equipment purchases totaled $96.7 million, $46.4 million and $12.1 million, respectively. As of December 31, 2020, and 2019, $10.4 million and $6.5 million was included in accounts payable in the consolidated balance sheets, as discussed in “
Note 5—Property and Equipment
”. The use of the Supplier was reviewed and approved by the independent members of the Company’s board of directors, and all invoices of the Supplier are reviewed by the office of the Company’s general counsel.
The Company has many leases from various real estate holding companies that are managed by various related parties including Benjamin Atkins, a former director and current shareholder of the Company, and the Supplier. As of December 31, 2020, and 2019, under ASC 842, the Company had $15.4 million and $18.9 million of right-of-use
assets in Property and Equipment, Net, respectively. As of December 31, 2020 and 2019, $1.8 million, is included in Lease Liability—Current in the Condensed Consolidated Balance Sheet.

19.	CONTINGENCIES
(a) Operating Licenses
Although the possession, cultivation and distribution of cannabis for medical use is permitted in Florida, California, Connecticut, Pennsylvania and West Virginia cannabis is a
Schedule-I
controlled substance and its use remains a violation of federal law. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding cannabis would likely result in the Company’s inability to proceed with our business plans. In addition, the Company’s assets, including real property, cash and cash equivalents, equipment and other goods, could be subject to asset forfeiture because cannabis is still federally illegal.
(b) Claims and Litigation
From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. Except as disclosed below, at December 31, 2020, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated statements of operations and comprehensive income. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.
On December 30, 2019, a securities class-action complaint,
David McNear v. Trulieve Cannabis Corp. et al.
, Case No.
1:19-cv-07289,
was filed against the Company in the United States District Court for the Eastern District of New York. On February 12, 2020, a second securities class-action complaint,
Monica Acerra v. Trulieve Cannabis Corp. et al.
, Case No.
1:20-cv-00775,
which is substantially similar to the complaint filed on December 30, 2019, was filed against the Company in the United States District Court for the Eastern District of New York. Both complaints name the Company, Kim Rivers, and Mohan Srinivasan as defendants for allegedly making materially false and misleading statements regarding the Company’s previously reported financial statements and public statements about its business, operations, and prospects. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEC Rule
10b-5
promulgated thereunder. The complaint sought unspecified damages, costs, attorneys’ fees, and equitable relief. On March 20, 2020, the Court consolidated the two related actions under
In re Trulieve Cannabis Corp. Securities Litigation
, No.
1:19-cv-07289,
and appointed William Kurek, John Colomara, David McNear, and Monica Acerra as Lead Plaintiffs. The Company filed a motion to dismiss on September 11, 2020. The Company believes that the suit is immaterial and that the claims are without merit and intends to vigorously defend against them.

20.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT
(a) Financial Instruments
The Company’s financial instruments consist of money market funds and warrant liability, to the point at which the warrants were converted to equity. Our financial instruments where carrying value approximates the fair value include cash, accounts payable and accrued liabilities, notes payable, notes payable related party, operating lease liability, finance lease liability, other long-term liabilities and construction finance liability. Excluding the money market funds and warrant liability classified at fair value, the carrying values of these financial instruments approximate their fair values at December 31, 2020 and 2019 due to their short-term nature or because the effective interest rate applied to the balance approximates the market rate.
Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:
Level 1 – Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 – Inputs other than quoted prices in active markets, that are observable for the asset or liability, either directly or indirectly; and
Level 3 – Unobservable inputs for which there is little or no market data requiring the Company to develop its own assumptions.
The warrants liability is classified within level 2 of the fair value hierarchy.
There have been no transfers between hierarchy levels during the years ended December 31, 2020 and 2019, respectively.
The following tables present information about the Company’s financial instruments and their classifications as of December 31, 2020 and 2019 and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value:
Fair Value Measurements at December 31, 2020 using:

	Level 1	Level 2	Level 3	Total

	(dollars in thousands)
Financial Assets:
Money Market Funds(1)	$65,516	$—	$—	$65,516
Financial Liabilities:
Warrant Liability(3)	$—	$—	$—	$—
Fair Value Measurements at December 31, 2019 using:

	Level 1	Level 2	Level 3	Total

	(dollars in thousands)
Financial Assets:
Money Market Funds(1)	$77,993	$—	$—	$77,993
Financial Liabilities:
Warrant Liability(2)	$—	$9,892	$—	$9,892

(1)
Money market funds are included within cash and cash equivalents in the Company’s consolidated balance sheets. As a short-term, highly liquid investments readily convertible to known amounts of cash, the Company’s money market funds have carrying values that is fair value.

(2)	During the year ended December 31, 2020, the Company converted subordinate voting purchase warrants for the June and November debt to equity.
(3)
During the year ended December 31, 2019, the Company issued subordinate voting purchase warrants with the June and November debt see
“Note 9—Debt”
. The fair value of the June and November warrants was determined using the Black-Scholes options pricing model. These assumptions were based on the share price and other active market data that is observable, and therefore represent a level 2 measurement.

(b) Liquidity Risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company manages its liquidity risk by reviewing on an ongoing basis its capital requirements. During the year ended December 31, 2020, the Company completed several Debt financings see “
Note 9—Debt”.
The following table summarizes the Company’s contractual cash flows:

	<1 Year	1 to 3 Years	3 to 5 Years	>5 Years	Total
Accounts Payable and Accrued Liabilities	$41,902	$—	$—	$—	$41,902
Notes Payable	2,000	4,000	—	—	6,000
Notes Payable—Related Party	12,011	—	—	—	12,011
Other Long-Term Liabilities	—	—	130,000	—	130,000
Operating Lease Liability	5,480	10,681	9,764	14,225	40,150
Finance Lease Liability	6,964	12,899	11,375	24,669	55,907
Construction Finance Liability	$—	$—	$61,071	$20,977	$82,047
A summary for future minimum lease payments due under our Lease Liability has been disclosed in “
Note 10—Leases
”.
(c) Credit Risk
Management does not believe that the Company has credit risk related to its customers, as the Company’s revenue is generated primarily through cash transactions. The Company deals almost entirely with on demand sales and does not have any material wholesale agreements as of December 31, 2020. Concentrations of credit risk with respect to our cash and cash equivalents are limited primarily to amounts held with financial institutions.
(d) Market Risk
(i) Interest Rate Risk
Interest rate risk is the risk that the fair value or the future cash flows of a financial instrument will fluctuate as a result of changes in market interest rates. Interest rates have a direct impact on the valuation of the Company’s debt warrants whose value is calculated by using the Black-Scholes method for fair value calculation, for which interest rates are a key assumption used in the Black-Scholes valuation model.
(ii) Concentration Risk
The Company operates substantially in Florida. Should economic conditions deteriorate within that region, its results of operations and financial position would be negatively impacted.
(e) Banking risk
Notwithstanding that a majority of states have legalized medical marijuana, there has been no change in U.S. federal banking laws related to the deposit and holding of funds derived from activities related to the marijuana industry. Given that U.S. federal law provides that the production and possession of cannabis is illegal, there is a strong argument that banks cannot accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty accessing the U.S. banking system and traditional financing sources. The inability to open bank accounts with certain institutions may make it difficult to operate the businesses of the Company, its subsidiaries and investee companies, and leaves their cash holdings vulnerable. The Company has banking relationships in all jurisdictions in which it operates. In addition, the Company has cash balances in excess of Federal Deposit Insurance Corporation (the “FDIC”) limits, which results in the cash in excess of the FDIC limits being at risk if the financial institutions with which it does business fail.
(f)
COVID-19
Pandemic
The Company’s business could be materially and adversely affected by the outbreak of a widespread epidemic or pandemic or other public health crisis, including arising from the novel strain of the coronavirus known as COVID-19. This
has resulted in significant economic uncertainty and consequently, it is difficult to reliably measure the potential impact of this uncertainty on our future financial results. Possible future impacts resulting from local or statewide ordinances to help curb the spread of COVID-19 could
include limitations on the number of customers in retail stores due to social distancing requirements or forced store closures which forces sales through delivery services.

21.	SUBSEQUENT EVENTS
The Company has evaluated subsequent events through March 22, 2021, which is the date these consolidated financial statements were approved by the board of directors of the Company.
On March 22, 2021, we entered into a membership interest purchase agreement with Mountaineer Holding, LLC (“Mountaineer”). Mountaineer holds a West Virginia cultivation license and two dispensary licenses. We expected the transaction to close promptly following regulatory approval.
On March 21, 2021, in accordance with the terms of our Articles, an aggregate of 551,614 outstanding Super Voting Shares converted automatically, without any action by the holders of such Super Voting Shares, into an aggregate of 551,614 Multiple Voting Shares.

HARVEST HEALTH & RECREATION INC.

HARVEST HEALTH & RECREATION INC.
FINANCIAL STATEMENTS FOR THE QUARTER ENDED JUNE 30, 2021
(UNAUDITED)

	June 30, 2021	December 31, 2020

	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$71,064	$78,055
Restricted cash	3,000	4,542
Accounts receivable, net of allowance of $222 and $824, respectively	8,788	5,051
Notes receivable, current portion	9,593	21,556
Related party notes receivable, current portion	10,276	10,052
Inventory, net	44,608	36,862
Other current assets	8,125	5,280
Total current assets	155,454	161,398

Notes receivable, net of current portion	10,516	18,211
Property, plant and equipment, net	179,182	176,827
Right-of-use assets for operating leases, net	113,395	60,843
Related party right-of-use assets for operating leases, net	5,541	5,621
Intangible assets, net	272,083	272,118
Corporate investments	40,924	19,091
Acquisition deposits	50	50
Goodwill	115,541	116,041
Assets held for sale	3,689	6,585
Other assets	19,672	19,850

TOTAL ASSETS	$916,047	$856,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$7,988	$10,755
Other current liabilities	30,434	28,896
Contingent consideration, current portion	10,398	17,985
Income tax payable	10,642	17,504
Operating lease liability, current portion	1,910	2,906
Related party operating lease liability, current portion	150	135
Notes payable, current portion	134,394	20,910

Total current liabilities	195,916	99,091
Notes payable, net of current portion	144,248	244,066
Warrant liability	3,438	20,908
Operating lease liability, net of current portion	112,731	58,637
Related party operating lease liability, net of current portion	5,518	5,595
Deferred tax liability	53,082	53,082
Total liabilities associated with assets held for sale	28	718
Other long-term liabilities	11	63

TOTAL LIABILITIES	514,972	482,160
Commitments and contingencies (Note 16)
STOCKHOLDERS’ EQUITY
Subordinate Voting Shares (Shares Authorized, Issued and Outstanding at June 30, 2021: Unlimited, 255,991,500 and 255,991,500, respectively, at December 31, 2020: Unlimited, 220,913,258 and 220,913,258, respectively)	—	—
Multiple Voting Shares (Shares Authorized, Issued and Outstanding at June 30, 2021: Unlimited, 1,561,678 and 1,561,678, respectively, at December 31, 2020: Unlimited, 1,828,422 and 1,828,422, respectively)	—	—
Super Voting Shares (Shares Authorized, Issued and Outstanding at June 30, 2021: Unlimited, 2,000,000 and 2,000,000, respectively, at December 31, 2020: Unlimited, 2,000,000 and 2,000,000, respectively)	—	—
Capital stock	736,901	667,248
Accumulated deficit	(336,234)	(293,607)

Stockholders’ equity attributed to Harvest Health & Recreation Inc.	400,667	373,641
Non-controlling interest	408	834

TOTAL STOCKHOLDERS’ EQUITY	401,075	374,475

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$916,047	$856,635

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,

	2021	2020	2021	2020

	(In thousands, except share and per share data)
Revenue, net of discounts	$102,463	$55,661	$191,289	$99,896
Cost of goods sold	(50,201)	(32,246)	(91,109)	(58,332)

Gross profit	52,262	23,415	100,180	41,564

Expenses
General and administrative	33,126	26,940	59,202	53,172
General and administrative, related party operating lease expense	201	200	401	387
Sales and marketing	1,224	1,248	2,122	2,524
Share-based compensation	3,741	3,276	8,603	17,080
Depreciation and amortization	2,641	725	5,170	2,395

Total expenses	40,933	32,389	75,498	75,558

Operating income (loss)	11,329	(8,974)	24,682	(33,994)
Other (expense) income
Gain (loss) on sale of assets	(21)	(2,783)	1,774	(364)
Other income	269	1,205	1,773	10,255
Fair value of liability adjustment	(8,353)	(1,497)	(32,787)	5,448
Fair value of contingent consideration	(4,500)	—	(4,500)	—
Foreign currency gain (loss)	17	30	29	(108)
Interest expense (includes related party interest income of less than $0.1 million for the three months ended June 30, 2021 and 2020, respectively and $0.2 million and $0.1 million for the six months ended June 30, 2021 and 2020, respectively)	(9,182)	(9,169)	(17,899)	(13,719)
Contract asset impairment	—	(2,420)	—	(2,420)

Loss before taxes and non-controlling interest	(10,441)	(23,608)	(26,928)	(34,902)
Income taxes	(6,834)	(1,132)	(13,315)	(4,926)

Net loss from continuing operations before non-controlling interest	(17,275)	(24,740)	(40,243)	(39,828)
Net income (loss) from discontinued operations, net of tax	(1,954)	(905)	(1,954)	(1,289)

Net loss before non-controlling interest	(19,229)	(25,645)	(42,197)	(41,117)
Net income attributed to non-controlling interest	(276)	(1,929)	(430)	(1,841)

Net loss attributed to Harvest Health & Recreation Inc.	$(19,505)	$(27,574)	$(42,627)	$(42,958)

Net loss per share - basic and diluted	$(0.04)	$(0.07)	$(0.10)	$(0.12)

Attributable to Harvest Health and Recreation Inc.	$(0.05)	$(0.08)	$(0.10)	$(0.13)

Attributable to discontinued operations, net of tax	$—	$—	$—	$—

Weighted-average shares outstanding - basic and diluted	413,103,779	364,580,737	410,383,008	334,380,082

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.
CONDENDSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2021	2020

	(In thousands)
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(42,197)	$(41,117)
Net loss from discontinued operations, net of tax	1,954	1,289
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	7,051	4,257
Amortization of right-of-use assets	3,348	2,559
Amortization of debt issuance costs	1,755	1,997
Amortization of debt discount	754	2,585
Amortization of warrant expense	1,867	2,236
Noncash gain on earnout	—	(13,897)
Noncash gain on deconsolidation	—	(6,244)
Noncash loss on derecognition of asset	—	4,141
Gain on North Dakota divestment	(573)	—
Gain on sale leaseback transaction	(1,058)	—
Gain on legal settlements	(1,089)	—
(Gain) loss on lease derecognition	(351)	311
Change in fair value of financial liability	32,787	(5,448)
Fair value of contingent consideration	4,500	—
Gain on held for sale	—	(2,150)
Change in deferred income tax	—	(945)
Share-based compensation	8,603	17,080
Noncash transaction expenses	544	—
Provision for bad debts and credit losses	115	2,420
Changes in operating assets and liabilities:
Accounts receivable	(3,854)	(3,205)
Inventory	(8,271)	1,733
Other assets	2,384	(1,557)
Income taxes payable	(6,862)	1,354
Accrued expenses and other liabilities	(6,894)	12,738
Accounts payable	(2,515)	3,535
Operating lease liabilities	(1,818)	(324)
Prepaid expenses and other current assets	(2,393)	(3,827)

NET CASH USED IN CONTINUING OPERATING ACTIVITIES	(12,213)	(20,479)

NET CASH USED IN DISCONTINUED OPERATING ACTIVITIES	(1,954)	(740)

NET CASH USED IN OPERATING ACTIVITIES	(14,167)	(21,219)

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	(14,397)
Sale leaseback transaction	22,280	—
Acquisitions/advances of intangibles	(2,022)	(1,180)
Divestment of California entities	—	(2,358)
Prepayment of acquisition consideration	(50)	4,697
Purchases of property, plant and equipment	(27,199)	(16,993)
Proceeds from divestments	2,122	—
Issuance of notes receivable	(1,617)	(1,159)
Payments received on notes receivable	963	825

NET CASH USED IN INVESTING ACTIVITIES	(5,523)	(30,565)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of equity	—	58,999
Proceeds from exercise of warrants	10,262	—
Proceeds from issuance of notes payable	5,525	40,773
Repayment of notes payable	(4,603)	(6,538)
Proceeds from stock option exercises	664	—
Distributions from noncontrolling interests	(604)	—
Payment of finance lease liabilities	(87)	(24)
Fees paid for debt financing activities	—	(1,894)

NET CASH PROVIDED BY CONTINUING FINANCING ACTIVITIES	11,157	91,316

NET CASH USED IN DISCONTINUED FINANCING ACTIVITIES	—	(549)

NET CASH PROVIDED BY FINANCING ACTIVITIES	11,157	90,767

NET INCREASE/(DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(8,533)	38,983

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	78,055	22,685
RESTRICTED CASH, BEGINNING OF PERIOD	4,542	8,000

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	82,597	30,685

CASH AND CASH EQUIVALENTS, END OF PERIOD	71,064	61,668
RESTRICTED CASH, END OF PERIOD	3,000	8,000

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$74,064	$69,668

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2021	2020

	(In thousands)
Supplemental disclosure with respect to cash flows
Interest paid	$2,131	$13,352
Taxes paid	20,218	4,833
Supplemental disclosure of non-cash activities
Shares issued for business acquisitions	—	59,627
Notes receivable issued upon North Dakota divestment	850	—
Notes receivable (net book value) settlement in exchange for investment	21,833	—
Financing obtained in exchange for property, plant, and equipment	5,996	—
Right-of-use assets obtained in exchange of operating lease liabilities	53,950	10,803
The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(UNAUDITED)

	Number of Shares			$ Amount
						Stockholders’
	Super	Multiple	Subordinate			Equity	Non-	TOTAL
	Voting	Voting	Voting	Capital	Accumulated	attributed	Controlling	STOCKHOLDERS’
(In thousands, except share data)	Shares	Shares	Shares	Stock	Deficit	to Harvest	Interest	EQUITY
BALANCE—March 31, 2021	2,000,000	1,636,065	245,336,531	$686,899	$(316,729)	$370,170	$736	$370,906
Shares issued	—	1,181	4,724	—	—	—	—	—
Warrants exercised for cash	—	26,000	271,742	3,420	—	3,420	—	3,420
Reclassification of warrant liability related to warrants exercised for cash	—	—	—	5,289	—	5,289	—	5,289
Reclassification of warrant liability to equity upon modification	—	—	—	36,888	—	36,888	—	36,888
Distributions	—	—	—	—	—	—	(604)	(604)
Exercise of stock options	—	—	221,680	664	—	664	—	664
Conversions to subordinate voting shares	—	(101,568)	10,156,823	—	—	—	—	—
Share-based compensation	—	—	—	3,741	—	3,741	—	3,741
Net loss	—	—	—	—	(19,505)	(19,505)	276	(19,229)

BALANCE—June 30, 2021	2,000,000	1,561,678	255,991,500	$736,901	$(336,234)	$400,667	$408	$401,075

BALANCE—March 31, 2020	2,000,000	2,501,993	109,770,577	$614,795	$(249,361)	$365,434	$4,981	$370,415
Shares issued	—	36,993	1,286,513	5,647	—	5,647	—	5,647
Conversions to subordinate voting shares	—	(211,323)	21,132,382	—	—	—	—	—
Equity method investment adjustment	—	—	—	—	—	—	(125)	(125)
Share-based compensation	—	—	—	3,276	—	3,276	—	3,276
Net loss	—	—	—	—	(27,574)	(27,574)	1,929	(25,645)

BALANCE—June 30, 2020	2,000,000	2,327,663	132,189,472	$623,718	$(276,935)	$346,783	$6,785	$353,568

	Number of Shares			$ Amount
						Stockholders’
	Super	Multiple	Subordinate			Equity	Non-	TOTAL
	Voting	Voting	Voting	Capital	Accumulated	attributed	Controlling	STOCKHOLDERS’
(In thousands, except share data)	Shares	Shares	Shares	Stock	Deficit	to Harvest	Interest	EQUITY
BALANCE—December 31, 2020	2,000,000	1,828,422	220,913,258	$667,248	$(293,607)	$373,641	$834	$374,475
Shares issued	—	16,762	19,245	—	—	—	—	—
Capital contribution	—	—	—	382	—	382	230	612
Shares returned and cancelled	—	(2,545)	—	(1,000)	—	(1,000)	—	(1,000)
Warrants exercised for cash	—	41,000	2,641,164	10,262	—	10,262	—	10,262
Reclassification of warrant liability related to warrants exercised for cash	—	—	—	13,369	—	13,369	—	13,369
Reclassification of warrant liability to equity upon modification	—	—	—	36,888	—	36,888	—	36,888
Distributions	—	—	—	—	—	—	(604)	(604)
Stock Option Exercises	—	—	221,680	664	—	664	—	664
Acquisition of NCI	—	—	—	485	—	485	(485)	—
Divestiture of North Dakota assets	—	—	—	—	—	—	3	3
Conversions to subordinate voting shares	—	(321,961)	32,196,153	—	—	—	—	—
Share-based compensation	—	—	—	8,603	—	8,603	—	8,603
Net loss	—	—	—	—	(42,627)	(42,627)	430	(42,197)

BALANCE—June 30, 2021	2,000,000	1,561,678	255,991,500	$736,901	$(336,234)	$400,667	$408	$401,075

BALANCE—December 31, 2019	2,000,000	1,813,388	105,786,727	$481,182	$(233,977)	$247,205	$3,681	$250,886
Shares issued	—	455,432	1,286,513	64,646	—	64,646	—	64,646
Deconsolidation of Ohio entities	—	—	—	—	—	—	1,388	1,388
Shares issued in connection with acquisitions	—	307,169	283,550	59,785	—	59,785	—	59,785
Conversions to subordinate voting shares	—	(248,326)	24,832,682	—	—	—	—	—
Equity method investment adjustment	—	—	—	—	—	—	(125)	(125)
Discount on notes payable	—	—	—	397	—	397	—	397
Conversion feature on note payable	—	—	—	628	—	628	—	628
Share-based compensation	—	—	—	17,080	—	17,080	—	17,080
Net loss	—	—	—	—	(42,958)	(42,958)	1,841	(41,117)

BALANCE—June 30, 2020	2,000,000	2,327,663	132,189,472	$623,718	$(276,935)	$346,783	$6,785	$353,568

The accompanying notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

HARVEST HEALTH & RECREATION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	Business Description
Harvest Health & Recreation Inc., a British Columbia corporation (the “Company” or “Harvest”), is a vertically integrated cannabis company that operates from “seed to sale.” The Company holds licenses or provides services to cannabis dispensaries in Arizona, California, Florida, Maryland, Nevada, and Pennsylvania, with provisional licenses in Massachusetts. In addition, the Company owns CO
2
 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado. The Company also owns, manufactures and distributes a portfolio of cannabis consumer packaged goods brands, including ROLL ONE, MODERN FLOWER, EVOLAB, CHROMA, CO
2
LORS, ALCHEMY, AVENUE, LOVELI, and CBX SCIENCES, to third-party licensed retail cannabis stores across the United States as well as to select retail stores the Company owns or operates, in addition to providing support services and financing to a Utah-licensed medical cannabis cultivator (on July 14, 2021, the Company completed the divestiture of its Utah cultivation and processing operations).
The Company operates in one segment, the cultivation, processing and sale of cannabis. The Company grows cannabis in outdoor, indoor, and greenhouse facilities for sale in its retail locations and for wholesale. In addition, the Company converts cannabis biomass into formulated oil using a variety of proprietary extraction techniques. The Company uses some of this oil to manufacture products such as vaporizer cartridges and edibles. Harvest sells cannabis, oil, and manufactured products in Harvest dispensaries and to third parties for resale. In addition, the Company collects licensing fees from third parties associated with operations at certain cultivation, manufacturing or retail facilities.
Harvest conducts business through wholly-owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements established to conduct the different business areas of each business (each an “Operating Subsidiary” and together, “Operating Subsidiaries”). The Company’s principal operating locations and type of operation are listed below:

State	Nature of Operations	Commencement Periods
Arizona - 15 locations	Retail Dispensary	September 2013 - September 2020
California - 4 locations	Retail Dispensary	December 2018 - October 2019
Florida - 10 locations	Retail Dispensary	February 2019 - June 2021
Maryland - 3 locations	Retail Dispensary	September 2018 - December 2019
Pennsylvania - 10 locations	Retail Dispensary	September 2018 - May 2021
Arizona	Greenhouse/Outdoor Grow/Processing Lab	July 2015 - February 2020
Colorado - 1 location	Processing	October 2020
Florida	Cultivation/Processing	February 2019 - December 2019
Maryland	Cultivation/Processing	September 2017 - July 2019
Nevada	Cultivation/Processing	August 2020
Pennsylvania	Cultivation/Processing	March 2020
Utah (1)	Indoor Grow	October 2020

(1)	On July 14, 2021, the Company divested the indoor grow location located in Ogden, Utah for an immaterial amount of cash.

The Company is in various stages of expansion as it is growing its commercial footprint by focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis in its existing key markets.
Each Operating Subsidiary either holds the active and/or pending cannabis licenses associated with its activities, or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.
In certain states, cannabis licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants. Processing licenses allow for the processing of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations.
In other states, cannabis licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation and processing activities.
The Company’s corporate headquarters is located at 1155 W. Rio Salado Parkway, Suite 201, Tempe, Arizona, 85281. The Company has one class of stock that is traded on the Canadian Stock Exchange (“CSE”) and on the OTCQX International tier of the OTC Markets in the U.S. (the “OTCQX”) under the symbols HARV and HRVSF, respectively. The stock price between the CSE and the OTCQX are identical after the U.S./Canadian currency exchange conversion.

2.	Significant Accounting Policies

(a)	Basis of Presentation
The accompanying Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and the instructions to Form
10-Q
and Article 10 of Regulation
S-X.
Accordingly, our condensed consolidated financial statements do not include all the information and footnotes required by GAAP for complete financial statements. Normal and recurring adjustments considered necessary for a fair statement of the results for the interim periods, in the opinion of the Company’s management, have been included. Operating results for the three months ended June 30, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The accompanying condensed consolidated financial statements and related footnote disclosures should be read in conjunction with the consolidated financial statements and notes thereto included in our 2020 Annual Report on Form
10-K
filed with the SEC on March 30, 2021.
The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from the estimates and assumptions used.

(b)	Basis of Measurement
These Unaudited Condensed Consolidated Financial Statements have been prepared on the going concern basis, under the historical cost convention, except for certain financial instruments that are measured at fair value as described herein.

(c)	Functional Currency
These Unaudited Condensed Consolidated Financial Statements are presented in United States dollars, which is also the functional currency of the Company and its affiliates.

(d)	Basis of Consolidation
These Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report on Form
10-Q
include the accounts of the Company, all wholly-owned and majority-owned subsidiaries in which the Company has a controlling voting interest and, when applicable, variable interest entities in which the Company has a controlling financial interest or is the primary beneficiary. Investments in affiliates where the Company does not exert a controlling financial interest are not consolidated.

Subsidiaries over which the Company has a controlling financial interest are fully consolidated from the date control commences until the date control ceases. All of the consolidated entities were under common control during the entirety of the periods for which their respective results of operations were included in the consolidated statements (i.e., from the date of their acquisition). All intercompany accounts and transactions have been eliminated on consolidation.

(e)	Discontinued Operations
The Company followed Accounting Standard Codification (“ASC”) 360,
 Property, Plant, an Equipment
, and ASC
205-20,
 Discontinued Operations
, to report assets held for sale and discontinued operations.
The Company classifies assets and liabilities of a business or asset group as held for sale, and the results of its operations as income (loss) from discontinued operations, net, for all periods presented, when (i) we commit to a plan to divest a business or asset group, actively begin marketing it for sale, and when it is deemed probable of occurrence within the next twelve months, and (ii) when the business or asset group reflects a strategic shift that has, or will have, a major effect on the Company’s operations and its financial results. In measuring the assets and liabilities held for sale, the Company evaluates which businesses or asset groups are being marketed for sale.
See Note 4 for additional information.

(f)	Revenue Recognition
The Company accounts for customer contracts in accordance with ASC 606,
Revenue from Contracts with Customers
(“ASC 606”), which includes the following five-step model:

•	Identification of the contract, or contracts, with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.
Through application of the standard, the Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.
Revenues consist primarily of wholesale and retail sales of cannabis, which are generally recognized at a point in time when control over the goods have been transferred to the customer and is recorded net of sales discounts. Payment is typically due upon transferring the goods to the customer or within a specified time period permitted under the Company’s credit policy. Sales discounts were not material during the three and six months ended June 30, 2021 and 2020, respectively.
The Company has agreements in place whereby third-parties provide services or license the right to operate certain aspects of cannabis facilities owned by the Company. Under the terms of these agreements, the service provider operates various aspects of the business including procurement, production, regulatory compliance, marketing and sales, subject to oversight by the Company. The Company pays the service provider a fee for its services or in the case of licenses, the licensee pays the Company a license fee. The Company recorded $0.3 million and $6.2 million on a gross basis for the three months ended June 30, 2021 and 2020, respectively. The Company recorded $0.6 million and $12.6 million on a gross basis for the six months ended June 30, 2021 and 2020, respectively. The determination that the Company was the principal under these agreements was made in accordance with ASC
606-10-55-36
through
55-40
and consists of the following analysis. The Company analyzed the agreements first to determine what the specified good or service is that is being provided. Secondly, whether the Company is in control of the goods prior to the goods being transferred to the customer. The specified goods consist of various cannabis products sold at either a retail location or wholesale. In order to determine whether the Company had control of the specified goods prior to transfer to the customer, the terms of the agreements to provide the goods to the customers were evaluated. Pursuant to the terms of the agreements, the Company is at all times the owner of the products which are the cannabis and cannabis concentrates. Further, the service provider would not be able to sell the products to the customer without the use the of the Company’s license which permits it to sell cannabis under state law.
The following represents disaggregated revenue information:

(In thousands)	Retail	Wholesale	Licensing and other	Consolidated
Revenue for the three months ended June 30, 2021	$85,177	$13,948	$3,338	$102,463
Revenue for the three months ended June 30, 2020	$42,250	$7,199	$6,212	$55,661
Revenue for the six months ended June 30, 2021	$162,825	$23,241	$5,223	$191,289
Revenue for the six months ended June 30, 2020	$72,262	$13,264	$14,370	$99,896
Our customer loyalty program enables participants to earn points for qualifying purchases that can be redeemed for discounts or product in the future. We allocate the transaction price between the goods delivered and the future goods that will be delivered, on a relative standalone selling price basis, and defer the revenues allocated to the points, less expected expirations, until such points are redeemed. The timing of loyalty point redemptions can vary significantly, and the loyalty points do not expire. As of June 30, 2021, the amount of revenue deferred related to the earned points, net of redemptions, is $2.3 million. The deferral is reflected as a current liability in our condensed consolidated balance sheets because it is expected to be earned within the next 12 months.

3.	Recently Adopted and Issued Accounting Pronouncements
We adopted the following standard during the six months ended June 30, 2021, which did not have a material impact on our financial statements or financial statement disclosures:

Date Issued	Standard	Effective Date
December 2019	ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes	January 2021
The following standards were recently issued, and the Company is assessing the impact to the future consolidated financial statements:

Date Issued	Standard	Effective Date
May 2021	ASU
2021-04
Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic
470-50),
Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40)
January 2021

August 2020	ASU
No. 2020-06:
Debt – Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic
815-40)
	– Accounting for Convertible Instruments and contracts in an Entity’s Own Equity	January 2022
The Company reviewed all other recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a significant impact to the condensed consolidated financial statements.

4.	Discontinued Operations
During the six months ended June 30, 2020, following the completion of the merger with Interurban Capital Group, LLC (formerly Interurban Capital Group, Inc.) (“ICG”), the Company sold ICG to a wholly owned subsidiary of Hightimes Holding Corp. (“Hightimes”) following the spinoff of certain assets. At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, the Company agreed to sell Hightimes the equity of two additional entities controlled by Harvest that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). As a result, assets and liabilities allocable to these operations were classified as held for sale. In addition, revenue and expenses, gains and losses relating to the discontinuation of the California HAH Dispensaries operations were eliminated from profit or loss from the Company’s continuing operations for all periods presented.
The Company also entered into a plan to abandon certain product lines or lines of business to include CBD products or items of inventory, and the Company’s planned expansion in the state of Michigan. Any related assets and liabilities are classified as held for sale. In addition, the revenue, expenses, gains and losses related to the discontinuation of these activities were eliminated from profit or loss from the Company’s continuing operations for all periods presented.
Discontinued operations are presented separately from continuing operations in the Unaudited Condensed Consolidated Statements of Operations and the Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and June 30, 2020, respectively.
The following table is the Unaudited Condensed Consolidated Statements of Operations reflecting discontinued operations for the three months and six months ended June 30, 2020:

(In thousands)	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Revenue, net of discounts	$3,996	$4,778
Cost of goods sold	(2,054)	(2,711)

Gross profit	1,942	2,067

Expenses
General and administrative	1,278	1,603
Sales and marketing	24	46
Depreciation and amortization	1,039	1,057

Total expenses	2,341	2,706

Operating income (loss)	(399)	(639)
Other (expense) income
Gain on sale of assets	2,574	2,574
Interest expense	(711)	(717)

Loss before taxes and non-controlling interest	1,464	1,218
Income taxes	(9)	(147)

Loss from continuing operations before non-controlling interest	1,455	1,071
Net loss from discontinued operations, net of tax	905	1,289

Net loss attributed to Harvest Health & Recreation Inc.	$2,360	$2,360
Discontinued operations for the three and six months ended June 30, 2021 was $1.9 million due to the abandoned expansion in Michigan.

The following table is a summary of the assets and liabilities of discontinued operations:

(In thousands)	June 30, 2021	December 31, 2020
ASSETS
Inventory, net	$344	$93
Other current assets	—	33
Property, plant and equipment, net	3,110	1,747
Right-of-use asset, net	64	3,593
Intangibles assets, net	171	894
Other assets	—	225

Assets from discontinued operations	$3,689	$6,585

LIABILITIES
Lease liability, net of current portion	28	718

Liabilities from discontinued operations	$28	$718

5.	Inventory
The Company’s inventory consisted of:

(In thousands)	June 30, 2021	December 31, 2020
Raw materials	$17,384	$12,632
Work in progress	6,165	5,634
Finished goods	22,228	19,718

Total inventory	45,777	37,984
Reserve	(1,169)	(1,122)

Total inventory, net	$44,608	$36,862

6.	Notes Receivable
The Company’s notes receivable consisted of:

(In thousands)	June 30, 2021	December 31, 2020
Secured promissory notes dated November 2020 in the principal amount of $12.0 million with a maturity date of November 9, 2025; monthly payments of $0.1 million, inclusive of principal and interest. Balloon payment of $8.4 million due at maturity. Interest rate of 7.5% per annum.	$11,493	$12,000
Secured promissory notes dated February 2020 through June 2021 in the principal amount of $15.1 million with maturity dates from August 2021 to February 2022; principal is due at maturity. Interest rates of 6 - 8% per annum, due at maturity.	15,088	13,471
Secured promissory notes, created from the CannaPharmacy acquisition, dated April and June of 2019 in the principal amount of $11.6 million with maturity dates in April and June of 2021; principal is due at maturity. Interest rate of 8% per annum, due quarterly.	—	456
Secured convertible promissory note, due from Falcon International Corp. (‘‘Falcon’’) and subsidiaries, dated June 7, 2019 in the principal amount of up to $40.4 million with maturity date of June 6, 2022; principal is due at maturity. Interest rate of 4% per annum, due at maturity. (1)	—	25,525
Unsecured convertible promissory notes, due from Falcon and its subsidiaries, dated October 2018 through February 2019 in the principal amount of $24.5 million with maturity dates of August to November 2019; principal is due at maturity. Interest rate of 8% per annum, due at maturity. (1)	—	24,499
Secured revolving notes dated December 2018 through January 2019 in the principal amount of up to $30.0 million with maturity dates of December 2019 to February 2020; principal is due at maturity. Interest rates of 8.25 - 8.5% per annum with interest payments due monthly. (2)	3,581	3,581
Secured promissory notes dated February 2021 in the principal of up to $0.9 million with a maturity date of February 19, 2022; principal is due at maturity. Interest rate of 10.0% per annum with interest payments due monthly.	850	—

Gross notes receivable	31,012	79,532
Less: provision for impairment of notes receivable	(627)	(29,713)

Total notes receivable, net of allowance	30,385	49,819
Less: current portion of notes receivable	(19,869)	(31,608)

Notes receivable, long-term portion	$10,516	$18,211

(1)
These notes were settled as part of the Falcon Lawsuit settlement. $29.1 million of the provision for impairment of notes receivable related to these notes was written off in relation to this settlement. See Note 10 for additional information.

(2)
These notes are currently in default. The Company negotiated a settlement agreement with the debtor and, at this time, expects to receive the full principal balance during fiscal year 2021. The Company’s provision for expected credit losses as of June 30, 2021 includes $0.3 million related to these notes.

Stated maturities of the notes receivable are as follows:

(In thousands)	Expected Principal Payments
2021 (6 months)	$10,470
2022	9,918
2023	728
2024	784
2025	9,112

$31,012

7.	Leases
The Company primarily leases space for corporate offices, retail, cultivation and manufacturing under non-cancellable
operating leases with initial terms typically ranging from 1 to 28 years. The Company had one finance lease at June 30, 2021.
On January 11, 2021, the Company purchased a cultivation property located in Reading, Pennsylvania. The property consists of approximately 1.36 acres of land and close to 46,800 square feet of combined office and cultivation space. The purchase price of the property was $5.2 million and was considered a finance lease prior to the building purchase.
On January 20, 2021, the Company sold an industrial property totaling approximately 292,000 square feet for $23.8 million. Concurrent with the sale, Harvest entered into a triple net lease with Innovative Industrial Properties, Inc. (“IIP”) to lease back the property. The lease is for a term of 20 years with an extension option. At commencement, the Company was not reasonably certain to exercise the extension option. Harvest plans to continue to operate the property as a licensed cultivation and processing facility and expects to recover up to approximately $10.8 million in tenant improvements from IIP. The total proceeds for the transaction are expected to be approximately $34.6 million. The Company determined control of the assets transferred to IIP, the sale price represented the fair value of the underlying assets sold, and the Company does not have continuing involvement with the property sold other than a normal leaseback. The Company received net proceeds of $22.3 million from the sale, after deducting a security deposit of $1.2 million, other transactions costs of $0.3 million, and incurred a gain of $1.1 million. In June 2021, we amended our lease, increasing the tenant improvement allowance under the lease by $7.1 million to a total of approximately $17.9 million, which also resulted in a corresponding adjustment to the base rent for the lease at the property.
The following table presents lease assets and liabilities within the Condensed Consolidated Balance Sheets:

Lease and Classification	June 30, 2021	December 31, 2020

	(In thousands)
Operating Leases:
Right-of-use asset, net	$118,935	$66,464
Lease liability, current portion	$2,060	$3,041
Lease liability, net of current portion	$118,249	$64,232

Finance Leases:
Property, plant and equipment, net (1)	$405	$5,523
Other current liabilities	$92	$5,504

(1)	Finance lease assets are recorded net of accumulated amortization of less than $0.1 million as of June 30, 2021 and December 31, 2020, respectively.

The Company recognized the following amounts within the Condensed Consolidated Statements of Operations:

	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Operating lease expense	$5,270	$5,553	$9,758	$8,352
Interest on lease liabilities	$2	$384	$6	$387
Expenses related to short-term leases	$19	$487	$228	$950
Expenses related to variable payments	$498	$266	$688	$507
The Company’s sublease income is immaterial.
Other information:

	Six Months Ended June 30,
	2021	2020
	(In thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,831	$2,556
Operating cash flows from finance leases	$6	$387
Financing cash flows from finance leases	$87	$24
The Company’s lease terms and discount rates were as follows:

	June 30, 2021	June 30, 2020
Weighted average remaining term (in years):
Operating	14.5	3.6
Finance	34.5	9.9

Weighted average discount rate:
Operating	12.43%	10.00%
Finance	10.00%	10.03%

8.	Divestitures
In February 2020, the Company divested of
non-operating
retail and cultivation entities, primarily consisting of two entities that hold cannabis licenses and various real estate and equipment. In accordance with ASC
810-10-40,
Derecognition
, control ceased, and the Company deconsolidated its interest in the entities. A related party to the Company holds an interest of 49% which it recognized as an equity method investment due to the related party’s significant influence. The carrying value of the assets was derecognized along with the corresponding recognition of the fair value of the equity method investment resulting in a gain of $3.2 million. In conjunction with the assets being deconsolidated, the Company issued a $12.0 million note receivable to the entities in exchange for the real property and other plant and equipment deconsolidated at the time. This resulted in an additional $8.7 million gain.

9.	Intangible Assets and Goodwill
Intangible assets, including goodwill, as of December 31, 2020 and June 30, 2021 consisted of the following:

Gross carrying amount (in thousands)	Weighted average useful lives (years)	December 31, 2020	Additions	Dispositions/ Adjustments	June 30, 2021
Definite life intangible assets:
Patient relationships	2.0	$820	$—	$—	$820
Technology	9.9	18,058	—	—	18,058
Software	5.0	241	320	(145)	416
Other	3.0	410	730	(241)	899
Indefinite life intangible assets:
Licenses and permits		253,866	519	(151)	254,234
Internally developed		1,113	694	(643)	1,164
Trade names		2,400	—	—	2,400

Total intangible assets		276,908	2,263	(1,180)	277,991
Goodwill		116,041	—	(500)	115,541

Total gross carrying amount		$392,949	$2,263	$(1,680)	$393,532

Accumulated amortization (in thousands)	December 31, 2020	Amortization	Dispositions/ Adjustments	June 30, 2021
Definite life intangible assets:
Patient relationships	$820	$—	$—	$820
Technology	3,913	945	—	4,858
Software	57	19	(30)	46
Other	—	184	—	184

Total accumulated amortization	4,790	1,148	(30)	5,908

Total intangible assets, net and goodwill	$388,159	$1,115	$(1,650)	$387,624

Intangible assets with definite lives are amortized over their estimated useful lives. The Company recorded amortization expense of $0.7 million and $0.5 million included in depreciation and amortization, in the Condensed Consolidated Statements of Operation, for the three months ended June 30, 2021 and 2020, respectively. The Company recorded amortization expense of $1.1 million and $1.0 million included in depreciation and amortization, in the Condensed Consolidated Statements of Operations, for the six months ended June 30, 2021 and 2020, respectively. Amortization periods for assets with definite lives are based on management’s estimates at the date of acquisition.

Based solely on the amortizable intangible assets recorded at June 30, 2021, estimated amortization expense for the remainder of fiscal 2020 through fiscal 2025 and thereafter is as follows:

(In thousands)	Estimated Amortization Expense
2021 (6 months)	$1,523
2022	2,108
2023	2,008
2024	1,787
2025	1,770
Thereafter	5,089

Total amortization expense	$14,285

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, impairment charges or other relevant factors or changes.

10.	Corporate Investments
The carrying values of the Company’s investments are as follows:

(In thousands)	June 30, 2021	December 31, 2020
Investment in Hightimes	$19,091	$19,091
Investment in Falcon	21,833	—

Corporate investments	$40,924	$19,091

The Company is not able to readily determine the fair value of either of the Company’s equity investments listed in the table above. The investments are therefore accounted for under the measurement alternative whereby the investments are held at cost and adjusted for impairments and observable price changes, if any.
On March 13, 2021, the Company settled a lawsuit with Falcon International, Inc. (‘‘Falcon’’) whereby the Company received 10% equity ownership in Falcon and each share received came with a
10-year
warrant to acquire two common shares of Falcon at an exercise price of $1.91 per warrant. In exchange, the Company settled the $50.0 million of notes receivable, including accrued interest receivable, due from Falcon. Based on the net book value of the notes receivable settled, the Company estimated the fair value of the equity and warrants received to be $21.8 million at settlement.
On June 22, 2020, the Company sold a wholly owned subsidiary to a subsidiary of Hightimes following the spinoff of certain assets. Consideration received by the Company included 600,000 of Series A Preferred Stock. The Series A Preferred Stock has a stated or liquidation value of $100 per share. The Company may convert all or a portion of the Series A Preferred Stock into shares of Hightimes Class A voting Common Stock at a conversion price per share of $11, subject to adjustment to $1 per share, based on the
11-for-one
forward stock split of the Hightimes Common Stock to be consummated upon completion of Hightimes’ Regulation A+ initial public offering; provided, that in no event shall the number of shares of Hightimes Common Stock issuable upon full conversion of the Series A Preferred Stock, exceed 19% of the issued and outstanding shares of Hightimes Common Stock, after giving effect to such optional conversion. Based on the assets transferred, the Company estimated the fair value of the shares of Series A Preferred Stock received to be $19.1 million when the sale closed.
No impairments or observable price changes were identified during the six months ended June 30, 2021.

11.	Other Current Liabilities
The Company’s other current liabilities consisted of:

(In thousands)	June 30, 2021	December 31, 2020
Accrued inventory purchases	$7,671	$7,886
Accrued expenses	7,724	5,607
Accrued payroll and benefits	5,146	4,353
Accrued capital expenditures	2,906	3,133
Finance lease liabilities (1)	92	5,504
Deferred revenue	2,285	—
Other	4,610	2,413

Total other current liabilities	$30,434	$28,896

(1)	See Note 7 for additional information.

12.	Notes Payable
The Company’s notes payable consisted of:

(In thousands)	June 30, 2021	December 31, 2020
Secured promissory note dated March 2020, in the principal amount of $10.0 million with a maturity of March 2022. Monthly interest payments of 9% per annum. Principal balance due at maturity. (1)	$10,000	$10,000
Unsecured promissory note dated February 2020, in the principal amount of $6.7 million with a maturity of February 2023. Monthly interest payments at 4% per annum. Annual payments of $2.2 million, inclusive of interest at 4%, due beginning February 2021 with remaining principal due at maturity	4,699	6,650
Secured promissory notes dated December 2019, in the principal amount of $93.4 million with a maturity of December 2022. Semi-annual interest payments at 15% per annum. Principal balance due at maturity. (2)	93,390	93,390
Secured promissory notes dated December 2019, in the principal amount of $42.4 million with a maturity of December 2022. Semi-annual interest payments at 9.25% per annum. Principal balance due at maturity. (3)	42,404	42,404
Secured convertible promissory note dated December 2019, in the principal amount of $10.0 million with a maturity of December 2021. Semi-annual interest payments at 9% per annum. Principal balance due at maturity. (4)	10,000	10,000
Secured convertible promissory note dated April 2021, in the principal amount of $5.0 million with a maturity of April 2023. Semi-annual interest payments at 9% per annum. Principal balance due at maturity	5,000	—
Secured promissory notes dated October 2019, in the principal amount of $6.5 million with a maturity of October 2021. Monthly interest payments at 8.95% per annum. Principal balance due at maturity	6,500	6,500
Secured promissory notes dated September and October 2019, in the principal amount of $2.6 million with maturities of October 2024. Monthly interest payments at 5.5% and 8.75% per annum. Principal balance due at maturity. (5)	2,456	2,505
Secured promissory note dated June 2019, in the principal amount of $4.0 million with a maturity of June 2024. Interest at LIBOR plus 2.5% per annum, payable monthly. Principal balance due based on 25-year amortization schedule with balloon payment at maturity. (6)	3,916	4,000
Unsecured convertible debentures dated May 2019, in the principal amount of $100.0 million with a maturity of May 2022. Semi-annual interest payments at 7% per annum. Principal balance due at maturity. (7)	100,000	100,000
Other unsecured promissory notes	3,661	4,039
Other secured promissory notes	8,026	1,275

Total notes payable	290,052	280,763
Less: unamortized debt discounts and issuance costs	(11,410)	(15,787)

Net amount	278,642	264,976
Less: current portion of notes payable	(134,394)	(20,910)

Notes payable, net of current portion	$144,248	$244,066

(1)	Carrying value includes debt discount of $0.7 million.
(2)	Carrying value includes debt issuance costs of $2.3 million.
(3)	Carrying value includes debt issuance costs of $1.2 million and warrants of $3.1 million.
(4)	Carrying value includes debt discount of $0.2 million.
(5)	Carrying value includes debt issuance costs of $0.1 million.
(6)	Carrying value includes debt issuance costs of less than $0.1 million.
(7)	Carrying value includes debt issuance costs of $1.4 million and warrants of $2.4 million.

Stated maturities of debt obligations and expected interest payments are as follows:

(In thousands)	Expected Principal Payments	Expected Interest Payments
2021 (6 months)	$19,360	$14,470
2022	254,324	21,864
2023	10,229	660
2024	5,611	270
2025 and thereafter	528	334

	$290,052	$37,598

13.	Share-based Compensation
Stock options
During 2018, the Compensation Committee of the Company’s Board of Directors approved a share-based compensation plan. The purpose of the plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee
directors capable of assuring the future success of the Company. The stock options granted are non-qualified
and generally vest in 25% increments over a four-year period and expire 10 years from the grant date.
The following table summarizes stock option activity during the period:

	Number of Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balance as of December 31, 2020	14,380,875	5.02
Forfeited/Cancelled	(2,574,070)	6.53
Exercised	(221,680)	2.52
Granted	675,500	3.85

Balance as of June 30, 2021	12,260,625	$4.69	$10,174,894

The aggregate intrinsic value in the table above represents the total pre-tax
intrinsic value (the difference between the Company’s closing stock price on June 30, 2021, and the exercise price, multiplied by the number of in-the-money
options) that would have been received by the option holders had all option holders exercised their in-the-money
options on June 30, 2021. This amount will change in future periods based on the fair market value of the Company’s stock and the number of options outstanding.
The total intrinsic value of stock options exercised during the six months ended June 30, 2021 was $0.4 million. Cash received from stock option exercises was $0.7 million during the six months ended June 30, 2021.
The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of June 30, 2021:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 2028 - February 2031	12,260,625	$1.09 - $8.75	4,866,313

The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 2028 - December 2030	14,380,875	$1.09 - $8.75	2,326,000
During the three months ended June 30, 2021 and 2020, the Company recorded $3.7 million and $3.3 million of share-based compensation expense for stock options granted and vested during the period, respectively. During the six months ended June 30, 2021 and 2020, the Company recorded $8.5 million and $17.1 million of share-based compensation expense for stock options granted and vested during the period, respectively.
The fair value of the stock options granted was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions at the time of grant:

	2021	2020
Risk-Free Annual Interest Rate	1.09% - 2.25%	2.00% - 2.25%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	99% - 197%	83% - 99%
Expected Life of Stock Options	6.25 Years	6.25 Years
Volatility was estimated by using the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The expected life represents the period of time that the options issued are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of issuance, using rates with a term approximately equal to the expected life of the options.
During the three months ended June 30, 2021 and 2020, the weighted-average fair value of stock options granted was $2.74 and $2.16 per option, respectively. During the six months ended June 30, 2021 and 2020, the weighted-average fair value of stock options granted was $3.16 and $2.16 per option, respectively. As of June 30, 2021 and 2020, stock options outstanding had a weighted-average remaining contractual life of 8.2 and 8.9 years, respectively. At June 30, 2021, the total unrecognized compensation cost related to the non-vested
awards granted and expected to vest was $14.1 million. This cost is expected to be recognized over a weighted-average period of 2.0 years.
Restricted stock units
On December 31, 2020, the Company granted 208,348 restricted stock units. These restricted stock units vest in 2021. On April 6, 2020, the Company granted 98,765 restricted stock units. These restricted stock units vest throughout 2020 and 2021. The following table summarizes the status of the restricted stock units:

	Number of Restricted Stock Units	Weighted- Average Grant Price
Balance as of December 31, 2020	241,273	$2.01
Vested	(136,952)	1.83

Balance as of June 30, 2021	104,321	$2.24

During the six months ended June 30, 2021, the Company recorded $0.1 million of share-based compensation expense for restricted stock units granted and vested during the period, respectively. No share-based compensation expense for restricted stock was recorded during the three months ended June 30, 2020.

14.	Stockholders’ Equity
Description of the company’s securities
The Company is authorized to issue an unlimited number of Subordinate Voting Shares (“SVS” or “Subordinate Voting Shares”), Multiple Voting Shares (“MVS” or “Multiple Voting Shares”) and Super Voting Shares, all with no par value. Each Multiple Voting Share converts into 100 Subordinate Voting Shares and each Super Voting Share converts into one Subordinate Voting Share. Holders of SVS are entitled to one vote in respect of each SVS held at stockholder meetings of the Company. Holders of MVS are entitled to 100 votes in respect of each MVS held at stockholder meetings of the Company. Holders of Super Voting Shares are entitled to 200 votes in respect of each Super Voting Share held at stockholder meetings of the Company.
Warrants
During the six months ended June 30, 2021, the Company issued 307,856 stock warrants to purchase the Company’s SVS. These warrants were issued upon exercise of compensation warrants held by underwriters of the bought deal completed by the Company on October 28, 2020. The company did not record any share-based compensation expense for stock warrants outstanding during the period. Prior to June 30, 2021, all of the Company’s outstanding stock warrants qualified for liability classification in accordance with ASC 815,
 Derivatives and Hedging
. On June 30, 2021, the Company amended the terms of the 17,154,416 SVS warrants issued and outstanding to reflect the exercise price of such warrants in U.S. dollars. Following the conversion of the exercise price to U.S. dollars, the warrants were reclassified as equity. The Company recognized a $0.9 million change in fair value of the warrant liability upon modification and reclassified $36.9 million of the warrant liability to equity. One holder remains that did not convert, and the Company will continue to treat the warrant activity associated with that holder as liability classification.
A summary of the status of the stock warrants outstanding, on an as-converted
basis for SVS, is as follows:

	Number of Stock Warrants	Weighted- Average Exercise Price
Balance as of December 31, 2020	24,407,114	$4.11
Issued	307,856	$2.40
Exercised	(6,125,454)	$1.52

Balance as of June 30, 2021	18,589,516	$4.79

The following table summarizes the stock warrants that remain outstanding as of June 30, 2021:

Security Issuable	Expiration Date	Number of Stock Warrants	Exercise Price	Stock Warrants Exercisable
Subordinate Voting Shares	May 2022 - Dec 2025	17,154,516	$2.46 - $14.66	17,154,516
Multiple Voting Shares	April 1, 2023	14,350	106.17	14,350
The following table summarizes the stock warrants that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Warrants	Exercise Price	Stock Warrants Exercisable
Subordinate Voting Shares	May 2022 - April 2023	18,872,114	$2.40 - $14.27	18,872,114
Multiple Voting Shares	April 2021 - April 2023	55,350	103.36	55,350

The fair value of the stock warrants granted was determined using the Black-Scholes option-pricing model with the following weighted-average assumptions at the time of issuance:

	2021	2020
Risk-Free Annual Interest Rate	0.11% - 0.16%	2.15%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	95%	70% - 99%
Expected Term	2.2 - 2.3 Years	1.0 - 5.0 years
Expected volatility was estimated by using the Company’s historical share price volatility for a period similar to the expected life of the warrants. The expected term represents the period of time that the stock warrants issued are expected to be outstanding. The risk-free interest rate, using the expected life of the warrants, is based on the U.S. Treasury yield curve in effect at the time of issuance.
During the three months ended June 30, 2021, there were no stock warrants granted. During the six months ended June 30, 2021, the fair value of the stock warrants granted was $2.35 and $1.50 per warrant, respectively. As of June 30, 2021 and 2020, stock warrants outstanding have a weighted-average remaining contractual life of 0.8 and 2.2 years, respectively.
Warrants exercised for cash
During the three months ended June 30, 2021, the Company issued 26,000 MVS and 271,742 SVS as a result of warrant exercises and received cash proceeds of approximately $3.4 million. During the six months ended June 30, 2021, the Company issued 41,000 MVS and 2,641,164 SVS as a result of warrant exercises (including 615,710 SVS issued in relation to compensation warrants exercised) and received cash proceeds of approximately $10.3 million.
Shares held in escrow
As of June 30, 2021, the Company has 2,000,000 SVS held in escrow to be released on the achievement of certain milestones. The conditions for release were not met as of June 30, 2021. The shares are non-employee
compensation for raising equity.
The following presents the total outstanding SVS if converted as of June 30, 2021:

Share Class	Number of Shares at June 30, 2021	Conversion Factor	Total Subordinated Voting Shares if Converted
Super Voting Shares	2,000,000	1	2,000,000
Multiple Voting Shares	1,561,678	100	156,167,800
Subordinate Voting Shares	255,991,500	1	255,991,500

Total			414,159,300

15.	Net Loss Per Share
Calculation of net loss per common share attributable to Harvest Health & Recreation Inc. is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2021	2020	2021	2020
Net loss attributable to Harvest Health & Recreation Inc.	$(19,505)	$(27,574)	$(42,627)	$(42,958)
Net loss attributable to discontinued operations, net of tax	$(1,954)	$(905)	$(1,954)	$(1,289)
Basic weighted-average number of shares outstanding	413,103,779	364,580,737	410,383,008	334,380,082

Net loss per share attributable to Harvest Health & Recreation Inc. - basic and diluted	$(0.05)	$(0.08)	$(0.10)	$(0.13)
Net loss per share attributable to discontinued operations, net of tax	$—	$—	$—	$—
As the Company is in a loss position for both the three and six months ended June 30, 2021 and 2020, the inclusion of shares issuable upon exercise of stock options, vesting of restricted stock, exercise of warrants, and conversion of debt in the calculation of diluted earnings per share would be anti-dilutive and, accordingly, were excluded from the diluted loss per share calculation. The weighted-average number of shares outstanding assumes the conversion of all MVS and Super Voting Shares to SVS.
The following table summarizes the potential SVS that were excluded as they were anti-dilutive:

	June 30,
	2021	2020
Stock options and restricted stock units	12,364,946	16,011,125
Warrants (1)	19,345,162	14,685,996
Convertible debt	13,823,603	32,041,357

	45,533,711	62,738,478

(1)	Includes the outstanding compensation warrants issued for underwriting services in the October 2020 bought financing.

16.	Commitments and Contingencies
Regulatory environment
The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits or licenses that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation as of June 30, 2021, cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.
Contingencies
Claims & legal proceedings
From time to time, the Company may be involved in legal proceedings, including litigation or regulatory proceedings relating to claims arising out of operations in the normal course of business. In accordance with the current accounting standards for loss contingencies under ASC Topic 450, we establish reserves for litigation-related matters that arise from the ordinary course of our business activities when it is probable that a loss associated with a claim or proceeding has been incurred and the amount of the loss can be reasonably estimated. Litigation claims and proceedings of all types are subject to many uncertain factors that generally cannot be predicted with assurance. By their nature, the amount of the contingency and the timing of a contingent event and any resulting accounting recognition are subject to our judgment of such events and our estimates of the amounts. Below we provide a description of potentially material legal proceedings and claims.
Falcon International, Inc.
On January 6, 2020, the Company terminated the Agreement and Plan of Merger and Reorganization entered into among the Company, Harvest California Acquisition Corp., Falcon International Corp. and its shareholders dated February 14, 2019, as amended (the “Falcon Merger Agreement”). The Falcon Merger Agreement was terminated as a result of defaults by Falcon and its shareholders incapable of being cured, and other improper conduct of Falcon and its principal officers and directors, James Kunevicius and Edlin Kim. On January 6, 2020, the Company also filed suit in the U.S. District Court for the District of Arizona (Case No.
2:20-cv-00035-DLR)
(the “Falcon Lawsuit”), which identified the grounds for termination and sought a court order compelling Falcon and its shareholders to arbitrate the Company’s claims. On February 7, 2020, an Amended Complaint was filed as a matter of course, providing greater specificity after certain defendants filed a motion to dismiss. On February 26, 2020, Falcon, its subsidiaries, and its founders all stipulated to the relief sought by the Amended Complaint, to refer the matter to binding, private arbitration before the American Arbitration Association (“AAA”).
On March 6, 2020, the U.S. District Court for the District of Arizona ordered the parties to the stipulation to binding, private arbitration of the matter before the AAA. The remedies the Company seeks in the AAA arbitration include rescission and/or termination of the Falcon Merger Agreement, all agreements entered into in connection with the Falcon Merger Agreement and the “Control Person Transaction” discussed below, an award of restitutionary damages from Falcon and its shareholders including repayment of funds advanced pursuant to promissory notes issued by Falcon and its subsidiaries in connection with the Falcon Merger Agreement, appointment of a receiver for Falcon and an award of attorneys’ fees, arbitration forum fees and costs. Remedies sought by the Company in arbitration also include rescission and/or termination remedies concerning the “Control Person Transaction” referenced in that certain Membership Interest Purchase Agreement entered into among James Kunevicius and Edlin Kim (collectively, the “Selling Owners”), Elemental Concepts, LLC and Compass Point, LLC (the “Sellers”) and Harvest of California, LLC (a wholly owned subsidiary of the “Company”) dated June 7, 2019 (the “MIPA”). Pursuant to the terms of the MIPA, the Company purchased 100% of the membership interests in two entities that hold commercial cannabis licenses in California (the “Purchased Interests”) for a purchase price of $4.1 million (the “Purchase Price”). These remedies include seeking an order which would effectively require the equivalent of the Selling Owners and the Sellers being required to repurchase from the Company all of the Purchased Interests for an amount equal to the Purchase Price as provided for in the MIPA.
On July 2, 2020, Falcon and two of its shareholders filed a counterclaim against the Company in the AAA arbitration proceeding. The counterclaim alleges that the Company breached the Falcon Merger Agreement, breached an implied covenant of good faith and fair dealing and intentionally interfered with Falcon’s prospective business relations and seeks monetary damages of $50.0 million pursuant to the Falcon Merger Agreement. On March 13, 2021, the parties entered into a binding settlement agreement, resulting in a final dismissal of all litigation and arbitration between them arising out of the 2019 merger agreement. In accordance with the settlement terms, Harvest owns a 10% equity interest in Falcon. Each share comes with a
10-year
warrant entitling Harvest to purchase two (2) common shares of Falcon at an exercise price of $1.91, subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar corporate events. See Note 10 for additional information.
AGRiMED Industries of PA, LLC
The Company appealed the Commonwealth of Pennsylvania Department of Health (“PDOH”), June 2019 denial of the renewal of a grower/processor permit issued to AGRiMED Industries of PA, LLC (“AGRiMED”) which the Company acquired through a Membership Interest Purchase Agreement on May 20, 2019. On August 28, 2019, AGRiMED filed a timely Notice of Appeal with the PDOH Docket
No. 19-068
GP on the grounds that, among other things, the PDOH is equitably estopped and abused its discretion in refusing to renew AGRiMED’s permit, given AGRiMED’s recent change in ownership, the PDOH’s awareness of that change, and the limited scope of AGRiMED’s operations at the time of the non-renewal,
of which the PDOH was similarly aware. Further, AGRiMED asserted that the PDOH had failed to provide AGRiMED with an opportunity to respond to or otherwise cure or correct any alleged violations identified by the PDOH. On May 6, 2021 the PDOH entered into a settlement agreement regarding the AGRiMED permit which allows for the conditional renewal of the permit and its operation by the Company as early as August 15, 2021.

The AGRiMED permit is still subject to litigation from a third-party seeking revocation of the permit. The possible revocation is related to an administrative challenge filed by Bay LLC, which was the next highest scoring applicant when AGRiMED was awarded a permit. Bay LLC’s objection to the award of the AGRiMED permit is due to the fact that one of AGRiMED’s principals
(pre-Harvest’s
MIPA to operate the permit) failed to disclose a criminal conviction on the AGRiMED application. On November 9, 2020, the PDOH Deputy Secretary ruled that the AGRiMED permit should not be revoked based upon an equitable estoppel theory. On December 3, 2020 Bay LLC filed a Petition for Review of the November 9, 2020 PDOH determination in the Pennsylvania Commonwealth Court. Briefing of that appeal was completed in May 2021 and the Company is awaiting a ruling.
Rainbow lease and real estate litigation
On June 4, 2020, Rainbow HAH Council Bluffs LLC, Rainbow HAH Santa Cruz LLC, Rainbow HAH Coalinga LLC, Rainbow HAH LLC and Rainbow Realty Group LLC (collectively, the “Plaintiffs”) filed a complaint in the Supreme Court of the State of New York, County of Nassau (Index No.: 605323/2020) against the Company and certain of its subsidiaries and certain of its current officers and directors, including Scott Atkison (the “Harvest Defendants”), ICG and certain of its subsidiaries, Hightimes Holding Corp. and one of its subsidiaries, Ryan Kunkel (“Kunkel”) and James Dennedy (“Dennedy”). Mr. Atkison is a former shareholder and director of ICG and is a party to the Agreement and Plan of Merger and Reorganization, dated March 13, 2020, between a wholly-owned subsidiary of the Company and ICG (the “ICG Merger Agreement”) and as result thereof, he, along with other former ICG shareholders including Daniel Reiner, a shareholder of the Company and the beneficial owner of greater than 5% of our equity securities, may have indemnification obligations to the Company. On September 24, 2020, the Plaintiffs filed an amended complaint (the “Amended Rainbow Complaint”). The Amended Rainbow Complaint alleges, among other things, that the Plaintiffs were fraudulently induced by Kunkel and Dennedy and aided and abetted by the Harvest Defendants into paying $3.5 million to purchase three cannabis dispensaries that were leased by Have a Heart branded dispensaries in Council Bluffs, Iowa, Coalinga, California and Santa Cruz, California (the “Gerra Properties”). The properties were sold to the Plaintiffs by Gerra Capital Management which was owned and controlled by certain former ICG directors and shareholders which included Kunkel and Dennedy. The Amended Rainbow Complaint alleges breach of lease, breach of guaranty, breach of the implied covenant of good faith and fair dealing, fraud in the inducement, conspiracy to commit fraud, aiding and abetting fraud, violations of debtor creditor law and piercing the corporate veil (the “Rainbow Litigation”). In December 2020, the case transferred to the Commercial Division of the Supreme Court of the State of New York, County of New York (Index No.: 452625/2020).
On July 15, 2021, the Company, Harvest Enterprises, Inc., Harvest HAH WA, Inc., Steven M. White, M. Scott Atkison and Daniel T. Reiner (collectively, the “Defendants”), and the Plaintiffs entered into a Confidential Settlement Agreement and Release, pursuant to which, inter alia, the Company issued 150,000 SVS to the Plaintiffs in consideration for the final release (with prejudice) of all claims pending against the Defendants in the Commercial Division of the Supreme Court of the State of New York, County of New York (Index No.: 452625/2020).
TGS National Franchise, LLC arbitration
In the Matter of Arbitration between TGS National Franchise, LLC v. San Felasco Nurseries, Inc. (“SFN”) as assignee of Florida Compassionate Growers LLC (Case No:
01-18-0003-9481)
(the “SFN Arbitration”).
Prior to the Company’s acquisition of SFN via a share exchange agreement dated October 25, 2018, TGS filed several arbitrations and civil lawsuits (the “TGS Lawsuits”) arising out of franchise agreements between TGS and SFN dated April 8, 2016 (“Franchise Agreements”). The TGS Lawsuits included a demand for arbitration filed with the American Arbitration Association filed on October 22, 2018 (the “SFN Arbitration”) seeking monetary damages arising from the termination of the Franchise Agreements. On March 28, 2019, the SFN Arbitration was stayed by agreement of the parties pending resolution of a TGS appeal, to the Colorado Court of Appeals, of a decision adverse to TGS in another of the TGS Lawsuits (the “TGS Appeal”).
On February 21, 2020, TGS moved to substitute Jushi FL SPV, LLC (“Jushi”) as Claimant in the SFN Arbitration

(“Claimant”) and amend the case caption to In the Matter of Arbitration between Jushi FL SPV, LLC, as assignee of TGS National Franchise, LLC v. San Felasco Nurseries, Inc., as assignee of Florida Compassionate Growers LLC (Case No:
01-18-0003-9481).
On May 15, 2020, the parties stipulated to substitute Jushi as Claimant and amend the case caption. On March 26, 2020, the Colorado Court of Appeals denied the TGS Appeal and held that certain terms in the Franchise Agreements evidence “a clear intent to limit the parties’ rights and remedies otherwise available.”
With the TGS Appeal decided, the SFN Arbitration
re-commenced
in August 2020. On November 9, 2020, the panel in the SFN Arbitration (the “AAA Panel”) denied SFN’s motion to dismiss, which had argued that the arbitration was precluded by the earlier TGS Lawsuits. On March 29, 2021, the AAA Panel denied SFN’s request to file a pre-hearing
motion to dismiss the SFN Arbitration for failure to state recoverable damages. The final hearing in the SFN Arbitration was held the week of May 3, 2021. Post-hearing briefing was completed on June 29, 2021.
The AAA Panel issued its interim award (the “Interim Award”) on July 29, 2021. The AAA Panel ruled against Claimant on its legal and equitable claims for breach of a contractual right of first refusal (“ROFR”) under the Franchise Agreements in connection with a potential sale of SFN (the “ROFR Transaction”), holding that SFN had negotiated the ROFR Transaction in good faith. Claimant prevailed, however, on its claims for breach of contract and breach of the implied covenant of good faith and fair dealing arising from SFN’s termination of the Franchise Agreements. The AAA Panel awarded Claimant $10.6 million based on the supposed “present value” of “unpaid future royalties” in respect of these claims. The AAA Panel awarded an additional $3.7 million in pre-award
interest on these damages, and post-award interest at a rate of 12% per annum.
The Panel further determined that Claimant was the prevailing party in the arbitration and that the Franchise Agreements entitled Claimant to recover its reasonable attorneys’ fees and costs, exclusive of certain arbitration costs. Claimant’s fee request currently is due to the Panel on August 12, 2021, and SFN’s response currently is due on August 26, 2021.
The Franchise Agreements provide that the Interim Award, once finalized, is subject to review by an independent panel of three arbitrators (the “Independent Panel”). The Company intends to appeal the decision to the Independent Panel on the grounds that, among other things, the damages awarded are not available under the contracts and applicable law. The appeal will be filed no later than 30 days after the Interim Award becomes final. The Company has adjusted its reserves in respect of the SFN Arbitration as a result of the Interim Award.
Litigation Arising Out of Proposed Transaction with Trulieve Cannabis Corp.
On May 10, 2021, the Company entered into an arrangement agreement (the “Arrangement Agreement”) with Trulieve Cannabis Corp. (“Trulieve”), pursuant to which Trulieve agreed, subject to the terms and conditions thereof, to acquire all of the issued and outstanding subordinate voting shares of the Company, multiple voting shares of the Company, and super voting shares of the Company. On July 13, 2021, the Company issued its Definitive Proxy Statement (the “Proxy”) soliciting stockholder approval of the proposed transaction. Since the issuance of the Proxy, a number of purported stockholders of the Company have sent demand letters to the Company’s Board of Directors and/or commenced litigation challenging the accuracy and/or completeness of the disclosures in the Proxy. To date, the following five lawsuits have been filed, bearing the following captions:

•	Oppen v. Harvest Health et al. , C.A. No. 21-02048 (D. Col.)

•	Stout v. Harvest Health et al. , C.A. No. 21-06398 (S.D.N.Y.)

•	Jenkins v. Harvest Health et al. , C.A. No. 21-02045 (D. Col.)

•	Coffman v. Harvest Health et al. , C.A. No. 21-02026 (D. Col.)

•	Wean v. Harvest Health et al. , C.A. No. 21-06435 (S.D.N.Y.)

•	Finger v Harvest Health et al. , C.A. No. 21-02086 (D. Col.)
Each lawsuit asserts claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and alleges that the Proxy omits and/or misrepresents material information concerning: (i) the Company’s and Trulieve’s financial projections; (ii) the financial analyses performed by the Company’s financial advisors, Moelis & Company LLC and Haywood Securities Inc. (“Haywood”), in connection with their fairness opinions; (iii) information regarding the nature of Haywood’s arrangement; and (iv) the sales process leading up to the proposed transaction.

The Company vehemently denies these allegations, and intends to vigorously defend against these lawsuits. At this point, the Company is unable to state whether an outcome unfavorable to the Company is either probable or remote, or to estimate the range of possible loss in the event of an unfavorable outcome. The Company previously recorded a liability in the amount of $3.0 million during year ended December 31, 2020 and increased its liability by an additional $4.5 million during the three months ended June 30, 2021.
Litigation assessment
The Company has evaluated its claims and the foregoing matters to assess the likelihood of any unfavorable outcome and to estimate, if possible, the amount of potential loss as it relates to the litigation discussed above. Based on this assessment and estimate, which includes an understanding of the Company’s intention to vigorously prosecute its claims, the Company believes that any defenses of any of the counterparties lack merit, and the likelihood of any recoveries by any of the counterparties against the Company appears remote. This assessment and estimate is based on the information available to management as of the date of these financial statements and involves a significant amount of management judgment, including the inherent difficulty associated with assessing litigation matters in their early stages. As a result, the actual outcome or loss may differ materially from those envisioned by the current assessment and estimate. Our failure to successfully prosecute or settle these claims could have a material adverse effect on our financial condition, revenue and profitability and could cause the market value of our subordinate voting shares to decline.

17.	Income Taxes
The Company accounts for income taxes in accordance with the provisions of ASC 740,
Income Taxes
(“ASC 740”), on a tax jurisdictional basis. The Company files a consolidated as well as several standalone company U.S. income tax returns and, at the federal level, its gross profits or income and losses are taxed at 21%. The Company’s effective tax rate varies from the U.S. Federal statutory rate due to permanent non-deductible
IRS Section 280e differences, pass-through entities, and
non-controlling
interests. The Company recorded income tax expense of $6.8 million and $1.1 million for the three months ended June 30, 2021 and 2020, and $13.3 million and $4.9 million for the six months ended June 30, 2021 and 2020, respectively.
The net deferred income tax liability was $53.1 million as of both June 30, 2021 and December 31, 2020 and consists primarily of future tax impacts of the book and tax differences in fixed asset depreciation and intangibles acquired through purchase accounting.
During the three and six month ended June 30, 2021 and 2020, respectively, the Company recognized an immaterial amount of interest and penalties. The Company has not established valuation allowances against any U.S. Federal or state deferred tax assets.

18.	Related Party Transactions
Related party notes receivable

(In thousands)	June 30, 2021	December 31, 2020
Secured promissory notes dated February 2020 (1)	$6,695	$6,471
Secured revolving notes dated December 2018 through January 2019 (2)	3,581	3,581

Total due from related party (current portion notes receivable)	$10,276	$10,052

(1)
Secured promissory note dated February 2020, and amended February 2021, in the aggregate principal amount of $6.7 million with maturity date February 2022; principal is due at maturity. Interest rate of 6% per annum, due at maturity. The secured note of $6.7 million is due from Harvest of Ohio LLC, an Ohio limited liability company owned 49% by Steve White, the Chief Executive Officer of the Company, and an entity in which the Company has an investment interest. The Company accounts for the investment interest under the equity method. During the six months ended June 30, 2021 and 2020, interest income was $0.2 million and $0.1 million, respectively. During the three months ended June 30, 2021 and 2020, interest income was $0.1 million and less than $0.1 million, respectively.

(2)
Secured revolving notes dated December 2018 through January 2019 in the aggregate principal amount of $3.6 million which are due from AINA We Would LLC, the borrower, of which Harvest owns a 25% interest. The notes mature between December 2019 and February 2020 and the principal is due at maturity. The secured revolving notes which mature between December 2019 and February 2020 are currently in default. The Company negotiated a settlement agreement with the debtor and, at this time, expects to receive the full principal balance. The secured revolving notes have interest rates of 8.25 - 8.5% per annum with interest payments due monthly. AINA We Would LLC can draw up to $30.0 million, with each advance subject to the approval of AINA We Would LLC and the Company in their sole discretion. No interest income was recorded during the three or six months ended June 30, 2021 and $0.1 million of interest income was recorded during both the three and six months ended June 30, 2020.

Related party leases
Included in the Condensed Consolidated Balance Sheets are the following amounts recorded for leases with related parties:

(In thousands)	June 30, 2021	December 31, 2020
Right-of-use assets for operating leases, net	$5,541	$5,621
Operating lease liability, current portion	(150)	(135)
Operating lease liability, net of current portion	(5,518)	(5,595)
AZRE2, LLC owns a building located at 300 East Cherry Street, Cottonwood, Arizona 86326, which it leases to Harvest to use as a cultivation facility. The lease commenced on August 1, 2019 for a 15 year term and rent payments were approximately $0.3 million for the six months ended June 30, 2021 and 2020 respectively. Rent payments were $0.2 million for the three months ended June 30, 2021 and 2020, respectively. The Company incurred rent expense of $0.3 million for the six months ended June 30, 2021 and 2020, respectively and $0.2 million in relation to this lease for the three months ended June 30, 2021 and 2020, respectively. Jason Vedadi, the former Chairman of the Board of Harvest, is the sole owner of AZRE2, LLC. $1.4 million is due to Karma Capital, LLC, an entity wholly owned by Mr. Vedadi, to pay back the loan given to purchase the Cottonwood property.
Karma Capital, LLC owns a building located at 2726-2734 E. Grant Road Tucson, Arizona 85716, which it leases to Harvest to use as a dispensary. The lease commenced on July 1, 2017 for a 15 year term and rent payments were less than $0.1 million for the six and three months ended June 30, 2021 and 2020, respectively. The Company incurred rent expense of less than $0.1 million in relation to this lease for six and three months ended June 30, 2021 and 2020, respectively. Mr. Vedadi, the former Chairman of the Board of Harvest, is the sole owner of Karma Capital, LLC.
Earbuds, LLC owns a building located at 4370 Tonawanda Trail Beaver Creek, Ohio 45430, which it leases to Harvest to use as a dispensary. The lease commenced on April 1, 2020 for a 15 year term and rent payments were less than $0.1 million for the six and three months ended June 30, 2021 and 2020, respectively. There was also an additional fee paid of approximately $0.1 million provided to the landlord for previous costs incurred to purchase the building in 2020. The Company incurred rent expense of less than $0.1 million in relation to this lease for the six months and three months ended June 30, 2021 and 2020, respectively. Each of Mr. Vedadi, the former Chairman of the Board of Harvest, Joseph Sai, Harvest’s Chief of Staff and Howard Hintz, Harvest’s former Director of Contracts, are partners of Earbuds, LLC. Each of the three partners of Earbuds, LLC are entitled to an equal distribution share of the accrued rental income. $0.4 million is due to SMRE LLC (an entity owned by Mr. Sai), Things Change LLC (an entity owned by Mr. Hintz) and
TJV-168
LLC (an entity owned by Mr. Vedadi) to pay back the loan given to purchase the Beaver Creek, OH property. Each partner loaned $0.1 to Earbuds, LLC to acquire the property.
On February 9, 2021, we cancelled 2,545 Multiple Voting Shares held by Jason Vedadi in exchange for extinguishing our right of first refusal under the Separation Agreement (as more fully described and qualified by reference to Exhibit 10.1 of this Quarterly Report on Form
10-Q,
Amendment to Separation Agreement and General Release, by and between

Jason Vedadi and Harvest Health & Recreation Inc., dated February 9, 2021). The number of Multiple Voting Shares is equal to an aggregate market value of $1,000,185 divided by the closing sales price of the Subordinate Voting Shares on February 5, 2021, which was $3.93. The Multiple Voting Shares were convertible to Subordinate Voting Shares on a 1:100 basis. This transaction with Mr. Vedadi is a transaction agreed with an “insider” and is considered to be a “related party transaction.”

19.	Subsequent Events
On July 21, 2021, Harvest Mass Holding I, LLC, a subsidiary of the Company, entered into a purchase agreement with Story of Massachusetts (“Story”), which is an entity majority-owned by Jason Vedadi. Harvest Mass Holding I, LLC owns all of the issued and outstanding membership interests in Suns Mass II, LLC, a Harvest subsidiary. Suns Mass II, LLC holds a dispensary license for a dispensary in Worcester, Massachusetts. Pursuant to such agreement, Story will acquire 100% of the membership interests of Suns Mass II, LLC for $1.0 million in cash and the assumption of a $1.0 million line of credit. The transaction with Story is a transaction agreed with an “insider” and is considered to be a “related party transaction,” and, accordingly, was approved by the Audit Committee of the Company’s Board of Directors.
As described under “Commitments and Contingencies,” on July 15, 2021, the Company entered into a Confidential Settlement Agreement and Release with the Rainbow Plaintiffs, pursuant to which, inter alia, the Company issued 150,000 Subordinate Voting Shares to the Rainbow Plaintiffs in exchange for full release of all claims against certain defendants, including the Company, Harvest Enterprises, Inc., Harvest HAH WA, Inc., Steven M. White, Michael Scott Atkison, a director of the Company, and Daniel T. Reiner. The release of claims against each of Messrs. White, Atkison and Reiner is a transaction agreed with “insiders” and is considered to be a “related party transaction,” and, accordingly, was approved by the Audit Committee of the Company’s Board of Directors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of Harvest Health & Recreation Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Harvest Health and Recreation, Inc. (the Company) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year
period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year
period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Haynie & Company
Haynie & Company
Salt Lake City, Utah
March 30, 2021
We have served as the Company’s auditor since 2018.

HARVEST HEALTH & RECREATION INC.
FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020
Consolidated Balance Sheets
(Amounts expressed in thousands of United States dollars, except share data)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$78,055	$22,685
Restricted cash	4,542	8,000
Accounts receivable, net	5,051	12,147
Notes receivable, current portion	21,556	47,768
Related party notes receivable, current portion	10,052	3,581
Inventory, net	36,862	27,987
Other current assets	5,280	4,788

Total current assets	161,398	126,956
Notes receivable, net of current portion	18,211	34,430
Property, plant and equipment, net	176,827	149,841
Right-of-use assets for operating leases, net	60,843	52,445
Related party right-of-use assets for operating leases, net	5,621	6,321
Intangibles assets, net	272,118	159,209
Corporate investments	19,091	—
Acquisition deposits	50	3,645
Goodwill	116,041	84,596
Assets held for sale	6,585	2,444
Other assets	19,850	8,114

TOTAL ASSETS	$856,635	$628,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$10,755	$6,969
Other current liabilities	28,896	22,029
Contingent consideration, current portion	17,985	13,764
Income tax payable	17,504	5,310
Operating lease liability, current portion	2,906	2,244
Related party operating lease liability, current portion	135	428
Notes payable, current portion	20,910	8,395

Total current liabilities	99,091	59,139
Notes payable, net of current portion	244,066	213,181
Warrant liability	20,908	5,516
Operating lease liability, net of current portion	58,637	48,731
Related party operating lease liability, net of current portion	5,595	5,533
Deferred tax liability	53,082	28,587
Contingent consideration, net of current portion	—	16,249
Total liabilities associated with assets held for sale	718	—
Other long-term liabilities	63	179

TOTAL LIABILITIES	482,160	377,115
Commitments and contingencies (Note 20)
STOCKHOLDERS’ EQUITY
Subordinate Voting Shares (Shares Authorized, Issued and Outstanding at December 31, 2020:
Unlimited, 220,913,258 and 220,913,258, respectively, at December 31, 2019: Unlimited, 105,786,727 and 105,786,727, respectively)	—	—
Multiple Voting Shares (Shares Authorized, Issued and Outstanding at December 31, 2020:
Unlimited, 182,842,232 and 182,842,232, respectively, at December 31, 2019: Unlimited, 181,338,834 and 181,338,834, respectively)	—	—
Super Voting Shares (Shares Authorized, Issued and Outstanding at December 31, 2020: Unlimited, 2,000,000 and 2,000,000, respectively, at December 31, 2019: Unlimited, 2,000,000 and 2,000,000, respectively)	—	—
Capital stock	667,248	481,182

Accumulated deficit	(293,607)	(233,977)
Stockholders’ equity attributed to Harvest Health & Recreation Inc.	373,641	247,205

Non-controlling interest	834	3,681

TOTAL STOCKHOLDERS’ EQUITY	374,475	250,886
The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.
Consolidated Statements of Operations
(Amounts expressed in thousands of United States dollars, except share and per share data)

	For the Year Ended December 31,
	2020	2019
Revenue, net of discounts	$231,460	$116,780
Cost of goods sold	(129,873)	(75,636)

Gross profit	101,587	41,144

Expenses
General and administrative (related party operating lease expense for the year ended December 31, 2020 and 2019 was $788 and $340)	99,603	105,966
Sales and marketing	4,960	8,937
Share-based compensation	22,495	17,695
Depreciation and amortization	7,920	5,360
Fixed and intangible asset impairments	664	16,977

Total expenses	135,642	154,935

Operating loss	(34,055)	(113,791)
Other (expense) income
Gain (loss) on sale of assets	11,752	(2,313)
Other (expense) income	17,185	(8,286)
Fair value of liability adjustment	(10,125)	5,482
Foreign currency loss	(63)	(970)
Interest expense (related party interest income for the year ended December 31, 2020 and 2019 was $444 and $267)	(38,612)	(9,514)
Contract asset impairment	(732)	(35,098)

Loss before taxes and non-controlling interest	(54,650)	(164,490)
Income taxes	(3,650)	(3,756)
Net loss from continuing operations before non-controlling interest	(58,300)	(168,246)
Net loss from discontinued operations, net of tax	(1,278)	(568)

Net loss before non-controlling interest	(59,578)	(168,814)
Net (income) loss attributed to non-controlling interest	(52)	2,079

Net loss attributed to Harvest Health & Recreation Inc.	$(59,630)	$(166,735)

Net loss per share—basic and diluted	$(0.16)	$(0.59)

Attributable to Harvest Health and Recreation Inc.	$(0.17)	$(0.58)

Attributable to discontinued operations, net of tax	$—	$—

Weighted-average shares outstanding—basic and diluted	354,757,211	286,626,553

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.
Consolidated Statements of Changes in Stockholders’ Equity
(Amounts expressed in thousands of United States dollars, except share data)

Number of Shares				$ Amount
Stockholders’
Super		Multiple	Subordinate			Equity	Non-	TOTAL
	Voting	Voting	Voting	Capital	Accumulated	attributed	Controlling	STOCKHOLDERS’
	Shares	Shares	Shares	Stock	Deficit	to Harvest	Interest	EQUITY
BALANCE—December 31, 2018	2,000,000	2,179,691	63,358,934	$435,495	$(67,117)	$368,378	$5,572	$373,950
Adoption of ASC 842	—	—	—	—	(125)	(125)	—	(125)

Restated total equity at January 1, 2019	2,000,00	2,179,691	63,358,934	435,495	(67,242)	368,253	5,572	373,825
Capital contribution	—	—	—	312	—	312	188	500
Exercise of warrants	—	—	785,469	5,145	—	5,145	—	5,145
Shares issued in connection with acquisitions	—	33,629	—	18,512	—	18,512	—	18,512
Issuance of $10MM convertible note	—	—	—	1,000	—	1,000	—	1,000
Conversions to subordinate voting shares	—	(413,705)	41,370,436	—	—	—	—	—
Debt issuance costs paid in warrant	—	—	—	701	—	701	—	701
Share-based compensation	—	—	—	17,695	—	17,695	—	17,695
Net loss	—	—	—	—	(166,735)	(166,735)	(2,079)	(168,814)

BALANCE—December 31, 2019	2,000,000	1,813,388	105,786,727	$481,182	$(233,977)	$247,205	$3,681	$250,886

Shares issued	—	456,161	22,652,568	90,156	—	90,156	—	90,156
Shares returned and cancelled	—	(42,378)	—	(7,670)	—	(7,670)	—	(7,670)
Deconsolidation of Ohio entities	—	—	—	—	—	—	1,388	1,388
Divestiture of Arkansas assets	—	—	—	—	—	—	(4,162)	(4,162)
Shares issued in connection with acquisitions	—	316,411	398,600	59,785	—	59,785	—	59,785
Conversions to subordinate voting shares	—	(920,754)	92,075,363	—	—	—	—	—
Equity method investment adjustment	—	—	—	—	—	—	(125)	(125)
Discount on notes payable	—	—	—	397	—	397	—	397
Conversion of convertible note payable	—	205,594	—	20,903	—	20,903	—	20,903
Share-based compensation	—	—	—	22,495	—	22,495	—	22,495
Net loss	—	—	—	—	(59,630)	(59,630)	52	(59,578)

BALANCE—December 31, 2020	2,000,000	1,828,422	220,913,258	$667,248	$(293,607)	$373,641	$834	$374,475

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.
Consolidated Statements of Cash Flows
(Amounts expressed in thousands of United States dollars)

	For the years ended December 31,
	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(59,578)	$(168,814)
Net loss from discontinued operations, net of tax	1,278	568
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	11,290	7,755
Amortization of right-of-use assets	5,375	3,525
Amortization of debt issuance costs	4,263	2,793
Amortization of debt discount	1,632	42
Amortization of warrant expense	3,518	1,816
Impairment of fixed and intangible assets	664	16,976
Impairment of right-of-use assets	(249)	—
Gain on settlement of contingent consideration	(13,957)	—
Gain on deconsolidation of Ohio entities	(11,899)	—
Impairment of investments	—	5,000
Gain on legal settlements	(9,260)	—
(Gain) loss on divestments and sale of assets	(1,467)	3,847
Loss on extinguishment of notes payable	463	—
Loss on dead deals	3,707	—
Loss on lease derecognition	3,428	547
Change in fair value of financial liability	10,125	(5,482)
Unrealized exchange loss	—	496
Deferred income tax expense	(5,378)	517
Share-based compensation	22,495	17,695
Noncash transaction expenses	—	71
Provision for bad debts and credit losses	903	31,788
Changes in operating assets and liabilities:
Accounts receivable	(2,743)	(11,603)
Inventory	(2,801)	(2,402)
Other assets	(1,729)	(1,373)
Income taxes payable	13,368	781
Accrued expenses and other liabilities	(2,417)	(2,005)
Accounts payable	6,890	(882)
Operating lease liabilities	(5,429)	(3,219)
Prepaid expenses and other current assets	(2,774)	(2,849)

NET CASH USED IN CONTINUING OPERATING ACTIVITIES	(30,282)	(104,412)

NET CASH USED IN DISCONTINUED OPERATING ACTIVITIES	(1,267)	(568)

NET CASH USED IN OPERATING ACTIVITIES	(31,549)	(104,980)

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(16,029)	(31,170)
Acquisitions/advances of intangibles	(773)	(12,757)
Acquisition deposits	100	—
Prepayment of acquisition consideration	—	(3,645)
Purchases of property, plant and equipment	(26,863)	(109,436)

HARVEST HEALTH & RECREATION INC.
Consolidated Statements of Cash Flows
(Amounts expressed in thousands of United States dollars)

	For the years ended December 31,
	2020	2019
Proceeds from divestments and sale of assets	9,225	—
Issuance of notes receivable	(1,825)	(110,370)
Payments received on notes receivable	10,601	9,830

NET CASH USED IN INVESTING ACTIVITIES	(25,564)	(257,548)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from exercise of warrants	—	5,145
Proceeds from issuance of equity	91,757	—
Proceeds from issuance of convertible notes payable	—	110,000
Proceeds from issuance of notes payable	40,315	187,841
Repayment of notes payable	(22,643)	(11,483)
Payment of finance lease liabilities	(19)	(1,644)
Fees paid for debt financing activities	(385)	(12,403)
Extinguishment of debt	—	(84,126)

NET CASH PROVIDED BY FINANCING ACTIVITIES	109,025	193,330

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	51,912	(169,198)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	22,685	191,883
RESTRICTED CASH, BEGINNING OF PERIOD	8,000	8,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	30,685	199,883

CASH AND CASH EQUIVALENTS, END OF PERIOD	78,055	22,685
RESTRICTED CASH, END OF PERIOD	4,542	8,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$82,597	$30,685

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.
Consolidated Statements of Cash Flows
(Amounts expressed in thousands of United States dollars)

	For the years ended December 31,
	2020	2019
Supplemental disclosure with respect to cash flows
Interest paid	$34,064	$14,232
Taxes paid	$5,806	$6,161
Supplemental disclosure of non-cash activities
Shares issued for business acquisitions	$59,785	$18,512
Shares issued for the acquisition of intangible licenses	$—	$1,526
Shares issued for the acquisition of a lease	$—	$771
Trade and notes receivable settled for business acquisitions	$55,716	$—
Notes payable issued for business acquisitions	$16,650	$—
Notes payable issued for the acquisition of intangible licenses	$1,000	$1,470
Notes payable issued for the acquisition of a lease	$500	$—
Notes payable issued for the acquisition of property, plant and equipment	$—	$5,650
Notes payable settled upon divestment	$1,905	$—
Contingent consideration issued for business acquisitions	$5,000	$—
Conversion of convertible debentures	$19,535	$—
Notes receivable received upon deconsolidation	$12,000	$—
Right-of-use assets obtained in exchange of operating lease liabilities	$15,332	$49,862
Right-of-use assets obtained in exchange of finance lease liabilities	$5,178	$—
The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

1.	Business Description
Harvest Health & Recreation Inc., a British Columbia corporation (the “Company” or “Harvest”) is a vertically integrated cannabis company that operates from “seed to sale.” The Company holds licenses or provides services to cannabis dispensaries in Arizona, Arkansas (on November 13, 2020, we completed the divestiture of our ownership interest in the Arkansas retail and cultivation assets), California, Florida, Maryland, Nevada, North Dakota and Pennsylvania with two provisional licenses in Massachusetts. In addition, the Company owns CO
2
extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado. The Company also owns, manufactures and distributes a portfolio of cannabis consumer packaged goods brands, including
ROLL ONE, MODERN FLOWER, EVOLAB, CHROMA, CO
2
LORS, ALCHEMY
and
CBX SCIENCES
, to third-party licensed retail cannabis stores across the United States as well as to select retail stores the Company owns or operates, in addition to providing support services and financing to a Utah-licensed medical cannabis cultivator.
The Company operates in one segment, the cultivation, processing and sale of cannabis. The Company grows cannabis in outdoor, indoor, and greenhouse facilities for sale in its retail locations and for wholesale. In addition, the Company converts cannabis biomass into formulated oil using a variety of proprietary extraction techniques. The Company uses some of this oil to manufacture products such as vaporizer cartridges and edibles. Harvest sells cannabis, oil, and manufactured products in Harvest dispensaries and to third parties for resale. In addition, the Company collects licensing fees from third parties associated with operations at certain cultivation, manufacturing or retail facilities.
Harvest conducts business through wholly-owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements established to conduct the different business areas of each business (each an “Operating Subsidiary” and together, “Operating Subsidiaries”). The Company’s principal operating locations and type of operation are listed below:

State	Nature of Operations	Commencement Periods
Arizona – 15 locations	Retail Dispensary	September 2013 – September 2020
Arkansas – 1 location**	Retail Dispensary	February 2020
California – 4 locations	Retail Dispensary	December 2018 – October 2019
Florida – 6 locations	Retail Dispensary	February 2019 – July 2019
Maryland – 3 locations	Retail Dispensary	September 2018 – December 2019
North Dakota – 2 locations***	Retail Dispensary	July 2019 – August 2019
Pennsylvania – 8 locations	Retail Dispensary	September 2018 –October 2020
Washington – 5 locations*	Retail Dispensary Services	March 2020
Arizona	Greenhouse/Outdoor Grow/Processing Lab	July 2015 – February 2020
Arkansas**	Greenhouse	January 2020
Colorado – 1 location	Processing	October 2020
Florida	Cultivation/Processing	February 2019 – December 2019
Maryland	Cultivation/Processing	September 2017 – July 2019
Nevada	Cultivation/Processing	August 2020
Pennsylvania	Cultivation/Processing	March 2020
Utah	Cultivation/Processing	October 2020

*	See Note 20 (Commitments and Contingencies – Washington Litigation) with respect to the disputed termination of the Company’s service agreements with the licensees of the Washington locations.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

**
See Note 11 (Acquisitions/Divestitures – Divestiture of Arkansas Assets) with respect to the sale of the Company’s ownership interests in Natural State Wellness Dispensary, LLC and Natural Statement Wellness Enterprises, LLC.

***	On February 19, 2021, the Company divested the two retail dispensary locations located in North Dakota for an immaterial amount of cash.
The Company is in various stages of expansion as it is growing its commercial footprint by focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis in its existing key markets.
Each Operating Subsidiary either holds the active and/or pending cannabis licenses associated with its activities, or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.
In certain states, cannabis licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants. Processing licenses allow for the processing of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations.
In other states, cannabis licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation and processing activities.
The Company’s corporate headquarters is located at 1155 W. Rio Salado Parkway, Suite 201, Tempe, AZ, 85281. The Company has one class of stock that is traded on the Canadian Stock Exchange (“CSE”) and on the OTCQX International tier of the OTC Markets in the U.S. (the “OTCQX”) under the symbol HARV and HRVSF, respectively. The stock price between the CSE and the OTCQX are identical after the U.S./Canadian currency exchange conversion.

2.	SIGNIFICANT ACCOUNTING POLICIES
(a)     Basis of Presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as of December 31, 2020 and 2019.
Certain prior year amounts have been reclassified, including assets held for sale and the results of discontinued operations, to conform to the current year presentation. Unless otherwise indicated, amounts provided in the Notes herein pertain to continuing operations. See Note 5 for additional information.
(b)     Basis of Measurement
These consolidated financial statements have been prepared on the going concern basis, under the historical cost convention, except for certain financial instruments that are measured at fair value as described herein.
(c)     Functional Currency
These consolidated financial statements are presented in United States dollars, which is also the functional currency of the Company and its affiliates.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

(d)     Basis of Consolidation
These consolidated financial statements as of and for the years ended December 31, 2020 and 2019 include the accounts of the Company, all wholly-owned and majority-owned subsidiaries in which the Company has a controlling voting interest and, when applicable, variable interest entities in which the Company has a controlling financial interest or is the primary beneficiary. Investments in affiliates where the Company does not exert a controlling financial interest are not consolidated.
Subsidiaries over which the Company has a controlling financial interest are fully consolidated from the date control commences until the date control ceases. All of the consolidated entities were under common control during the entirety of the periods for which their respective results of operations were included in the consolidated statements (i.e., from the date of their acquisition). All intercompany accounts and transactions have been eliminated on consolidation.
(e)     Discontinued Operations
The Company followed ASC 360,
Property, Plant, an Equipment
, and ASC
205-20,
Discontinued Operations
, to report assets held for sale and discontinued operations.
The Company classifies assets and liabilities of a business or asset group as held for sale, and the results of its operations as income (loss) from discontinued operations, net, for all periods presented, when (i) we commit to a plan to divest a business or asset group, actively begin marketing it for sale, and when it is deemed probable of occurrence within the next twelve months, and (ii) when the business or asset group reflects a strategic shift that has, or will have, a major effect on the Company’s operations and its financial results. In measuring the assets and liabilities held for sale, the Company evaluates which businesses or asset groups are being marketed for sale.
See Note 5 for additional information.
(f)     Revenue Recognition
The Company accounts for customer contracts in accordance with ASC 606,
Revenue from Contracts with Customers
(“ASC 606”), which includes the following five-step model:

•	Identification of the contract, or contracts, with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.
Through application of the standard, the Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.
Revenues consist primarily of wholesale and retail sales of cannabis, which are generally recognized at a point in time when control over the goods have been transferred to the customer and is recorded net of sales discounts.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

Payment is typically due upon transferring the goods to the customer or within a specified time period permitted under the Company’s credit policy. Sales discounts were not material during the years ended December 31, 2020 and 2019, respectively.
The Company has agreements in place whereby third-parties provide services or licenses the right to operate certain aspects of cannabis facilities owned by the Company. Under the terms of these agreements, the service provider operates various aspects of the business including procurement, production, regulatory compliance, marketing and sales, subject to oversight by the Company. The Company pays the service provider a fee for its services or in the case of licenses, the licensor pays the Company a license fee. The Company recorded $23.6 million and $19.4 million for the years ended December 31, 2020 and 2019, respectively, on a gross basis . The determination that the Company was the principal under these agreements was made in accordance with ASC
606-10-55-36
through
55-40
and consists of the following analysis. The Company analyzed the agreements first to determine what the specified good or service is that is being provided. Secondly, whether the Company is in control of the goods prior to the goods being transferred to the customer. The specified goods consist of various cannabis products sold at either in a retail location or wholesale. In order to determine whether the Company had control of the specified goods prior to transfer to the customer, the terms of the agreements to provide the goods to the customers were evaluated. Pursuant to the terms of the agreements, the Company is at all times the owner of the products which is the marijuana and marijuana concentrates. Further, the service provider would not be able to sell the products to the customer without the use the of the Company’s license which permits it to sell marijuana under state law.
The following represents disaggregated revenue information:

	Retail	Wholesale	Licensing and other	Consolidated
Revenue for the Year Ended December 31, 2020	$171,147	$32,696	$27,617	$231,460
Revenue for the Year Ended December 31, 2019	$67,131	$27,494	$22,155	$116,780
(g)    Use of Estimates
The preparation of these consolidated financial statements and accompanying notes in conformity with GAAP requires management to make judgments, assumptions, and estimates that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results and outcomes may significantly differ from those estimates. The estimates and judgments, including underlying assumptions, are reviewed on an ongoing basis and are based on historical experience, current and expected future conditions, third-party evaluations and various other assumptions that management believes are reasonable under the circumstances. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.
Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements include:

•	estimated useful lives, depreciation of property plant and equipment, and amortization of intangible assets

•	amounts recorded in business combinations

•	valuation and obsolescence relating to inventories

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

•	valuation of investments in private holdings

•	impairment of indefinite-lived intangible assets, long-lived assets and goodwill

•	allowance for credit losses

•	valuation of share-based payments and derivatives

•	valuation of financial instruments

•	lease assumptions

•	measurement and valuation allowances against deferred tax assets, and evaluation of uncertain tax positions
(h)
    Non-Controlling
Interests
Non-controlling
interests (“NCI”) represent equity interests owned by outside parties. NCI may be initially measured at fair value or at the NCI’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement is made on a transaction by transaction basis. The Company elected to measure each NCI at its proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The share of net assets attributable to NCI are presented as a component of equity. Their share of net income or loss is recognized directly in equity. Total income or loss of subsidiaries is attributed to the shareholders of the Company and to the NCI, even if this results in the NCI having a deficit balance.
(i)     Cash and Cash Equivalents
Cash and cash equivalents include cash deposits in financial institutions, other deposits that are readily convertible into cash, with original maturities of three months or less, and cash held at retail locations. Cash balances with institutions may at times be in excess of Federal Deposit Insurance Corporation (“FDIC”) limits.
(j)     Restricted Cash
Restricted cash balances are those which meet the definition of cash and cash equivalents but are not available for use by the Company. At December 31, 2020 and 2019 restricted cash was $4.5 million and $8.0 million, respectively, which is for cash consideration set aside as a reserve in relation to the San Felasco Nurseries, Inc. acquisition.
(k)     Inventory
Inventory consists of raw materials, supplies and consumables used in the inventory process, merchandise for sale, finished goods and work-in-process
such as
pre-harvested
cannabis plants,
by-products
to be extracted, oils and edible products. Inventory is valued at the lower of cost and net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the weighted average cost method.
Costs incurred during the growing and production process are capitalized as incurred to the extent that cost is less than net realizable value. These costs include materials, direct and indirect labor, and overhead used in the growing and production processes. Inventories of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value. Products for resale and supplies and consumables are valued at lower of cost or net realizable value.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The Company reviews inventory for obsolete, redundant and slow-moving goods and any such inventories are written down to net realizable value. Inventory reserves are based on inventory obsolescence trends, historical experience and application of the specific identification method.
(l)     Property, Plant and Equipment
Property, plant and equipment are recorded at cost net of accumulated depreciation and impairment losses, if any. Expenditures to construct assets or that materially increase the life of the assets are capitalized. Costs to construct assets are included in capitalized borrowing costs during the construction and development period. Ordinary repairs and maintenance are expensed as incurred. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset using the following terms and methods:

Category	Range (in years)
Computer equipment	3 - 5 years
Leasehold improvements	Shorter of asset’s estimated useful life and the remaining life of the lease
Production equipment	7 years
Buildings and improvements	7 - 39 years
Furniture and fixtures	5 - 7 years
Vehicles	5 years
The assets’ residual values, useful lives and methods of depreciation are reviewed annually and adjusted prospectively, if appropriate. An item of equipment is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on de-recognition
of the asset (calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in gain or loss on sale of assets in the Consolidated Statements of Operations in the year the asset is derecognized.
(m)     Equity Investments
Investments in equity of entities over which the Company does not have a controlling financial interest or significant influence are accounted for at fair value. Equity investments without readily determinable fair values are measured at cost with adjustments for observable changes in price or impairments (referred to as the “measurement alternative”). In applying the measurement alternative, the Company performs a qualitative assessment on a quarterly basis and recognizes an impairment if there are sufficient indicators that the fair value of the equity investments are less than the carrying values. Subsequent changes in fair value are recognized in the Consolidated Statement of Operations.
Investments in entities over which the Company does not have a controlling financial interest but has significant influence, are accounted for using the equity method, with the Company’s share of earnings or losses reported in earnings or losses from equity method investments in the Consolidated Statement of Operations. Significant influence is assumed when the Company has
20%-50%
ownership interest unless qualitative factors overcome this assumption. Equity method investments are recorded at cost, plus the Company’s share of undistributed earnings or losses, and impairment, if any, within other assets on the Consolidated Balance Sheet.
(n)     Business Combinations
The Company accounts for business combinations using the acquisition method in accordance with ASC 805,
Business Combinations
(“ASC 805”), which requires recognition of assets acquired and liabilities assumed,

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

including contingent assets and liabilities, at their respective fair values on the date of acquisition. Any excess of the purchase consideration over the net fair value of tangible and identified intangible assets acquired less liabilities assumed is recorded as goodwill. If the fair value of identifiable net assets acquired exceeds the purchase consideration and any previously held equity interest, the difference is recognized in the Consolidated Statements of Operations immediately. The costs of business acquisitions, including fees for accounting, legal, professional consulting and valuation specialists, are expensed as incurred. Purchase price allocations may be preliminary and, during the measurement period, not to exceed one year from the date of acquisition, changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined.
In determining the fair value of all identifiable assets, liabilities and contingent liabilities acquired, the most significant estimates relate to contingent consideration and intangible assets. Management exercises judgement in estimating the probability and timing of when earn-outs are expected to be achieved which is used as the basis for estimating fair value. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of these assets and any changes in the discount rate applied. See Note 11 for additional information.
(o)     Goodwill
Goodwill represents the excess of the purchase price paid over the estimated fair value of the net assets acquired in a business combination. Goodwill is either assigned to a specific reporting unit or allocated between reporting units based on the relative fair value of each reporting unit, where applicable.
Goodwill is not subject to amortization, but is tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. The Company assesses qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than the carrying amount. If the Company concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test. The quantitative impairment test involves comparing the fair values of the reporting unit with its carrying value. Management estimates the fair value of its reporting unit using a combination of the income and market approaches. If the carrying amount of the reporting unit exceeds the reporting unit’s fair value, any amount by which the carrying value of the reporting unit exceeds the fair value is recognized as an impairment loss.
See Notes 11 and 12 for additional information.
(p)     Intangible assets other than goodwill
Intangible assets are recorded at cost, less accumulated amortization and impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization is recorded on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. Intangible assets that have indefinite useful lives, which include licenses and permits and tradenames, are not subject to amortization, but are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. As part of the impairment evaluation, the Company may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value, a quantitative impairment test to compare the fair value to the carrying value is performed. An impairment charge is recorded if the carrying value exceeds the fair value.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

Useful lives are based on the Company’s estimate at the date of acquisition and are as follows for each class of intangible asset:

Category	Range (in years)
License and permits	Indefinite life intangible asset
Tradenames	Indefinite life intangible asset
Patient relationships	Straight-line over 2 years
Technology	Straight-line over 3 - 10 years
Software	Straight-line over 5 years
The estimated useful lives, residual values and amortization methods are reviewed at the end of each reporting year, with the effect of any changes in estimate being accounted for on a prospective basis.
See Notes 11 and 12 for additional information.
(q)     Impairment of long-lived assets
The Company evaluates the recoverability of other long-lived assets, including property, plant and equipment, and definite lived intangible assets, whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. Factors which could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the overall business, a significant decrease in the market value of the assets or significant negative industry or economic trends. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the carrying value of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying value over its fair value.
(r)     Leases
The Company determines whether an arrangement contains a lease at inception. When the Company determines the arrangement is, or contains, a lease, the lease is classified as either an operating lease or a finance lease. Operating leases are included in right-of-use
(ROU) assets and operating lease liabilities on the Consolidated Balance Sheets. Finance leases are included in property and equipment, net and finance lease obligation are included in other current liabilities and other non-current
liabilities on the Consolidated Balance Sheets. The Company primarily leases space for corporate offices, retail, cultivation and manufacturing under non-cancellable
operating leases.
ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Lease ROU assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. For finance leases, the Company records interest expense on the lease liability in addition to amortizing the right-of-use
asset (generally straight-line) over the shorter of the lease term or the useful life of the right-of-use
asset.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate, because the interest rate implicit in our leases is not readily determinable. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments. Our lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option.
Right-of-use
assets also include any prepaid lease payments and lease incentives.
See Note 10 for additional information.
(s)     Financial Instruments
The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers all related factors of the asset by market participants in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.
See Note 19 for additional information.
(t)     Contingencies
Contingent liabilities may result from a variety of legal matters as well as from contingent consideration included in business combinations. Contingent liabilities are recorded for asserted and unasserted claims when it is probable that a loss has been incurred and the amount of the loss is reasonably estimable. Contingent liabilities are disclosed when there is a reasonable possibility that the ultimate loss will exceed the recorded liability.
Contingent consideration in a business combination is remeasured at fair value each reporting period until the contingency is resolved and any change in fair value, from either the passage of time or events occurring after the acquisition date, is included in earnings. Additionally, estimating the loss, or range of loss, associated with a contingency requires analysis of multiple factors, and changes in law or other developments may ultimately cause our judgments to change. Therefore, actual losses in any future period are inherently uncertain and may be materially different from our estimate.
(u)     Share-Based Payments
The Company operates equity settled stock-based remuneration plans for its eligible directors, officers, employees and consultants. All goods and services received in exchange for the grant of any stock-based payments are measured at their fair value unless the fair value cannot be estimated reliably. If the Company cannot estimate reliably the fair value of the goods and services received, the Company shall measure their value indirectly by reference to the fair value of the equity instruments granted. For transactions with employees and others providing similar services, the Company measures the fair value of the services by reference to the fair value of the equity instruments granted.
Equity classified share-based payments, including grants of employee stock options, are recognized in the financial statements based upon a grant-date fair value of an award. The fair value of stock options is estimated using the Black-Scholes option-valuation model. The Company recognizes the grant-date fair value in compensation expense on a straight-line basis over the requisite service period of awards that are ultimately

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

expected to vest. Accordingly, stock-based compensation expense is reduced for estimated forfeitures. When estimating forfeitures, the Company considers voluntary termination behaviors as well as historical trends of actual option forfeitures.
Non-market
vesting conditions are included in the assumptions about the number of options that are expected to become exercisable. Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from the previous estimate. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior period if share options ultimately exercised are different to that estimated on vesting.
The fair value of restricted stock units is based on the closing price of Company’s stock as of the grant date. Compensation expense is recorded on a straight-line basis, by amortizing the grant-date fair value over the requisite service period of the entire award.
Liability classified equity awards, such as those settled in cash or a variable number of shares, are recognized as a liability in the financial statements and remeasured at each reporting period with changes in fair value included in earnings. The fair value of liability classified awards are estimated using the Black-Scholes option-valuation model each period.
(v)     Convertible Note Payable
At December 31, 2020 and 2019, the Company has a convertible promissory note with detachable warrants. Management evaluated the convertible note to determine whether the conversion feature required bifurcation from the host instrument, which management concluded it did not, and whether the conversion feature was a beneficial conversion feature, which similarly was concluded to not be beneficial. The debt is classified as conventional convertible debt. It is classified as a liability and is measured at amortized cost using the effective interest rate until it is extinguished upon conversion or maturity. The warrants were evaluated for equity or liability classification and determined to meet liability classification.
Transaction costs are included in the carrying value of the convertible debt liability and amortized over the estimated useful life of the debentures using the effective interest rate method.
(w)     Income Taxes
Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which management cannot conclude that it is more likely than not that such deferred tax assets will be realized.
In determining the amount of the valuation allowance, estimated future taxable income, feasible tax planning strategies, future reversals of existing temporary differences and taxable income in prior carryback years, if a carryback is permitted, are considered. If the Company determines it is more likely than not that all or a portion of the remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company determines it is more likely than not to be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be recorded as a reduction to income tax expense.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The Company records interest and penalties associated with uncertain tax positions as a component of income before taxes. Penalties and associated interest costs, if any, are recognized in general and administrative expenses in our Consolidated Statements of Operations. During the years ended December 31, 2020 and 2019, respectively, the Company recognized an immaterial amount of interest and penalties. The Company files income tax returns in the United States, various state jurisdictions, and Canada with varying statutes of limitations. The federal statute of limitation remains open for the 2017 tax year to the present. The state income tax returns generally remain open for the 2017 tax year through the present.
See Note 15 for additional information.
(x)
Start-Up
Costs
Costs related to the
start-up
of new retail locations are expensed as incurred.
3.     Recently Adopted Accounting Pronouncements
In January 2017, the FASB issued Accounting Standards Update
No. 2017-04
“Intangibles— Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU
2017-04”),
which simplifies the accounting for goodwill impairment. ASU
2017-04
requires entities to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (Step 1 under the current impairment test). The standard eliminates Step 2 from the current goodwill impairment test, which included determining the implied fair value of goodwill and comparing it with the carrying amount of that goodwill. ASU
2017-04
must be applied prospectively. The Company adopted the provisions of ASU
2017-04
as of January 1, 2020. See Note 2 for additional information.
We also adopted the following standards during the year ended December 31, 2020, which did not have a material impact on our financial statements or financial statement disclosures:

Date Issued	Standard	Effective Date
June 2016	ASU 2016-13, which, in addition to several clarifying ASUs, established the new ASC Topic 326, Financial Instruments —Credit Losses (“CECL”).	January 1, 2020

August 2018	ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820)	January 1, 2020

August 2018	ASU
2018-15:
Intangibles – Goodwill and Other – Internal Use Software (Subtopic
350-40):
	Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract	January 1, 2020
4.    Recently Issued Accounting Pronouncements
The following GAAP standards have been recently issued by the accounting standards board. The Company is assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined the pronouncements do not have a significant impact on the Company have been excluded herein.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

Date Issued	Standard	Effective Date
August 2020	ASU
No. 2020-06:
Debt – Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic
815-40)
	– Accounting for Convertible Instruments and contracts in an Entity’s Own Equity	January 2022

December 2019	ASU 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes	January 2021
5.     Discontinued Operations
Following the completion of the merger with Interurban Capital Group, LLC (formerly Interurban Capital Group, Inc.) (“ICG”) discussed in Note 11, the Company sold ICG to a wholly owned subsidiary of Hightimes Holding Corp. (“Hightimes”) following the spinoff of certain assets. At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, the Company agreed to sell Hightimes the equity of two additional entities controlled by Harvest that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). As a result, assets and liabilities allocable to these operations were classified as held for sale. In addition, revenue and expenses, gains and losses relating to the discontinuation of the California HAH Dispensaries operations were eliminated from profit or loss from the Company’s continuing operations for all periods presented.
The Company also entered into a plan to abandon certain product lines or lines of business to include CBD products or items of inventory, and the Company’s planned expansion in the state of Michigan. Any related assets and liabilities are classified as held for sale. In addition, the revenue, expenses, gains and losses related to the discontinuation of these activities were eliminated from profit or loss from the Company’s continuing operations for all periods presented.
Discontinued operations are presented separately from continuing operations in the Consolidated Statements of Operations and the Consolidated Statement of Cash Flows.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table represents the financial results associated with discontinued operations as reflected in the Company’s Consolidated Statements of Operations:

For the Year Ended
December 31, 2020
Revenue, net of discounts	$4,778
Cost of goods sold	(2,711)

Gross profit	2,067

Expenses
General and administrative	1,622
Sales and marketing	46
Depreciation and amortization	1,057

Total expenses	2,725

Operating income (loss)	(658)
Other (expense) income
Other (expense) income	(93)
Interest expense	(717)

Loss before taxes and non-controlling interest	(1,468)
Income taxes	(308)

Net loss from discontinued operations before non-controlling interest	(1,776)
Net loss from discontinued operations, net of tax	1,278

Net loss attributed to Harvest Health & Recreation Inc.	(498)
During the year ended December 31, 2019, cost of goods sold of approximately $0.6 million was included in discontinued operations.
The following table is a summary of the assets and liabilities of discontinued operations:

	December 31,	December 31,
	2020	2019
ASSETS
Inventory, net	93	—
Other current assets	33	—
Property, plant and equipment, net	1,747	1,183
Right-of-use asset, net	3,593	334

Intangibles assets, net	894	905
Other assets	225	22

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

6.	ACCOUNTS RECEIVABLE
The Company’s accounts receivable consisted of:

	December 31, 2020	December 31, 2019
Trade receivables	$4,430	$11,737
Other receivables	1,445	4,005

Total accounts receivable	$5,875	$15,742
Less: allowance for credit losses	(824)	(3,595)

Accounts receivable, net	$5,051	$12,147

As of December 31, 2019, the Company had amounts due from THChocolate LLC of $9.5 million, which represented 81% of total trade receivables. On October 30, 2020, all accounts receivable due from THChocolate, LLC were forgiven as part of the acquisition of THChocolate, LLC by Harvest and were included in the purchase consideration. See Note 11 for additional information.
The following is a roll-forward of the allowance for credit losses related to trade accounts receivable for the years ended:

	December 31,	December 31,
	2020	2019
Beginning of period	$3,595	$3,274
Provision for expected credit losses (1)	171	2,522
Write-offs charged against allowance	(2,942)	(2,201)

End of period	$824	$3,595

(1)	The provision for expected credit losses is recorded in general and administrative expenses in the Consolidated Statement of Operations.

7.	INVENTORY
The Company’s inventory consisted of:

	December 31, 2020	December 31, 2019
Raw materials	$12,632	$11,219
Work in progress	5,634	4,887
Finished goods	19,718	12,999

Total inventory	$37,984	$29,105
Reserve	(1,122)	(1,118)

Total inventory, net	$36,862	$27,987

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

8.	NOTES RECEIVABLE
Notes receivable consisted of:

	December 31, 2020	December 31, 2019
Secured promissory notes dated November 2020 in the principal amount of $12.0 million with a maturity date of November 9, 2025; monthly payments of $0.1 million, inclusive of principal and interest. Balloon payment of $8.4 million due at maturity. Interest rate of 7.5% per annum	$12,000	$—
Secured promissory notes dated February 2020 in the principal amount of $13.5 million with maturity dates from August 2021 to February 2022; principal is due at maturity. Interest rates of 6 - 8% per annum, due at maturity	13,471	—
Secured convertible promissory note, created from pending acquisition, dated December 31, 2019 in the principal amount of up to $30.0 million with maturity date of December 31, 2020; principal is due at maturity. Interest rate of 9.0% per annum, due at maturity. (2)	—	30,000
Secured promissory note, created from the Verano acquisition, dated September 4, 2019 in the principal amount of up to $16.0 with maturity date of September 4, 2020; principal is due at maturity. Interest rate of 5.0% per annum, due at maturity. (3)	—	8,000
Secured promissory notes, created from the CannaPharmacy acquisition, dated April and June of 2019 in the principal amount of $11.6 million with maturity dates in April and June of 2021; principal is due at maturity. Interest rate of 8% per annum, due quarterly. (4)	456	11,625
Secured promissory notes, created from a pending acquisition, dated October 2018 to August 2019 in the principal amount of $10.1 million with maturity date contingent upon closing of proposed transaction; principal is due at maturity. Interest rate of 12% per annum, due at maturity. (5)	—	10,100
Secured convertible promissory note, due from Falcon International Corp. (“Falcon”) and subsidiaries, dated June 7, 2019 in the principal amount of up to $40.4 million with maturity date of June 6, 2022; principal is due at maturity. Interest rate of 4% per annum, due at maturity. (1)	25,525	25,390
Secured promissory note dated May 3, 2019 in the principal amount of $0.1 million with maturity date of May 3, 2020; principal is due at maturity. Interest rate of 4% per annum, due at maturity. (3)	—	75
Unsecured convertible promissory notes, due from Falcon and its subsidiaries, dated October 2018 through February 2019 in the principal amount of $24.5 million with maturity dates of August to November 2019; principal is due at maturity. Interest rate of 8% per annum, due at maturity. (1)	24,499	24,499
Secured revolving notes dated December 2018 through January 2019 in the principal amount of up to $30.0 million with maturity dates of December 2019 to February 2020; principal is due at maturity. Interest rates of 8.25 - 8.5% per annum with interest payments due monthly. (6)	3,581	3,581

Unsecured promissory note, created from a pending acquisition, dated November 14, 2018, in the principal amount of $1.8 million with maturity date of December 31, 2021; principal is due at maturity. Interest rate of 8% per annum with interest payments due quarterly, beginning March 31, 2019. (3)	—	1,776

Gross notes receivable	79,532	115,046

Less: provision for impairment of notes receivable	(29,713)	(29,267)

(1)
These notes were issued by Falcon in connection with the Falcon Merger Agreement described in Note 20 (the “Falcon Notes”). In connection with the Falcon Lawsuit, described in Note 20, the Company is seeking restitutionary damages from Falcon and its shareholders including repayment of the Falcon Notes. During the year ended December 31, 2019, the Company recorded a provision for impairment of $32.5 million, including interest of $1.2 million related to the Falcon Notes and other amounts for license purchases. Of the principal balance of the Falcon Notes, $28.9 million is impaired and is noted in the table above.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

(2)	This note was settled in the acquisition of GreenMart. See Note 11 for additional information.
(3)	This note was repaid during the year ended December 31, 2020.
(4)	$10.4 million of these notes were settled in the acquisition of Franklin Labs (see Note 11 for additional information) and a $0.8 million note was repaid during the year ended December 31, 2020.
(5)	These notes were settled as part of the Devine Lawsuit settlement. See Note 20 for additional information.
(6)
These notes are currently in default. The Company is negotiating a settlement agreement with the debtor and, at this time, expects to receive the full principal balance. The Company’s provision for expected credit losses for the year ended December 31, 2020 includes $0.3 million related to these notes. See Note 21 for additional information.

The following is a roll-forward of the allowance for credit losses related to notes receivable for the years ended:

	December 31,	December 31,
	2020	2019
Beginning of period	$29,267	$—
Provision for expected credit losses, net of recoveries (7)	446	29,267
Write-offs charged against allowance	—	—

End of period	$29,713	$29,267

(7)	The provision for expected credit losses of notes receivable is recorded in contract asset impairments in the Consolidated Statement of Operations.
Stated maturities of the notes receivable are as follows:

Expected Principal
Year Ending December 31,	Payments
2021	$61,158
2022	7,676
2023	802
2024	784
2025	9,112
2026 and Thereafter	—

$79,532

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

9.	PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consisted of:

	December 31,	December 31,
	2020	2019
Land	$19,108	$17,952
Buildings and improvements	127,423	66,203
Furniture, fixtures and equipment	26,488	16,477
Assets under construction	23,954	56,729
Total property, plant and equipment, gross	$196,973	$157,361

Less: accumulated depreciation	(20,146)	(7,520)

Property, plant and equipment, net	$176,827	$149,841

Assets under construction represent construction in progress related to both cultivation and dispensary facilities not yet completed or otherwise not placed in service.
The Company recorded depreciation expense of $9.2 million for the year ended December 31, 2020 ($3.3 million included in cost of goods sold and $5.9 million included in depreciation and amortization, in the Consolidated Statements of Operations) and $5.4 million for the year ended December 31, 2019 ($2.4 million included in cost of goods sold and $3.0 million included in depreciation and amortization, in the Consolidated Statements of Operations). Depreciation periods are based on management’s estimates at the date of acquisition.
Right-of-use
assets for finance leases are included within building and improvement and accumulated depreciation. See Note 10 for additional information.
The Company recorded impairments of $0.7 million and $7.8 million in the year ended December 31, 2020 and December 31, 2019, respectively. The $0.7 million fixed asset impairment was for tenant improvements, furniture and fixtures the Company planned to use while performing services under the service agreements with the licensees of the Washington locations obtained in the ICG Merger. The service agreements were terminated on November 9, 2020 as part of a legal settlement between the Company and the owners of the Washington locations. The Company does not currently have an alternate use for the fixed assets and the impairment was based on the full net book value of the fixed assets. The $7.8 million was comprised of a $5.0 impairment for land, building and improvements the Company planned to use for the cultivation and production of cannabis in Pennsylvania that was abandoned following the Pennsylvania Department of Health’s denial of the renewal of a grower/processor permit required to operate that facility. The impairment was based on a probability weighted estimate of the cash recoveries. The remaining impairments of $2.8 million were for machinery and equipment that were purchased in anticipation of rapid growth, which no longer have a use and were impaired based on a probability weighted cash recovery estimate.

10.	LEASES
The Company primarily leases space for corporate offices, retail, cultivation and manufacturing under non-cancellable
operating leases with initial terms typically ranging from 1 to 20 years. The Company had two finance leases at December 31, 2020.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table presents assets and liabilities within the Consolidated Balance Sheet:

Lease and Classification	December 31, 2020	December 31, 2019
Operating Leases:
Right-of-use asset, net	$66,464	$58,766
Lease liability, current portion	$3,041	$2,672
Lease liability, net of current portion	$64,232	$54,264

Finance Leases:
Property, plant and equipment, net (1)	$5,523	$423
Other current liabilities	$5,504	$160
Other long-term liabilities	$—	$179

(1)	Finance lease assets are recorded net of accumulated amortization of $0.1 million and <$0.1 million for the year ended December 31, 2020 and December 31, 2019, respectively.
The following amounts were recognized within the Consolidated Statements of Loss:

	Year Ended December 31,
	2020	2019
Operating lease expense	$11,476	$7,820
Interest on lease liabilities	$448	$65
Expenses related to short-term leases	$1,623	$594
Expenses related to variable payments	$1,001	$579
Sublease income	$1,563	$48
Other information:

	Year Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,929	$5,100
Operating cash flows from finance lease	$448	$65
Financing cash flows from finance leases	$31	$1,842
The Company’s lease terms and discount rates were as follows:

	December 31, 2020	December 31, 2019
Weighted average remaining term (in years):
Operating	11.1	10.4
Finance	0.1	6.9
Weighted average discount rate:
Operating	11.49%	10.00%
Finance	12.90%	10.00%

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

Maturity of lease liabilities were as follows:

	Operating	Finance
2021	$11,841	$5,512
2022	11,283	—
2023	10,919	—
2024	10,674	—
2025	10,421	—
Thereafter	73,724	—

	128,862	5,512
Impact of discount	(61,589)	(8)
Lease liability at December 31, 2020	67,273	5,504
Less: lease liability, current portion	(3,041)	(5,504)

Lease liability, net of current portion	$64,232	$—

11.	ACQUISITIONS/DIVESTITURES
The Company has determined that the acquisitions discussed below are business combinations under ASC 805
.
They are accounted for by applying the acquisition method, whereby the assets acquired and the liabilities assumed are recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. Operating results have been included in these consolidated financial statements from the date of the acquisition. Any goodwill recognized is attributed based on reporting units.
The following is a preliminary summary of the purchase consideration transferred and allocation of the consideration to the estimated fair value of each acquired acquirees’ assets acquired and liabilities assumed for the Company’s business combinations that occurred during the year ended December 31, 2020:

	Year Ended December 31, 2020
Purchase price allocation	THChocolate	GreenMart	ICG	AZNS	Franklin Labs	Total	Adjustments
Identifiable assets acquired:
Cash	$1	$121	$1,057	$—	$92	$1,271	$146
Restricted cash	—	—	1,050	—	—	1,050	—
Accounts receivable	1,278	82	187	—	11	1,558	(2,235)
Inventory	1,378	797	513	3,922	786	7,396	398
Other current assets	115	99	382	—	—	596	—
Property, plant and equipment	754	370	10,878	8,064	6,874	26,940	(93)
Right-of-use assets for operating leases	—	12,051	27,728	950	—	40,729	6,467
Derivative and other assets	30	38	6,430	74	5,717	12,289	5,178
Intangibles assets
Licenses and permits	9,047	30,261	—	33,761	28,989	102,058	—
Other	—	—	11,500	—	—	11,500	—
Goodwill	2,524	13,172	15,458	4,737	10,862	46,753	1,715
Assets held for sale	—	—	8,500	—	—	8,500	—

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

	Year Ended December 31, 2020
Purchase price allocation	THChocolate	GreenMart		ICG	AZNS	Franklin Labs	Total	Adjustments
Liabilities assumed:
Other current liabilities	—	(271)		(2,813)	—	(6,531)	(9,615)	(5,952)
Operating lease liabilities	—	(12,051)		(27,728)	(950)	—	(40,729)	(6,699)
Notes Payable	—	—		(18,500)	(3,897)	—	(22,397)	634

Deferred tax liability	(2,319)	(7,997)		(5,300)	(6,618)	(8,584)	(30,818)	846

Net assets acquired	$12,808	$36,672		$29,342	$40,043	$38,216	$157,081	$405
Cash	$—	$—		$—	$2,950	$15,400	$18,350	$—
Fair value of MVS issued	—	—		29,342	30,443	—	59,785	—
Settlement of indebtedness, receivables and deposi ts	12,808	31,672		—	—	12,816	57,296	405
Issuance of notes payable	—	—		—	6,650	10,000	16,650	—

arrangement	—	5,000		—	—	—	5,000	—

Total consideration transferredcash	$12,808	$36,672		$29,342	$40,043	$38,216	$157,081	$405

Consideration paid in cash	$—	$—		$—	$2,950	$15,400	$18,350
Less: Cash acquired	(1)	(121)		(2,107)	—	(92)	(2,321)

Net cash outflow	$(1)	$(121	) $	(2,107)	$2,950	$15,308	$16,029

The goodwill recognized for each acquisition listed above consists largely of the synergies and economies of scale expected from combining the operations of the businesses. These synergies include the access into a new market and the use of the Company’s existing commercial infrastructure to expand sales. None of the goodwill is expected to be deductible for tax purposes.
Measurement period adjustments
Where provisional values are used in accounting for a business combination, they may be adjusted in subsequent periods, not to exceed twelve months. The primary areas of the purchase price allocations that are subject to change relate to the fair values of certain tangible assets, the valuation of intangible assets acquired and residual goodwill. The Company expects to continue to obtain information to assist in determining the fair value of the net assets acquired at each acquisition date during the measurement periods.
Acquisition of THChocolate, LLC
On October 30, 2020, the Company completed the purchase of substantially all of the assets of THChocolate, LLC (“THChocolate”), a cannabis manufacturer, including the transfer of its cannabis manufacturing licenses in Colorado. The settlement of indebtedness purchase consideration was non-cash
forgiveness of outstanding trade receivables of $10.8 million and a $1.9 million license receivable owed to Harvest. The cannabis manufacturing license is the only identifiable intangible asset acquired, valued at $9.0 million. The cannabis license has an indefinite useful life.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The results of THChocolate have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of THChocolate included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $2.0 million and <$0.1 million, respectively.
Acquisition of GreenMart of Nevada
On December 31, 2019, the Company, through a wholly owned indirect subsidiary, entered into a definitive agreement to acquire GreenMart of Nevada, LLC (“GreenMart”), a wholly owned, indirect subsidiary of MJardin Group, Inc. (“MJardin”), to acquire 100% of the membership interests of GreenMart. GreenMart owns a State of Nevada Medical Marijuana Cultivation Establishment Certificate and a State of Nevada Marijuana Cultivation Facility License and a lease for a 32,000 sq. ft. production and cultivation facility located in Cheyenne, Nevada, a Las Vegas suburb. In addition, the Company entered into a management services agreement (an “MSA”) with GreenMart effective August 14, 2020 whereby the Company agreed to manage all aspects of GreenMart’s business including the ramp up of cannabis cultivation and production. Pursuant to the MSA, the Company are entitled to all revenues of GreenMart’s operations and will fund operational expense during the period of time we manage the facility. The MSA terminates upon the closing of the purchase of GreenMart. The purchase price for the transaction is $35.0 million and is being financed by one of our existing lenders. The amount of $30.0 million was funded on December 31, 2019 and was included as a note receivable in the Company’s consolidated balance sheet and the balance of $5.0 million was recorded as contingent consideration as it was due upon the closing of the acquisition which will occur upon license transfer. Upon the signing of the MSA on August 14, 2020, the note receivable plus interest the Company had recorded with MJardin was reclassified as consideration for obtaining effective control. The cannabis cultivation license is the only identifiable intangible asset being acquired, valued at $30.3 million. The cannabis license has an indefinite useful life. The completion of the acquisition is subject to, among other things, the receipt of regulatory approvals and the satisfaction or waiver of closing conditions customary for a transaction of this nature.
The results of GreenMart have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of GreenMart included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $1.6 million and $0.8 million, respectively.
Acquisition of Franklin Labs, LLC, a subsidiary of CannaPharmacy
On March 26, 2020, the Company acquired from CannaPharmacy, Inc., a Delaware corporation (“CannaPharmacy”), 100% of the issued and outstanding membership interests of Franklin Labs, LLC, a Pennsylvania limited liability company (“Franklin Labs”) for $15.4 million in cash, a $10.0 million promissory note, $10.8 million note receivable forgiveness and a $1.6 million deposit. Franklin Labs holds one grower/ processor cannabis permit in Pennsylvania and operates a 46,800 sq. ft. cultivation and processing facility in Reading, Pennsylvania. The cannabis grower/processor license is the only identifiable intangible asset being acquired, valued at $29.0 million. The cannabis license has an indefinite useful life.
The results of Franklin Labs have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of Franklin Labs included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $4.0 million and $4.2 million, respectively.
Merger with Interurban Capital Group, Inc.
The Company, through its wholly owned subsidiary, completed a merger with Interurban Capital Group, Inc. (“ICG”) on March 13, 2020 pursuant to an Agreement and Plan of Merger and Reorganization (“the ICG

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

Merger”) to acquire 100% of the equity interest of ICG. ICG is a Seattle-based multistate retail cannabis company. The merger consideration transferred was 318,652 Multiple Voting Shares (the “Merger Shares”) plus the assumption of debt in the principal amount of $19.1 million convertible into 205,594 Multiple Voting Shares. The fair value of the Merger Shares at the time of closing was $29.3 million based on 100 times the Subordinate Voting Share price per share converted to USD on the closing date ($0.92). The Merger Shares are subject to lock-up agreements pursuant to which the holders of such shares have agreed, subject to customary carve-outs and exceptions, not to sell any Merger Shares (or announce any intention to do so), or any securities issuable in exchange therefore, for a period of up to 30 months after the March 13, 2020 closing date of the ICG Merger. 10% of the Merger Shares issued at the time of the ICG Merger are free from the lockup at the time of closing with 10% free from the lockup six months after the closing and then an additional 10% each three months thereafter until the remaining balance of the Merger Shares are free from restriction.
The Company has agreed to issue a number of Multiple Voting Shares for an aggregate price of $9.3 million (the “WA Interests Consideration”) upon exercise of an option to acquire certain ownership interests in five entities that hold licenses to operate recreational cannabis dispensaries in the state of Washington or alternatively an aggregate price of $12.4 million (the “WA Assets Consideration”) to acquire substantially all of the assets of these five entities (the “Options”). Exercise of the Options by the Company is subject to fulfilment of certain conditions. The Multiple Voting Shares will be determined by (a) converting the WA Interests Consideration or the WA Assets Consideration to C$ based on the exchange rate of US$:C$ reported by the Bank of Canada on the day prior to the closing of the acquisition of the WA Interests or the WA Assets as the case may be; and (b) dividing such amount by 100 times the volume weighted average sales price for each share of Subordinate Voting Shares of the Company on the Canadian Securities Exchange (the “CSE”) during the last 15 completed trading days prior to the closing of the acquisition of the WA Interests or the WA Assets. In addition, the Company agreed to issue 1,274,608 Subordinate Voting Shares to a business consultant for a consulting fee at the time of the merger closing. The Company accrued $1.2 million for the fee based on the Subordinate Voting Share price per share converted to USD on the closing date ($0.92). An identifiable intangible asset was identified in relation to management service agreements included in the acquisition which provided the Company the rights to collect certain fees, valued at $11.5 million. Based on the terms of the agreements, the intangible asset has an indefinite useful life. The intangible asset was divested as part of the Washington Litigation whereby the related management service agreements were cancelled as part of the settlement agreement (see Note 20 for additional information).
The results of ICG have been included in the consolidated financial statements since the date of the acquisition. As discussed below, after the spinoff of certain assets, ICG was sold to Hightimes. The revenue and net income of ICG included in continuing operations in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $0.3 million and $3.3 million, respectively. Net income of $2.1 million was primarily driven by a $1.8 million gain recognized from settling the Washington Litigation (see Note 20 for additional information). Net loss from ICG included in net loss from discontinued operations, net of tax, in the Consolidated Statements of Operations from the acquisition date through the divestiture date was $1.2 million.
Acquisition of Arizona Natural Selections
On February 18, 2020, the Company completed the acquisition of 100% of the membership interests of Arizona Natural Selections (“AZNS”), including four vertical medical licenses in Arizona. The acquisition was completed by issuing 122,672 Class B shares of a wholly owned acquisition subsidiary of the Company, which are convertible on a one-to-one basis to Multiple Voting Shares with an aggregate fair value on the date of purchase of $30.4 million based on the on 100 times the Subordinate Voting Share price per share converted to USD on

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

closing date ($2.48), and the issuance of a $6.7 million promissory note with interest at 4% issued to the former owners with a term of three years and payable in three equal installments of principal on each anniversary of the closing with accrued interest payable on the third anniversary of the closing along with the final installment of principal. The principal amount under the note will be available as a reserve to the Company for indemnification purposes. The Class B shares will automatically convert to Multiple Voting Shares on the earlier of the exchange of at least 50% of the Sellers’ Class B Shares into Multiple Voting Shares or on February 18, 2022. The Company assumed $3.9 million in debt at closing and paid off another $3.0 million at closing. The four licenses acquired through the agreement include retail locations: Green Desert Patient Center of Peoria, Inc., Green Sky Patient Center of Scottsdale North, Inc., The Giving Tree Wellness Center of Mesa, Inc. (each of which currently conducts business under the retail brand name Arizona Natural Selections) and a fourth location in Phoenix was opened in September 2020. The acquisition provided Harvest with two operational cultivation facilities: a 55,000 sq. ft. indoor cultivation and production facility in Phoenix and a 322-acre site of which 25 acres are zoned for cannabis with 70,000 square feet of greenhouse in Willcox. The four vertical medical cannabis licenses are the identifiable intangible assets acquired and valued at $33.8 million. The cannabis licenses have an indefinite useful life.
The results of Arizona Natural Selections have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of Arizona Natural Selections included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $40.2 million and $0.7 million, respectively.
The Company calculated, on a pro forma basis, the combined results of the acquired businesses as if each acquisition had occurred as of January 1, 2019. These unaudited pro forma results are not necessarily indicative of either the actual consolidated results had the acquisition occurred as of January 1, 2019 or of the future consolidated operating results. For each acquisition, unaudited revenue and net loss is as follows:

		For the Year Ended December 31,
(in millions)		2020	2019
THChocolate, LLC
	Total revenues	$14.4	$12.3
GreenMart	Net loss	$(0.9)	$(4.5)
Franklin Labs	Total revenues		$2.7
			$0.9
	Net loss	$(1.8)	$(1.9)
ICG
	Total revenues		$4.4
			$—
AZ	Net loss	$(5.0)	$(1.4)

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following unaudited pro forma revenue and net loss presents information of the combined entity as if the each of the business acquisitions by the Company listed above had occurred on January 1, 2019:

	For the Year Ended December 31,
(in millions)	2020	2019
Combined entity

Total revenues	$248.2	$162.0
Net loss attributed to Harvest Health & Recreation Inc.	$(68.0)	$(192.8)
Other acquisitions
During the year ended December 31, 2019, the Company completed acquisitions of 100% of the equity interests of several entities. Each entity holds one or multiple licenses for the cultivation, processing and/or sale of cannabis. The acquisitions are not considered significant individually or in aggregate and do not require separate reporting.
Aggregate consideration to acquire the entities was $56.5 million, consisting of cash of $31.7 million, equity of $18.5 million, $4.2 million in contingent consideration and $2.2 million of loans settled. These acquisitions qualified as business combinations under ASC 805, and the Company has recorded all assets acquired and liabilities assumed at their acquisition date fair values. The total assets acquired and liabilities assumed were $52.2 million and $11.5 million, respectively. The goodwill of $16.2 million arising from the acquisitions consists largely of the synergies and economies of scale expected from combining the operations of the businesses.
The Company has finalized the purchase price allocations to the individual assets acquired and liabilities assumed using the acquisition method. $0.2 million of measurement period adjustments were recorded in 2020 for these acquisitions in relation to adjustments to various working capital assets and liabilities.
Sale to Hightimes
On June 22, 2020, the Company sold ICG to a wholly owned subsidiary of Hightimes following the spinoff of certain assets as provided for in the Second Restated Purchase Agreement by and among Hightimes, the Company, Steven M. White, Harvest of California LLC, ICG and other parties dated June 10, 2020 (the “Hightimes Agreement”). At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, the Company agreed to sell Hightimes the equity of two additional entities controlled by Harvest that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). The sales price for these assets was $67.5 million payable $1.5 million in cash and $66.0 million in the form of Series A Voting Convertible Preferred Stock, par value $0.0001 (“Series A Preferred”) issued by Hightimes. $60.0 million of Series A Preferred Stock was issued on June 22, 2020 upon completion of the sale of ICG and the remaining $6.0 million of Hightimes Series A Preferred Stock will be issued to Harvest upon transfer of the Harvest Dispensaries. On October 2, 2020, Harvest terminated its obligation to sell two California retail assets to Hightimes Holding Corp. As a result of this termination, the purchase price Hightimes agreed to pay Harvest for its acquisition of ICG was reduced by $6.0 million that had been payable to the Company by issuance of Hightimes’ Series A Preferred Stock. At the time of closing, Hightimes had no other series or class of preferred stock issued and outstanding.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The Series A Preferred Stock has a stated or liquidation value of $100 per share. Commencing on the later to occur of (A) September 30, 2020, or (B) the Closing Date, the Series A Preferred Stock will pay a quarterly dividend at the rate of 16% per annum. The Dividend shall accrue and shall be added to the face amount of the Series A Preferred Stock issuable upon conversion of the Series A Preferred Stock. We may convert all or a portion of the Series A Preferred Stock into shares of Hightimes Class A voting Common Stock at a conversion price per share of $11, subject to adjustment to $1 per share, based on the 11-for-one forward stock split of the Hightimes Common Stock to be consummated upon completion of Hightimes’ Regulation A+ initial public offering; provided, that in no event shall the number of shares of Hightimes Common Stock issuable upon full conversion of the Series A Preferred Stock, exceed 19% of the issued and outstanding shares of Hightimes Common Stock, after giving effect to such optional conversion.
To the extent not previously converted into Conversion Shares, the then outstanding shares of Series A Preferred Stock shall be subject to automatic conversion into Hightimes Common Stock on the earlier to occur of (a) two (2) years from the Initial Closing Date, or (b) if the market capitalization of the Hightimes Common Stock, based on the volume weighted average closing prices for any ten (10) consecutive trading days, shall equal or exceed $300.0 million. In either event, the per share conversion price of the Series A Preferred Stock shall be the volume weighted average closing price for any ten (10) consecutive trading days immediately preceding the date of automatic conversion. Notwithstanding the foregoing, in no event shall the aggregate number of Conversion Shares exceed 19% of the issued and outstanding shares of Hightimes Common Stock, after giving effect to any prior optional conversion or a mandatory conversion.
The number of Series A Preferred Shares is subject to reduction in the event Hightimes does not obtain the required consent to transfer ownership of the California HAH Dispensaries or the Harvest Dispensaries within one year following the applicable closing and such failure is not a result of Hightimes failure to use its commercially reasonable efforts (which shall not include having to make any additional payments to any member or manager of any dispensary) to obtain such consent as provided for in the Hightimes Agreement. In addition, if the required consent is not obtained, the applicable entity shall be removed from the list of dispensaries to be acquired and there shall be no further liability or obligation on the part of any party with respect to the failure to deliver the required consents or approvals for such entity.
The Series A Preferred Stock and the Hightimes Common Stock issuable upon conversion of the preferred stock (the “Conversion Shares”) are subject to a lockup agreement which prohibits the Company or any purchaser of the shares from affecting any sale, assignment, pledge or transfer of the Series A Preferred Stock or Conversion Shares for a period of six months following the applicable closing date. Thereafter, the Company may effect public sales into the market of such Conversion Shares at the rate of 10% of such Conversion Shares every six months (commencing on the six month anniversary of the Closing Date) with the balance of such Conversion Shares to be subject to public sales into the market at the expiration of such five year lockup period.
The Company estimated the fair value of the shares of Series A Preferred Stock received to be $19.1 million as of June 30, 2020. For consideration received, the Company transferred its 100% ownership interest in ICG, whose primary assets consisted of several leases, leasehold improvements, other assets and rights to acquire eight California HAH Dispensaries and agreed to sell Hightimes the equity of two additional Harvest Dispensaries. Upon completion of the accounting for the ICG acquisition and final determination of the fair value of the assets sold to Hightimes, the Company recorded a loss of $13.3 million.
The Company is not able to readily determine the fair value of the Series A Preferred Stock and applies the measurement alternative by performing a qualitative assessment on a quarterly basis for impairment. No impairments were identified during the year ended December 31, 2020.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

Divestments
Divestiture of Arkansas Assets
On November 13, 2020, the Company and other owners of Natural State Wellness Dispensary, LLC and Natural State Wellness Enterprises, LLC (collectively, “Natural State Wellness Entities”), which own and operate a medical marijuana dispensary and cultivation facility, sold 100% of their ownership interests in these entities to an unrelated third party. The purchase price paid by the buyer was $25.0 million in cash. Following repayment of approximately $1.9 million in loans owned by Harvest, the portion of net proceeds received by the Company for its ownership interests in the Natural State Wellness Entities totaled approximately $12.9 million. The carrying value of the assets derecognized along with the carrying value of the non-controlling interest resulted in a gain of $18.3 million. The Company retained ownership of the real estate where the dispensary and cultivation facilities are located and leased this property to the Natural State Wellness Entities.
Deconsolidation of Ohio Entities
In February 2020, the Company divested of non-operating retail and cultivation entities, primarily consisting of two entities that hold cannabis licenses and various real estate and equipment. In accordance with ASC 810-10-40,
Derecognition
, control ceased, and the Company deconsolidated it’s interest in the entities. A related party to the Company holds an interest of 49% which it recognized as an equity method investment due to the related parties significant influence. The carrying value of the assets was derecognized along with the corresponding recognition of the fair value of the equity method investment resulting in a gain of $3.2 million. In conjunction with the assets being deconsolidated, the Company issued a $12.0 million note receivable to the entities in exchange for the real property and other plant and equipment deconsolidated at the time. This resulted in an additional $8.7 million gain. The note receivable is recorded in the Notes receivable line of the consolidated balance sheet.

12.	INTANGIBLE ASSETS AND GOODWILL
Intangible assets, including goodwill, as of December 31, 2020 consisted of the following:

	Weighted average useful	December 31,	Dispositions/			December 31,
Gross carrying amount	lives (years)	2019	Additions	Acquisitions (1)	Adjustments	2020
Definite life intangible assets:
Patient relationships	2.0	$820	$—	$—	$—	$820
Technology	9.9	18,058	—	—	—	18,058
Software	5.0	183	83	—	(25)	241
Other	3.0	—	410	—	—	410
Indefinite life intangible assets:
Licenses and permits		138,792	18,714	102,058	(5,698)	253,866
Internally developed		1,827	—	—	(714)	1,113
Trade names		2,400	—	—	—	2,400
Other (2)		—	—	11,500	(11,500)	—

Total intangible assets		162,080	19,207	113,558	(17,937)	276,908
Goodwill		84,596	—	46,753	(15,308)	116,041

Total gross carrying amount		$246,676	$19,207	$160,311	$(33,245)	$392,949

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

Accumulated amortization	December 31, 2019	Amortization	Acquisitions	Dispositions/ Adjustments	December 31, 2020
Definite life intangible assets:

Patient relationships	$820	$—	$—	$—	$820
Technology	2,021	1,892	—	—	3,913
Software	30	47	—	(20)	57

Total accumulated amortization	2,871	1,939	—	(20)	4,790

Total intangible assets, net and goodwill	$243,805	$17,268	$160,311	$(33,225)	$388,159

Intangible assets, including goodwill, as of December 31, 2019 consisted of the following:

Gross carrying amount	December 31, 2018	Additions	Acquisitions (1)	Impairments	Dispositions/ Adjustments	December 31, 2019
Definite life intangible assets:
Patient relationships	$820	$2,112	$—	$(2,112)	$—	$820
Technology	17,700	358	—	—	—	18,058
Software	—	183	—	—	—	183
Indefinite life intangible assets:
Licenses and permits	90,016	14,546	41,528	(7,056)	(242)	138,792
Internally developed	2,657	—	—	—	(830)	1,827
Trade names	2,400	—	—	—	—	2,400

Total intangible assets	113,593	17,199	41,528	(9,168)	(1,072)	162,080
Goodwill	69,407	—	16,015	—	(826)	84,596

Total gross carrying	$183,000	$17,199	$57,543	$(9,168)	$(1,898)	$246,676

Accumulated amortization	December 31, 2018	Amortization	Acquisitions	Impairments	Dispositions/ Adjustments	December 31, 2019
Definite life intangible assets:
Patient relationships	$615	$413	$—	$(208)	$—	$820
Technology	148	1,873	—	—	—	2,021
Software	—	30	—	—	—	30

Total accumulated amortization	763	2,316	—	(208)	—	2,871

Total intangible assets, net and goodwill	$182,237	$14,883	$57,543	$(8,960)	$(1,898)	$243,805

(1)	See Note 11 for additional information.
(2)	Consists of agreements that allow the Company the rights to collect certain fees.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

Intangible assets with definite lives are amortized over their estimated useful lives. The Company recorded amortization expense of $1.9 million and $2.3 million included in depreciation and amortization, in the Consolidated Statements of Operations, for the year ended December 31, 2020 and December 31, 2019, respectively. Amortization periods for assets with definite lives are based on management’s estimates at the date of acquisition.
Based solely on the amortizable intangible assets recorded at December 31, 2020, estimated amortization expense for the remainder of fiscal years ending December 31, 2021 through 2025 and thereafter is as follows:

Estimated Amortization Expense
2021	2,064
2022	2,050
2023	1,950
2024	1,799
2025	1,787
Thereafter	5,089

Total amortization expense	$14,739

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, impairment charges or other relevant factors or changes.
There were no impairments identified during annual goodwill impairment testing in 2020 or 2019.
No other intangible assets impairments were recorded during the year ended December 31, 2020. During the year ended December 31, 2019, the Company recognized intangible asset impairment losses of $9.0 million, consisting of a $1.9 million impairment of a definite life intangible asset and $7.1 million of impairments of indefinite life intangible assets. The $7.1 million impairment consisted of $4.7 million recorded for the denial of the grower/processor permit application for AGRiMED Industries of PA, LLC, and $2.4 million for the impairment of two licenses related to the definitive agreement to acquire Falcon. The acquisition agreement was terminated on January 6, 2020, and the licenses will no longer be used. The impairments were recorded in fixed and intangible asset impairments in the Consolidated Statement of Operations.

13.	OTHER CURRENT LIABILITIES
The Company’s other current liabilities consisted of:

	December 31, 2020	December 31, 2019
Accrued inventory purchases	$7,886	$3,133
Finance lease liabilities (1)	5,504	160
Accrued expenses	5,607	7,154
Accrued payroll and benefits	4,353	2,653
Accrued capital expenditures	3,133	7,100
Other	2,413	1,829

Total other current liabilities	$28,896	$22,029

(1)	See Note 10 for additional information.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

14.	NOTES PAYABLE
Notes payable consisted of:

	December 31,	December 31,
	2020	2019
Secured promissory note dated March 2020, in the principal amount of $10.0 million with a maturity of March 2022. Monthly interest payments of 9% per annum

Principal balance due at maturity. (1)	10,000	—
Unsecured promissory note dated February 2020, in the principal amount of $6.7 million with a maturity of February 2023. Monthly interest payments at 4%per annum. Annual payments of $2.2 million, inclusive of interest at 4%, due beginning February 2021 with remaining principal due at maturity	6,650	—
Secured promissory notes dated December 2019, in the principal amount of $93.4 million with a maturity of December 2022. Semi-annual interest payments at 15% per annum. Principal balance due at maturity. (2)	93,390	93,248
Secured promissory notes dated December 2019, in the principal amount of $42.4 million with a maturity of December 2022. Semi-annual interest payments at 9.25% per annum. Principal balance due at maturity. (3)	42,404	21,108
Secured convertible promissory note dated December 2019, in the principal amount of $10.0 million with a maturity of December 2021. Semi-annual interest payments at 9% per annum. Principal balance due at maturity. (4)	10,000	10,000
Secured promissory notes dated October 2019, in the principal amount of $6.5 million with a maturity of October 2021. Monthly interest payments at 8.95% per annum. Principal balance due at maturity. (5)	6,500	6,500
Secured promissory notes dated September and October 2019, in the principal amount of $2.6 million with maturities of October 2024. Monthly interest payments at 5.5% and 8.75% per annum. Principal balance due at maturity. (6)	2,505	2,604
Secured promissory note dated June 2019, in the principal amount of $4.0 million with a maturity of June 2024. Interest at LIBOR plus 2.5% per annum, payable monthly. Principal balance due based on 25-year amortization schedule with balloon payment at maturity. (7)	4,000	4,000
Unsecured convertible debentures dated May 2019, in the principal amount of $100.0 million with a maturity of May 2022. Semi-annual interest payments at 7% per annum. Principal balance due at maturity. (8)	100,000	100,000
Secured promissory note dated August 2018, in the principal amount of $2.0 million with a maturity of August 2023. Monthly payments of <$0.1 million, inclusive of interest at 2% per annum	1,275	1,575
Secured promissory note dated July 2018, in the principal amount of $0.7 million with a maturity of September 2020. Monthly interest payments at 12% per annum, beginning October 1, 2018. Principal balance due at maturity	—	730
Other unsecured promissory notes	4,039	2,154

Total notes payable	280,763	241,919
Less: unamortized debt discounts and issuance costs	(15,787)	(20,343)

Net amount	264,976	221,576
Less: current portion of notes payable	(20,910)	(8,395)

Notes payable, net of current portion	$244,066	$213,181

(1)	Carrying value includes debt discount of $0.7 million.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

(2)	Carrying value includes debt issuance costs of $3.0 million.
(3)	Carrying value includes debt issuance costs of $1.5 million and warrants of $4.1 million.
(4)	Carrying value includes debt discount of $0.5 million.
(5)	Carrying value includes debt issuance costs of <$0.1 million.
(6)	Carrying value includes debt issuance costs of $0.1 million.
(7)	Carrying value includes debt issuance costs of $0.1 million.
(8)	Carrying value includes debt issuance costs of $2.1 million and warrants of $3.8 million.
In March 2020, the Company assumed outstanding convertible debt in the principal amount of $19.1 million in connection with the ICG Merger. The debt accrues interest at a rate of 12% per annum with a maturity date of February 19, 2021. The aggregate of the principal and accrued interest is convertible into 205,594 Multiple Voting Shares by the lender or the borrower any time up to 5:00 PM Eastern time on the day before the maturity date. The principal and accrued interest will be due in cash at the maturity date if not converted prior to maturity. The conversion occurred on December 30, 2020.
In addition, in March of 2020, the Company issued a promissory note in the principal amount of $10.0 million in connection with the Franklin Labs acquisition. The note is payable to CannaPharmacy Inc, and accrues interest at 9% per annum, payable in monthly interest only payments. The note matures on the second anniversary of the issuance, which will be March 26, 2022.
On January 24, 2020, the Company closed a third tranche of its Debt Offering, resulting in the issuance of $0.1 million of 15% Coupon Notes and $11.2 million of 9.25% Units. On February 13, 2020, the Company closed a fourth tranche of its Debt Offering, resulting in the issuance of $10.0 million of 9.25% Units.
On January 31, 2020, the Company closed on a $20.0 million term loan secured by real property owned by certain of the Company’s wholly owned indirect subsidiaries. The term loan beared interest at a fixed rate of 16% per annum. Accrued and unpaid interest was payable monthly, with monthly principal amortization payments in the amount of $0.2 million payable commencing on October 1, 2020. The term loan had an initial term of 18 months, which was able to be extended by the Company for two additional six-month increments upon the satisfaction of certain terms and conditions. On November 13, 2020, $1.9 million was repaid as part of divestiture of the Arkansas assets. Then on December 28, 2020, the remaining balance of $17.7 million was repaid (inclusive of outstanding principal, accrued and unpaid interest, and fees.).
On December 23, 2019, the Company closed the first tranche of a private placement offering (the “Debt Offering”) of (a) 15% senior secured notes due 2022 (the “Coupon Notes”), and (b) units (the “Units”), with each Unit being comprised of (i) $1.0 million aggregate principal amount of 9.25% senior secured notes (the “Unit Notes” and together with the Coupon Notes, the “Notes”) and (ii) 109 subordinate voting share purchase warrants (the “Warrants”). The first tranche resulted in the private placement of approximately $73.0 million in Coupon Notes, and $21.0 million in Units. The funds from the initial tranche were used to pay off the Company’s Bridge Facility and Primary Facility balance of $82.5 million, resulting in a loss on extinguishment of $2.4 million.
The Coupon Notes bear interest at 15% per annum and are payable semi-annually in equal installments on June 30 and December 30 of each year commencing on June 30, 2020. The Unit Notes bear interest at 9.25% per annum and are payable semi-annually in equal installments on June 30 and December 30 of each year, commencing on June 30, 2020. None of the Coupon Notes, the Units, nor the subordinate voting shares that will

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

issuable upon exercise of the Warrants will be registered under the United States Securities Act of 1933, or applicable state securities laws and will not be qualified by a prospectus in Canada. The Coupon Notes and the Units were issued to accredited investors or qualified institutional buyers. The Notes are secured by (i) a first priority security interest in all of the Company’s present and future personal property assets, (ii) a first priority security interest in the equity interests of certain of the Company’s direct and indirect subsidiaries that guaranteed the Notes (the “Guarantors”), and (iii) a first priority security interest in all of the Guarantor’s present and future personal property assets. The Company may redeem the Notes, in whole or in part, during the first year after the issuance of the Notes, at 105% of the principal amount of the Notes redeemed, and thereafter at 100% of the principal amount of the Notes redeemed. In the event of a change of control, each holder of Notes has the right to require the Company to purchase all or any part of their Notes for an amount in cash equal to 101% of the aggregate principal amount of Notes and Units repurchased plus and accrued and unpaid interest.
The Notes include covenants that, among other things, limit the Company’s ability to pay dividends, conduct certain asset or equity transactions, incur indebtedness, grant liens and dispose of material assets. The Warrants are issued and governed pursuant to the warrant indenture and can be exercised at a price of C$3.66 per warrant share. Due to the strike price being in a different currency than the Company’s functional currency, the warrants are being treated as a liability. The issuance of the 9.25% notes with the attached Warrants resulted in the incurrence of a debt discount of $3.1 million, which is classified as a liability.
On December 31, 2019, the Company issued a 9% Convertible Promissory Note for a principal amount of $10.0 million. The interest is payable semi-annually in arrears on June 30 and December 31 each year. The holder has the right at any time to convert the principal amount into the number of shares that is equal to the principal amount divided by the conversion price of C$3.67. The Company has the right to convert the principal amount at the conversion price if for any twenty consecutive trading days the VWAP of the Company’s shares is greater than a 40% premium to such conversion price.
In addition, the Company issued additional Coupon Notes under the Debt Offering in the amount of $20.0 million on December 31, 2019. Together with the $10.0 million Convertible Promissory Note, the Company used the $30.0 million proceeds to pay a signing payment (the “Signing Payment”) that will be applied towards a portion of the $35.0 million purchase price of its planned acquisition of GreenMart, a wholly owned, indirect subsidiary of MJardin Group, Inc. (“MJardin”). GreenMart, MJardin and certain of its subsidiaries issued the Company a convertible promissory note in the principal amount of $30.0 million to secure the Signing Payment pending closing upon regulatory approval. See Note 8 for additional information regarding the $30.0 million note receivable and Note 11 for additional information regarding the acquisition of GreenMart. In October and November 2019, the Company expanded the existing non-revolving term loan under its Amended and Restated Credit Agreement with additional draws of C$27.5 million and C$35.0 million through amendments to the Company’s existing amended and restated credit agreement originally executed on July 26, 2019 (as amended by a joinder and amending agreement dated August 26, 2019 and first amending agreement dated October 21, 2019) (the “Bridge Facility”). These draws noted above were in addition to the Company’s existing C$50.0 million facility (the “Primary Facility”) for which the original principal was borrowed in October 2018 under the Letter Credit Agreement and amended and restated in July 2019. The entire Amended and Restatement Credit Agreement balance of C$112.4 million (US$82.5 million) was paid off with the Senior Secured Notes and Units described above.
In July 2019, the Company entered into an amended and restated credit agreement with Bridging Finance Inc. to borrow an additional C$24.0 million, increasing the existing non-revolving term loan to C$50.0. Up to May 31, 2019, any interest not paid in cash was added to the principal amount of the Term Loan. Beginning June 1, 2019,

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

principal payments under the loan were amortized monthly on a straight-line basis over a five-year period. The Company paid the agent of the lender an additional $0.4 million work fee upon executing the amended and restated credit agreement.
The Company was party to Letter Credit Agreement entered in October 2018 to borrow C$26.0 million for a period of three years at an interest rate that is equal to Bank of Nova Scotia Prime plus 10.3% per annum. Principal payments under the loan were amortized monthly on a straight-line basis over the term of the loan beginning six months after the date of the loan. The loan was secured by a first lien on the assets of the Company and its subsidiaries and a pledge of its ownership in its subsidiaries. The Company paid the agent of the lender a $0.6 million work fee and issued to such agent $0.9 million of shares of common stock of Subordinate Voting Shares of the resulting issuer. This loan agreement was Amended and Restated in July 2019 as noted above and settled with the Senior Secured Notes described above.
In May 2019, the Company received gross proceeds of $100.0 million from a brokered private placement issuance of 7% coupon, unsecured debentures, which are convertible into subordinate voting shares (SVS) at a conversion price of C$15.38 per share at any time and mature on May 9, 2022. The purchaser of the Convertible Debentures also received, for no additional consideration, 3,502,666 warrants. Each warrant is exercisable to purchase one SVS at an exercise price of C$18.17 per share, for a period of 36 months from the date of issue.
The proceeds were to fund working capital and general corporate purposes.
The Company may, subject to certain conditions, force the conversion of all of the principal amount of the then outstanding Convertible Debentures at the applicable Conversion Price if, at any time after the date that is four months and one day following the date of issue of the Convertible Debentures, the VWAP of the Subordinate Voting Shares is greater than C$21.53 for any 10 consecutive trading days, by providing 30 days’ notice of such conversion.
The Convertible Debentures are comprised of a liability component and a debt discount comprised of the fair value of the warrants. The warrants were fair valued using the Black-Scholes option-pricing model and resulted in a debt discount of $8.5 million. Using the residual method, the carrying amount of the notes is the difference between the principal amount and the initial carrying value of the warrants. The debentures, net of the equity component and issue costs, are accreted using the effective interest method over the term of the debentures, such that the carrying amount of the financial liability will equal the principal balance at maturity. The Company incurred cash fees of $4.2 million, which were netted with proceeds. These transaction costs have been allocated to the liability and warrant components based on their pro-rata values.
Stated maturities of debt obligations and expected interest payments are as follows:

	Expected Principal	Expected Interest
Year ending December 31,	Payments	Payments
2021	$20,910	$27,934
2022	248,847	21,028
2023	4,900	454
2024	5,597	217
2025	509	19
2026 and thereafter	—	—

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

15.	INCOME TAXES
As the Company operates in the legal cannabis industry, the Company is subject to the limits of IRC Section 280E for U.S. federal income tax purposes under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E. However, the State of California does not conform to IRC Section 280E and, accordingly, the Company deducts all operating expenses on its California Franchise Tax Returns.
The income tax provision consisted of the following:

	As of December 31,
	2020	2019
Current
U.S. Federal	$9,743	$4,270
State and local	2,464	1,436

Total Current	12,207	5,706

Deferred U.S. Federal	(6,660)	(1,474)
State and local	(1,897)	(476)

Total Deferred	(8,557)	(1,950)

Total	$3,650	$3,756

The income tax provision is different than the amount of income tax determined by applying the U.S. Federal statutory rate of 21% for 2020 and 2019 to income before income taxes as a result of the following:

	For the Years Ended December 31,
	2020	2019
U.S. Federal taxes at statutory rate	$(9,876)	$(43,228)
Permanent non-deductible IRS Section 280e differences	21,752	48,824
Pass through entities & non-controlling interest	(8,226)	(1,840)

Income tax provision	$3,650	$3,756

The net deferred income tax liability was $53.1 million and $28.6 million as of December 31, 2020 and 2019, respectively, and consists primarily of the future tax impacts of the book and tax differences in fixed asset depreciation and intangibles acquired through purchase accounting.
The Company has not established valuation allowances against any U.S. Federal or state deferred tax assets.
The Company endeavors to comply with tax laws and regulations where it does business, but cannot guarantee that, if challenged, the Company’s interpretation of all relevant tax laws and regulations will prevail and that all tax benefits recorded in the consolidated financial statements will ultimately be recognized in full. The Company has taken reasonable efforts to address uncertain tax positions and has determined that there are no material transactions and no material tax positions taken by the Company that would fail to meet the

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

more-likely-than-not threshold for recognizing transactions or tax positions in the consolidated financial statements. Accordingly, the Company has not recorded a reserve for uncertain tax positions in the consolidated financial statements, and the Company does not expect any significant tax increase or decrease to occur within the next 12 months with respect to any transactions or tax positions taken and reflected in the consolidated financial statements. In making these determinations, the Company presumes that taxing authorities pursuing examinations of the Company’s compliance with tax law filing requirements will have full knowledge of all relevant information, and, if necessary, the Company will pursue resolution of disputed tax positions by appeals or litigation.

16.	SHARE-BASED COMPENSATION
Stock Options
During 2018, the Compensation Committee of the Board of Directors approved the Stock and Incentive Plan, a share-based compensation plan. The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Company. The stock options granted are non-qualified and vest in 25% increments over a four-year period and expire 10 years from the grant date. Subordinate Voting Shares to be issued under the Plan are made available from authorized and unissued Harvest Subordinate Voting Shares.
A summary of the status of the options outstanding follows:

	Number of Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balance as of December 31, 2018	9,955,000	$6.55	$—
Forfeited/Cancelled	(8,696,500)	7.32
Granted	16,277,750	7.47

Balance as of December 31, 2019	17,536,250	7.02	—
Forfeited/Cancelled	(11,942,250)	6.11
Granted	8,786,875	2.51

Balance as of December 31, 2020	14,380,875	$5.02	$1,535,818

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on December 31, 2020 and December 31, 2019, respectively, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options on December 31, 2020 and December 31, 2019. This amount will change in future periods based on the fair market value of the Company’s stock and the number of options outstanding.
The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 14, 2028 - December 31, 2030	14,380,875	1.09 - 8.75	2,326,000

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of December 31, 2019:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 14, 2028 - December 19, 2029	17,536,250	2.12 - 8.75	1,758,125
During the years ended December 31, 2020 and 2019, the Company recorded $22.5 million and $17.7 million of share-based compensation expense, respectively.
The fair value of the stock options granted was determined using the Black-Scholes option-pricing model with the following weighted average assumptions at the time of grant:

	2020	2019
Risk-Free Annual Interest Rate	2.00% - 2.25%	2.00% - 2.25%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	83% - 99%	85% - 95%
Expected Life of Stock Options	6.25 Years	6.25 Years
Volatility was estimated by using the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The expected life in years represents the period of time that options issued are expected to be outstanding. The risk-free rate is based on Government of Canada bond issues with a remaining term approximately equal to the expected life of the options.
During the years ended December 31, 2020 and 2019, the weighted-average fair value of stock options granted was $1.81 and $5.57 per option. As of December 31, 2020 and 2019, stock options outstanding have a weighted-average remaining contractual life of 8.2 and 9.1 years, respectively. At December 31, 2020, the total unrecognized compensation cost related to the nonvested awards granted and expected to vest was $19.2 million. This cost is expected to be recognized over a weighted-average period of 2.2 years.
On February 4, 2020, the Company announced that former Co-Executive Chairman Jason Vedadi, CEO Steven M. White, and another member of the Company’s management team, voluntarily surrendered without consideration a total of 2,400 stock options which increased the number of stock options available to other eligible employees of the Company. Following the surrender, key personnel of the Company were awarded approximately 3,000 equity options in recognition of their work and incentive for continued dedication to the Company. Certain stock options were re-granted based on original grant date, allowing for 25% of options to be vested immediately upon grant. As part of the redistribution of equity options, Harvest recognized a non-cash charge of approximately $10.2 million during the first quarter of 2020. The non-cash charge is an accounting treatment that relates to the surrender of equity options and associated acceleration of unrecognized expense tied to the original option grants.
Restricted Stock Units
On December 31, 2020, the Company granted 208,348 restricted stock units. These restricted stock units vest in 2021. On October 6, 2020 and August 3, 2020, the Company granted 173,450 and 312,277 restricted stock units, respectively. These restricted stock units vested in 2020. On April 6, 2020, the Company granted 98,765 restricted stock units. These restricted stock units vest throughout the 2020 and 2021 calendar year. On May 2,

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

2019, the Company granted 60,329 restricted stock units. These restricted stock units vested throughout the 2019 calendar year. The following table summarizes the status of the restricted stock units:
Number of Restricted Stock

	Units	Weighted- Average Grant Price
Balance as of December 31, 2018	—	$—
Granted	60,329	8.28
Forfeited	(10,029)	8.28
Vested	(50,300)	8.28

Balance as of December 31, 2019	—	—
Granted	792,840	1.36
Vested	(551,567)	1.08

Balance as of December 31, 2020	241,273	$2.01

During the years ended December 31, 2020 and 2019, the Company recorded $0.6 million and $0.4 million of share-based compensation expense, respectively, for restricted stock units granted and vested during the period.

17.	STOCKHOLDERS’ EQUITY
Description of the Company’s Securities
The Company is authorized to issue an unlimited number of Subordinate Voting Shares (“SVS” or “Subordinate Voting Shares”), Multiple Voting Shares (“MVS” or “Multiple Voting Shares”) and Super Voting Shares, all with no par value. Each Multiple Voting Share converts into 100 Subordinate Voting Shares and each Super Voting Share converts into one Subordinate Voting Share. Holders of SVS are entitled to one vote in respect of each SVS held at stockholder meetings of the Company. Holders of MVS are entitled to 100 votes in respect of each MVS held at stockholder meetings of the Company. Holders of Super Voting Shares are entitled to 200 votes in respect of each Super Voting Share held at stockholder meetings of the Company.
Warrants
During the years ended December 31, 2020 and 2019, the Company issued 12,568,676 and 6,303,438 stock warrants to purchase the Company’s SVS. The Company issued 55,350 stock warrants to purchase the Company’s MVS during the year ended December 31, 2020. No stock warrants to purchase the Company’s MVS were issued during the year ended December 31, 2019. These warrants were issued to buyers of the Company’s debt and equity. The company did not record any share-based compensation expense for stock warrants granted during the years. The stock warrants qualify for liability classification in accordance with ASC 815,
Derivatives and Hedging
.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

A summary of the status of the stock warrants outstanding, on an as-converted basis for SVS, is as follows:

	Number of Stock Warrants	Weighted- Average Exercise Price
Balance as of December 31, 2018	1,322,554	$6.55
Issued	6,303,438	8.74
Exercised	(785,469)	6.48

Balance as of December 31, 2019	6,840,523	8.58
Issued	18,103,676	1.87
Forfeited	(537,085)	6.61

Balance as of December 31, 2020	24,407,114	$4.11

The following table summarizes the stock warrants that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Warrants	Exercise Price	Stock Warrants Exercisable
Subordinate Voting Shares	May 2022 - April 2023	18,872,114	$2.40 to $14.27	18,872,114
Multiple Voting Shares	April 2021 - April 2023	55,350	$200	55,350
The fair value of the stock warrants granted was determined using the Black-Scholes option-pricing model with the following assumptions at the time of grant:

	2020	2019
Risk-Free Annual Interest Rate	2.15%	2.15%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	70% - 99%	70%
Expected term	1.0 - 5.0 years	3 Years
Volatility was estimated by using the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The expected life in years represents the period of time that stock warrants issued are expected to be outstanding. The risk-free rate is based on Government of Canada bond issues with a remaining term approximately equal to the expected life of the warrants.
During the years ended December 31, 2020 and 2019, the weighted-average fair value of the stock warrants granted was $0.58 per warrant and $1.82 per warrant, respectively. As of December 31, 2020 and 2019, stock warrants outstanding have a weighted-average remaining contractual life of 1.8 and 2.4 years, respectively.
Shares Issued
On October 28, 2020, the Company completed a bought deal offering in Canada, pursuant to which Harvest sold an aggregate of 20,354,080 units at a price of $1.72 per unit for gross proceeds of $35.0 million. Each unit consisted of one SVS and one-half of one common share purchase warrant. Each warrant is exercisable into one SVS with an exercise price of $2.29. The Company paid a cash commission of $2.5 million to the underwriters and issued them 1,119,474 compensation warrants for underwriting services received. Each compensation warrant is exercisable into one unit with a $1.72 per unit exercise price. After deducting underwriting fees of $2.5 million and other offering costs of $0.1 million, the Company received net proceeds $32.4 million.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

On March 13, 2020, the Company completed an offering (the “Offering”) on a non-brokered private placement basis to a select group of investors, of $59.0 million of the Company’s multiple voting shares at a price of $141 per share (or $1.41 per subordinate voting share on an as-converted basis) resulting in the issuance of 418,439 multiple voting shares. Proceeds of the Offering will be used for capital expenditures, pending acquisitions, and general corporate purposes.
Shares Held in Escrow
As of December 31, 2020, the Company has 2,000,000 SVS held in escrow to be released on the achievement of certain milestones. The conditions for release were not met as of December 31, 2020. The shares are non-employee compensation for raising equity.
The following presents the total outstanding SVS if converted as of December 31, 2020:

Number of Shares at	Total Subordinated Voting
Share Class	December 31, 2020	Conversion Factor	Shares if Converted
Super Voting Shares	2,000,000	1	2,000,000
Multiple Voting Shares	1,828,422	100	182,842,200
Subordinate Voting Shares	220,913,258	1	220,913,258

Total			405,755,458

18.	NET LOSS PER SHARE
Calculation of net loss per common share attributable to Harvest Health & Recreation Inc. is as follows (in thousands, except per share data):

	For the Year Ended December 31,
	2020	2019
Net loss attributable to Harvest Health & Recreation Inc.	$(59,630)	$(166,735)
Net loss attributable to discontinued operations, net of tax	$(1,278)	$(568)
Basic weighted-average number of shares outstanding	354,757,211	285,853,929

Net loss per share attributable to HarvestHealth & Recreation Inc. - basic and diluted	$(0.17)	$(0.58)
Net loss per share attributable to discontinued operations, net of tax	$—	$—
As the Company is in a loss position for both of the years ended December 31, 2020 and 2019, the inclusion of options and warrants in the calculation of diluted earnings per share would be anti-dilutive, and, accordingly, were excluded from the diluted loss per share calculation. The weighted-average number of shares outstanding assumes the conversion of all MVS and Super Voting Shares into Subordinate Voting Shares (“SVS”).

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table summarizes the potential SVS that were excluded as they were anti-dilutive:

	December 31,
	2020	2019
Stock options and restricted stock units	14,622,148	17,536,250
Warrants (1)	26,086,325	6,840,523
Convertible debt	11,481,957	11,481,957

	52,190,430	35,858,730

(1)	Includes the compensation warrants issued for underwriting services in the bought deal financing.

19.	FAIR VALUE AND RISK MANAGEMENT
The accounting framework for determining fair value includes a hierarchy for ranking the quality and reliability of the information used to measure fair value, which enables the reader of the financial statements to assess the inputs used to develop those measurements. The fair value hierarchy consists of three tiers:

•	Level 1- defined as quoted market prices in active markets for identical assets or liabilities

•
Level 2-defined as inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, model-based valuation techniques for which all significant assumptions are observable in the market or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities and

•	Level 3- defined as unobservable inputs that are not corroborated by market data.
Cash and cash equivalents, restricted cash, net accounts receivable, income tax refund receivable and accounts payable represent financial instruments for which the carrying amount approximates fair value, as they are short- term in nature. These instruments are accordingly excluded from the disclosures below.
Some of the Company’s business combinations involve consideration transferred and potential for the payment of future contingent consideration upon the achievement of future milestones or various other performance conditions. The contingent consideration liabilities have estimated fair values based on discounted or undiscounted future cash flow estimates obtained from the Company’s management. The fair value of the contingent consideration is remeasured at the estimated fair value at each reporting period with the change in fair value recognized as a component of “other income or expense” in the Consolidated Statements of Operations for the respective period.
The Company measures the initial liability and remeasures the liability on a recurring basis using Level 3 inputs as defined under ASC 820,
Fair Value Measurement and Disclosures
. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period. The fair value is determined using a discounted cash flow model applied to projected net sales, using projected payment dates. Projected net sales are based on the Company’s internal projections, analysis and the sales potential. Increases or decreases in any valuation inputs, in isolation, may result in a significantly lower or higher fair value measurement in the future.
The Company recorded a $13.5 million gain on a contingent liability settlement during the three months ended March 31, 2020 related to contingent consideration payable on the acquisition of CBx, which closed in

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

November of 2018. The payout was originally valued at $16.0 million gross, with a discounted carrying value of $15.1 million, based on management’s estimates of achieving various options of earnout goals. Upon determination of the payout, the fair value of the liability was estimated to be $2.8 million and a gain of the fair value adjustment of $12.6 million was recognized. The remaining liability of $2.8 million was paid in shares during the six months ended June 30, 2020.
During the year ended December 31, 2020 and December 31, 2019, the Company issued 18,582,250 and 6,303,438 stock warrants, respectively. The stock warrants are accounted for as a warrant liability. The estimated fair value of the liability is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument. Increases or decreases in the fair value of the Company’s liability associated with the warrant liability are reflected as “fair value of liability adjustments” in the Consolidated Statements of Operations for the respective period.
The following assumptions were used to determine the fair value of the warrant liabilities using the Black- Scholes option-pricing model:

	December 31, 2020	December 31, 2019
Risk-free annual interest rate	2.15%	2.15%
Expected annual dividend yield	0%	0%
Expected stock price volatility	99%	79%
Remaining life	0.3 - 5.0 years	2.6 Years
The warrant liability is fair valued using a Black-Scholes model and methodologies and significant grant-date assumptions are disclosed in Note 17.
We estimate the fair value of our convertible debt carried at face value less unamortized discount and issuance costs on a quarterly basis for disclosure purposes. The estimated fair value of our convertible debt is determined by Level 2 inputs and is based on observable market data including prices for similar instruments.

	December 31, 2020		December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
Convertible Debt	94,110	18,913	79,357	27,978
The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2020:

	Level 1	Level 2	Level 3	Total
Financial Assets Corporate investments	—	—	$19,091	$19,091

Financial Assets Total	$—	$—	$19,091	$19,091

Financial Liabilities
Contingent consideration	—	—	17,985	17,985
Warrant liability	—	—	20,908	20,908

Financial Liabilities Total	$—	$—	$38,893	$38,893

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2019:

	Level 1	Level 2	Level 3	Total
Financial Liabilities
Contingent consideration	—	—	30,013	30,013
Warrant liability	—	—	5,516	5,516

Financial Liabilities Total	$—	$—	$35,529	$35,529

The following table depicts the level in the fair value hierarchy of inputs used to estimate the fair value of liabilities measured on a recurring basis as of December 31, 2020:
Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Warrant Liability	Contingent Consideration	Acquisition Consideration (1)
Balance at January 1, 2020	$5,516	$30,013	$—
Total gains or losses for the period:
Included in earnings (or change in net assets)	5,294	4,831	—
Issuances	10,098	5,000	19,091
Settlements	—	(21,859)	—

Balance at December 31, 2020	$20,908	$17,985	$19,091

(1)	The consideration was in the form of private entity securities.
The following table depicts the level in the fair value hierarchy of inputs used to estimate the fair value of liabilities measured on a recurring basis as of December 31, 2019:
Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Warrant Liability	Contingent Consideration
Balance at January 1, 2019	$—	$29,710
Total gains or losses for the period:
Included in earnings (or change in net assets)	(5,972)	(3,847)
Purchases	—	4,150
Issuances	11,488	—
Settlements	—	—

Balance at December 31, 2019	$5,516	$30,013

20.	COMMITMENTS AND CONTINGENCIES
Regulatory Environment
The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits or licenses that

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation as of December 31, 2020, marijuana regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.
Contingencies
Claims & Legal Proceedings
From time to time, the Company may be involved in legal proceedings, including litigation or regulatory proceedings relating to claims arising out of operations in the normal course of business. In accordance with the current accounting standards for loss contingencies under Accounting Standard Codification Topic 450, we establish reserves for litigation-related matters that arise from the ordinary course of our business activities when it is probable that a loss associated with a claim or proceeding has been incurred and the amount of the loss can be reasonably estimated. Litigation claims and proceedings of all types are subject to many uncertain factors that generally cannot be predicted with assurance. By their nature, the amount of the contingency and the timing of a contingent event and any resulting accounting recognition are subject to our judgment of such events and our estimates of the amounts. Below we provide a description of potentially material legal proceedings and claims.
Interurban Capital Group, Inc.
The Company acquired Interurban Capital Group, Inc. (“ICG”) via a merger agreement on March 10, 2020. On April 3, 2020, the Company filed a Notice of Intention to Arbitrate before the Judicial Dispute Resolution, LLC in Seattle, Washington against Boyden Investment Group, LLC; Tierra Real Estate Group, LLC; Have A Heart Compassion Care, Inc.; Phat Sacks Corp.; Green Outfitters, LLC (collectively, the “Washington Entities”) and Ryan Kunkel (“Kunkel”, together with the Washington Entities, the “Respondents”) to compel mandatory arbitration for breach of contract, engaging in unfair or deceptive acts or practices in the conduct of the Respondents trade or commerce and affects the public interest, tortious interference with contractual relationships, and awards of damages, treble damages, and fees and costs (the “Arbitration”). Ryan Kunkel (“Kunkel”) is a former officer, director and shareholder of ICG and manager and equity holder in the Washington Entities. The Arbitration relates to Amended and Restated Services Agreements entered into between ICG and the Washington Entities pursuant to which they agreed to pay ICG fees for services it provides to them (the “Service Agreements”). On April 2, 2020, the Respondents filed a motion for temporary restraining order in the Superior Court for the State of Washington, in and for the County of King, seeking access to certain records and accounts related to the operation of the Washington Entities’ business (the “TRO Action”). On April 7, 2020, the court denied the motion in the TRO Action and found, among other things, that the Retailers failed to show (i) they were likely to prevail on their claim that ICG breached the Service Agreements, (ii) a clear legal or equitable right to the relief sought, (iii) an invasion of their rights, and (iv) they would suffer an actual and substantial injury (the “TRO Order”). On April 8, 2020, the Respondents filed a motion for dismissal of the TRO Action and the case has been dismissed. In a separate lawsuit, ICG filed a petition for provisional remedies in aid of arbitration against each of the Washington Entities seeking prejudgment writs of attachment as a result of the Respondents’ conduct related to the termination of the Service Agreements (the “Provisional Remedies Action”). The Receiver Action and the Provisional Remedies Action have since been consolidated before the superior court. On June 3, 2020 the arbitrator granted ICG’s motion to voluntarily dismiss Mr. Kunkel from the Arbitration. On June 12, 2020, the arbitrator denied ICG’s motions to appoint a Custodial Receiver and for prejudgment writs of attachment and the Washington Retailer’s motion to turn over records and accounts and to prohibit ICG from interfering in the Washington Entities’ Operations or Accessing Records and Accounts (collectively, the “June 12 Orders”). On April 17, 2020, the Washington Entities filed a Motion for Summary

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

Judgment alleging that the Service Agreements were improperly assigned after the Washington Entities terminated them. On October 20, 2020 the Washington Entities filed a Motion to Continue Evidentiary Hearing Date. On November 2, 2020, the arbitrator entered an order continuing the evidentiary hearing to February 1, 2021.
On May 28, 2020, ICG filed a complaint in the King County Superior Court against the Respondents and other members of the Washington Entities and their wives alleging a breach of the Washington Entities Options by Kunkel, Charles Boyden, Todd Shirley, Joshua Iszley and James Duvall (collectively, the “Washington Entities Sellers”) who are the selling parties to the Washington Entities Options (the “Washington Options Litigation”). The complaint filed in the Washington Options Litigation alleges breach of contract, engaging in unfair or deceptive acts or practices in the conduct of the Washington Entities Sellers and the Washington Entities trade or commerce and affects the public interest, civil conspiracy, tortious interference with contractual relationships, fraud and awards of damages, treble damages, and fees and costs. The Washington Entities Sellers filed a Motion for Partial Summary Judgment and to Stay Case Pending the Outcome at Arbitration (the “Summary Judgment/ Stay Motion”). The court dismissed the complaint against the Washington Entities with prejudice and stayed the action against the Washington Entities Sellers pending the outcome of the Arbitration.
On November 9, 2020, Boyden Investment Group, LLC; Tierra Real Estate Group, LLC; Have A Heart Compassion Care, Inc.; Phat Sacks Corp.; Green Outfitters, LLC (collectively, the “Washington Entities” and certain of its owners (collectively, the “Washington Entity Owners”) and one of our wholly owned, indirect subsidiaries entered into a binding Settlement Agreement (the “Washington Settlement Agreement”). Pursuant to the terms of the Washington Settlement Agreement, the parties agreed to, among other things, settle the previously disclosed arbitration and state court litigation related to the termination of certain service agreements between us and the Washington Entities (the “Service Agreements”) and our options to acquire the Washington Entities and enter into definitive agreements setting forth the terms of the settlement which were executed as of December 31, 2020. As consideration for entering into the Washington Settlement Agreement, the Washington Entity Owners cancelled 42,378.4 Multiple Voting Shares (4,237,840 Subordinate Voting Shares on an as-converted basis) we issued to the Washington Entity Owners in connection with the ICG Merger and the Washington Entities issuance to us of a $12.0 million principal amount secured promissory note. The secured promissory note bears interest at the rate of 7.5% per annum with principal and interest payable monthly until maturity five years after the date of issuance. The parties signed such definitive agreements on December 31, 2020, resulting in the cancellation of 42,378.4 Multiple Voting Shares on December 31, 2020, and the execution of a $12.0 million promissory note in our favor, with such promissory note and other agreements securing the secured promissory note being held in escrow pending regulatory approval. Such agreements remain subject to regulatory approval by the Washington State Liquor and Cannabis Board.
Devine Holdings, Inc.
On March 25, 2020, the Company filed a complaint in the Superior Court of the State of Arizona, in and for the County of Maricopa (Case No. CV2020-003986) against Devine Holdings, Inc. and certain of its affiliates and related parties (the “Devine Parties”) to compel mandatory arbitration for breach of contract and breach of the implied covenant of good faith and fair dealing claims, and the remedies of appointment of a receiver, specific performance, disgorgement and awards of attorney’s fees, forum fees and costs. The Devine Lawsuit relates to a binding agreement entered into among the Company and the Devine Parties on February 12, 2019, as supplemented by August 15, 2019 Closing Agreement documentation, pursuant to which Devine Hunter, Inc. agreed to sell to Harvest six cannabis license-holding entities in Arizona. On September 8, 2020, the Devine Parties filed a counterclaim against the Company seeking specific performance of a merger agreement and closing agreement they claim existed among the Devine Parties and the Company.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

On October 30, 2020, the Company settled the Devine Lawsuit whereby the Company acquired from Devine Holdings three vertical medical cannabis licenses in Arizona and a right of first refusal to acquire four additional vertical medical cannabis licenses in Arizona. The purchase price for the acquisition was for consideration which includes the repayment by Devine Holdings of an outstanding $10.5 million receivable owed to Harvest concurrently with the license acquisition.
Falcon International, Inc.
On January 6, 2020, the Company terminated the Agreement and Plan of Merger and Reorganization entered into among the Company, Harvest California Acquisition Corp., Falcon International Corp. and its shareholders dated February 14, 2019, as amended (the “Falcon Merger Agreement”). The Falcon Merger Agreement was terminated as a result of defaults by Falcon and its shareholders incapable of being cured, and other improper conduct of Falcon and its principal officers and directors, James Kunevicius and Edlin Kim. On January 6, 2020, the Company also filed suit in the U.S. District Court for the District of Arizona (Case No. 2:20-cv-00035-DLR) (the “Falcon Lawsuit”), which identified the grounds for termination and sought a court order compelling Falcon and its shareholders to arbitrate the Company’s claims. On February 7, 2020, an Amended Complaint was filed as a matter of course, providing greater specificity after certain defendants filed a motion to dismiss. On February 26, 2020, Falcon, its subsidiaries, and its founders all stipulated to the relief sought by the Amended Complaint, to refer the matter to binding, private arbitration before the American Arbitration Association (“AAA”).
On March 6, 2020, the Court ordered the parties to the stipulation to binding, private arbitration of the matter before the AAA. The remedies the Company seeks in the AAA arbitration include rescission and/or termination of the Falcon Merger Agreement, all agreements entered into in connection with the Falcon Merger Agreement and the Control Person Transaction discussed below, an award of restitutionary damages from Falcon and its shareholders including repayment of funds advanced pursuant to promissory notes issued by Falcon and its subsidiaries in connection with the Falcon Merger Agreement, appointment of a receiver for Falcon and an award of attorneys’ fees, arbitration forum fees and costs. Remedies sought by the Company in arbitration also include rescission and/or termination remedies concerning the Control Person Transaction referenced in that certain Membership Interest Purchase Agreement entered into among James Kunevicius and Edlin Kim (collectively, the “Selling Owners”), Elemental Concepts, LLC and Compass Point, LLC (the “Sellers”) and Harvest of California, LLC (a wholly owned subsidiary of the “Company”) dated June 7, 2019 (the “MIPA”). Pursuant to the terms of the MIPA, the Company purchased 100% of the membership interests in two entities that hold commercial cannabis licenses in California (the “Purchased Interests”) for a purchase price of $4.1 million (the “Purchase Price”). These remedies include seeking an order which would effectively require the equivalent of the Selling Owners and the Sellers being required to repurchase from the Company all of the Purchased Interests for an amount equal to the Purchase Price as provided for in the MIPA.
On July 2, 2020, Falcon and two of its shareholders filed a counterclaim against the Company in the AAA arbitration proceeding. The counterclaim alleges that the Company breached the Falcon Merger Agreement, breached an implied covenant of good faith and fair dealing and intentionally interfered with Falcon’s prospective business relations and seeks monetary damages of $50.0 million pursuant to the Falcon Merger Agreement. On March 13, 2021, the parties entered into a binding settlement agreement, resulting in a final dismissal of all litigation and arbitration between them arising out of the 2019 merger agreement. In accordance with the settlement terms, Harvest owns a 10% equity interest in Falcon. Each share comes with a 10-year warrant entitling Harvest to purchase two (2) common shares of Falcon at an exercise price of US$1.91, subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar corporate events.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

AGRiMED Industries of PA, LLC
The Company is appealing the Commonwealth of Pennsylvania Department of Health (“PDOH”), June 2019 denial of the renewal of a grower/processor permit issued to AGRiMED Industries of PA, LLC (“AGRiMED”) which the Company acquired through a Membership Interest Purchase Agreement on May 20, 2019. On August 28, 2019, AGRiMED filed a timely Notice of Appeal with the PDOH Docket No. 19-068 GP on the grounds that, among other things, the PDOH is equitably estopped and abused its discretion in refusing to renew AGRiMED’s permit, given AGRiMED’s recent change in ownership, the PDOH’s awareness of that change, and the limited scope of AGRiMED’s operations at the time of the non-renewal, of which the PDOH was similarly aware. Further, AGRiMED asserted that the PDOH had failed to provide AGRiMED with an opportunity to respond to or otherwise cure or correct any alleged violations identified by the PDOH. Although the Company is appealing the PDOH’s denial of the renewal of the grower/processor permit, it cannot predict its outcome. Furthermore, resolution of this matter is subject to inherent uncertainties, and an unfavorable result could occur. An unfavorable result could include the permanent loss of AGRiMED’s grower/processor permit in Pennsylvania. If an unfavorable result were to occur, such a result is not reasonably expected to have a material effect on the results of the Company’s consolidated operations.
The AGRiMED permit is simultaneously subject to litigation from a third-party seeking revocation of the permit. The possible revocation is related to an administrative challenge filed by Bay LLC, which was the next highest scoring applicant when AGRiMED was awarded a permit. Bay LLC’s objection to the award of the AGRiMED permit is due to the fact that one of AGRiMED’s principals (pre-Harvest’s MIPA to operate the permit) failed to disclose a criminal conviction on the AGRiMED application. On November 9, 2020, the PDOH Deputy Secretary ruled that the AGRiMED permit should not be revoked based upon an equitable estoppel theory. On December 3, 2020 Bay LLC filed a Petition for Review of the November 9, 2020 PDOH determination in the Pennsylvania Commonwealth Court. Briefing of that appeal is expected to be complete in May 2021.
Rainbow Lease and Real Estate Litigation
On June 4, 2020, Rainbow HAH Council Bluffs LLC, Rainbow HAH Santa Cruz LLC, Rainbow HAH Coalinga LLC and Rainbow Realty Group LLC (collectively, the “Plaintiffs”) filed a complaint in the Supreme Court of the State of New York, County of Nassau (Index No.: 605323/2020) against the Company and certain of its subsidiaries and certain of its current officers and directors, including Scott Atkison (the “Harvest Defendants”), ICG and certain of its subsidiaries, Hightimes Holding Corp. and one of its subsidiaries, Ryan Kunkel (“Kunkel”) and James Dennedy (“Dennedy”). Mr. Atkison is a former shareholder and director of ICG and is a party to the ICG Merger Agreement and as result thereof, he, along with other former ICG shareholders including Daniel Reiner, a shareholder of the Company the beneficial owner of greater than 5% of our equity securities, may have indemnification obligations to the Company. On September 24, 2020, the Plaintiffs filed an amended complaint (the “Amended Rainbow Complaint”). The Amended Rainbow Complaint alleges, among other things, that the Plaintiffs were fraudulently induced by Kunkel and Dennedy and aided and abetted by the Harvest Defendants into paying $3.5 million to purchase three cannabis dispensaries that were leased by Have a Heart branded dispensaries in Council Bluffs, Iowa, Coalinga, California and Santa Cruz, California (the “Gerra Properties”). The properties were sold to the Plaintiffs by Gerra Capital Management which was owned and controlled by certain former ICG directors and shareholders which included Kunkel and Dennedy. The Amended Rainbow Complaint alleges breach of lease, breach of guaranty, breach of the implied covenant of good faith and fair dealing, fraud in the inducement, conspiracy to commit fraud, aiding and abetting fraud, violations of debtor creditor law and piercing the corporate veil (the “Rainbow Litigation”).

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

The Rainbow Litigation is in the pleading stage of litigation. In December 2020, the case transferred to the Commercial Division of the Supreme Court of the State of New York, County of New York (Index No.: 452625/2020). According to a stipulation between the parties, the Harvest Defendants must respond to the Amended Rainbow Complaint by April 5, 2021. No discovery has commenced. The Harvest Defendants intend to vigorously defend themselves and believe that the allegations against them lack merit. The Company is evaluating potential claims against the former stockholders of ICG pursuant to the ICG Merger Agreement, Kunkel, Dennedy and the other owners of Gerra Properties, some of whom are former ICG directors and shareholders.
Litigation Assessment
The Company has evaluated its claims and the foregoing matters to assess the likelihood of any unfavorable outcome and to estimate, if possible, the amount of potential loss as it relates to the litigation discussed above. Based on this assessment and estimate, which includes an understanding of the Company’s intention to vigorously prosecute its claims, the Company believes that any defenses of any of the counterparties lack merit, and the likelihood of any recoveries by any of the counterparties against the Company appears remote. This assessment and estimate is based on the information available to management as of the date of these financial statements and involves a significant amount of management judgment, including the inherent difficulty associated with assessing litigation matters in their early stages. As a result, the actual outcome or loss may differ materially from those envisioned by the current assessment and estimate. Our failure to successfully prosecute or settle these claims could have a material adverse effect on our financial condition, revenue and profitability and could cause the market value of our subordinate voting shares to decline.

21.	RELATED PARTY TRANSACTIONS
Related Party Notes Receivable
Included in notes receivable are the following amounts due from related parties:

	December 31,	December 31,
	2020	2019
Secured promissory notes dated February 2020 (1)	$6,471	$—
Secured revolving notes dated December 2018 through January 2019 (2)	3,581	3,581

Total due from related party (current portion notes receivable)	$10,052	$3,581

(1)
Secured promissory note dated February 2020 in the principal amount of $5.0 million with maturity date of 18 months after the date that Harvest of Ohio, LLC has received all three certificates of operation to commence medical marijuana dispensary operations in the Ohio; principal is due at maturity. Interest rate of 6% per annum, due at maturity. The secured note of $5.0 million is due from Harvest of Ohio LLC, an Ohio limited liability company owned 49% by Steven M. White, the Chief Executive Officer of the Company and an entity in which the Company has an investment interest. The Company accounts for the investment interest under the equity method. During the year ended December 31, 2020, interest income was $0.3 million.

(2)	Secured revolving notes dated December 2018 through January 2019 in the aggregate principal amount of $3.6 million which are due from AINA We Would LLC, the borrower, of which Harvest owns a 25%

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

interest. The notes mature between December 2019 and February 2020 and the principal is due at maturity. The secured revolving notes which mature between December 2019 and February 2020 are currently in default. The Company is negotiating a settlement agreement with the debtor and, at this time, expects to receive the full principal balance. The secured revolving notes have interest rates of 8.25 – 8.5% per annum with interest payments due monthly. AINA We Would LLC can draw up to $30.0 million, with each advance subject to the approval of AINA We Would LLC and the Company in their sole discretion. During the years ended December 31, 2020 and 2019, interest income was $0.1 million and $0.3 million, respectively.
Related Party Leases
Included in the Consolidated Balance Sheets are the following amounts recorded for leases with related parties:

	December 31,	December 31,
	2020	2019
Right-of-use assets for operating leases, net	$5,621	$6,321
Operating lease liability, current portion	(135)	(428)
Operating lease liability, net of current portion	(5,595)	(5,533)
AZRE2, LLC owns a building located at 300 East Cherry Street, Cottonwood, Arizona 86326, which it leases to Harvest to use as a cultivation facility. The lease commenced on August 1, 2019 for a 15 year term and rent payments were approximately $0.5 million and $0.2 million, respectively, for the years ended December 31, 2020 and 2019. The Company incurred rent expense of $0.6 million and $0.2 million, respectively, in relation to this lease for the years ended December 31, 2020 and 2019. Jason Vedadi, the former Chairman of the Board of Harvest, is the sole owner of AZRE2, LLC. $1.4 million is due to Karma Capital, LLC, an entity wholly owned by Mr. Vedadi, to pay back the loan given to purchase the Cottonwood property.
Karma Capital, LLC owns a building located at 2726-2734 E. Grant Road Tucson, Arizona 85716, which it leases to Harvest to use as a dispensary. The lease commenced on July 1, 2017 for a 15 year term and rent payments were approximately $0.1 million for both the years ended December 31, 2020 and 2019. The Company incurred rent expense of $0.2 million in relation to this lease for both the years ended December 31, 2020 and 2019. Mr. Vedadi, the former Chairman of the Board of Harvest, is the sole owner of Karma Capital, LLC. Karma Capital, LLC has received approximately $0.4 million in rental income since July 2017.
Earbuds, LLC owns a building located at 4370 Tonawanda Trail Beaver Creek, Ohio 45430, which it leases to Harvest to use as a dispensary. The lease commenced on April 1, 2020 for a 15 year term and rent payments were less than $0.1 million for the year ended December 31, 2020. There was also an additional fee paid of approximately $0.1 million provided to the landlord for previous costs incurred to purchase the building. The Company incurred rent expense of less than $0.1 million in relation to this lease for the year ended December 31, 2020. Each of Mr. Vedadi, the former Chairman of the Board of Harvest, Joseph Sai, Harvest’s Chief of Staff and Howard Hintz, Harvest’s former Director of Contracts, are partners of Earbuds, LLC. Each of the three partners of Earbuds, LLC are entitled to an equal distribution share of the accrued rental income. $0.4 million is due to SMRE LLC (an entity owned by Mr. Sai), Things Change LLC (an entity owned by Mr. Hintz) and TJV-168 LLC (an entity owned by Mr. Vedadi) to pay back the loan given to purchase the Beaver Creek, OH property. Each partner loaned $0.1 to Earbuds, LLC to acquire the property.

HARVEST HEALTH & RECREATION INC.
Notes to the Consolidated Financial Statements
(Amounts expressed in thousands of United States dollars unless otherwise stated)

22.	Subsequent Events
Sale Leaseback Transaction
On January 25, 2021, the Company sold an industrial cultivation property totaling approximately 292,000 square feet for $23.8 million. Concurrent with the sale, the Company leased the property back under a 20 year lease with two 5-year extension options. The lease includes a $10.8 million tenant improvement allowance to reimburse the Company for costs incurred to improve the property.
Related Party Note Receivable
In February 2021, the Company issued $3.0 million to Harvest of Ohio, LLC in exchange for a $3.0 million secured promissory note. The note has a maturity date that is 30 months after the date that Harvest of Ohio, LLC has received all three certificates of operation to commence medical marijuana dispensary operations in the State of Ohio; principal is due at maturity. The note has an interest rate of 17% per annum, due at maturity. Harvest of Ohio LLC, an Ohio limited liability company, is owned 49% by Steven M. White, the Chief Executive Officer of the Company and an entity in which the Company has an investment interest.
Falcon International, Inc. Litigation Settlement
On March 13, 2021, the Company settled the Falcon Lawsuit whereby the Company received 10% equity ownership in Falcon and each share received came with a 10-year warrant to acquire two common shares of Falcon at an exercise price of $1.91 per warrant. In exchange, the Company settled the $50.0 million of notes receivable, including accrued interest receivable, due from Falcon. An estimate of the financial effect of this settlement to the Company cannot be made as of the date of filing this annual report.

74,733,058 Subordinate Voting Shares

PROSPECTUS

            , 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$281,066.79
Accountants’ fees and expenses	315,084.00
Legal fees and expenses	420,717.00
Printing expenses	8,904.00
Miscellaneous	24,228.21
Total expenses	$950,000.00

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.
We are subject to the provisions of Part 5, Division 5 of the
Business Corporations Act
(British Columbia).
Under Section 160 of the
Business Corporations Act
(British Columbia), we may, subject to Section 163 of the
Business Corporations Act
(British Columbia):

(a)	indemnify an individual who:

(i)	is or was a director or officer of our company,

(ii)	is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of our company; or (B) at our request, or

(iii)
at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)
“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the
Business Corporations Act
(British Columbia), and subject to Section 163 of the
Business Corporations Act
(British Columbia), we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.
Under Section 162 of the
Business Corporations Act
(British Columbia), and subject to Section 163 of the
Business Corporations Act
(British Columbia), we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the
Business Corporations Act
(British Columbia), the eligible party will repay the amounts advanced.
Under Section 163 of the
Business Corporations Act
(British Columbia), we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the
Business Corporations Act
(British Columbia), as the case may be, if any of the following circumstances apply:

(a)
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or Articles;

(b)
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or Articles;

(c)
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

(d)
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party under Section 160(a) of the
Business Corporations Act
(British Columbia) against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the
Business Corporations Act
(British Columbia), as the case may be, in respect of the proceeding.
Under Section 164 of the
Business Corporations Act
(British Columbia), and despite any other provision of Part 5, Division 5 of the
Business Corporations Act
(British Columbia) and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the
Business Corporations Act
(British Columbia), on application of our company or an eligible party, the court may do one or more of the following:

(a)	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d)	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Business Corporations Act (British Columbia); or

(e)	make any other order the court considers appropriate.
Section 165 of the
Business Corporations Act
(British Columbia) provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.
Pursuant to Article 20 of our articles relating to indemnification, subject to the
Business Corporations Act (British Columbia)
, we must indemnify an individual, whom our articles refer to as an “eligible party”, and such eligible party’s heirs and legal personal representatives, against all judgements, penalties or fines awarded or imposed in, or an amount paid in settlement of, a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of our company is or may be joined as a party, or is or may be liable in respect of a judgement, penalty or fine in, or expenses related to, the proceeding. Our articles define the term “eligible party” to mean an individual who (i) is or was a director or officer of our company, (ii) is or was a director or officer of another corporation, (A) at a time when that other corporation is or was an affiliate of our company or, (B) at the request of our company, or (iii) at the request of our company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity.
Subject to any restrictions in the
Business Corporations Act (British Columbia)
, our articles permit us to indemnify any person. Our articles also permit our company to purchase and maintain insurance against any liability incurred by an individual (or his or her heirs or personal legal representatives) who (i) is or was a director, officer, employee or agent of our company, (ii) is or was a director, officer, employee or agent of another corporation at a time when the other corporation is or was an affiliate of our company, (iii) at the request of our company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity, (iv) at the request of our company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, where such liability is or was incurred by such individual as such director, officer, employee or agent or person who holds or held such equivalent position.
We maintain policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and under which coverage is provided to us with respect to payments which we may make to such directors and officers pursuant to the above indemnification provisions or otherwise.

Item 15.	Recent Sales of Unregistered Securities.
In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:
(a) PCMV Acquisition
On October 1, 2020, we entered into an asset purchase agreement with Patient Centric of Martha’s Vineyard Ltd., or PCMV, pursuant to which we agreed to purchase certain assets of PCMV in exchange for 258,383 Subordinate Voting Shares. For purposes of our acquisition of the PCMV assets, the agreed upon value of our Subordinate Voting Shares was $18.38 per share. The Subordinate Voting Shares were issued to PCMV.
No underwriters were used in the foregoing transactions. These sales of securities were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder for transactions by an issuer not involving a public offering.
(b) Nature’s Remedy Acquisition
On December 1, 2020, we entered into an asset purchase agreement with Nature’s Remedy of Massachusetts, Inc., or Nature’s Remedy, and Sammartino Investments, LLC pursuant to which we agreed to purchase certain assets of Nature’s Remedy in exchange for $7.0 million in cash and 237,881 Subordinate Voting Shares. For purposes of our acquisition of the Nature’s Remedy assets, the agreed upon value of our Subordinate Voting Shares was $27.32 per share. The Subordinate Voting Shares were issued to Nature’s Remedy.

No underwriters were used in the foregoing transactions. These sales of securities were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder for transactions by an issuer not involving a public offering.
(c) Keystone Shops Acquisition
On April 2, 2021, we entered into an acquisition agreement pursuant to which we agreed to acquire 100% of the membership interests of Anna Holdings LLC and its wholly owned subsidiary, Chamounix Ventures, LLC, which we refer to collectively as Keystone Shops, in exchange for $20.0 million in cash and 1,009,336 Subordinate Voting Shares. For purposes of our acquisition of Keystone Shops, the agreed upon value of our Subordinate Voting Shares was $39.63 per share. The Subordinate Voting Shares were issued to the equity holder(s) of Keystone Shops.
No underwriters were used in the foregoing transactions. These sales of securities were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder for transactions by an issuer not involving a public offering.
(d) Solevo Wellness West Virginia Acquisition
On April 13, 2021, we entered into an acquisition agreement pursuant to which we agreed to acquire 100% of the membership interests of Solevo Wellness West Virginia LLC, in exchange for $150,000 in cash and 11,658 Subordinate Voting Shares. For purposes of our acquisition of Solevo Wellness West Virginia LLC, the agreed upon value of our Subordinate Voting Shares was $42.87 per share. The Subordinate Voting Shares were issued to the equity holder(s) of Solevo Wellness West Virginia LLC.
No underwriters were used in the foregoing transactions. These sales of securities were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder for transactions by an issuer not involving a public offering.
(e) Mountaineer Holdings Acquisition
On March 22, 2021, we entered into a membership interest purchase agreement to purchase all of the outstanding membership interests of Mountaineer Holding, LLC, in exchange for $3.0 million in cash and 60,342 Subordinate Voting Shares. For purposes of our acquisition of Mountaineer Holding, LLC, the agreed upon value of our Subordinate Voting Shares was $49.72 per share. The Subordinate Voting Shares were issued to the equity holder(s) of Mountaineer Holding, LLC.
No underwriters were used in the foregoing transactions. These sales of securities were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder for transactions by an issuer not involving a public offering.
(f) PurePenn and Solevo Wellness Acquisitions
On November 12, 2020 we issued an aggregate of 1,780,061 Subordinate Voting Shares in connection with our acquisition of PurePenn LLC and Pioneer Leasing & Consulting LLC, which we refer to collectively as PurePenn, and Keystone Relief Centers, LLC, which we refer to herein as Solevo Wellness. For purposes of our acquisition of PurePenn and Solevo Wellness, the agreed upon value of our Subordinate Voting Shares was $20.79 per share. The Subordinate Voting Shares were issued to the equity holders of PurePenn and Solevo Wellness.
No underwriters were used in the foregoing transactions. These sales of securities were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder for transactions by an issuer not involving a public offering.
(g) September 2020 Subordinate Voting Share Offering.
On September 21, 2020, the Company concluded the offering and sale of 4,715,000 Subordinate Voting Shares in exchange for an aggregate offering price of $18.66. The offering was conducted pursuant to the terms of an Amended and Restated Underwriting Agreement by and among the Company and Canaccord Genuity Corp., Beacon Securities Limited, Cormark Securities Inc., Echelon Wealth Partners Inc., and PI Financial Corp as underwriters. The underwriters received an aggregate underwriting commission of approximately $4.0 million in connection with the offering. After paying the underwriting commission, the Company received aggregate consideration of $84.0 million. The offering was exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act for the issuance of shares to persons outside of the United States. The U.S. offering was structured as follows: (i) a resale by the underwriters or their United States registered broker-dealer affiliates (the “U.S. Affiliate”) of the Subordinate Voting Shares purchased pursuant to the terms of the Underwriting Agreement pursuant to Rule 144A to qualified institutional buyers or (ii) a sale by the Company pursuant to Section 4(a)(2) of the Securities Act to purchasers arranged by the underwriters or their U.S. Affiliates that qualified as institutional accredited investors meeting one or more of the criteria in Rule 501(a)(1), (2), (3) or (7) of Regulation D and with whom the underwriters or their U.S. Affiliates had a pre-existing relationship.
The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemptions from the registration requirements of the Securities Act, as set forth above. All investors described above represented to us in connection with the issuance of the Subordinate Voting Shares that they were qualified institutional buyers or institutional accredited investors.
(h) June/November 2019 Unit Offering
The Company issued $70,000,000 aggregate principal amount of notes (the “June Notes”) on June 18, 2019 and $60,000,000 aggregate principal amount of notes (the “November Notes”) on November 7, 2019. The June Notes and the November Notes (collectively, the “2024 Notes”) form a single series, trade under the same CUSIP number and have the same terms as to status, redemption or otherwise. The 2024 Notes were issued pursuant to the terms and conditions of the note indenture (the “Note Indenture”) dated June 18, 2019, between the Company and Odyssey Trust Company, as trustee thereunder (in such capacity, the “Trustee”). The 2024 Notes bear interest at the rate of 9.75% per annum, payable semi-annually, in equal instalments, in arrears on June 18 and December 18 of each year, commencing on December 18, 2019. The 2024 Notes are irrevocably and unconditionally guaranteed by Trulieve US and will mature on June 18, 2024. The 2024 Notes rank senior in right of payment to all existing and future subordinated indebtedness of the Company (as such term is defined in the Note Indenture). The 2024 Notes are subordinated in right of payment only to any indebtedness that ranks senior to the 2024 Notes by operation of law.
The Company issued an aggregate of 1,470,000 Subordinate Voting Share purchase warrants of the Company (the “June Warrants”) on June 18, 2019 and an aggregate of 1,560,000 Subordinate Voting Share purchase warrants (the “November Warrants” and together with the June Warrants, the “Note Warrants”) on November 7, 2019. The November Warrants form of single class with, trade under the same CUSIP number as, and have the same terms as the June Warrants. The Note Warrants are governed by a warrant indenture dated June 18, 2019, as supplemented pursuant to a supplement dated November 7, 2019 (collectively, the “Warrant Indenture”) between the Company and Odyssey Trust Company, as warrant agent thereunder (in such capacity, the “Warrant Agent”). Each Warrant entitles the holder thereof to purchase one Subordinate Voting Share of the Company at an exercise price of C$17.25 per share at any time prior to 5:00 p.m. (Vancouver time) on June 18, 2022, subject to adjustment in certain events.
The transaction was structured as an offering of units (the “Units”) of the Company in the United States, with each Unit comprised of one $1,000 aggregate principal amount of 9.75% senior secured notes due 2024 of the Company and 26 Subordinate Voting Share purchase warrants of the Company, to, or for the account or benefit of, persons in the “United States”, as such term is defined in Regulation S under the Securities Act, and “U.S. persons,” as such term is defined in Regulation S, in transactions exempt from registration under the U.S. Securities Act. The Company’s aggregate offering price for the Units was $127.4 million. No underwriters were involved in the foregoing issuance, but Canaccord acted as placement agent and received an aggregate fee of $3.9 million in connection with the offering. Accordingly, the Company received net consideration of $123.5 million after payment of such fee. The offering was exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act for the issuance of securities to persons outside of the United States. The Units were sold to qualified institutional buyers, as such term is defined in Rule 144A under the Securities Act, who were also “accredited investors” as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act, by Canaccord through its United States registered broker-dealer affiliate (the “U.S. Affiliate”), with sales made directly by the Company, in each case in compliance with Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D under the Securities Act.
The securities described in this section (b) of Item 15 were issued to investors in reliance upon the exemptions from the registration requirements of the Securities Act, as set forth above. All investors described above represented to us in connection with the issuance of the Subordinate Voting Shares that they were qualified institutional buyers or institutional accredited investors.
(i) The Transaction
On September 21, 2018, we completed the Transaction and acquired all of the securities of Trulieve US by way of a plan of merger. Pursuant to the Transaction, a wholly owned subsidiary of Trulieve Cannabis Corp. created to effect the Transaction merged with and into Trulieve US and Trulieve US became a wholly-owned subsidiary of Trulieve Cannabis Corp. In connection with the

Transaction, 10,927,500 issued and outstanding subscription receipts of Trulieve US were exchanged for 10,927,500 Subordinate Voting Shares of Trulieve Cannabis Corp. (3,573,450 of which Subordinate Voting Shares were immediately converted into 35,734.50 Multiple Voting Shares), 548,446 broker warrants of Trulieve US were exchanged for 548,446 broker warrants to purchase Subordinate Voting Shares of Trulieve Cannabis Corp. at an exercise price of $6.00, and 8,784,872 compensation warrants of Trulieve US were exchanged for 8,784,872 compensation warrants to purchase Subordinate Voting Shares of Trulieve Cannabis Corp. at an exercise price of $6.00. In addition, we issued 134,368 Multiple Voting Shares and 852,466 Super Voting Shares in connection with the Transaction.
No underwriters were involved in the foregoing issuance. The securities described in this section (c) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and Rule 506(b) of Regulation D under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The offering was exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act for the issuance of securities to persons outside of the United States. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.
(j) Stock Option Grants and Exercises
Since September 21, 2018, we have issued to certain employees, directors and consultants options to purchase an aggregate of 1,579,270 Subordinate Voting Shares, of which, as of June 30, 2021, 18,394 had been net exercised, 104,230 had been forfeited, and 1,456,646 remained outstanding at a weighted average exercise price of $16.59 per share.
The stock options and the Subordinate Voting Shares issued and issuable upon the exercise of such options as described in this section (d) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16.	Exhibits and Financial Statement Schedules.
EXHIBIT INDEX

Exhibit No.	Description

2.1	Merger Agreement, dated September 11, 2018, by and between Schyan Exploration Inc./Exploration Schyan Inc., Schyan Sub, Inc., and Trulieve, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

2.2	Arrangement Agreement, dated May 10, 2021, between Trulieve Cannabis Corp. and Harvest Health & Recreation Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2021 (File No. 000-56248)).

3.1	Articles of Trulieve Cannabis Corp., as amended (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

4.1	Subordinate Voting Shares Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

4.2	Warrant to Purchase Subordinate Voting Shares of Trulieve Cannabis Corp., dated September 21, 2018, by and between Trulieve, Inc. and Kim Rivers (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

4.3	Warrant to Purchase Subordinate Voting Shares of Trulieve Cannabis Corp., dated September 21, 2018, by and between Trulieve, Inc. and George Hackney, Jr. (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

4.4	Amended and Restated Warrant to Purchase Subordinate Voting Shares of Trulieve Cannabis Corp., dated as of September 21, 2018, by and between Trulieve, Inc. and Craig Kirkland (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

4.5	Amended and Restated Warrant to Purchase Subordinate Voting Shares of Trulieve Cannabis Corp., dated as of September 21, 2018, by and between Trulieve, Inc. and the Jason B. Pernell Family Trust dated July 31, 2020 (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

4.6	Amended and Restated Warrant to Purchase Subordinate Voting Shares of Trulieve Cannabis Corp., dated as of September 21, 2018, by and between Trulieve Cannabis Corp. and Michael J. O’Donnell as Trustee of the Michael J. O’Donnell Revocable Trust (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

4.7	Trust Indenture, dated June 18, 2019, by and between Trulieve Cannabis Corp. and Odyssey Trust Company (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

4.8	Warrant Indenture, dated June 18, 2019, by and between Trulieve Cannabis Corp. and Odyssey Trust Company (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

Exhibit No.	Description

4.9	Supplemental Warrant Indenture, dated November 6, 2019, by and between Trulieve Cannabis Corp. and Odyssey Trust Company (incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

4.10	Supplemental Warrant Indenture, dated December 10, 2020, by and between Trulieve Cannabis Corp. and Odyssey Trust Company (incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

4.11	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.11 to the Company’s Annual Report on Form 10-K (File No. 000-56248))

5.1	Opinion of DLA Piper (Canada) LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.1‡	Schyan Exploration Inc. Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.2	Advisory Board Member Agreement, dated December 18, 2019, by and between Trulieve Cannabis Corp. and Tommy Millner (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.3	Advisory Board Member Agreement, dated December 18, 2019, by and between Trulieve Cannabis Corp. and Susan Thronson (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.4‡	Executive Employment Agreement, dated June 1, 2020 by and between Trulieve, Inc. and Alex D’Amico (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.5‡	Executive Employment Agreement, dated June 25, 2020, by and between Trulieve, Inc. and David Lummas (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.6‡	Employment Agreement, dated February 14, 2019, by and between Trulieve, Inc. and Eric Powers (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.7‡	Employment Agreement, dated March 5, 2019, by and between Trulieve, Inc. and Timothy Morey (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.8‡	Form of Director and Officer Indemnity Agreement, dated September 21, 2018, by and between Trulieve Cannabis Corp. and each of Kim Rivers, Thad Beshears, George Hackney, Richard S. May, Michael J. O’Donnell and Jason Pernell (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.9‡	Form of Share Distribution Agreement (Organized Trade), dated July 2020, by and between Trulieve Cannabis Corp. and F. Ashley May, Frederick B. May Family Irrevocable Trust – 2018, John B. May Family Irrevocable Trust 2018, Elizabeth Bailey May, Elizabeth S May, Frederick B. May, Peter T. Healy, John B. May Sr., Richard S. May, Susan E Thronson, Jason Pernell, Kim Rivers, Thomas L Millner and Shade Leaf Holdings, LLC (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.10‡	Share Distribution Agreement (Trading Plan), dated July 2020, by and between Trulieve Cannabis Corp. and Thad Beshears (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

Exhibit No.	Description

10.11	Lease Agreement between One More Wish, LLC and Trulieve, Inc., dated April 29, 2020 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.12	Lease Agreement between One More Wish II, LLC and Trulieve, Inc., dated August 2018 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.13	Loan and Security Agreement, by and between Traunch Four, LLC, and George Hackney, Inc., dated May 24, 2018 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.14	Promissory Note, dated May 24, 2018, by and between George Hackney, Inc., d/b/a Trulieve and Traunch Four, LLC, as amended by that certain First Amendment to Promissory Note dated as of December 31, 2019 (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.15	Consulting Agreement, dated April 21, 2020 between Dickinson & Associates, Inc., and Trulieve Holdings, Inc. (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.16	Coattail Agreement, dated September 21, 2018, by and among Trulieve Cannabis Corp., Odyssey Trust Company and holders of the Super Voting Shares (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.17	Share Conversion Agreement by and between Trulieve Cannabis Corp. and Kim Rivers (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.18	Agreement and Plan of Merger, dated September 16, 2020, by and among Pioneer Leasing and Consulting LLC, the members thereof, Raymond Boyer, as the representative of each seller thereunder, Trulieve PA Merger Sub 2 Inc. and Trulieve Cannabis Corp. (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.19	Registration Rights Agreement, dated November 12, 2020, by and among Trulieve Cannabis Corp., each of the shareholders set forth therein, and Raymond Boyer, as the representative of each of the shareholders set forth therein (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.20	Agreement and Plan of Merger, dated September 16, 2020, by and among PurePenn LLC, the members thereof, Trulieve Cannabis Corp. and Trulieve PA Merger Sub 1, Inc. (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.21	Registration Rights Agreement, dated November 12, 2020, by and among Trulieve Cannabis Corp., each of the shareholders set forth therein, and Gabriel A. Perlow, as the representative of each of the shareholders set forth therein (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.22	Membership Interest Purchase Agreement, dated September 16, 2020, by and among Keystone Relief Centers LLC, the sellers set forth therein, Dr. Robert Capretto, as the representative of each seller set forth therein, Trulieve PA LLC and Trulieve Cannabis Corp. (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.23	Asset Purchase Agreement, dated October 1, 2020, by and between Life Essence, Inc. and Patient Centric of Martha’s Vineyard Ltd. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

Exhibit No.	Description

10.24	Asset Purchase Agreement, dated December 1, 2020, by and among Life Essence, Inc. Trulieve Cannabis Corp., Sammartino Investments, LLC, Natures’s Remedy of Massachusetts, Inc. and John Brady (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.25	Promissory Note, dated May 24, 2018, by and between George Hackney, Inc., d/b/a Trulieve and Kim Rivers, as amended by that certain First Amendment to Promissory Note dated as of December 31, 2019 (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

10.26.	Second Amendment to Promissory Note, dated May 3, 2021, by and between George Hackney, Inc. d/b/a Trulieve and Kim Rivers (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2021 (File No. 000-56248)).

10.27	Second Amendment to Promissory Note, dated May 3, 2021, by and between George Hackney, Inc. d/b/a Trulieve and Traunch Four, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2021 (File No. 000-56248)).

10.28*	Registration Rights Agreement dated as of July 7, 2021 by and between the Company, each of the Investors party thereto and Michael J. Badey, as the representative of each Investor

10.29	Form of Voting Support and Lock-Up Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2021 (File No. 000-56248))

10.30	Form of Voting Support Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2021 (File No. 000-56248))

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

23.1*	Consent of MNP LLP

23.2*	Consent of Haynie & Company

23.3	Consent of DLA Piper (Canada) LLP (incorporated by reference to Exhibit 23.2 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-1 (File No. 333-252052))

24.2*	Power of Attorney (Giannella Alvarez)

24.3*	Power of Attorney (Jane Morreau)

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL)

‡	Management contract or compensatory plan or arrangement.
*	Filed herewith.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: Paragraphs (a)(i), (a)(ii), and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, The State of Florida, on the 14th day of September, 2021.

TRULIEVE CANNABIS CORP.

By:	/s/ Kim Rivers
Kim Rivers
President and Chief Executive Officer
In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kim Rivers Kim Rivers	Director, President and Chief Executive Officer (Principal Executive Officer)	September 14, 2021

/s/ Alex D’Amico Alex D’Amico	Chief Financial Officer (Principal Financial and Accounting Officer)	September 14, 2021

* Giannella Alvarez	Director	September 14, 2021

* Thad Beshears	Director	September 14, 2021

* Peter Healy	Director	September 14, 2021

* Richard May	Director	September 14, 2021

* Thomas Millner	Director	September 14, 2021

Signature	Title	Date

* Jane Morreau	Director	September 14, 2021

* Susan Thronson	Director	September 14, 2021

* By:	/s/ Eric Powers
Eric Powers
Attorney-in-fact